AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2014

REGISTRATION NO. 333-197826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pyramid Oil Company

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	94-0787340 (I.R.S. Employer Identification Number)

2008 – 21st Street P.O. Box 832 Bakersfield, California 93302 (661) 325-1000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael D. Herman

Interim President and Chief Executive Officer

Pyramid Oil Company

2008 – 21st Street

P.O. Box 832

Bakersfield, California 93302

(661) 325-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Marc L. Brown, Esq. TroyGould PC 1801 Century Park East Suite 1600 Los Angeles, California 90067 (310) 553-4441	Sam L. Banks Chairman and Chief Executive Officer Yuma Energy, Inc. 1177 West Loop South, Suite 1825 Houston, Texas 77027 (713) 968-7000	Reid A. Godbolt, Esq. Jones & Keller, P.C. 1999 Broadway Suite 3150 Denver, Colorado 80202 (303) 573-1600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Pyramid Oil Company may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2014

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Yuma Energy, Inc., which we refer to as Yuma, and Pyramid Oil Company, which we refer to as Pyramid, have entered into an amended and restated agreement and plan of merger and reorganization dated as of August 1, 2014, as it may be amended from time to time, which we refer to as the merger agreement, and which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the merger agreement, Pyramid Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Pyramid, referred to herein as “Merger Subsidiary,” shall be merged with and into Yuma in accordance with the Delaware General Corporation Law, which we refer to as the DGCL. Upon the merger, the separate corporate existence of Merger Subsidiary shall cease and Yuma shall continue as the surviving corporation under Delaware law and as a wholly owned subsidiary of Pyramid. Pyramid’s name will be changed to Yuma Energy, Inc. as part of the merger. The obligations of Pyramid and Yuma to effect the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed pursuant to the merger agreement, Yuma stockholders will receive an aggregate of 66,336,701 shares of Pyramid common stock, which we collectively refer to as the merger consideration, for all shares of Yuma common stock and preferred stock (on an as converted to common stock basis) held immediately prior to the effective time. The merger consideration is fixed and will not be adjusted to reflect changes in the stock price of Pyramid common stock. The dollar value of this Pyramid common stock will change depending on fluctuations in the market price and will not be known at the time Yuma stockholders vote on the merger.

In connection with the proposed transaction, Pyramid and Yuma will each hold a special meeting of their respective stockholders. At Pyramid’s special meeting, Pyramid stockholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement; (ii) the proposals related to certain amendments to the Pyramid restated articles of incorporation; (iv) a proposal to approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan; and (v) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

At Yuma’s special meeting, Yuma stockholders will be asked to vote on (a) a proposal to approve and adopt the merger agreement; and (b) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement. Based on 57,493 shares of Yuma common stock (including Yuma restricted stock awards), 16,531 shares of Yuma Series A preferred stock and 20,192 shares of Yuma Series B preferred stock that are expected to be outstanding and exchanged in the merger, holders of Yuma common stock would receive approximately 43,484,014 shares of Pyramid common stock (plus cash in lieu of any fractional shares), holders of Yuma Series A preferred stock would receive approximately 15,091,925 shares of Pyramid common stock (plus cash in lieu of any fractional shares), and holders of Yuma Series B preferred stock would receive approximately 7,760,762 shares of Pyramid common stock (plus cash in lieu of any fractional shares), subject to a downward adjustment as described in the merger agreement and further described herein, for shares of Yuma common stock, Yuma Series A preferred stock or Yuma Series B preferred stock, respectively, they own.

Additionally, the pro rata portion of the merger consideration to be received is dependent upon the number of shares of Yuma common stock and preferred stock issued and outstanding immediately prior to the effective time of the merger and whether the downward adjustment to the merger consideration provided in the merger agreement occurs for dissenting shares. Consequently, the exact number of shares of Pyramid common stock to be received as a result of the merger by holders of Yuma common stock and preferred stock will not be known at the time Yuma stockholders vote on the merger agreement.

The board of directors of Pyramid unanimously: (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Pyramid and its stockholders; (ii) has approved the merger agreement and the other transactions contemplated thereby; (iii) has approved the amendments to the Pyramid restated articles of incorporation; (iv) recommends that the stockholders of Pyramid vote “FOR” the proposal to approve and adopt the merger agreement and the actions contemplated thereby; (v) recommends that the stockholders of Pyramid vote “FOR” the proposals related to the restated articles of incorporation of Pyramid; (vi) recommends that the stockholders of Pyramid vote “FOR” the proposal to approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan; and (vii) recommends that the stockholders of Pyramid vote “FOR” any proposal to authorize the Pyramid board of directors, in its discretion, to adjourn the special meeting. Approval and adoption of the merger agreement and approval of the proposals related to the restated articles of incorporation of Pyramid each requires the affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock. Approval and adoption of the Pyramid Oil Company 2014 Long-Term Incentive Plan and approval of the proposal to authorize Pyramid’s board of directors to adjourn the special meeting each requires the affirmative vote of a majority of the shares represented and voting in person or by proxy at the Pyramid special meeting. Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to the restated articles of incorporation of Pyramid are not all approved, then none will be deemed to have been approved.

The board of directors of Yuma unanimously: (a) has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Yuma and its stockholders; (b) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; (c) has directed that the merger agreement be submitted to a vote of the Yuma stockholders at the Yuma special meeting; (d) recommends that the stockholders of Yuma vote “FOR” the proposal to approve and adopt the merger agreement, and (e) recommends that the stockholders of Yuma vote “FOR” any proposal to authorize Yuma’s board of directors, in its discretion, to adjourn the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Yuma common stock and at least two-thirds or 66⅔% of the shares of Yuma preferred stock voting together as a separate class, issued and outstanding and entitled to vote at the Yuma special meeting. The affirmative vote of a majority of the votes cast by holders of common stock and preferred stock at the Yuma special meeting is required to approve any proposal to adjourn the Yuma special meeting.

Your vote is important. The merger cannot be completed unless Yuma stockholders approve and adopt the merger agreement and Pyramid stockholders approve and adopt the merger agreement and approve the proposals related to the amendments to the Pyramid restated articles of incorporation at their respective stockholder meetings. The obligations of Pyramid and Yuma to complete the merger are also subject to the satisfaction or waiver of certain conditions. The places, dates and times of the respective stockholder meetings of Pyramid and Yuma are as follows:

For Pyramid stockholders: [-] [-] a.m. local time [-], 2014	For Yuma stockholders: [-] [-] a.m. local time [-], 2014

This proxy statement/prospectus gives you detailed information about the respective stockholder meetings of Pyramid and Yuma and the matters proposed to be considered and acted upon at the meetings. We urge you to read this proxy statement/prospectus carefully, including “Risk Factors” beginning on page [—] for a discussion of the risks relating to the merger and other matters. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or voting using the telephone or Internet voting procedures described on your proxy card.

Pyramid’s common stock is listed on the NYSE MKT under the symbol “PDO” and the closing price of Pyramid’s common stock on August 6, 2014 was $5.33 per share. Yuma is a privately held company and there is no public market for its securities.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [-], 2014 and is first being mailed to Pyramid stockholders and Yuma stockholders on or about [-], 2014.

PYRAMID OIL COMPANY

P. O. Box 832

Bakersfield, California 93302

(661) 325-1000

___________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [-], 2014

___________________________

To the Stockholders of Pyramid Oil Company:

We are pleased to invite you to attend a special meeting of the stockholders of Pyramid Oil Company, a California corporation, which we refer to as Pyramid, which will be held at [-] , on [-], 2014 at [-] a.m., local time, for the following purposes:

1.       To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization dated as of August 1, 2014, as it may be amended from time to time, which we refer to as the merger agreement, by and among Pyramid, Pyramid Delaware Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Pyramid, Pyramid Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Pyramid, referred to as Merger Subsidiary, and Yuma Energy, Inc., a Delaware corporation, referred to as Yuma.

2.       To consider and vote upon separate proposals to approve certain amendments to Pyramid’s restated articles of incorporation, each to take effect only upon consummation of the merger, as follows:

•	to increase the authorized shares of Pyramid common stock from 50,000,000 shares to 300,000,000 shares;

•	to provide for the classification of the board of directors of Pyramid into two classes with staggered terms;

•	to eliminate cumulative voting in the election of directors; and

•	to change the name of the Pyramid to “Yuma Energy, Inc.” after the merger.

3.       To approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan.

4.       To consider and vote on any proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

We do not expect to transact any other business at the special meeting. Pyramid’s board of directors has fixed the close of business on [-], 2014 as the record date for determining those Pyramid stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only Pyramid stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Pyramid stockholders will be available for examination at the offices of Pyramid in Bakersfield, California, during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of Pyramid recommends that Pyramid stockholders vote “FOR” each of the proposals to be voted on at the special meeting. Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to the restated articles of incorporation of Pyramid are not all approved, then none will be deemed to have been approved.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

Michael D. Herman

Chairman, Interim President and Chief Executive Officer

Bakersfield, California

[-], 2014

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

YUMA ENERGY, INC.

1177 West Loop South, Suite 1825

Houston, Texas 77027

(713) 968-7000

___________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [-], 2014

___________________________

To the Stockholders of Yuma Energy, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Yuma Energy, Inc., a Delaware corporation, which we refer to as Yuma, which will be held at [-], on [-], 2014 at [-] a.m., local time, for the following purposes:

1.       To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization dated as of August 1, 2014, as it may be amended from time to time, which we refer to as the merger agreement, by and among Pyramid Oil Company, two wholly owned subsidiaries of Pyramid, and Yuma.

2.       To consider and vote on any proposal to authorize Yuma’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement.

We do not expect to transact any other business at the special meeting. Yuma’s board of directors has fixed the close of business on [-], 2014 as the record date for determining those Yuma stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only Yuma stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Yuma stockholders will be available for examination at the offices of Yuma in Houston, Texas, during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of Yuma recommends that Yuma stockholders vote “FOR” each of the proposals to be considered at the special meeting.

Under the Delaware General Corporation Law (“DGCL”), if the merger is completed, holders of Yuma common stock or preferred stock who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other DGCL procedures and requirements explained in the accompanying proxy statement/prospectus. A copy of Section 262 of the DGCL is attached to the proxy statement/prospectus as Annex E.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

Sam L. Banks

Chairman and Chief Executive Officer

Houston, Texas

[-], 2014

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Pyramid and Yuma that is not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” on page [—]. This information is available to you without charge upon your written or oral request to:

Pyramid Oil Company P. O. Box 832 Bakersfield, California 93302 (661) 325-1000 Attention: Corporate Secretary	Yuma Energy, Inc. 1177 West Loop South, Suite 1825 Houston, Texas 77027 (713) 968-7000 Attention: Corporate Secretary

You also may obtain certain documents relating to Pyramid at the Securities and Exchange Commission’s website, www.sec.gov, and you may obtain certain of these documents at Pyramid’s website, www.pyramidoil.com, by selecting “Investors,” then selecting “Financial Information” and then selecting “SEC Filings.” Information contained on the Pyramid website is expressly not incorporated by reference into this proxy statement/prospectus. To receive timely delivery of the documents in advance of the Pyramid special meeting of stockholders, your request should be received no later than [-], 2014.

Yuma’s board of directors is using this proxy statement/prospectus to solicit proxies from Yuma’s stockholders in connection with the merger agreement and the merger. Pyramid’s board of directors is using this proxy statement/prospectus to solicit proxies from Pyramid’s stockholders in connection with the merger agreement, the merger and the amendments to the restated articles of incorporation of Pyramid, and also as a prospectus for stockholders of Yuma because Pyramid is offering shares of its common stock to be issued in exchange for shares of Yuma common stock and preferred stock in the merger.

i

ii

Annex A	Amended and Restated Agreement and Plan of Merger and Reorganization dated as of August 1, 2014, by and among Yuma Energy, Inc., Pyramid Oil Company, Pyramid Delaware Merger Subsidiary, Inc., and Pyramid Merger Subsidiary, Inc.

Annex B	Amended and Restated Voting Agreement – Michael D. Herman

Annex C	Amended and Restated Voting Agreement – Yuma Stockholders

Annex D	Opinion of ROTH Capital Partners, LLC

Annex E	Section 262 of the Delaware General Corporation Law

Annex F	Proposed Restated Articles of Incorporation of Pyramid Oil Company

Annex G	Pyramid Oil Company 2014 Long-Term Incentive Plan

Annex H	Pyramid Oil Company Amended and Restated Bylaws

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed merger transaction?

A:	Pyramid Oil Company, which we refer to as “Pyramid,” and Yuma Energy, Inc., which we refer to as “Yuma,” have entered into a merger agreement pursuant to which Pyramid Merger Subsidiary, Inc., a wholly owned subsidiary of Pyramid, which we refer to as Merger Subsidiary, will merge with and into Yuma with Yuma surviving the merger as a wholly owned subsidiary of Pyramid, and Yuma will change its name to “The Yuma Companies, Inc.” We refer to this as the merger. As part of the merger, Pyramid’s name will be changed to “Yuma Energy, Inc.” At the effective time of the merger, each issued and outstanding share of Yuma’s common stock and preferred stock (other than dissenting shares) will be converted automatically into the right to receive a pro rata portion of 66,336,701 shares of Pyramid common stock, no par value per share, as described under “The Merger Agreement—Merger Consideration” beginning on page [—]. After the merger, former holders of Yuma common stock and preferred stock will own approximately 93% of Pyramid’s common stock then outstanding and holders of Pyramid’s common stock will own approximately 7% of Pyramid’s common stock then outstanding.

Q:	Why are Pyramid and Yuma proposing the merger?

A:	The boards of directors of Pyramid and Yuma have each concluded that the merger is in the best interests of their stockholders.

As set forth in greater detail elsewhere in this proxy statement/prospectus, Pyramid’s board of directors considered many factors in making its recommendations to Pyramid’s stockholders. Among the factors considered by Pyramid’s board of directors were:

•	the combination will greatly diversify and increase estimated proved reserves;

•	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Pyramid board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

•	the combination will provide Pyramid with a larger portfolio of exploitation and exploration opportunities in liquids prone resource plays within areas targeted by Yuma; and

•	the presentation and opinion of ROTH Capital Partners, LLC, referred to herein as “ROTH,” Pyramid’s financial advisor, to the effect that, as of the date of the opinion and based upon the assumptions, limitations, qualifications and conditions stated in the opinion letter, the merger exchange ratio of the merger as between Pyramid and Yuma stockholders is fair to Pyramid and its stockholders, from a financial point of view, as more fully described below under the caption “The Merger – Opinion of ROTH Capital Partners to the Pyramid Board of Directors.”

For more detailed information regarding the factors considered by Pyramid’s board of directors, see “The Merger—Recommendation of Pyramid’s Board of Directors and Reasons for the Merger” beginning on page [—].

As set forth in greater detail elsewhere in this proxy statement/prospectus, Yuma’s board of directors considered many factors in making its recommendations to Yuma’s stockholders. Among the factors considered by Yuma’s board of directors were:

•	Yuma’s stockholders would receive an aggregate of 66,336,701 shares of Pyramid common stock and that receipt of these shares would not be a taxable transaction for Yuma’s stockholders;

•	Pyramid’s common stock is traded on the NYSE MKT, and the shares to be issued to Yuma’s stockholders will also be listed on the NYSE MKT thereby providing liquidity which Yuma’s privately held shares do not presently have; and

•	Yuma’s stockholders will have the opportunity to participate in the combined company’s growth and share appreciation in the future should they retain their Pyramid common stock after the merger.

1

For more detailed information regarding the factors considered by Yuma’s board of directors, see “The Merger—Recommendation of Yuma’s Board of Directors and Reasons for the Merger” beginning on page [—].

Q:	Why am I receiving this proxy statement/prospectus?

A:	Pyramid’s and Yuma’s boards of directors are using this proxy statement/prospectus to solicit proxies of Pyramid and Yuma stockholders in connection with the merger agreement and the merger. In addition, Pyramid is using this proxy statement/prospectus as a prospectus for Yuma stockholders because Pyramid is offering shares of its common stock to be issued in exchange for shares of Yuma common stock and preferred stock in the merger.

In order to complete the merger, Pyramid stockholders must vote to (i) approve and adopt the merger agreement; (ii) approve all of the proposals related to certain amendments to the Pyramid restated articles of incorporation; and Yuma stockholders must vote to approve and adopt the merger agreement.

Pyramid and Yuma will hold separate special meetings of their respective stockholders to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the special meetings of the stockholders of Pyramid and Yuma, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Pyramid common stock and/or Yuma common stock and preferred stock without attending the applicable special meetings.

We encourage you to submit your proxy as promptly as possible.

Q:	When and where is the special meeting of Pyramid stockholders?

A:	Pyramid’s special meeting will be held at [-] on [-], 2014 at [-] a.m., local time.

Q:	When and where is the special meeting of Yuma stockholders?

A:	Yuma’s special meeting will be held at [-] on [-], 2014 at [-] a.m., local time.

Q:	Who can vote at the special meeting?

A:	All Pyramid stockholders of record as of the close of business on [-], 2014, the record date for determining stockholders entitled to notice of and to vote at Pyramid’s special meeting, are entitled to receive notice of and to vote at Pyramid’s special meeting. As of the record date, there were [-] shares of Pyramid common stock outstanding and entitled to vote at the Pyramid special meeting, held by approximately [-] holders of record. Each share of Pyramid common stock is entitled to one vote on each proposal presented at Pyramid’s special meeting.

All Yuma stockholders of record as of the close of business on [-], 2014, the record date for determining stockholders entitled to notice of and to vote at Yuma’s special meeting, are entitled to receive notice of and to vote at Yuma’s special meeting. As of the record date, there were [-] shares of Yuma’s common stock outstanding and [-] shares of its preferred stock outstanding and entitled to vote at the Yuma special meeting, held by approximately [-] holders of record. Each share of Yuma common stock and each share of preferred stock is entitled to one vote on each proposal presented at Yuma’s special meeting. The Yuma common stock and preferred stock will each be voted and counted as separate classes of stock.

Q:	What constitutes a quorum?

A:	The Pyramid bylaws provide that a majority of the outstanding shares of Pyramid common stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

The Yuma bylaws provide that a majority of the outstanding shares of Yuma common stock and preferred stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at each of the Pyramid special meeting and the Yuma special meeting, as applicable, for purposes of determining whether a quorum is present.

2

Q:	What vote is required to approve the proposals at Pyramid’s special meeting and Yuma’s special meeting?

A:	Approval of the proposal to approve and adopt the merger agreement and the proposals related to the Pyramid restated articles of incorporation each requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Pyramid common stock. Approval of the proposal of Pyramid to approve and adopt the Pyramid 2014 Long-Term Incentive Plan and approval of the proposal of Pyramid to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above each requires the affirmative vote of the holders of at least a majority of the shares of Pyramid common stock represented in person or by proxy at the special meeting and voting on each such proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval of the proposal by Yuma to approve and adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Yuma common stock and at least two-thirds or 66⅔% of Yuma’s outstanding Series A and Series B preferred stock voting together as a separate class. The proposal to authorize Yuma’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting each requires the affirmative vote of the holders of at least a majority of each class of the shares of Yuma common stock and preferred stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Your vote is important. We encourage you to submit your proxy as promptly as possible.

Q.           How will Pyramid’s significant shareholder vote the shares owned by him?

A.          Yuma has entered into a voting agreement with Michael D. Herman, Chairman and Interim President and Chief Executive Officer of Pyramid, who currently owns 2,052,580 shares of Pyramid common stock or approximately 42.9% of the outstanding Pyramid common stock. The voting agreement provides that Mr. Herman will vote his shares of Pyramid common stock in favor of the proposal to approve and adopt the merger agreement and the proposals related to the Pyramid restated articles of incorporation.

Q.           How will Yuma’s directors vote their shares owned by them?

A.          Pyramid has entered into a voting agreement with the directors of Yuma, who currently own an aggregate of 54,234 shares of Yuma common stock or approximately 99.9% of the outstanding Yuma common stock, an aggregate of 471 shares of Yuma Series A preferred stock or approximately 2.8% of the outstanding Yuma Series A preferred stock, and an aggregate of 1,909 shares of Yuma Series B preferred stock or approximately 9.4% of the outstanding Yuma Series B preferred stock. The voting agreement provides that the Yuma directors will vote their shares of Yuma preferred stock and common stock in favor of the proposal to approve and adopt the merger agreement.

Q:	If my shares of Pyramid common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Pyramid common stock for me? What happens if I do not vote for a proposal?

A:	Unless you instruct your broker or other nominee how to vote your shares of Pyramid common stock held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Pyramid common stock held in street name by returning a proxy card directly to Pyramid or Yuma or by voting in person at the Pyramid or Yuma special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Pyramid stockholder, abstentions will be counted in determining the presence of a quorum and broker non-votes will be counted in determining the presence of a quorum. Broker non-votes will not be counted as votes cast with regard to the proposal to approve and adopt the merger agreement and the proposals related to the Pyramid restated articles of incorporation, and as such, broker non-votes could result in there not being sufficient votes cast for such proposals. With respect to the proposal to approve and adopt the Pyramid 2014 Long-Term Incentive Plan and the proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above, broker non-votes and abstentions could prevent the proposals from receiving the required affirmative vote of (i) a majority of the shares represented in person or by proxy and voting on the proposals and (ii) a majority of the shares required to constitute the quorum.

If you are a Yuma stockholder, abstentions will be counted in determining the presence of a quorum. Abstentions will have the same effect as votes cast AGAINST (i) the proposal to approve and adopt the merger agreement, and (ii) the proposal to authorize Yuma’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting.

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Q:	If I am a Yuma stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your Yuma stock certificates with your proxy card. If the merger is approved and adopted, you will be sent written instructions for exchanging your stock certificates.

Q:	If I am a Pyramid stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your Pyramid stock certificates with your proxy card.

Q:	What are the tax consequences of the merger?

A:	The merger is intended to qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Subject to the discussion set forth in “Material U.S. Federal Income Tax Consequences” beginning on page [—], a Yuma stockholder will not recognize (i.e., take into account for tax purposes) gain or loss as a result of the merger. A taxable gain or loss may be recognized on the subsequent sale or disposition by a person receiving stock in the merger.

If you are a non-U.S. holder of Yuma common stock, your tax treatment and whether you are taxable as a result of the merger will differ from what is described above and will depend on the percentage of Yuma common stock that you own and your individual circumstances at the effective time of the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend on such stockholder’s circumstances. Accordingly, Yuma and Pyramid urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page [—].

It is a condition to Yuma’s obligations to complete the merger that the Yuma board of directors has a good faith belief that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived by Yuma, and in such event Yuma will undertake to recirculate and re-solicit its stockholders if the condition is waived and the change in tax consequences is material.

Q:	Are Yuma stockholders entitled to appraisal rights?

A:	Yes. Common and preferred stockholders of Yuma who do not vote in favor of the proposal of Yuma to approve and adopt the merger agreement will be entitled to dissent to the merger pursuant to Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, and obtain the fair value of the stockholders’ shares if such rights are properly demanded and perfected and not withdrawn or lost and the merger is completed.

Q:	Are Pyramid stockholders entitled to appraisal rights?

A:	No.

Q:	How does Pyramid’s board of directors recommend that Pyramid stockholders vote?

A:	Pyramid’s board of directors has unanimously (i) determined that the merger agreement, the merger, the other transactions contemplated thereby, and the restated articles of incorporation of Pyramid are advisable, fair to, and in the best interests of Pyramid and its stockholders, (ii) approved the merger agreement, the merger, the other transactions contemplated thereby, and the restated articles of incorporation of Pyramid, (iii) approved the Pyramid 2014 Long-Term Incentive Plan, and (iv) approved the proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Pyramid’s board of directors unanimously recommends that Pyramid stockholders vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” all of the proposals related to the restated articles of incorporation of Pyramid, “FOR” the proposal to approve and adopt the Pyramid 2014 Long-Term Incentive Plan, and “FOR” any proposal to authorize Pyramid’s board of directors to adjourn the special meeting. For a more complete description of the recommendation of Pyramid’s board of directors, see “The Merger — Recommendation of Pyramid’s Board of Directors and Reasons for the Merger” beginning on page [—].

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Q:	How does Yuma’s board of directors recommend that Yuma’s stockholders vote?

A:	Yuma’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Yuma and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and (iii) approved the proposal to authorize Yuma’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Yuma’s board of directors unanimously recommends that Yuma’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement, and “FOR” any proposal to authorize Yuma’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting. For a more complete description of the recommendation of Yuma’s board of directors, see “The Merger — Recommendation of Yuma’s Board of Directors and Reasons for the Merger” beginning on page [—].

Q:	How will Pyramid stockholders be affected by the merger and share issuance?

A:	After the merger, each Pyramid stockholder will continue to own the same number of shares of Pyramid common stock that the stockholder held immediately prior to the merger. However, because Pyramid will be issuing new shares of common stock to Yuma stockholders in the merger, each outstanding share of Pyramid common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Pyramid common stock outstanding after the merger. As a result of the merger, each Pyramid stockholder will own a smaller percentage of shares in a larger company with more assets.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Pyramid common stock or Yuma common stock and preferred stock will be represented and voted at Pyramid’s special meeting or Yuma’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at Pyramid’s special meeting or Yuma’s special meeting if you later decide to attend the meeting in person. However, if your shares of Pyramid common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at Pyramid’s special meeting.

Q:	How will my proxy be voted?

A:	All shares of Pyramid common stock entitled to vote and represented by properly completed proxies received prior to Pyramid’s special meeting, and not revoked, will be voted at Pyramid’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Pyramid common stock should be voted on a matter, the shares of Pyramid common stock represented by your proxy will be voted as Pyramid’s board of directors recommends and therefore “FOR” the proposal to approve and adopt the merger agreement, “FOR” all of the proposals related to the restated articles of incorporation of Pyramid, “FOR” the proposal to approve and adopt the Pyramid 2014 Long-Term Incentive Plan, and “FOR” any proposal to authorize Pyramid’s board of directors to adjourn the special meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Pyramid common stock will NOT be voted at the meeting and will be considered broker non-votes.

All shares of Yuma common stock and preferred stock entitled to vote and represented by properly completed proxies received prior to Yuma’s special meeting, and not revoked, will be voted at Yuma’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card to Yuma, but do not indicate how your shares of Yuma common stock and/or preferred stock should be voted on a matter, the shares of Yuma common stock and/or preferred stock represented by your proxy will be voted as Yuma’s board of directors recommends and therefore “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal to authorize Yuma’s board of directors to adjourn the special meeting. If you do not provide voting instructions to Yuma, your shares of Yuma common stock and preferred stock will be voted “FOR” both proposals described above.

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Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at Pyramid’s special meeting or Yuma’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•	by sending a written notice to the Corporate Secretary of Pyramid or the Corporate Secretary of Yuma, as applicable, at the address set forth below, in time to be received before Pyramid’s special meeting or Yuma’s special meeting, as applicable, stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before Pyramid’s special meeting or Yuma’s special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone (in the case of Pyramid stockholders) in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	by attending the Pyramid special meeting or the Yuma special meeting, as applicable, and voting in person. However, simply attending Pyramid’s special meeting or Yuma’s special meeting without voting will not revoke your proxy or change your vote.

•	If your shares of Pyramid common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for Pyramid’s special meeting?

A:	You may receive more than one set of voting materials for Pyramid’s special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Pyramid common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Pyramid common stock. If you are a holder of record and your shares of Pyramid common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both Pyramid and Yuma?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	Who can I call with questions about the stockholders’ meetings, the merger and the other matters to be voted upon?

A:	If you have any questions about these matters or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

If you are a Pyramid stockholder:

Pyramid Oil Company

P. O. Box 832

Bakersfield, California 93302

(661) 325-1000

Attention: Corporate Secretary

If you are a Yuma stockholder:

Yuma Energy, Inc.

1177 West Loop South, Suite 1825

Houston, Texas 77027

(713) 968-7000

Attention: Corporate Secretary

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of Pyramid and Yuma that are not historical facts and are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of Pyramid, Yuma and the combined company and may be preceded by, followed by, or otherwise include the words “probable,” “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” or similar expressions. These statements occur in, among other places:

•	“Questions and Answers About the Merger;”

•	“Summary—Selected Historical Financial Data of Yuma;” “—Selected Historical Financial Data of Pyramid;” “—Selected Unaudited Pro Forma Condensed Consolidated Financial Information;” “—Summary Pro Forma Combined Oil, Natural Gas and Natural Gas Liquids Reserve and Production Data;” “—Comparative Per Share Information;” and “—Comparative Per Share Market Price and Dividend Information;”

•	“Risk Factors;”

•	“The Merger—Background of the Merger;” “—Recommendation of Pyramid’s Board of Directors and Reasons for the Merger;” and “—Recommendation of Yuma’s Board of Directors and Reasons for the Merger;”

•	“The Merger—Opinion of ROTH Capital Partners to the Pyramid Board of Directors;”

•	“Unaudited Pro Forma Condensed Combined Financial Information;” and

•	Statements contained elsewhere in this proxy statement/prospectus concerning Pyramid’s and Yuma’s plans for the combined company’s growth and future operations or financial position.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated in the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page [—] of this proxy statement/prospectus, as well as the following factors:

•	the possibility that the companies may be unable to obtain stockholder approvals required for the merger;

•	the possibility that problems may arise in successfully integrating the businesses of the two companies;

•	the possibility that the merger may involve unexpected costs;

•	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);

•	the volatility in commodity prices for oil, gas and natural gas liquids, and in the supply of and demand for oil and natural gas;

•	the presence or recoverability of estimated oil, gas and natural gas liquids reserves and the actual future production rates and associated costs;

•	the ability of the combined company to replace oil, gas and natural gas liquids reserves;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

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•	competition;

•	the ability of the combined company’s management to execute its plans to meet its goals;

•	the ability of the combined company to retain key members of its senior management and key employees;

•	the combined company’s ability to generate sufficient cash flow from operations, borrowings or other sources to fully execute its business plan;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Pyramid and Yuma conduct their businesses, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

•	social unrest, political instability, armed conflict, or acts of terrorism or sabotage in oil and natural gas producing regions, such as northern Africa, the Middle East or our markets; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Pyramid. See “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Forward-looking statements speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Pyramid or Yuma or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Pyramid nor Yuma undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary highlights some of the information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, Pyramid and Yuma encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes. We have defined certain oil and gas industry terms used in this proxy statement/prospectus in the “Glossary of Oil and Gas Terms” beginning on page [—].

The Companies

(Pages [—] and [—])

Pyramid Oil Company

P. O. Box 832

Bakersfield, California 93302

(661) 325-1000

Pyramid is engaged in the business of the exploration, development and production of crude oil and natural gas. Pyramid acquires interests in land and producing properties through acquisitions and leases and then drills and/or operates crude oil or natural gas wells in efforts to discover and produce oil and gas. Crude oil and natural gas produced from these properties are sold to various refineries and pipeline companies. The majority of the oil and gas properties that Pyramid owns and operates are for its account. Pyramid also participates in joint ventures with other companies in the development of oil and gas properties. Although Pyramid owns some minor oil and gas interests in New York, Wyoming and Texas, all of its major revenue-producing properties are in California. Immediately prior to the completion of the merger, Pyramid intends to transfer most of its oil and gas working interests to a wholly-owned subsidiary.

Pyramid Merger Subsidiary, Inc.

P. O. Box 832

Bakersfield, California 93302

(661) 325-1000

Pyramid Merger Subsidiary, Inc., which we refer to as Merger Subsidiary, is a Delaware corporation and a direct wholly owned subsidiary of Pyramid and was formed solely for the purpose of consummating the merger. Pyramid Merger Subsidiary, Inc. has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the merger.

Yuma Energy, Inc.

1177 West Loop South, Suite 1825

Houston, Texas 77027

(713) 968-7000

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas prospects. Yuma’s predecessor was established in 1983. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore central Louisiana, where Yuma is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota. Yuma’s core competencies in generating oil and gas prospects include: unconventional oil plays; onshore liquids-rich projects; and high impact deep onshore prospects located beneath known producing trends, identified through the use of 3-D seismic surveys.

The Merger

(Pages [—])

The Structure of the Merger

Pyramid has agreed to acquire Yuma under the terms and conditions set forth in the merger agreement, which we describe in this proxy statement/prospectus. Pursuant to the merger agreement, a newly formed subsidiary of Pyramid, which we refer to as “Merger Subsidiary,” will merge with and into Yuma, with Yuma continuing as the surviving corporation and a wholly owned subsidiary of Pyramid. We refer to this as the merger. This process is often called a “reverse merger” because a larger private company (Yuma) is merged with a subsidiary of a smaller public company (Pyramid). We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety. We currently expect that the merger will be completed in the third quarter of 2014. However, we cannot predict the actual timing of the completion of these transactions or if they will ultimately occur.

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Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Yuma common stock and preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive shares of Pyramid common stock. In the merger, Pyramid agreed to issue 66,336,701 shares of its common stock to former Yuma stockholders at the effective time of the merger. No assurance can be given that the current fair market value of Pyramid common stock will be equivalent to the fair market value of Pyramid common stock on the date that the merger consideration is received by a Yuma stockholder or at any other time. The actual fair market value of the Pyramid common stock received by Yuma stockholders depends upon the fair market value of Pyramid common stock upon receipt, which may be higher or lower than the market price of Pyramid common stock on the date the merger was announced, on the date that this proxy statement/prospectus is mailed to Yuma’s stockholders, or on the date of the special meeting of Yuma stockholders.

Treatment of Yuma Restricted Stock Awards and Restricted Stock Units

Each restricted stock unit issued by Yuma under any stock option, purchase or award plan, program or arrangement and outstanding at the time of the merger shall be assumed by Pyramid, multiplied by the number of shares of Pyramid common stock to be received for each share of Yuma common stock in the merger and converted into the number of Pyramid restricted stock units described under “The Merger—Treatment of Yuma Restricted Stock Awards and Restricted Stock Units.” Each outstanding Yuma restricted share granted under any Yuma stock plan and which will not vest upon consummation of the merger, will be assumed by Pyramid, multiplied by the number of shares of Pyramid common stock to be received for each share of Yuma common stock in the merger and converted into Pyramid restricted shares. Any Yuma restricted shares that have vested or vest upon the closing of the merger shall be deemed outstanding and shall be entitled to their pro rata share of the merger consideration discussed below under “Ownership of Pyramid After the Merger” beginning on page [—].

Treatment of Pyramid Options and Pyramid Restricted Stock Awards

Options granted by Pyramid under the Pyramid stock option plan will remain outstanding and continue to represent rights to acquire shares of Pyramid common stock on the terms and conditions presently governing the stock options. Restricted stock granted by Pyramid under the Pyramid stock option plan will vest upon the closing of the merger.

Ownership of Pyramid After the Merger

Pyramid will issue 66,336,701 shares of Pyramid common stock to former Yuma stockholders pursuant to the merger. Immediately following the completion of the merger, Pyramid expects to have approximately 71,224,786 shares of its common stock outstanding. Yuma stockholders are therefore expected to hold approximately 93% of Pyramid’s common stock outstanding immediately after the merger. Consequently, Pyramid stockholders, as a general matter, will have less influence over the management and policies of Pyramid than they currently exercise.

Directors and Executive Officers of Pyramid After the Merger

The directors and executive officers of Pyramid prior to the merger will resign as directors and executive officers of Pyramid as part of the closing of the merger. Information concerning the six board nominees and the officers expected to be appointed to serve Pyramid upon closing of the merger is set forth in detail under “Management of Pyramid After Consummation of the Merger” beginning on page [—].

Effective Time and Completion of the Merger

Pyramid and Yuma hope to complete the merger as soon as reasonably practicable and expect the closing of the merger to occur in the third quarter of 2014. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Pyramid and Yuma could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before December 31, 2014, either Pyramid or Yuma may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party.

Completion of the Merger is Subject to Certain Conditions

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

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•	the approval by the Pyramid stockholders of the restated articles of incorporation of Pyramid proposals;

•	the approval and adoption by Pyramid stockholders of the merger agreement;

•	the approval and adoption of the merger agreement by Yuma stockholders;

•	the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending the effectiveness of the Form S-4 registration statement or proceedings for such purpose pending before or threatened by the SEC;

•	the issuance of shares of Pyramid common stock shall be exempt from registration, or shall have been registered or qualified, under state securities laws;

•	the approval for listing on the NYSE MKT of the shares of Pyramid common stock to be issued pursuant to the merger agreement, subject to official notice of issuance;

•	the board of directors of Yuma shall have a good faith belief that the merger will qualify as a reorganization within the meaning of the Code (which is a condition to the merger and such belief will be based on the tax opinion of TroyGould PC discussed under “Material Federal U.S. Tax Consequences” beginning on page [—]);

•	no governmental entity having jurisdiction over any party shall have enacted, issued, promulgated, enforced or entered any order, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement;

•	the board of directors of Pyramid shall have received an opinion from ROTH to the effect that, as of the date of the original merger agreement and based upon and subject to the qualifications and assumptions set forth therein, the exchange ratio of the merger is fair, from a financial point of view, to Pyramid and its stockholders;

•	the accuracy of the representations and warranties of Pyramid and Yuma in the merger agreement, subject to certain materiality thresholds;

•	the performance in all material respects by each of Pyramid and Yuma of its respective covenants required to be performed by it under the merger agreement at or prior to the closing date;

•	receipt of certificates by executive officers of each of Pyramid and Yuma to the effect that the conditions described in the preceding two bullet points have been satisfied;

•	Pyramid and Yuma shall each have obtained any consents, approvals and waivers to the merger required of any third party;

•	there not having occurred a material adverse effect on Pyramid or Yuma since the date of the merger agreement, the effects of which are continuing; and

•	dissenting shares, if any, shall constitute less than 1% of the issued and outstanding common stock of Yuma and less than 5% of the issued and outstanding shares of its Series A and its Series B preferred stock.

Neither Pyramid nor Yuma can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.

It is a condition to Yuma’s obligations to complete the merger that the Yuma board of directors has a good faith belief that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This condition may be waived by Yuma, and in such event Yuma will undertake to recirculate and re-solicit its stockholders if the condition is waived and the change in tax consequences is material.

Termination of the Merger Agreement; Fees Payable

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways, subject to certain exceptions discussed in “The Merger Agreement – Termination of the Merger Agreement”:

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•	by mutual written agreement of Pyramid and Yuma;

•	by either Pyramid or Yuma:

•	if the merger is not completed on or before December 31, 2014, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

•	if any court or other governmental entity shall have issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or making the merger illegal;

•	if the Yuma stockholders fail to approve and adopt the merger agreement by the requisite vote;

•	if there has been a material breach of any of the representations, warranties or covenants set forth in the merger agreement on the part of any of the other parties, which breach has not been cured prior to the earlier of 10 days (with regard to representations and warranties) or 20 days (with regard to covenants) following receipt by the breaching party of written notice of such breach from the terminating party or December 31, 2014 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•	if the Pyramid stockholders fail to approve and adopt the merger agreement.

•	by Yuma if, notwithstanding the existence of the voting agreement with the members of the board of directors of Yuma, prior to receipt of the Yuma stockholders’ approval, Yuma receives a superior offer (as defined below), resolves to accept such superior offer, complies with the termination fee payment obligations and gives Pyramid at least four business days’ prior written notice of its intention to terminate;

•	by Yuma, if the board of directors of Pyramid shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Yuma in any material respect its previous board recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another acquisition proposal defined below or if the board of directors of Pyramid shall have resolved to accept a superior offer;

•	by Pyramid, if, notwithstanding the existence of the voting agreement with Michael D. Herman, Chairman, and Interim President and Chief Executive Officer of Pyramid, prior to receipt of the Pyramid stockholders’ approval, Pyramid receives a superior offer, resolves to accept such superior offer, complies with the termination fee payment obligations and gives Yuma at least four business days’ prior written notice of its intention to terminate;

•	by Pyramid, if the board of directors of Yuma shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Pyramid in any material respect its previous Yuma board recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another acquisition proposal or if the board of directors of Yuma shall have resolved to accept a superior offer;

•	by Pyramid, if the stockholders of Yuma fail to approve the merger; or

•	by Yuma, if the stockholders of Pyramid fail to approve and adopt the merger agreement and the proposals related to the restated articles of incorporation of Pyramid at the Pyramid stockholders’ meeting (including any adjournment or postponement thereof).

For purposes of these termination provisions, the term “acquisition proposal” means any offer or proposal, whether written or oral, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Pyramid or Yuma or any affiliates thereof (each, a “third party”) to acquire beneficial ownership of (a) 15% or more of any class of the equity securities of such party or (b) 15% or more of the fair market value of the assets of such party. The term “superior offer” means an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, business combination or other similar transaction as a result of which either (A) the stockholders of a party to the merger agreement prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (B) in which a person or group acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s capital stock or (b) a sale, lease or other disposition of at least 50% of the assets of the party, taken as a whole, that: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the merger agreement; and (B) is on terms and conditions that the board of directors of Pyramid or Yuma, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor is reasonably likely to be more favorable, from a financial point of view, to Pyramid’s stockholders or Yuma’s stockholders, as applicable, than the merger and the other transactions and is reasonably capable of consummation.

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For more information regarding the rights of Pyramid and Yuma to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—].

Except for the termination fee set forth in the merger agreement and as described below, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring such costs or expenses.

Under the merger agreement, Yuma may be required to pay to Pyramid or Pyramid may be required to pay Yuma a termination fee of $1.0 million if the merger agreement is terminated under certain circumstances. For more information regarding termination fees, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—].

Payment of Termination Fee by Yuma. Yuma shall pay Pyramid a cash termination fee of $1.0 million (the “Yuma Termination Fee”) in the event that (i) Yuma terminates the merger agreement because it accepts a superior offer; (ii) Pyramid terminates the merger agreement as a result of a breach of a covenant by Yuma or because Yuma changes or fails to make its recommendation of the merger; or (iii) Pyramid terminates the merger agreement because Yuma stockholders fail to approve the merger; provided that in this instance (A) after the date of the merger agreement and prior to the date Yuma solicits the approval of Yuma’s stockholders, an acquisition proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, Yuma enters into a definitive agreement with respect to or consummates such acquisition proposal.

Payment of Termination Fee by Pyramid. Pyramid shall pay Yuma a cash termination fee of $1.0 million (the “Pyramid Termination Fee”) in the event that (i) Pyramid terminates the merger agreement because it accepts a superior offer; (ii) Yuma terminates the merger agreement as a result of a breach of a covenant by Pyramid; or (iii) Yuma terminates the merger agreement because Pyramid’s stockholders fail to approve the issuance of stock necessary to effect the merger; provided that in this instance (A) after the date of the merger agreement and prior to the Pyramid special meeting, an acquisition proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, Pyramid enters into a definitive agreement with respect to or consummates such acquisition proposal.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement

Subject to compliance with applicable law, Pyramid and Yuma may amend the merger agreement at any time before or after approval and adoption of the merger agreement by Pyramid and Yuma stockholders. However, after such approval and adoption there may not be, without further approval of Pyramid and Yuma stockholders, any amendment of the merger agreement that alters or changes, in a way that adversely affects the holders of any shares of Pyramid or Yuma capital stock or alters or changes the merger consideration to be received by the Yuma stockholders in the merger.

At any time prior to the effective time of the merger, Pyramid and Yuma may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement;

•	waive any inaccuracies in the other parties’ representations and warranties; and

•	waive the other parties’ compliance with any of its agreements or conditions contained in the merger agreement.

Any such waiver or extension is subject to certain conditions. See “The Merger Agreement—Amendment of the Merger Agreement.”

Regulatory Filings and Approvals Required to Complete the Merger

We are not aware of any material governmental or regulatory approvals required for the completion of the merger and compliance with the applicable corporate law of the States of California and Delaware.

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The Special Meetings and Voting

(Pages [—])

Pyramid Special Meeting of Stockholders

The special meeting of the stockholders of Pyramid will be for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the merger agreement, as it may be amended from time to time.

2.	To consider and vote upon the proposals related to the restated articles of incorporation of Pyramid.

3.	To approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan.

4.	To consider and vote on any proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

Pyramid does not expect to transact any other business at the special meeting. Pyramid’s board of directors has fixed the close of business on [-], 2014 as the record date for determining those Pyramid stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Pyramid stockholders will be available for examination at the offices of Pyramid in Bakersfield, California during ordinary business hours for a period of 10 days prior to the special meeting.

The approval and adoption of the merger agreement and the approval of the proposals related to the Pyramid restated articles of incorporation each require the affirmative vote of the holders of at least a majority of the shares of Pyramid common stock issued and outstanding and entitled to vote at the Pyramid special meeting. The affirmative vote of the holders of at least a majority of the shares of Pyramid common stock represented in person or by proxy at the special meeting and voting on each such proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting, is required to approve the proposal to approve and adopt the Pyramid 2014 Long-Term Incentive Plan and the proposal to adjourn the Pyramid special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

The board of directors of Pyramid recommends that Pyramid stockholders vote “FOR” each of the proposals to be voted on at the special meeting.

Yuma Special Meeting of Stockholders

The special meeting of the stockholders of Yuma will be for the following purposes:

1.	To consider and vote on the proposal to approve and adopt the merger agreement, as it may be amended from time to time, and the transactions contemplated by the merger agreement; and

2.	To consider and vote on the proposal to adjourn the Yuma special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Yuma’s board of directors has fixed the close of business on [-], 2014 as the record date for determining the holders of shares of Yuma common stock and preferred stock entitled to receive notice of and to vote at the Yuma special meeting and any adjournments or postponements thereof. Each holder of shares of Yuma common stock and preferred stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Yuma special meeting and at any adjournment or postponement thereof. In order for Yuma to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Yuma common stock and preferred stock entitled to vote at the meeting must be present.

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Yuma common stock issued and outstanding and entitled to vote at the Yuma special meeting. Approval of the merger agreement also requires the affirmative vote of the holders of two-thirds or 66⅔% of Yuma’s Series A and Series B preferred stock issued and outstanding and voting together separately as a class. The affirmative vote of a majority of the votes cast by holders of Yuma common stock at the Yuma special meeting is required to approve the proposal to adjourn the Yuma special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yuma special meeting to approve and adopt the merger agreement.

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Voting Agreements

Yuma has entered into an amended and restated voting agreement with Michael D. Herman, Chairman, Interim President and Chief Executive Officer of Pyramid, who owns approximately [-]% of the outstanding shares of Pyramid common stock as of the record date of the Pyramid special meeting of stockholders. The voting agreement provides, among other things, that Michael D. Herman will vote in favor of the proposal to approve and adopt the merger agreement and the proposals related to the Pyramid restated articles of incorporation. Mr. Herman also agreed not to sell, transfer or otherwise dispose of his shares of Pyramid common stock, subject to certain exceptions provided in the voting agreement.

Certain of Yuma’s officers and directors (and certain of their affiliates) who own in the aggregate approximately [-]% of the outstanding shares of Yuma common stock, approximately [-]% of the outstanding shares of Yuma Series A preferred stock, and approximately [-]% of the outstanding shares of Yuma Series B preferred stock as of the record date of the Yuma special meeting of stockholders entered into an amended and restated voting agreement with Pyramid, in which each stockholder agreed to vote in favor of the merger. Each stockholder also agreed not to sell, transfer or otherwise dispose of that stockholder’s shares of Yuma common stock and preferred stock, subject to certain exceptions provided in the voting agreement.

For more information regarding these voting agreements, see “Voting Agreements” on page [—].

Matters to be Considered in Deciding How to Vote

(Pages [—])

Recommendation of the Pyramid Board of Directors and Its Reasons for the Merger

After careful consideration, the Pyramid board of directors approved the merger agreement on February 4, 2014. The Pyramid board of directors recommends that Pyramid stockholders vote “FOR” the proposal to approve and adopt the merger agreement; “FOR the proposals related to the restated articles of incorporation of Pyramid; “FOR” the proposal to approve and adopt the Pyramid 2014 Long-Term Incentive Plan; and “FOR” any proposal to authorize Pyramid’s board of directors to adjourn the special meeting. Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to the restated articles of incorporation of Pyramid are not all approved, then none will be deemed to have been approved.

For the factors considered by Pyramid’s board of directors in reaching its decision to approve these matters as well as the Pyramid board of directors’ reasons for, and certain risks related to, the merger, see “The Merger—Recommendation of Pyramid’s Board of Directors and Reasons for the Merger” beginning on page [—].

Recommendation of the Yuma Board of Directors and Its Reasons for the Merger

After careful consideration, on February 4, 2014, the Yuma board of directors unanimously (i) determined that the merger is fair to and in the best interests of Yuma and its stockholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger, the merger agreement and the transactions contemplated thereby. The Yuma board of directors unanimously recommends that Yuma stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement and “FOR” any adjournment proposal.

For the factors considered by the Yuma board of directors in reaching its decision to approve the merger agreement and approve the consummation of the transactions contemplated by the merger agreement, including the merger, as well as the Yuma board of directors’ reasons for, and certain risks related to, the merger, see “The Merger—Recommendation of Yuma’s Board of Directors and Reasons for the Merger” beginning on page [—].

Fairness Opinion of ROTH Capital Partners to the Pyramid Board of Directors

ROTH rendered its opinion to Pyramid’s board of directors that, as of the date of the opinion, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio (meaning the number of shares of Pyramid common stock to be issued for each share of Yuma common stock and preferred stock in the merger) is fair to Pyramid and its stockholders, from a financial point of view.

The full text of the written opinion of ROTH, dated February 5, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement/prospectus. ROTH provided its opinion for the information and assistance of Pyramid’s board of directors in connection with its consideration of the merger. ROTH’s opinion is not a recommendation as to how any holder of Pyramid’s common stock should vote with respect to the issuance of Pyramid common stock in the merger or any other matter.

15

Pursuant to a letter agreement dated December 20, 2013, Pyramid engaged ROTH to act as its financial advisor in connection with the contemplated merger transaction. As compensation for its services in connection with the merger, Pyramid paid ROTH $150,000 upon the delivery of its fairness opinion. Additional compensation equal to 1.5% of the merger consideration, in no event less than $300,000 nor more than $450,000, will be payable on completion of the merger. In addition, Pyramid has agreed to reimburse ROTH for its expenses, including attorneys’ fees and disbursements, and to indemnify ROTH and related persons against various liabilities.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the qualifications, limitations and assumptions described in “Material U.S. Federal Income Tax Consequences” beginning on page [—], the following five paragraphs are the opinion of TroyGould PC regarding the material U.S. federal income tax consequences of the merger:

•	the merger, that is, the merger of Merger Subsidiary with and into Yuma, will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	no gain or loss will be recognized by a U.S. holder of Yuma common stock and/or preferred stock on receipt of Pyramid common stock pursuant to the merger;

•	the aggregate tax basis of the Pyramid common stock received by each U.S. holder of Yuma common stock and/or preferred stock will equal the aggregate tax basis of the Yuma stock surrendered by such holder in exchange for Pyramid common stock;

•	the holding period of the Pyramid common stock received by each U.S. holder will include the period during which such holder held the Yuma common stock and/or preferred stock surrendered in exchange for Pyramid common stock; and

•	no gain or loss will be recognized by Pyramid, Yuma or the U.S. holders of Pyramid common stock by reason of the merger.

Interests of Pyramid and Yuma Directors and Executive Officers in the Merger

In considering the recommendation of the boards of directors of Pyramid and Yuma with respect to the merger, stockholders should be aware that the executive officers and directors of Pyramid and Yuma have certain interests in the merger that may be different from, or in addition to, the interests of Pyramid and Yuma stockholders. Pyramid’s and Yuma’s boards of directors were aware of these interests and considered them, among other matters, when adopting resolutions to approve and adopt the merger agreement and recommending that their respective stockholders vote to approve and adopt the merger agreement. For a discussion of the possibly conflicting interests, see “The Merger—Interests of Yuma’s Directors and Executive Officers in the Merger” beginning on page [—] and “The Merger—Interests of Pyramid’s Directors and Executive Officers in the Merger” beginning on page [—]

Per Share Market Price and Dividend Information

The following table sets forth the closing prices per share of Pyramid common stock, as well as the implied value of the proposed merger consideration for each share of Yuma common stock (after conversion of Yuma preferred stock to Yuma common stock), on February 5, 2014, the last full trading day prior to the public announcement of the merger, and [-], 2014 the last full trading day that this information could practicably be calculated prior to the date of this proxy statement/prospectus, which was calculated by assuming that (A) 57,493 shares of Yuma common stock are issued and outstanding, (B) all issued and outstanding shares of Yuma Series A preferred stock convert into 19,954 shares of Yuma common stock, (C) all issued and outstanding shares of Yuma Series B preferred stock convert into 10,261 shares of Yuma common stock, and (D) no shares of Yuma common stock or preferred stock dissent, (E) Yuma does not issue any restricted stock awards to its employees between the date of this proxy statement/prospectus and the effective time of the merger, and (F) Pyramid issues 66,336,701 shares of its common stock in the merger..

	Pyramid Common Stock	Implied Value Per Share of Yuma Common Stock
February 5, 2014	$5.44	$4,114.47
[-], 2014	[-]	[-]

Because the aggregate merger consideration is fixed and will not be adjusted as a result of changes in the market price of Pyramid common stock, the merger consideration equivalent will fluctuate with the market price of Pyramid common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Pyramid common stock. You should obtain current market quotations for the Pyramid shares from a newspaper, the Internet or your broker prior to voting on the merger agreement.

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Neither Pyramid nor Yuma paid dividends on its common stock during the past three years and neither company has any current intention of doing so in the foreseeable future.

Appraisal Rights

Holders of Yuma common stock and preferred stock have the right to dissent from the proposed merger and, subject to certain conditions provided for in Section 262 of the DGCL, are entitled to receive payment of the fair value of their Yuma common stock or preferred stock. Yuma stockholders will be bound by the terms of the merger unless they dissent by complying with all of the requirements of the Delaware dissenters’ rights statute. See “Dissenters’ Rights of Appraisal” beginning on page [—] for a summary of dissenters’ rights available to Yuma stockholders, which summary is not intended to be a complete statement of applicable Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is set forth in its entirety as Annex E to this proxy statement/prospectus.

Pyramid stockholders do not have dissenter’s or appraisal rights in connection with the merger.

Comparison of the Rights of Stockholders of Yuma Energy, Inc. and Pyramid Oil Company

Holders of Yuma common stock and preferred stock hold stock in a Delaware corporation and will have different rights as stockholders of Pyramid, a California corporation, due to the different laws governing these companies. The differences are described in more detail under “Significant Differences Between the Corporation Laws of California and Delaware” beginning on page 147.

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Selected Consolidated Historical Financial Data of Pyramid

Set forth below are selected data derived from Pyramid’s audited financial statements as of and for the years ended December 31, 2009 through 2013 and Pyramid’s unaudited financial statements as of and for the three months ended March 31, 2014 and 2013. This information should be read together with Pyramid’s financial statements and related notes and management’s discussion and analysis of operations and financial condition of Pyramid contained in this proxy statement/prospectus under the captions “Historical Financial Statements of Pyramid” and “Management’s Discussion and Analysis of Operations and Financial Condition of Pyramid,” respectively.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)
	(In thousands, except per share data)
Statement of Operations Data
Total Revenue	$1,044	$1,008	$5,201	$4,995	$5,690	$4,836	$3,312
Income (Loss) from Operations	(224)	164	(77)	975	1,161	53	(537)
Net Income (Loss)	(159)	113	157	778	1,095	246	(189)
Net Income (Loss) per Share
Basic and Diluted	$(0.03)	$0.02	$0.03	$0.17	$0.23	$0.05	$(0.04)
Weighted Average Number of Basic Shares Outstanding	4,688	4,688	4,688	4,686	4,684	4,678	4,678

Balance Sheet Data
Cash and Cash Equivalents	$4,556	$3,828	$4,404	$3,834	$2,763	$1,536	$1,439
Short-term Investments	2,142	2,137	2,141	2,136	2,128	3,059	3,344
Total Assets	13,206	12,789	14,180	12,761	11,882	10,630	10,142
Notes Payable	-	-	-	-	55	40	21
Stockholders’ Equity	10,821	10,771	10,980	10,658	9,881	8,742	8,373
Total Liabilities and Stockholders’ Equity	13,206	12,789	14,180	12,761	11,882	10,630	10,142

Per Share Data
Net Book Value per
Common Share	$2.31	$2.30	$2.34	$2.27	$2.11	$1.87	$1.79
Common Shares Outstanding	4,688	4,688	4,688	4,688	4,684	4,678	4,678

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Selected Consolidated Historical Financial Data of Yuma

Set forth below are selected data derived from Yuma’s audited consolidated financial statements as of and for the years ended December 31, 2010 through 2013, Yuma’s unaudited consolidated financial statements as of and for the year ended December 31, 2009, and Yuma’s unaudited consolidated financial statements as of and for the three months ended March 31, 2014 and 2013. This information should be read together with Yuma’s consolidated financial statements and related notes and management’s discussion and analysis of operations and financial condition of Yuma contained in this proxy statement/prospectus under “Historical Consolidated Financial Statements of Yuma” and “Management’s Discussion and Analysis of Operations and Financial Condition of Yuma,” respectively.

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)						(unaudited)
	(In thousands, except outstanding shares and per share data)
Revenues and other operating income:
Sales of natural gas and crude	$10,355	$4,870	$28,076	$21,282	$18,954	$16,847	$27,169
Other revenue	241	127	1,067	602	477	528	1,344
Total revenues	10,597	4,997	29,143	21,884	19,431	17,375	28,513

Expenses:
Marketing cost of sales	321	2336	1,234	891	4,153	5,904	11,541
Lease operating	3,659	1,348	9,316	5,099	4,792	6,039	6,508
Re-engineering and workovers	2	51	2,522	434	1,340	-	-
General and administrative – stock based compensation	48	-	452	-	-	-	-
General and administrative – other	3,150	1,252	5,605	4,340	3,485	4,030	4,157
Depreciation, depletion and amortization	5,726	1,662	12,077	5,074	2,866	3,740	7,605
Asset retirement obligation accretion expense	142	64	668	265	240	203	305
(Gain) loss on asset disposal	-	-	(19)	10	138	4	2
Ceiling test write-down	-	-	-	-	-	-	5,639
Bad debt expense	27	1	194	210	238	158	152
Recovery of bad debts	-	-	(3)	(69)	-	-	-
Total expenses	13,075	4,612	32,046	16,254	17,252	20,078	35,909

Other income (expense):
Change in fair value of preferred stock derivative liability - Series A in 2011-2013, Series B in 2013 and 2012	1,472	2,004	(26,259)	(17,099)	(5,604)	-	-
Interest expense	(139)	(165)	(568)	(210)	(597)	(860)	(747)
Interest income	1	2	7	8	14	53	18
Bank mandated derivative instruments novation cost	-	-	(175)	-	-	-	-
Other, net	-	(2)	(72)	-	166	638	181
Total other income (expense)	1,334	1,838	(27,067)	(17,301)	(6,021)	(169)	(548)

Net loss from continuing operations before taxes	(1,144)	2,223	(29,970)	(11,671)	(3,841)	(2,873)	(7,944)
Income tax expense (benefit)	(849)	115	3,080	3,098	854	(797)	(1,896)
Net loss from continuing operations	(295)	2,108	(33,050)	(14,769)	(4,695)	(2,076)	(6,048)
Discontinued operations – pipeline segment	-	-	-	-	(18)	3,973	4,013
Net income (loss)	(295)	2,108	(33,050)	(14,769)	(4,715)	1,897	(2,036)
Less net income attributable to non-controlling interest	-	-	-	-	2	6	6
Net loss attributable to Yuma Energy, Inc.	(577)	1,836	(33,050)	(14,769)	(4,713)	1,891	(2,042)

Preferred stock, Series A and Series B Accretion	282	272	1,102	964	-	-	-
Dividends paid in cash	-	-	146	1,363	438	-	-
Dividends paid in kind	-	-	5,412	-	-	-	-
Net loss available to common stockholders	$(577)	$1,836	$(39,710)	$(17,096)	$(5,153)	$1,891	$(2,042)

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)						(unaudited)
	(In thousands, except outstanding shares and per share data)
Earnings (loss) per common share:
Basic	$(10.64)	$34.00	$(732)	$(317)	$(95)	$1,657	$(1,790)
Diluted	$(10.64)	$26.67	$(732)	$(317)	$(95)	$1,657	$(1,790)
Weighted average shares outstanding:
Basic	54,000	54,000	54,236	54,000	54,000	1,141	1,141
Diluted	54,000	79,036	54,236	54,000	54,000	1,141	1,141

Statement of Cash Flow Data
Cash provided by (used in)
Operating activities	$4,930	$5,676	$13,008	$4,897	$2,735	$7,845	$5,054
Investing activities	(1,906)	(5,160)	(25,346)	(30,410)	(10,677)	4,587	(6,473)
Financing activities	(853)	725	11,247	29,877	(43)	(9,384)	7,051

Balance Sheet Data
Total assets	$111,760	$91,406	$111,632	$87,015	$57,118	$56,954	$66,206
Long-term debt	30,565	19,050	31,215	17,875	2,975	11,000	17,650
Stockholders’ equity	(48,501)	(6,651)	(47,888)	(8,434)	8,566	14,575	16,444

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Selected Unaudited Pro Forma Condensed Combined Financial Information

The merger will be accounted for under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 which governs transactions that are considered to be reverse acquisitions for accounting purposes. In the merger, Pyramid is the acquiror for legal purposes, but for accounting purposes, Yuma will be deemed to be the acquiror and Pyramid the acquiree.

The following table shows information about Yuma’s financial condition and results of operations, including per share data, on a pro forma basis after giving effect to the merger of Pyramid and Yuma. We refer to this information in this proxy statement/prospectus as pro forma financial information. The table sets forth information relating to the merger as if it had become effective on March 31, 2014 with respect to balance sheet data (using currently available fair value information for Pyramid) and January 1, 2013, with respect to statement of operations data for the three months ended March 31, 2014 and for the year ended December 31, 2013. This unaudited pro forma financial information assumes that the merger will be accounted for using the purchase method of accounting and represents a current estimate based on available information of pro forma results of operations. The unaudited pro forma balance sheet data includes adjustments to record the assets and liabilities of Pyramid at their estimated fair values as of the date the merger is effective, and is subject to further adjustment as additional information becomes available and as additional analyses are performed. As part of the merger, Yuma’s outstanding preferred stock will be converted to common stock of the combined company and Yuma’s derivative liability will be reclassified to equity of the combined company; and these adjustments have been made to reflect the conversion of Yuma’s preferred stock to common stock.

The merger agreement provides that Pyramid issue approximately 66,336,701 shares of common stock as consideration to Yuma stockholders.

This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Pyramid and Yuma appearing elsewhere in this proxy statement/prospectus and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company using certain assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combination would have been had they occurred as of the beginning of such periods.

	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013
	(In thousands, except per share data)
Pro Forma Statement of Operations Data
Operating revenues	$11,641	$33,534
Net income (loss) available to common stockholders	$(2,122)	$(6,992)
Net income (loss) per common share:
Basic	$(0.03)	$(0.10)
Diluted	$(0.03)	$(0.10)

Pro Forma Balance Sheet Data
Total assets	$146,075
Long-term debt	$30,565
Stockholders’ equity	$63,346

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Summary Pro Forma Combined Oil, Natural Gas and Natural Gas Liquids Reserve and Production Data

The following table sets forth information with respect to the historical and pro forma combined estimated oil, natural gas and natural gas liquids, or NGLs, reserves as of December 31, 2013 of Yuma and Pyramid. This pro forma information gives effect to the merger as if it occurred on December 31, 2013. The Yuma and Pyramid reserve data presented below was derived from independent engineering reports of each company.  Netherland, Sewell & Associates, Inc. (“NSAI”) prepared the Yuma reserve estimates as of December 31, 2013, and MHA Petroleum Consultants, Inc. (“MHA”) prepared the Pyramid reserve estimates as of December 31, 2013. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties. The reserve estimates shown below were determined using a 12-month average price for oil, natural gas and natural gas liquids for the year ended December 31, 2013.

	Estimated Quantities of Reserves as of December 31, 2013
	Yuma Historical	Pyramid Historical	Merger Pro Forma Combined
Estimated Proved Reserves:
Oil (MBbls)	11,615	450	12,065
NGL (MBbls)	2,767	-	2,767
Natural Gas (MMcf)	38,372	14	38,386
Total (Mboe)(1)	20,777	452	21,229
Estimated Proved Developed Reserves:
Oil (MBbls)	1,607	450	2,057
NGL (MBbls)	493	-	493
Natural Gas (MMcf)	10,317	14	10,331
Total (Mboe)(1)	3,819	452	4,261
Estimated Proved Undeveloped Reserves:
Oil (MBbls)	10,008	-	10,008
NGL (MBbls)	2,275	-	2,275
Natural Gas (MMcf)	28,056	-	28,056
Total (Mboe)(1)	16,958	-	16,958

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

The following table sets forth summary historical and pro forma combined oil, natural gas and natural gas liquids production information for the three months ended March 31, 2014 and for the year ended December 31, 2013. This pro forma information gives effect to the merger as if it occurred on January 1, 2014 and January 1, 2013 for the three and twelve month periods, respectively. The historical Pyramid and Yuma oil, natural gas and natural gas liquids production data presented below is derived from the independent engineering reports of each company.

	Three Months Ended March 31, 2014			Year Ended December 31, 2013
	Yuma Historical	Pyramid Historical	Merger Pro Forma Combined	Yuma Historical	Pyramid Historical	Merger Pro Forma Combined
Oil (Bbls)	62,887	10,348	73,235	184,349	43,000	227,349
NGL (Bbls)	31,326	-	31,326	51,875	-	51,875
Natural Gas (Mcf)	855,889	-	855,889	1,580,468	6,000	1,586,468
Total (Boe)(1)	236,861	10,348	247,209	499,635	44,000	543,635

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

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Comparative Per Share Information

The following table sets forth certain historical net income (loss) per share of Yuma and Pyramid and per share book value information on an unaudited pro forma combined basis after giving effect to the merger under the reverse acquisition purchase method of accounting and on a pro forma basis.

The unaudited pro forma condensed combined per share information does not purport to represent what the results of operations or financial position of Yuma would actually have been had the merger occurred at the beginning of the periods shown or to project Yuma’s results of operations or financial position for any future period or date. Such pro forma information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included in this proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—].

The historical per share information is derived from, and should be read in conjunction with, the financial statements for Pyramid, and the financial statements for Yuma, both included elsewhere herein. Neither Yuma nor Pyramid declared any cash dividends related to their respective common stock during the periods presented.

	As of and for the Three Months Ended March 31, 2014	As of and for the Year Ended December 31, 2013
Yuma Historical Per Common Share Data:
Basic	$(10.64)	$(732)
Diluted	$(10.64)	$(732)
Book value (a)	$(894)	$(883)
Pyramid Historical Per Common Share Data:
Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.03
Book value (a)	$2.31	$2.34
Merger Pro Forma Combined Per Common Share Data:
Basic (b)	$(0.03)	$(0.10)
Diluted (b)	$(0.03)	$(0.10)
Book value (c)	$0.90	$0.92

(a)	Computed by dividing stockholders’ equity by the weighted average number of shares of common stock at the end of such period plus the dilutive effect of interests in securities (such as outstanding options and Yuma’s preferred stock on an as converted basis).
(b)	Based on the pro forma net income which gives effect to the merger under the reverse acquisition method of accounting.
(c)	Computed by dividing stockholders’ equity by the number of weighted average outstanding shares of Pyramid common stock at the end of such period, adjusted to include the estimated number of shares of Pyramid common stock to be issued in the merger plus the dilutive effect of interests in securities (such as outstanding options) at the end of such period.

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Comparative Per Share Market Price and Dividend Information

Pyramid common stock is listed for trading on the NYSE MKT under the symbol “PDO.” The following table sets forth, for the periods indicated, the high and low sale prices per share of Pyramid common stock on the NYSE MKT. There is no trading market in Yuma’s common stock or preferred stock.

For current price information, you should consult publicly available sources. Yuma has neither declared nor paid any cash dividends on its common stock in the past two years. Pyramid has neither declared nor paid any cash dividends on its common stock during the past two years, and does not anticipate declaring any dividends on its common stock in the foreseeable future.

Pyramid Common Stock

	High	Low
Quarter Ended
2012
March 31	$6.23	$3.82
June 30	5.20	4.05
September 30	4.85	4.07
December 31	4.56	3.75

2013
March 31	$4.48	$4.04
June 30	4.33	3.90
September 30	4.74	4.15
December 31	5.77	4.61

2014
March 31	$7.15	$4.86
June 30	$6.30	$5.03
September 30 (through August 6, 2014)	$5.92	$5.30

The following table sets forth the closing prices per share of Pyramid common stock, as well as the implied value of the proposed merger consideration for each share of Yuma common stock (after conversion of Yuma preferred stock to Yuma common stock), on February 5, 2014, the last full trading day prior to the public announcement of the merger, and [-], 2014 the last full trading day that this information could practicably be calculated prior to the date of this proxy statement/prospectus, which was calculated by assuming that (A) 57,493 shares of Yuma common stock are issued and outstanding, (B) all issued and outstanding shares of Yuma Series A preferred stock convert into 19,954 shares of Yuma common stock, (C) all issued and outstanding shares of Yuma Series B preferred stock convert into 10,261 shares of Yuma common stock, and (D) no shares of Yuma common stock or preferred stock dissent, (E) Yuma does not issue any restricted stock awards to its employees between the date of this proxy statement/prospectus and the effective time of the merger, and (F) Pyramid issues 66,336,701 shares of its common stock in the merger.

	Pyramid Common Stock	Implied Value Per Share of Yuma Common Stock
February 5, 2014	$5.44	$4,114.47
[-], 2014	[-]	[-]

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RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote. You should also read and consider the risk factors associated with each of the businesses of Pyramid and Yuma because these risk factors may affect the operations and financial results of the combined company.

Risks Relating to the Merger

Because all of the merger consideration to be received by Yuma stockholders is a fixed amount of Pyramid common stock and the market price of shares of Pyramid common stock will fluctuate, Yuma stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Upon the effective time of the merger, each share of Yuma common stock and preferred stock will be converted into the right to receive merger consideration consisting of a pro rata share of an aggregate of 66,336,701 shares of Pyramid common stock pursuant to the terms of the merger agreement. Because the aggregate number of shares of Pyramid common stock is fixed and will not be adjusted as a result of changes in the market price of Pyramid common stock, the value of the merger consideration Yuma stockholders will receive will fluctuate with the market price of Pyramid common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Pyramid common stock or adjust the portion of the merger consideration to be paid in Pyramid common stock as a result of any change in the market price of shares of Pyramid common stock between the date of this proxy statement/prospectus and the date that Yuma stockholders receive shares of Pyramid common stock in exchange for their shares of Yuma common stock or preferred stock. The market price of Pyramid common stock will likely be different, and may be lower, on the date Yuma stockholders receive their shares of Pyramid common stock than the market price of shares of Pyramid common stock as of the date of this proxy statement/prospectus.

During the 12-month period ended on June 30, 2014, shares of Pyramid common stock traded in a range from a low of $4.03 to a high of $7.15 and ended that period at $5.78 per share. See “Price Range of Common Stock and Dividends” beginning on page [—] for more detailed share price information. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in oil and natural gas prices, changes in Pyramid’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Pyramid’s control. If the market price of Pyramid common stock declines after Yuma stockholders vote, they may receive less value than they expected when they voted. Neither Pyramid nor Yuma is permitted to terminate the merger agreement, adjust the merger consideration or resolicit the vote of Yuma stockholders because of changes in the market price of Pyramid common stock.

The merger agreement limits Pyramid’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire Pyramid. These provisions include the prohibition on Pyramid generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that Pyramid pay a termination fee of approximately $1.0 million in cash if the merger agreement is terminated in specified circumstances in connection with an alternative transaction. In addition, even if the board of directors of Pyramid determines that a competing proposal to acquire Pyramid is superior, Pyramid may not exercise its right to terminate the merger agreement unless it notifies Yuma of its intention to do so and gives Yuma at least four business days to propose revisions to the terms of the merger agreement or to make another proposal in response to the competing proposal. See “The Merger Agreement—No Solicitation” beginning on page [—].

Yuma required Pyramid to agree to these provisions as a condition to Yuma’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of Pyramid from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Pyramid than it might otherwise have proposed to pay.

The opinion obtained by the board of directors of Pyramid from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

The Pyramid board of directors has not requested an updated opinion as of the date of this proxy statement/prospectus from ROTH, Pyramid’s financial advisor, nor has it obtained such an update since the board is not aware of any material changes to Pyramid, Yuma or their respective businesses, results of operations or financial positions. This opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to the financial advisor as of, the date of such opinion. Developments subsequent to the date of such opinion, including changes in the operations and prospects of Yuma or Pyramid, general market and economic conditions and other factors that may be beyond the control of Yuma and Pyramid, may affect such opinion. The opinion is included as Annex D to this proxy statement/prospectus. For a description of the opinion that the Pyramid board of directors received from its financial advisor and a summary of the material financial analyses ROTH provided to the Pyramid board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—Opinion of ROTH Capital Partners to the Pyramid Board of Directors” beginning on page [—].

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Pyramid stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over management.

Immediately after the completion of the merger, it is expected that former Pyramid stockholders, who collectively own 100% of Pyramid, will own approximately 7% of Pyramid, based on the number of shares of Pyramid common stock outstanding as of [-], 2014.

The merger and related transactions are subject to approval by the stockholders of both Pyramid and Yuma.

In order for the merger to be completed, both Pyramid’s stockholders and Yuma’s stockholders must approve and adopt the merger agreement, which requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Pyramid common stock and Yuma common stock, and at least two-thirds or 66⅔% of Yuma’s outstanding Series A and Series B preferred stock voting together as a separate class.

Any delay in completing the merger may substantially reduce the benefits expected to be obtained from the merger.

The closing of the merger is conditioned on obtaining various approvals by Yuma’s and Pyramid’s respective stockholders and a number of other conditions beyond the control of Yuma and Pyramid. These conditions may prevent or delay the merger from being completed. Yuma and Pyramid cannot predict whether or when the conditions required to complete the merger will be satisfied. Any delay in completing the merger may materially adversely affect the ability of the combined company to attain the benefits that Yuma and Pyramid expect to achieve from the merger. If the merger is not completed on or before December 31, 2014, either Yuma or Pyramid may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. See “The Merger Agreement —Conditions to the Completion of the Merger” beginning on page [—].

Merger-related charges will be incurred.

Yuma and Pyramid estimate that, as a result of the merger, the combined company expects to incur merger-related cash expenses of approximately $1.5 million, consisting of investment banking, legal and accounting fees and financial printing and other related charges. The foregoing amount is a preliminary estimate and the actual amount may be higher or lower. Moreover, the combined company is likely to incur additional expenses in future periods in connection with the integration of Yuma’s and Pyramid’s businesses.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Pyramid.

If the merger is not completed, the ongoing business of Pyramid may be adversely affected and Pyramid would be subject to a number of risks, including the following:

•	Pyramid will not realize the benefits expected from the merger, including a potentially enhanced competitive and financial position, and instead will be subject to all the risks it currently faces as an independent company;

•	Pyramid may experience negative reactions from the financial markets and Pyramid’s customers and employees;

•	under the merger agreement, Pyramid may be required to pay to Yuma a termination fee of approximately $1.0 million if the merger agreement is terminated under certain circumstances. If such termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of Pyramid. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page [—];

•	the merger agreement places certain restrictions on the conduct of Pyramid’s business prior to the completion of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of Yuma, may prevent Pyramid from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger. See “The Merger Agreement — Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Pyramid beginning on page [—]; and

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•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Pyramid management, which would otherwise have been devoted to other opportunities that may have been beneficial to Pyramid as an independent company.

Risks Relating to Pyramid’s Business

Pyramid’s future performance is dependent upon its ability to continue to identify, acquire and develop additional oil and gas properties, the failure of which could result in under use of capital and losses.

Pyramid’s future performance depends upon its ability to continue to identify, acquire and develop additional oil and gas reserves that are economically recoverable. Pyramid’s success will depend upon Pyramid’s ability to continue to acquire working and revenue interests in properties upon which oil and gas reserves are ultimately discovered in commercial quantities, and Pyramid’s ability to develop additional prospects that contain proven oil and gas reserves to the point of production. The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain.

The oil and gas industry is highly competitive, and Pyramid may not have sufficient resources to compete effectively.

The oil and gas industry is highly competitive. Pyramid competes with oil and natural gas companies and other individual producers and operators, many of which have substantially greater financial and other resources than it has. Pyramid’s larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than Pyramid can and may enjoy a competitive advantage in the recruitment of qualified personnel. Competitors may be able to absorb the burden of any changes in laws and regulations in the jurisdictions in which Pyramid does business and handle longer periods of reduced prices for oil and gas more easily than it can. Pyramid’s competitors may be able to pay more for oil and gas leases and properties and may be able to define, evaluate, bid for and purchase a greater number of leases and properties than it can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than Pyramid can. Pyramid’s ability to acquire additional properties in the future will depend upon its ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

Pyramid’s exploration, development and production activities are subject to certain environmental regulations which may affect its costs of operations.

In general, Pyramid’s exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, Pyramid is subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. However, such laws and regulations are frequently changed and any such changes may have material adverse effects on Pyramid’s activities. Pyramid is unable to predict the ultimate cost of compliance with such laws and regulations. To date Pyramid has not been required to spend any material amounts on compliance with environmental regulations. However, Pyramid may be required to do so in future and this may affect its ability to expand or maintain its operations.

Any change to government regulation or administrative practices may have a negative impact on Pyramid’s ability to operate and its profitability.

The business of oil and gas exploration and development is subject to substantial regulation under federal, state, local and foreign laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil and gas and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil and gas exploration and development operations could have a material adverse impact on Pyramid’s business. Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development.

Pyramid may be unable to replace, maintain or expand its oil and gas reserves in order to prevent its future reserves and production from declining, which would adversely affect future cash flows and income.

In general, production from oil and gas properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. Pyramid’s future oil and gas production is highly dependent upon its ability to economically find, develop, acquire and maintain reserves in commercial quantities.

To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for oil and gas or an increase in finding and development costs, and external sources of capital become limited or unavailable, Pyramid’s ability to make the necessary capital investment to maintain or expand its asset base of oil and gas reserves would be impaired. Even with sufficient available capital, Pyramid’s future exploration and development activities may not result in additional proved reserves, and it might not be able to drill productive wells at acceptable costs.

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The oil and gas exploration and production industry is historically a cyclical industry and market fluctuations in the prices of oil and gas could adversely affect Pyramid’s business.

Prices for oil and gas tend to fluctuate significantly in response to factors beyond Pyramid’s control. These factors include:

•	weather conditions in the United States and where Pyramid’s property interests are located;

•	economic conditions, including demand for petroleum based products, in the United States and the rest of the world;

•	actions by OPEC, the Organization of Petroleum Exporting Countries;

•	political instability in the Middle East, North Africa and other major oil and gas producing regions;

•	governmental regulations;

•	domestic tax policy;

•	the price of foreign imports of oil and gas;

•	the cost of exploring for, producing and delivering oil and gas;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	the ability of oil and gas companies to raise capital;

•	the overall supply and demand for oil and gas; and

•	the availability of alternate fuel sources.

Changes in commodity prices may significantly affect Pyramid’s capital resources, liquidity and expected operating results. Price changes will directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non cash charges to earnings due to impairment.

Changes in commodity prices may also significantly affect Pyramid’s ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and the development and exploitation of projects. Pyramid expects that commodity prices will continue to fluctuate significantly in the future.

Exploratory and developmental drilling and production operations involve many risks that are outside Pyramid’s control and which may result in a material adverse effect on its business, financial condition or results of operations.

The business of exploring for, developing and producing oil and gas involves a substantial risk of investment loss. Drilling and operating oil and gas wells involves the risk that the wells may be unproductive or that, although productive, the wells may not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, power outages, gas leakage, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered that impair or prevent the production of oil or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances.

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At times Pyramid participates in joint ventures wherein it is dependent upon the efforts of various third parties that Pyramid does not control and, as a result, it may not be able to control the timing of development efforts, associated costs, or the rate of production of reserves (if any).

The success of Pyramid’s business interests in certain joint ventures, where it owns less than a majority interest depends upon the efforts of various third parties that Pyramid does not control. As a result, Pyramid may have limited ability to exercise influence over certain joint venture decisions, operations or costs in certain joint venture activities. Pyramid’s dependence on the operator and, where applicable, other working interest owners for these projects and Pyramid’s limited ability to influence operations and associated costs could prevent Pyramid from realizing targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on joint venture properties operated by others depend upon a number of factors that will be largely outside of Pyramid’s control, including:

•	the timing and amount of capital expenditures;

•	the operator's expertise and financial resources;

•	approval of other participants in drilling wells;

•	selection of technology;

•	the rate of production of the reserves; and

•	the availability of suitable drilling rigs, drilling equipment, production and transportation infrastructure, and qualified operating personnel.

Pyramid also relies upon various consultants and service companies to provide it with technical assistance and services. Pyramid relies upon the services of geologists, geophysicists, chemists, engineers and other scientists to explore and analyze oil and gas prospects to determine a method in which its oil and gas prospects may be developed in a cost effective manner.

Risks Relating to Yuma’s Business

You should read and consider the following risk factors specific to Yuma’s business that will also affect the combined company after the merger.

Oil and natural gas prices are volatile, and low prices could have a material adverse impact on Yuma’s business.

Yuma’s revenues, profitability and future growth and the carrying value of its properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of cash flow available for capital expenditures and Yuma’s ability to borrow and raise additional capital. The amount Yuma will be able to borrow under its credit agreement will be subject to periodic redetermination based in part on current oil and natural gas prices and on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that Yuma can economically produce and have an adverse effect on the value of its properties.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

•	the domestic and foreign supply of oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon and maintain oil prices and production levels;

•	social unrest and political instability, particularly in major oil and natural gas producing regions outside the United States, such as northern Africa and the Middle East, and armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level of consumer product demand;

•	the growth of consumer product demand in emerging markets, such as China;

•	labor unrest in oil and natural gas producing regions;

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•	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•	the price and availability of alternative fuels;

•	the price of foreign imports;

•	worldwide economic conditions; and

•	the availability of liquid natural gas imports.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.

Yuma depends on computer and telecommunications systems and failures in its systems or cyber security attacks could significantly disrupt its business operations.

Yuma has entered into agreements with third parties for hardware, software, telecommunications and other information technology services in connection with its business. It is possible Yuma could incur interruptions from cyber security attacks, computer viruses or malware. Yuma believes that it has positive relations with its related vendors and maintains adequate anti-virus and malware software and controls; however, any interruptions to its arrangements with third parties to its computing and communications infrastructure or its information systems could significantly disrupt its business operations.

Yuma may not be able to drill wells on a substantial portion of its acreage.

Yuma may not be able to drill on a substantial portion of its acreage for various reasons. Yuma may not generate or be able to raise sufficient capital to do so. Future deterioration in commodities pricing may also make drilling some acreage uneconomic. Yuma’s actual drilling activities and future drilling budget will depend on drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, lease expirations, gathering system and pipeline transportation constraints, regulatory approvals and other factors. In addition, any drilling activities Yuma is able to conduct may not be successful or add additional proved reserves to its overall proved reserves, which could have a material adverse effect on its future business, financial condition and results of operations.

Yuma’s ability to sell its production and/or receive market prices for its production may be adversely affected by transportation capacity constraints and interruptions.

If the amount of natural gas, condensate or oil being produced by Yuma and others exceeds the capacity of the various transportation pipelines and gathering systems available in its operating areas, it will be necessary for new transportation pipelines and gathering systems to be built. Or, in the case of oil and condensate, it will be necessary for Yuma to rely more heavily on trucks to transport its production, which is more expensive and less efficient than transportation via pipeline. Currently, Yuma anticipates that additional pipeline capacity will be required in the Bakken / Three Forks formations area to transport oil and condensate production, which increased substantially during 2012 and 2013 and is expected to continue to increase. The construction of new pipelines and gathering systems is capital intensive and construction may be postponed, interrupted or cancelled in response to changing economic conditions and the availability and cost of capital. In addition, capital constraints could limit Yuma’s ability to build gathering systems to transport its production to transportation pipelines. In such event, costs to transport Yuma’s production may increase materially or it might have to shut in its wells awaiting a pipeline connection or capacity and/or sell its production at much lower prices than market or than it currently projects, which would adversely affect Yuma’s results of operations.

A portion of Yuma’s production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or it might voluntarily curtail production in response to market conditions. If a substantial amount of Yuma’s production is interrupted at the same time, it could adversely affect its cash flow.

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Unless Yuma replaces its reserves, its reserves and production will decline, which would adversely affect Yuma’s financial condition, results of operations and cash flows.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Decline rates are typically greatest early in the productive life of a well. Estimates of the decline rate of an oil or natural gas well are inherently imprecise, and are less precise with respect to new or emerging oil and natural gas formations with limited production histories than for more developed formations with established production histories. Yuma’s production levels and the reserves that it currently expects to recover from its wells will change if production from Yuma’s existing wells decline in a different manner than it has estimated and can change under other circumstances. Thus, Yuma’s future oil and natural gas reserves and production and, therefore, its cash flow and results of operations are highly dependent upon Yuma’s success in efficiently developing and exploiting its current properties and economically finding or acquiring additional recoverable reserves. Yuma may not be able to develop, find or acquire additional reserves to replace current and future production at acceptable costs. If Yuma is unable to replace current and future production, cash flows and the value of reserves may decrease, adversely affecting Yuma’s business, financial condition and results of operations.

Estimates of proved oil and natural gas reserves involve assumptions and any material inaccuracies in these assumptions will materially affect the quantities and the value of Yuma’s reserves.

This proxy statement/prospectus contains estimates of Yuma’s proved oil and natural gas reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of Yuma’s reserves. Yuma’s properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, Yuma may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond its control.

At December 31, 2013, approximately 81.6% of Yuma’s estimated reserves were classified as proved undeveloped. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that Yuma will make significant capital expenditures to develop its reserves. The estimates of these oil and natural gas reserves and the costs associated with development of these reserves have been prepared in accordance with SEC regulations; however, actual capital expenditures will likely vary from estimated capital expenditures, development may not occur as scheduled and actual results may not be as estimated.

Yuma depends substantially on the continued presence of key personnel for critical management decisions and industry contacts.

Yuma’s success depends upon the continued contributions of its executive officers and key employees, particularly with respect to providing the critical management decisions and contacts necessary to manage and maintain growth within a highly competitive industry. Competition for qualified personnel can be intense, particularly in the oil and natural gas industry, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, Yuma could be unable to attract and retain these personnel. The loss of the services of any of Yuma’s executive officers or other key employees for any reason could have a material adverse effect on its business, operating results, financial condition and cash flows.

Yuma’s business is highly competitive.

The oil and natural gas industry is highly competitive in many respects, including identification of attractive oil and natural gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, Yuma competes with a number of other companies, including large oil and natural gas companies and other independent operators with greater financial resources, larger numbers of personnel and facilities, and, in some cases, with more expertise.

Yuma’s oil and natural gas activities are subject to various risks which are beyond its control.

Yuma’s operations are subject to many risks and hazards incident to exploring and drilling for, producing, transporting, marketing and selling oil and natural gas. Although Yuma may take precautionary measures, many of these risks and hazards are beyond its control and unavoidable under the circumstances. Many of these risks or hazards could materially and adversely affect its revenues and expenses, the ability of certain of its wells to produce oil and natural gas in commercial quantities, the rate of production and the economics of the development of, and its investment in the prospects in which Yuma has or will acquire an interest. Any of these risks and hazards could materially and adversely affect Yuma’s financial condition, results of operations and cash flows. Such risks and hazards include:

•	human error, accidents, labor force and other factors beyond Yuma’s control that may cause personal injuries or death to persons and destruction or damage to equipment and facilities;

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•	blowouts, fires, hurricanes, pollution and equipment failures that may result in damage to or destruction of wells, producing formations, production facilities and equipment;

•	unavailability of materials and equipment;

•	engineering and construction delays;

•	unanticipated transportation costs and delays;

•	unfavorable weather conditions;

•	hazards resulting from unusual or unexpected geological or environmental conditions;

•	environmental regulations and requirements;

•	accidental leakage of toxic or hazardous materials, such as petroleum liquids or drilling fluids, into the environment;

•	hazards resulting from the presence of hydrogen sulfide (H2S) or other contaminants in natural gas Yuma produces;

•	changes in laws and regulations, including laws and regulations applicable to oil and natural gas activities or markets for the oil and natural gas produced;

•	fluctuations in supply and demand for oil and natural gas causing variations of the prices Yuma receives for its oil and natural gas production; and

•	the availability of alternative fuels and the price at which they become available.

As a result of these risks, expenditures, quantities and rates of production, revenues and operating costs may be materially adversely affected and may differ materially from those anticipated by Yuma.

Yuma’s exploration and development drilling efforts and the operation of its wells may not be profitable or achieve its targeted returns.

Yuma requires significant amounts of undeveloped leasehold acreage to further its development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. Yuma invests in property, including undeveloped leasehold acreage, which it believes will result in projects that will add value over time. Yuma’s leasehold acreage may not be profitably developed, new wells drilled by it may not be productive and it may not recover all or any portion of its investment in such leasehold acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve Yuma’s targeted rate of return. Yuma’s ability to achieve its target results is dependent upon the current and future market prices for oil and natural gas, costs associated with producing oil and natural gas and its ability to add reserves at an acceptable cost.

In addition, Yuma may not be successful in controlling its drilling and production costs to improve its overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. Yuma cannot predict the cost of drilling and completing a well, and it may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents and shortages or delays in the availability of drilling and completion equipment and services;

•	adverse weather conditions, including hurricanes; and

•	compliance with governmental requirements.

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Yuma is subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Companies that explore for and develop, produce, sell and transport oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental, health and safety laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on Yuma’s drilling activities, it may not be able to conduct operations as planned. Yuma may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	water discharge and disposal permits for drilling operations;

•	drilling bonds;

•	drilling permits;

•	reports concerning operations;

•	air quality, noise levels and related permits;

•	spacing of wells;

•	rights-of-way and easements;

•	unitization and pooling of properties;

•	pipeline construction;

•	gathering, transportation and marketing of oil and natural gas;

•	taxation; and

•	waste transport and disposal permits and requirements.

Failure to comply with these laws may result in the suspension or termination of operations and subject Yuma to liabilities under administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws or the enforcement thereof could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect Yuma’s business, financial condition and results of operations. Under these laws and other environmental health and safety laws and regulations, Yuma could be held liable for personal injuries, property damage (including site clean-up and restoration costs) and other damages including the assessment of natural resource damages. Failure to comply with these laws and regulations may also result in the suspension or termination of Yuma’s operations and subject it to administrative, civil and criminal penalties. Some laws and regulations may impose strict as well as joint and several liability for environmental contamination, which could subject Yuma to liability for the conduct of others or for its own actions that were in compliance with all applicable laws at the time such actions were taken. Environmental and other governmental laws and regulations also increase the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects. Part of the regulatory environment in which Yuma operates includes, in some cases, federal requirements for performing or preparing environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. In addition, Yuma’s activities are subject to regulation by oil and natural gas-producing states relating to conservation practices and protection of correlative rights. These regulations affect Yuma’s operations and limit the quantity of oil and natural gas it may produce and sell. Delays in obtaining regulatory approvals or necessary permits, the failure to obtain a permit or the receipt of a permit with excessive conditions or costs could have a material adverse effect on Yuma’s ability to explore on, develop or produce its properties. Additionally, the oil and natural gas regulatory environment could change in ways that might substantially increase the financial and managerial costs to comply with the requirements of these laws and regulations and, consequently, adversely affect Yuma’s profitability.

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Federal, state and local legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

From time to time, legislation has been proposed in Congress to amend the federal Safe Drinking Water Act to require federal permitting of hydraulic fracturing and the disclosure of chemicals used in the hydraulic fracturing process. Federal, state, tribal and local governments have been adopting or considering restrictions on or prohibitions of fracturing in areas where Yuma has non-operated working interests and the operator of such properties could be subject to additional levels of regulation, operational delays or increased operating costs and could have regulatory burdens imposed upon it that could make it more difficult to perform hydraulic fracturing and increase the costs of compliance and doing business.

At the Federal level, for example, the EPA is conducting a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. In December 2012, the EPA issued a progress report describing its ongoing study, and announcing its expectation that a final draft report will be released for public comment and peer review in 2014. Other governmental reviews have also been recently conducted or are under way that focus on environmental aspects of hydraulic fracturing, including for example, a Federal Bureau of Land Management rulemaking for hydraulic fracturing practices on federal and Indian lands that has resulted in a May 2013 proposal that would require public disclosure of chemicals used in hydraulic fracturing on federal and Indian lands, confirmation that the wells used in fracturing operations meet proper construction standards and development of plans for managing flowback water from such activities. These activities could result in additional regulatory scrutiny that could make it difficult to perform hydraulic fracturing and increase the costs of compliance and doing business with regard to Yuma’s non-operated properties.

Certain states likewise have adopted, and other states are considering the adoption of regulations that impose new or more stringent permitting, disclosure and well construction requirements on hydraulic fracturing operations. In addition to state laws, local land use restrictions, such as city ordinances, may restrict or prohibit drilling in general or hydraulic fracturing in particular. Such efforts have extended to bans on hydraulic fracturing.

In connection with its non-operated properties in the Williston Basin, as a working interest owner, Yuma uses a significant amount of water with respect to hydraulic fracturing operations. The inability to locate sufficient amounts of water, or dispose of or recycle water used in exploration and production operations, could adversely impact Yuma’s operations. Moreover, new environmental initiatives and regulations could include restrictions on Yuma’s ability to participate in certain operations such as hydraulic fracturing or disposal of waste, including, but not limited to, produced water, drilling fluids and other wastes associated with the exploration, development or production of oil and natural gas. Compliance with environmental regulations and regulatory permit requirements governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells may increase the operating costs of Yuma’s non-operated properties in the Williston Basin and cause delays, interruptions or termination of operations, all of which could have an adverse effect on Yuma’s results of operations and financial condition.

Hydraulic fracturing involves the injection of water, sand and various chemicals under pressure into geologic formations to fracture the surrounding rock and stimulate production. This process may give rise to operational issues such as an underground migration of water and chemicals to unintended areas, wellbore integrity, possible surface spillage and contamination caused by mishandling of fracturing fluids, including chemical additives. Properly administering the hydraulic fracturing process entails operational costs and a failure to properly administer the process could cause significant remedial and financial costs.

Regulation related to global warming and climate change could have an adverse effect on Yuma’s operations and demand for oil and natural gas.

Studies over recent years have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, governments have begun adopting domestic and international climate change regulations that require reporting and reductions of the emission of greenhouse gases. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil, natural gas and refined petroleum products, are considered greenhouse gases. Internationally, the United Nations Framework Convention on Climate Change, and the Kyoto Protocol address greenhouse gas emissions, and several countries, including those comprising the European Union, have established greenhouse gas regulatory systems. In the United States, at the state level, many states, either individually or through multi-state regional initiatives, have begun implementing legal measures to reduce emissions of greenhouse gases, primarily through the planned development of emission inventories, emission targets, greenhouse gas cap and trade programs or incentives for renewable energy generation, while others have considered adopting such greenhouse gas programs.

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The EPA has issued greenhouse gas monitoring and reporting regulations that went into effect January 1, 2010, and required reporting by regulated facilities by March 2011 and annually thereafter. In November 2010, the EPA issued a final rule requiring companies to report certain greenhouse gas emissions from oil and natural gas facilities. On July 19, 2011, the EPA amended the oil and natural gas facility greenhouse gas reporting rule to require reporting beginning in September 2012. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The finding served as the first step to issuing regulations that require permits for and reductions in greenhouse gas emissions for certain facilities. Recently, the EPA issued four new regulations for the oil and natural gas industry, including: a new source performance standard for volatile organic compounds (“VOCs”); a new source performance standard for sulfur dioxide; an air toxics standard for oil and natural gas production; and an air toxics standard for natural gas transmission and storage. The final rule includes the first federal air standards for natural gas wells that are hydraulically fractured, or refractured, as well as requirements for several sources, such as storage tanks and other equipment, and limits methane emissions from these sources. Compliance with these regulations will impose additional requirements and costs on Yuma’s operations.

In the courts, several decisions have been issued that may increase the risk of claims being filed by governments and private parties against companies that have significant greenhouse gas emissions. Such cases may seek to challenge air emissions permits that greenhouse gas emitters apply for and seek to force emitters to reduce their emissions or seek damages for alleged climate change impacts to the environment, people, and property.

Any laws or regulations that may be adopted to restrict or reduce emissions of greenhouse gases could require Yuma to incur additional operating costs, such as costs to purchase and operate emissions or other compliance costs, and reduce demand for its products.

The ongoing implementation of federal legislation enacted in 2010 could have an adverse impact on Yuma’s ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with its business.

Historically, Yuma has entered into a number of commodity derivative contracts in order to hedge a portion of its oil and natural gas production and, periodically, interest expense. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which requires the SEC and the Commodity Futures Trading Commission (or CFTC), along with other federal agencies, to promulgate regulations implementing the new legislation. The CFTC, in coordination with the SEC and various U.S. federal banking regulators, has issued regulations to implement the so-called “Volcker Rule” under which banking entities are generally prohibited from proprietary trading of derivatives. Although conditional exemptions from this general prohibition are available, the Volcker Rule may limit the trading activities of banking entities that have been counterparties to Yuma’s derivatives trades in the past. Also, a provision of the Dodd-Frank Act known as the “swaps push-out rule” may require some of the banking counterparties to Yuma’s commodity derivative contracts to “push out” some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

The CFTC also has finalized other regulations implementing the Dodd-Frank Act’s provisions regarding trade reporting, margin and position limits; however, some regulations remain to be finalized and it is not possible at this time to predict when the CFTC will adopt final rules. For example, the Dodd-Frank Act and the CFTC regulations may require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain of Yuma’s derivative activities. Also, the CFTC has re-proposed regulations setting position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions are expected to be made exempt from these limits. It is possible that the CFTC, in conjunction with the U.S. federal banking regulators, may mandate that financial counterparties entering into swap transactions with end-users must do so with credit support agreements in place, which could result in negotiated credit thresholds above which Yuma would be required to post collateral.

The Dodd-Frank Act and any additional implementing regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral, which could adversely affect Yuma’s available liquidity), materially alter the terms of some commodity derivative contracts, limit its ability to trade some derivatives to hedge risks, reduce the availability of some derivatives to protect against risks it encounters, reduce its ability to monetize or restructure its existing commodity derivative contracts, and potentially increase its exposure to less creditworthy counterparties. If Yuma reduces its use of derivatives as a consequence, its results of operations may become more volatile and its cash flows may be less predictable, which could adversely affect its ability to plan for and fund capital expenditures. Increased volatility may make Yuma less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the implementing regulations result in lower commodity prices, Yuma’s revenues could be adversely affected. Any of these consequences could adversely affect its business, financial condition and results of operations.

Yuma cannot be certain that the insurance coverage it maintains will be adequate to cover all losses that may be sustained in connection with all oil and natural gas activities.

Yuma maintains general and excess liability policies, which it considers to be reasonable and consistent with industry standards. These policies generally cover:

•	personal injury;

•	bodily injury;

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•	third party property damage;

•	medical expenses;

•	legal defense costs;

•	pollution in some cases;

•	well blowouts in some cases; and

•	workers compensation.

As is common in the oil and natural gas industry, Yuma will not insure fully against all risks associated with its business either because such insurance is not available or because it believes the premium costs are prohibitive. A loss not fully covered by insurance could have a materially adverse effect on Yuma’s financial position, results of operations and cash flows.

Title to the properties in which Yuma has an interest may be impaired by title defects.

Yuma generally obtains title opinions on significant properties that it drills or acquires. Additionally, undeveloped acreage has greater risk of title defects than developed acreage. Generally, under the terms of the operating agreements affecting Yuma’s properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which Yuma holds an interest, it will suffer a financial loss.

The unavailability or high cost of drilling rigs, pressure pumping equipment and crews, other equipment, supplies, water, personnel and oil field services could adversely affect Yuma’s ability to execute its exploration and development plans on a timely basis and within its budget.

The oil and gas industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies, water or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. Increasing levels of exploration and production may increase the demand for oilfield services and equipment, and the costs of these services and equipment may increase, while the quality of these services and equipment may suffer. The unavailability or high cost of drilling rigs, pressure pumping equipment, supplies or qualified personnel can materially and adversely affect Yuma’s operations and profitability. In order to secure drilling rigs and pressure pumping equipment, Yuma has entered into certain contracts that extend over several months. If demand for drilling rigs and pressure pumping equipment subside during the period covered by these contracts, the price Yuma is required to pay may be significantly more than the market rate for similar services.

Yuma depends on the skill, ability and decisions of third-party operators of the oil and natural gas properties in which it has a non-operated working interest.

The success of the drilling, development and production of the oil and natural gas properties in which Yuma has or expects to have a non-operating working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties. The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which Yuma has an interest could result in material adverse consequences to its interest in such properties, including substantial penalties and compliance costs. Such adverse consequences could result in substantial liabilities to Yuma or reduce the value of its properties, which could negatively affect its results of operations.

Hedging transactions may limit Yuma’s potential gains and increase its potential losses.

In order to manage Yuma’s exposure to price risks in the marketing of its oil, natural gas, and natural gas liquids production, Yuma has entered into oil, natural gas, and natural gas liquids price hedging arrangements with respect to a portion of its anticipated production and it may enter into additional hedging transactions in the future. While intended to reduce the effects of volatile oil, natural gas and natural gas liquids prices, such transactions may limit its potential gains and increase its potential losses if oil, natural gas and natural gas liquids prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose Yuma to the risk of loss in certain circumstances, including instances in which:

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•	Yuma’s production is less than expected;

•	there is a widening of price differentials between delivery points for Yuma’s production; or

•	the counterparties to Yuma’s hedging agreements fail to perform under the contracts.

Risks Relating to Pyramid’s Operations After Consummation of the Merger

We may not be able to successfully integrate the businesses of Pyramid and Yuma following the merger.

The success of the merger depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. Pyramid and Yuma have operated and, until the effective time of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Pyramid’s merger with Yuma, if completed, may not achieve its intended results.

Pyramid and Yuma entered into the merger agreement with the expectation that the merger would result in various benefits, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the business of Yuma is integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company, and diversion of management’s time and energy and could have an adverse effect on the combined company’s financial position, results of operations or cash flows.

Pyramid’s business plan after consummation of the merger includes substantial capital requirements which may require additional debt or equity financing.

After consummation of the merger, Pyramid expects to make substantial capital expenditures for the acquisition, development, production and exploration of its oil and gas properties in order to fully realize its business plan. Pyramid’s capital requirements will depend on numerous factors, and it cannot predict accurately the exact timing and amount of its capital requirements. Although Pyramid intends to finance a substantial portion of its future capital expenditures through cash flow from operations, cash on hand, and its revolving credit facility, it may require additional funds which could come from debt or equity financing or asset sales. A decrease in expected revenues or adverse change in market conditions could make obtaining financing economically unattractive or impossible or reduce the value Pyramid expects to receive from asset divestitures.

A significant increase in Pyramid’s indebtedness, or an increase in its indebtedness that is proportionately greater than its issuances of equity could negatively impact its ability to remain in compliance with the financial covenants under Pyramid’s revolving credit facility which could force it to limit or defer its planned oil and gas leasing, exploration and development program. Moreover, if Pyramid is unable to finance its growth as expected, it could be required to sell assets, seek alternative financing, the terms of which may not be attractive to Pyramid, or reduce the scope of its business plan.

In addition, a significant increase in Pyramid’s indebtedness could cause it to be unable to obtain sufficient credit capacity with counterparties to finance the hedging of its future crude oil and gas production which may limit its ability to manage price risk. As a result of these factors, Pyramid may lack the capital necessary to fully pursue its drilling program, obtain credit necessary to enter into derivative contracts to hedge its future crude oil and gas production or to capitalize on other business opportunities.

Risks Relating to Pyramid Common Stock After Consummation of the Merger

The trading price of Pyramid common stock may be volatile.

The trading price of shares of Pyramid common stock has from time to time fluctuated widely and in the future Pyramid common stock may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this document, as well as Pyramid’s operating results, financial condition, drilling activities and general conditions in the oil and natural gas exploration and development industry, the economy, the securities markets and other events.

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The influx of such a substantial number of shares into the public market could have a significant negative effect on the trading price of Pyramid common stock. In recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, Pyramid may experience wide fluctuations in the market price of its common stock. These fluctuations may have an extremely negative effect on the market price of Pyramid common stock.

The expected executive officers and directors after the closing of the merger of the combined company are expected to collectively beneficially own approximately 60.1% of the outstanding shares of Pyramid common stock after the closing of the merger and continue to have substantial control over Pyramid, which will limit Pyramid stockholders’ ability to influence the outcome of important transactions, including a change in control.

The expected executive officers and directors after the merger of the combined company and their affiliates, in the aggregate, beneficially will own approximately 60.1% of the outstanding shares of Pyramid common stock, based on the number of shares anticipated to be outstanding at the closing of the merger. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by Pyramid’s stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Pyramid, could deprive its stockholders of an opportunity to receive a premium for their Pyramid common stock as part of a sale of Pyramid and might ultimately affect the market price of Pyramid common stock.

Offerings of debt by Pyramid, which would be senior to Pyramid’s common stock upon liquidation, and/or preferred stock, which would be senior to Pyramid common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of Pyramid’s common stock.

Pyramid may from time to time issue debt securities in connection with any number of activities, including strategic acquisitions, repayment of debt, capital expenditures and other uses. Upon liquidation, holders of such debt securities and lenders with respect to other borrowings by Pyramid will receive distributions of Pyramid’s available assets prior to the holders of Pyramid’s common stock.

Pyramid’s board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Pyramid’s board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over Pyramid common stock with respect to dividends or upon Pyramid’s dissolution, winding-up and liquidation and other terms. If Pyramid issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution, or winding-up, or if Pyramid issues preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of Pyramid common stock or the market price of Pyramid common stock could be adversely affected.

In addition, offerings of Pyramid common stock or of securities linked to Pyramid common stock may dilute the holdings of Pyramid existing common stockholders or reduce the market price of Pyramid common stock. Holders of Pyramid common stock are not entitled to preemptive rights.

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THE COMPANIES

Pyramid Oil Company

Since Pyramid’s incorporation on October 9, 1909, it has been engaged in the business of the exploration, development and production of crude oil and natural gas. Pyramid acquires interests in land and producing properties through acquisitions and leases and then drills and/or operates crude oil or natural gas wells in efforts to discover and produce oil and gas. Crude oil and natural gas produced from these properties are sold to various refineries and pipeline companies. The majority of the oil and gas properties that Pyramid owns and operates are for its account. Pyramid also participates in joint ventures with other companies in the development of oil and gas properties.

Although Pyramid owns some minor oil and gas interests in New York, Wyoming and Texas, all of its major revenue-producing properties are in California. At December 31, 2013, Pyramid’s estimated total proved oil and natural gas reserves, as prepared by its independent reserve engineering firm, MHA Petroleum Consultants, Inc. (“MHA”), were approximately 452 MBoe, consisting of 449 MBbls of oil, and 14 MMcf of natural gas. Approximately100% of Pyramid’s proved reserves were classified as proved developed. Pyramid maintains operational control of approximately 98.5% of its proved reserves. Full year 2013 production averaged 121 Boe/d compared to 126 Boe/d in 2012. Pyramid’s total operating revenues for 2013 were approximately $5.2 million compared to $5.0 million in 2012.

Pyramid’s principal executive offices are located at 2008 – 21st Street, Bakersfield, California 93301 and its mailing address is P. O. Box 832, Bakersfield, California 93302, and its telephone number is (661) 325-1000. Pyramid’s website address is www.pyramidoil.com, although the information on its website is not deemed to be part of this proxy statement/prospectus.

Pyramid Merger Subsidiary, Inc.

Pyramid Merger Subsidiary, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Pyramid and was formed solely for the purpose of consummating the merger. Pyramid Merger Subsidiary, Inc. has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the merger. Its principal offices are located at 2008 – 21st Street, Bakersfield, California 93301, its mailing address is P. O. Box 832, Bakersfield, California 93302, and its telephone number is (661) 325-1000.

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Yuma Energy, Inc.

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas prospects. Yuma’s predecessor was established in 1983. Yuma was originally incorporated under the name “The Yuma Companies, Inc.,” and subsequently changed its name to Yuma Energy, Inc. in August 2013. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore central Louisiana, where Yuma is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota. Yuma’s core competencies in generating oil and gas prospects include: unconventional oil plays; onshore liquids-rich projects; and high impact deep onshore prospects located beneath known producing trends, identified through the use of 3-D seismic surveys.

At December 31, 2013, Yuma’s estimated total proved oil and natural gas reserves, as prepared by its independent reserve engineering firm, Netherland, Sewell & Associates, Inc. (“NSAI”), were approximately 20,777 MBoe, consisting of 11,615 MBbls of oil, 2,767 MBbls of natural gas liquids, and 38,372 MMcf of natural gas. Approximately 18.4% of Yuma’s proved reserves were classified as proved developed. Yuma maintains operational control of approximately 79% of its proved reserves. For the year ended December 31, 2013, Yuma’s production averaged 1,369 Boe/d compared to 685 Boe/d for the year ended December 31, 2012. Yuma’s total revenues for the year ended December 31, 2013 were $29,142,572 compared to $21,883,909 for the year ended December 31, 2012. For the three months ended March 31, 2014, production averaged 2,632 Boe/d compared to 875 Boe/d for the three months ended March 31, 2013. Yuma’s total revenues for the first three months of 2014 were $10,596,932 compared to $4,756,590 for the first three months of 2013.

Yuma’s principal executive offices are located at 1177 West Loop South, Suite 1825, Houston, Texas 77027, and its telephone number is (713) 968-7000. Yuma’s website address is www.yumaenergyinc.com, although the information on its website is not deemed to be part of this proxy statement/prospectus.

Recent Developments

Yuma spudded its second operated Austin Chalk well, the Crosby 14-1, in the Greater Masters Creek Field on March 27, 2014. This well is located in Section 14 Township 2 South, Range 7 West in Vernon Parish, Louisiana. The Crosby 14-1 will be drilled vertically to approximately 15,000 feet to the top of the Austin Chalk formation and then up to 6,000 feet horizontally in the Austin Chalk pay interval. Yuma expects this well will be drilled and tested during August 2014. If successful, Yuma expects to have the well on production in late September 2014.

Plans are underway to drill a development well offsetting Yuma’s 2013 Wilcox formation discovery on its Musial prospect located in Livingston Parish, Louisiana. Yuma’s discovery, the Starns 38-1, was drilled to a measured total depth of 10,119 feet and was put on production in late April 2013, and averaged 101 Bbl/d and 229 barrels of water per day while on pump. By December 2013 the production rate had declined to 30 Bbl/d. The downhole pump was re-configured and the producing interval was treated for paraffin and asphaltene buildup in January 2014. The well began producing on its own and water production dropped significantly. During July 2014, the well flowed at an average rate of 125 barrels of oil and eight barrels of water per day. Yuma spudded an offset well, the Nettles 39-1, on July 2, 2014. Yuma reached a total depth of 10,051 feet during July 2014 and logged 18 feet of net pay in the primary objective, the First Wilcox sand. The Starns 38-1 also had 18 net feet of pay in the First Wilcox sand. Below the First Wilcox sand, the logs indicated 12 net feet of pay in the Fourth Wilcox sand which was not productive in the Starns 38-1 well. Yuma has run production casing and will begin by testing the Fourth Wilcox sand and, if productive, will produce the well from that sand and will recomplete the well in the First Wilcox sand at a later date. If the completion efforts are successful, Yuma expects to have the well on production during August 2014.

Yuma participated for an 18.9% working interest in a successful infill development well in the Ringwood Field located in Major County, Oklahoma. The Bertha No. 8-3 was completed in early April 2014 in the Hunton formation at a depth of 8,010 feet at an initial production rate of 150 barrels of oil per day.

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PYRAMID SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to Pyramid stockholders in connection with the solicitation of proxies by the Pyramid board of directors to be used at the special meeting of stockholders to be held at [-], on [-], 2014, at [-] a.m., local time, and at any adjournment or postponement of that meeting. This proxy statement/prospectus and the enclosed form of proxy card are first being sent to Pyramid stockholders on or about [-], 2014.

Purpose of the Pyramid Special Meeting

At the Pyramid special meeting, holders of Pyramid common stock as of the record date of [-], 2014 will be asked to consider and vote on:

Proposal 1:	the proposal to approve and adopt the merger agreement and the transactions contemplated thereby which are further described in the sections of this proxy statement/prospectus entitled “The Merger” and “The Merger Agreement”;

Proposal 2:	the proposals to approve certain amendments to Pyramid’s restated articles of incorporation, each to take effect only upon consummation of the merger, as follows (as further described herein under the section entitled “Restated articles of incorporation of Pyramid Oil Company Proposals”):

	Proposal 2A:	a provision in the restated articles of incorporation of Pyramid that increases the authorized shares of Pyramid common stock from 50,000,000 shares to 300,000,000 shares;

	Proposal 2B:	a provision in the restated articles of incorporation of Pyramid that provides for the classification of the board of directors of Pyramid into two classes with staggered terms;

	Proposal 2C:	a provision in the restated articles of incorporation of Pyramid that eliminates cumulative voting in the election of directors;

	Proposal 2D:	a provision in the restated articles of incorporation of Pyramid that changes the name of the combined company to “Yuma Energy, Inc.” after the merger;

Proposal 3:	the proposal to approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan; and

Proposal 4:	the proposal to adjourn the Pyramid special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the proposals listed above.

Recommendation of the Pyramid Board of Directors

Pyramid’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Pyramid and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) approved the restated articles of incorporation of Pyramid, (iv) approved the Pyramid 2014 Long-Term Incentive Plan, and (v) approved the proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The Pyramid board of directors unanimously recommends that Pyramid stockholders vote:

•	“FOR” the proposal to approve and adopt the merger agreement;

•	“FOR” the proposal to amend the restated articles of incorporation of Pyramid to increase the authorized shares of common stock from 50,000,000 shares to 300,000,000 shares;

•	“FOR” the proposal to amend the restated articles of incorporation of Pyramid to provide for the classification of the board of directors of Pyramid into two classes with staggered terms;

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•	“FOR” the proposal to amend the restated articles of incorporation of Pyramid to eliminate cumulative voting in the election of directors; and

•	“FOR” the proposal to amend the restated articles of incorporation of Pyramid to change the name of the Pyramid to “Yuma Energy, Inc.” after the merger;

•	“FOR” the proposal to approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan; and

•	“FOR” any adjournment proposal.

Record Date and Voting

The Pyramid board of directors has fixed the close of business on [-], 2014 as the record date for determining the holders of shares of Pyramid common stock entitled to receive notice of and to vote at the Pyramid special meeting and any adjournments or postponements thereof. Only holders of record of shares of Pyramid common stock at the close of business on that date will be entitled to vote at the Pyramid special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [-] shares of Pyramid common stock outstanding, held by approximately [-] holders of record.

Each holder of shares of Pyramid common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Pyramid special meeting and at any adjournment or postponement thereof. In order for Pyramid to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Pyramid common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy (including through the mail or by telephone or the Internet) that is received at or prior to the meeting (and not revoked).

If your proxy is properly executed and received by Pyramid in time to be voted at the Pyramid special meeting, the shares represented by your proxy (including those given through the mail or by telephone or the Internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide Pyramid with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.

The only matters that we expect to be presented at the Pyramid special meeting are set forth in the notice of special meeting. If any other matters properly come before the Pyramid special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum

If you vote in person or by proxy at the Pyramid special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Pyramid common stock present in person or by proxy at the Pyramid special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Pyramid special meeting. The Pyramid bylaws provide that a majority of the outstanding shares of Pyramid common stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

As of the record date:

•	Pyramid directors and executive officers and their affiliates owned and were entitled to vote [-] shares of Pyramid common stock, representing approximately [-]% of the outstanding shares of Pyramid common stock;

•	Pyramid directors and executive officers and their affiliates did not own any shares of Yuma common stock or Yuma preferred stock; and

•	Michael D. Herman, Pyramid’s Chairman of the Board of Directors and Interim President and Chief Executive Officer, has entered into a voting agreement with Yuma pursuant to which he has agreed, among other things, to vote all shares of Pyramid common stock owned by him in favor of the proposal to approve and adopt the merger agreement and the proposals related to the Pyramid restated articles of incorporation and to grant an irrevocable proxy to Sam L. Banks empowering him to vote all such shares of Pyramid common stock at any meeting of Pyramid stockholders called for the purpose of voting on the merger agreement and the provisions of the restated articles of incorporation of Pyramid. As of [-], 2014, Mr. Herman owned approximately [-]% of the issued and outstanding common stock of Pyramid.

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Pyramid currently expects that its directors and executive officers will vote their shares of Pyramid common stock “FOR” all of the proposals set forth in the notice of special meeting.

Vote Required

Approval and adoption of the merger agreement (Proposal 1). Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock.

Approval of the Pyramid restated articles of incorporation proposals (Proposals 2A, 2B, 2C and 2D). Approval of each of the proposals related to the Pyramid restated articles of incorporation requires the affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock.

Approval and adoption of the Pyramid Oil Company 2014 Long-Term Incentive Plan (Proposal 3). Approval of the proposal to approve and adopt the Pyramid Oil Company 2014 Long-Term Incentive Plan requires the affirmative vote of a majority of the shares of Pyramid common stock represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval of the adjournment of the Pyramid special meeting (Proposal 4). Approval of the proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above requires the affirmative vote of a majority of the shares of Pyramid common stock represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Abstentions will be counted in determining the presence of a quorum, and broker non-votes will be counted in determining the presence of a quorum. Broker non-votes will not be counted as votes cast with regard to the proposal to approve and adopt the merger agreement or the proposals related to the restated articles of incorporation of Pyramid and, as such, broker non-votes could result in there not being sufficient votes cast for these proposals. With respect to the proposal to approve and adopt the Pyramid 2014 Long-Term Incentive Plan and the proposal to authorize Pyramid’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above, broker non-votes and abstentions could prevent these proposals from receiving the required affirmative vote of (i) a majority of the shares represented in person or by proxy and voting on each proposal and (ii) a majority of the shares required to constitute a quorum.

Revocability of Proxies

The presence of a stockholder at the Pyramid special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the special meeting to the Corporate Secretary, Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302;

•	submitting another signed and later dated proxy card and returning it by mail in time to be received before Pyramid’s special meeting or by submitting a later dated proxy by the Internet or telephone prior to the special meeting; or

•	attending the Pyramid special meeting and voting in person.

Voting Methods

A Pyramid stockholder of record may vote by attending the special meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Pyramid may solicit proxies for the special meeting from Pyramid stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Pyramid and Yuma will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

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YUMA SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to Yuma stockholders in connection with the solicitation of proxies by the Yuma board of directors to be used at the special meeting of stockholders to be held at [-], on [-], 2014 at [-] a.m., local time, and at any adjournment or postponement of that meeting. This proxy statement/prospectus and the enclosed form of proxy are first being sent to Yuma stockholders on or about [-], 2014.

Purpose of the Yuma Special Meeting

At the Yuma special meeting, holders of Yuma common stock and preferred stock as of the record date will be asked to consider and vote on:

Proposal 1:	the proposal to approve the merger, the merger agreement and the transactions contemplated by the merger agreement, which are further described in the sections entitled “The Merger” and “The Merger Agreement”; and

Proposal 2:	the proposal to adjourn the Yuma special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Recommendation of the Yuma Board of Directors

The Yuma board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Yuma and its stockholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby.

The Yuma board of directors unanimously recommends that Yuma stockholders vote:

•	“FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated by the merger agreement; and

•	“FOR” any adjournment proposal.

Record Date and Voting

The Yuma board of directors has fixed the close of business on [-], 2014 as the record date for determining the holders of shares of Yuma common stock and preferred stock entitled to receive notice of and to vote at the Yuma special meeting and any adjournments or postponements thereof. Only holders of record of shares of Yuma common stock and preferred stock at the close of business on that date will be entitled to vote at the Yuma special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [-] shares of Yuma common stock outstanding, held by approximately [-] holders of record, and [-] shares of Yuma preferred stock outstanding, held by approximately [-] holders of record.

Each holder of shares of Yuma common stock and preferred stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Yuma special meeting and at any adjournment or postponement thereof. In order for Yuma to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Yuma common stock and preferred stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the mail) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by Yuma in time to be voted at the Yuma special meeting, the shares represented by your proxy card (including those given through the mail) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Yuma with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.

The only matters that we expect to be presented at the Yuma special meeting are set forth in the notice of special meeting. If any other matters properly come before the Yuma special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

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Quorum

If you vote in person or by proxy at the Yuma special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Yuma common stock and preferred stock present in person or by proxy at the Yuma special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Yuma special meeting. The Yuma bylaws provide that a majority of the outstanding shares of Yuma common stock and preferred stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

As of the record date:

•	Yuma directors and executive officers and their affiliates owned and were entitled to vote approximately [-] shares of Yuma common stock, representing approximately [-]% of the outstanding shares of Yuma common stock and approximately [-] shares of Yuma preferred stock, representing approximately [-]% of the outstanding shares of Yuma preferred stock;

•	Pyramid directors and executive officers and their affiliates did not own any shares of Yuma common stock or Yuma preferred stock; and

•	Sam L. Banks, James W. Christmas, Frank A. Lodzinski, Ben T. Morris, Richard K. Stoneburner, Richard W. Volk and certain of their affiliates have entered into a voting agreement with Pyramid pursuant to which these individuals have agreed, among other things, to vote all shares of Yuma common stock and preferred stock owned by each of them in favor of the transactions contemplated in the merger agreement and to grant an irrevocable proxy to Michael D. Herman or any other designee of Pyramid empowering him to vote all such shares of Yuma common stock and preferred stock at any meeting of Yuma stockholders called for the purpose of voting on the merger. As of [-], 2014, these stockholders owned approximately [-]% of the issued and outstanding common stock of Yuma and [-]% of the issued and outstanding Yuma preferred stock.

Yuma currently expects that its executive officers will vote their shares of Yuma common stock and its directors will vote their shares of Yuma preferred stock “FOR” all proposals set forth in the notice of special meeting.

Vote Required

Adoption of merger agreement (Proposal 1). The affirmative vote of the holders of a majority of the outstanding shares of Yuma common stock and two-thirds or 66⅔% of the outstanding shares of Yuma Series A and Series B preferred stock, voting together but as a separate class, entitled to vote at the Yuma special meeting are required to approve and adopt the merger agreement. The required vote of Yuma stockholders on the merger agreement is based upon the number of outstanding shares of Yuma common stock and preferred stock entitled to vote at the Yuma special meeting, and not the number of shares that are actually voted. The failure to submit a proxy card by mail or in person at the Yuma special meeting of any Yuma stockholder or the abstention from voting by any Yuma stockholder, will have the same effect as a vote against the approval and adoption of the merger agreement by the Yuma stockholder.

Approval of the adjournment of the Yuma special meeting (Proposal 2). The affirmative vote of a majority of the votes cast by holders of Yuma common stock and preferred stock voting together at the Yuma special meeting is required to approve the proposal to adjourn the Yuma special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yuma special meeting to adopt the merger agreement. The required vote of holders of Yuma common stock and preferred stock to approve the proposal to adjourn the special meeting of Yuma stockholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of Yuma common stock and preferred stock. The failure to submit a proxy card by mail or in person at the special meeting of Yuma stockholders or the abstention from voting by holders of Yuma common stock will have no effect on this proposal. In accordance with the Yuma bylaws, a vote to approve the proposal to adjourn the Yuma special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Yuma special meeting to adopt the merger agreement may be taken in the absence of a quorum. Yuma does not intend to call a vote on this proposal if Proposal 1 has been approved at the Yuma special meeting.

Revocability of Proxies

The presence of a stockholder at the Yuma special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the special meeting to Kirk F. Sprunger, Corporate Secretary, Yuma Energy, Inc., 1177 West Loop South, Suite 1825, Houston, Texas, 77090;

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•	submitting another proxy prior to the special meeting by mail that is dated later than the original proxy; or

•	attending the Yuma special meeting and voting in person.

Voting by Mail

Yuma stockholders of record may submit their proxy cards by mail with the postage-paid envelope provided.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Yuma may solicit proxies for the special meeting from Yuma stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Yuma and Pyramid will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

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THE MERGER

The following is a description of the material aspects of the merger. While Pyramid and Yuma believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Pyramid stockholders and Yuma stockholders. Pyramid and Yuma encourage Pyramid stockholders and Yuma stockholders to carefully read this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.

General

The Pyramid board of directors and the Yuma board of directors each have approved the merger agreement, which provides for Merger Subsidiary, a wholly-owned subsidiary of Pyramid, to be merged with and into Yuma, with Yuma surviving this merger as a wholly owned subsidiary of Pyramid. We expect to complete the merger in the third quarter of 2014.

Each share of Pyramid common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Pyramid. Each share of Yuma common stock (including the shares of Yuma preferred stock converted into shares of Yuma common stock) expected to be issued and outstanding at the effective time of the merger will be converted into the right to receive 756.34 shares of Pyramid common stock, subject to adjustment if the Yuma board of directors grant restricted stock awards to employees between the date of this proxy statement/prospectus and the effective time of the merger and in the event of dissenting shares, other than issued and outstanding unvested shares of Yuma restricted common stock and Yuma restricted stock units issued to employees under the Yuma stock plan that will be assumed by Pyramid.

Background of the Merger

Yuma’s predecessor was established in 1983 and Yuma has operated as a privately-held independent oil and gas exploration, development and production company since 1996. It has financed its activities through a combination of internally generated funds and industry participations in projects that it has originated. In 2010, sensing growing opportunities in the U.S. oil and gas industry, management of Yuma began to explore various strategic avenues to increase the level of Yuma’s activity and its oil and gas production, revenues and reserves.

Pyramid has been in the oil and gas business since 1909. Except for some minor interests in New York, Texas and Wyoming, its properties and operations are located in Kern and Santa Barbara Counties in California. However, it has only limited financial and other resources and therefore has not been able to expand its oil and gas operations, revenues, production or reserves or otherwise take advantage of emerging opportunities in the oil and gas industry.

Yuma placed approximately $30.5 million (net of offering costs) of its preferred stock with accredited investors in 2011 and 2012. As part of the placements, Yuma undertook to create a liquidity event for its investors through (1) an initial public offering of its securities, (2) merging with an existing public company, (3) registering its preferred stock and underlying common stock, or (4) otherwise. In the fall of 2012, Alex Montano currently with ROTH, and Sam L. Banks, Chairman and Chief Executive Officer of Yuma, began discussing the advantages and disadvantages of Yuma becoming a reporting and trading company through a reverse merger with an existing public entity. In January 2013, Mr. Montano contacted Michael D. Herman, then Chairman and principal stockholder of Pyramid, to introduce Yuma and the reverse merger concept. Several telephonic discussions were held among Mr. Herman, Mr. Banks and Mr. Montano, again considering advantages and disadvantages of a possible merger transaction which culminated in an in-person meeting in Houston, Texas in April 2013. At the conclusion of the meeting the parties decided not to pursue a transaction.

During the past two years, Yuma had no relationship with ROTH other than as described herein and during the past two years there was no compensation agreement, plan, arrangement or understanding between ROTH and Yuma and there are none presently contemplated for the future.

During the past two years, Pyramid’s only relationship and compensation arrangements with ROTH are as described herein and under “Opinion of ROTH Capital Partners to the Pyramid Board of Directors—General” beginning on page [—].

Beginning in early 2013, Yuma spent several months exploring reverse mergers with Australian companies and the placement and listing of its common stock on the Australian Stock Exchange. For various reasons, it became unclear whether the undertaking on a foreign stock exchange would meet the short term and long term objectives of Yuma, a U.S. company, and its U.S. stockholders.

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In October of 2013, John H. Alexander, President and Chief Executive Officer and a Director of Pyramid, resigned his positions. Michael D. Herman, the then Chairman of Pyramid assumed the role as Interim President and Chief Executive Officer of Pyramid. Based upon the relative size of Pyramid and the capital requirements necessary to acquire or continue to develop its oil properties, the Pyramid board of directors determined to consider options to enhance stockholder value. This was not a formal process, but an informal approach to evaluation of options. Maintaining the status quo was not deemed to be in the best long term interests of Pyramid stockholders. Therefore, over the following months, Mr. Herman had conversations with ROTH about possible joint ventures, business combinations and mergers. Based upon the conversations with Mr. Herman, ROTH made an introduction to Yuma and arranged meetings between both companies. The Pyramid board of directors determined this to be the best option for Pyramid stockholders based in part on the operating history of Yuma, its current portfolio of oil and gas properties, its current reserve base and production, and the quality of Yuma’s management team and board of directors.

November 5, 2013. During a visit to Houston, representatives of ROTH visited the offices of Yuma. During the course of the meeting, ROTH suggested that it might be timely to revisit a possible merger with Pyramid since John H. Alexander, the long time President, Chief Executive Officer and director of Pyramid had resigned from such positions as of September 30, 2013, and Pyramid was operating with an Interim President and Chief Executive Officer, Mr. Herman. Subsequently, Mr. Banks contacted Mr. Herman to see if there was an interest on the part of Pyramid to resume discussions regarding a merger of the two companies.

After an expression of interest by Mr. Herman in Mr. Bank’s overture, the following occurred and is a chronological discussion of events leading up to the filing of a Registration Statement on Form S-4 of which this proxy statement/prospectus is a part. In almost all discussions including the December 23, 2013 conference call summarized below, Pyramid was represented by its Chairman and Interim President and Chief Executive Officer, Michael D. Herman and Richard D. Kasch, a director, and advised by its counsel TroyGould PC; Yuma was represented by its Chairman and Chief Executive Officer, Sam L. Banks, James J. Jacobs, Vice President Corporate and Business Development and Kirk F. Springer, Chief Financial Officer, Treasurer and Corporate Secretary. Yuma was advised by its counsel Jones & Keller, P.C. ROTH was not formally engaged by Pyramid until December 20, 2013. Prior to this engagement, ROTH was the primary driver of the concept of a business combination between Yuma and Pyramid. ROTH’s efforts included arranging for meetings, facilitating the exchange of information and providing discussion points orally for the merits of such a transaction to each party. Once the decision was made to proceed with the transaction, Pyramid engaged ROTH as its exclusive financial advisor.

November 11, 2013. Messrs. Banks and Herman called Mr. Montano of ROTH to inform him that both Yuma and Pyramid had renewed interest in pursuing a combination of the two companies and asked ROTH if it could advise Pyramid as to the course of action to be taken.

November 18, 2013. ROTH contacted Yuma and Pyramid and informed them that it would review information on both companies and discuss, at a high level, the substantive and procedural aspects of a possible combination of the two companies.

November 22, 2013 through November 26, 2013. Yuma began to assemble information leading to a corporate presentation it had indicated it would make available to ROTH and Pyramid’s management and board in their analyses of Yuma, its business operations, financial condition and future prospects. Several emails requesting and providing information were exchanged by Yuma and ROTH. Yuma completed its 38 page corporate presentation dated November 2013 and forwarded a copy to ROTH for its use in advising Pyramid. The corporate presentation described Yuma’s oil and gas business, primarily its key producing oil and gas properties, acreage positions, financial position and management backgrounds. The presentation did not mention Pyramid or the proposed merger; hence, it did not contain any opinions or appraisals of relative values. Yuma also provided ROTH with interim summary reserve information as of July 31, 2013 and Yuma’s audited historical financial information.

December 3, 2013. As part of the ongoing information process mentioned above, Yuma provided ROTH, an Independent Technical Expert’s Report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) which estimated reserves and future revenue as of July 31, 2013 relating to certain of Yuma’s oil and gas properties located in Louisiana, North Dakota, Oklahoma and Texas.

December 4, 2013 through December 11, 2013. ROTH prepared a valuation analysis of Yuma based in part on certain information provided by Yuma including, audited financial statements, third-party reserve reports and the corporate presentation referred to above, encompassing its corporate history, management and board of directors, existing properties and an asset summary. ROTH requested that Yuma review the information contained in the analysis to address any errors or inconsistencies. ROTH made revisions in its valuations and then sent a complete presentation to Mr. Herman including its estimated value of Yuma and the potential impact a combination with Yuma might have on Pyramid. The valuation included data provided by the management team of Yuma. The revisions made were primarily based on the Pyramid closing stock price for each day, which affected the valuation. ROTH reviewed its presentation with Mr. Herman who determined to call a special meeting of Pyramid’s board of directors to begin to consider a merger with Yuma.

December 12, 2013. A conference call was held between Pyramid’s board of directors and representatives of ROTH to review ROTH’s presentation. During the course of the conversation, ROTH discussed a wide range of options available to accomplish a business combination. As part of these conversations, ROTH was asked by Mr. Herman to suggest relative valuations of both Pyramid and Yuma. ROTH advised the board as to how it viewed the proposed value for Yuma and the resultant valuation for Pyramid. ROTH’s presentation included an analysis of each of Yuma and Pyramid as a stand-alone entity and then as a combined company together with the relative values of Yuma and Pyramid contributed thereto. During this presentation, ROTH explained the manner in which it valued Yuma, including its inferred values based upon:

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1.	Oil and Gas Reserves
2.	Net Asset Value
3.	Mergers and Acquisitions Comparable Transactions
4.	Comparable Public Companies

Likewise, ROTH applied the same manner of value to Pyramid, (utilizing appropriate comparable transactions and companies) to suggest a range of value for Pyramid. Based upon these separate analyses, ROTH then discussed the relative contribution by each of Yuma and Pyramid to a combined company based primarily on:

1.	Oil and Natural Gas Reserves
2.	Current Production
3.	Net Asset Value

In addition, ROTH provided to the board of Pyramid an analysis taking into consideration the premium paid by acquirers in recent transactions that ROTH believed were comparable to a Yuma/Pyramid combination. Based upon this analysis, ROTH suggested that should Pyramid command a similar premium, that it should be based upon the relative contributions of value to a combined company, Pyramid should retain 7% ownership on a post-merger basis.

In addition, ROTH provided an analysis on how a combined company would compare to certain publicly traded companies that ROTH believed were comparable to the combined company. In particular, based upon the board’s familiarity with Synergy Resources Corporation, ROTH conducted a side-by-side comparison to Synergy Resources Corporation taking into consideration, current rates of production, reserve volumes, net present value and projected EBITDA for 2013 and 2014.

Based upon this analysis, ROTH recommended that Pyramid tentatively propose the acquisition of Yuma based upon a 93/7 equity split with 7% being allocated to Pyramid. It was agreed that in the event the parties moved forward with a transaction, Pyramid would engage ROTH as its financial advisor. The Pyramid board then instructed ROTH and management to arrange a meeting with representatives from Yuma to discuss this proposal. This valuation analysis along with the analysis prepared earlier by ROTH was relied upon primarily by the Pyramid board in its decisions regarding the valuation used for the merger.

December 13, 2013. ROTH contacted Yuma and Pyramid, and arranged a meeting to be held between the two companies’ management teams on December 18, 2013 in Denver, Colorado. Yuma also provided a form of confidentiality agreement to ROTH for Pyramid’s review.

December 17, 2013. ROTH returned the confidentiality agreement reflecting Pyramid’s comments to Yuma for its consideration and it was signed on December 27, 2013.

December 18, 2013. Mr. Banks and James J. Jacobs, Yuma’s Vice President of Corporate and Business Development, traveled to Denver, Colorado to meet with Mr. Herman and Rick D. Kasch, a member of Pyramid’s board of directors, and Mr. Montano. ROTH began the meeting with a discussion of various aspects of a potential business combination of Yuma and Pyramid, including its determination that an appropriate business combination would result in a 93/7 post ownership structure, as discussed on the December 12th conference call between ROTH and Pyramid’s board of directors. Thereafter, the meeting continued with the representatives of each company gathering information and asking specific questions about the other company’s business, assets, financial condition and future prospects and general questions about the other company’s future plans, motivations and interest in pursuing a combination of the two companies. At the outset, both parties agreed that this should be an all-stock transaction that would most closely align the interest of the respective stockholders and provide them with future upside potential. A cash purchase by Yuma of Pyramid assets would not achieve the longer range strategies of either company. Furthermore, given the anticipated capital requirements to continue to develop the oil and gas assets of Yuma, it was agreed that all available cash should be utilized for asset development.

Discussions of the foregoing and Yuma’s near and long-term strategy ensued and included:

•	Yuma’s future plans for acreage, asset and/or company acquisitions;

•	a more detailed examination of the key aspects of future targeted areas for Yuma’s growth, including oil/liquids bias, conventional/unconventional prospects and geographic areas of focus;

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•	a more detailed examination of Yuma’s processes for identifying areas to lease within new prospective plays, including the geologic, geophysical and technical information and processes underlying its target areas;

•	Yuma’s plans to finance its acquisition strategy and growth;

•	the status and nature of any acquisition discussions Yuma has had with other companies and industry partners;

•	details of Yuma’s management, technical and operational staff and information regarding their ability to execute Yuma’s strategy;

•	Yuma’s expectations regarding the effect that the mergers and acquisitions market and commodity prices might have on its strategy;

•	information regarding Yuma’s current liquidity and near-term capital plans and financing strategies;

•	further details regarding the process and timing of a possible transaction between the companies; and

•	information regarding the current ownership structure of Yuma as between common and preferred stockholders.

December 19, 2013. Yuma management advised its board of directors that Mr. Banks and Mr. Jacobs had business combination discussions with Pyramid and requested authorization to make or accept an offer to Pyramid looking to merge the two companies. After Messrs. Banks and Jacobs provided their summaries and assessment of the discussions with Mr. Herman and ROTH, including the proposed 93/7 post-transaction ownership split, valuation of ROTH and Yuma’s own internal analysis of value (upon which Yuma management used primarily in its decisions regarding valuation for the merger), the Yuma board expressed its interest in the benefits that a combination with Pyramid might bring to Yuma and its stockholders. These benefits primarily included advantages that might accrue as a result of Yuma’s assuming Pyramid’s role as a fully reporting SEC company with securities listed on a national stock exchange. Yuma’s board of directors unanimously agreed that management should pursue the opportunity with Pyramid management and ROTH. In accordance with the board’s instructions later the same day Yuma sent a proposal to Pyramid in-line with the ROTH presentation suggesting a combination of the two companies with a post-transaction ownership of 93% and 7% as between Yuma stockholders and Pyramid stockholders, respectively.

December 20, 2013. Pyramid formally engaged ROTH for the purposes of serving as its exclusive advisor in connection with, among other possible transactions (i) any merger, consolidation, reorganization or other business combination, or (ii) acquisition of assets, acquisition of stock, sale, transfer or other disposition of all or a significant portion of the capital stock or assets of Pyramid, tender or exchange offer, leveraged buyout, joint venture formation or partnership, or any other business disposition.

December 23, 2013. A board meeting was held by Pyramid to discuss the December 18th meeting in Denver. A representative of ROTH was present at the meeting and responded to questions from the Pyramid board of directors. Next steps were discussed and the board authorized management and its representatives to undertake the necessary steps towards concluding a form of business combination with Yuma. Pyramid’s board of directors considered and ultimately determined that a special committee of its board of directors to negotiate and oversee the transaction on behalf of the entire board was not necessary or warranted under the circumstances. In reaching its determination, the board considered that Mr. Herman had no current intention of entering into an employment agreement or remaining employed with Pyramid beyond any reasonable transition period after the merger and that he was by far the largest holder of Pyramid common stock, which directly aligned his interests with other stockholders. Also, Mr. Herman had no change-in-control or similar payment that would be triggered by the merger. Moreover, substantial business and financial experience and unique perspectives of each member of Pyramid’s board coupled with the active involvement of each of the independent members of the board supported the decision not to form a special committee of the board.

December 23, 2013. After a favorable indication of interest from Pyramid, a conference call was held among Yuma, Pyramid and ROTH to discuss the next steps to be taken. All agreed that a non-binding term sheet should be prepared by counsel so that both companies and ROTH would have a clear understanding of the basic structure, terms and conditions of the proposed transaction. Counsel for each company was contacted and work on the term sheet was commenced.

December 26, 2013. Counsel to Pyramid forwarded the first draft of a preliminary non-binding term sheet. Among other things, the term sheet set forth: (i) the proposed structure of the transaction (a reverse triangular merger); (ii) an exclusivity or non-solicitation period until January 31, 2014 at which time the term sheet would expire unless a definitive, contractually binding, agreement had been reached; and (iii) conditions to the closing of any such transaction. The term sheet was signed on December 27, 2013.

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December 28, 2013 through February 4, 2014. Management teams of Yuma and Pyramid, counsel to Yuma and counsel to Pyramid, began the process of negotiating the merger agreement, including the mutual representations and warranties of the companies, covenants and conditions to closing, non-solicitation provisions and exceptions, fiduciary outs for alternative and superior proposals, and termination fees and expenses. Also during this period, management of Pyramid and Yuma exchanged due diligence checklists and continued their analyses of each other’s business, assets, financial condition and future prospects, which process had begun in preceding weeks. ROTH assisted in these activities giving both parties insight into market customs and practices in transactions of the same general nature or contemplated by Yuma and Pyramid. Many drafts of the merger agreement were exchanged, revised, again exchanged until a near final draft was agreed to by management of Pyramid, its counsel, and management of Yuma and its counsel. The drafts reflected the addition of information which was being provided by the parties, a provision for reincorporation of Pyramid from California to Delaware (which was later abandoned), the treatment of stock options and restricted stock awards, treatment of dissenting shares of Yuma, procedure for the exchange of shares, the nature and extent of representations and warranties of both companies and the amount of “fiduciary out” breakup fees. These drafts resulted in a near final draft which became the final draft of the merger agreement as included in this proxy statement/prospectus as Annex A.

January 7, 2014 through January 9, 2014. Members of Yuma’s management team held due diligence meetings in Pyramid’s Bakersfield offices.

January 27, 2014 through January 29, 2014. Members of Yuma’s management team held additional due diligence meetings in Pyramid’s Bakersfield offices.

February 1, 2014 and February 3, 2014. The board of directors of Pyramid met telephonically with counsel to discuss terms and conditions of the draft merger agreement and related issues for the board to consider. The board also met telephonically with Pyramid's independent auditor, SingerLewak LLP, to discuss financial statement and related matters concerning the proposed merger.

February 4, 2014. The board of directors of Yuma met telephonically with management and counsel. At the meeting, management of Yuma provided an overview of the transaction process and timing; Yuma’s management and counsel provided a comprehensive report on diligence activities and findings; and Yuma’s counsel provided a status report on the final negotiations of significant terms of the draft merger agreement. The Yuma board of directors then considered and unanimously approved the proposed combination with Pyramid on the terms and conditions set forth in the final draft of the merger agreement. Management was authorized to execute the merger agreement and the related voting agreement and take all actions necessary to carry out its terms and conditions of both agreements.

February 4, 2014. Pyramid’s board of directors met telephonically with counsel and representatives of ROTH to engage in further discussions regarding the proposed transaction structure with Yuma and associated issues. All directors were present. The terms of the merger agreement draft of February 3, 2014 were discussed including treatment of stock options of Pyramid, tax treatment of the merger consideration, procedures for the exchange of shares, the desire of Yuma to have Pyramid reincorporated from California to Delaware, representations, warranties and conditions in the merger agreement, the “fiduciary out” section of the merger agreement, and Pyramid’s and Yuma’s conduct of activities prior to closing of the merger. Counsel to Pyramid provided an overview of the proposed merger transaction and process for the Pyramid board to consider the reincorporation which was later abandoned, the merger and the merger agreement.

Pyramid’s board of directors also received ROTH’s financial analyses of the proposed transaction. ROTH provided a written presentation relating to its proposed fairness opinion, which presentation included an overview of Pyramid and Yuma, and each method of valuation analysis utilized by ROTH, as well as financial analyses of both companies. More information regarding ROTH’s financial analyses and fairness opinion is set forth herein under “The Merger—Opinion of ROTH Capital Partners to the Pyramid Board of Directors.” ROTH delivered its oral opinion that the exchange ratio of the merger was fair to Pyramid and its stockholders, from a financial point of view, and ROTH stated that its written opinion, confirming its oral opinion, which was based on and subject to various assumptions made, procedures followed and matters considered in connection with such opinion, would be forthcoming on February 5, 2014.

Thereafter the Pyramid board of directors unanimously: (i) approved the merger, the merger agreement and each of the transactions contemplated therein which include, among other things, the reincorporation from California to Delaware (which was later abandoned), approval of the issuance of shares to Yuma stockholders and the change of name of the combined entity to “Yuma Energy, Inc.”; (ii) authorized management to execute the merger agreement in substantially the form presented to the Pyramid board and the related voting agreement and take all actions necessary to carry out its terms and conditions of both agreements; and (iii) recommended that the merger agreement be submitted to Pyramid stockholders for approval in accordance with the terms of the merger agreement.

February 6, 2014. Pyramid and Yuma issued a joint press release announcing the proposed merger and Pyramid filed a Current Report on Form 8-K with the SEC regarding the execution of the merger agreement.

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Late July 2014. During late July, Pyramid and Yuma negotiated the form of the amended and restated agreement and plan of merger and reorganization. Under the new structure a proposed reincorporation of Pyramid from California to Delaware was eliminated. The economics of the transaction remained the same.

August 1, 2014. The Yuma board of directors unanimously approved the amended and restated agreement and plan of merger and reorganization and the amended and restated voting agreements. Also on August 1, 2014, Pyramid’s board of directors met telephonically with counsel and representatives of ROTH to engage in discussions regarding the new proposed transaction structure with Yuma and associated issues. All directors were present. The terms of the amended and restated agreement and plan of merger and reorganization draft of July 31, 2014 were discussed, including the amendments to the restated articles of incorporation of Pyramid. Counsel to Pyramid provided an overview of the revised merger transaction and process for the Pyramid board to consider the merger and the amended and restated agreement and plan of merger and reorganization.

Thereafter the Pyramid board of directors unanimously: (i) approved the merger, the amended and restated agreement and plan of merger and reorganization and each of the transactions contemplated therein which include, among other things, approval of the issuance of shares to Yuma stockholders and approval of the Pyramid restated articles of incorporation; (ii) authorized management to execute the merger agreement in substantially the form presented to the Pyramid board and the related voting agreement and take all actions necessary to carry out its terms and conditions of both agreements; and (iii) recommended that the merger agreement be submitted to Pyramid stockholders for approval in accordance with the terms of the merger agreement.

Recommendation of Pyramid’s Board of Directors and Reasons for the Merger

Pyramid’s board of directors has determined that the merger is fair to, and in the best interests of, Pyramid and its stockholders. In deciding to approve the merger agreement and to recommend that Pyramid’s stockholders vote to approve the issuance of shares of Pyramid common stock in connection with the merger, Pyramid’s board of directors consulted with Pyramid’s management and legal and financial advisors and considered a variety of factors, including the following material factors:

•	the combination will greatly diversify Pyramid’s oil and gas operations which are presently concentrated in a small area in California;

•	the combination will increase estimated proved reserves;

•	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Pyramid board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

•	the merger will provide Pyramid with participation in a larger portfolio of exploitation and exploration opportunities in liquids prone resource plays within areas targeted by Yuma;

•	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility;

•	the merger agreement generally prohibits Pyramid, its management employees, directors and advisors from taking any action to seek or solicit an alternative transaction or takeover proposal and from recommending, participating in discussions regarding or furnishing information with respect to an alternative takeover proposal, except in each case in limited circumstances, which permit the members of the Pyramid board to comply with their fiduciary duties; and

•	in the event that the merger is not consummated, the failed transaction costs, including costs of potential litigation, arising from the failed merger agreement, will be significant to a company the size of Pyramid.

Pyramid’s board of directors considered other information and a number of additional factors in reaching its decision including:

•	information concerning the financial condition, results of operations, prospects and businesses of Pyramid and Yuma, including the respective companies’ reserves, production volumes, cash flows from operations, performance of common stock of Pyramid’s common stock price over various periods, as well as current industry, economic and market conditions;

•	the results of business, legal and financial due diligence investigations of Yuma conducted by Pyramid’s management and its legal and financial advisors;

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•	the presentation and opinion of ROTH to the effect that, as of the date of the opinion and based on the assumptions, limitations, qualifications and conditions stated in the opinion letter, from a financial point of view, the merger exchange ratio is fair to Pyramid and its stockholders, from a financial point of view;

•	the provisions that allow Pyramid to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties that may be superior to the Yuma proposed merger; and

•	unless an alternative superior merger proposal received from a third party is matched by Yuma, the merger agreement allows Pyramid to terminate the merger agreement prior to the receipt of Pyramid’s stockholder approval of the merger and to enter into a written agreement with a third party to effectuate a superior proposal.

Pyramid’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger and the transactions contemplated by the merger agreement, including:

•	because Pyramid will be issuing a large number of new shares of common stock to Yuma’s stockholders in the merger, each outstanding share of Pyramid common stock immediately prior to the merger will represent a much smaller percentage of Pyramid’s total shares of common stock after the merger;

•	if oil or gas prices decrease, the combined assets will be less desirable from a financial point of view;

•	there are significant risks inherent in combining and integrating two companies, including that the companies may not be integrated successfully and that successful integration of the companies will require the dedication of management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;

•	the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement. Neither Pyramid nor Yuma is obligated to consummate the merger unless the conditions in the merger agreement are satisfied or, in some cases, waived; and

•	other matters described under the caption “Risk Factors” beginning on page [—].

This discussion of the information and factors considered by Pyramid’s board of directors in reaching its conclusions and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive. In view of the wide variety of factors considered by Pyramid’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Pyramid’s board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of Pyramid’s board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of Pyramid’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—] of this proxy statement/prospectus.

Recommendation of the Pyramid Board of Directors

Pyramid’s board of directors determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are fair to, and in the best interests of Pyramid and its stockholders. Accordingly, the Pyramid board of directors unanimously adopted resolutions (i) determining that the merger agreement and the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, advisable and in the best interests of Pyramid and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Pyramid stockholders at the Pyramid special meeting and (iv) recommending that the Pyramid stockholders vote “FOR” the approval and adoption of the merger agreement.

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Recommendation of Yuma’s Board of Directors and Reasons for the Merger

After careful consideration, the Yuma board of directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger, taken as a whole, are advisable, fair to and in the best interests of Yuma and its stockholders. The Yuma board of directors unanimously recommends that Yuma stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

In reaching its decision that the merger and the other transactions contemplated by the merger agreement, taken as a whole, are advisable, fair to and in the best interests of Yuma and its stockholders, Yuma’s board of directors consulted with Yuma’s management and its third party legal advisors and considered a variety of factors, including the following material factors:

•	the fact that there is no public trading market for Yuma’s common stock or preferred stock and that shares of the combined company’s common stock will be registered and listed for trading on the NYSE MKT;

•	the public nature of the combined company’s common stock may facilitate future capital raising, acquisitions of assets or companies for shares of common stock, and a means through stock options and similar incentives to attract high caliber officers and employees and align their interests with those of stockholders;

•	through their receipt of Pyramid common stock as part of the merger consideration, Yuma stockholders have the opportunity to participate in the combined company’s growth and share appreciation in the future (including share appreciation resulting from further exploitation and development of Yuma assets) should they determine to retain their Pyramid common stock after the merger;

•	Yuma’s board of directors also considered that the structure of the merger consideration would be desirable to its stockholders in that the common stock is issuable in the merger would not be a taxable transaction for Yuma’s stockholders;

•	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Yuma board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

•	the importance of increased operating scale and size in successfully growing, developing and operating a large geographically diverse “resource play” focused company in today’s oil and gas industry. Yuma’s board recognized that scale and size have become increasingly important in securing access to services and equipment, sourcing acquisitions, developing infrastructure, attracting necessary debt and equity capital and attracting and retaining quality technical and operating personnel. The board believes the merger and subsequent public reporting visibility and trading of its securities will provide the opportunity for growth and related benefits of scale faster than Yuma could attain if it were to continue growing as a private entity;

•	the financial position of Pyramid in that it has cash and generates positive cash flow on a monthly basis;

•	Yuma’s management believes the Pyramid assets have reserve growth potential with lower cost to grow production;

•	current industry, economic and market conditions and the understanding of the Yuma board of directors of the present and anticipated environment in the independent exploration and production sector of the energy industry, including the continuing consolidation within the sector; and

•	the results of the business, petroleum engineering, legal, environmental and financial due diligence investigations of Pyramid conducted by Yuma’s management and outside advisors.

In addition to the merger consideration, Yuma’s board of directors considered additional terms and conditions of the merger agreement that it believes are favorable, including:

•	the exchange ratio for the Pyramid shares to be received in the merger is fixed so that the Yuma stockholders will have the continued opportunity to benefit from any appreciation in the share price of Pyramid common stock between the announcement of the merger agreement and completion of the merger;

•	the provisions that allow Yuma to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties that may be superior to the Pyramid merger consideration;

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•	unless an alternative superior merger proposal received from a third party is matched by Pyramid, the merger agreement allows Yuma to terminate the merger agreement prior to the receipt of Yuma’s stockholder approval of the merger and to enter into a written agreement with a third party to effectuate a superior proposal; and

•	the merger agreement requires the approval of the holders of at least a majority of Yuma’s common stock and two-thirds or 66⅔% of its preferred stock.

The Yuma board of directors also considered certain risks associated with the merger including, among others, the following risks:

•	that the merger might not be completed as a result of a failure to satisfy one or more conditions to the merger;

•	that the operations of the two companies may not be integrated successfully;

•	that any anticipated synergies may not be fully realized;

•	that the trading value of the shares of Pyramid on the date the merger agreement was signed might be less at the time the merger is consummated as a result of market fluctuations in the price of Pyramid common stock due to the fixed exchange ratio of the Pyramid common stock to be issued for the Yuma common stock and preferred stock;

•	that the merger agreement generally prohibits Yuma, its management employees, directors and advisors from taking any action to seek or solicit an alternative transaction or takeover proposal and from recommending, participating in discussions regarding or furnishing information with respect to an alternative takeover proposal, except in each case in limited circumstances, which permit the members of the Yuma board to comply with their fiduciary duties;

•	that in the event of the termination of the merger agreement in certain instances Yuma could be responsible for payment to Pyramid of a termination fee of $1.0 million;

•	in the event that the merger is not consummated, the failed transaction costs, including costs of potential litigation, arising from the failed merger agreement, will be significant to Yuma; and

•	other matters described under the caption “Risk Factors” beginning on page [—].

The foregoing discussion of the factors considered by the Yuma board of directors in making its decision is not exhaustive, but includes the material factors considered by the Yuma board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the Yuma board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, Yuma’s board of directors made its determination based on the totality of the information presented to it.

The above description of the Yuma board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—] of this proxy statement/prospectus.

Recommendation of the Yuma Board of Directors

At its meeting on February 4, 2014, after due consideration, the Yuma board of directors unanimously adopted resolutions (i) determining that the merger agreement and the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, advisable and in the best interests of Yuma and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Yuma stockholders at the Yuma special meeting and (iv) recommending that the Yuma stockholders vote “FOR” the approval and adoption of the merger agreement.

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Opinion of ROTH Capital Partners to the Pyramid Board of Directors

Pyramid’s board of directors retained ROTH Capital Partners, LLC, or ROTH, to deliver an opinion as to the fairness of the exchange ratio in the merger as to Pyramid and its stockholders. At a meeting of Pyramid’s board of directors on February 4, 2014, ROTH issued its oral opinion to the board of directors, later confirmed in a written opinion dated February 5, 2014, that, based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as ROTH considered relevant, the exchange ratio in the merger is fair to Pyramid and its stockholders, from a financial point of view, as of the date of the opinion.

The full text of the ROTH written opinion dated February 5, 2014, confirming its oral opinion issued to Pyramid’s board of directors on February 4, 2014, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ROTH in rendering its opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the ROTH opinion in its entirety and this summary is qualified by reference to the written opinion. The ROTH opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio in the merger. ROTH’s opinion was provided to Pyramid’s board of directors in connection with its consideration of the merger and does not address Pyramid’s underlying business decision to proceed with or effect the merger or the structure of the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which Pyramid might otherwise engage. The ROTH opinion was not approved by an internal committee.

In connection with rendering the opinion described above and performing its financial analyses, ROTH, among other things:

•	reviewed and analyzed the financial terms of the unsigned execution draft of the merger agreement, dated February 4, 2014;

•	reviewed certain publicly available business and financial information of Pyramid that ROTH believed to be relevant to its inquiry;

•	reviewed certain internal financial statements and other financial and operating data concerning Pyramid and Yuma, respectively;

•	reviewed certain financial forecasts relating to Yuma prepared by the management of Yuma;

•	reviewed the reported prices and trading activity for Pyramid common stock;

•	compared the financial performance of Yuma and Pyramid, respectively, and the prices and trading activity of Pyramid common stock with that of certain publicly traded companies ROTH deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions ROTH deemed relevant; and

•	performed such other analyses and considered such other factors as ROTH deemed appropriate.

In addition, ROTH held multiple conversations with senior management and the board of directors of Pyramid, including, in particular, regarding the course of discussions of the merger. These conversations also entailed recent developments in the business operations of Pyramid, including a review of business opportunities and anticipated oil and natural gas production schedules prepared by management along with the corresponding financial projections.

The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, ROTH did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, ROTH believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying ROTH’s opinion. In addition, in certain of its analyses ROTH derived a value for Yuma and compared the consideration being paid by Pyramid to certain other companies and other transactions that ROTH deemed comparable. No public companies and/or transaction utilized by ROTH, as a comparison, are identical to Yuma or Pyramid or to the proposed transaction with Pyramid. An analysis of the results of such comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Yuma and the transaction with Pyramid were being compared.

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In performing its analyses, ROTH made certain assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ROTH, Yuma and Pyramid. Any estimates contained in the analyses performed by ROTH are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The ROTH opinion and ROTH’s presentation to the Pyramid board were among several factors taken into consideration by the Pyramid board in making its determination to approve the merger agreement. Consequently, the ROTH analyses described herein should not be viewed as determinative of the decision of the Pyramid board or the Pyramid management to engage in the merger.

The following is a summary of the material financial analyses that ROTH prepared and relied on in delivering its opinion to the Pyramid board of directors. This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to understand fully the financial analyses presented by ROTH. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by ROTH or Pyramid’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based upon market data, is based upon market data as it existed on or before February 3, 2014, and is not necessarily indicative of current market conditions.

Financial Analyses

ROTH utilized a series of financial analyses whereby it, among other things, compared Yuma to certain transactions and peer companies to determine a range of values for Yuma. ROTH also valued Yuma’s assets using a net asset value and discounted cash flow analysis. The mean of these values was then compared to the enterprise value of Pyramid as of February 3, 2014, which was calculated by ROTH to be $20,225,000.

Comparable Transaction Analysis

ROTH conducted a comparable transactions analysis by examining the terms of selected transactions in the U.S. Gulf Coast region that ROTH believed are comparable to Yuma based upon varying factors including size, geographic location, and/or market perception. Based upon its initial review, ROTH considered 234 transactions and removed all the transactions prior to December 28, 2012, resulting in 105 transactions. ROTH further reduced the sampling group to 33 comparable transactions based upon a specific review of the transactions compared to Yuma. ROTH reduced the number of comparable transactions down to 33 based upon the available information on each specific transaction. In certain cases, there was not sufficient information available on a particular transaction to allow a proper comparative analysis. ROTH compared the purchase price being paid, versus the amount of proved reserves being purchased to determine an inferred price being paid per proved barrel of oil equivalent (“Boe”) in dollars per one million barrels of oil equivalent (“MMBoe”) (the “Proved Reserves Value”). ROTH also compared the purchase price being paid, versus the amount of daily production being purchased to determine an inferred price being paid per BOE produced each day (the “Production Value”). In reviewing these transactions, ROTH took into consideration various factors including total transaction value, geographic location and diversity of the proven assets and the relative mix of reserves broken down into proved developed and proved un-developed categories.

ROTH conducted a review of the valuation of Yuma based upon comparable transactions in the U.S. Gulf Coast region since December 28, 2012 and found that the mean Proved Reserves Value was $20.67 per BOE and that the mean per flowing barrel was $109,937 per Boe/d. The mean Proved Reserves Value and the mean Production Value were applied to Yuma’s reserve report as of July 31, 2013 of approximately 19.8 MMBoe, Yuma’s current rate of production of 2,850 Boe/d, and reduced by Yuma’s asset retirement obligation ($14,855,000), working capital deficit ($1,086,000), and long term debt ($24,950,000). Yuma’s additional assets of $19,430,000 were added to the valuation.

	Transaction Value ($MM)	Transaction Value / Proved Reserves Value (MMBoe)	Transaction Value / Flowing Barrel (MBoe/d)
High	$768.00	$57.21	$293,333.33
Low	$26.25	$7.03	$16,605.26
Mean	$272.45	$20.67	$109,937.10
Median	$235.60	$18.79	$97,237.25

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Using the mean Proved Reserves Value, the mean inferred value for Yuma resulted in $388,032,578 as adjusted for the items above the table. Using the mean price paid per flowing barrel value, the mean inferred value for Yuma resulted in a value of $291,859,742 as adjusted for the items above the table.

Comparable Company Analysis

ROTH performed a separate analysis of the implied value of Yuma using a selected group of publicly traded oil and gas companies primarily focused on exploration or early stage appraisal assets. Based on its review of the applicable metrics for each of the selected sector relevant peer companies that it believes are comparable to Yuma based upon varying factors including size, geographic location, and/or market perception. ROTH determined the total enterprise value per EBITDA (earnings before interest, taxes, depreciation and amortization) for the year ended December 31, 2013 and management projections for the year ending December 31, 2014. ROTH utilized: (i) enterprise value (“EV”) (which is defined as market value of equity plus book value of debt and liquidation value of preferred stock, less excess cash and cash equivalents); and (ii) Yuma management’s estimated EBITDA for the year ended December 31, 2013 ($12 million) and management projections for EBITDA for the year ending December 31, 2014 ($50 million). These estimates and projections were prepared by Yuma based upon assumptions which at the time included additional drilling of wells, estimates of oil and gas prices, LOE assumptions, corporate assumptions (including general and administrative), capital assumptions, and assumptions regarding working interests that would be realized in 2013 and 2014. In addition, ROTH had discussions with management of Yuma to discuss the estimates and projections for EBITDA in 2013 and 2014 and in particular the increase in estimates for 2014 versus 2013. Key factors addressed included continued growth in production volumes from new wells, and the full impact of certain reversionary working interests that would be realized in 2013 and 2014. In addition to these EBITDA assumptions, ROTH relied on information including, current rates of production, provided by Yuma’s management and the net present value of Yuma’s oil and natural gas reserves.

Based on these criteria, ROTH identified and analyzed the following selected companies:

Company Name	Ticker
Goodrich Petroleum, Corp.	GDP
Bonanza Creek Energy, Inc.	BCEI
Diamondback Energy, Inc.	FANG
Gulfport Energy Corp.	GPOR
Synergy Resources Corp.	SYRG
Contango Oil & Gas Company	MCF
Approach Resources, Inc.	AREX

For the selected companies the analysis indicated the following criteria:

	EV/EBITDA FY2013		EV/EBITDA FY2014
Max	24.2	x	24.4	x
Min	8.2	x	5.8	x
Mean	13.6	x	12.1	x
Median	12.3	x	9.1	x

ROTH then determined an EBITDA multiple based upon the mean value of the peer companies. ROTH then applied the mean value multiples to Yuma’s EBITDA projections resulting in FY2013 and FY2014 enterprise values of $158,800,000 and $613,700,000, respectively, for Yuma. The difference in Yuma’s estimated enterprise value in 2013 and 2014 is the mathematical difference between the projected 2013 EBITDA multiplied by the peer group multiple calculated for 2013 and the 2014 projected EBITDA multiplied by the peer group multiple calculated for 2014.

Net Asset Valuation Analysis

Based upon management information, ROTH estimated the net asset value (“NAV”) based on Yuma’s existing base of proved developed producing, proved developed non-producing and proved undeveloped reserves per Yuma’s reserve report prepared by Netherland Sewell & Associates dated July 31, 2013 and Yuma’s management field estimates as of July 31, 2013. The NAV was determined using PV-10 (as defined below) and risking factors based on reserve category and location, as discussed with Yuma management. ROTH estimated NAV by adding (i) the PV-10 of the proved developed producing, proved developed non-producing and proved undeveloped reserves, which were discounted at varying rates to reflect the relative certainty of the individual reserve categories, plus (ii) the book value or estimated market value of other assets, less (iii) outstanding debt, asset retirement obligation and working capital deficit. The term “PV-10” means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using prices, as prescribed in the SEC rules, and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, depreciation, depletion and amortization, or federal income taxes and discounted using and annual discount rate of 10%. PV-10 is considered a non-GAAP financial measure as defined by the SEC.

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Based on this analysis, the Net Asset Value for Yuma was calculated by ROTH to be $404,542,130.

Discounted Cash Flow Analysis

ROTH performed discounted cash flow analysis on the proved reserves of Yuma. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. The term “present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. To calculate the estimated enterprise value of the oil and gas assets of Yuma (the “Assets”) using discounted cash flow analysis, ROTH used (a) management-furnished assumptions regarding the Assets’ production volumes on a per well basis and for the life of the field; (b) management-furnished assumptions regarding the Assets’ capital expenditures required to develop and produce such volumes; (c) management-furnished operational assumptions and estimates of expenditure for the Assets; and (d) the fiscal terms as provided by management. ROTH used a discount rate of 10.0%. The discount rates were based on ROTH’s analysis of how similar projects are evaluated in the market and across the selected sector relevant peer companies. The assumptions utilized by ROTH in the discounted cash flow analysis were: West Texas Intermediate oil price starting in 2013 with $107.108 per barrel and ending 2027 with a price of $102.609 per barrel; Henry Hub gas price starting 2013 with $3.874 per cubic feet and ending 2027 with a price of $3.213 per cubic feet; tax expenses of $162.352 million; capital cost expenses of $414.382 million; and operating expenses of $104.936 million.

Based upon this discounted cash flow analysis, Yuma has a value of $443,000,000 as calculated by ROTH.

Contribution Analysis

ROTH utilized various analyses to determine a range of value of Yuma, and then applied that value in a contribution analysis with the enterprise value of Pyramid as of February 3, 2014. ROTH undertook a review of the relative values being contributed by Pyramid and Yuma on a combined, post transaction basis. In particular, ROTH focused on the contribution of value related to total proved reserves, daily production in Boe and discounted cash flow at 10%. ROTH compared this contribution of value to the proposed ownership breakdown of the combined entity on a post transaction basis, on average Yuma’s contribution will result in 96.8% and Pyramid’s contribution will result in 3.2% compared to an exchange ratio that will result in 93.0% of the post transaction company being owned by the stockholders of Yuma and 7.0% of the post transaction company being owned by the stockholders of Pyramid.

	Production (Boe/d)	Reserves (Boe)	Discounted Cash Flow 10%
Pyramid	4.2%	2.4%	3.2%
Yuma	95.8%	97.6%	96.8%
Total	100.0%	100.0%	100.0%

Relative Values

ROTH determined the value for Yuma of $371,400,000 using the mean of the values derived from the above financial analyses and compared that to the enterprise value of Pyramid. This comparison showed that on a combined basis, Yuma’s assets were contributing 96.8% of the value on a post-merger basis and Pyramid’s assets were contributing 3.2% of the value on a post-merger basis.

General

For purposes of its opinion, ROTH relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Yuma and Pyramid or otherwise made available to ROTH and did not assume responsibility to independently verify such information. ROTH further relied upon the assurances of management of Yuma and Pyramid that the information provided was prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of management of Yuma and Pyramid, and management was not aware of any information or facts that would make the information provided to ROTH incomplete or misleading. ROTH expressed no opinion regarding such financial planning data or the assumptions on which it is based. ROTH expresses no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. ROTH has relied, with the consent of Yuma and Pyramid, on advice of the outside counsel, the third party engineering firm, and the independent accountants to Yuma, and on the assumptions of the management of Yuma as to all accounting, legal, tax and financial reporting matters with respect to Yuma and the merger agreement.

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For the purposes of its opinion, ROTH assumed that neither Yuma nor Pyramid are party to any material pending transaction, including any external financing, recapitalization, acquisition or transactions contemplated by the merger agreement, other than the merger. ROTH also assumed the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at its opinion, ROTH assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Yuma or Pyramid or alter the terms of the merger agreement.

In arriving at its opinion, ROTH did not perform any appraisals or valuations of any specific assets or liabilities of Yuma or Pyramid and was not furnished with any such appraisals or valuations. ROTH expressed no opinion regarding the liquidation value of Yuma or Pyramid or any other entity. Without limiting the generality of the foregoing, ROTH undertook no independent analysis of any pending or threatened litigation, possible un-asserted claims or other contingent liabilities, to which Yuma, or any of its respective affiliates was a party or may be subject and, at the discretion of Yuma, and with its consent, ROTH’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

ROTH’s opinion is necessarily based upon the information available to ROTH and facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

ROTH was engaged to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with small companies in the exploration and production sector of the energy industry. ROTH is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, ROTH and its affiliates may actively trade in the equity securities of Pyramid for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. ROTH may in the future provide investment banking and financial services to Pyramid or Yuma for which ROTH would expect to receive compensation.

Pursuant to the terms of the engagement of ROTH, Pyramid paid ROTH a fee of $150,000 plus reasonable out-of-pocket expenses. No portion of the fee is based upon whether ROTH delivered a favorable opinion with respect to the merger exchange ratio. Pyramid also agreed to reimburse ROTH for reasonable expenses and to indemnify ROTH and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, ROTH will be paid a financial advisory fee upon closing of the merger of 1.5% of the merger consideration, not to be less than $300,000 nor more than $450,000 of which $75,000 was paid upon execution of the engagement agreement. The amount and timing of the payment of fees to ROTH was determined based upon negotiations between Pyramid and ROTH.

Interests of Yuma’s Directors and Executive Officers in the Merger

In considering the recommendation of the Yuma board of directors with respect to adopting the merger agreement, Yuma stockholders should be aware that members of the board of directors and executive officers of Yuma have interests in the merger that may be different from, or in addition to, interests they may have as Yuma stockholders. For example, following the consummation of the merger, all of the directors of Yuma will become the directors of Pyramid and all of the executive officers of Yuma will become the executive officers of Pyramid.

Yuma’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement including the merger and transactions contemplated thereby and to recommend that its stockholders approve and adopt the merger agreement proposal contemplated by this proxy statement/prospectus.

Interests of Pyramid’s Directors and Executive Officers in the Merger

In considering the recommendation of the Pyramid board of directors with respect to approving and adopting the merger agreement, Pyramid stockholders should be aware that members of the board of directors and executive officers of Pyramid have interests in the merger that may be different from, or in addition to, interests they may have as Pyramid stockholders. For example, following the consummation of the merger, all of the directors of Pyramid shall receive continued indemnification and Pyramid will purchase a “tail” insurance policy of directors’ and officers’ liability insurance after the merger.

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Pyramid’s board of directors was aware of this potential conflict of interest and considered it, among other matters, in reaching its decision to approve the merger agreement including the merger and transactions contemplated thereby and to recommend that its stockholders approve and adopt the merger agreement proposal contemplated by this proxy statement/prospectus.

Pyramid’s Board of Directors and Management After Consummation of the Merger

Pyramid has agreed to take all necessary action to cause, effective at the effective time of the merger, the number of directors on the Pyramid board of directors to be set at six. In addition, Yuma will nominate six members to serve as the board of directors of Pyramid. In the event that the merger is not completed, the directors and officers of Pyramid will continue in office.

Following completion of the merger, Yuma executive officers will retain their current roles with Pyramid.

Regulatory Filings and Approvals Required For Completion of the Merger

Neither Pyramid nor Yuma is aware of any material governmental or regulatory approval required for the completion of the merger, other than filings and compliance with the applicable corporate law of the States of California and Delaware.

Treatment of Yuma Restricted Stock Awards and Restricted Stock Units

Each restricted stock award which was issued pursuant to Yuma’s stock plans and is outstanding immediately prior to the effective time of the merger, and that has not then vested with the closing of the merger, shall be assumed by Pyramid through the issuance to each holder thereof of a restricted stock award by Pyramid.

Each restricted stock unit which was issued pursuant to Yuma’s stock plans and is outstanding immediately prior to the effective time of the merger, and that has not then vested and been settled, shall be assumed by Pyramid through the issuance to each holder thereof of a restricted stock unit award by Pyramid.

Treatment of Pyramid Restricted Stock Awards

Each restricted stock award which was issued pursuant to Pyramid's stock plan and is outstanding immediately prior to the effective time of the merger, shall vest upon closing of the merger.

Dividends

The merger agreement provides that, prior to the effective time:

•	Yuma or any of its subsidiaries may not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, except with respect to the Yuma preferred stock and Yuma may permit any direct or indirect wholly-owned subsidiary to do any of the foregoing; and

•	Pyramid or any of its subsidiaries may not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock, except that Pyramid may permit any direct or indirect wholly-owned subsidiary to do any of the foregoing.

Corporate Name Following the Completion of the Merger

In connection with the completion of the merger, Pyramid will change its registered name to “Yuma Energy, Inc.”

Listing of Pyramid Shares

It is a condition to completion of the merger that the shares of Pyramid common stock issuable in the merger be authorized for listing on the NYSE MKT, subject to official notice of issuance.

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THE MERGER AGREEMENT

The following section summarizes material provisions of the Amended and Restated Agreement and Plan of Merger and Reorganization referred to herein as the “merger agreement.” This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

The merger agreement summary is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Pyramid or Yuma or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus.

The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments and to limitations agreed upon by the parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Yuma common stock (including the shares of Yuma preferred stock converted into shares of Yuma common stock) issued and outstanding immediately prior to the effective time will be converted into the right to receive 756.34 shares of Pyramid common stock, which is subject to adjustment if Yuma grants restricted stock awards between the date of this proxy statement/prospectus and the effective time of the merger and in the event of dissenting shares. This will include the shares of common stock to which holders of Yuma preferred stock are entitled upon conversion of their shares of preferred stock into shares of common stock.

In the merger, Pyramid will issue 66,336,701 shares of its common stock which will be allocated as follows:

Shares of Pyramid common stock
Based on shares expected to outstanding at the effective time of the merger as of August 6, 2014
Holders of Yuma common stock	43,484,014
Holders of Yuma Series A preferred stock	15,091,925
Holders of Yuma Series B preferred stock	7,760,762
TOTAL:	66,336,701

The current fair market value of Pyramid common stock may not be equivalent to the fair market value of Pyramid common stock on the date that the merger consideration is received by a Yuma stockholder or at any other time. The actual fair market value of the Pyramid common stock received by Yuma stockholders depends upon the fair market value of Pyramid common stock upon receipt, which may be higher or lower than the market price of Pyramid common stock on the date the merger agreement was announced, on the date that this proxy statement/prospectus is mailed to Yuma’s stockholders, or on the date of the special meeting of Yuma stockholders.

If, between the date of the merger agreement and the effective time of the merger, the shares of Pyramid common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or similar readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the exchange ratio.

No fractional shares of Pyramid common stock will be issued to any stockholder of Yuma in connection with the merger. For each fractional share that would otherwise be issued, Pyramid will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of Pyramid common stock on the NYSE MKT for the five trading days’ preceding the date on which the merger occurs. No interest will be paid or accrued on cash payable in lieu of fractional shares of Pyramid common stock.

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Conversion of Shares; Exchange of Certificates

General

The conversion of Yuma common stock and preferred stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, [-], as exchange agent, will exchange certificates formerly representing shares of Yuma common stock and preferred stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letter Of Transmittal

Soon after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a Yuma stockholder at the effective time of the merger who has not previously and properly surrendered certificates representing shares of Yuma common stock or preferred stock to the exchange agent. This mailing will contain instructions on how to surrender certificates formerly representing shares of Yuma common stock or preferred stock (if these certificates have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If certificates formerly representing shares of Yuma common stock or preferred stock are presented for transfer after the effective time of the merger, they will be exchanged for the merger consideration into which the shares of Yuma common stock or preferred stock formerly represented by that certificate shall have been converted.

If a certificate formerly representing shares of Yuma common stock or preferred stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Yuma stockholders surrender their Yuma stock certificates for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Pyramid common stock into which any shares could have been converted will accrue, but will not be paid. When such Yuma stockholder surrenders his or her certificates, Pyramid will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Pyramid.

Withholding

Pyramid and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Yuma stockholder the amounts it is required to deduct and withhold under the Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the Yuma stockholders from whom they were withheld.

Effective Time

The merger will be completed when a statement of merger is filed with the Secretary of State of the State of Delaware, which is the effective time of the merger.

Subject to satisfaction of the other conditions to the merger, it is anticipated that the closing of the merger will occur promptly after approval and adoption of the merger agreement by the requisite vote of the Yuma stockholders and the approval of Pyramid stockholders of the approval and adoption of the merger agreement and approval of the proposals related to the restated articles of incorporation of Pyramid. However, the effective time of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Pyramid and Yuma will obtain any required approvals or complete the merger. If the merger is not completed on or before December 31, 2014, either Pyramid or Yuma may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. See “—Conditions to the Completion of the Merger” below.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

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Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption by Yuma’s stockholders of the merger agreement;

•	approval and adoption by Pyramid’s stockholders of the merger agreement;

•	approval by Pyramid’s stockholders of the proposals related to the restated articles of incorporation of Pyramid;

•	absence of any statute, rule, order, decree or regulation, and of any action taken by any court or other governmental entity of competent jurisdiction, which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the merger illegal;

•	other than the filing of the certificate of merger in accordance with Delaware law, the receipt of all authorizations, consents and approvals of all governmental entities required to be obtained prior to consummation of the merger, except for such authorizations, consents and approvals the failure of which to be obtained individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on any party to the merger agreement;

•	effectiveness of the registration statement, of which this proxy statement/prospectus constitutes a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC; and

•	approval by the NYSE MKT of listing of the shares of Pyramid common stock to be issued in the merger, subject to official notice of issuance.

Additional Conditions to Yuma’s Obligations

The obligation of Yuma to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of Pyramid’s representations and warranties contained in the merger agreement both at and as of the date of the merger agreement and at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where, in the case of all representations and warranties except those regarding Pyramid’s capitalization, corporate power and authority, tax matters, and validity of the merger agreement, the failure to be accurate individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Pyramid;

•	the performance in all material respects by Pyramid of its obligations contained in the merger agreement;

•	absence of any suit, action or proceeding by any court or other governmental entity seeking to restrain, preclude, enjoin or prohibit the merger or any of the other transactions contemplated by the merger agreement; and

•	during the period from the execution of the merger agreement until the effective time there shall not have occurred a material adverse effect, as defined in the merger agreement, on Pyramid.

Additional Conditions to Pyramid’s Obligations

The obligations of Pyramid to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	accuracy of Yuma’s representations and warranties contained in the merger agreement both at and as of the date of the merger agreement and at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where, in the case of all representations and warranties except those regarding Yuma’s capitalization, corporate power and authority, tax matters and validity of the merger agreement, the failure to be accurate individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Yuma;

•	the performance in all material respects by Yuma of its obligations contained in the merger agreement;

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•	absence of any suit, action or proceeding by any court or other governmental entity seeking to (1) restrain, preclude, enjoin or prohibit the merger or any of the other transactions contemplated by the merger agreement, or (2) prohibit or limit in any material respect the ownership or operation of any of the parties to the merger agreement or any of their respective affiliates of a substantial portion of the business or assets of Yuma, or to require any person to dispose of or hold separate any material portion of the business or assets of Yuma, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement;

•	the number of dissenting shares not exceeding 1% of the outstanding shares of common stock of Yuma or 5% of Yuma’s Series A preferred stock or 5% of Yuma’s Series B preferred stock;

•	receipt of all material consents and approvals of any person that Yuma or Pyramid or any of their respective subsidiaries are required to obtain in connection with the consummation of the merger, including consents and approvals from parties to loans, contracts, leases or other agreements, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not be reasonably likely to have or result in a material adverse effect on Yuma or Pyramid, as applicable;

•	the board of directors of Yuma shall have a good faith belief that as of the date on which the registration statement on Form S-4 is filed and on the closing of the merger, that (i) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Yuma, Pyramid and Pyramid’s subsidiary will each be a “party to the reorganization” within the meaning of Section 368 of the Code (which is a condition to the merger and such belief will be based on the tax opinion of TroyGould PC discussed under “Material Federal U.S. Tax Consequences”); and

•	at closing of the merger, all of the directors and officers of Pyramid shall have resigned in writing from their positions as directors and officers effective upon the election of the persons designated by Yuma, or the appointment of persons designated by Yuma, each to hold office in accordance with the restated articles of incorporation of Pyramid until their respective successors are duly elected or appointed and qualified; provided that the designated board shall have a sufficient number of “independent directors” to satisfy applicable SEC and NYSE MKT rules.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Pyramid and Yuma has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	corporate existence, good standing and qualification to conduct business;
•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;
•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;
•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;
•	governmental, third party and regulatory approvals or consents required to complete the merger;
•	filings and reports with the SEC, and financial information;
•	absence of certain changes, events or circumstances;
•	absence of undisclosed liabilities;
•	accuracy of the information supplied for inclusion in this proxy statement/prospectus;
•	employee benefit plans;
•	litigation, government orders, judgments and decrees;
•	compliance with laws;
•	intellectual property;
•	material contracts;
•	taxes;
•	environmental matters;
•	real property and operating equipment;
•	insurance;
•	labor and employment matters;
•	transactions with affiliates;
•	derivative and hedging transactions;
•	disclosure controls and procedures;
•	oil and gas reserves, assets and operations;
•	investment company status;
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•	recommendation of merger by boards of directors;
•	receipt of fairness opinions;
•	required vote;
•	fees payable to brokers in connection with the merger;
•	tax matters relating to the merger;
•	no agents; and
•	no other representations or warranties.

The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

Conduct of Business Pending the Merger

Operations of Yuma

Yuma has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Pyramid:

•	conduct its business in the ordinary course of business consistent with past practice;

•	use its commercially reasonable efforts to mitigate or compromise the liabilities of Yuma from time to time;

•	not (i) amend or propose to amend its certificate of incorporation or its bylaws, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, except for dividends by a direct or wholly-owned subsidiary of Yuma to its parent, or a semi-annual (or pro-rated) cash or in-kind dividend on the Yuma preferred stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

•	except as agreed, not issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any Yuma restricted shares, Yuma restricted stock units, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, except that Yuma may issue shares upon conversion of Yuma preferred stock outstanding on the date of the merger agreement;

•	not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (ii) make any acquisition of any capital stock, assets or businesses of any other person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to Yuma, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of the merger agreement (C) dispositions of obsolete or worthless assets or, or (iv) enter into any contract with respect to any of the foregoing;

•	use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of the merger agreement;

•	not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which Yuma is currently committed to make, (ii) capital expenditures in the ordinary course of Yuma’s business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of the merger agreement which are necessary to avoid significant disruption to Yuma’s business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

•	not adopt a plan or agreement of complete or partial liquidation or dissolution;

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•	not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Yuma financial statements (or the notes thereto);

•	not enter into any contract that restrains, limits or impedes the ability of Yuma to compete with or conduct any business or line of business, including geographic limitations on the activities of Yuma;

•	except in the ordinary course of Yuma’s business, not materially modify or amend, or terminate any Yuma material contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Yuma material contract if it had been in existence at the time of the execution of the merger agreement; and

•	not agree to take any of the foregoing actions.

Operations of Pyramid

Pyramid has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Yuma:

•	conduct its business in the ordinary course of business consistent with past practice;

•	not (i) amend or propose to amend its restated articles of incorporation or its amended and restated bylaws, (ii) split, combine, subdivide or reclassify any shares of its common stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its common stock;

•	use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of the merger agreement;

•	not adopt a plan or agreement of complete or partial liquidation or dissolution;

•	not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (ii) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, Pyramid financial statements (or the notes thereto);

•	not enter into any contract that restrains, limits or impedes its ability to compete with or conduct any business or line of business, including geographic limitations on its activities;

•	not make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

•	not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable law or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

•	not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable law or pursuant to the terms of the merger agreement, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof or

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•	except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by the merger agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

•	not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

•	except in the ordinary course of its business, not materially modify or amend, or terminate any Pyramid material contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Pyramid material contract if it had been in existence at the time of the execution of the merger agreement; and

•	not agree to take any of the foregoing actions.

No Solicitation

General

Each party to the merger agreement has agreed that it shall not, nor shall it authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly:

(i)           solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any acquisition proposal (as defined below) or acquisition inquiry (as defined below) or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

(ii)          furnish any information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

(iii)         engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

(iv)         approve, endorse or recommend any acquisition proposal; or

(v)           execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal; provided, however, that, notwithstanding anything contained in these subsections, prior to obtaining Yuma stockholders’ approval, Yuma may, and prior to obtaining Pyramid stockholder approval, Pyramid may, furnish nonpublic information regarding such party to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal, which such party’s board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a superior offer as defined below (and is not withdrawn) if: (A) such acquisition proposal was not solicited in violation of these subsections; (B) the board of directors of such party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of such party under applicable laws; (C) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other parties written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person; (D) such party receives from such person an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in applicable confidentiality agreements; and (E) prior to furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other parties hereto (to the extent such nonpublic information has not been previously furnished by such party to the other parties). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any representative of such party (whether or not such representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of these subsections by such party, the taking of such action by such representative shall be deemed to constitute a breach of these subsections by such party for purposes of the merger agreement.

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For purposes of the merger agreement, the term: (i) “acquisition inquiry” means, with respect to Pyramid or Yuma, an inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal with such party; (ii) “acquisition proposal” means, with respect to Pyramid or Yuma, any offer or proposal, whether written or oral, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) (a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (a) 15% or more of any class of the equity securities of such party or (b) 15% or more of the fair market value of the assets of such party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (y) 15% or more of any class of equity securities of the party or (z) 15% or more of the fair market value of the assets of the party; provided, however, that, for purposes of determining whether termination fees are payable (as discussed below), all such references to “15%” shall be deemed to be “50%”; and (iii) “superior offer” means an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the stockholders of a party prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (B) in which a person or “group” (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s capital stock then outstanding or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, taken as a whole, in a single transaction or a series of related transactions that: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the merger agreement; and (B) is on terms and conditions that the board of directors of Pyramid or Yuma, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Pyramid’s stockholders or Yuma’s stockholders, as applicable, than the merger and the other transactions contemplated thereby; and (y) is reasonably capable of being consummated.

Notice of Proposal or Inquiry

If any party or any representative of such party receives an acquisition proposal or acquisition inquiry at any time during the period prior to closing the merger, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such acquisition proposal or acquisition inquiry) advise the other parties hereto orally and in writing of such acquisition proposal or acquisition inquiry (including the identity of the person making or submitting such acquisition proposal or acquisition inquiry, and the terms thereof). Such party shall keep the other parties informed in all material respects with respect to the status and terms of any such acquisition proposal or acquisition inquiry and any modification or proposed modification thereto.

Cessation of Current Discussions

Each party agreed to immediately cease and cause to be terminated any existing discussions with any person that relate to any acquisition proposal or acquisition inquiry as of the date of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger (whether before or after the Pyramid stockholder approval or any approval of the merger agreement by the stockholders of Yuma):

(a)             by mutual written consent of Pyramid and Yuma duly authorized by each of their respective boards of directors; or

(b)            by either Pyramid or Yuma, if the merger has not been consummated by December 31, 2014; provided, however, that the right to terminate the merger agreement shall not be available to (i) Pyramid, if the failure of Pyramid to fulfill any of its material obligations under the merger agreement caused the failure of the merger to occur on or before such date, or (ii) Yuma, if the failure of Yuma to fulfill any of its material obligations under the merger agreement caused the failure of the merger to occur on or before such date, or (iii) Pyramid or Yuma, if the failure of the merger to occur on or before such date is due solely to the failure to obtain effectiveness of the registration statement of which this proxy statement/prospectus is a part, notwithstanding the performance by Pyramid of any of its obligations to do so; or

(c)            by either Pyramid or Yuma, if (i) there has been a breach by the other of any representation or warranty contained in the merger agreement which would reasonably be expected to have a material adverse effect on Pyramid or Yuma, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within ten business days after written notice of such breach by the terminating party, or (ii) there has been a breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, which would reasonably be expected to have a material adverse effect on Pyramid or Yuma, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party; or

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(d)             by either Pyramid or Yuma after ten days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the merger; or

(e)             by Yuma if, notwithstanding the existence of the voting agreement with Yuma, prior to receipt of the Yuma stockholders’ approval, Yuma receives a superior offer, resolves to accept such superior offer, complies with Yuma’s termination fee payment obligations described below and gives Pyramid at least four business days’ prior written notice of its intention to terminate; provided, however, that such termination shall not be effective until such time as the payment shall have been received by Pyramid; or

(f)             by Yuma, if the board of directors of Pyramid shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Yuma in any material respect Pyramid’s board recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another acquisition proposal or if the board of directors of Pyramid shall have resolved to accept a superior offer; or

(g)             by Pyramid if, notwithstanding the existence of the voting agreement with Pyramid, prior to receipt of the Pyramid stockholders’ approval, Pyramid receives a superior offer, resolves to accept such superior offer, complies with Pyramid’s termination fee payment obligations described below and gives Yuma at least four business days’ prior written notice of its intention to terminate; provided, however, that such termination shall not be effective until such time as the payment shall have been received by Yuma; or

(h)             by Pyramid, if the board of directors of Yuma shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Pyramid in any material respect Yuma’s board recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another acquisition proposal or if the board of directors of Yuma shall have resolved to accept a superior offer; or

(i)             (x) by Pyramid, if the stockholders of Yuma fail to approve the merger, or (y) by Yuma, if the stockholders of Pyramid fail to approve the matters to be voted upon at the Pyramid stockholders’ meeting (including any adjournment or postponement thereof).

Termination Fees

Payment of Termination Fee by Yuma. Yuma shall pay to Pyramid a termination fee in an amount in cash equal to $1.0 million (the “Yuma Termination Fee”) in the event that (i) Yuma terminates the merger agreement because it accepts a superior offer; (ii) Pyramid terminates the merger agreement (as a result of a breach of a covenant by Yuma) or because Yuma changes or fails to make its recommendation of the merger; or (iii) Pyramid terminates the merger agreement because Yuma stockholders fail to approve the merger, provided, in the case of this clause (iii), that (A) after the date of the merger agreement and prior to the date Yuma solicits the approval of Yuma’s stockholders at a meeting or by written consent, an acquisition proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, Yuma enters into a definitive agreement with respect to or consummates such acquisition proposal. Payment of the Yuma Termination Fee shall be paid to Pyramid within five business days following the date of termination of the merger agreement; provided, however, that in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by Yuma of the definitive agreement regarding such acquisition proposal.

Payment of Termination Fee by Pyramid. Pyramid shall pay to Yuma a termination fee in an amount in cash equal to $1.0 million (the “Pyramid Termination Fee”) in the event that (i) Pyramid terminates the merger agreement because it accepts a superior offer; (ii) Yuma terminates the merger agreement (as a result of a breach of a covenant by Pyramid); or (iii) Yuma terminates the merger agreement because Pyramid’s stockholders fail to approve the issuance of stock necessary to effect the merger, provided, in the case of this clause (iii), that (A) after the date of the merger agreement and prior to the Pyramid special meeting, an acquisition proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, Pyramid enters into a definitive agreement with respect to or consummates such acquisition proposal. Payment of the Pyramid Termination Fee shall be paid to Yuma within five business days following the date of termination of the merger agreement; provided, however, that in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by Pyramid of the definitive agreement regarding such acquisition proposal.

Effect of Termination

In the event of termination of the merger agreement by either Pyramid or Yuma, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation on the part of Yuma, Pyramid or their respective officers, directors or affiliates (except as otherwise specifically set forth in the merger agreement such as the payment of termination fees, all of which shall survive the termination). Nothing in the merger agreement relieves any party from liability for fraud or any willful breach of the merger agreement.

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Amendment of the Merger Agreement

Subject to compliance with applicable law, Pyramid and Yuma may amend the merger agreement at any time before or after approval and adoption of the merger agreement by Pyramid and Yuma stockholders. However, after any approval and adoption of the merger agreement by Yuma stockholders there may not be, without their further approval, any amendment of the merger agreement that alters or changes, in a way that adversely affects the holders of any shares of Pyramid or Yuma capital stock or alters or changes the merger consideration to be received by the Yuma stockholders in the merger.

Expenses

The merger agreement provides that each of Pyramid and Yuma will pay its own costs and expenses in connection with the transactions contemplated in the merger agreement, except as described above in “—Termination of the Merger Agreement—Termination Fees.”

No Third Party Beneficiaries

The merger agreement is not intended to, and does not, confer upon you or any person other than Pyramid and Yuma and their permitted assigns any rights or remedies, except that Pyramid’s directors and officers will have the right to enforce the covenant to continue to provide indemnification and liability insurance coverage to them after the completion of the merger.

Specific Performance

The parties are entitled to specific performance of the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

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VOTING AGREEMENTS

The following summary describes specified aspects of voting agreements, as amended and restated, entered into in connection with the proposed and the merger. This discussion does not purport to be complete and is qualified in its entirety by reference to the voting agreements, which are attached as Annex B and Annex C and incorporated herein by reference. We urge you to read the voting agreements carefully and in their entirety.

Pyramid Significant Stockholder

As an inducement to Yuma to enter into the merger agreement, Michael D. Herman entered into a voting agreement with Yuma. As of the record date for the Pyramid special meeting, Mr. Herman directly and indirectly owned an aggregate of approximately [-] shares of Pyramid common stock representing approximately [-]% of the outstanding shares of Pyramid common stock.

Pursuant to the terms of the voting agreement, Mr. Herman agreed to vote in favor of the proposal to approve and adopt the merger agreement and the proposals related to the Pyramid restated articles of incorporation. Mr. Herman appointed Sam L. Banks, Chairman and Chief Executive Officer of Yuma, as his proxy and attorney-in-fact to vote its shares of Pyramid common stock in accordance with the provisions of the voting agreement and revoked all prior proxies. Mr. Herman also agreed not to sell, transfer or otherwise dispose of its shares of Pyramid common stock, subject to certain exceptions provided in the voting agreement.

The voting agreement terminates upon the earlier to occur of (1) the completion of the merger or (2) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—].

Yuma Stockholders

As an inducement to Pyramid and Merger Subsidiary to enter into the merger agreement, certain of Yuma’s directors (and certain of their affiliates) entered into a voting agreement with Pyramid and Merger Subsidiary. As of the record date for the Yuma special meeting, these stockholders directly and indirectly owned an aggregate of approximately [-] shares of Yuma common stock representing approximately [-]% of the outstanding shares of Yuma common stock, approximately [-] shares of Yuma Series A preferred stock representing approximately [-]% of the outstanding shares of Yuma Series A preferred stock, and approximately [-] shares of Yuma Series B preferred stock representing approximately [-]% of the outstanding shares of Yuma Series B preferred stock.

Pursuant to the terms of the voting agreement, each stockholder agreed to vote in favor of the merger, the adoption of the merger agreement and the approval of any other transactions contemplated by the merger agreement. Each stockholder appointed Michael D. Herman, Chairman and Interim President and Chief Executive Officer of Pyramid, as such stockholder’s proxy and attorney-in-fact to vote such stockholder’s shares of Yuma common stock and preferred stock in accordance with the provisions of the voting agreement and revoked all prior proxies. Each stockholder also agreed not to sell, transfer or otherwise dispose of such stockholder’s shares of Yuma common stock and preferred stock, subject to certain exceptions provided in the voting agreement.

The voting agreement terminates upon the earlier to occur of (1) the completion of the merger or (2) the termination of the merger agreement in accordance with its terms. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—].

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion, which is based upon the opinion of TroyGould PC, counsel to Pyramid, summarizes the material U.S. federal income tax consequences of the merger of Merger Subsidiary with and into Yuma (which we refer to as the merger). The discussion is limited to the material U.S. federal income tax consequences to (1) U.S. holders (as defined below) of Yuma common stock and/or preferred stock, and (2) Pyramid and Yuma.

This summary is not exhaustive of all possible tax considerations. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this proxy statement/prospectus and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Neither the summary of the tax consequences set forth below nor the opinion of TroyGould PC is binding on the IRS or any court. We have not requested a ruling from the IRS regarding the U.S. federal income tax consequences of the merger.

This summary does not address all aspects of U.S. federal income taxation that may be important to a particular holder in light of the holder’s investment or tax circumstances or to holders subject to special tax rules such as partnerships, subchapter S corporations or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies or mutual funds, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, trusts and estates, dealers or brokers in stocks, securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding their stock as part of an integrated transaction (including a straddle, hedge, constructive sale or conversion transaction), persons whose functional currency for tax purposes is not the U.S. dollar, persons subject to the alternative minimum tax provisions of the Code, non-U.S. holders, U.S. expatriates or holders of Yuma common stock and/or preferred stock who received their stock through the exercise of employee stock options, through tax qualified retirement plans or otherwise as compensation. This summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax.

This summary addresses only those U.S. holders of Yuma common stock and/or preferred stock who hold their stock, and who will hold their shares of Pyramid common stock that they receive in the merger, as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment. In addition, the following discussion addresses only “U.S. holders” for U.S. federal income tax purposes. As used in this summary, a “U.S. holder” means a beneficial owner of Yuma common stock and/or preferred stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court or (2) that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Yuma common stock and/or preferred stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or other entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds such stock, and any partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the merger.

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In connection with providing its opinion expressed below regarding the material U.S. federal income tax consequences of the merger, TroyGould PC made and relied upon the following assumptions, without any independent investigation or inquiry, and its opinion is subject to, and limited and qualified by the effect of, such assumptions: (1) all corporate records furnished to TroyGould PC by the parties to the merger agreement are accurate and complete; (2) the merger will be effected in accordance with the terms and conditions of the merger agreement and as described in the registration statement of which this proxy statement/prospectus is a part, and no transaction or condition described in the merger agreement and affecting the opinion of TroyGould PC will be waived by any party to the merger; (3) all statements as to factual matters, including those concerning the merger, that are set forth in the merger agreement and the registration statement are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the merger; (4) each representation or warranty that is made in the merger agreement based upon the knowledge or belief of a party to the merger agreement, or that is similarly qualified, is accurate and complete and will remain accurate and complete at all times up to and including the effective time of the merger, in each case without such qualification; (5) the parties to the merger agreement have complied with and, if applicable, will continue to comply with, their respective covenants that are contained in the merger agreement; and (6) with respect to documents that TroyGould PC reviewed in connection with its opinion, all documents submitted to such counsel as originals are authentic; all documents submitted to it as certified, facsimile, or photostatic copies conform to the originals of such documents, and such original documents are authentic; the signatures on all documents are genuine; and all natural persons who have executed any of such documents have the legal capacity to do so.

If any of the assumptions described in the preceding paragraph is untrue for any reason or if the merger is consummated in a manner that is different from the manner in which it is described in the merger agreement or the registration statement, the opinion of TroyGould PC may be adversely affected and may not be relied upon.

This summary is not a complete analysis or description of all of the tax consequences that may be relevant to U.S. holders. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and estate tax consequences to you of the merger, as well as (1) any tax consequences arising under the alternative minimum tax and the laws of any applicable state, local, foreign or other tax jurisdiction, (2) the possible effects of changes in U.S. federal or other tax laws, (3) the requirement to retain records pertaining to your receipt of Pyramid common stock, and (4) the requirement in certain cases to file with your federal income tax return a statement setting forth certain facts relating to your receipt of such stock.

Material U.S. Federal Income Tax Consequences of the Merger

Subject to the qualifications, limitations and assumptions described above in this section, the opinion of TroyGould PC regarding the material U.S. federal income tax consequences of the merger is as follows:

•	the merger, that is, the merger of Merger Subsidiary with and into Yuma, will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	no gain or loss will be recognized by a U.S. holder of Yuma common stock and/or preferred stock on receipt of Pyramid common stock pursuant to the merger;

•	the aggregate tax basis of the Pyramid common stock received by each U.S. holder of Yuma common stock and/or preferred stock will equal the aggregate tax basis of the Yuma stock surrendered by such holder in exchange for Pyramid common stock;

•	the holding period of the Pyramid common stock received by each U.S. holder will include the period during which such holder held the Yuma common stock and/or preferred stock surrendered in exchange for Pyramid common stock; and

•	no gain or loss will be recognized by Pyramid, Yuma or the U.S. holders of Pyramid common stock by reason of the merger.

Holders of Yuma common stock and/or preferred stock may be entitled to appraisal rights under Delaware law in connection with the merger. If a U.S. holder of Yuma common stock and/or preferred stock receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize gain or loss, measured by the difference between the amount received (other than any amount relating to interest, which will be taxable as ordinary income) and such holder’s tax basis in the holder’s Yuma stock. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Yuma common stock and/or preferred stock exchanged by such U.S. holder for cash is greater than one year as of the effective time of the merger. The deductibility of capital losses is subject to limitations. A holder of Yuma common stock and/or preferred stock who exercises appraisal rights is urged to consult with the holder’s tax advisor regarding the tax consequences of the exercise of appraisal rights.

A U.S. holder of Yuma common stock and/or preferred stock who receives cash instead of a fractional share of Pyramid common stock will be treated as having received the fractional share of Pyramid common stock pursuant to the merger and then as having exchanged the fractional share of Pyramid common stock for cash in a redemption by Pyramid. In general, this deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (1) the amount of cash received by such U.S. holder and (2) the portion of the basis of the shares of Yuma stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Yuma stock exchanged by such U.S. holder is greater than one year as of the effective time. The deductibility of capital losses is subject to limitations.

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Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 31% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes the holder’s taxpayer identification number (which, in the case of an individual, is his or her social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

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DISSENTERS’ RIGHTS OF APPRAISAL

Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, holders of Yuma’s common stock and preferred stock as of [-], 2014, the record date, who do not wish to accept the merger consideration as described in this proxy statement/prospectus may dissent and elect to have the fair value of their shares of Yuma common stock and preferred stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash (together with interest, if any) in the amount determined to be the fair value, provided that the holder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex E to this proxy statement/prospectus. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Yuma’s common stock and preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Yuma’s common stock and preferred stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement/prospectus constitutes such notice, and the applicable statutory provisions of the DGCL are attached to this proxy statement/prospectus as Annex E. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex E to this proxy statement/prospectus. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Yuma’s common stock and preferred stock, Yuma believes that its stockholders who consider exercising such appraisal rights should seek the advice of counsel.

Any holder of Yuma’s common stock or preferred stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•	as more fully described below, the holder must deliver to Yuma a written demand for appraisal of the holder’s shares before the vote on the merger agreement at the Yuma special meeting, which demand will be sufficient if it reasonably informs Yuma of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

•	the holder must not vote the holder’s shares of Yuma’s common stock or preferred stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

•	the holder must continuously hold the shares from the date of making the demand through the effective date of the merger; a stockholder who is the record holder of shares of Yuma’s common stock or preferred stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective date of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

Only a holder of record of shares of Yuma’s common stock or preferred stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, and should specify the stockholder’s name and mailing address, the number of shares of common stock or preferred stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock or preferred stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

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A Yuma stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Yuma Energy, Inc.

Attention: Corporate Secretary

1177 West Loop South, Suite 1825

Houston, Texas 77027

Within ten days after the effective date of the merger, Pyramid, as the surviving corporation, must send a notice as to the effectiveness of the merger transaction to each of Yuma’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective date of the merger, but not thereafter, either Pyramid or any dissenting stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock or preferred stock held by all dissenting stockholders. Yuma and Pyramid have no obligation to, and have no present intention to file, a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Pyramid or Yuma will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Pyramid and Yuma have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Pyramid, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Pyramid must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Yuma common stock or preferred stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from Pyramid the statement described in this paragraph.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Pyramid, and it will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

In the event that the Delaware Court of Chancery determines the holders of Yuma’s common stock or preferred stock entitled to appraisal, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of Pyramid shares they would receive under the merger agreement if they did not seek appraisal of their shares.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

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Any of Yuma’s stockholders who have duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the merger).

At any time within 60 days after the effective date of the merger, any of Yuma’s stockholders who have not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration by delivering to Pyramid a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require Pyramid’s written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If Pyramid does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the Pyramid shares being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Holders of Pyramid common stock do not have any appraisal or dissenter’s rights with respect to the merger.

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ACCOUNTING TREATMENT

The merger will be accounted for as a reverse acquisition under the purchase method of accounting. Pyramid will be treated as the acquired corporation for accounting and financial reporting purposes. Pyramid’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Yuma. Applicable income tax effects of these adjustments will be included as a component of Pyramid’s deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of Yuma issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Pyramid.

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INFORMATION ABOUT YUMA

General

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas prospects. Yuma’s predecessor was established in 1983. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore central Louisiana, where Yuma is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota. Yuma’s core competencies in generating oil and gas prospects include: unconventional oil plays; onshore liquids-rich projects; and high impact deep onshore prospects located beneath known producing trends, identified through the use of 3-D seismic surveys. There is no trading market for the common equity of Yuma.

Yuma’s corporate strategy involves the execution of a structured four stage plan. The key elements of this plan are:

•	Transition existing inventory of reserves into production.

•	Further development and appraisal of existing projects.

•	Acquisition of additional working interests within drilling units in existing operated proved undeveloped locations through infield leasing while retaining a greater percentage working interest in, and operatorship of, its projects going forward.

•	Add to project inventory through ongoing prospect generation, exploration and strategic acquisitions.

Yuma’s core competencies include generating:

•	Unconventional oil resource plays;

•	Onshore liquids-rich projects, through the use of 3-D seismic surveys; and

•	Identification of high impact deep onshore prospects located beneath known producing trends through the use of 3-D seismic surveys.

Yuma’s key strengths and competitive advantages:

•	Extensive technical knowledge and history of operations in the Gulf Coast region. Since 1983 Yuma or its predecessor has operated in the Gulf Coast region, which is an area that extends through Texas, Louisiana and Mississippi. Yuma’s extensive understanding of the geology and experience in interpreting well control, core and 3-D seismic data in this area provides Yuma a competitive advantage in exploring and developing projects in the Gulf Coast region. Yuma has cultivated amicable and mutually beneficial relationships with acreage owners in this region and adjacent oil and gas operators, which generally provides for effective leasing and development activities.

•	In-house technical expertise in 3-D seismic programs. Yuma designs and generates in-house 3-D seismic survey programs on many of its projects. By controlling the 3-D seismic program from field acquisition through seismic processing and interpretation, Yuma gains a competitive advantage through proprietary knowledge of the project.

•	Liquids-rich, quality assets with attractive economics. Yuma’s reserves and drilling locations are primarily oil plays with associated liquids-rich natural gas. As at December 31, 2013, Yuma’s proved reserves comprised approximately 56% oil, 31% natural gas and 13% natural gas liquids.

•	Existing well diversified portfolio of producing and non-producing assets. Yuma’s current portfolio of producing and non-producing assets covers a large area within the U.S. Gulf Coast.

•	Significant inventory of oil and gas assets. Yuma has a significant inventory of both proved reserves and significant growth assets that can be developed over the near to medium term. In addition, Yuma has the ability to organically generate new oil and gas prospects and projects through techniques utilized by its experienced management team, which include (1) analyzing subsurface data and 2-D seismic data to identify areas where a 3-D seismic survey could be acquired for the generation of oil and gas prospects, (2) negotiating mineral rights with large landowners in prospective areas, and (3) reprocessing of older 3-D seismic surveys utilizing new technology. Once that is determined, the technical team surveys prospective areas for new oil and gas deposits and what methods might be employed to identify those likely locations. In recent years, the predominant method used has been to conduct 3-D seismic surveys. Once a survey has been acquired, the team evaluates the seismic data.
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•	Yuma operated assets. In order to maintain better control over its assets, Yuma has established a leasehold position comprised primarily of assets where Yuma is the operator. By controlling operations, Yuma is able to dictate the pace of development and better manage the cost, type and timing of exploration and development activities.

•	Experienced management team. Yuma has a highly qualified management team with an average of approximately 30 years industry experience, including extensive experience in the Gulf Coast region. The Yuma team has substantial expertise in the design, acquisition, processing and interpretation of new 3-D seismic surveys, and its experienced operations staff allows for efficient turnaround from project identification to drilling to production.

•	Experienced Yuma board of directors. Yuma’s directors have substantial experience managing successful public companies and realizing value for investors through the development, acquisition and monetization of both conventional and unconventional oil and gas assets in the Gulf Coast region.

Recent Developments

Yuma spudded its second operated Austin Chalk well, the Crosby 14-1, in the Greater Masters Creek Field on March 27, 2014. This well is located in Section 14 Township 2 South, Range 7 West in Vernon Parish, Louisiana. The Crosby 14-1 will be drilled vertically to approximately 15,000 feet to the top of the Austin Chalk formation and then up to 6,000 feet horizontally in the Austin Chalk pay interval. Yuma expects this well will be drilled and tested during August 2014. If successful, Yuma expects to have the well on production in late September 2014.

Plans are underway to drill a development well offsetting Yuma’s 2013 Wilcox formation discovery on its Musial prospect located in Livingston Parish, Louisiana. Yuma’s discovery, the Starns 38-1, was drilled to a measured total depth of 10,119 feet and was put on production in late April 2013, and averaged 101 Bbl/d and 229 barrels of water per day while on pump. By December 2013 the production rate had declined to 30 Bbl/d. The downhole pump was re-configured and the producing interval was treated for paraffin and asphaltene buildup in January 2014. The well began producing on its own and water production dropped significantly. During July 2014, the well flowed at an average rate of 125 barrels of oil and eight barrels of water per day. Yuma spudded an offset well, the Nettles 39-1, on July 2, 2014. Yuma reached a total depth of 10,051 feet during July 2014 and logged 18 feet of net pay in the primary objective, the First Wilcox sand. The Starns 38-1 also had 18 net feet of pay in the First Wilcox sand. Below the First Wilcox sand, the logs indicated 12 net feet of pay in the Fourth Wilcox sand which was not productive in the Starns 38-1 well. Yuma has run production casing and will begin by testing the Fourth Wilcox sand and, if productive, will produce the well from that sand and will recomplete the well in the First Wilcox sand at a later date. If the completion efforts are successful, Yuma expects to have the well on production during August 2014.

Yuma participated for an 18.9% working interest in a successful infill development well in the Ringwood Field located in Major County, Oklahoma. The Bertha No. 8-3 was completed in early April 2014 in the Hunton formation at a depth of 8,010 feet at an initial production rate of 150 barrels of oil per day.

Competition

In addition to being highly volatile, the domestic oil and gas business is highly competitive among many independent operators and major oil companies in the industry. Yuma’s competitors may possess financial resources and technical capabilities which are greater than those available to Yuma and they may, therefore, be able to pay more for desirable properties or more effectively exploit productive prospects due to their size and ability to secure better service contracts.

Environmental Regulations

Yuma conducts its operations according to high industry standards and in compliance with all applicable laws and regulations. Yuma’s operations are generally subject to numerous stringent federal, state and local environmental regulations under various acts including the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, and the Resources Conservation and Recovery Act. For example, Yuma’s operations are affected by diverse environmental regulations including those regarding the disposal of produced oilfield brines, other oil-related wastes, and additional wastes not directly related to oil and gas production. Additional regulations exist regarding the containment and handling of crude oil as well as preventing the release of oil into the environment. It is not possible to estimate future environmental compliance costs due in part, to the uncertainty of continually changing environmental initiatives. Future environmental costs can be expected to be significant to the entire oil and gas industry and such regulatory compliance costs may have a material adverse effect on Yuma’s capital expenditures, earnings and competitive position.

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Employees

As of the date of this proxy statement/prospectus, Yuma had 31 full-time employees. All of Yuma’s employees are in the United States. Yuma also utilizes temporary employees, independent contractors, and part-time employees as needed. None of Yuma’s employees are represented by a labor union and Yuma considers its employee relations to be good.

Properties

Offices

Yuma leases property as detailed in the following table.

Location	Approximate Size	Lease Expiration Date	Intended Use
Houston, Texas	15,180 sq. ft.	December 31, 2017	Office
Houston, Texas	3,195 sq. ft.	April 30, 2017	Storage

Aggregate annual rental payments for Yuma’s facilities are approximately $508,633. Yuma’s current facilities are generally adequate for anticipated needs over the next 24 months.

Oil, Gas and Natural Gas Liquids Reserve Information

All of Yuma’s oil and gas reserves are located in the United States. Unaudited information concerning the estimated net quantities of all of Yuma’s proved reserves and the standardized measure of future net cash flows from the reserves is presented in Note Y – “Supplementary Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited),” in the Notes to the Historical Consolidated Financial Statements of Yuma for the three years ended December 31, 2013 in this proxy statement/prospectus. Yuma’s reserve estimates have been prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), an independent petroleum engineering firm. Yuma does not have any long-term supply or similar agreements with foreign governments or authorities.

Set forth below is a summary of Yuma’s oil, gas and natural gas liquid reserves as of December 31, 2013 and based on the reserve report prepared by NSAI. Yuma did not provide any reserve information to any federal agencies in 2013.

	Oil (MBbls)	NGL (MBbls)	Gas (MMcf)	Total (Mboe)	Present Value Discounted at 10% ($ in thousands) (1)
Proved developed	1,607	493	10,317	3,819	$102,105
Proved undeveloped	10,008	2,275	28,056	16,958	$329,144
Total proved	11,615	2,767	38,372	20,777	$431,248

 Oil, Gas and Natural Gas Liquids Reserve Quantities

	Oil (MBbl)	Gas (MMcf)	NGL (MBbls)
Beginning proved reserve quantities, January 1, 2013	6,164	31,071	1,576
Purchases of minerals-in-place	6,482	16,496	1,478
Extensions and discoveries	92	363	-
Production	(202)	(1,276)	(66)
Revisions of quantity estimates	(862)	(8,281)	(281)
Proved reserve quantities, December 31, 2013	11,615	38,372	2,767
Ending proved developed reserve quantities:
December 31, 2012	1,131	10,157	344
December 31, 2013	1,607	10,317	493

(1)       Present Value Discounted at 10% (“PV10”) is a Non-GAAP measure that differs from the GAAP measure “standardized measure of discounted future net cash flows” in that PV10 is calculated without regard to future income taxes. Yuma management believes that the presentation of PV10 value is relevant and useful to investors because it presents the estimated discounted future net cash flows attributable to Yuma’s estimated proved reserves independent of its income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to its reserves. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, Yuma believes the use of a pre-tax measure provides greater comparability of assets when evaluating companies. For these reasons, Yuma management uses, and believes the industry generally uses, the PV10 measure in evaluating and comparing acquisition candidates and assessing the potential return on investment related to investments in oil and natural gas properties. PV10 does not necessarily represent the fair market value of oil and gas properties.

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PV10 is not a measure of financial or operational performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP. For presentation of the standardized measure of discounted future net cash flows, please see Note Y – “Supplementary Information on Oil and Natural Gas Exploration, Development and Production Activities (Unaudited),” in the Notes to the Historical Consolidated Financial Statements of Yuma for the three years ended December 31, 2013 included with this proxy statement/prospectus. The table below titled “Non-GAAP Reconciliation” provides a reconciliation of PV10 to the standardized measure of discounted future net cash flows.

Non-GAAP Reconciliation (in thousands)

The following table reconciles Yuma’s direct interest in oil and gas reserves as of December 31, 2013:

Present value of estimated future net revenues (PV10)	$431,248
Future income taxes, discounted at 10%	(105,894)
Standardized measure of discounted future net cash flows	$325,354

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond Yuma’s control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. As a result, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production subsequent to the date of the estimates, as well as economic factors such as change in product prices, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Proved Undeveloped Reserves

From January 1, 2013 to January 1, 2014, Yuma’s proved undeveloped reserves (“PUDs”) increased 74% from 9,752 MBoe to 16,958 MBoe, or an increase of 7,207 MBoe. Increases due to acquisitions were 10,247 MBoe, which were primarily attributable to the purchase of Addison Oil, LLC’s producing assets and acreage in the Greater Masters Creek Field. Yuma also added approximately 108 MBoe to proved undeveloped reserves, in extensions and discoveries, primarily as a result of successful drilling in 2013 and the commensurate PUDs associated with drilling at its Musial Prospect inside the Livingston 3D shoot. Reserves of 444 MBoe were moved from the PUD reserve category to the proved developed producing category through the drilling of the Crosby 12-l. Yuma incurred approximately $6.1 million in capital expenditures during 2013 in converting the Crosby 12-1 well to the proved developed reserve category. The remaining change in PUDs of (2,705) MBoe was a result of decreased prices, performance revisions over the time period and a small amount of production. Based on Yuma’s 2013 year end independent engineering reserve report, Yuma plans to drill all of its PUD drilling locations within five years.

Preparation of Reserve Estimates

Yuma has engaged an independent petroleum engineering consulting firm, Netherland, Sewell & Associates, Inc. (“NSAI”), to prepare its annual reserve estimates and has relied on NSAI’s expertise to ensure that Yuma’s reserve estimates are prepared in compliance with SEC guidelines. NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. Within NSAI, the technical persons primarily responsible for preparing the estimates set forth in the NSAI reserves report incorporated herein are G. Lance Binder and Philip R. Hodgson. Mr. Binder has been practicing consulting petroleum engineering at NSAI since 1983. Mr. Binder is a Registered Professional Engineer in the State of Texas (No. 61794) and has over 30 years of practical experience in petroleum engineering, with over 30 years of experience in the estimation and evaluation of reserves. He graduated from Purdue University in 1978 with a Bachelor of Science degree in Chemical Engineering. Mr. Hodgson has been practicing consulting petroleum geology at NSAI since 1998. Mr. Hodgson is a Licensed Professional Geoscientist in the State of Texas, Geology (No. 1314) and has over 29 years of practical experience in petroleum geosciences. He graduated from University of Illinois in 1982 with a Bachelor of Science Degree in Geology and from Purdue University in 1984 with a Master of Science Degree in Geophysics. Both technical principals meet or exceed the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; both are proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.

Yuma’s principal engineer is primarily responsible for overseeing Yuma’s independent petroleum engineering firm during the preparation of Yuma’s reserve report. His professional qualifications meet or exceed the qualifications of reserve estimators and auditors set forth in the “Standards Pertaining to Estimation and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers. His qualifications include: Bachelors of Science degree in Petroleum Engineering from Texas A&M University, 1999; Masters in Finance from the University of Houston in 2008; Executive Masters of Business Administration degree from Rice University in 2011; member of the Society of Petroleum Engineers since 1998; and more than 14 years of experience in the oil and gas industry.

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Yuma maintains adequate and effective internal controls over its reserve estimation process as well as the underlying data upon which reserve estimates are based. The primary inputs to the reserve estimation process are technical information, financial data, ownership interest, and production data. The relevant field and reservoir technical information, which is updated annually, is assessed for validity when Yuma’s independent petroleum engineering firm has technical meetings with its engineers, geologist, operations and land personnel. Current revenue and expense information is obtained from Yuma’s accounting records, which are subject to external quarterly reviews, annual audits and its own set of internal controls over financial reporting. All current financial data such as commodity prices, lease operating expenses, production taxes and field-level commodity price differentials are updated in the reserve database and then analyzed to ensure that they have been entered accurately and that all updates are complete. Yuma’s current ownership in mineral interests and well production data are also subject to Yuma’s internal controls over financial reporting, and they are incorporated in Yuma’s reserve database as well and verified internally by Yuma to ensure their accuracy and completeness. Once the reserve database has been updated with current information, and the relevant technical support material has been assembled, Yuma’s independent engineering firm meets with Yuma’s technical personnel to review field performance and future development plans in order to further verify the validity of estimates. Following these reviews the reserve database is furnished to NSAI so that it can prepare its independent reserve estimates and final report. The reserve estimates prepared by NSAI are reviewed and compared to Yuma’s internal estimates by Yuma’s principal engineer and staff in Yuma’s reservoir engineering department. Material reserve estimation differences are reviewed between NSAI’s reserve estimates and Yuma’s internally prepared reserves on a case-by-case basis. An iterative process between NSAI and Yuma, and additional data is provided to address the differences. If the supporting documentation will not justify additional changes, the NSAI reserves are accepted. In the event that additional data supports a reserve estimation adjustment, NSAI will analyze the additional data, and may make changes it deems necessary. Additional data is usually comprised of updated production information on new wells. Once the review is completed and all material differences are reconciled, the reserve report is finalized and Yuma’s reserve database is updated with the final estimates provided by NSAI. Access to Yuma’s reserve database is restricted to specific members of Yuma’s reservoir engineering department.

Net Oil, Gas and Natural Gas Liquids Production, Average Price and Average Production Cost

The net quantities of oil, gas and natural gas liquids produced and sold by Yuma for each of the three years ended December 31, 2013, the average sales price per unit sold and the average production cost per unit are presented below.

	2013	2012	2011
Oil Production (Bbls)	184,349	154,437	109,304
Gas Production (Mcf)	1,580,468	515,112	367,465
Natural Gas Liquids Production (Bbls)	51,875	9,571	1,692
Total Production (Boe)*	499,635	249,860	172,240
Average realized price:
Excluding hedging (realized and unrealized)
Crude Oil and Condensate (per Bbl)	$104.26	$107.57	$109.39
Natural Gas (per Mcf)	$3.83	$3.07	$4.51
Natural Gas Liquids (per Bbl)	$40.17	$42.67	$53.08
Including hedging (realized only)
Crude Oil and Condensate (per Bbl)	$102.46	$106.45	$105.48
Natural Gas (per Mcf)	$4.08	$4.07	$7.41
Natural Gas Liquids (per Bbl)	$40.17	$42.67	$53.08
Production cost per Boe**	$12.40	$11.99	$18.54

*	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (1 Boe).
**	Excludes ad valorem taxes (which are included in lease operating expenses on Yuma’s consolidated statements of income in the Historical Consolidated Financial Statements of Yuma for the three years ended December 31, 2013, 2012 and 2011 included with this proxy statement/prospectus) of $717,922, $101,628, and $54,457 in 2013, 2012, and 2011, respectively and severance taxes.

Effective January 1, 2013, Yuma acquired its interest in the Greater Masters Creek Field, which contained 78% of Yuma’s total proved reserves as of December 31, 2013. No other single field accounted for 15% or more of Yuma’s proved reserves as of December 31, 2013. The net quantities of oil and gas produced and sold by Yuma for the year ended December 31, 2013, the average sales price per unit sold and the average production cost per unit for the Greater Master Creek Field are presented below.

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Greater Masters Creek Field	Year Ended December 31, 2013
Oil Production (Bbls)	24,972
Gas Production (Mcf)	85,866
Natural Gas Liquids Production (Bbls)	8,702
Total Production (Boe)*	47,985
Average realized price:**
Crude Oil and Condensate (per Bbl)	$100.87
Natural Gas (per Mcf)	$4.07
Natural Gas Liquids (per Bbl)	$34.98
Production cost per Boe***	$97.12

*	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (1 Boe).
**	Excludes hedges (realized and unrealized) as they are not recorded by specific field.
***	Excludes ad valorem taxes (which are included in lease operating expenses on Yuma’s consolidated statements of income in the Historical Consolidated Financial Statements of Yuma included with this proxy statement/prospectus) of $570,940 in 2013 and severance taxes.

Yuma’s La Posada (Bayou Herbert) field contained 17% of Yuma’s total proved reserves as of December 31, 2012. No other single field accounted for 15% or more of Yuma’s proved reserves as of December 31, 2012. The net quantities of oil and gas produced and sold by Yuma for the year ended December 31, 2012, the average sales price per unit sold and the average production cost per unit for Yuma’s La Posada (Bayou Herbert) field are presented below.

La Posada (Bayou Herbert) Field	Year Ended December 31, 2012
Oil Production (Bbls)	6,780
Gas Production (Mcf)	345,309
Natural Gas Liquids Production (Bbls)	8,442
Total Production (Boe)*	72,774
Average realized price:**
Crude Oil and Condensate (per Bbl)	$107.68
Natural Gas (per Mcf)	$3.17
Natural Gas Liquids (per Bbl)	$43.05
Production cost per Boe***	$2.54

*	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (1 Boe).
**	Excludes hedges (realized and unrealized) as they are not recorded by specific field.
***	Excludes severance taxes but includes ad valorem taxes in lease operating expenses since this well is non-operated by Yuma and the operator does not break-out the ad valorem taxes from lease operating expenses.

Yuma’s Fresh Water Bayou South field contained 18% of Yuma’s total proved reserves as of December 31, 2011. No other single field accounted for 15% or more of Yuma’s proved reserves as of December 31, 2011. The net quantities of oil and gas produced and sold by Yuma for the year ended December 31, 2011, the average sales price per unit sold and the average production cost per unit for Yuma’s Fresh Water Bayou South field are presented below.

Fresh Water Bayou South	Year Ended December 31, 2011
Oil Production (Bbls)	108
Gas Production (Mcf)	17,978
Natural Gas Liquids Production (Bbls)	-
Total Production (Boe)*	3,104
Average realized price:**
Crude Oil and Condensate (per Bbl)	$112.53
Natural Gas (per Mcf)	$4.30
Natural Gas Liquids (per Bbl)	-
Production cost per Boe***	$68.40

*	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (1 Boe).
**	Excludes hedges (realized and unrealized) as they are not recorded by specific field.
***	Excludes severance taxes but includes ad valorem taxes in lease operating expenses since this well is non-operated by Yuma and the operator does not break-out the ad valorem taxes from lease operating expenses.

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In 2013, four purchasers each accounted for 78% of Yuma’s consolidated oil and gas revenues. In 2012, four purchasers accounted for 79% of Yuma’s unaffiliated oil and gas revenues. In 2011, three purchasers accounted for approximately 65% of Yuma’s unaffiliated oil and gas revenues. No other single purchaser accounted for 10% or more of Yuma’s oil and gas revenues in 2013, 2012 or 2011. There are adequate alternate purchasers of Yuma’s production such that it believes the loss of one or more of the above purchasers would not have a material adverse effect on its results of operations or cash flows.

Gross and Net Productive Wells

As of December 31, 2013, Yuma’s total gross and net productive wells were as follows:

Productive Wells

Oil (1)		Natural Gas (1)		Total (1)
Gross Wells	Net Wells	Gross Wells	Net Wells	Gross Wells	Net Wells
80	41	37	2	117	43

(1)	A gross well is a well in which a working interest is owned. The number of net wells represents the sum of fractions of working interests Yuma owns in gross wells. Productive wells are producing wells plus shut-in wells Yuma deems capable of production. Horizontal re-entries of existing wells do not increase a well total above one gross well. Yuma has working interests in 10 gross wells with completions into more than one productive zone; in the table above, these wells with multiple completions are only counted as one gross well.

Gross and Net Developed and Undeveloped Acres

As of December 31, 2013, Yuma had total gross and net developed and undeveloped leasehold acres as set forth below. The developed acreage is stated on the basis of spacing units designated or permitted by state regulatory authorities. Gross acres are those acres in which a working interest is owned. The number of net acres represents the sum of fractional working interests Yuma owns in gross acres.

	Developed		Undeveloped		Total
State	Gross	Net	Gross	Net	Gross	Net
Louisiana	102,161	53,993	44,040	28,034	146,202	82,028
North Dakota	18,513	965	-	-	18,513	965
Texas	2,601	296	54	13	2,655	308
Oklahoma	2,160	96	-	-	2,160	96
Total	125,435	55,350	44,094	28,047	169,530	83,397

As of December 31, 2013, Yuma had leases representing 12,518 net acres (12,020 of which were in the Greater Masters Creek Field) expiring in 2014; 7,579 net acres (4,379 of which were in the Greater Masters Creek Field) expiring in 2015; and 7,950 net acres (7,643 of which were in the Greater Masters Creek Field) expiring in 2016 and beyond. The 12,020 net acres expiring in 2014 in the Greater Masters Creek Field all fall under one lessor and can be extended (for as long as Yuma chooses to do so) under a continuous drilling provision by drilling one well at a location of Yuma’s choice approximately every six months. For the remainder of the leases, Yuma anticipates that its current and future drilling plans, along with selected lease extensions, will address the majority of the remaining leases expiring in the Greater Masters Creek Field in 2015 and beyond.

Exploratory Wells and Development Wells

Set forth below for the three years ended December 31, 2013 is information concerning the number of wells Yuma drilled during the years indicated.

	Net Exploratory Wells Drilled		Net Development Wells Drilled		Total Net Productive and Dry Wells
Year	Productive	Dry	Productive	Dry	Drilled
2013	.32	-	.57	.31	1.21
2012	.33	.28	.64	-	1.25
2011	.13	.29	.30	-	.71

Present Activities

At August 1, 2014, Yuma had 2 gross (0.9001 net) wells in the process of drilling or completing, the Crosby 14-1 and the Nettles 39-1.

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Supply Contracts or Agreements

Crude oil and condensate are sold through month-to-month evergreen contracts. The price is tied to an index or a weighted monthly average of posted prices with certain adjustments for gravity, BS&W (Basic Sediment and Water) and transportation. Generally, the index or posting is based on WTI (West Texas Intermediate) and adjusted to LLS (Light Louisiana Sweet) or HLS (Heavy Louisiana Sweet). For the years ended December 31, 2013, 2012 and 2011, the LLS postings averaged $9.58, $17.16 and $17.20 over WTI, respectively. For the three months ended March 31, 2014 and 2013, the LLS postings averaged $6.05 and $20.14 over WTI, respectively.

Yuma’s natural gas is sold under multi-year contracts with pricing tied to either first of the month index or a monthly weighted average of purchaser prices received. Natural gas liquids are also sold under multi-year contacts usually tied to the related natural gas contract. Pricing is based on published prices for each product or a monthly weighted average of purchaser prices received.

Yuma also engages in hedging activities as discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yuma – Hedging Activities.”

Description of Major Properties and General Strategy

Yuma is the operator of properties containing approximately 79% of its proved oil and gas reserves. As operator, Yuma is able to directly influence exploration, development and production operations. Yuma’s producing properties have reasonably predictable production profiles and cash flows, subject to commodity price fluctuations, and have provided a solid foundation for its technical staff to pursue the development of its undeveloped acreage, further develop its existing properties and also generate new projects that Yuma believes have the potential to increase stockholder value.

As is common in the industry Yuma participates in non-operated properties on a selective basis; its non-operating participation decisions are dependent on the technical and economic nature of the projects and the operating expertise and financial standing of the operators. The following is a description of Yuma’s major oil and gas properties.

Greater Masters Creek Field in the Austin Chalk Trend

Yuma’s Austin Chalk asset consists of approximately 76,178 net acres in the Masters Creek field area, specifically in the Allen, Vernon, Rapides and Beauregard Parishes in West Central Louisiana. Austin Chalk production in the Masters Creek area was first reported in 1996 and approximately 50 wells were producing by the end of 1997. The Austin Chalk Trend in Masters Creek is located at an average vertical depth of approximately 15,000 feet and has an average thickness in excess of 300 feet. The Austin Chalk is a low-permeability reservoir that has been developed with horizontal wellbores that intersect natural fractures in the rock. The reservoir is not mechanically stimulated or fractured.

The Austin Chalk reservoir infill drilling opportunity covers 450 square miles in the greater Masters Creek area. The well spacing of the previous development of the area was approximately 8,000 to 10,000 feet (i.e. 1,250 to 1,600 acre spacing), which Yuma estimates is insufficient for the purposes of fully draining the recoverable hydrocarbons from each production unit. Infield sidetrack wells have found near-virgin reservoir conditions less than 2,500 feet from wells that produced over 650 MBbl of oil and 1.8 Bcf of gas, and there are numerous examples of successful down-spacing along the Greater Masters Creek Field area.

Typical per-well production from the Greater Masters Creek Field area is significantly higher than the per-well production for all wells in the Austin Chalk Trend and oil is sold at Light Louisiana Sweet pricing. Yuma’s proved reserves in the Greater Masters Creek Field area are predominantly liquids, with oil and natural gas liquids making up 78% of Yuma’s proved reserves as of December 31, 2013, of 9,838.8 MBbl of oil, 25,142.9 Mcf of gas and 2,270.7 MBbl of natural gas liquids. Given that the area is an existing field which has previously been developed, there is extensive existing infrastructure available throughout Yuma’s leases in the Greater Masters Creek Field.

Yuma’s development plan is to drill new 6,000 foot single lateral wells between existing wells in order to more effectively drain the reservoir. Based on this down spacing development plan, Yuma has identified 70 proved undeveloped locations which it operates and 14 non-operated proved developed locations. These locations have been confirmed by NSAI.

In November 2013, Yuma completed its first development well, the Crosby 12-1, which tested at a peak rate of 529 Bbl/d of oil and 2,604 Mcf/d of gas and approximately 260 Bbl/d of natural gas liquids. Yuma started drilling the second development well, the Crosby 14-1, in the beginning of March 2014.

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La Posada – Bayou Hebert Field

Yuma’s La Posada asset is situated on the eastern flank of the Tigre Lagoon Planulina Embayment between Live Oak field and the Avery Island Salt Dome. The Embayment, one of several in southern Louisiana, is a semi-regional “mini-basin” characterized by thick sequences of Planulina sands and numerous structures that formed in response to a lowering of sea levels followed by shelf edge collapse. Oil and gas production from the Embayment has been prolific with cumulative production from all sands of 2.9 Tcfe.

Two existing production fields are located nearby to the north of La Posada. The Erath field, developed in 1940, is known to have produced a total of 1.2 Tcf of gas and 43 MMbbl of oil, while the Tigre Lagoon field, developed in 1947, has produced a total of 421 Bcf of gas and 20 MMbbl of oil.

Yuma has a 12.5% working interest in La Posada, which is an oil and gas discovery located in Vermilion Parish, Louisiana. The prospect was generated by Yuma utilizing 40 square miles of 3-D seismic data recorded in 2004 targeted over a large lower Miocene structure. The primary objectives were the Lower Planulina Cris R sands, located at a depth of approximately 17,700 to 18,250 feet.

The prospect was successfully tested on the southern portion of the structure by the operator PetroQuest Energy in 2011. The Thibodeaux-1 well was drilled to a total depth of 19,079 feet and logged a net 217 feet of hydrocarbon bearing sand. The well was completed and as of December 31, 2013 has cumulatively produced 16.3 Bcf of gas and 308 MBbl of oil. The liquid yield is approximately 39 Bbls of natural gas liquids per MMcf gas from all sand intervals. On December 31, 2013, the well produced 30 MMcf gas and 639 Bbls of oil.

In 2012, the Broussard-2 well was drilled to a depth of 19,150 feet on the north side of the structure. This well logged a net 328 feet of hydrocarbon bearing sand in the Lower Planulina Cris R-1 and Cris R-2A, B and C sandstones. The well was completed and as of December 31, 2013, has cumulatively produced 17.3 Bcf of gas and 310 MBbl of oil. On December 31, 2013, the well produced 50 MMcf of gas and 865 Bbl of oil.

In 2013, the Broussard-1 well (originally drilled and temporarily abandoned in 2007) was re-entered and sidetracked to the upper Cris R sand as an acceleration well. The Broussard-1 sidetrack was drilled to a depth of 18,035 feet and encountered the upper productive sand. The well was completed and as of December 31, 2013 has cumulatively produced 6.1 Bcf of gas and 118 MBbl of oil. On December 31, 2013, the well produced 30 MMcf of gas and 695 Bbl of oil.

On December 31, 2013, the total Bayou Herbert field production was 110 MMcf of gas and 2,199 Bbl of oil. PetroQuest Energy refers to the newly discovered field as “La Cantera.”

Livingston Prospects

South Louisiana has been one of the most prolific oil and gas producing provinces along the U.S. Gulf Coast. Oil and gas production in the vicinity of Yuma’s Livingston Parish 3-D seismic survey area comes from several reservoirs that range from shallow Miocene sandstones to deep Lower Tuscaloosa sandstones, located in the St. Helena and Livingston Parishes, Louisiana. The primary exploration targets which produce in the region include intermediate depth Eocene Wilcox sandstones and the deeper lower Tuscaloosa sand-stones.

Yuma’s in-house team acquired, processed and interpreted the Livingston 3-D seismic survey that covers approximately 138 square miles of an area not previously imaged with a 3-D survey. Yuma has leased 2,872 net acres (8,411 gross acres), and holds an average 33% working interest across the prospects.

Along the lower Cretaceous shelf-edge and within the project area, several large oil and gas fields produce from depths that range from 5,000 to 20,000 feet. Recording of the 3-D survey began in the fourth quarter of 2008 and processing of the data was completed in August 2009.

Since acquisition of the 3-D seismic data, Yuma has drilled five exploration wells with four discoveries. Three of the wells targeted the lower Tuscaloosa formation (oil), one well targeted the Wilcox formation (oil), and one well drilled for a shallow Miocene target (gas). Two development wells have also been drilled in the Lower Tuscaloosa. Currently, four wells are producing from the Lower Tuscaloosa, one well is producing from the Wilcox, and a shallow Miocene discovery proved to be limited in size and is temporarily abandoned. At December 31, 2013, several of the wells were undergoing work-overs to enhance production. Daily production from all five Livingston 3-D wells after the recompletions were completed during the first quarter of 2014 reached in excess of 500 Boe/d (net 116 Boe/d).

Yuma has identified three new lower Tuscaloosa prospects in the Livingston 3-D seismic survey area and two Wilcox development locations.

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Bakken – Yellowstone and Southeast Homerun

The Mississippian-Devonian Bakken formation of the Williston Basin is characterized by low porosity and low permeability reservoirs, organic-rich source rocks, and regional hydrocarbon charge. The unconventional play is the current focus of exploration and development activity by many operators, with the U.S. Geological Survey (“USGS”) estimating mean technologically recoverable resources estimates for the 3.65 BBbl of oil, 1.85 Tcf of associated/dissolved natural gas, and 148 MMbbl of natural gas liquids. Productive areas, or “sweet spots,” are localized areas of improved reservoir permeability through natural fracturing or development of rock matrix permeability, or a combination of both.

Yuma currently holds an average 5% non-operated working interest in 18,513 gross acres (965 net acres) across twenty-five (25) 1,280 acre drilling units in McKenzie County, North Dakota. Of the total acreage position, approximately 938 acres (96.2%) are held by production. Yuma holds interests in six producing oil wells and two active salt water disposal wells. All producing wells are located over two fields, Yellowstone and Southeast Homerun. Yuma’s interests are currently operated by Zavanna, LLC, and Emerald Oil.

Approximately 140 drilling locations remain across Yuma’s Bakken asset. In addition, significant future infill and Three Forks development upside potential exists as Yuma holds its working interest share over all depths of acreage on the leases.

Lake Fortuna Field (Raccoon Island)

Yuma’s legacy producing Lake Fortuna asset was discovered in 1996 in St. Bernard Parish, Louisiana when Yuma’s 3-D Raccoon Island prospect was drilled. The target was Middle Miocene sand on a known productive structure. This normally pressured structure is on trend with some of the most prolific oil production in South Louisiana and has similar trapping mechanism and stratigraphical section. In 2005, Yuma acquired the majority of the working interest in Raccoon Island from Amerada Hess, and now owns a working interest of 91%. The proved developed producing reserves for the field are 250 MBbl of oil net to Yuma’s interest with a net present value at 10% discount rate of $9.5 million as of December 31, 2013.

Chacahoula field

Yuma’s legacy producing Chacahoula asset is a shallow piercement dome located in northern Lafourche Parish, Louisiana. Since the discovery of oil and gas at the dome in 1938, the Chacahoula asset has produced over 785 BCF of gas and 33 MMbbl of oil from more than 30 middle and lower Miocene sandstone reservoirs. In 1998, a 110 square mile 3-D seismic survey was acquired over the field and surrounding area by Phillips Petroleum. In 2001, Yuma and Phillips Petroleum initiated a joint exploration agreement which granted Yuma access to the 3-D seismic data as well as confidential subsurface data for the purpose of generating drilling prospects.

Yuma’s acreage position in the Chacahoula asset is held by production and comprises approximately 11 net acres (45 gross acres) at Bolivar and 9 net acres (24 gross) at Point Loma. The total remaining proved reserves for the field are 319 MBbl of oil and 143 MMcf of gas net to Yuma’s interest with a net present value at 10% discount rate of $9.6 million as of December 31, 2013.

Chandeleur Block 71

Yuma holds a 30% working interest in the producing Chandeleur Block 71 in St. Bernard Parish, Louisiana. The structure from which the two Yuma-operated wells produce was originally found to be productive by other operators between 1975 and 1989, and was reanalyzed using 3-D seismic data along with subsurface and production data. Yuma recognized the need for additional wells to recover the remaining reserves from the structures, and subsequently drilled one well in each of 2004 and 2005 targeting the middle Miocene sand section along productive downthrown structures.

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Title to Properties

It is customary in the oil and gas industry to make a limited review of title to undeveloped oil and gas leases at the time they are acquired. It is also customary to obtain more extensive title examinations prior to the commencement of drilling operations on undeveloped leases or prior to the acquisition of producing oil and gas properties. With respect to the future acquisition of both undeveloped and proved properties, we plan to conduct title examinations on such properties in a manner consistent with industry and banking practices. Yuma has obtained title opinions, title reports or otherwise conducted title investigations covering substantially all of its producing properties and believe it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. Yuma’s properties are subject to customary royalty interests, overriding royalty interests, and other burdens which it believed do not materially interfere with the use or affect the value of such properties. Yuma’s credit facility is secured by substantially all of its oil and gas properties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Yuma – Liquidity and Capital Resources” beginning on page [—].

Legal Proceedings

A description of Yuma’s legal proceedings is included in Note Q – “Contingencies,” of the Notes to the Historical Consolidated Financial Statements of Yuma for the three years ended December 31, 2013 and is incorporated herein by reference.

From time to time, Yuma is a party to litigation or other legal proceedings that it considers to be a part of the ordinary course of its business. Yuma is not currently involved in any legal proceedings, nor is it a party to any pending or threatened claims, that could reasonably be expected to have a material adverse effect on Yuma’s financial condition or results of operations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF YUMA

The following discussion should be read in conjunction with the consolidated financial statements of Yuma and the notes thereto included elsewhere in this proxy statement/prospectus. The discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors – Risks Relating to Yuma’s Business” and “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas prospects. Yuma’s predecessor was established in 1983. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore central Louisiana, where Yuma is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota. Yuma’s core competencies in generating oil and gas prospects include: unconventional oil plays; onshore liquids-rich projects; and high impact deep onshore prospects located beneath known producing trends, identified through the use of 3-D seismic surveys.

At December 31, 2013, Yuma’s estimated total proved oil and natural gas reserves, as prepared by its independent reserve engineering firm, Netherland, Sewell & Associates, Inc. (“NSAI”), were approximately 20,777 MBoe, consisting of 11,615 MBbls of oil, 2,767 MBbls of natural gas liquids, and 38,372 MMcf of natural gas. Approximately 18.4% of Yuma’s proved reserves were classified as proved developed. Yuma maintains operational control of approximately 79% of its proved reserves. For the year ended December 31, 2013, production averaged 1,369 Boe/d compared to 685 Boe/d for the year ended December 31, 2012. Yuma’s total revenues for 2013 were $29,142,572 compared to $21,883,909 in 2012. For the three months ended March 31, 2014, production averaged 2,632 Boe/d compared to 875 Boe/d for the three months ended March 31, 2013. Yuma’s total revenues for the first three months of 2014 were $10,596,932 compared to $4,756,590 for the first three months of 2013.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and that could potentially result in materially different results under different assumptions and conditions. For a detailed description of Yuma’s accounting policies, see Note B – “Summary of Significant Accounting Policies,” in the Notes to the Historical Consolidated Financial Statements of Yuma for the three years ended December 31, 2013 included in this proxy statement/prospectus.

Sales and Other Operating Revenues

The net quantities of oil, natural gas and natural gas liquids produced and sold by Yuma for each of the three years ended December 31, 2013, and for the three months ended March 31, 2014 and 2013, and the average sales price per unit sold are presented below.

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011
Production volumes:
Crude oil and condensate (Bbl)	62,887	38,010	184,349	154,437	109,304
Natural gas (Mcf)	855,889	211,007	1,580,468	515,112	367,465
Natural gas liquids (Bbl)	31,326	5,533	51,875	9,571	1,692
Barrel of oil equivalent (Boe)	236,861	78,711	499,635	249,860	172,240

Average prices realized:
Excluding commodity derivatives (both realized and unrealized)
Crude oil and condensate (per Bbl)	$101.41	$108.31	$104.26	$107.57	$109.39
Natural gas (per Mcf)	$5.08	$3.77	$3.83	$3.07	$4.51
Natural gas liquids (per Bbl)	$44.73	$45.11	$40.17	$42.67	$53.08
Including commodity derivatives (realized only)
Crude oil and condensate (per Bbl)	$95.41	$108.52	$102.46	$106.45	$105.48
Natural gas (per Mcf)	$4.38	$4.21	$4.08	$4.07	$7.41
Natural gas liquids (per Bbl)	$44.73	$45.11	$40.17	$42.67	$53.08

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Yuma’s revenues for the three years ended December 31, 2013, and for the three months ended March 31, 2014 and 2013, are summarized in the below table:

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011
Sales of crude oil, natural gas and natural gas liquids:
Crude oil and condensate	$6,377,088	$4,116,699	$19,220,185	$16,613,315	$11,956,612
Natural gas	4,345,599	794,689	6,049,500	1,581,783	1,656,813
Natural gas liquids	1,401,246	249,588	2,083,905	408,389	89,815
Realized gain/(loss) on commodity derivatives	(973,194)	102,257	72,076	341,066	639,380
Unrealized gain/(loss) on commodity derivatives	(978,386)	(675,613)	(231,886)	1,256,918	231,847
Gas marketing sales	183,086	282,322	881,823	1,080,644	4,379,970

Other revenue	241,493	126,648	1,066,969	601,794	477,102
Total revenues	$10,596,932	$4,996,590	$29,142,572	$21,883,909	$19,431,539

Sale of Crude Oil and Condensate

Crude oil and condensate are sold through month-to-month evergreen contracts. The price is tied to an index or a weighted monthly average of posted prices with certain adjustments for gravity, BS&W (Basic Sediment and Water) and transportation. Generally, the index or posting is based on WTI (West Texas Intermediate) and adjusted to LLS (Light Louisiana Sweet) or HLS (Heavy Louisiana Sweet). For the years ended December 31, 2013, 2012 and 2011, the LLS postings averaged $9.58, $17.16 and $17.20 over WTI, respectively. For the three months ended March 31, 2014 and 2013, the LLS postings averaged $6.05 and $20.14 over WTI, respectively.

The following trends were experienced in the sale of crude oil and condensate:

•	Yuma’s crude oil revenues increased by 16% in 2013 compared to 2012 as a result of new production at Broussard 1 and 2 (La Posada), the Addison acquisition, and the Bakken wells in North Dakota. These were partially offset by volume declines at Raccoon Island (Lake Fortuna). A 3% decline in average oil prices without commodity derivatives caused a further reduction in crude oil revenues from 2012 to 2013.

•	Between the years ended December 31, 2011 and December 31, 2012, Yuma’s crude oil revenues experienced a significant improvement as a result of a 41% rise in volumes, with increases from Raccoon Island (Lake Fortuna), Olympic (Livingston), La Posada, and the Bakken wells, only partially offset by declines at the Caviar wells. Average oil prices experienced a 2% decline from 2011 to 2012, somewhat reducing the volumetric increases for the same period.

•	Yuma’s crude oil revenues increased by 55% in the first three months of 2014 compared to the first three months of 2013 as a result of new production at Broussard 1, Starns 38-1 and Crosby 12-1, the acquisition of properties during 2013, primarily the Addison acquisition, and the additional interest attributable to Yuma resulting from the La Posada payout. These were partially offset by a 6% decline in average oil prices without taking into account commodity derivatives.

Sale of Natural Gas and Natural Gas Liquids

Yuma’s natural gas is sold under multi-year contracts with pricing tied to either first of the month index or a monthly weighted average of purchaser prices received. Natural gas liquids are also sold under multi-year contacts usually tied to the related natural gas contract. Pricing is based on published prices for each product or a monthly weighted average of purchaser prices received.

The following trends were experienced in the sale of natural gas and natural gas liquids:

•	Yuma’s natural gas revenues experienced a marked improvement due to an increase in gas volumes of 1,065,356 Mcf, or 207%, from 2012 to 2013. Increases in natural gas sales from the Addison acquisition wells and the new wells at La Posada were slightly reduced by wells at Caviar, Pierre Pass and Cote de Mer being shut-in. These volumetric benefits were further enhanced by increased natural gas prices realized for 2013 compared to 2012.

•	Natural gas liquids revenues increased 410% from 2012 to 2013 as a result of the Addison acquisition and the new wells at La Posada.

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•	Yuma’s natural gas revenues decreased in 2012 compared to 2011 due to declining gas prices during that period. As a partial offset to this price decline, natural gas volumes in 2012 increased 40% compared to 2011. This improvement in gas production came from new production at the La Posada Field, reduced by the drop in volumes at the Caviar wells and State Tract 89.

•	Despite a 20% decline in natural gas liquids prices from 2011 to 2012, natural gas liquids revenues during the same period increased 355% due to new production at La Posada.

•	Yuma’s natural gas revenues increased due to higher gas volumes of 644,882 Mcf, or 306%, from the three months ended March 31, 2013 to the same period of 2014. Increases in natural gas sales from the Addison acquisition wells and the new wells at Broussard 1 and Crosby 12-1 were further improved by Yuma’s additional interest in the La Posada wells after payout. These volumetric benefits were enhanced by a 35% increase in natural gas prices realized for the first three months of 2014 compared to the same period in 2013.

•	The volumetric factors affecting natural gas revenues also had a favorable impact on natural gas liquids revenues, resulting in a 461% increase in natural gas liquids revenues for the first three months of 2014 over the same period in 2013.

Gas Marketing Sales

Gas marketing sales are natural gas volumes purchased from certain Yuma operated wells and the aggregated volumes sold with a mark-up of $.03 per MMBtu. Texas Southeastern Gas Marketing Company (“Marketing”), a wholly owned gas marketing subsidiary of Yuma, purchases and sells natural gas on behalf of Yuma and its working interest partners.

The revenues of Marketing continued to decline due to reduced natural gas production in St. Bernard and Plaquemines Parishes, Louisiana. Revenues fell by $3,299,326 from 2011 to 2012 and by an additional $198,821 from 2012 to 2013.

Marketing Cost of Sales

Marketing’s cost of sales for the three years ended December 31, 2013 tracked the revenue trend due to the reduction of volumes sold from Yuma wells in St. Bernard and Plaquemine Parishes, Louisiana. In the first three months of 2014, the net operating income of Marketing continued to decline due to reduced natural gas production in St. Bernard and Plaquemines Parishes, Louisiana

Lease Operating Expenses

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014 (1)	2013 (1)	2013(2)	2012 (2)	2011 (2)
Lease operating expenses	$3,658,505	$1,347,731	$9,316,364	$5,098,868	$4,792,117

LOE per Boe	$15.45	$17.12	$18.65	$20.41	$27.82

(1)	If severance and ad valorem taxes were not included in the above table, lease operating costs would have been reduced by $1,192,727 and $493,237 during the three months ended March 31, 2014 and 2013, respectively, and operating costs per barrel of oil equivalent would have been reduced to $10.41 and $10.85 for the three months ended March 31, 2014 and 2013, respectively.

(2)	If severance and ad valorem taxes were not included in the above table, lease operating costs would have been reduced by $3,121,185, $2,104,025, and $1,598,325 during the years 2013, 2012 and 2011, respectively, and operating costs per barrel of oil equivalent would have been reduced to $12.40, $11.99, and $18.54 for the years 2013, 2012 and 2011, respectively.

Lease operating expenses (“LOE”) include all costs incurred to operate wells and related facilities, both operated and non-operated. In addition to direct operating costs such as labor, repairs and maintenance, equipment rentals, materials and supplies, fuel and chemicals, LOE also includes severance taxes, product marketing and transportation fees, insurance, ad valorem taxes and operating agreement allocable overhead. LOE excludes costs classified as re-engineering and workovers.

•	LOE for 2013 increased by $4,217,496 from 2012. This increase was primarily due to the Addison acquisition and LOE from new wells at La Posada (Broussard 1), Musial (Starns 38-1), and Austin Chalk (Crosby 12-1). However, LOE per barrel of oil equivalent decreased for the same period, from $20.41 in 2012 to $18.65 in 2013, a 9% reduction.

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•	For the year 2012, LOE rose by $306,751 compared to the year 2011, primarily due to increased severance tax expenses attributable to improved crude oil revenues during the same period. LOE per Boe decreased from $27.82 in 2011 to $20.41 in 2012, or a 27% decline. The addition of relatively low cost production from the La Posada wells was responsible for the reduction in LOE per Boe.

•	LOE for the first three months of 2014 increased by $2,310,774 from the same period of 2013. This increase was primarily due to the Addison acquisition, LOE from new wells at Broussard 1, Starns 38-1 and Crosby 12-1, and Yuma’s increased share of LOE at La Posada resulting from its additional interest after payout. However, LOE per barrel of oil equivalent decreased for the same period, from $17.12 in 2013 to $15.45 in 2014, a 10% reduction due to significantly increased production volumes.

Re-engineering and Workovers

Re-engineering and workover expenses include the costs to restore or enhance production in current producing zones as well as costs of significant non-recurring operations.

•	These workover costs increased from $433,599 in 2012 to $2,521,707 in 2013 primarily due to major re-engineering programs on Yuma’s Livingston properties, the USA 34-1 well acquired from Addison, and the non-operated DS&B 117 well, in addition to non-recurring operation expenses for the Crosby 12-1 salt water disposal and costs to bring various Addison-acquired wells to producing standards.

•	In 2012, there were only minor workover projects, resulting in costs of $433,599, a 68% decrease from the workover expenses of $1,340,127 in 2011, which included substantial expenditures at Yuma’s Racoon Island salt water disposal well.

•	There were only minor workover costs in the three months ended March 31, 2014, with a resulting expense of $1,510. For the same period of 2013, workover expenses of $50,957 were generated by projects at the Weyerhaeuser wells 57-2 and 9-1, DS&B 1, and the non-operated McIlhenny well.

General and Administrative Expenses

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011
General and administrative:
Stock based compensation	$56,122	$-	$589,164	$-	$-
Other	3,901,701	2,058,748	8,253,038	6,928,704	6,264,375
Capitalized	(759,838)	(806,957)	(2,786,669)	(2,589,342)	(2,779,203)

Net	$3,197,985	$1,251,791	$6,055,533	$4,339,362	$3,485,172

General and administrative (“G&A”) expenses primarily consist of overhead expenses, employee remuneration and professional and consulting fees. Yuma capitalizes certain G&A expenditures where they satisfy the criteria for capitalization under GAAP as relating to oil and gas exploration activities.

During 2013, Yuma was successful in expanding its staffing, particularly in the engineering and business development areas with the intent to more effectively manage Yuma’s producing properties and continue Yuma’s expansion and growth. Consistent with these goals, Yuma has modified its compensation practices to insure Yuma will continue to retain and attract capable employees. Accordingly, G&A costs (including costs capitalized) increased $1,913,498, or 28% for 2013 from 2012. Cash G&A costs increased by $1,324,334, or 19% as a result of increases in salaries and the overall head count as well as other general overhead expenses. Non-cash charges related to stock-based compensation of $452,058 were new in 2013 and were a result of additional incentive stock awards granted during 2013.

G&A expenses (including costs capitalized under full cost accounting) for the year ended December 31, 2012 increased by $664,329, or 11% over 2011. The increases were partially attributable to Yuma implementing an annual incentive plan for key members of the management team tied to certain performance metrics for 2012. Each year's performance metrics are set by Yuma’s board of directors. During 2013, Yuma granted an aggregate of $444,294 in cash awards.

For the three months ended March 31, 2014, net G&A cost was $1,946,194, or 155%, over the amount for the same period in 2013. This increase was principally due to the write-off of $1,589,130 in expenses incurred to explore several alternatives to obtaining a public listing for Yuma stock. General outside consulting and professional fees unrelated to the merger agreement also increased from the same period in 2013 by $78,385.

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Depreciation, Depletion and Amortization (“DD&A”)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011

DD&A	$5,726,083	$1,661,505	$12,077,368	$5,074,070	$2,865,878

DD&A for 2013 was up from 2012 primarily due to the Addison acquisition, which increased oil and gas properties before asset retirement obligations (“ARO”) by $7,170,715. The increase to property for Addison ARO was $6,043,412. Future development costs increased by $213,711,517 to $423,330,417, a 102% increase, largely due to 33 additional Addison Proved Undeveloped Locations (“PUDs”). Depletion per barrel went from $19.84 to $23.87. The increases were offset by increases to Proved (“1P”) reserves. At January 1, 2013, the effective date of the Addison acquisition, the acquisition added 6,145 MBbls of oil, 17,130 MMcf gas and 1,573 MBbls in natural gas liquids. At year-end 2013, total reserves were up 7,859 MBbls (61%), 7,301 MMcf (24%) for gas and 1,191 MBbls (76%) for natural gas liquids after consideration for reductions due to production of existing reserves during 2013.

DD&A for 2012 increased 77% from 2011 primarily due to the addition of the Bakken acreage and Austin Chalk acreage to Yuma’s reserves. Future development costs increased $196,312,700 to $209,618,900 at year end 2012, of which $194,782,200 was for Bakken and Austin Chalk. The estimated costs to abandon future wells increased $8,001,209, primarily due to Bakken and Austin Chalk. These increases to the depreciable base were largely offset by the increases to reserves for Bakken and Austin Chalk: 4,775 MBbls of oil, 12,930 MMcf of gas, and 1,199 MBbls of natural gas liquids.

DD&A for the three months ended March 31, 2014 was up from the same period in 2013 primarily due to the Addison acquisition, which increased oil and gas properties before AROs by $7,073,031. The increase to property for Addison ARO was $6,043,412. Future development costs increased by $215,080,016 to $423,335,360, a 103% increase, largely due to 33 additional Addison PUDs. Depletion per barrel increased from $20.67 to $24.08. The increases were offset by increases to proved reserves. On April 5, 2013, Yuma closed on the Addison acquisition (with an effective date of January 1, 2013), which added 6,145 MBbls of oil, 17,130 MMcf of natural gas and 1,573 MBbls of natural gas liquids. At March 31, 2014, total reserves, as estimated by Yuma, were up 5,284 MBbls (84%) for oil, 6,738 MMcf (22%) for natural gas and 1,167 MBbls (75%) for natural gas liquids after consideration for reductions due to production of existing reserves during 2014.

Adjusted EBITDA

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011

Net Income	$(294,978)	$2,107,829	$(33,050,103)	$(14,769,468)	$(4,712,855)
Add: Depreciation, depletion & amortization of property and equipment	5,726,083	1,661,505	12,077,368	5,074,070	2,865,878
Add: Interest expense, net of interest income and amounts capitalized	138,370	163,177	560,340	201,945	583,045
Add: Income tax expense	(849,000)	114,800	3,080,272	3,098,309	853,496
EBITDA	4,720,475	4,047,311	(17,332,123)	(6,395,144)	(410,436)
Add: Costs associated with exploring public listing alternatives	1,589,130	-	27,056	-	-
Add: Change in value of preferred stock derivative liability	(1,472,030)	(2,003,655)	26,258,559	17,098,504	5,604,231
Add: Accretion of asset retirement obligation	142,144	64,244	668,497	265,323	239,612
Add: Bank mandated commodity derivative novation cost	-	-	175,000	-	-
Deduct: Amortization of (benefit) cost from commodity derivatives (sold) and purchased, net	(23,437)	(18,150)	(72,600)	(112,508)	-
Add: Net commodity derivatives mark-to-market (gain) loss	978,386	675,613	231,886	(1,256,918)	(231,847)
Adjusted EBITDA	$5,934,668	$2,765,363	$9,956,275	$9,599,257	$5,201,560

“EBITDA” represents earnings before interest, taxes, depreciation, depletion and amortization, and is a non-GAAP financial measure. Because Yuma makes other adjustments to its EBITDA formula by considering the change in the preferred stock derivative liability, accretion of asset retirement obligations, changes in commodity derivative values and bank mandated commodity derivative novation cost, management refers to this metric as adjusted EBITDA and it is provided as an additional metric that is used by Yuma’s board of directors and management to measure operating performance and trends. Adjusted EBITDA for 2013 increased from 2012 by $329,962 (3%). The 2012 amount increased from 2011 by $4,397,697 (85%). The small increase for 2013 was from increased LOE mostly offsetting revenue increases. The increase in 2012 from 2011 includes a decrease of $3,621,861 in marketing cost of sales from decreased activity by Marketing. The related decrease in marketing revenues was offset by increased exploration and production revenues. Adjusted EBITDA for the three months ended March 31, 2014 increased from the same period in 2013 by $1,580,175 (57%), which was due primarily to increased oil and gas revenue as discussed above.

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Interest Expense

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011

Interest Expense	$376,320	$404,286	$1,599,492	$891,173	$705,283
Interest Capitalized	(236,901)	(239,063)	(1,031,816)	(681,090)	(108,060)
Net	$139,419	$165,223	$567,676	$210,083	$597,223

Bank Debt	$30,565,000	$19,050,000	$31,215,000	$17,875,000	$2,975,000

Some of the proceeds from the Yuma Series A preferred stock offering in 2011 were used to retire bank debt, which remained down at the end of 2011. In the first three months of 2012, bank debt was used to finance the acquisition of Bakken and Austin Chalk acreage. In addition, further Austin Chalk acreage was added throughout 2012. The additions added to outstanding debt and added to capitalized interest for the associated work-in-progress accounts. The Series B preferred stock offering in the beginning of the third quarter of 2012 again lowered the debt balance. At the beginning of the second quarter of 2013, debt was used to finance the acquisition of the Addison acreage.

At the beginning of the second quarter of 2013, debt was used to finance the acquisition of the Addison acreage, attributing to much of the increase in debt for the three months ended March 31, 2014 compared to the same period in 2013. Interest for the three months ended March 31, 2013 was, however, greater than the same period in 2014 because 2013 interest included $123,925 of debt cost write-off due to the exit of a lender from the Yuma loan syndicate.

Bank-mandated Commodity Derivative Novation Cost

Société Générale joined the Yuma credit facility as agent bank on February 13, 2013, replacing Union Bank, N.A. Société Générale charged a one-time fee of $175,000 to novate Yuma’s commodity derivatives (i.e., substitute Yuma’s commodity derivative instrument counter-party) from British Petroleum to Société Générale. The novation fee was a loan requirement resulting from the change in agent banks.

Income Tax Expense

The following summarizes Yuma’s income tax expense (benefit) and effective tax rates:

	Twelve Months Ended December 31,
	2013	2012	2011

Consolidated Net Income (Loss) before Income Taxes	$(29,969,831)	$(11,671,159)	$(3,859,359)
Income Tax Expense (Benefit)	3,080,272	3,098,309	853,496
Effective Tax Rate	(10.28)%	(26.55)%	(22.11)%

Adjusted Consolidated Net Income (Loss) before Income Taxes [1]	(3,711,272)	5,427,345	1,744,872
Income Tax Expense (Benefit)	3,080,272	3,098,309	853,496
Effective Tax Rate, as adjusted	(83.00)%	57.09%	48.91%

1 Adjusted to exclude the change in fair value of preferred stock derivative liability.

The differences between the U.S. federal statutory rate of 35% and Yuma’s effective tax rates for the years ended December 31, 2013, 2012 and 2011 are due primarily to the tax effects of the excess of book basis over the tax basis in the full cost pool and the net operating loss carryforwards for each period.

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Liquidity and Capital Resources

Cash Flows

Yuma’s primary source of cash for 2013 and 2011 was operating activities. Yuma’s primary source of cash in 2012 was from financing activities. During 2011, Yuma raised gross proceeds of $14,605,000 (net of $1,271,396 in expenses) through the sale of the Series A preferred stock. For 2011, proceeds from the sale of preferred stock were largely offset by repayments of borrowings under Yuma’s credit facility. During 2012, Yuma raised gross proceeds of $18,590,000 (offset by offering expenses of $1,406,295) from the sale of the Series B preferred stock. For 2012, cash was primarily provided by borrowings from Yuma’s credit facility of $14,900,000 and the sale of the Series B preferred stock. For 2013, cash was provided almost equally by operations and borrowings under Yuma’s credit facility. Cash from operations increased in 2012 over 2011 due primarily to increased production volumes as more fully described below. Cash from operations increased in 2013 over 2012 primarily from increases in production volumes and the realization of Yuma’s back-in at its La Posada field as more fully described below.

For the three months ended March 31, 2014, cash flows provided by operations more than covered investment activities and repayments of borrowings. The net increase in cash for the first three months of 2014 compared with the same period in 2013 was $930,456, representing a 75% increase. This is primarily the result of reduced investment expenditures during the first three months of 2014 compared with the same period in 2013.

	Three Months Ended March 31		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011

Cash flows provided by operating activities	$4,929,579	$5,675,541	$13,008,322	$4,896,736	$2,735,321
Cash flows provided by (used for) investing activities	(1,905,758)	(5,160,326)	(25,348,460)	(30,412,467)	(10,678,985)
Cash flows provided by (used for) financing activities	(853,027)	725,123	11,249,627	29,879,721	(40,856)
Net increase (decrease) in cash	$2,170,794	$1,240,338	$(1,090,511)	$4,363,990	$(7,984,520)

Cash Flows From Operating Activities

For 2013, net cash provided by operating activities increased $8,111,586, or 166%, from 2012. Yuma believes that it has sufficient liquidity and capital resources to execute its business plans over the next twelve months. Yuma expects to fund its planned capital program through its existing credit facility and projected cash flows. In 2012 as compared to 2011, net cash provided by operating activities increased by $2,161,415 (79%). These year-over-year increases were directly attributable to increases in production.

Cash flows from operations were $4,929,579 and $5,675,541 for the three months ended March 31, 2014 and 2013, respectively. This represents a decrease of 13.1%. Revenues in the first three months of 2014 increased over the same period of 2013 primarily due to increased production in the La Posada field, new production at Crosby 12-1, and the increased interest to Yuma resulting from the La Posada payout. These increases were offset by higher lease operating expenses associated with the increased working interest at La Posada, new production at Crosby 12-1 and the Addison acquisition.

Cash Flows From Investing Activities

During 2013, Yuma realized proceeds from the sale of interests in its projects and the sale of a salt water disposal well of $882,666. During 2012, Yuma had proceeds of $1,386,649 from the sales of interests in various Yuma projects including its Amazon 3-D Seismic Project, Tigre Lagoon 3-D Seismic Project, and several individual wells, including Piranha and Musial. During 2013, Yuma completed the Addison acquisition of producing oil and gas properties including the assumption of certain liabilities for a cost of $7,350,000. During 2012, Yuma completed two significant acquisitions, one non-operated joint venture of development acreage in the Bakken region of North Dakota for $4,175,000, and a second operated acreage position in the Greater Masters Creek Field of the Austin Chalk Trend in Central Louisiana for $8,891,134. During 2011, Yuma made no significant acquisitions.

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Yuma’s cash used in investing activities was $26,248,133 for 2013, $31,796,630 for 2012 and $10,676,504 for 2011. Yuma’s cash used by investing activities for capital expenditures on property, plant and equipment was $2,308,992 for the three months ended March 31, 2014 and $5,215,033 for the three months ended March 31, 2013. The following summarizes the expenditures by type:

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012	2011

Acquisition of acreage and new properties	$1,568,197	$3,012,809	$11,966,227	$18,830,912	$4,636,929
Drilling and completion	1,354,247	2,104,282	11,788,741	11,668,105	3,012,481
Recompletions, capital workovers and P&A	(651,934)	58,722	2,412,658	978,364	2,998,430
Total oil and natural gas investing activities	2,270,510	5,175,813	26,167,626	31,477,381	10,647,840
Corporate office property & equipment purchases	38,482	39,220	80,507	319,249	28,664
Total cash used in investing activities	$2,308,992	$5,215,033	$26,248,133	$31,796,630	$10,676,504

The cost of acreage and new properties and additions to the asset retirement obligations in 2013 are primarily from the Addison acquisition in the Austin Chalk Trend in Louisiana. The plugging of two wells in Louisiana make up most of the recompletions, capital workovers and plugging and abandoning (“P&A”) costs in 2013. The acquisition of acreage in the Austin Chalk Trend in Louisiana and a non-operated working interest in the Bakken in North Dakota account for most of the costs of acreage and new properties in 2012. In both 2013 and 2012, Yuma drilled or participated in the drilling of wells in its Amazon, Livingston and La Posada prospect areas in Louisiana and the Bakken in North Dakota. In 2013, Yuma drilled its first well in the Austin Chalk. Yuma incurred substantial workover and facilities reconfiguration costs in the Raccoon Island field in 2011.

During the three months ended March 31, 2014, the Greater Masters Creek Field accounted for $1,993,613 of Yuma’s total oil and natural gas investing activities. Of that, $898,142 was spent primarily on lease extensions and geological and geophysical activities. The remaining $1,095,471 included $1,060,550 of drilling costs for the Crosby 14-1. A net credit of $671,553 for insurance recovery on the Grief Bros. 1 created a credit balance for recompletions, capital workovers and P&A for the three months ended March 31, 2014. An unintended flow of gas at the surface caused the operator, to re-enter the well and plug it. The well had been inactive for a couple of years prior to that time.

For the three months ended March 31, 2013, lease related costs of $2,243,384 were incurred on the Austin Chalk Project, a part of the Greater Masters Creek Field. Other significant lease related costs for the first three months of 2013 were $325,081 for Livingston and $258,870 for Tigre Lagoon. Costs incurred in the Bakken to drill and complete the Bunning 35-26 1H and build the Jerry and Monson SWD facilities amounted to $555,707. At La Posada, $372,075 was incurred to drill and complete the Broussard 1 side track and upgrade the production facilities. Also, $916,803 was spent drilling the Starns 38-1 at Livingston.

Cash Flows From Financing Activities

Yuma’s cash flows, both in the short-term and the long-term, are impacted by highly volatile crude oil and natural gas prices. Although Yuma mitigates this risk by hedging a significant portion of its future crude oil and natural gas production out two years (three to five years historically), a significant deterioration in commodity prices negatively impacts revenues, earnings, and cash flows, capital spending, and potentially Yuma’s liquidity. Sales volumes and costs also impact cash flows; however, these historically have not been as volatile or as impactful as commodity prices in the short-term.

Yuma’s long-term cash flows are highly dependent on its success in efficiently developing current reserves and economically finding, developing and acquiring additional recoverable reserves. Cash investments are required to continuously fund exploration and development projects and acquisitions, which are necessary to offset the inherent declines in production and reserves. Yuma may not be able to find, develop or acquire additional reserves to replace its current and future production at acceptable costs, which could materially adversely affect its future liquidity. For a discussion of risk factors related to Yuma’s business and operations, please refer to the section entitled “Risk Factors – Risks Relating to Yuma’s Business” in this proxy statement/prospectus.

Yuma expects to finance future acquisition, development and exploration activities through available working capital, cash flows from operating activities, advances from its credit facility, sale of non-strategic assets, and the possible issuance of additional debt and/or equity securities. In addition, Yuma may slow or accelerate its development of existing reserves to more closely match its projected cash flows.

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At March 31, 2014, Yuma had a $40 million borrowing base, with available borrowing capacity of $9,435,000 in accordance with its credit facility. The borrowing base is reviewed and redetermined in March and September of each year and was increased to $44.5 million on April 22, 2014.

	Three Months Ended	Twelve Months Ended December 31,
	March 31, 2014	2013	2012	2011
Credit Facility:
Balances outstanding, beginning of the period	$31,215,000	$17,875,000	$2,975,000	$15,958,696
Activity during the period	(650,000)	13,340,000	14,900,000	(12,983,696)
Balances outstanding, end of the period	$30,565,000	$31,215,000	$17,875,000	$2,975,000

Issuance of Series A Preferred Stock	-	-	-	$13,333,604
Issuance of Series B Preferred Stock	-	-	$17,183,705	-

Other than the credit facility, Yuma had debt of $178,027, $183,601 and $236,464 (2013, 2012 and 2011, respectively) from installment loans financing oil and gas property insurance premiums.

In April 2013, Yuma borrowed $8,300,000 (net of $2,050,000 repayments) under its credit facility. These proceeds were principally used to fund the Addison acquisition that closed on April 5, 2013.

Debt in 2014 has been favorably impacted by the La Posada payout revenues and has been trending lower.

Hedging Activities

Current Commodity Derivative Contracts

Yuma seeks to reduce its sensitivity to oil and gas price volatility and secure favorable debt financing terms by entering into commodity derivative transactions which may include fixed price swaps, price collars, puts and other derivatives. Yuma believes its hedging strategy should result in greater predictability of internally generated funds, which in turn can be dedicated to capital development projects and corporate obligations. The following is a summary of Yuma’s current oil and gas commodity derivative contracts as of December 31, 2013.

Oil Commodity Derivatives January 2014 through 2016

			Collars with Short Puts (3-ways)						Swaps with Short Puts
		Derivative				Short				Short
	Basis	Volumes	Floor		Ceiling	Puts		Swaps	Swaps	Puts
2014	NYMEX WTI	50,900	$90.88		$103.57	$69.71
	NYMEX WTI	222,126						$95.23
	Argus LLS	22,816						$99.40
	NYMEX WTI	54,000							$89.33	$70.00
	Total	349,842

2015	NYMEX WTI	117,100	$87.31	*	$104.36	$67.98	*

2016	NYMEX WTI	70,263	$92.38		$106.39	$72.38

* 16% includes a $5.56 premium to be paid per barrel (27,588 barrels) not included in average price calculation.

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Gas Commodity Derivatives January 2014 through 2016

			Collars with Short Puts (3-ways)
		Derivative			Short
	Basis	Volumes	Floor	Ceiling	Puts	Swaps
2014	NYMEX	779,285	$4.15	$4.47	$3.35
	NYMEX	2,047,751				$4.07
	Total	2,827,036

2015	NYMEX	2,377,371	$4.00	$4.47	$3.25
	NYMEX	165,388				$3.63
	Total	2,542,759

2016	NYMEX	1,122,533	$4.10	$4.35	$3.25

Fair Market Value of Commodity Derivatives

	March 31, 2014		December 31, 2013
	Oil	Gas	Oil	Gas

Assets
Noncurrent	$684,295	$-	$818,637	$-

Liabilities
Current	(766,323)	(996,465)	(423,217)	(253,915)
Noncurrent	-	(12,766)	-	(218,649)

Assets and liabilities are netted within each commodity on the balance sheet as all contracts are with the same counterparty. For the balances without netting, refer to Note H – “Commodity Derivative Instruments” in the Notes to the Historical Consolidated Financial Statements of Yuma for the three years ended December 31, 2013 and Note C – “Commodity Derivative Instruments” in the Unaudited Condensed Notes to the Consolidated Financial Statements of Yuma for the three months ended March 31, 2014 included elsewhere in this proxy statement/prospectus.

The fair market value of Yuma’s commodity derivative contracts in place at March 31, 2014 and December 31, 2013 were net liabilities of $1,091,259 and $77,144, respectively. For the three months ended March 31, 2014, Yuma recognized, in oil and gas revenues, realized cash settlement losses on commodity derivatives of $996,631. For the three months ended March 31, 2013, Yuma recognized, in oil and gas revenues, realized cash settlement gains on commodity derivatives of $84,107. Also recognized in revenue were gains (net of losses) for commodity derivatives sold (net of commodity derivatives purchased) of $23,438 and $18,150 for the first three months of 2014 and 2013, respectively.

Based on the estimated fair market value of Yuma’s commodity derivatives at March 31, 2014, Yuma expects to reclassify losses on commodity derivatives of $6,888 net after taxes into earnings from accumulated other comprehensive income during the twelve months ending March 31, 2015; however, actual cash settlement gains and losses recognized may differ materially.

Please see Note C – “Commodity Derivative Instruments” of the Unaudited Condensed Notes to the Consolidated Financial Statements of Yuma for the three months ended March 31, 2014 for additional information on Yuma’s commodity derivatives.

Hedging commodity prices for a portion of Yuma’s production is a fundamental part of Yuma’s corporate financial management. Yuma does not engage in speculative commodity trading activities and does not hedge all available or anticipated quantities of its production. In implementing its hedging strategy Yuma seeks to:

•	effectively manage cash flow to minimize price volatility and generate internal funds available for operations, capital development projects and additional acquisitions; and

•	ensure its ability to support its exploration activities as well as administrative and debt service obligations.

Estimating the fair value of derivative instruments requires complex calculations, including the use of a discounted cash flow technique, estimates of risk and volatility, and subjective judgment in selecting an appropriate discount rate. In addition, the calculations use future market commodity prices which, although posted for trading purposes, are merely the market consensus of forecasted price trends. The results of the fair value calculation cannot be expected to represent exactly the fair value of Yuma’s commodity derivatives. Yuma currently obtains fair value positions from its counterparties and compares that value to the calculated value provided by its outside commodity derivative consultant. Yuma believes that the practice of comparing the consultant’s value to that of Yuma’s counterparties, who are more specialized and knowledgeable in preparing these complex calculations, reduces its risk of error and approximates the fair value of the contracts, as the fair value obtained from Yuma’s counterparties would be the cost to Yuma to terminate a contract at that point in time.

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Commitments and Contingencies

Yuma has the following contractual obligations and commitments as of March 31, 2014:

		Liability for
		Commodity	Operating	Asset Retirement
	Debt (1)	Derivatives (2)	Leases	Obligations

2014	$-	$1,482,582	$399,294	$1,783,756
2015	-	92,487	536,137	174,619
2016	-	(483,810)	544,472	361,514
2017	30,565,000	-	534,055	161,387
2018	-	-	2,197	708,422
Thereafter	-	-	-	7,636,619
Totals	$30,565,000	$1,091,259	$2,016,155	$10,826,317

(1)	This table does not include future commitment fees, interest expense or other fees because the credit agreement is a floating rate instrument, and Yuma cannot determine with accuracy the timing of future loans, advances, repayments or future interest rates to be charged.
(2)	Represents the estimated future payments under Yuma’s oil and natural gas derivative contracts based on the future market prices as of March 31, 2014. These amounts will change as oil and natural gas commodity prices change.

Off Balance Sheet Arrangements

Yuma has no off balance sheet arrangements, special purpose entities, financing partnerships or guarantees (other than Yuma’s guarantee of Yuma Exploration and Production Company, Inc.’s credit facility).

Quantitative and Qualitative Disclosures About Market Risk of Yuma

Commodities. Yuma is exposed to market risk from changes in commodity prices. In the normal course of business, Yuma enters into derivative transactions, including commodity price collars, swaps and floors to mitigate its exposure to commodity price movements. Yuma does not participate in these transactions for trading or speculative purposes. While the use of these arrangements may limit the benefit to Yuma of increases in the prices of oil and natural gas, it also limits the downside risk of adverse price movements.

Interest rates. Yuma is exposed to financial risk from changes in future interest rates to the extent that it incurs future indebtedness. As of March 31, 2014, Yuma had outstanding indebtedness under its credit facility of $30,565,000, which matures in May 2017. The credit facility provides for a variable interest rate. In the event interest rates rise significantly, and Yuma incurs future indebtedness without mitigating or fixing future interest rates, Yuma’s interest expense will increase in accordance with any future borrowings and at rates in effect at the time of those borrowings.

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INFORMATION ABOUT PYRAMID

Overview

Pyramid Oil Company is a California corporation that has been in the oil and gas business continuously, since it was incorporated on October 9, 1909. Pyramid is engaged in the business of exploration, development and production of crude oil and natural gas.

Pyramid acquires interests in land and producing properties through acquisition and lease on which it drills and/or operates crude oil or natural gas wells in efforts to discover and/or to produce oil and gas. Crude oil and natural gas produced from these properties are sold to various refineries and pipeline companies. The majority of all oil and gas properties that Pyramid owns and operates, is for its own account. Pyramid also participates in specific joint ventures with other companies in the development of oil and gas properties Pyramid’s interests in these properties will vary depending on the availability of said interests and their locations. Although Pyramid owns some minor oil and gas interests in New York, Texas and Wyoming, all of its operations and major revenue producing properties are in California.

Pyramid’s executive offices are located at 2008-21st Street, Bakersfield, California, 93301 and its mailing address is P. O. Box 832, Bakersfield, California 93302, and its telephone number is (661) 325-1000. It maintains a website at the address www.pyramidoil.com. We are not including the information contained on Pyramid’s website as part of, or incorporating it by reference into, this proxy statement/prospectus. Through the website, Pyramid makes available its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after it files such material with the SEC.

Description of Business – Oil and Gas Operations

Exploration and Development

Pyramid operates in a highly competitive industry wherein many companies, from large multinational companies to small independent producers, are competing for a finite amount of oil and gas resources. Pyramid seeks out properties to explore for oil and gas by drilling and also seeks out producing oil and gas properties that can be purchased and operated. Management believes that under the right economic conditions, several of the producing properties that Pyramid owns could have further developmental potential. Certain oil properties currently owned and operated by Pyramid may be receptive to enhanced oil recovery procedures under certain economic conditions.

Oil and Gas Production Operations

Pyramid owns and operates 27 oil and gas leases (properties) located within Kern and Santa Barbara Counties in the State of California. Nine of these properties were non-operated during 2013. All of the non-operated properties were shut-down before January 1, 2013. No other properties were shut-down prior to 2013. Most of these properties are capable of producing oil or natural gas, although not all of these properties are considered profitable under certain economic conditions. There are no proved reserves attributed to the nine properties that were shut-down prior to January 1, 2013 at December 31, 2013. All of the non-operated properties were written-down in prior periods.

During 2013, Pyramid operated 18 leases within California; 12 of these leases had total annual gross oil production exceeding 1,000 barrels per lease. Production activities primarily consist of the daily pumping of oil from a well(s) into tanks, maintaining the production facilities both at the well and tank settings, preparing and shipping the crude oil to buyers. Daily operations differ from one property to another, depending on the number of wells, the depth of the wells, the gravity of the oil produced and the location of the property. All of Pyramid’s oil production is classified as primary recovery production at this time; although certain properties may be conducive to secondary recovery operations in the future, depending on the prevailing price of oil.

Primary recovery of oil and gas is by means of natural flow(s) or artificial lift of oil and gas from a single well bore. Natural gas and petroleum fluids enter the well bore by means of reservoir pressure or gravity flow; fluids and gases are moved to the surface by natural pressure or by means of artificial lift (pumping). In secondary recovery operations, liquids or gases are injected into the reservoirs for the purpose of augmenting reservoir energy or increasing reservoir temperatures. Secondary recovery operations, usually, but not always, are done after the primary-recovery phase has passed.

Pyramid employs field personnel (i.e., pumpers, rig crews, roustabouts and equipment operators) that perform basic daily activities associated with producing oil and gas. Daily operations include inspections of surface facilities and equipment, gauging, reporting and shipping oil, and routine maintenance and repair activities on wells, production facilities and equipment Pyramid owns and maintains various pieces of equipment necessary for employees to perform various repair and maintenance tasks on Pyramid properties. Such equipment consists of service rigs, mobile pumps, vacuum trucks, hot oil truck, backhoe, trucks and trailers.

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Occasionally, Pyramid drills new wells or redrills existing wells on properties it owns in an attempt to increase the daily oil and gas production. In the last five years, Pyramid has utilized the services of outside drilling contractors for drilling new wells and redrilling existing wells. Maintenance and repairs of existing wells to maintain or increase oil and gas production are carried out by Pyramid’s personnel on a continuing basis. Most maintenance and repair work is performed with its own rigs.

Economic factors associated with the price of oil and gas and the productive output of wells determines the number of active wells Pyramid operates. Under certain economic conditions, it has the potential to operate approximately 102 wells, and of these, on average, 47 were in operation during 2013 on a daily basis. Pyramid also owns other oil and gas interests outside the State of California that it does not operate. These interests are located in New York, Texas and Wyoming.

Marketing of Crude Oil and Natural Gas

Pyramid sells its crude oil to Phillips 66 and Kern Oil & Refining, accounting for approximately 51% and 47%, respectively, of Pyramid’s crude oil sales in 2013. While revenue from these customers is significant, and the loss of any one could have an adverse effect on Pyramid, it is management’s opinion that the oil and gas it produces could be sold to other crude oil purchasers, refineries or pipeline companies. Phillips 66 and its predecessors, and Kern Oil have been customers of Pyramid for over twenty years. Natural gas is sold to companies in the area of operations. Pyramid sells its oil pursuant to short-term contracts. Accordingly, the amount of oil Pyramid sells is dependent upon market demand. Market demand for its production is subject to various influences and can never be assured, especially in an era of changing prices. The base values for crude oil Pyramid sells is set by major oil companies in response to area and market strengths and international influences. Types and qualities of crude oil vary substantially in base values posted by crude oil buyers in various areas of the country. Pyramid’s crude oil sales are not seasonal, but uniform throughout the year.

Competition and Industry Conditions

The profitability of Pyramid’s operations depends primarily on the production of oil and gas in commercially profitable quantities. Oil and gas properties often fail to provide a return sufficient to repay the substantial sums of money required for their acquisition, exploration and development. The acquisition, exploration and development of oil and gas properties is a highly competitive business. Many entities with which Pyramid competes have significantly greater financial and staff resources. Such competitive disadvantages could materially and adversely affect Pyramid’s ability to acquire new properties or develop existing properties.

Regulations

Pyramid’s business is affected by numerous governmental laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the petroleum industry. Changes in any of these laws and regulations could have a material and adverse effect on Pyramid’s business and financial stability. In view of the many uncertainties with respect to current laws and regulations, including their applicability to Pyramid, it cannot predict the overall effect of such laws and regulations on future operations.

Taxation

The operations of Pyramid, as is the case in the petroleum industry generally, are significantly affected by federal tax laws. Federal, as well as state, tax laws have many provisions applicable to corporations which could affect its future tax liability.

Environmental

Pyramid’s activities are subject to existing federal and state laws and regulations governing environmental quality and pollution control. These laws may require the acquisition of permits relating to certain ongoing operations, for drilling, emissions, waste water disposal and other air and water quality controls. In view of the uncertainty and unpredictability of environmental statutes and regulations, Pyramid cannot ensure that such laws and regulations will not materially and adversely affect its business. Pyramid does not currently anticipate any material effect on its capital expenditures or earnings as the result of governmental regulations, enacted or proposed, concerning environmental protection or the discharge of material into the environment. Pyramid is actively pursuing an ongoing policy of upgrading and restoring older properties to comply with current and proposed environmental regulations.

Commitments and Contingencies

Pyramid is liable for future dismantlement and abandonment costs associated with its oil and gas properties. These costs include down-hole plugging and abandonment of wells, future site restoration, post closure and other environmental exit costs. The costs of future dismantlement and abandonment have been accrued and recorded in the financial statements. See Note 9. “Asset Retirement Obligations” in the Notes to Historical Financial Statements of Pyramid contained in this proxy statement/prospectus.

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Employees

As of the date of this proxy statement/prospectus, Pyramid had 12 full-time employees and one part-time individual. Two full-time and one part-time individual were office or administrative personnel, and the rest were field personnel. Pyramid contracts for additional labor services when needed. Pyramid is not a party to any union contracts. It believes that its employee relationships are satisfactory.

Properties

Description of Properties

Pyramid’s principal assets consist of proven and unproven oil and gas properties, oil and gas production related equipment and developed and undeveloped real estate holdings. Pyramid’s oil and gas properties are located exclusively in the continental United States, in California, New York, Texas and Wyoming.

Developed oil and gas properties are those on which sufficient wells have been drilled to economically recover the estimated reserves calculated for the property. Undeveloped properties do not presently have sufficient wells to recover the estimated reserves. Pyramid did not have any proved undeveloped reserves at December 31, 2013 and 2012. Pyramid had proved undeveloped reserves of 44,700 barrels of crude oil, 77,700 barrels of crude oil, and 96,000 barrels of crude oil at December 31, 2011, 2010 and 2009, respectively.

Pyramid had proved undeveloped reserves of 44,700 barrels of crude oil at December 31, 2011. These reserves were attributable to two wells that Pyramid planned to drill in 2012. Pyramid projected that it would cost approximately $1,281,000 to drill and complete these wells. One of these wells the Santa Fe #20 well, a development well, was drilled and completed in the first quarter of 2012. This well is currently not producing and a valuation allowance of $207,000 was recorded in the fourth quarter against the Santa Fe lease. The other well that was projected to be drilled in 2012, the CLI 4-H well, was not drilled in 2012 and Pyramid currently does not anticipate drilling this well at any time in the foreseeable future.

Oil and Gas Properties

Pyramid’s estimated future net recoverable oil and gas reserves from proved reserves, both developed and undeveloped properties were assembled by MHA and are as follows:

	Crude Oil	Natural Gas
	(Bbls)	(Mcf)
December 31,
2013	449,000	14,000
2012	482,000	-
2011	546,000	42,000

Using the 12 month average of the first-of-the-month oil and gas prices and 12 month average of lease operating expenses, the estimated value of future net revenues to be derived from Pyramid’s proved developed oil and gas reserves, discounted at 10%, were $13,967,270 at December 31, 2013, $13,712,000 at December 31, 2012, $18,439,000 at December 31, 2011.

Internal Controls over Reserve Estimation

Pyramid’s proved reserve information as of December 31, 2013 included in this proxy statement/prospectus was estimated by its independent petroleum consultant, MHA Petroleum Consultants, LLC (“MHA”), in accordance with generally accepted petroleum engineering and evaluation principles and definitions and guidelines established by the SEC. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. MHA and its predecessors have been preparing Pyramid’s reserve information for over twenty-five years and thus, are familiar with Pyramid’s operations and its oil and gas properties.

Pyramid’s personnel provide data (such as well ownership interests, oil and gas prices, production volumes and well operating costs) to MHA. The primary Pyramid employees responsible for reviewing MHA, use of its data and MHA’s estimation of Pyramid’s reserves are Michael D. Herman, Interim CEO and Lee G. Christianson, CFO. Pyramid has employed the services of a third-party geologist to provide MHA with technical data (such as well logs, geological information and well histories). Mr. Herman has been Chairman of the Board and a director since 2005. Mr. Christianson has been with Pyramid for over twenty-five years.

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Pyramid’s net oil and gas production after royalty and other working interests for the past three years ending December 31, were as follows:

	2013	2012	2011
Crude oil (Bbls)	43,000	45,000	55,000
Natural gas (Mcf)	6,000	6,000	9,000

Pyramid’s average sales prices per barrel or per MCF of crude oil and natural gas, respectively, and production costs per equivalent barrel (gas production is converted to equivalent barrels at the rate of 6 MCF per barrel, representing the estimated relative energy content of gas to oil) for the past three years ending December 31, were as follows:

	2013	2012	2011
Sales price:
Crude oil (per barrel)	$103.78	$106.60	$104.78
Natural gas (per Mcf)	$3.15	$2.76	$3.87
Production costs (per Boe)	$45.60	$41.00	$33.00

The average selling price of Pyramid’s crude oil at December 31, 2013, was approximately $102.17 per barrel and the average selling price of its natural gas at December 31, 2013, was approximately $3.31 per Mcf.

As of December 31, 2013, Pyramid had the following gross and net position in wells and proved acres:

	Wells		Proved Acres
	Gross (1)	Net (1)	Gross (2)	Net (2)
Oil	110	109	8,782	1,403
Natural Gas	22	7	12,246	4,082
Total	132	116	21,028	5,485

(1)	“Gross wells” represent the total number of wells in which Pyramid has a working interest. “Net wells” represent the number of gross wells multiplied by the percentage of the working interests therein held by Pyramid.

(2)	“Gross acreages” represents all acres in which Pyramid has a working interest. “Net acres” represent the aggregate of the working interests of Pyramid in the gross acres.

Pyramid did not drill any wells during 2013.

Pyramid drilled one development well in 2012, the Santa Fe No. 20. This well is currently non-producing. A valuation allowance of $207,000 was recorded in the fourth quarter of 2012 against the Santa Fe lease.

Pyramid drilled two wells in 2011, the Pike 1-H well and the Jacoby-Potter Unit #1 well. Both of these wells were drilled jointly with different partners in each well. Both of these wells were drilled in the first quarter of 2011. Pyramid is the operator of the Pike 1-H well. Pyramid’s share of the costs of drilling the Pike well was $897,000. This well was written down by $673,000 during 2011 because the production from the well was lower than projected. The write-down was based on Pyramid’s share of projected future net cash flows for the well. The Jacoby-Potter well was drilled by the joint venture in Texas. Pyramid participated as one of the non-operators in the drilling of this well. Pyramid’s share of the costs for drilling this well were $54,000. This well was abandoned as a dry-hole. Pyramid recorded a valuation allowance of $54,000 during 2011 for this well.

As of December 31, 2013, Pyramid held positions in unproven acreage in the following locations. “Unproven” oil and gas properties are those on which the presence of commercial quantities of reserves of crude oil or natural gas has not been established. “Undeveloped” acreage exists on those oil and gas properties where economically recoverable reserves are estimated to exist in proved reservoirs from wells to be drilled in the future.

		Acres
State	Counties	Gross	Net
New York	Mount Morris and Livingston Counties	34,800	9,788

Texas	McMullen County	5,700	713

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Real Property Owned

Pyramid owned the following real property as of December 31, 2013, all located in California.

County of Kern
Mullaney yard	20 acres
Miller property	112 acres
Ranton property	80 acres
Murphy property	50 acres

City of Bakersfield	3 lots

Pyramid’s executive offices are located on the three lots of real property in the city of Bakersfield, California. This property was acquired by Pyramid in 1986. The office building located on this property is a one story structure with approximately 4,200 square feet and is in good condition.

Legal Proceedings

Pyramid is subject to potential litigation in the normal course of business. The resolution in any reporting period of such litigation could have a material impact on Pyramid’s financial position or results of operations for that period. Pyramid is not party to any proceedings or actions which management believes might have a material effect upon its financial position or results of operations nor have any such proceedings or actions been threatened.

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MANAGEMENT OF PYRAMID

Set forth below is a description of Pyramid’s management as of the date of this proxy statement/prospectus. Upon completion of the merger, each of Pyramid’s current directors and officers will resign and the newly appointed directors will commence serving as directors of the combined company and the newly appointed executive officers will begin serving as executive officers of the combined company on and after the merger. See “Management of Pyramid Following the Merger.”

Name	Age	Position
Michael D. Herman	56	Chairman of the Board of Directors, Interim President and Chief Executive Officer
Rick D. Kasch	63	Director
Gary L. Ronning	71	Director
Lee G. Christianson	66	Chief Financial Officer and Corporate Secretary

Set forth below are descriptions of the backgrounds of the officers and directors of Pyramid and their principal occupations for the past five years.

Michael D. Herman has been Chairman of Pyramid’s board of directors since July 2005 and its largest shareholder since July 2005. Mr. Herman has served as Pyramid’s Interim President and Chief Executive Officer since September 30, 2013. Mr. Herman is also the Chairman and CEO of Enservco Corporation, (NYSE MKT: ENSV). Enservco provides various energy-related services such as frac heating, acidizing, hot oiling, water hauling and disposal for customers in several basins in the continental United States. Mr. Herman was the Chairman and owner of Pasadena, California based Key Food Ingredients, Inc. from January 1, 2005 until October, 2007. Key Food Ingredients supplies dehydrated vegetables from its factory in Qingdao, China to customers worldwide. Mr. Herman was Chairman and owner of Telematrix, Inc. from October 1992 until December 1998, when that company was sold to a major hospitality company, and he repurchased a majority ownership interest in December 2004 and held that majority ownership interest until April 2006. Telematrix, Inc. designs and distributes communications products and telephones to hospitality and business customers globally.

Mr. Herman has been active in the oil and gas producing and servicing business since the mid-1980’s. His broad experience in the oil and gas industry and diverse business experience outside the oil and gas industry are valuable resources to Pyramid’s board in formulating business strategy, addressing business opportunities and resolving operational issues that arise from time to time.

Rick D. Kasch was appointed to Pyramid’s board of directors on October 8, 2013. Since July 2012, until his appointment as President in April 2013, Mr. Kasch served as Chief Financial Officer of Enservco Corporation, (NYSE MKT: ENSV). On July 25, 2012, Mr. Kasch was elected to the Board of Directors of Enservco Corporation. Mr. Kasch served as the principal financial officer of the Enservco Corporation’s predecessor (Enservco LLC) since its inception in May 2007. Mr. Kasch also served as the principal financial officer, Secretary and Treasurer of Dillco Fluid Services, Inc. since December 2007. Further, he has served as a manager and the principal financial officer for Heat Waves Hot Oil Service LLC since March 2006. Additionally, Mr. Kasch has served as the Chief Financial Officer for various other companies, including software development companies and internet based companies. Mr. Kasch received a BBA – Accounting degree from the University of South Dakota. Mr. Kasch is a CPA but does not hold an active license.

Gary L. Ronning has served as a member of Pyramid’s board of directors since 1998. Mr. Ronning has been Executive Vice President, Western Region of Prime Natural Resources, LLC, since 1999. Mr. Ronning previously worked with Ferguson Energy, an independent oil and gas exploration company beginning in 1967. Mr. Ronning also has had several positions with Ferguson Energy, managing operations and production in several states.

Mr. Ronning has been engaged in all aspects of the oil and gas industry continuously since 1967. Mr. Ronning brings to the Pyramid board a range and length of industry experience that is a unique asset.

Lee G. Christianson has been employed in the oil and gas industry for 38 years. Mr. Christianson has served as Pyramid’s Chief Financial Officer since 1988 and as Pyramid’s Corporate Secretary since 1990. Mr. Christianson worked for another publicly held oil and gas company from 1976 to 1988 in various accounting positions. Mr. Christianson received a BSBA – Accounting degree from the University of North Dakota. Mr. Christianson obtained his CPA in 1976 in Minnesota but has since let it lapse.

Code of Ethics

Pyramid has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. A copy of the code is available at no charge to any person who sends a request for a copy to the Corporate Secretary, Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302. A copy of the Code is also available on our website at www.pyramidoil.com.

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Audit Committee

The members of the Pyramid audit committee are Rick D. Kasch and Gary L. Ronning. The Pyramid audit committee reviews Pyramid’s financial and accounting organization, financial reporting and the reports of the independent registered public accounting firm and is responsible for the selection and oversight of the independent registered public accounting firm. The Pyramid board of directors has determined that Mr. Kasch is an “audit committee financial expert” within the meaning of Item 407(d)(5) of the SEC’s Regulation S-K. A copy of the Pyramid audit committee’s charter is available on Pyramid’s website at www.pyramidoil.com.

Compensation Committee

The members of the Compensation Committee are Mr. Kasch and Mr. Ronning. The Compensation Committee recommends and approves the compensation of the Company’s directors and executive officers, including approving individual executive officer compensation, and reviews and recommends to the Board compensation plans, policies and benefit programs for employees generally. A copy of the Compensation Committee’s charter is available on the Company’s website at www.pyramidoil.com.

Nominating and Governance Committee

The members of Pyramid’s nominating committee are Mr. Kasch and Mr. Ronning. The Pyramid nominating committee recommends prospective directors to fill vacancies that may arise from time to time and proposes individuals for election to the Pyramid board of directors. A copy of the Pyramid nominating committee’s charter is available on Pyramid’s website at www.pyramidoil.com.

Executive Compensation of Pyramid

The following table sets forth the compensation for the 2013 and 2012 fiscal years for the two persons who served as Pyramid’s Principal Executive Officer during the 2013 fiscal year. No other Pyramid executive officer had total compensation in excess of $100,000 for the 2013 fiscal year.

Summary Compensation Table of Pyramid

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards		All Other Compensation		Total (1)
Michael D. Herman (2)	2013	-	-	$83,207	(5)	$1,600	(2)	$83,207
Interim President and Chief Executive Officer

John H. Alexander (3)	2013	$112,100	-	-		$1,034,119	(4)	$1,146,219
Former President and Chief Executive Officer
	2012	$142,800	-	-		-		$142,800

(1)	Perquisites and other personal benefits provided to the CEO were less than $10,000 in the aggregate for each of the 2013 and 2012 fiscal years and, in accordance with applicable SEC regulations, they are not listed in this table.
(2)	Mr. Herman became Pyramid’s Interim President and CEO on September 30, 2013. However, Mr. Herman does not receive any compensation in his capacity as Interim President and CEO. All compensation that Mr. Herman receives from Pyramid is received in his capacity as a non-employee director of Pyramid and is described below under “Compensation of Directors of Pyramid.” As reported under “Compensation of Directors of Pyramid,” Mr. Herman received $1,600 for director’s fees during the 2013 fiscal year.
(3)	Mr. Alexander resigned as President, CEO and as director of Pyramid on September 30, 2013.
(4)	Represents $967,329 that Pyramid agreed to pay to Mr. Alexander pursuant to a Settlement Agreement and General Release of Claims, dated as of September 30, 2013, in satisfaction of amounts owed to Mr. Alexander under his employment agreement upon the termination of his employment and $30,000 of consulting fees that Pyramid paid to Mr. Alexander during the 2013 fiscal year following the termination of his employment on September 30, 2013. See Note 14, “Settlement Agreement” of the Notes to the Historical Financial Statements of Pyramid included elsewhere in this proxy statement/prospectus. Mr. Alexander also received, pursuant to the Settlement Agreement, a vehicle valued at $30,790 and a golf club membership valued at $6,000.
(5)	The amounts for option awards represent the estimated fair value of stock options at the date of grant. Fair value of the options is determined by the Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 10, “Share Based Compensation,” of the Notes to the Historical Financial Statements of Pyramid included elsewhere in this proxy statement/prospectus.

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Outstanding Pyramid Equity Awards at Year Ended December 31, 2013

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Michael D. Herman Interim President and Chief Executive Officer	10/8/13	50,000	$5.16	10/8/18

John H. Alexander Former President and Chief Executive Officer	-	-	-	-

Compensation of Directors of Pyramid

Prior to October 8, 2013, only non-employee directors of Pyramid received payment for service as directors of Pyramid. Non-employee directors received an annual retainer fee of $2,000, $800 for each Pyramid board meeting attended in person, $400 for each telephonic meeting over one hour and $250 for committee meetings not held in conjunction with a Pyramid board meeting. Each Pyramid board meeting was attended by all of the Pyramid directors in 2013. Effective October 8, 2013, outside directors’ compensation was $30,000 per year, payable quarterly, with no fees payable for attending Pyramid board meetings.

Effective October 8, 2013, the Pyramid board of directors approved a one-time grant of 5-year options to purchase 25,000 shares of Pyramid common stock for each of Mr. Kasch and Mr. Ronning. The Pyramid board of directors also approved a grant of 5-year options to purchase 50,000 shares of Pyramid common stock for Mr. Herman in his capacity as Chairman of the Board of Directors of Pyramid. These options are immediately vested and do not have a cashless exercise provision. The options have an exercise price of $5.16 per share, which equals the closing price of Pyramid’s common stock on October 8, 2013.

The following table sets forth information concerning the compensation paid to Pyramid non-employee directors during 2013 for their services as directors.

Name	Fees Earned or Paid In Cash	Option Awards(1)	All Other Compensation	Total
Michael D. Herman (2)	$1,600	$82,207	-	$83,807
Rick D. Kasch	$7,500	$41,103	-	$48,603
Gary L. Ronning	$11,100	$41,103	-	$52,203
John E. Turco (3)	$3,600	-	-	$3,600
John H. Alexander (4)	-	-	-	-

(1)	Represents the aggregate grant date fair value of the stock options awarded to the director, calculated in accordance with FASB ASC Topic 718, and does not take into account any estimated forfeitures. For information regarding the valuation assumptions used with respect to the option grants, see Note 10, “Share Based Compensation,” of the Notes to the Historical Financial Statements of Pyramid included elsewhere in this proxy statement/prospectus. The amounts shown above do not necessarily correspond to the actual values that will be recognized by each Pyramid director from the awards.
(2)	Pursuant to applicable rules of the SEC, the compensation that Mr. Herman, Pyramid’s Interim President and Chief Executive Officer, received in his capacity as a director is also reported by us above in the above Summary Compensation Table of Pyramid.
(3)	Mr. Turco resigned as a director of Pyramid effective September 30, 2013.
(4)	Mr. Alexander resigned as a director of Pyramid effective September 30, 2013 and did not receive any compensation for his service on Pyramid’s board of directors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PYRAMID

The following discussion should be read in conjunction with the financial statements of Pyramid and the notes thereto included elsewhere in this proxy statement/prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors – Risks Relating to Pyramid’s Business” and “Cautionary Statement Concerning Forward-Looking Statements.”

Impact of Changing Prices

Average prices decreased by approximately $3.82 per barrel of oil equivalent sold during 2013 as compared with average prices for 2012. In 2013 there were 242 separate crude oil price changes, as compared with 244 price changes in 2012. The difference between the highest ($112.70) and lowest ($95.15) posted prices in 2013 was $17.55 per barrel. By comparison, this same differential in 2012 was $33.55 per barrel.

Critical Accounting Policies

Costs Incurred in Oil and Gas Producing Activities

Pyramid has adopted the “successful efforts” method of accounting for its oil and gas exploration and development activities, as set forth in FASB ASC Topic 932.

Pyramid initially capitalizes expenditures for oil and gas property acquisitions until they are either determined to be successful (capable of commercial production) or unsuccessful. The carrying value of all undeveloped oil and gas properties is evaluated periodically and reduced if such carrying value appears to have been impaired. Leasehold costs relating to successful oil and gas properties remain capitalized while leasehold costs which have been proven unsuccessful are charged to operations in the period the leasehold costs are proven unsuccessful. Costs of carrying and retaining unproved properties are expensed as incurred.

The costs of drilling and equipping development wells are capitalized, whether the wells are successful or unsuccessful. The costs of drilling and equipping exploratory wells are capitalized until they are determined to be either successful or unsuccessful. If the wells are successful, the costs of the wells remain capitalized. If, however, the wells are unsuccessful, the capitalized costs of drilling the wells, net of any salvage value, are charged to operations in the period the wells are determined to be unsuccessful.

Pyramid adopted FASB Financial Accounting Standards Board (“FASB”) ASC Topic No. 360-10-15, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (the “Statement”). The Statement specifies when an impairment loss should be recognized and how impairment losses should be measured for long-lived assets to be held and used and for long-lived assets to be disposed of. In accordance with the Statement, the costs of proved oil and gas properties and equipment are periodically assessed on a lease by lease basis to determine if such costs exceed undiscounted future cash flows, and if conditions warrant an impairment reserve will be provided based on the estimated future discounted cash flows. Pyramid recorded an impairment reserve of $151,243, $237,771 and $751,263 at December 31, 2013, 2012 and 2011, respectively. The accumulated impairment reserve was $4,988,758 and $4,980,931 at December 31, 2013 and 2012, respectively.

Depletion, Depreciation, and Amortization

Depletion of leasehold costs of producing oil and gas properties is provided on the unit-of-production method, by individual property unit, based on estimated recoverable proved reserves. Depreciation and amortization of the costs of producing wells and related equipment are provided on the unit-of-production method, by individual property unit, based on estimated recoverable proved developed reserves. Amortization of the costs of undeveloped oil and gas properties is based on Pyramid’s experience, giving consideration to the holding periods of leaseholds. The average depletion per equivalent barrel of crude oil produced for 2013, 2012 and 2011 were $11.88, $16.66 and $24.27, respectively.

Drilling and operating equipment, buildings, automotive, office and other property and equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives or the applicable lease terms (range of 3 to 19 years). Any permanent impairment of the carrying value of property and equipment is provided for at the time such impairments become known.

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Recent Accounting Pronouncements

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013. Pyramid does not expect the adoption of ASU 2013-01 to have a material impact on its financial statements.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments in this update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Pyramid does not expect the adoption of ASU 2013-07 to have a material impact on its financial statements.

In July 2013, the FASB issued ASU No. 2013-011, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or A Tax Credit Carryforward Exists.” These amendments provide guidance on the financial statement presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 will not have a material impact on Pyramid’s consolidated financial statements.

Liquidity and Capital Resources

Pyramid had cash and short-term investments of $6,545,000 at December 31, 2013, for a net increase of $575,000, when compared to December 31, 2012. Short-term investments consist of certificates of deposit having original maturities of three months to eighteen months. Pyramid had long-term investments of $1,132,000 at December 31, 2013. Long-term investments consist of certificates of deposit having original maturities of 18 months or more. During 2013, operating activities generated cash of $1,018,000. During 2013, cash was consumed by capital spending of $195,000 and the funding of a “Rabbi Trust” in the amount of $967,000, for further information, see Note 14. “Settlement Agreement” of the Notes to the Historical Financial Statements of Pyramid included elsewhere in this proxy statement/prospectus. Adequate funds were available to carry out all necessary oil and gas operations and to maintain Pyramid’s equipment. A $500,000 line of credit, unused at December 31, 2012, also provided a source of additional liquidity during 2013 although it was not drawn upon during the year.

Pyramid believes that its existing current assets and the amount of cash it anticipates it will generate from current operations will be sufficient to fund the anticipated liquidity and capital resource it needs for the fiscal year ending December 31, 2014. In addition to its current assets, Pyramid also has a credit facility of $500,000 available in the event that it needs other resources to fund its liquidity and capital resource needs. Although Pyramid may increase its capital expenditures during the current fiscal year to enhance its current oil production capacities, it does not anticipate that such expenditures would exceed the amount of liquidity currently available. Pyramid believes that its existing assets and the cash expected to be generated from operations will be sufficient during fiscal year 2014, without giving effect to the anticipated Yuma merger, are based on the following:

As of December 31, 2013, the amount of cash, cash equivalents, short-term and long-term investments was equal to $7,677,000 in the aggregate.

As of December 31, 2013, Pyramid had approximately $9,072,000 in current assets and $1,894,000 of current liabilities.

As of December 31, 2013, Pyramid had no long-term or current debt.

Pyramid did not drill any wells in 2013. Pyramid is not a party to off-balance sheet arrangements and does not engage in trading activities involving non-exchange traded contracts. In addition, Pyramid has no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of Pyramid’s assets. Management continues to examine various alternatives for increasing capital resources including, among other things, participation with industry and/or private partners in drilling and exploration prospects and specific rework of existing properties to enhance production and expansion of its sales of crude oil and natural gas in California. If necessary, Pyramid could sell certain nonessential assets to raise capital for the benefit of these programs.

Pyramid drilled one development well during 2012. Pyramid drilled two joint-venture wells in 2011. All three wells were financed internally.

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Pyramid’s proved developed producing crude oil reserves decreased by approximately 32,000 barrels at December 31, 2013 compared to at December 31, 2012. The decrease in crude oil reserves was due to crude oil production of 43,000 barrels offset by an increase of 11,000 barrels as a result of revisions of previous estimates.

Pyramid’s proved developed producing crude oil reserves decreased by approximately 19,000 barrels at December 31, 2012 compared to at December 31, 2011. The decrease in crude oil reserves was due to crude oil production of 45,000 barrels offset by an increase of 26,000 barrels as a result of revisions of previous estimates.

Pyramid’s proved developed producing crude oil reserves increased by approximately 41,600 barrels at December 31, 2011 compared to at December 31, 2010. The increase in crude oil reserves was due primarily to revisions of previous estimates. The increase in reserves due to revisions of estimates is due primarily to higher net average crude prices (after production taxes and operating expenses) for 2011. Certain oil and gas properties recoverable reserves and net revenues increased due to the higher net average prices.

Certain properties that Pyramid owns have become uneconomic and have been shut-down. When these properties are not operated, any reserves that could be assigned to these properties are not included in the year-end engineering report of total Pyramid reserves. Another major factor that directly affects Pyramid’s future reserves are the prices of crude oil used to value the year-end reserves. Pyramid uses the 12-month average of the first-of-the-month oil and gas prices for reserve valuation purposes. The prices used to value the year-end reserves have a significant impact on the estimated future net recoverable oil and gas reserves from proved developed properties. At certain depressed price levels, some of the Pyramid’s oil and gas properties are not economical to operate and thus its year-end engineering reserve reports do not assign any oil and gas reserves to these properties. Conversely, if prices used to value the year-end reserves should increase to a certain level, the reserves on these leases would be economic to produce and would increase Pyramid’s reserves.

Pyramid currently is executing a plan to increase oil and gas production volumes on its core California properties. This effort is principally focused on workovers of existing wells. Pyramid also is planning to re-drill and deepen three existing wells into the Monterey formation on Pyramid’s Delaney Tunnell property in Santa Maria, California. Two of the wells will be utilized for production and one will be used for disposal of produced water. All necessary state permits have been received. However, in light of management’s focus on the merger agreement with Yuma, Pyramid has not established a definitive drilling timeline.

Pyramid has positioned itself to withstand various types of economic uncertainties, and has maintained a strong balance sheet and working capital position. In addition, Pyramid has filed a shelf registration statement on Form S-3 with the SEC. The registration statement gives Pyramid the flexibility to offer and sell from time to time, up to $30 million of common or preferred stock. Pyramid does not have immediate plans to sell securities under the shelf registration statement.

Pyramid’s future growth, without giving effect to the anticipated merger with Yuma, will be highly dependent on the level of success it has in its operations and capital investments, including the outcome of wells that have not yet been drilled. Pyramid’s future capital investment program may be modified due to exploration and development successes or failures, market conditions and other variables. The production and sales of oil and gas involves many complex processes that are subject to numerous uncertainties, including reservoir risk, mechanical failures, human error and market conditions.

Pyramid may be subject to future costs necessary for compliance with the implementation of new air and water environmental quality requirements of various state and federal governmental agencies. However, those potential requirements and costs are unknown at this time. Pyramid continues to absorb the costs for various state and local fees and permits under new environmental programs, the sum of which was not material during 2013. Pyramid is actively pursuing an ongoing policy of upgrading and restoring older properties to comply with current and proposed environmental regulations. Management believes the costs associated with these programs will not have a material adverse effect upon Pyramid’s financial position or results of operations.

Results of Operations For The Fiscal Year Ended December 31, 2013 Compared To The Fiscal Year Ended December 31, 2012

Revenues

Oil and Gas Sales

Oil and gas sales decreased by $603,503 due primarily to lower crude oil production for 2013. Crude oil production/sales decreased by approximately 4,000 barrels for 2013. The decline in production for the twelve months of 2013 is not attributable to any one property. Many of the oil and gas leases had lower production due primarily to natural decline. Average prices of Pyramid’s oil and gas sales decreased by $4.17 cents per equivalent barrel when compared to the same period for 2012.

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Gain on Sales of Property and Equipment

Effective December 1, 2013, Pyramid sold an oil and gas lease and recognized a gain of $809,476. Pyramid retained an overriding royalty interest of 2% in the property.

Operating Expenses

Operating expenses increased by $35,714 for 2013 when compared to the same period for 2012. During 2013, the cost to produce an equivalent barrel of crude oil was $45.59 per barrel, an increase of $4.61 per barrel when compared with production costs for the same period of 2012. The increase in lease operating expenses is caused by many factors. Costs increased the most for labor and contract operations. These were offset by lower costs for crude oil inventory change, chemicals, well abandonments and equipment fuel.

Labor costs increased by $91,781 due to many different factors. Among them, the hiring of one additional field level employee in the fourth quarter of 2012 increased labor costs by $35,064. Labor costs of $22,734 were capitalized in 2012 for the drilling of a well, thus reducing labor costs charged to operations, and no wells were drilled in 2013. The payment of a bonus was made in 2013 in the amount of $20,000, but no bonus was paid in 2012. During 2012, Pyramid billed a joint-venture partner for their share of labor costs in the amount of $15,784, thus reducing labor costs charged to operations. Pyramid purchased the joint venture partner’s interest in the joint venture in December of 2012.

Contract operations increased by $88,678 due primarily to an increase in costs related to the joint venture interests in Texas. During the third quarter of 2013, Pyramid paid $69,000 for its share of the costs of a gas sales pipeline obligation related to the Murray Franklin Estate No. 1 well, a Texas joint venture well. The costs of operating the Fox Creek Ranch 1-H well increased by $29,000.

Crude oil inventory change contributed to a decrease in operating expenses of $56,129 in 2013, as compared with the same period of 2012. The change in inventory for the year ended December 31, 2013, resulted in a decrease in operating expenses of $20,154. The change in the inventory for the year ended December 31, 2012, resulted in an increase in operating expenses of $35,976.

Chemical costs decreased by $33,253 due primarily to lower quantities of chemicals purchased and used during 2013. Well abandonment costs decreased by $29,839 due to the abandonment of three wells in 2012. No wells were abandoned in 2013. Equipment fuel costs decreased by $23,485 due to lower volumes of diesel and gasoline purchased and used during 2013. The remaining favorable variance of $2,040 is the result of a number of offsetting cost factors.

General and Administrative Expenses

General and administrative expenses increased by $238,125 for the year ended December 31, 2013 when compared with the same period for 2012. Legal fees increased by $117,603 due primarily to legal services related to the Settlement Agreement between Pyramid and John H. Alexander, the former President and CEO of Pyramid, the preparation of a Registration Statement on Form S-3 that was filed in November of 2013 and work related to the potential Yuma merger. Consulting services increased by $99,915 due to fees paid to an investment banking firm for services related to the potential Yuma merger. Consulting services also increased due to a consulting agreement that was entered into between Mr. Alexander and Pyramid. For additional information, see Note 14. “Settlement Agreement,” of the Notes to the Historical Financial Statements of Pyramid included elsewhere in this proxy statement/prospectus.

Accounting services increased by $59,594 due primarily to higher fees for audit and tax related matters. Administrative salaries decreased by $47,508 due primarily to the retirement of Mr. Alexander, effective October 1, 2013. The remaining net increase in general and administrative costs of $2,088 is attributable to many offsetting cost categories.

Deferred Compensation

On September 30, 2013, Mr. Alexander resigned as the President and Chief Executive Officer of Pyramid. In connection with Mr. Alexander’s resignation, Mr. Alexander and entered into a Settlement Agreement, dated as of September 30, 2013 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, among other things, Pyramid agreed to pay an aggregate amount of $967,329 to Mr. Alexander in satisfaction of amounts that are owed to Mr. Alexander under his employment agreement, with such amount to be paid in three equal installments of $322,443 each, on April 5, 2014, January 5, 2015, and January 5, 2016. These amounts are included in restricted cash and deferred compensation liability. On March 18, 2014, the trust agreement, “Rabbi Trust” dated October 1, 2013, was terminated by agreement of Pyramid, Mr. Alexander and the trustee, and the funds were disbursed to Mr. Alexander.

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Stock Based Compensation

Stock based compensation increased by $164,413 for the year ended December 31, 2013 when compared with the same period in 2012. On October 8, 2013, Pyramid’s Board of Directors granted an option to purchase 25,000 shares of common stock for each of directors Rick D. Kasch and Gary L. Ronning and granted an option to purchase 50,000 shares of common stock to Michael D. Herman. For additional information, see Note 10. “Share Based Compensation,” of the Notes to the Historical Financial Statements of Pyramid included elsewhere in this proxy statement/prospectus. The options vest immediately and must be exercised within ninety days after the director leaves office. Pyramid recorded $164,413 in stock based compensation based on a valuation performed using a Black-Scholes option-pricing method.

Provision for Depletion, Depreciation and Amortization

The provision for depletion, depreciation and amortization decreased by $142,420 for the year ended December 31, 2013, when compared with the same period for 2012. The decrease is due primarily to a decrease in the depletion of oil and gas properties. Depletion decreased due primarily to lower average per barrel depletion rates combined with lower production volumes. The depletion rates for 2013 declined due to lower net costs to amortize.

Valuation Allowances

Pyramid recorded a valuation allowance of $151,243 at December 31, 2013 on one of its oil and gas properties. The valuation allowance resulted from an engineering reserve report that was prepared by MHA.

Results of Operations For The Fiscal Year Ended December 31, 2012 Compared To The Fiscal Year Ended December 31, 2011

Revenues

Oil and Gas Sales

Revenues decreased by $693,110 due primarily to lower crude oil production for 2012. Crude oil production/sales decreased by approximately 6,900 barrels for 2012. Average prices of Pyramid’s oil and gas sales increased by sixty cents per equivalent barrel when compared to the same period for 2011.

Operating Expenses

Operating expenses increased by $153,185 for 2012 when compared to the same period for 2011. During 2012, the cost to produce an equivalent barrel of crude oil was $40.98 per barrel, an increase of $8.02 per barrel when compared with production costs for the same period of 2011. The increase in lease operating expenses is caused by many factors. Inventory change contributed to an increase in operating expenses of $67,771. Costs increased for equipment fuel, well abandonments, chemicals, licenses and fees and gas engine repairs. These were offset by lower costs for outside services.

Inventory change increased operating expenses by $35,976 for the twelve months ended December 31, 2012 and decreased operating expenses by $31,795 for the twelve months ended December 31, 2011. As a result, operating expenses increased by $67,771 for the twelve months ended December 31, 2012, when compared with the same period of 2011. The decrease in inventory at December 31, 2012 of $35,976 is due primarily to lower inventory volumes at December 31, 2012 offset by higher average per unit values. The increase in inventory at December 31, 2011 of $31,795 is due primarily to higher average per barrel inventory valuations offset by lower inventory volumes.

Equipment fuel costs increased by $44,758 due primarily to an increase in fuel consumed combined with higher average fuel costs for gasoline and diesel used by Pyramid’s vehicles and production equipment. Well abandonment costs increased by $26,331 due to the abandonment of three wells in 2012. One well was abandoned in 2011. Chemicals increased by $14,400 due primarily to higher usage of chemicals on the Delaney-Tunnell lease. Licenses and permits increased by $13,714 due primarily to fees related to the Santa Fe lease. Gas engine repairs increased by $11,755 due primarily to maintenance activities on the Santa Fe and Anderson wells. Outside services decreased by $14,724 due to lower demand for third-party repair and maintenance services.

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General and Administrative Expenses

General and administrative expenses decreased by $37,742 for the twelve months ended December 31, 2012 when compared with the same period for 2011. Accounting services decreased by $62,442 due to lower audit fees and lower fees paid to a third-party who assisted with the training and implementation of a new oil and gas accounting software that was effective January 1, 2011. Legal fees declined by $26,027 during the twelve months ended December 31, 2012 due primarily to the filing of a Form S-8 during 2011. The legal fees expended for the filing of the Form S-8 during 2011 were $17,500. Outside services increased by $16,852 due primarily to the hiring of temporary help for the corporate office staff. General liability insurance increased by $10,425 due to an increase in the allocation of insurance costs to general and administrative expense from operating expenses during 2012. General expenses increased by $8,000 due to a donation Pyramid made during the second quarter of 2012 to a local medical facility. Administrative salaries increased by $6,077 due to a 7% wage rate increase that was effective May 1, 2012. The remaining net increase in general and administrative costs of $9,353 is attributable to many different cost categories, none of them significant in amount.

Stock Based Compensation

Effective June 2, 2011, Pyramid’s board of directors approved the issuance of options to purchase 5,000 shares of Pyramid’s common stock to its two non-employee directors. These options vested immediately and must be exercised within ninety days after the director leaves office. Pyramid recorded $43,743 in stock based compensation during the third quarter of 2011, based on a valuation performed using a Black-Scholes option-pricing model.

Taxes, Other Than Income and Payroll Taxes

Taxes, other than income and payroll taxes increased by $22,981 due primarily to higher property taxes on Pyramid’s oil and gas properties.

Provision for Depletion, Depreciation and Amortization

The provision for depletion, depreciation and amortization decreased by $85,673 for the twelve months ended December 31, 2012, when compared with the same period for 2011. The amortization of Texas leaseholds decreased by approximately $48,000 during 2012. The Texas leaseholds were fully amortized as of June 30, 2011. Depletion of oil and gas properties decreased by $32,600 for the twelve months ended December 31, 2012. Depletion of oil and gas properties was lower due primarily to lower sales volumes for 2012.

Valuation Allowances

Pyramid recorded a valuation allowance of $237,711 at December 31, 2012 on certain of its oil and gas properties. The valuation allowance resulted from an engineering reserve report that was prepared by MHA.

Results of Operations For The Three Months Ended March 31, 2014 Compared To The Three Months Ended March 31, 2013

Revenues

The increase in oil and gas sales of $35,796 was primarily due to an increase in crude oil sales of 866 barrels. The average sales price of Pyramid’s oil and gas for the first quarter of 2014 decreased by approximately $5.44 per barrel equivalent as compared to the same period of 2013. Pyramid’s daily oil production is stored in tanks near the producing wells until the crude oil volumes in inventory reach an accumulation necessary to economically transport the crude oil by truck to the point of sale. Due to the variability in truck pick-ups during the month, inventories will rise and fall at the end of a given month. As a result, between December 31, 2013 and March 31, 2014 inventories decreased 645 barrels, contributing to the higher sales volumes.

Operating Expenses

Operating expenses increased by $61,852. The cost to produce an equivalent barrel of crude oil during the first quarter of 2014 was approximately $47.96 per barrel, an increase of approximately $2.14 per barrel when compared with production costs for the first quarter of 2013. Inventory change increased by $62,212 for the first quarter of 2014 when compared to the same period of 2013.

Inventory change increased operating expenses by $27,727 for the first quarter of 2014 and decreased operating expenses by $34,485 for the first quarter of 2013. As a result, operating expenses increased by $62,212 for the first quarter of 2014, when compared with the same period of 2013. The increase in inventory change at March 31, 2014 of $27,727 was due primarily to a reduction in inventory of 645 barrels when compared with inventory volumes at December 31, 2013. The decrease in inventory change at March 31, 2013 of $34,485 was due primarily to higher average per barrel inventory valuations combined with higher crude oil volumes when compared with inventory valuations and volumes at December 31, 2012.

General and Administrative

General and administrative expenses increased by $355,822 for the first quarter of 2014 when compared to the same period of 2013 due primarily to higher legal and consulting fees of $437,445 associated with the merger agreement between Pyramid and Yuma. See Note 13, “Merger Agreement” in the Unaudited Notes to the Financial Statements of Pyramid for the three months ended March 31, 2014. Officer and administrative salaries decreased by $49,107 due to a reduction in staff and accounting fees decreased by $36,799 due primarily to lower accruals of audit fees.

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Provision for Depletion, Depreciation and Amortization

The provision for depletion, depreciation and amortization decreased by $9,009 for the first quarter of 2014, when compared with the same period of 2013. Depletion of oil and gas properties decreased by $4,026 and depreciation of fixed assets decreased by $4,983.

Other Costs and Expenses

Other costs and expenses increased by $12,866 for the first quarter of 2014 when compared to the same period of 2013 due primarily to an increase in director’s fees of $11,600.

Income Tax Expense (Benefit)

Income tax expense (benefit) decreased by $110,369 due primarily to a net loss before income taxes of $207,079 for the first quarter of 2014. Pyramid had a net income of $174,566 before income taxes for the first quarter of 2013.

Liquidity and Capital Resources

Cash and cash equivalents increased by $151,399 for the three months ended March 31, 2014. During the three months ended March 31, 2014, operating activities used cash of $807,423. Cash was used for a decrease in deferred compensation liability of $744,341. Cash was provided by using restricted cash of $967,329 to reduce the deferred compensation liability. See the accompanying Unaudited Statements of Cash Flows of Pyramid for the three months ended March 31, 2014 for additional detailed information. Pyramid has available a line of credit of $500,000 and short-term and long-term investments of $3,281,036 at March 31, 2014 that provided additional liquidity during the first three months of 2014.

Impact of Changing Prices

Pyramid’s revenue is affected by crude oil prices. Average crude oil prices for the first three months of 2014 decreased by approximately $5.44 per barrel of equivalent when compared with the same period of 2013. Pyramid cannot predict the future course of crude oil prices.

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MANAGEMENT OF PYRAMID FOLLOWING THE MERGER

Pursuant to the terms of the merger agreement, at and after the effective time of the merger, the Pyramid board of directors shall consist of six members. Pyramid’s board of directors has nominated six persons in accordance with the terms of the merger agreement; none are current directors of Pyramid. Assuming the merger agreement is approved and adopted, immediately following the effective time of the merger, Pyramid’s directors and executive officers will consist of the six directors of Yuma and Yuma’s current executive officers.

The following table lists the names and ages as of August 6, 2014 and positions of the individuals who are expected to serve as directors and executive officers of the combined company upon completion of the merger.

Name	Age	Position

Sam L. Banks	64	Chairman of the Board and Chief Executive Officer
Michael F. Conlon	63	President and Chief Operating Officer
Kirk F. Sprunger	61	Chief Financial Officer, Treasurer and Corporate Secretary
Mark D. Hartman	53	Vice President – Exploration
James J. Jacobs	36	Vice President – Corporate and Business Development

James W. Christmas	66	Director
Frank A. Lodzinski	64	Director
Ben T. Morris	68	Director
Richard K. Stoneburner	60	Director
Richard W. Volk	78	Director

Set forth below are descriptions of the backgrounds of the executive officers and directors of Yuma and their principal occupations for the past five years.

Sam L. Banks is the founder and majority owner of Yuma. He has 37 years of experience in the oil and gas industry, the majority of which he has been leading Yuma. Prior to founding Yuma, he held the position of Assistant to the President of Tomlinson Interests, a private independent oil and gas company. Mr. Banks graduated with a Bachelor of Arts from Tulane University in New Orleans, Louisiana, in 1972, and in 1976 he served as Republican Assistant Finance Chairman for the re-election of President Gerald Ford, under former Secretary of State, Robert Mosbacher.

Michael F. Conlon joined Yuma in 2002 as President and Chief Operating Officer. He has 41 years of experience in the oil and gas industry. From 1989 to 1992, Mr. Conlon served as Exploration Manager for BHP Petroleum in Melbourne, Australia with his team discovering the Griffin and Stag fields, as well as making the key discovery in the Pyrenees field complex. Mr. Conlon also worked for BHP Petroleum in Denver, Colorado and Houston, Texas. He has also held positions at Cities Services Oil Company, Cabot Oil and Gas Exploration, and North Central Oil Corporation. Prior to joining Yuma, Mr. Conlon was Vice President Exploration for Pluspetrol S.A. in Buenos Aires, Argentina. Mr. Conlon graduated from the Colorado School of Mines with a B.S. in Geological Engineering in 1972.

Kirk F. Sprunger joined Yuma in 1996 as Treasurer, Corporate Secretary and Chief Financial Officer. He has 39 years of experience in finance. Mr. Sprunger began his career in 1974 working at Arthur Andersen & Co. in their management consulting practice. Since 1980, Mr. Sprunger has performed a range of financial controller roles at Blocker Energy Corporation, AN-SON Corporation, Terry Companies, St. Paul Oil and Gas Corporation, TGX Corporation and Horizon Directional Systems. Mr. Sprunger graduated with a Bachelor of Business Administration in Accounting from the University of Texas at El Paso in 1974 and completed a Master of Business Administration in Finance from the University of Minnesota in 1991. He holds CPA certificates from Texas and Oklahoma.

Mark D. Hartman joined Yuma in 2004 as a Senior Staff Geophysicist. In 2008, he was promoted to Exploration Manager and subsequently Vice President – Exploration. He has 31 years of experience in the oil and gas industry. Mr. Hartman commenced his career with Shell E&P in Houston and held a variety of roles at Shell over a 14 year period. In 1996, Mr. Hartman joined Meridian Resources as a Staff Geophysicist followed by Vice President of Exploration. In 2001, Mr. Hartman rejoined Shell E&P as a Senior Staff Geophysicist where he managed the South Texas Exploration team. Mr. Hartman graduated with a Bachelor of Science in Electrical Engineering degree from Texas Tech in 1982.

James J. Jacobs joined Yuma in 2013 as Vice President of Corporate and Business Development. He has 13 years of experience in the financial services and energy sector. In 2001, Mr. Jacobs worked as an Energy Analyst at Duke Capital Partners. In 2003 Mr. Jacobs worked as a Vice President of Energy Investment Banking at Sanders Morris Harris where he participated in capital markets financings, mergers and acquisitions, corporate restructurings and private equity transactions for various sized energy companies. In 2006, Mr. Jacobs joined Houston America Energy Corp as CFO, Treasurer and Secretary, where he was responsible for financial accounting and reporting for US and Colombian operations, in addition to taking responsibility for capital raising activities of the Company. Mr. Jacobs graduated with a Master’s Degree in Professional Accounting and a Bachelor of Business Administration from the University of Texas in 2001.

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James W. Christmas has served as a director of Yuma since September 2013. Mr. Christmas began serving as a director of Petrohawk Energy Corporation (“Petrohawk”) on July 12, 2006, effective upon the merger of KCS Energy, Inc. (“KCS”) into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired all of Petrohawk in August 2011. He also served on the Audit Committee and the Nominating and Corporate Governance Committee. Currently, Mr. Christmas serves as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the Financial Reporting Committee of such board. On January 29, 2014, Mr. Christmas was appointed to the Board of Directors of Rice Energy, Inc., and serves on its audit and compensation committees. He also serves on the Advisory Board of the Tobin School of Business of St. John’s University. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries (“NUI”), a diversified energy company, as Vice President and Controller. He remained with NUI in various executive positions until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors. He has extensive experience in oil and gas company growth issues, with a focus on capital structure and business development strategies. Prior to his appointment as a Director, Mr. Christmas was an advisor to the Yuma board of directors from August 2012 through September 2013. Mr. Christmas received a bachelor’s degree in accounting and an honorary doctorate of commercial science degree from St. John’s University.

Frank A. Lodzinski has served as a director of Yuma since August 2012. He has more than 40 years of oil and gas industry experience, including the successful completion of several reverse mergers. In 1984, Mr. Lodzinski formed Energy Resource Associates which acquired interests in oil and gas limited partnerships that were later exchanged for shares of Hampton Resources, which was ultimately sold to Bellwether Exploration in 1995. In 1996, Mr. Lodzinski acquired Cliffwood Oil and Gas and then a controlling interest in Texoil where he served as President, CEO, and a Director. Texoil was sold to Ocean Energy in 2001. From 2001 to 2004, Mr. Lodzinski served as President, CEO, and Director of AROC to direct the restructuring and ultimate liquidation of the company in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy and merged that company into GeoResources, Inc. He served as President, CEO, and a Director until GeoResources was sold to Halcón Resources Corporation for $1 billion in 2012. Since December 2012, Mr. Lodzinski has served as Chief Executive Officer and President of Oak Valley Resources, LLC. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

Ben T. Morris has served as a director of Yuma since July 2011. He has an extensive financial background, with over 20 years of experience in many aspects of the financial sector. He began his career as an accountant at Price Waterhouse & Co. in 1967 and in 1973 joined Mid American Oil and Gas Inc. as CFO and later became President of the company. From 1980 to 1986, Mr. Morris served as COO of Tatham Corp., a privately-held oil and gas company. He is a retired CEO of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987 and was a director until September 2012. Mr. Morris has served on the boards of several public companies including Capital Title Group (1998-2006), American Equity Investment Life Holding Company (1997-2006), and Tyler Technologies, Inc. (2002-2005), where he served as Chairman of the Audit committee. Mr. Morris earned a B.B.A. degree from the University of North Texas.

Richard K. Stoneburner has served as a director of Yuma since September 2013. Mr. Stoneburner has over 35 years of experience in the exploration and production sector. He began his career as a geologist in 1977. Mr. Stoneburner joined Petrohawk Energy in 2003, where he led Petrohawk’s exploration program from 2005 to 2007 prior to serving as the company’s President and COO from 2007 to 2011. When BHP Billiton acquired Petrohawk in 2011, he was appointed President of the North America Shale Production Division where he managed operations in the Fayetteville Shale, the Haynesville Shale, the Eagle Ford Shale, and the Permian Basin divisions until December 2012. Mr. Stoneburner currently serves on the Board of Directors of Newfield Exploration and Cub Energy and serves as a Senior Advisor to the private equity firm Pine Brook Partners, LLC. Prior to his appointment as Director, Mr. Stoneburner was an advisor to the Yuma board of directors from August 2013 to September 2013. Mr. Stoneburner has a bachelor’s degree in geological sciences from the University of Texas and a master’s degree in geological sciences from Wichita State University.

Richard W. Volk has served as a director of Yuma since June 2011. Since 1992, Mr. Volk has been a consultant specializing in the formulation and implementation of long-term strategies for oil and gas companies and other clients. He has been an advisor to Yuma since 1994. Mr. Volk began his oil and gas career in 1960 with Plains Exploration Company which merged into Cardinal Petroleum Company in 1969. In 1973, he was appointed President and CEO of Clinton Oil Company, which was subsequently renamed Energy Reserves Group and in 1985 was acquired by BHP and renamed BHP Petroleum (America), of which Richard was Chairman and CEO. After presiding over the successful consolidation of BHP Petroleum and Monsanto Oil Company, Mr. Volk relocated to Australia as General Manager and CEO of BHP Petroleum’s Australia/Asia Division. He returned to the United States in 1991. Mr. Volk has the degree of Petroleum Engineer from the Colorado School of Mines and a juris doctor degree from the University of Denver.

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Yuma Executive Compensation

Compensation Discussion and Analysis

The named executive officers for Yuma’s fiscal year ended December 31, 2013 (the “2013 Fiscal Year”), and who are described in this Compensation Discussion and Analysis section, are:

•	Sam L. Banks, Chairman of the Board and Chief Executive Officer
•	Michael F. Conlon, President and Chief Operating Officer
•	Mark D. Hartman, Vice President – Exploration

Philosophy and Objectives of Yuma’s Executive Compensation Program

The primary objectives of Yuma’s executive compensation program are to (i) motivate the named executive officers to help achieve Yuma’s long- and short-term goals by rewarding superior individual and company performance and (ii) retain Yuma’s experienced and successful leadership team and continue to recruit outstanding talent by providing compensation that is competitive with the companies with which Yuma competes for executive services. In particular and as further discussed below, Yuma believes that its annual incentive plan motivates the named executive officers to strive for outstanding company and individual performance while the Yuma stock plan maximizes executive officer retention over the course of several years. The Yuma board of directors and Yuma’s chief executive officer review Yuma’s compensation programs annually to ensure that the programs continue to achieve their objectives. At the current time, Yuma does not have a compensation committee of its board of directors.

Yuma’s future success and the ability to create long-term value for its stockholders depend on its ability to attract, retain and motivate highly talented individuals. Yuma’s compensation program is designed to reward performance that supports its long-term strategy and achievement of its short-term goals.

The overall objectives of Yuma’s compensation philosophy are to:

•	help to attract and retain highly talented individuals to contribute to its progress, growth and profitability by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same industry;

•	align the interests of the individual with those of its stockholders to encourage long-term value creation;

•	be directly tied to the attainment of Yuma’s annual performance targets and reflect individual contribution thereto; and

•	reflect the unique qualifications, skills, experience and responsibilities of each individual.

Key Components of Yuma’s Compensation Policy

During 2013, the compensation and benefits programs for the named executive officers consisted of the following components, which are described in greater detail below:

•	Base salary;

•	Annual incentive awards, based on the achievement of both quantitative and qualitative company performance goals as well as an evaluation of individual performance;

•	Long-term restricted stock awards granted under the Yuma stock plan;

•	Overriding royalty interests;

•	Severance protections; and

•	Participation in health and welfare benefits.

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Setting Executive Compensation

Yuma’s executive compensation program is overseen by the Yuma board of directors. The Yuma board of directors discusses compensation issues during full board meetings. The Yuma board of directors makes all decisions regarding the compensation of the chief executive officer based on several factors, including individual performance and business results. Each year, Yuma’s chief executive officer reviews compensation for all of the named executive officers other than himself as well as compensation expenses for the business as a whole, and makes recommendations to the Yuma board of directors with respect to the budget that will be established for compensation paid both to the named executive officers and all other Yuma employees. The Yuma board of directors then evaluates the chief executive officer’s recommendations and conducts its own independent evaluation, including a review of current and developing pay practices at companies with which Yuma competes for executive talent, before setting the compensation budget for the year. Once the compensation budget has been established by the Yuma board of directors, the chief executive officer has historically made all other decisions with respect to compensation paid to the named executive officers other than himself, within the parameters of the compensation budget.

In 2013, the Yuma board of directors engaged AG Ferguson & Associates, Inc. (“AG Ferguson”), to provide a broad-based review of Yuma’s executive compensation program. AG Ferguson provided services to the Yuma board of directors, including, but not limited to, (i) the provision of market-based compensation data for each of Yuma’s named executive officers, and (ii) the recommendation of changes to Yuma’s compensation agreements and programs to ensure compliance with best pay practices. AG Ferguson did not provide any services to Yuma or Yuma’s executive team, only providing services to Yuma’s board of directors and Yuma board of directors.

Components of Executive Compensation Program

Base Salary

Each named executive officer’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each named executive based on his position and responsibility. The Yuma board of directors and Yuma’s chief executive officer review the base salaries for each named executive annually (other than the chief executive officer as to his own compensation) as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review they consider individual and company performance over the course of that year. The base salary for each named executive officer for the 2013 Fiscal Year is reported in the Summary Compensation Table below.

Annual Incentive Plan

Near the beginning of each fiscal year the Yuma board of directors, in consultation with Yuma’s chief executive officer, and chief financial officer, establishes the performance metrics and weighting of each metric used to calculate the bonus pool for Yuma’s annual performance-based incentive plan. The Yuma board of directors selects performance metrics that it believes are important to the successful growth and development of Yuma. When evaluating Yuma’s qualitative performance for the year, the Yuma board of directors considers, among other things, the extent to which Yuma achieved its strategic objectives for the year and Yuma’s performance as a whole. The aggregate sum of the percentages of the target bonus pool earned for each metric is the total percentage of the target bonus pool that will be paid out.

Long-Term Equity-Based Incentives

Yuma granted restricted stock awards to the named executive officers in 2013 and in prior years. Restricted stock awards entitle the holder to common stock of Yuma only upon liquidation events meeting certain requisite financial thresholds. The total number of restricted stock awards held by each named executive officer as of the end of the 2013 Fiscal Year is reported in the table below entitled “Outstanding Equity Awards at Fiscal Year-End.”

Employment Agreements

Each of the named executive officers is party to an employment agreement with Yuma. These agreements outline the basic terms of employment including minimum base salary, basic benefits, and vacation days. The agreements also include restrictive covenants, including an obligation not to compete against Yuma or to solicit employees or customers for a period of two years following termination of employment, and a requirement to maintain confidentiality regarding certain information obtained during the executive’s employment with Yuma.

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The employment agreements with the named executive officers also contain severance provisions in the event of certain involuntary terminations of employment. Yuma believes that severance protection provisions serve as important retention tools, since post-termination payments allow employees to leave Yuma’s employment with value in the event of certain terminations of employment that were beyond their control. Post-termination payments allow management to focus its attention and energy on making objective business decisions that are in the best interests of Yuma without allowing personal considerations to cloud the decision-making process. Further, Yuma believes that such protections help maximize stockholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposal is in the best interest of Yuma’s stockholders, whether or not the executive will continue to be employed. Executive officers at other companies in Yuma’s industry and the general market in which Yuma competes for executive talent commonly have post-termination payments, and Yuma has consistently provided this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in Yuma’s industry.

Overriding Royalty Interest Plan

The Yuma overriding royalty interest plan (the “Yuma royalty plan”) was established in 1983 with the formation of Yuma’s predecessor for the issuance of a portion of certain overriding royalty interests developed and leased on Yuma prospects from time to time by Yuma to its employees and management. The purpose of the Yuma royalty plan is to provide an employee incentive plan to reward the successful generation and drilling of Yuma prospects and provide for employee retention. The Yuma royalty plan is administered and interpreted by the chief executive officer of Yuma and/or one or more independent directors of Yuma.

From time to time, Yuma reserves approximately 3.5% of its net revenue interest (based on 100% of the net revenue interest) on Yuma generated prospects as a pool to satisfy grants of overriding royalties under the Yuma royalty plan. This amount is subject to the approval of Yuma’s partners in the applicable prospects via absorbing their proportionate share of the overriding royalty interests. The amount of each actual grant is typically subject to the terms of applicable employment agreements and the vesting schedules included therein, unless otherwise determined.

Notwithstanding anything to the contrary, the Yuma royalty plan provides that nothing in it prohibits Yuma from operating its business in the ordinary course. Also, Yuma has no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to the Yuma royalty plan or to continue to operate any well or to operate or maintain in force any lease. In addition, Yuma has the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to any Yuma royalty plan participant.

Working Interest Incentive Plan

The Yuma working interest incentive plan (the “working interest plan”) is intended to foster and promote the development and execution of Yuma’s business by retaining and motivating the chief executive officer of Yuma, Sam L. Banks, imposing on Mr. Banks the same risk incurred by Yuma in its core operations, and providing for liquidity for Mr. Banks outside of Yuma. The working interest plan was originally adopted in 1983 and most recently amended by the Yuma board of directors on August 15, 2011 to limit the parameters of the plan. Mr. Banks has participated in the working interest plan since 1983. The Yuma board of directors has the right to terminate the working interest plan after December 31, 2014 by providing written notice of termination to Mr. Banks.

The working interest plan is administered and interpreted by Yuma’s board of directors. The board has the power to take any and all action the board deems necessary of advisable for the proper operation or administration of the working interest plan. Subsequent to August 15, 2011, the Yuma board of directors has approved all property acquisitions under the working interest plan.

From time to time, Yuma may acquire certain real property interests upon which it will generate one or several oil and gas prospects, or it may acquire a working interest in existing oil and gas prospects. Once Yuma has generated a drillable prospect, or upon the acquisition of a working interest in an existing prospect from an unaffiliated third party, Mr. Banks has the option to acquire from Yuma, or such unaffiliated third party directly, a working interest in such prospects in an amount up to a 2.5% of Yuma’s working interest. In lieu of acquiring a working interest in the prospects from Yuma, Mr. Banks has the right, at his election, to participate with Yuma on any production acquisitions in which Yuma undertakes in an amount up to 5% of the working interest to be acquired. The terms under which Mr. Banks acquires any interests will be on no better terms than the terms promoted to unaffiliated third parties who are drilling participants in Yuma generated prospects.

The purchase price for any interests acquired from Yuma will be determined using the same cost basis as Yuma acquired such interest. The purchase price for any interests acquired from a third party in a transaction in which Mr. Banks participates will be determined in arm’s length negotiations. The pricing and payment terms for any interests acquired will be no better than the terms promoted to unaffiliated third parties who are drilling participants in Yuma generated prospects. Mr. Banks shall pay the purchase price for any interests acquired from Yuma in cash at the closing of the acquisition, and he will be responsible for obtaining any financing required to purchase any interests. In no event will Yuma advance the purchase price for any acquisition, assist Mr. Banks in obtaining financing, or otherwise arrange such financing or any other extension of credit for Mr. Banks in connection with the working interest plan, and will not provide any guarantee or other credit support to Mr. Banks.

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Nothing in the working interest plan prohibits Yuma from operating its business in the ordinary course. The working interest plan automatically terminates upon termination of Mr. Bank’s employment or upon his death. Participating in the working interest plan does not give Mr. Banks any right to remain in the employ of or continue serving as a director of Yuma or any of its subsidiaries.

Summary Compensation Table

The table below sets forth the annual compensation earned during the 2013 Fiscal Year by Yuma’s “named executive officers,” as of December 31, 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonequity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sam L. Banks	2013	400,000	125,000	665,843	-	1,537,145	2,727,988
Chief Executive Officer

Michael F. Conlon	2013	308,750	-	936,616	-	923,071	2,195,437
President and Chief Operating Officer

Mark D. Hartman	2013	248,798	10,000	813,691	81,953	906,479	2,060,921
Vice President – Exploration

(1)	Computed with a fair value computation from Monte Carlo simulation value of (A) $2,941 as of June 30, 2013, and (B) $2,062 as of March 31, 2013. See Note B – “Summary of Significant Accounting Policies” of the Notes to the Historical Consolidated Financial Statements of Yuma for the years ended December 31, 2013, 2012 and 2011, relating to the discussion of Level 3 valuation techniques. The valuations do not consider a discount for lack of marketability since Yuma is a privately-held company and the Yuma common stock is illiquid. This amount does not reflect the actual economic value realized by the named executive officer.

(2)	Annual cash incentive bonus paid in 2014 for performance in Fiscal Year 2013.

(3)	The amounts reported in this column include overriding royalty interests and other perquisites and benefits, as shown in the following table:

Name	Year	Overriding Royalty Interest ($)(i)	Accounting Support ($)(ii)	Engineering Support ($)(iii)	Land Support ($)(iv)	Total ($)
Sam L. Banks	2013	1,492,136	28,870	8,547	7,592	1,537,145
Michael F. Conlon	2013	923,071	-	-	-	923,071
Mark D. Hartman	2013	906,479	-	-	-	906,479

(i)	Denotes revenues received during Fiscal Year 2013 from overriding royalty interests received by the named executive officer since the beginning of his employment with Yuma.

(ii)	Mr. Banks was provided personal accounting support in Fiscal Year 2013. The value of personal accounting support allocated to him in Fiscal Year 2013 includes allocation of the following with respect to such support personnel: (i) cash compensation and Yuma’s portion of payroll taxes; (ii) company−matching contributions to Yuma’s 401(k) plan; and (iii) company−paid health, dental and life insurance premiums. Mr. Banks does not plan to continue such support after the merger.

(iii)	Mr. Banks was provided personal engineering support in Fiscal Year 2013. The value of personal engineering support allocated to him in Fiscal Year 2013 includes allocation of the following with respect to such support personnel: (i) cash compensation and Yuma’s portion of payroll taxes; (ii) company−matching contributions to Yuma’s 401(k) plan; and (iii) company−paid health, dental and life insurance premiums. Mr. Banks does not plan to continue such support after the merger.

(iv)	Mr. Banks was provided personal land support in Fiscal Year 2013. The value of personal land support allocated to him in Fiscal Year 2013 includes allocation of the following with respect to such support personnel: (i) cash compensation and Yuma’s portion of payroll taxes; (ii) company−matching contributions to Yuma’s 401(k) plan; and (iii) company−paid health, dental and life insurance premiums. Mr. Banks does not plan to continue such support after the merger.

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Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on outstanding Yuma restricted stock awards held by the named executive officers as of December 31, 2013 and valued as of December 31, 2013. This table includes the total number of Yuma restricted shares held by each named executive officer as of the end of the 2013 Fiscal Year.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Sam L. Banks	116	(2)	$358,092
	223	(3)	$688,401

Michael F. Conlon	60	(2)	$185,220
	222	(4)	$685,314
	172	(3)	$530,964

Mark D. Hartman	242	(4)	$747,054
	107	(3)	$330,309

(1)	Share value of $3,087 using Monte Carlo simulation model prepared by an independent consultant as of December 31, 2013. See Note B – “Summary of Significant Accounting Policies” of the Notes to the Historical Consolidated Financial Statements of Yuma for the years ended December 31, 2013, 2012 and 2011 concerning Level 3 valuation techniques. This value represents fair value but does not include a discount for a lack of marketability since Yuma is a privately-held company and the Yuma restricted shares are illiquid.

(2)	Vests upon the earlier of a Liquidity Event and June 30, 2016. The term “Liquidity Event” means either (i) the closing of an initial public offering of Yuma securities raising gross proceeds of at least $40 million, or (ii) the closing of a merger or stock exchange between Yuma or its stockholders pursuant to which the Yuma stockholders own in excess of 50% of the common equity of the surviving company and such surviving company is subject to the reporting obligations under Section 13(a) or Section 15(d) of the Exchange Act. The closing of the merger described in this proxy statement/prospectus would be deemed a “Liquidity Event.”

(3)	If a Liquidity Event occurs during the year ended December, 31, 2014, one-third of the Yuma restricted shares will vest upon the Liquidity Event, one-third will vest on December 31, 2014, and one-third will vest on December 31, 2015. If a Liquidity Event occurs during the year ended December, 31, 2015, two-thirds of the Yuma restricted shares will vest upon the Liquidity Event and one-third will vest on December 31, 2015. If a Liquidity Event does to occur prior to December, 31, 2015, the Yuma restricted shares will vest upon the earlier of a Liquidity Event and June 30, 2016.

(4)	If a Liquidity Event occurs during the year ended December, 31, 2014, two-thirds of the Yuma restricted shares will vest upon the Liquidity Event and one-third will vest on December 31, 2014. If a Liquidity Event does to occur in the year ended December, 31, 2014, the Yuma restricted shares will vest upon the earlier of a Liquidity Event and June 30, 2016.

Potential Payments Upon Termination or a Change in Control

Employment Agreements

The employment agreements between each of the named executive officers and Yuma include severance provisions that apply upon certain involuntary terminations of employment. As a condition to the payment of any severance benefit described below, Yuma may require the executive to execute and not revoke a release of claims in favor of Yuma. The employment agreements also contain certain restrictive covenants, including the obligation not to compete against Yuma and a confidentiality requirement. In the event the executive violates these restrictive covenants, Yuma may cease paying all severance benefits to the executive and may recover an amount equal to any severance benefits previously paid to the executive under the agreement.

The employment agreements between the named executive officers and Yuma provide that in the event of a termination of employment by Yuma for cause or by the executive without good reason, the executive will be entitled to accrued but unpaid base salary and benefits through the date of termination but will forfeit any other compensation from Yuma.

In the event the named executive officer’s employment is terminated by Yuma without cause, or by the executive for good reason, then the executive will be entitled to receive (i) any earned but unpaid bonus, (ii) the greater of (A) continued payments of base salary for a period of 12 months (or 24 months for Mr. Banks) and (B) the remainder of the term of the executive’s employment agreement, assuming continued compliance with restrictive covenants and execution and non-revocation of a release of claims, and (iii) either the provision of continued participation in Yuma’s health insurance plans or the payment of the executive’s premiums for continued health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), in each case, for a period of the greater of (A) 12 months (or 24 months for Mr. Banks) and (B) the remainder of the term under the executive’s employment agreement.

122

The employment agreements provide that “cause” generally means: fraud or dishonesty committed by the named executive officer against or with respect to Yuma, its affiliates or customers as shall be reasonably determined to have occurred by the board of directors of Yuma; conviction of the named executive officer of a felony by a court of competent jurisdiction; continued violation of the policies outlined in Yuma’s employee handbook; unprofessional behavior as determined by a majority of the Yuma board of directors; continued and willful failure or refusal by the named executive officer to perform his duties under the employment agreement if such failure or refusal is not cured within 30 days after written notice is provided to the named executive officer.

If the employment agreement of any named executive officer is terminated by Yuma or by the named executive officer for reasons other than for cause, and there are specific prospects or projects which are in the process of being developed, but have not been drilled at the time of termination, the named executive officer will be entitled to a percentage of the overriding royalty interest he would have earned if his employment had not been terminated. The percentage is based on the status of the prospect or project at the time of termination ranging from 10% to 100% of the overriding royalty interest.

Yuma Stock Plan

All unvested Yuma restricted share awards granted under the Yuma stock plan will become immediately vested in the event the named executive officer’s employment is terminated by the named executive officer with good reason in a change in control. If a named executive officer’s employment is terminated for any other reason, all unvested restricted stock awards will be immediately cancelled and forfeited by the executive.

Yuma Director Compensation

For the 2013 Fiscal Year, Yuma’s board of directors included Messrs. Sam L. Banks, James W. Christmas, Frank A. Lodzinski, Ben T. Morris, Richard K. Stoneburner, and Richard W. Volk. Mr. Banks is employed by Yuma, and as such, receives no additional compensation for his service on the Yuma board of directors. The table below sets forth the compensation for non-employee directors of Yuma’s board of directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All other compensation ($)(4)	Total ($)
James W. Christmas (3)	10,000	-	31,000	41,000
Frank A. Lodzinski	41,000	22,682	-	63,682
Ben T. Morris	41,000	22,682	-	63,682
Richard K. Stoneburner (3)	10,000	-	9,500	19,500
Richard W. Volk	41,000	486,632	-	527,632

(1)	Each of the directors in the table above currently holds Yuma restricted stock awards. Mr. Christmas holds 11 Yuma restricted stock awards, Mr. Lodzinski holds 11 Yuma restricted stock awards, Mr. Morris holds 11 Yuma restricted stock awards, Mr. Stoneburner holds 11 Yuma restricted stock awards, and Mr. Volk holds 236 Yuma restricted stock awards. Stock awards during 2013 to Mr. Lodzinski, Mr. Morris and Mr. Volk were made April 1, 2013.

(2)	Share value of $2,062 as of December 31, 2013 using Monte Carlo simulation model prepared by an independent consultant. See Note B – “Summary of Significant Accounting Policies” of the Notes to the Historical Consolidated Financial Statements of Yuma for the years ended December 31, 2013, 2012 and 2011 concerning Level 3 valuation techniques. This value represents fair value but does not include a discount for a lack of marketability since Yuma is a privately-held company and the Yuma restricted shares are illiquid.

(3)	Messrs. Christmas and Stoneburner joined the Yuma board of directors on September 19, 2013 and received approximately one-quarter of the pro rata amount of the cash retainer paid by Yuma to the members of its board of directors.

(4)	Mr. Christmas received consulting fees in the amount of $31,000 for consulting services he provided to Yuma in 2013. Mr. Stoneburner received consulting fees in the amount of $9,500 for consulting services he provided to Yuma in 2013.

Attracting and retaining qualified non-employee directors is critical to the future value growth and governance of Yuma. Yuma’s board of directors developed a competitive director compensation program based upon market-based compensation data for each of Yuma’s directors.

Yuma intends that, following the closing of the merger, each non-employee director will generally be entitled to receive an annual cash retainer of approximately $40,000 plus an annual equity grant with a fair market value of approximately $50,000 at the time of grant. In addition, directors who are placed in leadership roles will be entitled to supplemental compensation in connection with their additional duties. Yuma expects that the audit committee chair will be entitled to receive approximately an additional $15,000 payment annually, and chairs of any other standing committees of the board will each be entitled to receive approximately an additional $8,000 payment annually. Directors who are also employees of Yuma will continue to receive no additional compensation for their service on the Yuma board of directors.

123

Corporate Governance of Pyramid Following the Merger

Classes of Directors

If the merger agreement is approved and adopted by the Pyramid stockholders and the Yuma stockholders, at the consummation of the merger, three directors will be appointed to an initial one-year term and three directors will be appointed to an initial two-year term (and at each annual meeting thereafter, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a two-year term).

Controlled Company and Board Independence

Because Sam L. Banks will control a majority of Pyramid’s outstanding common stock following the merger, Pyramid is expected to be a “controlled company” under the NYSE MKT corporate governance standards. A controlled company is not required to meet the NYSE MKT corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and corporate governance committees. Notwithstanding Pyramid’s status as a controlled company, Pyramid will remain subject to the NYSE MKT corporate governance standard that requires it to have an audit committee composed entirely of independent directors. As a result, Pyramid must have at least two independent directors on its audit committee.

While these provisions will apply to Pyramid as long as Pyramid remains a “controlled company,” Pyramid expects that, as of completion of the merger, its board of directors will consist of a majority of independent directors within the meaning of the NYSE MKT listing standards currently in effect. It has not yet been determined which persons will serve as members of the audit committee of the Pyramid board of directors or any other board committee.

Committees of the Board of Directors of Pyramid Following the Merger

The members of the committees of Pyramid’s board of directors will not be appointed until Pyramid’s board of directors is fully constituted immediately following the merger. At that time, Pyramid’s board of directors will make determinations with respect to each committee member’s independence in accordance with the exchange listing standards and SEC rules and regulations and each committee will adopt or revise its committee charter as applicable.

Following the merger, the combined company intends to post the committee charters on its website at www.yumaenergyinc.com.

Code of Conduct and Ethics

Pyramid has in place a Code of Ethics it adopted in 2012 that is applicable to all of its directors, officers and employees. A copy of the Code of Ethics is available at no charge to any person who sends a request for a copy to the Corporate Secretary, Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302. A copy of the Code of Ethics is also available on Pyramid’s website at www.pyramidoil.com.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF YUMA

The following sets forth information regarding the beneficial ownership of Yuma common stock and preferred stock as of August 6, 2014 by:

•	each person to be known by Yuma management to be the beneficial owner of more than 5% of its outstanding shares of common stock;

•	each of Yuma’s executive officers;

•	each of Yuma’s directors; and

•	all of Yuma’s current executive officers and directors as a group.

As of August 6, 2014, approximately 54,280 shares of Yuma common stock were outstanding, approximately 16,531 shares of Series A preferred stock of Yuma were outstanding, and approximately 20,192 shares of Series B preferred stock of Yuma were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1177 West Loop South, Suite 1825, Houston, Texas 77027.

Name	Series A Preferred Stock	Percent of Class (1)	Series B Preferred Stock		Percent of Class (2)	Common Stock	Percent (3)
Executive Officers:
Sam L. Banks	-	-	-		-	54,083	99.6%
Michael F. Conlon	-	-	-		-	60	*
Kirk F. Sprunger	-	-	-		-	75	*
Mark D. Hartman	-	-	-		-	-	-
James J. Jacobs	-	-	-		-	16	*

Non-Employee Directors:
James W. Christmas	341	2.1%	1,638		8.1%	-	-
Frank A. Lodzinski	-	-	162	(4)	*	-	-
Ben T. Morris	130	*	109		*	-	-
Richard K. Stoneburner	-	-	-		-	-	-
Richard W. Volk	-	-	-		-	-	-

Officers and Directors as a Group (ten persons):	471	2.8%	1,909		9.4%	54,234	99.9%

*	Represents less than one percent.
(1)	The percentage is based upon 16,531 shares of Yuma Series A preferred stock issued and outstanding on August 6, 2014.
(3)	The percentage is based upon 20,192 shares of Yuma Series B preferred stock issued and outstanding on August 6, 2014.
(3)	The percentage is based upon 54,280 shares of Yuma common stock issued and outstanding on August 6, 2014.
(4)	Includes 162 shares of Yuma Series B preferred stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski is the manager of Azure and has the power to vote and dispose of all shares held by Azure. Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

125

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PYRAMID

The following sets forth information regarding the beneficial ownership of Pyramid common stock as of August 6, 2014 by:

•	each person to be known by Pyramid management to be the beneficial owner of more than 5% of its outstanding shares of common stock;

•	each of Pyramid’s executive officers;

•	each of Pyramid’s directors; and

•	all of Pyramid’s current executive officers and directors as a group.

As of August 6, 2014, approximately 4,888,085 shares of Pyramid common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is P. O. Box 832, Bakersfield, California 93302.

Name	Common Stock (2)(3)	Percent (1)
Executive Officer and Directors:
Michael D. Herman (4)	2,102,580	42.5%
Rick D. Kasch (5)	35,548	*
Gary L. Ronning (6)	30,125	*

Executive Officer and Directors as a Group (3 persons):	2,168,253	43.9%

Holders of 5% or More:
Barry Honig (7)	324,814	6.6%
Michael Brauser (8)	417,760	8.5%

*	Represents less than one percent.
(1)	The percentage is based upon 4,888,085 shares of common stock of Pyramid issued and outstanding on August 6, 2014.
(2)	Amounts reported by each director do not include shares held in the name of his spouse, adult children and other relatives because the director does not have sole or shared voting or investment control over the shares, and each director disclaims beneficial ownership of such shares.
(3)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. Pyramid believes that, except as otherwise noted and subject to applicable community property laws, each person named in the above table has sole investment and voting power with respect to the securities shown as beneficially owned by such person. Additionally, shares of Pyramid common stock subject to options that are currently exercisable, or exercisable within 60 days, are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(4)	Includes 50,000 shares of Pyramid common stock that are subject to currently exercisable options.
(5)	Includes 25,000 shares that are subject to currently exercisable options.
(6)	Includes 30,000 shares that are subject to currently exercisable options.
(7)	Mr. Honig’s address is 555 South Federal Highway, #450, Boca Raton, Florida 33432.
(8)	Includes 16,832 shares held by Grander Holdings, Inc. 401(k) Profit Sharing Plan, which shares are deemed to be indirectly owned and controlled by Michael Brauser, its Trustee, and 215,865 shares held jointly by Mr. Brauser with his wife. Mr. Brauser’s address is 440 Biscayne Blvd., Suite 850, Miami, Florida 33137.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF PYRAMID UPON CONSUMMATION OF THE MERGER

The following sets forth information regarding the beneficial ownership of Pyramid upon consummation of the merger, by:

•	each person or group who is known to the management of Pyramid and Yuma to become the beneficial owner of more than 5% of its outstanding shares of common stock of Pyramid upon consummation of the merger;

•	each person expected to be a director or executive officer of Pyramid; and

•	all directors and executive officers of Pyramid as a group.

The percent of common stock of Pyramid is based on 71,224,786 shares of common stock of Pyramid expected to be outstanding after giving effect of the merger. Unless otherwise noted, the mailing address of each person or entity named below is 1177 West Loop South, Suite 1825, Houston, Texas 77027.

Name	Common Stock (1)	Percent (2)
Executive Officers and Directors:
Sam L. Banks	40,961,355	57.5%
Michael F. Conlon	200,680	*
Kirk F. Sprunger	194,886	*
Mark D. Hartman	148,999	*
James J. Jacobs	41,848	*
James W. Christmas	940,887	1.3%
Frank A. Lodzinski (3)	67,564	*
Ben T. Morris	165,888	*
Richard K. Stoneburner	-	-
Richard W. Volk	118,995	*

Executive Officers and Directors as a Group (10 persons):	42,841,102	60.1%

*	Represents less than one percent.
(1)	Assumes that each share of Yuma common stock is exchanged for 756.34 shares of Pyramid common stock upon the closing of the merger, which is subject to adjustment in the event of dissenting shares of Yuma preferred stock and/or common stock.
(2)	The percent of common stock of Pyramid is based on 71,224,786 shares of common stock of Pyramid outstanding after giving effect of the merger, and assuming no dissenting shares of Yuma common stock or Yuma preferred stock.
(3)	Includes 62,266 shares of Pyramid common stock to be held by in the name of Azure Energy, LLC (“Azure”) resulting from the conversion of 162 shares of Yuma Series B preferred stock. Mr. Lodzinski is the manager of Azure and has the power to vote and dispose of all shares held by Azure. Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

127

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 1, 2014, Pyramid Oil Company (“Pyramid”) and Yuma Energy, Inc. (“Yuma”), entered into an amended and restated agreement and plan of merger and reorganization (the “merger agreement”) pursuant to which, and subject to the conditions set forth therein, a newly formed subsidiary of Pyramid, Pyramid Merger Subsidiary, Inc., referred to herein as “Merger Subsidiary” will be merged with and into Yuma. Pursuant to the merger agreement, at closing, Yuma stockholders will receive an aggregate of 66,336,701 shares of Pyramid common stock. The following unaudited pro forma condensed combined financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of Pyramid and Yuma, which are contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information and explanatory notes combine the historical financial statements of Pyramid and Yuma as of March 31, 2014 with respect to the balance sheet information (using currently available fair value information for Pyramid) and as of January 1, 2013 (with respect to the statements of operations information for the three months ended March 31, 2014 and for the year ended December 31, 2013). The unaudited pro forma condensed combined financial information shows the pro forma impact of the merger of Pyramid and Yuma on the historical financial position and results of operations under the purchase method of accounting with Yuma treated as the acquirer. Under this method of accounting, the assets and liabilities of Pyramid are recorded at their estimated fair values as of the date the merger is effective. As part of the merger, Yuma’s outstanding preferred stock will be converted to common stock of the combined company and Yuma’s derivative liability will be reclassified to equity of the combined company; and these adjustments have been made to reflect the conversion of Yuma’s preferred stock to common stock.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger becomes effective.

128

Yuma Energy, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2014

	Yuma Historical	Pyramid Historical	Merger Pro Forma Adjustments		Yuma Pro Forma Combined
Current assets:
Cash and cash equivalents	$6,365,305	$6,697,532	-		$13,062,837
Accounts receivable, net of allowance for doubtful accounts	14,778,576	985,568	-		15,764,144
Note receivable	4,000	-	-		4,000
Prepayments	256,973	201,925	-		458,898
Deferred taxes	146,964	281,700	-		428,664
Other deferred charges	181,166	74,607	-		255,773
Total current assets	$21,732,984	$8,241,332	-		$29,974,316

Oil and natural gas properties (full cost method):
Not subject to amortization	25,563,673	-	-		25,563,673
Subject to amortization	153,309,206	20,295,802	(9,128,880	)(1)	164,476,128
TOTAL PROPERTY AND EQUIPMENT	178,872,879	20,295,802	(9,128,880)		190,039,801
Less: accumulated depreciation, depletion and amortization	(90,138,293)	(18,288,721)	18,288,721	(1)(6)	(90,138,293)
NET OIL AND GAS PROPERTIES	88,734,586	2,007,081	9,159,841		99,901,508

Other operating property and equipment, at cost	2,105,242	4,294,228	1,302,772	(1)	7,702,242
Less: accumulated depreciation and amortization	(1,849,555)	(3,151,162)	3,151,162	(1)	(1,849,555)
Net other operating property and equipment	255,687	1,143,066	4,453,934		5,852,687

Other assets
Receivable from affiliate	-	-	-		-
Commodity derivatives	684,295	-	-		684,295
Long-term investments	-	1,139,149	-		1,139,149
Goodwill	-	-	7,909,603	(1)	7,909,603
Other noncurrent assets	352,430	261,380	-		613,810
TOTAL OTHER ASSETS	1,036,725	1,400,529	7,909,603		10,346,857

Total Assets	$111,759,982	$12,792,008	$21,523,378		$146,075,368

Current liabilities:
Accounts payable, principally trade	$17,424,428	$579,293	$-		$18,003,721
Commodity derivatives	1,762,788	-	-		1,762,788
Asset retirement obligations	1,783,756	-	-		1,783,756
Liability for deferred compensation	-	282,314	-		282,314
Other accrued liabilities	1,394,422	207,185	1,500,000	(2)	3,101,607
TOTAL CURRENT LIABILITIES	22,365,394	1,068,792	1,500,000		24,934,186

Long-Term Debt, net of current maturities
Bank debt	30,565,000	-	-		30,565,000

Other Noncurrent Liabilities
Preferred stock derivative liability, Series A and B	49,818,384	-	(49,818,384	)(7)	-
Asset retirement obligations	9,042,561	1,315,279	-		10,357,840
Commodity derivatives	12,766	-	-		12,766
Deferred taxes	12,288,426	(413,500)	4,764,821	(1)	16,639,747
Restricted stock units	158,654	-	-		158,654
Other deferred credits	61,673	-	-		61,673
TOTAL NONCURRENT LIABILITIES	$71,382,464	$901,779	$(45,053,563)		$27,230,680

Preferred Stock
Subject to mandatory redemption	35,948,291	-	(35,948,291	)(7)	-

Equity
Preferred stock	-	-	-		-
Common stock	542	-	70,683	(7)(8)	71,225
Capital in excess of par value of common stock	2,668,923	1,847,384	146,062,089	(1)(6)(7)(8)	150,578,396
Accumulated other comprehensive income	2,383	-	-		2,383
Accumulated earnings (deficit)	(51,173,015)	8,974,053	(45,107,540	)(2)(7)	(87,306,502)
TOTAL EQUITY	(48,501,167)	10,821,437	101,025,232		63,345,502

Total Liabilities and Equity	$111,759,982	$12,792,008	$21,523,378		$146,075,368

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

129

Yuma Energy, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2014

	Yuma Historical	Pyramid Historical	Merger Pro Forma Adjustments		Yuma Pro Forma Combined
Revenues
Sales of natural gas and crude oil	$10,355,439	$1,043,599	-		$11,399,038
Other revenue	241,493	-	-		241,493
TOTAL REVENUES	10,596,932	1,043,599	-		11,640,531

Expenses
Marketing cost of sales	$321,317	-	-		$321,317
Lease operating	3,658,505	529,899	-		4,188,404
Re-engineering and workovers	1,510	-	-		1,510
General and administrative - stock based compensation	47,914	-	-		47,914
General and administrative - other	3,150,071	624,053	-		3,774,124
Depreciation, depletion and amortization	5,726,083	103,970	302,798	(3)	6,132,851
Asset retirement obligation accretion expense	142,144	9,417	-		151,561
(Gain) loss on asset disposal	-	-	-		-
Valuation allowances	-	-	-		-
Bad debt expense	27,128	-	-		27,128
Recovery of bad debts	-	-	-		-
TOTAL EXPENSES	$13,074,672	$1,267,339	$302,798		$14,644,809

Income (loss) from operations	(2,477,740)	(223,740)	(302,798)		(3,004,278)

Other Income (Expense)
Change in fair value of preferred stock derivative liability	1,472,030	-	(1,472,030	)(7)	-
Interest expense	(139,419)	-	-		(139,419)
Interest income	1,049	9,661	-		10,710
Bank mandated commodity derivatives novation cost	-	-	-		-
Other, net	102	7,000	-		7,102
TOTAL OTHER INCOME (EXPENSE)	1,333,762	16,661	(1,472,030)		(121,607)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,143,978)	(207,079)	(1,774,828)		(3,125,885)
Income tax expense (benefit)	(849,000)	(48,500)	(105,979	)(5)	(1,003,479)

NET INCOME (LOSS)	(294,978)	(158,579)	(1,668,849)		(2,122,406)

Preferred Stock, Series A and Series B
Accretion	281,949	-	(281,949	)(7)	-
Dividends paid in cash	-	-	-		-
Dividends paid-in-kind	-	-	-		-

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(576,927)	$(158,579)	$(1,386,900)		$(2,122,406)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(10.64)	$(0.03)	$(0.02)		$(0.03)
Diluted	$(10.64)	$(0.03)	$(0.02)		$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	54,236	4,888,085	66,336,701		71,224,786
Diluted	54,236	4,888,085	66,336,701		71,224,786

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

130

Yuma Energy, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

	Yuma Historical	Pyramid Historical	Merger Pro Forma Adjustments		Yuma Pro Forma Combined
Revenues
Sales of natural gas and crude oil	$28,075,603	$4,391,824	-		$32,467,427
Other revenue	1,066,969	-	-		1,066,969
TOTAL REVENUES	29,142,572	4,391,824	-		33,534,396

Expenses
Marketing cost of sales	$1,234,308	-	-		$1,234,308
Lease operating	9,316,364	2,108,765	-		11,425,129
Re-engineering and workovers	2,521,707	-	-		2,521,707
General and administrative - stock based compensation	452,058	164,413	-		616,471
General and administrative - other	5,603,475	1,245,695	-		6,849,170
Deferred compensation	-	1,063,445	-		1,063,445
Depreciation, depletion and amortization	12,077,368	507,157	701,448	(3)	13,285,973
Asset retirement obligation accretion expense	668,497	37,477	-		705,974
(Gain) loss on asset disposal	(19,307)	(809,476)	-		(828,783)
Valuation allowances	-	151,243	(151,243	)(4)	-
Bad debt expense	193,601	-	-		193,601
Recovery of bad debts	(2,520)	-	-		(2,520)
TOTAL EXPENSES	$32,045,551	$4,468,719	$550,205		$37,064,475

Income (loss) from operations	(2,902,979)	(76,895)	(550,205)		(3,530,079)

Other Income (Expense)
Change in fair value of preferred stock derivative liability	(26,258,559)	-	26,258,559	(7)	-
Interest expense	(567,676)	-	-		(567,676)
Interest income	7,336	40,519	-		47,855
Bank mandated commodity derivatives novation cost	(175,000)	-	-		(175,000)
Other, net	(72,953)	-	-		(72,953)
TOTAL OTHER INCOME (EXPENSE)	(27,066,852)	40,519	(26,258,559)		(767,774)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(29,969,831)	(36,376)	25,708,354		(4,297,853)
Income tax expense (benefit)	3,080,272	(193,645)	(192,572	)(5)	2,694,055

NET INCOME (LOSS)	(33,050,103)	157,269	25,900,926		(6,991,908)

Preferred Stock, Series A and Series B
Accretion	1,101,972	-	(1,101,972	)(7)	-
Dividends paid in cash	145,900	-	(145,900	)(7)	-
Dividends paid-in-kind	5,412,281	-	(5,412,281	)(7)	-

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(39,710,256)	$157,269	$32,561,079		$(6,991,908)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(732.18)	$0.03	$0.49		$(0.10)
Diluted	$(732.18)	$0.03	$0.49		$(0.10)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	54,236	4,888,085	66,336,701		71,224,786
Diluted	54,236	4,888,085	66,336,701		71,224,786

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

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Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	These adjustments reflect the elimination of the components of Pyramid’s historical stockholders’ equity, the estimated value of consideration to be paid by Yuma in the merger using the closing price of Pyramid common stock on May 28, 2014 and to reflect the adjustments to the historical book values of Pyramid’s assets and liabilities as of March 31, 2014 to their estimated fair values, in accordance with acquisition accounting. The following table reflects the preliminary allocation of the total purchase price of Pyramid to the assets acquired and the liabilities assumed and the resulting goodwill based on the preliminary estimates of fair value:

Purchase Price(i):
Shares of Pyramid common stock held by Pyramid stockholders	4,888,085
Total Pyramid common stock to be issued to Pyramid stockholders	4,888,085
Pyramid common stock price	$5.60
Fair value of Pyramid common stock issued	$27,373,276
Total purchase price	$27,373,276
Estimated Fair Value of Liabilities Assumed:
Current liabilities	$1,068,792
Long-term deferred tax liability(ii)	4,764,821
Fair value of options assumed by Yuma(iv)	206,718
Other non-current liabilities	901,779
Amount attributable to liabilities assumed	$6,942,110
Total purchase price plus liabilities assumed	$34,315,386
Estimated Fair Value of Assets Acquired:
Current assets	$8,241,332
Natural gas and oil properties(iii)	11,166,922
Net other operating property and equipment	5,597,000
Other non-current assets	1,400,529
Amount attributable to assets acquired	$26,405,783
Goodwill(i)	$7,909,603

Eliminate Pyramid historical additional paid-in capital	$(1,847,384)
Fair value of Pyramid common stock to be issued net of par value	27,368,388
Pro forma adjustments to additional paid-in capital	$25,521,004

(i) Under the terms of the merger agreement, Pyramid stockholders will own 7% of the combined entity. The total purchase price is based upon the closing price of $5.60 per share of Pyramid common stock on May 28, 2014 and 4,888,085 shares of Pyramid common stock estimated to be outstanding at the effective time of the merger. Under the acquisition method of accounting, the actual purchase price will be determined based on the fair value of Pyramid common stock issued on the closing date of the merger.

Assuming 4,888,085 shares of common stock are issued to Pyramid stockholders to consummate the merger, a 10 percent increase (decrease) in the closing price of Pyramid’s common stock would increase (decrease) goodwill by approximately $2.7 million.

(ii) Yuma will receive carryover tax basis in Pyramid’s assets and liabilities because the merger will not be a taxable transaction under the United States Internal Revenue Code of 1986, as amended (the “Code”). Based upon the preliminary purchase price allocation, a step-up in financial reporting carrying value related to the property to be acquired from Pyramid is expected to result in a Yuma deferred tax liability of approximately $16.6 million, an increase of approximately $4.8 million to Pyramid’s existing $11.9 million deferred tax liability.

(iii) Weighted average commodity prices utilized in the determination of the pro forma fair value of natural gas and oil properties were $3.89 per Mcf of natural gas and $87.78 per barrel of oil, after adjustment for transportation fees and regional price differentials. An increase or decrease in commodity prices as of the closing date of the merger will result in a corresponding increase or decrease in the fair value of the properties and related deferred tax liabilities and a decrease or increase to goodwill.

(iv) To adjust for the outstanding stock options to purchase Pyramid common stock that will be assumed by Yuma after the merger, assuming that no options are exercised prior to the effective time of the merger. The $206,718 fair value of the assumed options was calculated using Black-Scholes valuation model with assumptions for the following variables: current Pyramid common stock price, risk-free interest rates, and Pyramid’s stock volatility.

132

2.	Pro forma adjustments to certain components of stockholders’ equity are as follows:

Eliminate Pyramid’s historical retained earnings	$(8,974,053)
Accrue estimated transaction costs to be incurred by Yuma(i)	(1,500,000)
Pro forma adjustments to accumulated earnings (deficit)	$(10,474,053)

(i) To accrue for estimated transaction costs of $1.5 million related to the merger with Pyramid not reflected in the financial statements. No adjustments have been made to the unaudited pro forma income statement as these costs are non-recurring in nature.

3.	To adjust the historical depletion, depreciation and amortization (DD&A) provision to the estimated total for the combination of Yuma and Pyramid under the Full Cost method of accounting. The assets of Yuma at cost were combined with Pyramid’s assets based on the fair market value of the oil and gas properties and other operating property and equipment of Pyramid as estimated at the time of the merger. The DD&A was recalculated assuming the combined company’s assets under the Full Cost method of accounting. For oil and gas properties, the units of production methodology was applied consistent with the Full Cost method of accounting. For other property and equipment the assets were depreciated based upon the estimated useful life of the properties. This resulted in an increase to DD&A of $701,448 for the year ended December 31, 2013 and $302,798 for the three months ended March 31, 2014.

4.	To eliminate the historical oil and natural gas properties valuation allowance as valuation allowances of oil and natural gas properties are evaluated on a country by country cost center basis under Full Cost rules as compared to a field by field basis under Successful Efforts rules. There would not have been an impairment as measured under Full Cost accounting, therefore an adjustment is necessary to eliminate the historical valuation allowance recorded in the year ended December 31, 2013.

5.	To adjust the income tax provision for the estimated effects of combining Yuma’s and Pyramid’s operations and other, pre-tax pro forma adjustments (which were adjusted for income taxes using a combined federal and state tax rate of 35%).

6.	To adjust Pyramid’s accumulated DD&A and valuation allowances in the amount of $1,225,799 to the accumulated DD&A that Pyramid would have recorded had it been reporting its oil and gas operations under the Full Cost method of accounting.

7.	To record the conversion of Yuma’s Series A and Series B preferred stock to Yuma Common stock and to record the transfer and elimination of the associated derivative liability. As part of the reorganization of Yuma and the merger, Yuma’s preferred stock will be converted into Yuma common stock, and as a result there will be no future accretion expense or dividends related to the Yuma preferred stock. The adjustments to the pro forma balance sheet relating to the derivative conversion takes place in two steps. The first step is to mark the derivative liability to market (estimated at $34,633,487 at closing) increasing the overall derivative liability to $84,451,871. The increase in the derivative liability results in an increase to accumulated deficit by $34,663,487. The second step is to record the conversion of Yuma’s Series A and Series B preferred stock to Yuma common stock $35,948,291 and to eliminate the derivative liability of $84,451,871 which results in a credit to capital in excess of par of $120,378,311. In the adjustments to the pro forma income statement, the change in fair value of the preferred stock derivative liability was eliminated along with the accretion and dividend expenses related to Yuma’s preferred stock.

8.	To record the issuance of 66.3 million shares of Pyramid common stock to the holders of Yuma common stock (including the conversion of Yuma preferred stock to Yuma common stock) and the attribution of a par value to the 4,888,085 outstanding shares of Pyramid common stock. This resulted in an increase of par value to $70,683.

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PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Pyramid

Pyramid common stock is listed on the NYSE MKT and traded under the symbol “PDO.” The following table sets forth, for the calendar quarters indicated, the high and low reported sales prices per share of Pyramid common stock on the NYSE MKT.

	High	Low
Quarter Ended

2012
March 31	$6.23	$3.82
June 30	5.20	4.05
September 30	4.85	4.07
December 31	4.56	3.75

2013
March 31	$4.48	$4.04
June 30	4.33	3.90
September 30	4.74	4.15
December 31	5.77	4.61

2014
March 31	$7.15	$4.86
June 30	$6.30	$5.03
September 30 (through August 6, 2014)	$5.92	$5.30

As of August 6, 2014, there were 190 record holders of Pyramid common stock.

Yuma

Historical market price information regarding Yuma common stock is not provided because there is no public market for Yuma common stock.

As of August 6, 2014, there were 19 holders of Yuma common stock and approximately 132 holders of Yuma preferred stock.

Yuma has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the merger.

Pyramid Future Dividend Policy

The holders of Pyramid common stock receive dividends if and when declared by the board of directors out of legally available funds. Pyramid (to be renamed Yuma Energy, Inc.) has neither declared nor paid any cash dividends on its common stock during the past three years. Pyramid does not expect to declare or pay any cash or other dividends in the foreseeable future on its common stock.

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DESCRIPTION OF PYRAMID CAPITAL STOCK

Set forth below is a description of the material terms of Pyramid’s capital stock. However, this description is not complete and is qualified by reference to Pyramid’s articles of incorporation and bylaws. Copies of Pyramid’s articles of incorporation and bylaws have been filed with the SEC and are incorporated by reference into this proxy statement/prospectus. Please read “Where You Can Find More Information.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a Pyramid stockholder.

Common Stock

Pyramid is authorized to issue 50,000,000 shares of common stock, no par value per share. As of August 6, 2014, Pyramid had approximately 4,888,085 shares of common stock outstanding, no shares of preferred stock outstanding and there were outstanding options to purchase 105,000 shares of Pyramid’s common stock.

Upon filing of the restated articles of incorporation of Pyramid at the time of completion of the merger, Pyramid’s authorized common stock will consist of 300,000,000 shares of common stock, no par value per share.

The following summary describes certain provisions of Pyramid’s common stock, but does not purport to be complete and is subject to and qualified in its entirety by the applicable provisions of the California General Corporation Law and Pyramid’s articles of incorporation and bylaws.

Pyramid has one class of common stock. Holders of its common stock are entitled to one vote per share on all matters to be voted upon by stockholders, provided that stockholders have cumulative voting rights in the election of directors. Holders of shares of common stock are entitled to receive on a pro rata basis such dividends, if any, as may be declared from time to time by the Pyramid board of directors in its discretion from funds legally available for that use. They are also entitled to share on a pro rata basis in any distribution to stockholders upon Pyramid’s liquidation, dissolution or winding up. Common stockholders do not have preemptive rights to subscribe to any additional stock issuances by Pyramid, and neither the common stockholders nor Pyramid have the right to require the redemption of their shares or the conversion of their shares into any other class of Pyramid stock.

Preferred Stock

Pyramid is authorized to issue 10,000,000 shares of preferred stock. As of August 6, 2014, no shares of Pyramid preferred stock were outstanding and no options to purchase shares of preferred stock were outstanding.

Pyramid’s board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, which may include dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by Pyramid’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for Pyramid common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021. Its telephone number is (800) 962-4284.

Listing

Yuma has reserved with the NYSE MKT the symbol “YUMA” in the event the merger agreement is approved and adopted, and the merger is consummated. Upon the closing of the merger and the approval of Pyramid’s listing application, Pyramid will announce the final symbol approved by the NYSE MKT.

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FUTURE STOCKHOLDER PROPOSALS

2014 Pyramid Annual Stockholder Meeting and Stockholder Proposals

If the merger agreement is approved and adopted by Pyramid’s stockholders and if the merger is completed in 2014, Pyramid will not hold an annual meeting of stockholders in 2014. If Pyramid determines that the merger will not be completed in 2014, Pyramid currently intends to hold an annual meeting of stockholders in 2014 on a date yet to be determined subsequently. In that event, Pyramid will provide notice in a Current Report on Form 8-K or a Quarterly Report on Form 10-Q of the date fixed for the annual meeting, as well as the deadline for the submission of stockholder proposals to be included in its proxy statement for the annual meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective January 1, 1990, John H. Alexander, a former officer and director of Pyramid, participated with a group of investors that acquired the mineral and fee interest on one of Pyramid’s oil and gas leases (“Santa Fe Energy lease”) in the Carneros Creek field after Pyramid declined to participate. The thirty-three percent interest owned by Mr. Alexander represents a minority interest in the investor group. Royalties on oil and gas production from this property paid to the investor group approximated $131,000 in 2013, $222,500 in 2012 and $226,200 in 2011.

While he was a director, Mr. Alexander abstained from voting on any of the above matters that were brought before the Pyramid board of directors involving the Santa Fe Energy lease.

As described in Note 14. “Settlement Agreement” of the Notes to the Historical Financial Statements of Pyramid that are included in this proxy statement/prospectus, on September 30, 2013, Pyramid and Mr. Alexander entered into several agreements in connection with the resignation of Mr. Alexander as Pyramid’s President and Chief Executive Officer and as director. See Note 14. “Settlement Agreement,” of the Notes to the Historical Financial Statements of Pyramid.

Yuma Overriding Royalty Interest Plan

The Yuma overriding royalty interest plan (the “Yuma royalty plan”) was established in 1983 with the formation of Yuma’s predecessor for the issuance of a portion of certain overriding royalty interests developed and leased on Yuma prospects from time to time by Yuma to its employees and management. The purpose of the Yuma royalty plan is to provide an employee incentive plan to reward the successful generation and drilling of Yuma prospects and provide for employee retention. The Yuma royalty plan is administered and interpreted by the chief executive officer of Yuma and/or one or more independent directors of Yuma.

From time to time, Yuma reserves approximately 3.5% of its net revenue interest (based on 100% of the net revenue interest) on Yuma generated prospects as a pool to satisfy grants of overriding royalties under the Yuma royalty plan. This amount is subject to the approval of Yuma’s partners in the applicable prospects via absorbing their proportionate share of the overriding royalty interests. The amount of each actual grant is typically subject to the terms of applicable employment agreements and the vesting schedules included therein, unless otherwise determined.

Notwithstanding anything to the contrary, the Yuma royalty plan provides that nothing in it prohibits Yuma from operating its business in the ordinary course. Also, Yuma has no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to the Yuma royalty plan or to continue to operate any well or to operate or maintain in force any lease. In addition, Yuma has the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to any Yuma royalty plan participant.

Since 1983 Yuma has entered into assignments of overriding royalty interests (the “ORRI Assignments”) with certain of its employees, including the Yuma named executive officers, pursuant to the Yuma royalty plan. An ORRI Assignment grants a direct or indirect interest in an overriding royalty interest generally equal to 0.10 to 1.0 percent in any interests that Yuma acquires within select counties in Texas and Louisiana. The table below discloses the revenues received by each of the Yuma named executive officers during the three years ended December 31, 2013 resulting from ORRI Assignments received by each of the Yuma named executive officers since the beginning of their employment with Yuma.

	Year Ended December 31,
	2013	2012	2011
Sam L. Banks	$1,492,136	$920,885	$475,659
Michael F. Conlon	$923,071	$303,131	$102,352
Mark D. Hartman	$906,479	$285,988	$61,234

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Yuma Working Interest Incentive Plan

The Yuma working interest incentive plan (the “working interest plan”) is intended to foster and promote the development and execution of Yuma’s business by retaining and motivating the chief executive officer of Yuma, Sam L. Banks, imposing on Mr. Banks the same risk incurred by Yuma in its core operations, and providing for liquidity for Mr. Banks outside of Yuma. The working interest plan was originally adopted in 1983 and most recently amended by the Yuma board of directors on August 15, 2011 to limit the parameters of the plan. Mr. Banks has participated in the working interest plan since 1983. The Yuma board of directors has the right to terminate the working interest plan after December 31, 2014 by providing written notice of termination to Mr. Banks.

The working interest plan is administered and interpreted by Yuma’s board of directors. The board has the power to take any and all action the board deems necessary of advisable for the proper operation or administration of the working interest plan. Subsequent to August 15, 2011, the Yuma board of directors has approved all property acquisitions under the working interest plan.

From time to time, Yuma may acquire certain real property interests upon which it will generate one or several oil and gas prospects, or it may acquire a working interest in existing oil and gas prospects. Once Yuma has generated a drillable prospect, or upon the acquisition of a working interest in an existing prospect from an unaffiliated third party, Mr. Banks has the option to acquire from Yuma, or such unaffiliated third party directly, a working interest in such prospects in an amount up to a 2.5% of Yuma’s working interest. In lieu of acquiring a working interest in the prospects from Yuma, Mr. Banks has the right, at his election, to participate with Yuma on any production acquisitions in which Yuma undertakes in an amount up to 5% of the working interest to be acquired. The terms under which Mr. Banks acquires any interests will be on no better terms than the terms promoted to unaffiliated third parties who are drilling participants in Yuma generated prospects.

The purchase price for any interests acquired from Yuma will be determined using the same cost basis as Yuma acquired such interest. The purchase price for any interests acquired from a third party in a transaction in which Mr. Banks participates will be determined in arm’s length negotiations. The pricing and payment terms for any interests acquired will be no better than the terms promoted to unaffiliated third parties who are drilling participants in Yuma generated prospects. Mr. Banks shall pay the purchase price for any interests acquired from Yuma in cash at the closing of the acquisition, and he will be responsible for obtaining any financing required to purchase any interests. In no event will Yuma advance the purchase price for any acquisition, assist Mr. Banks in obtaining financing, or otherwise arrange such financing or any other extension of credit for Mr. Banks in connection with the working interest plan, and will not provide any guarantee or other credit support to Mr. Banks.

Nothing in the working interest plan prohibits Yuma from operating its business in the ordinary course. The working interest plan automatically terminates upon termination of Mr. Bank’s employment or upon his death. Participating in the working interest plan does not give Mr. Banks any right to remain in the employ of or continue serving as a director of Yuma or any of its subsidiaries.

The following table sets forth, with respect to Mr. Banks’s working interests acquired under the working interest plan (since the adoption of the plan in 1983), the oil, natural gas and natural gas liquids revenues he received, lease operating expenses he paid, the resulting net cash flow before capital expenditures, capital expenditures he paid and net cash flow after capital expenditures during each of the three years in the period ended December 31, 2013 and the three months ended March 31, 2014.

	Three Months Ended March	Year Ended December 31,
	31, 2014	2013	2012	2011
Natural gas and oil revenues	$277,704	$892,685	$1,302,791	$739,408
Lease operating expenditures	$(111,669)	$(477,362)	$(588,136)	$(625,370)

Net cash flow	$166,035	$415,323	$714,655	$114,038
Capital expenditures	$(224,891)	$(221,857)	$(452,405)	$(28,935)

Net after capital expenditures and before income taxes	$(58,856)	$193,466	$262,250	$85,103

The foregoing information has been derived solely from Yuma’s company records. Accordingly, it may not include all revenues and expenses for the Yuma working interest plan interests that are not operated by Yuma. Mr. Banks’s working interests are his personal assets and Yuma does not restrict sales, dispositions or financing transactions involving Yuma working interests previously assigned to him by Yuma. Mr. Banks pays Yuma for lease operating expenses and capital expenditures related to his working interests acquired under the working interest plan promptly upon receipt of each invoice. As of the years ended December 31, 2013, 2012, and 2011, Mr. Banks had outstanding payables to Yuma for such Yuma working interests in the amounts of $135,080, $42,617, and $196,491, respectively, and each such payable was promptly paid upon receipt of the invoices.

137

RESTATED ARTICLES OF INCORPORATION OF PYRAMID OIL COMPANY PROPOSALS

Yuma and Pyramid agreed in the merger agreement that the restated articles of incorporation of Pyramid would be in the form attached as Annex F to this proxy statement/prospectus. Under the terms of the merger agreement, the restated articles of incorporation would be adopted by Pyramid and its stockholders and become effective immediately prior to the completion of the merger. The provisions of the restated articles of incorporation of Pyramid were negotiated by the parties to the merger agreement and are considered by the parties to be an integral part of the larger negotiated transaction.

Under the merger agreement, approval of the restated articles of incorporation of Pyramid proposals by the Pyramid stockholders is a condition to the obligation of each of the parties to complete the merger. Accordingly, if Pyramid stockholders do not approve each proposal related to the restated articles of incorporation of Pyramid, Yuma or Pyramid may determine not to complete the merger and instead may terminate the merger agreement.

BECAUSE THE PARTIES WILL NOT BE OBLIGATED TO COMPLETE THE MERGER UNLESS EACH PROPOSAL RELATED TO THE RESTATED ARTICLES OF INCORPORATION OF PYRAMID IS APPROVED, A VOTE AGAINST ANY PROPOSAL RELATED TO THE RESTATED ARTICLES OF INCORPORATION OF PYRAMID MAY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

The following are the provisions set forth in the restated articles of incorporation of Pyramid that are being submitted to Pyramid stockholders for approval:

•	Increase Authorized Number of Shares of Common Stock Proposal. The restated articles of incorporation of Pyramid increases the authorized shares of common stock from 50 million to 300 million shares of common stock, no par value per share, of Pyramid (the “increase authorized shares of common stock proposal,” item 2A);

•	Classification of Board Proposal. A provision in the restated articles of incorporation of Pyramid that creates a classified board of directors with two classes and staggered terms (the “board classification proposal,” item 2B);

•	No Cumulative Voting Proposal. A provision in the restated articles of incorporation of Pyramid eliminates cumulative voting in the election of directors (the “elimination of cumulative voting proposal,” item 2C); and

•	Name Change Proposal. A provision in the restated articles of incorporation of Pyramid that changes the name of Pyramid after the merger to “Yuma Energy, Inc.” (the “name change proposal,” item 2D).

By approving each of the proposals related to the restated articles of incorporation of Pyramid, Pyramid stockholders will also be approving the proposed restated articles of incorporation of Pyramid in its entirety.

The Pyramid board of directors unanimously has approved and recommends that you vote FOR the approval of each of the restated articles of incorporation of Pyramid proposals.

You should also carefully read the full text of the restated articles of incorporation of Pyramid, which is attached as Annex F to this proxy statement/prospectus. The following summary description of the restated articles of incorporation of Pyramid is qualified by reference to the attached full text of the form of restated articles of incorporation of Pyramid of Pyramid attached to this proxy statement/prospectus.

Proposal 2A: The Increase Authorized Number of Shares of Common Stock Proposal

(Item 2A on the proxy card)

Approval of the increase in the number of shares of common stock of Pyramid from 50 million shares to 300 million shares of common stock, no par value per share, of Pyramid.

Required Vote

The affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock is required to approve the restated articles of incorporation of Pyramid proposals. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” these proposals. If you fail to vote, it will make it more difficult to have a quorum. Accordingly, it is important that you provide Pyramid with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Pyramid board recommends a vote “FOR” the increase in the authorized shares of common stock proposal (Item 2A).

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Proposal 2B: The Board Classification Proposal

(Item 2B on the proxy card)

Approval of the classification of the Pyramid board of directors with staggered terms. The Pyramid board of directors will be divided into two classes with staggered two-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other class continuing for the remainder of its two-year term. The restated articles of incorporation of Pyramid provides that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

Required Vote

The affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock is required to approve the restated articles of incorporation of Pyramid proposals. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” these proposals. If you fail to vote, it will make it more difficult to have a quorum. Accordingly, it is important that you provide Pyramid with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Pyramid board recommends a vote “FOR” the board classification proposal (Item 2B).

Proposal 2C: The Elimination of Cumulative Voting Proposal

(Item 2C on the proxy card)

Approval of the elimination of cumulative voting in the election of directors is specifically denied in the restated articles of incorporation of Pyramid. This allows stockholders one vote per share per candidate and does not allow stockholders to cumulate their votes and cast them all for one or more candidates.

Required Vote

The affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock is required to approve the restated articles of incorporation of Pyramid proposals. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” these proposals. If you fail to vote, it will make it more difficult to have a quorum. Accordingly, it is important that you provide Pyramid with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Pyramid board recommends a vote “FOR” the elimination of cumulative voting proposal (Item 2C).

Proposal 2D: The Name Change Proposal

(Item 2D on the proxy card)

Approval of the change in Pyramid’s name from “Pyramid Oil Company” to “Yuma Energy, Inc.”

Required Vote

The affirmative vote of a majority of the issued and outstanding shares of Pyramid common stock is required to approve the restated articles of incorporation of Pyramid proposals. If you vote to abstain or fail to vote, it will have the same effect as voting “AGAINST” these proposals. If you fail to vote, it will make it more difficult to have a quorum. Accordingly, it is important that you provide Pyramid with your proxy or attend the special meeting in person so that your shares are counted towards the quorum and this requirement.

The Pyramid board recommends a vote “FOR” the name change proposal (Item 2D).

139

PYRAMID 2014 LONG-TERM INCENTIVE PLAN PROPOSAL

At the Pyramid special meeting, Pyramid stockholders will be asked to approve the Pyramid Oil Company 2014 Long-Term Incentive Plan, which we refer to as the 2014 Plan.

Summary of Principal Terms of the 2014 Plan

The following is a summary description of the material features of the 2014 Plan. The statements made in this proxy statement/prospectus regarding the 2014 Plan should be read in conjunction with and are qualified in their entirety by reference to the 2014 Plan, a copy of which is attached as Annex G to this proxy statement/prospectus.

The 2014 Plan if approved will be effective until the tenth anniversary of the date the 2014 Plan is adopted by the Pyramid stockholders. The purposes of the 2014 Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward Pyramid’s success and growth and to enable it to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to Pyramid’s success.

Under the 2014 Plan, Pyramid may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to Pyramid’s employees or those of Pyramid’s subsidiaries or affiliates. Pyramid may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the 2014 Plan. Generally, all classes of Pyramid’s employees are eligible to participate in the 2014 Plan.

The 2014 Plan currently provides that a maximum of 8,900,000 shares of Pyramid’s common stock may be issued in conjunction with awards granted under the 2014 Plan. At December 31, 2013, approximately 84,643 shares of Pyramid’s common stock remain available for awards to be granted under the Pyramid stock plan. If the 2014 Plan is approved and adopted as proposed herein, approximately 8,900,000 shares of Pyramid’s common stock would be available for new awards to be granted under the 2014 Plan. Awards that are forfeited under the 2014 Plan will again be eligible for issuance as though the forfeited awards had never been issued. Similarly, awards settled in cash will not be counted against the shares authorized for issuance upon exercise of awards under the 2014 Plan.

The 2014 Plan as proposed provides that a maximum of 1,000,000 shares of Pyramid’s common stock could be issued in conjunction with incentive stock options granted under the 2014 Plan. The 2014 Plan also limits the aggregate number of shares of Pyramid’s common stock that may be issued in conjunction with stock options and/or stock appreciation rights to any eligible employee in any calendar year to 1,500,000 shares. The 2014 Plan also limits the aggregate number of shares of Pyramid’s common stock that may be issued in conjunction with the grant of restricted stock awards, restricted stock unit awards, performance unit awards, stock awards and other incentive awards to any eligible employee in any calendar year to 700,000 shares.

Administration

Pyramid’s board of directors or the compensation committee will administer the 2014 Plan. The members of the compensation committee will serve at the pleasure of Pyramid’s board of directors. With respect to awards to be made to any of Pyramid’s directors, the compensation committee will make recommendations to Pyramid’s board of directors as to:

•	which of such persons should be granted awards;

•	the terms of proposed grants or awards to those selected by Pyramid’s board of directors to participate;

•	the exercise price for options and stock appreciation rights; and

•	any limitations, restrictions and conditions upon any awards.

Awards to any of Pyramid’s directors under the 2014 Plan must be approved by Pyramid’s board of directors.

In connection with the administration of the 2014 Plan, the board of directors or the compensation committee, with respect to awards to be made to any officer, employee or consultant who is not one of Pyramid’s directors, will:

•	determine which employees and other persons will be granted awards under the 2014 Plan;

•	grant the awards to those selected to participate;

•	determine the exercise price for options and stock appreciation rights; and

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•	prescribe any limitations, restrictions and conditions upon any awards.

In addition, the board of directors or the compensation committee will:

•	interpret the 2014 Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer the 2014 Plan.

Types of Awards

The 2014 Plan permits the board of directors or the compensation committee to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of Pyramid’s common stock, awards of stock appreciation rights, or SARs, awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

Restricted Stock.    Restricted shares of Pyramid’s common stock may be granted under the 2014 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as Pyramid’s board of directors or compensation committee may determine to be appropriate at the time of making the award. In addition to any time vesting conditions determined by Pyramid’s board of directors or compensation committee, vesting and/or the grant of restricted stock awards may be subject to Pyramid’s achievement of specified performance criteria based upon Pyramid’s achievement of certain operational, financial or stock performance criteria. In addition, Pyramid’s board of directors or compensation committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by Pyramid until such restrictions lapse. Shares of restricted stock will immediately vest upon the occurrence of a change of control. Pyramid’s board of directors or compensation committee, in its discretion, may provide for a modification or acceleration of vesting of restricted stock in the event of death or permanent disability of the employee, or for such other reasons as Pyramid’s board of directors or compensation committee may deem appropriate in the event of the termination of employment of the covered employee.

Restricted Stock Units.    A restricted stock unit entitles the recipient to receive a payment from Pyramid, following the lapse of restrictions on the award, equal to the fair market value of a share of Pyramid’s common stock. The 2014 Plan provides for payment in the form of shares of Pyramid’s common stock or cash. Restricted stock units may be granted under the 2014 Plan subject to such terms and conditions, including forfeiture and vesting provisions, as Pyramid’s board of directors or compensation committee may determine to be appropriate at the time of making the award. In addition to any time vesting conditions determined by Pyramid’s board of directors or compensation committee, vesting and/or the grant of restricted stock units may be subject to Pyramid’s achievement of specified performance criteria based upon Pyramid’s achievement of certain operational, financial or stock performance criteria. Restricted stock units would immediately vest upon the occurrence of a change of control. Pyramid’s board of directors or compensation committee, in its discretion, may provide for a modification or acceleration of vesting of restricted stock units in the event of death or permanent disability of the employee, or for such other reasons as Pyramid’s board of directors or compensation committee may deem appropriate in the event of the termination of employment of the covered employee.

The 2014 Plan also permits Pyramid’s board of directors or compensation committee to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by Pyramid with respect to a share of Pyramid’s common stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of Pyramid’s board of directors or compensation committee), or be subject to such other provisions or restrictions as determined in the discretion of Pyramid’s board of directors or Compensation Committee. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of Pyramid’s common stock that could be purchased at fair market value with the amount of each cash distribution made by Pyramid with respect to a share of Pyramid’s common stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights may provide that such dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award or be subject to such other provisions and restrictions as determined in the discretion of Pyramid’s board of directors or compensation committee.

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Stock Options.    Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of Pyramid’s common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under the 2014 Plan will be determined by Pyramid’s board of directors or compensation committee at the time of the grant. Either Pyramid’s board of directors or compensation committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either Pyramid’s board of directors or compensation committee may, in its discretion, impose limitations on the exercise of all or some options granted under the 2014 Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The 2014 Plan provides for acceleration of the right of an individual employee to exercise his or her stock option in the event Pyramid experiences a change of control. No cash consideration is payable to Pyramid in exchange for the grant of options.

The 2014 Plan provides that the stock options may either be incentive stock options within the meaning of Section 422 of the Code, or nonqualified options, which are stock options other than incentive stock options within the meaning of Sections 82 and 421 of the Code.

Incentive Stock Options.    Incentive stock options may be granted only to Pyramid’s employees or employees of Pyramid’s subsidiaries, and must be granted at a per share exercise price not less than the fair market value of Pyramid’s common stock on the date the incentive stock option is granted. In the case of an incentive stock option granted to a stockholder who owns shares of Pyramid’s outstanding stock of all classes representing more than 10% of the total combined voting power of all of Pyramid’s outstanding stock of all classes entitled to vote in the election of directors, the per share exercise price may not be less than 110% of the fair market value of Pyramid’s common stock on the date the incentive stock option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an incentive stock option is granted, of Pyramid’s common stock with respect to which incentive stock options may be exercised by an optionee for the first time during any calendar year under all of Pyramid’s incentive stock option plans may not exceed $100,000.

Nonqualified Options.    Nonqualified options are stock options which do not qualify as incentive stock options under the Code. Nonqualified options may be granted to Pyramid’s directors and consultants, as well as to Pyramid’s employees, or those directors, consultants, and employees of subsidiaries in which Pyramid has a controlling interest. The exercise price for nonqualified options will be determined by the board of directors or compensation committee at the time the nonqualified options are granted, but may not be less than the fair market value of Pyramid’s common stock on the date the nonqualified option is granted. Nonqualified options are not subject to any of the restrictions described above with respect to incentive stock options. Incentive stock options and nonqualified options are treated differently for federal income tax purposes as described below under “—Tax Treatment.”

The exercise price of stock options may be paid in cash, in whole shares of Pyramid’s common stock, or in a combination of cash and Pyramid’s common stock, equal in value to the exercise price. The 2014 Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by Pyramid’s board of directors or compensation committee, in whole shares of Pyramid’s common stock, (3) subject to the prior approval by Pyramid’s board of directors or compensation committee, by withholding shares of Pyramid common stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by Pyramid’s board of directors or compensation committee, by a combination of the foregoing, equal in value to the exercise price. Pyramid’s board of directors or compensation committee may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by Pyramid’s board of directors or compensation committee, as applicable.

Stock Appreciation Rights.    Awards of stock appreciation rights, which Pyramid refers to as SARs, entitle the recipient to receive a payment from Pyramid equal to the amount of any increase in the fair market value of the shares of Pyramid’s common stock subject to the SAR award between the date of the grant of the SAR award and the exercise date. The 2014 Plan provides for payment in the form of shares of Pyramid’s common stock or cash. The 2014 Plan provides for acceleration of the right of an individual employee to exercise his or her SAR in the event Pyramid experiences a change of control.

Performance Unit Awards.    Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or Pyramid common stock per unit upon the achievement of performance goals established by Pyramid’s board of directors or compensation committee.

Performance Bonuses.    A performance bonus entitles the recipient to receive a cash bonus upon the attainment of a performance target established by Pyramid’s board of directors or compensation committee. Payments of performance bonuses are made within 60 days of the certification by Pyramid’s board of directors or compensation committee that the performance target(s) have been achieved. The maximum amount that may be made subject to the grant of performance bonuses to any eligible employee in any calendar year may not exceed $1,500,000. The 2014 Plan permits payment of performance bonuses in the form of cash or Pyramid’s common stock.

Stock Awards.    A stock award entitles the recipient to shares of Pyramid’s common stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of Pyramid’s common stock and at such times as Pyramid’s board of directors or compensation committee may determine, and Pyramid’s board of directors or compensation committee may require a participant to pay a stipulated purchase price for each share of Pyramid’s common stock covered by a stock award.

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Other Incentive Awards.    The 2014 Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of Pyramid’s common stock if Pyramid’s board of directors or compensation committee determines that such other incentive awards are consistent with the purposes of the 2014 Plan. Such other incentive awards may include, but are not limited to, Pyramid’s common stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Pyramid’s common stock, purchase rights for Pyramid’s common stock, awards with value and payment contingent upon Pyramid’s performance or any other factors designated by Pyramid’s board of directors or compensation committee, and awards valued by reference to the book value of Pyramid’s common stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the 2014 Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the 2014 Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the 2014 Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Criteria

The performance criteria to be used for purposes of awards under the 2014 Plan are set in the sole discretion of Pyramid’s board of directors or compensation committee and may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of Pyramid in which the participant is employed or with respect to which the participant performs services, and may consist of one or more or any combination of the following criteria: operational criteria, including reserve additions/replacements, finding and development costs, production volume and production costs; financial criteria, including earnings (net income, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share), free cash flow, cash flow, operating income, general and administrative expenses, ratios of debt to equity, debt to cash flow, debt to EBITDA, EBITDA to interest, return on assets, return on equity, return on invested capital, and profit returns/margins; and stock performance criteria, including stock price appreciation, total stockholder return and relative stock price performance.

The 2014 Plan provides Pyramid’s board of directors or compensation committee discretion to determine whether all or any portion of a restricted stock award, restricted stock unit award, performance unit award, performance bonus, stock award or other incentive award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any such award that is intended to satisfy the 162(m) Requirements would be established in writing by a committee composed of two or more “outside directors” within the meaning of Section 162(m) of the Code based on one or more performance criteria listed above not later than 90 days after commencement of the performance period with respect to such award or any such other date as may be required or permitted for “performance-based compensation” under the 162(m) Requirements, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. At the time of the grant of an award and to the extent permitted under the 162(m) Requirements, the committee may provide for the manner in which the performance goals would be measured in light of specified corporate transactions, extraordinary events, accounting changes or other similar occurrences. All determinations made by the committee as to the establishment or the achievement of performance goals, or the final settlement of an award intended to satisfy the 162(m) Requirements would be required to be made in writing. The committee would have discretion to reduce, but not to increase, the amount payable and/or the number of shares of Pyramid’s common stock to be granted, issued, retained or vested pursuant to any such award.

Transferability

Nonqualified options are transferable on a limited basis. Other types of awards authorized under the 2014 Plan are not transferable other than by will or by the laws of descent and distribution. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Rights to restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder’s termination of employment with Pyramid or any of its subsidiaries or affiliates for any reason other than disability or death. Unless Pyramid’s board of directors or compensation committee specifies otherwise in an award agreement, if an employee’s employment with Pyramid or any of its subsidiaries or affiliates terminates as a result of death, disability or retirement, the employee (or personal representative in the case of death) may exercise any vested incentive stock options for a period of up to three months after such termination (one year in the case of death or disability in lieu of the three-month period) and any vested nonqualified option during the remaining term of the option. Unless Pyramid’s board of directors or compensation committee specifies otherwise in an award agreement, if an employee’s employment with Pyramid or any of its subsidiaries or affiliates terminates for any other reason, the employee may exercise any vested option for a period of up to three months after such termination. Unless Pyramid’s board of directors or compensation committee specifies otherwise in an award agreement, if a consultant ceases to provide services to Pyramid or any of its subsidiaries or affiliates or a director terminates service as Pyramid’s director, the unvested portion of any award will be forfeited unless otherwise accelerated by Pyramid’s board of directors or compensation committee. Unless Pyramid’s board of directors or compensation committee specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any nonqualified options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

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Dilution; Substitution

The 2014 Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The 2014 Plan provides that, upon the occurrence of a change of control event, Pyramid’s board of directors or compensation committee would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by Pyramid’s board of directors or compensation committee; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards based on the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; accelerate any vesting schedule to which an award is subject; provide that awards are payable; and/or provide that awards terminate upon such event.

Amendment

Pyramid’s board of directors may amend the 2014 Plan at any time. However, without stockholder approval, the 2014 Plan may not be amended in a manner that would increase the number of shares that may be issued under the 2014 Plan, materially modify the requirements as to eligibility for participation in the 2014 Plan, or materially increase the benefits to participants provided by the 2014 Plan.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under the 2014 Plan. This summary is not intended to provide or supplement tax advice to eligible employees. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock.    A recipient of restricted stock generally will not recognize taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis in the stock, equal to the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in ordinary income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. Subject to Section 162(m) of the Code, Pyramid generally will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Restricted Stock Units.    A recipient of restricted stock units generally will not recognize taxable income until the recipient receives cash and/or the transfer of shares in satisfaction of the restricted stock unit award. At that time, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income. If a recipient of restricted stock units subsequently sells any shares so transferred, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis, equal to the amount previously included in income as ordinary income with respect to such shares received in satisfaction of a restricted stock unit award. Subject to Section 162(m) of the Code, Pyramid generally will be entitled to a deduction in the year the recipient is required to recognize income by virtue of receipt of cash or shares, equal to the amount of taxable income recognized by the recipient.

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Incentive Stock Options.    An optionee will not realize taxable income upon the grant of an incentive stock option. As long as the optionee has been an employee of Pyramid or of one of its permissible corporate subsidiaries from the date of grant through the date the incentive stock option is exercised and if the incentive stock option is exercised during his or her period of employment and within three months after termination, the optionee will not recognize taxable income upon exercise. Upon exercise, however, the amount by which the fair market value of the shares with respect to which the incentive stock option is exercised (determined on the date of exercise) exceeds the exercise price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of Pyramid’s common stock acquired by exercising an incentive stock option within two years from the date of the grant of the incentive stock option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the exercise price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. Pyramid generally will not be entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option.

If any shares of Pyramid’s common stock acquired upon exercise of an incentive stock option are resold or disposed of before the expiration of the prescribed holding periods, the optionee will realize ordinary income instead of capital gain. The amount of the ordinary income realized will be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the exercise price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an incentive stock option, subject to Section 162(m) of the Code, Pyramid generally would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

If an optionee uses already owned shares of common stock to pay the exercise price under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.

If an optionee effects a net exercise of an incentive stock option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the exercise price, the surrender of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the fair market value of the surrendered stock.

Nonqualified Options.    An optionee will not realize taxable income upon the grant of a nonqualified option. At the time the optionee exercises the nonqualified option, the amount by which the fair market value, at the time of exercise, of the shares with respect to which the nonqualified option is exercised exceeds the exercise price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Subject to Section 162(m) of the Code, Pyramid generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the optionee before sale.

If an optionee uses already owned shares of Pyramid common stock to pay the exercise price under a nonqualified option, the number of shares received pursuant to the nonqualified option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of Pyramid common stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified option will not be statutory option stock. However, if the already owned shares of Pyramid common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a premature disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee’s basis will be allocated among the shares received.

Stock Appreciation Rights.    A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income in the year of such exercise. Subject to Section 162(m) of the Code, Pyramid generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received upon exercise, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the recipient before sale.

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Performance Units and Performance Bonuses.    A recipient of performance units or a performance bonus generally will not realize taxable income upon the grant of such award. The recipient will recognize ordinary income upon the receipt of cash and/or the transfer of shares in satisfaction of the award of performance units or performance bonus in an amount equal to the aggregate of any cash and the fair market value of any shares received. If an award is “performance-based compensation” under Section 162(m) of the Code, Pyramid generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. Otherwise, Pyramid’s deduction may be limited by Section 162(m) of the Code as described below. If the recipient thereafter sells any shares received in satisfaction of the award, the difference between any amount realized on the sale and the fair market value of the shares at the time of their receipt will be taxed to the recipient as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the recipient before sale.

Stock Awards.    A recipient of a stock award will recognize ordinary income upon the receipt of shares in an amount equal to the fair market value of any shares received over the amount, if any, paid for the shares. Subject to Section 162(m) of the Code, Pyramid generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If a recipient subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any.

Other Incentive Awards.    The specific tax consequences applicable with respect to other incentive awards granted under the 2014 Plan will depend on the terms and conditions applicable to the award.

Code Section 162(m).    Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance-based compensation” under Section 162(m) of the Code are exempt from the cap and do not count toward the $1 million limit. In order to be “performance-based compensation” exempt from the $1 million deductibility limitation, the grant or vesting of the award relating to the compensation must (among other things) be based on the satisfaction of one or more performance goals specified by compensation committee. Generally, stock options and stock appreciation rights will qualify as performance-based compensation. Other awards may or may not so qualify, depending on their terms. In any event, Pyramid reserves the right to award compensation that is not “performance-based compensation” and that is not deductible under Section 162(m) of the Code.

To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement/prospectus is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

Current Plan and Outstanding Options

The following table provides information as December 31, 2013, regarding compensation plans (including individual compensation arrangements) under which equity securities of Pyramid are authorized for issuance. As of December 31, 2013, Pyramid had not adopted, without the approval of its stockholders, any equity compensation plan under which its securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	105,000	$5.17	184,643
Equity compensation plans not approved by security holders	0	-	—
Total	105,000	$5.17	184,643

Votes Required

Approval of the proposal to approve the 2014 Plan requires the affirmative vote of a majority of the shares of Pyramid common stock represented in person or by proxy at the special meeting and voting on such proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

The Pyramid board of directors believes that approval and adoption of the proposed 2014 Plan will promote Pyramid’s interests and the interests of Pyramid stockholders and continue to enable Pyramid to attract, retain and reward persons important to Pyramid’s success and to provide incentives based on the attainment of corporate objectives and increases in stockholder value. Members of Pyramid’s board of directors are eligible to participate in the 2014 Plan, and thus, have a personal interest in the approval and adoption of the 2014 Plan.

The Pyramid board of directors unanimously proposes and recommends that Pyramid stockholders vote “FOR” the Pyramid Oil Company 2014 Long-Term Incentive Plan.

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Significant Differences Between the Corporation Laws of California and Delaware

The following is a comparison of the provisions in the charters and bylaws of Yuma and Pyramid, as well as certain provisions of California law and Delaware law. The comparison summarizes the important differences, but is not intended to list all differences, and is qualified in its entirety by reference to such documents and to the respective corporation laws of the States of California and Delaware. Stockholders of Yuma are encouraged to read the restated articles of incorporation of Pyramid, including the proposed amendments, in substantially the form attached hereto as Exhibit F and sometimes referred to as the “California Articles,” and the amended and restated bylaws of Pyramid in the form attached hereto as Annex H and sometimes referred to as the “California Bylaws.” The certificate of incorporation of Yuma is sometimes referred to as the “Delaware Certificate” and the bylaws of Yuma are sometimes referred to as the “Delaware Bylaws.”

Provision	Pyramid	Yuma
Authorized Shares	The proposed authorized capital stock of Pyramid will consist of 300,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.	The authorized capital stock of Yuma consists of 200,000 shares of common stock, $0.01 par value per share, and 125,000 shares of preferred stock, $0.01 par value per share.
Restrictions on Transactions with Interested Stockholders

California law provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally, a person who controls the corporation), the interested party must provide the other shareholders with an affirmative written opinion as to the fairness of the consideration to be paid to the shareholders. This fairness opinion requirement does not apply to corporations that have fewer than 100 shareholders of record or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later tender offer or proposal for a reorganization or sale of asset is made by another party, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares.

The so-called California 50/90 rule described below may also limit a corporation’s ability to engage in certain business combinations.

No restrictions.
Vote Required to Approve Merger or Sale of Company	California law requires the affirmative vote of not less than a majority of the outstanding shares to approve a merger of the company or a sale of substantially all the assets of the company.	Delaware law requires the affirmative vote of not less than a majority of the outstanding shares to approve a merger of the company or a sale of substantially all the assets of the company.

147

Provision	Pyramid	Yuma
50/90 Rule Restriction on Cash Mergers

Under California law, a merger may not be consummated for cash if the purchaser owns more than 50% but less than 90% of the then-outstanding shares of the target corporation unless either (i) all the stockholders of the target corporation consent, which is not practical for a public corporation, or (ii) the California Commissioner of Corporations approves the merger.

The 50/90 rule may make it more difficult for an acquiror to make an all cash acquisition of the company which is opposed by the board of Pyramid California. Specifically, the 50/90 rule encourages such an acquiror making an unsolicited tender offer to either tender for less than 50% of the outstanding shares or more than 90% of the outstanding shares. A purchase by such acquiror of less than 50% of the outstanding shares does not allow the acquiror to gain ownership of the majority of the outstanding shares needed to approve a second step merger (which merger would be used to enable the acquiror to acquire 100% of the company’s equity) and, therefore, creates risk for such an acquiror that such a favorable vote will not be obtained. Yet, a tender offer conditioned upon receipt of tenders from at least 90% of the outstanding shares also creates risk for such an acquiror since it may be very difficult to receive tenders from holders of at least 90% of the outstanding shares. Consequently, it is possible that these risks would discourage some potential acquirors from pursuing an all cash acquisition of the company opposed by the board of Directors of Pyramid California.

Delaware law does not have a provision similar to the 50/90 rule in California.
Bylaw Amendments

The California Bylaws may be amended by stockholders owning a majority of the outstanding shares, or by the board; provided, however, that a change in the authorized number of directors requires approval by both the board and the stockholders.

The Delaware Bylaws may be amended by the Yuma board of directors.
Stockholder Action by Written Consent

The California Bylaws provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under California law, directors may not be elected by written consent except by unanimous written consent of all outstanding shares entitled to vote for the election of directors.

The Delaware Certificate and the Delaware Bylaws provide that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the actions so taken, is signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

148

Provision	Pyramid	Yuma
Stockholder Ability to Call Special Stockholder Meetings

Under California law, a special meeting of stockholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at the meeting or any additional persons as may be authorized by the company’s articles of incorporation or bylaws.

Stockholders owning capital stock representing a majority of the votes of all capital stock entitled to vote thereat may call a special meeting.
Number of Directors

The California Articles provide that the authorized number of directors of Pyramid shall be not less than four nor more than seven, with the exact number of directors within those limits to be determined from time to time by the board of directors.

It is anticipated that the Pyramid board of directors will have six directors after closing of the merger.

The Delaware Bylaws provide that the Yuma board of directors shall consist of one or more members, with the exact number to be determined from time to time by the board of directors.
Classified board

The Pyramid board of directors is not classified but the proposed California Articles provide that the Pyramid board be classified into two classes: Class I and Class II, each class having a two-year term of office.

The Delaware Certificate provides that the Yuma board of directors is not classified.
Filling Vacancies on the board

Under the California Bylaws, vacancies on the Pyramid board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, at any regular or special meeting of the Pyramid board of directors, except that a vacancy created by the removal of a director by a vote or written consent of the stockholders may be filled only by a vote or written consent of the stockholders.

Under the Delaware Bylaws, vacancies on the Yuma board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, at any regular or special meeting of the Yuma board of directors.

149

Provision	Pyramid	Yuma
Cumulative Voting	Cumulative voting in the election of directors is permitted under California law. The proposed California Articles will not permit cumulative voting.	No cumulative voting is permitted under the Delaware Certificate.
Vote Required to Elect Directors

California laws provide that directors are elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Delaware Bylaws provide that directors are elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Indemnification

California law requires indemnification when the indemnitee has defended the action successfully on the merits. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. California law authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

California law permits a corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation’s articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law.

The California Articles authorize indemnification to the fullest extent permissible under California law, and such indemnification for the company’s directors and officers is provided for in the California Bylaws.

Delaware law generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. Delaware law authorizes a corporation to purchase indemnity insurance for the benefit of its directors, officers, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Delaware law permits a Delaware corporation to provide indemnification in excess of that provided by statute.

The Delaware Certificate authorizes indemnification to the fullest extent permissible under Delaware law.

150

Provision	Pyramid	Yuma
Elimination of Director Personal Liability for Monetary Damages

California law permits a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director’s duties to the corporation and its stockholders, except where such liability is based on:

•    Intentional misconduct or knowing and culpable violation of law;

•    Acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director;

•    Receipt of an improper personal benefit;

•    Acts or omissions that show reckless disregard for the director’s duty to the corporation or its stockholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its stockholders;

•    Acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its stockholders;

•    Transactions between the corporation and a director who has a material financial interest in such transaction; or

•    Liability for improper distributions loans or guarantees.

The California Articles eliminate the liability of directors for monetary damages to the fullest extent permissible under California law.

The DGCL permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:

•    Breaches of the director’s duty of loyalty to the corporation or its stockholders;

•    Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•    The payment of unlawful dividends or unlawful stock repurchases or redemption; or

•    Transactions in which the director received an improper personal benefit.

Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve the company or directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

The Delaware Certificate eliminates the liability of directors to the company for monetary damages to the fullest extent permissible under the DGCL.

Dividends	Under the California Bylaws, the Pyramid board of directors may declare dividends upon shares of its capital stock, subject to the satisfaction by Pyramid of financial requirements under California law.	Under the Delaware Bylaws, the Yuma board of directors may declare dividends upon shares of its capital stock.

151

LEGAL MATTERS

The validity of the Pyramid common stock to be issued in connection with the merger and being offered by this proxy statement/prospectus will be passed upon for Pyramid by TroyGould PC, Los Angeles, California. Certain United States federal income tax consequences of the merger will be passed upon by TroyGould PC, Los Angeles, California.

EXPERTS

The financial statements for Pyramid Oil Company as of December 31, 2013 and 2012, and for each of the three fiscal years in the period ended December 31, 2013, included in this proxy statement/prospectus have been audited by SingerLewak LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere in this proxy statement/prospectus and have been so included in reliance on such report of SingerLewak LLP given upon their authority as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Pyramid Oil Company as of December 31, 2013 and for the year ended December 31, 2013 and included in this proxy statement/prospectus was prepared by MHA Petroleum Consultants, an independent reserve engineering firm, and is included herein in reliance upon their authority as experts in reserves and present values.

The consolidated financial statements for Yuma Energy, Inc. as of December 31, 2013 and 2012, and for each of the three fiscal years in the period ended December 31, 2013, included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Yuma Energy, Inc. as of December 31, 2013 and for the year ended December 31, 2013 and included in this proxy statement/prospectus was prepared by Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, and is included herein in reliance upon their authority as experts in reserves and present values.

WHERE YOU CAN FIND MORE INFORMATION

Pyramid has filed with the SEC under the Securities Act a registration statement on Form S-4 with respect to the meeting of Pyramid stockholders described in this proxy statement/prospectus and the Pyramid common stock offered by this proxy statement/prospectus. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.

Statements made in this proxy statement/prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or other document that is filed as an exhibit to the registration statement on Form S-4, reference is made to the corresponding exhibit.

Copies of the registration statement on Form S-4 and the exhibits to the registration statement may be inspected without charge at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, as may the other reports and documents that Pyramid has filed, or will file, with the SEC. Copies of all or any portion of the registration statement or any exhibit to the registration statement may be obtained from the SEC at prescribed rates. Information about the operation of the SEC’s public reference room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other documents that are filed with the SEC through the SEC’s EDGAR System. The website can be accessed at http://www.sec.gov. No report, proxy or information statement or other document that Pyramid has filed, or will file, with the SEC is incorporated by reference into this proxy statement/prospectus or into the registration statement of which this proxy statement/prospectus is a part.

Pyramid is subject to the requirements of the Exchange Act and files with the SEC annual, quarterly and current reports, proxy statements and other documents. You may review and obtain copies of each such document filed by Pyramid with the SEC at the SEC’s address or website described in the preceding paragraph. However, the annual, quarterly and current reports, proxy statements and other documents filed by Pyramid with the SEC are not incorporated by reference into this proxy statement/prospectus or into the registration statement of which this proxy statement/prospectus is a part.

Yuma is not subject to the requirements of the Exchange Act and, therefore, does not file with the SEC annual, quarterly or current reports, proxy statements or other documents.

152

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this proxy statement/prospectus:

Bcf. One billion cubic feet of natural gas.

BBbl. One billion barrels of crude oil or other liquid hydrocarbons.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Boe. Barrels of oil equivalent in which six Mcf of natural gas equals one Bbl of oil. This ratio does not assume price equivalency and, given price differentials, the price for a barrel of oil equivalent for natural gas may differ significantly from the price for a barrel of oil.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Gas. Natural gas.

Mbbl. One thousand barrels of oil or other liquid hydrocarbons.

Mcf. One thousand cubic feet of gas.

Mcfe. One thousand cubic feet of gas equivalent.

Mmbbl. One million barrels of crude oil or other liquid hydrocarbons.

MMBoe. One million barrels of oil equivalent.

Mmbtu. One million British Thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water to one degree Fahrenheit.

Mmcf. One million cubic feet of gas.

Mmcfe. One million cubic feet of gas equivalent.

NGLs, natural gas liquids or liquids. Components of natural gas that are separated from the gas state in the form of liquids. These include propane, butane, and ethane, among others.

Net revenue interest. An owner’s share of petroleum after satisfaction of all royalty and other non-cost bearing interests.

Oil. Crude oil, condensate and natural gas liquids.

Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

Proved developed reserves. Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well, or through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

153

Proved reserves. Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (“LKH”), as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil (“HKO”), elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Spot market price. The price for a one-time open market transaction for immediate delivery of a specific quantity of product at a specific location where the commodity is purchased “on the spot” at current market rates.

Tcfe. One trillion cubic feet of gas equivalent.

3-D Seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

2-D Seismic. Geophysical data that depicts the subsurface strata in two dimensions.

Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Yuma Energy, Inc.

We have audited the accompanying consolidated balance sheets of Yuma Energy, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yuma Energy, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Houston, Texas

April 24, 2014

F-2

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,194,511	$5,285,022
Accounts receivable, net of allowance for doubtful accounts:
Trade	10,833,211	5,792,210
CEO and employees	155,080	63,517
Other	417,850	151,538
Note receivable	4,000	4,216
Derivative instruments	-	454,882
Prepayments	433,991	1,303,541
Deferred taxes	146,964	-
Other deferred charges	162,416	146,447

Total current assets	16,348,023	13,201,373

OIL AND GAS PROPERTIES, at cost (full cost method):
Not subject to amortization	24,051,278	21,306,325
Subject to amortization	152,863,988	124,391,475

	176,915,266	145,697,800
Less: accumulated depreciation, depletion and amortization	(84,438,840)	(72,510,968)

Net oil and gas properties	92,476,426	73,186,832

OTHER OPERATING PROPERTY AND EQUIPMENT, at cost	2,066,760	2,045,484
Less: accumulated depreciation and amortization	(1,822,925)	(1,732,467)

Net other operating property and equipment	243,835	313,017

OTHER ASSETS:
Receivables from affiliate	95,634	93,141
Derivative instruments	818,637	1,360
Other noncurrent assets	1,649,413	219,297

Total other assets	2,563,684	313,798

Total assets	$111,631,968	$87,015,020

The accompanying notes are an integral part of these financial statements.

F-3

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS - CONTINUED

	December 31,
	2013	2012
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$178,027	$183,601
Accounts payable, principally trade	15,116,560	7,905,349
Derivative instruments	677,132	-
Asset retirement obligations	1,755,650	632,975
Other accrued liabilities	1,127,283	978,449

Total current liabilities	18,854,652	9,700,374

LONG-TERM DEBT, net of current maturities:
Bank debt	31,215,000	17,875,000

OTHER NONCURRENT LIABILITIES:
Preferred stock derivative liability, Series A and B	51,290,414	25,031,855
Asset retirement obligations	8,942,029	3,600,807
Derivative instruments	218,649	-
Deferred taxes	13,160,205	10,077,292
Restricted stock units	102,532	-
Other deferred credits	69,998	11,761

Total other noncurrent liabilities	73,783,827	38,721,715

PREFERRED STOCK, Series A and B, subject to mandatory redemption	35,666,342	29,152,089

EQUITY:
Common stock	542	540
Capital in excess of par value of common stock	2,668,923	2,182,293
Accumulated other comprehensive income	38,770	268,841
Accumulated earnings (deficit)	(50,596,088)	(10,885,832)

Total equity	(47,887,853)	(8,434,158)

Total liabilities and equity	$111,631,968	$87,015,020

The accompanying notes are an integral part of these financial statements.

F-4

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2013	2012	2011
REVENUES:
Sales of natural gas and crude oil	$28,075,603	$21,282,115	$18,954,437
Other revenue	1,066,969	601,794	477,102

Total revenues	29,142,572	21,883,909	19,431,539

EXPENSES:
Marketing cost of sales	1,234,308	891,118	4,152,979
Lease operating	9,316,364	5,098,868	4,792,117
Re-engineering and workovers	2,521,707	433,599	1,340,127
General and administrative - stock based compensation	452,058	-	-
General and administrative - other	5,603,475	4,339,362	3,485,172
Depreciation, depletion and amortization	12,077,368	5,074,070	2,865,878
Asset retirement obligation accretion expense	668,497	265,323	239,612
(Gain) loss on asset disposal	(19,307)	9,674	138,174
Bad debt expense	193,601	210,187	237,821
Recovery of bad debts	(2,520)	(68,621)	-

Total expenses	32,045,551	16,253,580	17,251,880

INCOME (LOSS) FROM OPERATIONS	(2,902,979)	5,630,329	2,179,659

OTHER INCOME (EXPENSE):
Change in fair value of preferred stock derivative liability - Series A in all years, Series B in 2013 and 2012	(26,258,559)	(17,098,504)	(5,604,231)
Interest expense	(567,676)	(210,083)	(597,223)
Interest income	7,336	8,138	14,178
Bank mandated derivative instruments novation cost	(175,000)	-	-
Other, net	(72,953)	(1,039)	166,296

Total other income (expense)	(27,066,852)	(17,301,488)	(6,020,980)

NET LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(29,969,831)	(11,671,159)	(3,841,321)

Income tax expense	3,080,272	3,098,309	853,496

NET LOSS FROM CONTINUING OPERATIONS	(33,050,103)	(14,769,468)	(4,694,817)

DISCONTINUED OPERATIONS - PIPELINE SEGMENT	-	-	(18,038)

NET LOSS	(33,050,103)	(14,769,468)	(4,712,855)

LESS NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	2,525

NET LOSS ATTRIBUTABLE TO YUMA ENERGY, INC.	(33,050,103)	(14,769,468)	(4,715,380)

Preferred Stock, Series A and Series B
Accretion	1,101,972	963,900	-
Dividends paid in cash	145,900	1,362,437	438,150
Dividends paid in kind	5,412,281	-	-

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(39,710,256)	$(17,095,805)	$(5,153,530)

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(732)	$(317)	$(95)
Diluted	$(732)	$(317)	$(95)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	54,236	54,000	54,000
Diluted	54,236	54,000	54,000

The accompanying notes are an integral part of these financial statements.

F-5

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2013	2012	2011

NET LOSS	$(33,050,103)	$(14,769,468)	$(4,712,855)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in fair value of derivative instruments	-	1,075,885	(776,933)
Less income taxes	-	414,217	(299,119)

Change in fair value of derivative instruments, net of income taxes	-	661,668	(477,814)

Reclassification of gain on settled commodity derivatives	(301,499)	(398,604)	(198,885)
Less income taxes	(116,077)	(153,463)	(76,571)

Reclassification of gain on settled commodity derivatives, net of income taxes	(185,422)	(245,141)	(122,314)

Reclassification of gain from amortization of derivative instruments sold	(72,600)	(128,513)	-
Less income taxes	(27,951)	(49,478)	-

Reclassification of gain from amortization of derivative instruments sold, net of income taxes	(44,649)	(79,035)	-

OTHER COMPREHENSIVE INCOME (LOSS)	(230,071)	337,492	(600,128)

COMPREHENSIVE LOSS	(33,280,174)	(14,431,976)	(5,312,983)

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-	2,525

COMPREHENSIVE LOSS ATTRIBUTABLE TO YUMA ENERGY, INC.	$(33,280,174)	$(14,431,976)	$(5,315,508)

The accompanying notes are an integral part of these financial statements.

F-6

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Years ended December 31,
	2013	2012

COMMON STOCK:
Balance at beginning of period - 54,000 shares, $.01 par	$540	$540
Employee restricted stock awards (236 shares)	2	-

Balance at end of period - 54,236 shares, $.01 par	542	540

CAPITAL IN EXCESS OF PAR VALUE OF COMMON STOCK:
Balance at beginning of period	2,182,293	2,182,293
Employee restricted stock awards (236 shares)	486,630	-

Balance at end of period	2,668,923	2,182,293

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
Balance at beginning of period	268,841	(68,651)
Comprehensive income (loss) from derivative instruments, net of income taxes	(230,071)	337,492

Balance at end of period	38,770	268,841

ACCUMULATED EARNINGS (DEFICIT):
Balance at beginning of period	(10,885,832)	6,209,973
Net income (loss) attributable to Yuma Energy, Inc.	(33,050,103)	(14,769,468)
Preferred stock accretion (Series A and B)	(1,101,972)	(963,900)
Preferred stock cash dividends (Series A and B)	(145,900)	(1,362,437)
Preferred stock dividends paid in kind (Series A and B)	(5,412,281)	-

Balance at end of period	(50,596,088)	(10,885,832)

TOTAL STOCKHOLDERS' EQUITY IN YUMA ENERGY, INC.	(47,887,853)	(8,434,158)

NONCONTROLLING PARTNERSHIP INTEREST:
Balance at beginning of period	-	241,938
Buy out partnership interests	-	(241,938)

Balance at end of period	-	-

TOTAL EQUITY	$(47,887,853)	$(8,434,158)

The accompanying notes are an integral part of these financial statements.

F-7

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2013	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Reconciliation of net loss to net cash provided by operating activities:
Net loss	$(33,050,103)	$(14,769,468)	$(4,712,855)
Loss from operations of discontinued pipeline segment	-	-	18,038
Increase in fair value of preferred stock liability	26,258,559	17,098,504	5,604,231
Depreciation, depletion and amortization of property and equipment	12,077,368	5,074,070	2,865,878
Accretion of asset retirement obligation	668,497	265,323	239,612
Stock-based compensation net of capitalized cost	452,058	-	-
Amortization of other assets and liabilities	166,608	86,421	838,303
Deferred tax expense	3,080,272	3,098,309	853,496
Bad debt expense	193,601	210,187	237,821
Recovery of bad debts	(2,520)	(68,621)	-
(Gain) loss on disposal of property and equipment	(19,307)	9,674	138,174
Write off credit financing costs	313,652	30,000	104,112
Amortization of benefit from derivative instruments (sold) and purchased, net	(72,600)	(112,508)	-
Net derivative instrument mark-to-market (gain) loss	231,886	(1,256,918)	(231,847)
Other	499	3,484	-

Cash flow from direct operations	10,298,470	9,668,457	5,954,963

Changes in current operating assets and liabilities:
Accounts receivable	(5,589,957)	407,732	(1,382,013)
Note receivable	216	(4,216)	-
Other current assets	869,550	(689,537)	(1,052,802)
Restricted cash	-	341,474	(5,172)
Accounts payable	7,211,211	(4,770,660)	(480,460)
Other current liabilities	148,834	(56,514)	336,918

Noncurrent payable to commodity hedge advisor	69,998	-	-

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES
CONTINUING OPERATIONS	13,008,322	4,896,736	3,371,434
DISCONTINUED OPERATIONS	-	-	(636,113)

NET CASH PROVIDED BY OPERATING ACTIVITIES	13,008,322	4,896,736	2,735,321

F-8

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	Years ended December 31,
	2013	2012	2011

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures on property, plant and equipment	$(26,248,133)	$(31,796,630)	$(10,676,504)
Proceeds from sale of property	902,166	1,386,649	-
Increase in noncurrent receivable from affiliate	(2,493)	(2,486)	(2,481)

NET CASH USED BY INVESTING ACTIVITIES	(25,348,460)	(30,412,467)	(10,678,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	872,754	606,238	640,777
Payments on borrowings	(878,328)	(659,101)	(679,051)
Change in borrowing on line of credit	13,340,000	14,900,000	(12,983,696)
Line of credit financing costs	(681,739)	(280,166)	(198,279)
Deferred offering costs	(1,257,160)	-	-
Net proceeds from issuance of preferred stock	-	17,183,705	13,333,604
Cash dividends to preferred stockholders	(145,900)	(1,362,437)	(438,150)
Distributions to common stockholders	-	-	(8,123)
Buy-out Yuma Production 1985, Ltd. minority interest partners	-	(245,422)	-
Derivative instruments sold (purchased)	-	(16,004)	294,862
Decrease in noncurrent payable to affiliate	-	(247,092)	(2,800)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	11,249,627	29,879,721	(40,856)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,090,511)	4,363,990	(7,984,520)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,285,022	921,032	8,905,552

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,194,511	$5,285,022	$921,032

Supplemental disclosure of cash flow information:
Interest payments (net of interest capitalized)	$22,210	$160,720	$383,103
Interest capitalized	$1,031,816	$681,090	$108,060
Income tax payments for continuing operations	$-	$-	$58,399
Income tax payments for discontinued operations	$-	$-	$456,952
Supplemental disclosure of significant non-cash activity:
Preferred dividends paid in kind	$5,412,281	$-	$-
Dividend of Argentina property to common shareholder	$-	$-	$250,000

The accompanying notes are an integral part of these financial statements.

F-9

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – ORGANIZATION, CONSOLIDATION AND NATURE OF BUSINESS

The Yuma Companies, Inc. formally changed its name to Yuma Energy, Inc. on August 21, 2013. The management of the Company believes that the new name more clearly denotes the nature of Yuma’s business operations and strategy.

Yuma Energy, Inc., a Delaware corporation (“YEI”, and together with its subsidiaries and affiliated companies, “Yuma”, “the Company” or “Companies”) was incorporated on October 30, 1996 and has a majority common stockholder, Sam L. Banks (99.6 percent at year-end 2013 and effectively 100 percent before 2013). Yuma is an independent energy company engaged in oil and natural gas exploration and production and natural gas marketing.

The Consolidation

YEI has four wholly owned subsidiaries as listed below. Their financial statements are consolidated with those of YEI.

		State of	Date of
Company name	Reference	incorporation	incorporation

Yuma Exploration and Production Company, Inc.	“Exploration”	Delaware	01/16/92
Yuma Petroleum Company	“Petroleum”	Delaware	12/19/91
Texas Southeastern Gas Marketing Company	“TSM”	Texas	09/12/96
Yuma Production Company	“YPD”	Texas	08/12/85

Exploration identifies and captures economic deposits of hydrocarbons by using: (i) 3-D seismic imaging and other advanced technologies, with an emphasis on acquiring proprietary 3-D seismic to systematically explore, exploit and develop onshore and offshore crude oil and natural gas provinces; (ii) unconventional oil resource plays; and (iii) high impact deep structural prospects located beneath known producing trends. This approach is bolstered by strategic producing property acquisitions. Historically, Exploration has sold working interests in prospects to industry partners on traditional terms. Exploration’s operations are primarily conducted in the Gulf Coast region, with Yuma having interests in approximately 300 wells.

Yuma Petroleum Company was incorporated in Texas on July 15, 1983 and was re-domesticated in Delaware on December 19, 1991. Petroleum became relatively inactive during 1998 due to the transfer of substantially all exploration and production activities to Exploration.

TSM is primarily engaged in the marketing of natural gas in Louisiana.

YPD acted as the general partner of Yuma Production 1985, Ltd. (“Yuma 85”), which was dissolved on January 1, 2012.

F-10

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Basis of Presentation

The accompanying financial statements include the accounts of Yuma on a consolidated basis. All significant intercompany accounts and transactions between YEI, Exploration, Petroleum, TSM, and YPD have been eliminated in the consolidation.

The companies maintain their accounts on the accrual method of accounting in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Each of the Companies has a fiscal year ending December 31.

2.	Management’s Use of Estimates

In preparing financial statements in conformity with GAAP, Management is required to make informed estimates and assumptions with consideration given to materiality. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include: estimates of proved reserves and related estimates of the present value of future net revenues; the carrying value of oil and gas properties; estimates of fair value; asset retirement obligations; income taxes; derivative financial instruments; valuation allowances for deferred tax assets; uncollectible receivables; useful lives for depreciation; future cash flows associated with assets; obligations related to employee benefits; and legal and environmental risks and exposures.

3.	Reclassifications

When required for comparability, reclassifications are made to the prior period financial statements to conform to the current year presentation.

4.	Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 – inputs represent quoted prices in active markets for identical assets or liabilities (for example, exchange-traded commodity derivatives).

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

F-11

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Level 3 – inputs that are not observable from objective sources, such as the Company’s internally developed assumptions about market participant assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in the Company’s internally developed present value of future cash flows model that underlies the fair value measurement.)

In determining fair value, the Company utilizes observable market data when available, or models that utilize observable market data. In addition to market information, the Company incorporates transaction-specific details that, in Management’s judgment, market participants would take into account in measuring fair value.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the category is based on the lowest level input that is significant to the fair value measurement of the instrument (see Note G – Fair Value Measurements).

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable reported on the balance sheet approximates fair value.

Nonfinancial assets and liabilities initially measured at fair value include asset retirement obligations and exit or disposal costs.

Level 3 Valuation Techniques – Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial liabilities consist of the Series A Preferred Stock issued July 1, 2011, and the Series B Preferred Stock issued July and August of 2012, for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation (see Note I – Series A and Series B Preferred Stock). Yuma has valued certain possible financial scenarios relating to its securities using a Monte Carlo simulation model with the assistance of an independent valuation consultant. (Yuma’s securities have certain provisions, including automatic conditional conversion, re-pricing/down-round, change of control, default and follow-on offering that necessitate financial modeling.) These models incorporate transaction details such as the stock price of comparable companies in the same industry, contractual terms, maturity, and risk free interest rates, as well as assumptions about future financings, volatility, and holder behavior as of issuance, and each quarter thereafter for each of the Series A and the Series B Preferred Shares (see Note J – Preferred Stock Derivative Liability).

5.	Statement of Cash Flow

Cash on hand, deposits in banks and short-term investments with original maturities of three months or less are considered cash and cash equivalents. The cash flow of a derivative instrument of an identifiable transaction is classified in the same category as the cash flow from the item being hedged.

6.	Trade Receivables

Accounts receivable are stated net of allowance for doubtful accounts of $55,000 and $125,000 at December 31, 2013 and 2012, respectively.

F-12

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Management evaluates accounts receivable quarterly on an individual account basis, making individual assessments of collectability, and reserves those amounts it deems potentially uncollectible.

7.	Natural Gas Imbalances

Pipeline gas imbalances represent the differences in measured volumes between gas receipts from suppliers and/or transporters and gas deliveries to end users, transporters and/or other purchasers. Most imbalances are settled monthly through cash-out mechanisms provided for in sales and transportation contracts. Other imbalances are carried forward until over or under deliveries in succeeding months can offset them. Gas imbalances are valued at cost utilizing the weighted average method.

Exploration utilizes the “sales method” to account for natural gas production volume imbalances. Under this method, income is recorded based on Exploration’s net revenue interest in production taken for delivery. At December 31, 2013, Exploration had a net payable of approximately 23,669 Mcf under various natural gas balancing agreements, as compared to a 22,771 Mcf net payable at December 31, 2012.

8.	Inventories

Inventories, consisting principally of oilfield equipment, are carried at the lower of cost or market. The Company will often have tangible materials purchased for a well carried for the joint account (oil and gas property full cost pool on the balance sheet) pending sale or disposition.

9.	Derivative Instruments

All derivative instruments (including certain derivative instruments embedded in other contracts) are recorded in Yuma’s Consolidated Balance Sheets as either an asset or liability and measured at fair value. Changes in the derivative instrument’s fair value are recognized currently in earnings, unless the derivative instrument was designated as a cash flow hedge. Under cash flow hedge accounting, unrealized gains and losses were reflected in stockholders’ equity as accumulated other comprehensive income (“AOCI”) to the extent they were effective until the forecasted transaction occurred. Yuma discontinued cash flow hedge accounting effective January 1, 2013. The result of this change in policy is that the amount carried in AOCI at December 31, 2012 is amortized to oil and gas revenues during the month the hedges settle. Subsequent to December 31, 2012, all hedges are treated as non-qualifying derivative instruments and all new mark-to-market adjustments are in “Sales of natural gas and crude oil” in the Consolidated Statements of Operations.

For cash flow hedge accounting, a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Effectiveness must be assessed both at inception of the hedge and on an ongoing basis. Any ineffectiveness in derivative instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is measured and recognized in earnings in the period in which it occurs. When using hedge accounting, hedge effectiveness is assessed quarterly based on total changes in the derivative instrument’s fair value by performing regression analysis. A hedge is considered effective if certain statistical tests are met. Yuma recorded hedge ineffectiveness in “Sales of natural gas and crude oil” in the Consolidated Statements of Operations.

F-13

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

10.	Oil and Natural Gas Properties

Investments in oil and natural gas properties are accounted for using the full cost method of accounting. Under this method, all costs directly related to the acquisition, exploration, exploitation and development of oil and natural gas properties are capitalized.

Costs of reconditioning, repairing, or reworking of producing properties are expensed as incurred. Costs of workovers adding proved reserves are capitalized. Projects to deepen existing wells, recomplete to a shallower horizon, or improve (not restore) production to proved reserves are capitalized.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

Depreciation, Depletion and Amortization – The capitalized cost of oil and natural gas properties, excluding unevaluated properties, is amortized using the unit-of-production method (equivalent physical units of 6 Mcf of natural gas to each barrel of oil equivalent, or “Boe”) using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of the assessment indicate that the properties are impaired, the amount of impairment is added to the proved oil and gas property costs to be amortized. The amortizable base includes future development, abandonment and restoration costs. The rate for depreciation, depletion and amortization (“DD&A” or “depletion”) per Boe for Yuma was $23.87, $19.84 and $16.26 for 2013, 2012 and 2011, respectively. DD&A expense for oil and natural gas properties was $11,927,872, $4,956,196 and $2,772,890 for 2013, 2012 and 2011, respectively.

Impairments – Total capitalized costs of oil and gas properties are subject to a limit, or so-called “ceiling test.” The ceiling test limits total capitalized costs less related accumulated DD&A and deferred income taxes to a value not to exceed the sum of (i) the present value, discounted at a ten percent annual interest rate, of future net revenue from estimated production of proved oil and gas reserves, based on current economic and operating conditions less future development costs (excluding retirement costs); plus (ii) the cost of properties not subject to amortization (which includes all unproved properties); less (iii) income tax effects related to differences in the book and tax basis of oil and gas properties. If unamortized capitalized costs less related deferred income taxes exceed this limit, the excess is charged to DD&A in the quarter the assessment is made. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period. These net unamortized costs, tested each calendar quarter, have not exceeded the cost center ceiling for 2013, 2012 and 2011, the report periods.

F-14

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Oil and natural gas properties not subject to amortization consist of undeveloped leaseholds and exploratory and developmental wells in progress before the assignment of proved reserves. Management reviews the costs of these properties periodically for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by Management in impairment assessments include drilling results by the Company and other operators, the terms of oil and gas leases not held for production, and available funds for exploration and development.

The table below shows the cost of unproved properties and well and development costs in progress not subject to amortization at December 31, 2013, and the year in which those costs were incurred.

	Year of acquisition
	2013	2012	2011	Prior	Total

Leasehold acquisition cost	$1,704,190	$15,349,192	$6,788,539	$(2,890,695)	$20,951,226
Exploration and development cost	1,059,262	111,910	62,727	8,728	1,242,627
Capitalized interest	829,456	670,190	72,593	285,186	1,857,425

Total	$3,592,908	$16,131,292	$6,923,859	$(2,596,781)	$24,051,278

Capitalized Interest – Capitalized interest is included as part of the cost of oil and gas properties. The Company capitalized $1,031,816, $681,090 and $108,060 of interest associated with the line of credit (see Note N – Debt and Change in Banking Line and Agent Bank) during 2013, 2012 and 2011, respectively. The capitalization rates are based on the Company’s weighted average cost of borrowings used to finance prospect generation.

Capitalized Internal Costs – Internal costs incurred that are directly identified with acquisition, exploration and development activities undertaken by the Company for its own account, and that are not related to production, general corporate overhead or similar activities, are also capitalized. Yuma capitalized $2,702,952, $2,589,342 and $2,779,203 of allocated indirect costs, excluding interest, related to these activities during 2013, 2012 and 2011, respectively.

The Company develops oil and gas drilling projects called “prospects” by industry participants and markets participation in these projects. In doing this, the Company typically receives an amount in excess of its hard costs in seismic, land, brokerage, brochuring and marketing costs. It typically markets interests in the project on a “third for a quarter” basis, whereby the participant pays a percentage of the cost to casing point or through prospect payout and then has their participation interest reduced by twenty-five percent (25%) with the Company earning the difference. This difference is referred to as the “carried interest.”

F-15

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The Company assembles 3-D seismic survey projects and markets participating interests in the projects. The Company typically recovers all of its costs plus allocated overhead, and receives a quarterly general and administrative (“G&A”) cost reimbursement paid by the various participants in the project during the 3-D seismic acquisition phase and the 3-D seismic interpretation phase. The proceeds from the sale of the 3-D seismic survey along with the quarterly G&A reimbursements are included in the full cost pool caption “Not subject to amortization.” In addition, the participants in the 3-D seismic survey typically carry the Company for a percentage of the costs associated with the 3-D survey acquisition, ranging from 25 to 35 percent. The Company received G&A cost reimbursements of $42,329, $172,173 and $985,544 in 2013, 2012 and 2011, respectively.

11.	Other Property and Equipment

Other property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while maintenance, repairs and minor replacements which do not improve or extend the life of such assets are charged to operations as incurred. Property and equipment sold, retired or otherwise disposed of are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in “(Gain) Loss on asset disposal” in the accompanying Consolidated Statements of Operations.

In compliance with the Tax Reform Act of 1986, assets placed in service subsequent to January 1, 1987 are depreciated using the modified accelerated cost recovery system (“MACRS”) for both financial reporting and federal income tax purposes. MACRS depreciation methods approximate depreciation expense computed under GAAP using the double declining balance method.

Leasehold improvements, principally office space, are depreciated by the straight line method over the term of the lease.

	Estimated
	useful	December 31,	December 31,
	life in years	2013	2012

Office business machines	3 - 5	$1,350,568	$1,332,558
Furniture and fixtures	7	383,585	380,319
Leasehold improvements	5	332,607	332,607

Total other property and equipment		2,066,760	2,045,484

Less: Accumulated depreciation and leasehold improvement amortization		(1,822,925)	(1,732,467)

Net book value		$243,835	$313,017

Depreciation and leasehold improvement amortization expense totaled $149,496, $117,874 and $92,989 for the years ended December 31, 2013, 2012 and 2011, respectively.

F-16

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

12.	Accounts Payable

Accounts payable consist principally of trade payables and costs associated with oil and natural gas exploration.

13.	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources, along with liabilities for environmental remediation or restoration claims, are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Expenditures related to environmental matters are expensed or capitalized in accordance with the Company’s accounting policy for property and equipment.

14.	Revenue Recognition

Revenue is recognized by Exploration when deliveries of crude oil, natural gas and condensate are delivered to the purchaser and title has transferred. Crude oil sales in Louisiana, representing a significant portion of the company’s production, are typically indexed to Light Louisiana Sweet (“LLS”). TSM recognizes revenue from sales of gas primarily to other marketing companies and industrials in the period in which the gas is delivered and billed to the customer. Sales are based on index prices per MMBtu or the daily “spot” price as published in national publications with a mark-up or mark-down defined by contract with each customer.

15.	Income Taxes

The Company files a consolidated federal tax return (with the exception of Yuma 85). Deferred taxes have been provided for temporary differences. These differences create taxable or tax-deductible amounts for future periods (see Note P – Income Taxes).

16.	Other Taxes

Taxes incurred, other than income taxes, are as follows:

	December 31,	December 31,	December 31,
	2013	2012	2011

Production and severance tax	$2,403,263	$2,002,397	$1,543,868
Ad valorem tax	732,302	114,261	65,716
Sales tax	180,498	40,146	77,647
State franchise taxes	41,072	2,390	7,688

Total	$3,357,135	$2,159,194	$1,694,919

F-17

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

The Company reports oil and gas sales gross and, accordingly, includes net production, severance, and ad valorem taxes on the accompanying Consolidated Statements of Operations as a component of lease operating expenses. Sales taxes are collected from customers on sales of natural gas by TSM, and remitted to the appropriate state agency. Exploration accrues sales tax on applicable purchases of materials, and remits funds directly to the taxing jurisdictions.

17.	Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, long-term debt, oil and natural gas derivatives, and Series A and Series B Preferred Stock. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of long-term debt as of December 31, 2013 and 2012 approximates fair value because the interest rate on this instrument is variable. The fair value of the oil and natural gas derivative instruments is included below in Note H – Commodity Derivative Instruments. The embedded derivative associated with each of the Series A and Series B Preferred Stock has been bifurcated and is carried at fair value and is further described in Note I – Series A and Series B Preferred Stock and Note J – Preferred Stock Derivative Liability.

18.	Accumulated Other Comprehensive Income

AOCI includes changes in equity that are excluded from the Consolidated Statements of Operations and were recorded directly into a separate section of equity on the Consolidated Balance Sheets. The Company’s AOCI shown on the Consolidated Balance Sheets and the Consolidated Statements of Changes in Equity consists of unrealized income and losses on cash flow hedges; however, Yuma discontinued hedge accounting effective January 1, 2013. AOCI is now comprised of the balance as of December 31, 2012 for the derivative instruments that qualified for hedge accounting at that time less those contracts that have expired since. AOCI will continue to be adjusted for the contracts as they settle.

19.	General and Administrative Expenses - Other

G&A expenses are reported net of amounts capitalized pursuant to the full cost method of accounting.

Reimbursements of G&A expenses, if received from working interest owners of producing oil and gas properties operated by the Company (COPAS, or Council of Petroleum Accountants Societies, overhead), are reported as a reduction to G&A expense. Reimbursements of G&A expenses, if received from joint venture participants in 3-D seismic acquisition surveys, are initially reported as a reduction of capitalized G&A expenses on the Consolidated Balance Sheets in the full cost pool caption “Not subject to amortization”.

20.	Stock-Based Compensation Plans

The Company adopted the 2011 Stock Option Plan on June 21, 2011 (see Note O – Stockholders’ Equity).

The Company adopted an Annual Incentive Plan for 2013 and 2012 (see Note R – Employee Benefit Plans).

F-18

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

21.	General and Administrative Expenses – Stock-Based Compensation

This includes payments to employees in Restricted Stock Awards and Restricted Stock Units. As such, these amounts are non-cash Company stock-based awards. See Note L – Stock Awards and Their Treatment for valuation and recognition procedures.

22.	Re-engineering and Workovers

One of the Company’s core business strategies is to perform a comprehensive field re-engineering and design to increase and maintain production, lower per-unit operating expenses, and improve field economics. Re-engineering projects are undertaken with the intent of lowering per-unit operating expenses and/or reducing field down-time. In addition, the Company seeks to implement more efficient production practices in order to increase production and/or arrest natural field production declines. These practices are often deployed in fields in connection with or in anticipation of further field development activities such as installation of secondary recovery operations or additional drilling. Workovers included within this category relate to significant non-recurring operations.

24.	Other Noncurrent Assets

Included in the noncurrent assets are deferred offering costs. During 2013, Yuma explored several options to go public, including a possible listing on the Australian Stock Exchange (“ASX”). To accomplish this, the Company engaged numerous legal, accounting, and reserve engineering specialists to assist in this process.

25.	Changes in Accounting Principles

Not Yet Adopted

In June 2013, the Financial Accounting Standards Board (“FASB”) ratified the Emerging Issues Task Force consensus which requires that an unrecognized tax benefit (or a portion thereof) be presented as a reduction to a deferred tax asset for an available net operating loss carryforward, a similar tax loss or tax credit carryforward. This accounting standards update is effective for Yuma beginning in the first quarter of 2014 and should be applied prospectively to unrecognized tax benefits that exist as of the effective date. Early adoption and retrospective application are permitted. Adoption of this accounting standards update will not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

F-19

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

In February 2013, an accounting standards update was issued to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, which are separately addressed within GAAP. An entity is required to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of 1) the amount the entity agreed to pay on the basis of its arrangement among its co-obligors and 2) any amount the entity expects to pay on behalf of its co-obligors. Disclosure of the nature of the obligation, including how the liability arose, the relationship with other co-obligors and the terms and conditions of the arrangement is required. In addition, the total outstanding amount under the arrangement, not reduced by the effect of any amounts that may be recoverable from other entities, plus the carrying amount of any liability or receivable recognized must be disclosed. This accounting standards update is effective for the Company beginning in the first quarter of 2014 and should be applied retrospectively for those in-scope obligations resulting from joint and several liability arrangements that exist at the beginning of 2014. Early adoption is permitted. Adoption of this accounting standards update will not have a significant impact on Yuma’s consolidated results of operations, financial position or cash flows.

Recently adopted

In February 2013, an accounting standards update was issued to improve the reporting of reclassifications out of accumulated other comprehensive income. This standard requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. This accounting standards update was effective for the Company beginning the first quarter of 2013. Adoption of this standard did not have a significant impact on Yuma’s consolidated results of operations, financial position or cash flows.

In December 2011, an accounting standards update designed to enhance disclosures about offsetting assets and liabilities was issued. Further clarification limiting the scope of these disclosures to derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions was issued in January 2013. The disclosures are intended to enable financial statement users to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. Entities are required to disclose both gross information and net information about in-scope financial instruments that are either offset in the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset. These disclosures were effective for the Company beginning the first quarter of 2013 and must be made retrospectively for comparable periods. Adoption of this amendment did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

The FASB amended the reporting standards for comprehensive income in June 2011 to eliminate the option to present the components of AOCI as part of the statement of changes in stockholders’ equity. The new guidance allows companies only two choices for presenting net income and other comprehensive income: in a single continuous statement, or in two separate, but consecutive, statements. In the two statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of AOCI, and total comprehensive income. The amendments did not change the items that must be reported in AOCI or when an item of AOCI must be reclassified to net income. Adoption had no impact on the Company’s consolidated results of operations, financial position or cash flows, but only changed presentation of AOCI.

F-20

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

In May 2011, the FASB issued an update amending the accounting standards for fair value measurement and disclosure, resulting in common principles and requirements under GAAP and International Financial Reporting Standards (“IFRS”). The amendments change the wording used to describe certain of the GAAP requirements either to clarify the intent of existing requirements, to change measurement or expand disclosure principles or to conform to the wording used in IFRS, and are applied prospectively for interim and annual periods beginning with the first quarter of 2012. The adoption of the amendments had no impact on the Company’s consolidated financial statements.

NOTE C – ADDISON ACQUISITION

On April 5, 2013, Yuma acquired approximately 51,460 net acres held by production adjacent to Yuma’s current 25,926 net acres in the Austin Chalk from Addison Oil, L.L.C. (“Addison”). This acquisition increased the Company’s acreage holdings in the Austin Chalk to over 77,000 net acres. The purchase price was $7.5 million, with an effective date of January 1, 2013. The Company granted a two percent overriding royalty to the sellers, and sellers have a right to participate in new wells or new side tracks for a twenty-five percent (25%) working interest. This acquisition complemented Yuma’s existing acreage position and substantially increased the Company’s number of proved undeveloped drilling locations and proved reserve value.

In conjunction with this acquisition, Yuma recorded $6,043,412 for the associated future asset retirements and $1,440,702 in suspended royalty and revenue obligations, net of related receivables.

NOTE D – ASSET RETIREMENT OBLIGATIONS

The Company records the cost of obligations associated with the retirement of tangible long-lived assets at fair value when the asset is acquired. The asset retirement obligations (“ARO’s”) are recorded as liabilities and the associated costs are capitalized as part of the related long-lived assets and then depreciated over the remaining useful lives. Changes in the liabilities resulting from the passage of time are recognized as operating (accretion) expenses and are allocated using the interest method. For Yuma, ARO’s relate to the abandonment of Exploration’s oil and gas producing facilities.

Since Exploration uses the full cost method, settlement recognition is impacted. If a liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. In addition, Exploration carries ARO assets on the balance sheet as part of its full cost pool, and includes these ARO assets in its amortization base for the purposes of calculating depreciation, depletion and amortization expense. For the purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability are excluded from the computation of the discounted present value of estimated future net revenues.

The net increase to ARO during 2013 from the Addison acquisition was $6,043,412. An initial Addison ARO estimate of $10,967,986 was recorded in the second quarter but the lives and costs were subsequently reevaluated with a resulting reduction of $4,924,574.

F-21

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE D – ASSET RETIREMENT OBLIGATIONS – Continued

Asset Retirement Obligations

	December 31,	December 31,
	2013	2012

Beginning of year balance	$4,233,782	$3,795,027
Liabilities incurred during year	11,178,614	106,846
Liabilities settled during year	(1,278,774)	(371,717)
Accretion expense	668,497	265,323
Revisions in estimated cash flows	(4,104,440)	438,303

End of year balance	$10,697,679	$4,233,782

NOTE E – RECEIVABLES AND PAYABLES WITH AFFILIATES, CHIEF EXECUTIVE OFFICER AND EMPLOYEES

The following table provides information with respect to related party transactions with affiliates, the Chief Executive Officer (“CEO”) of the Company, and employees. The trade receivable from the CEO is primarily for invoiced costs on prospects and wells (see Note F – Related Party Transactions).

	December 31,	December 31,
	2013	2012

Receivables from affiliates, CEO and employees:
Current:
Yuma CEO	$135,080	$42,617
Employees	20,000	20,900

	155,080	63,517

Noncurrent:
Yuma Gas Corporation	95,634	93,141

Total	$250,714	$156,658

F-22

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE F – RELATED PARTY TRANSACTIONS

Chief Executive Officer

Effective August 15, 2011, the Company entered into a Working Interest Incentive Plan (“WIIP”) with the Company’s CEO, Samuel L. Banks. Under the WIIP, Mr. Banks may purchase:

•	Working interests in prospects from the Company or from unaffiliated third parties up to 2.5% of the Company’s working interest; and

•	Working interests in production acquisitions that the Company undertakes in an amount up to 5% of the aggregate cost of the interest to be acquired.

The purchase price for any interests acquired from the Company shall be determined using the same cost basis as the Company acquired such interest. The terms under which the Executive acquires any interests shall be no better than the terms agreed to by unaffiliated third parties.

Working interests acquired during 2013 and 2012 under this plan are listed below:

			Amount
Year	Well, prospect or project	W.I.	paid

2013	Austin Chalk	1.0000%	$9,412
2013	Addison Acquisition	2.0000%	150,000
2012	Sequoia	0.7366%	6,506
2012	Amazon	0.2260%	30,043
2012	Piranha	0.7106%	5,330
2012	Musial	0.7158%	5,726

Prior to the issuance of the Series A Preferred Stock in 2011, the Company declared the following distributions to the CEO and majority common stockholder:

•	All right, title and interest in and to 4,289 shares of Arelauquen Golf and Country Club S. A. (valued at $250,000 by the Company);

•	Rights to receive performance payments under that certain Asset Purchase and Sale Agreement dated January 28, 2010 by and among Texas Southeastern Gas Gathering Company, Yuma Energy, Inc., High Point Energy, LLC, and High Point Gas Gathering Company, L.P. The Company assigned no value to these performance payments, as there was no expectation that any of the contract bonus payment thresholds would be reached; and

•	An after project payout 17.5781% working interest in the Cote de Mer prospect (value to be determined at the time payout is reached and the interest is earned by the Company and the assignment is made to the CEO, no value was assigned by the Company since the initial test well in this prospect was in the process of being plugged and abandoned at year-end 2013).

F-23

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE F – RELATED PARTY TRANSACTIONS – Continued

In 2006, the Company entered into participation agreements with several unrelated industry participants under which it would receive a 20% back-in interest after payout to the participants and the CEO would receive a 5% back-in interest. The agreements were renegotiated in 2010 reducing the total back-in interest by 40% with the Company receiving 12.5% and the CEO receiving 2.5%. The project, named La Posada, achieved multiple discrete payouts during 2013 based on differing participant cost basis and the participants assigned the agreed working interests directly to the Company and the CEO at time of payout.

NOTE G – FAIR VALUE MEASUREMENTS

Certain financial instruments are reported at fair value on the Consolidated Balance Sheets. Under fair value measurement accounting guidance, fair value is defined as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants, i.e., an exit price. To estimate an exit price, a three-level hierarchy is used. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or a liability, into three levels (see the Fair Value section of Note B – Summary of Significant Accounting Policies). Yuma uses a market valuation approach based on available inputs and the following methods and assumptions to measure the fair values of its assets and liabilities, which may or may not be observable in the market.

Fair Value of Other Financial Instruments – The carrying values of financial instruments comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments.

Derivatives – The fair values of the Company’s commodity derivatives are based on third-party pricing models which utilize inputs that are either readily available in the public market, such as natural gas and oil forward curves and discount rates, or can be corroborated from active markets or broker quotes. These values are then compared to the values given by Yuma’s counterparties for reasonableness. The Company is able to value the assets and liabilities based on observable market data for similar instruments, which results in the Company using market prices and implied volatility factors related to changes in the forward curves. Derivatives are also subject to the risk that counterparties will be unable to meet their obligations. Because the Company’s derivative counterparty was BP at December 31, 2012 (and Société Générale starting in April 2013) (see Note H – Commodity Derivative Instruments and Note X – Subsequent Events), Yuma has not considered non-performance risk in the valuation of the Company’s derivatives.

F-24

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE G – FAIR VALUE MEASUREMENTS – Continued

	Fair value measurements at December 31, 2013
		Significant
	Quoted prices	other	Significant
	in active	observable	unobservable
	markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets:
Commodity derivatives - oil	$-	$818,637	$-	$818,637

Total assets	$-	$818,637	$-	$818,637

Liabilities:
Commodity derivatives - gas	$-	$472,564	$-	$472,564
Commodity derivatives - oil	-	423,217	-	423,217
Preferred stock derivative liability	-	-	51,290,414	51,290,414

Total liabilities	$-	$895,781	$51,290,414	$52,186,195

	Fair value measurements at December 31, 2012
		Significant
	Quoted prices	other	Significant
	in active	observable	unobservable
	markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets:
Commodity derivatives - gas	$-	$348,430	$-	$348,430
Commodity derivatives - oil	-	107,812	-	107,812

Total assets	$-	$456,242	$-	$456,242

Liabilities:
Preferred stock derivative liability	$-	$-	$25,031,855	$25,031,855

Total liabilities	$-	$-	$25,031,855	$25,031,855

Derivative instruments listed above include collars, swaps, and 3-way collars. For additional information on the Company’s derivative instruments and derivative liabilities, see Note H – Commodity Derivative Instruments and Note J – Preferred Stock Derivative Liability.

F-25

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE G – FAIR VALUE MEASUREMENTS – Continued

Debt – The Company’s debt is recorded at the carrying amount on its Consolidated Balance Sheets. For further discussion of the Company’s debt, please see Note N – Debt and Change in Banking Line and Agent Bank. The carrying amount of floating-rate debt approximates fair value because the interest rates are variable and reflective of market rates.

Asset Retirement Obligations (ARO’s) – The Company estimates the fair value of ARO’s based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, amounts and timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates. See Note D – Asset Retirement Obligations for a summary of changes in ARO’s.

A summary of the value and the changes in Yuma’s assets (liabilities) classified as Level 3 measurements during 2013 and 2012 is presented below:

Preferred
stock
derivative
liability

2013	$51,290,414
2012	25,031,855

Total change	$26,258,559

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS

Objective and Strategies for Using Derivative Instruments – In order to mitigate the effect of commodity price uncertainty and enhance the predictability of cash flows relating to the marketing of the Company’s crude oil and natural gas, Yuma enters into crude oil and natural gas price derivative instruments with respect to a portion of the Company’s expected production. The derivative instruments used include variable to fixed price commodity swaps, two-way and three-way collars.

The fixed price swap and two-way collar contracts entitle Yuma (floating price payor) to receive settlement from the counterparty (fixed price payor) for each calculation period in amounts, if any, by which the settlement price for the scheduled trading days applicable for each calculation period is less than the fixed strike price or floor price. Yuma would pay the counterparty if the settlement price for the scheduled trading days applicable for each calculation period is more than the fixed strike price or selling price. The amount payable by Yuma, if the floating price is above the fixed or selling price, is the product of the notional quantity per calculation period and the excess of the floating price over the fixed or ceiling price in respect of each calculation period. The amount payable by the counterparty, if the floating price is below the fixed or floor price, is the product of the notional quantity per calculation period and the excess of the fixed or floor price over the floating price in respect of each calculation period.

F-26

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

A three-way collar consists of a two-way collar contract combined with a put option contract sold by Yuma with a strike price below the floor price of the two-way collar. The Company receives price protection at the purchased put option floor price of the two-way collar if commodity prices are above the sold put option strike price. If commodity prices fall below the sold put option strike price, Yuma receives the cash market price plus the difference between the two put option strike prices. This type of instrument allows Yuma to capture more value in a rising commodity price environment, but limits the benefits in a downward commodity price environment.

While these instruments mitigate the cash flow risk of future reductions in commodity prices, they may also curtail benefits from future increases in commodity prices.

See Note G – Fair Value Measurements for a discussion of methods and assumptions used to estimate the fair values of the Company’s derivative instruments.

Counterparty Credit Risk – Derivative instruments expose Yuma to counterparty credit risk. The Company’s commodity derivative instruments at December 31, 2012 were with British Petroleum (“BP”) Corporation North America Inc., a subsidiary of BP Energy Company. Starting in April of 2013, all hedges were moved (novated) to Société Générale (“SocGen”). SocGen is rated “A” by Standard and Poor’s, “A2” by Moody’s, “A” by Fitch, and “AA” by BBRS. Commodity derivative contracts are executed under master agreements which allow Yuma, in the event of default, to elect early termination of all contracts. If Yuma chooses to elect early termination, all asset and liability positions would be netted and settled at the time of election.

Derivative instruments open as of January 1, 2014 are provided below. Natural gas prices are New York Mercantile Exchange (“NYMEX”) Henry Hub prices, and crude oil prices are NYMEX West Texas Intermediate, except for the oil swaps noted below that are based on Argus Light Louisiana Sweet.

F-27

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

	2014	2015		2016
	Settlement	Settlement		Settlement

NATURAL GAS (MMBtu):
3-way collars
Volume	779,285	2,377,371		1,122,533
Ceiling sold price (call)	$4.47	$4.47		$4.35
Floor purchased price (put)	$4.15	$4.00		$4.10
Floor sold price (short put)	$3.35	$3.25		$3.25

Swaps
Volume	2,189,984	458,622		-
Price	$4.08	$4.08		-

Reverse Swaps
Volume	142,233	293,234		-
Price	$4.27	$4.32		-

CRUDE OIL (Bbls):
3-way collars
Volume	50,900	89,512		70,263
Ceiling sold price (call)	$103.57	$104.36		$106.39
Floor purchased price (put)	$90.88	$86.49		$92.38
Floor sold price (short put)	$69.41	$65.82		$72.38

Swaps
Volume	276,126	-		-
Price	$94.07	-		-

Swaps at Argus Light Louisiana Sweet
Volume	22,816	-		-
Price	$99.40	-		-

Sold puts
Volume	54,000	-		-
Floor sold price (short put)	$70.00	-		-

Put Spread
Volume	-	27,588		-
Floor purchased price (put)	-	$90.00	*	-
Floor sold price (short put)	-	$75.00	*	-

* Contracts include a premium to be paid by Yuma of $5.56 per barrel as the contracts mature ($153,389 total premium). The premium is not included in these prices.

F-28

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

Derivatives for each commodity are netted on the Consolidated Balance Sheets as they are all contracts with the same counterparty. The following table presents the fair value and balance sheet location of each classification of commodity derivative contracts on a gross basis without regard to same-counterparty netting:

	Fair value as of
	December 31,	December 31,
	2013	2012

Asset commodity contracts:
Contracts designated as hedging instruments:
Current assets	$-	$800,407
Noncurrent assets	-	370,080

	-	1,170,487

Contracts not designated as hedging instruments:
Current assets	1,109,403	1,100,900
Noncurrent assets	2,861,225	636,748

	3,970,628	1,737,648

Liability commodity contracts:
Contracts designated as hedging instruments:
Current liabilities	-	(410,508)
Noncurrent liabilities	-	(383,650)

	-	(794,158)

Contracts not designated as hedging instruments:
Current liabilities	(1,786,535)	(1,035,917)
Noncurrent liabilities	(2,261,237)	(621,818)

	(4,047,772)	(1,657,735)

Total derivative instruments	$(77,144)	$456,242

F-29

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE H – COMMODITY DERIVATIVE INSTRUMENTS – Continued

Sales of natural gas and crude oil on the Consolidated Statements of Operations are comprised of the following:

	Years ended December 31,
	2013	2012	2011

Sales of natural gas and crude oil	$28,235,413	$19,684,132	$18,083,210
Gains (losses) realized on commodity derivatives	(524)	228,557	639,380
Gains (losses) on ineffectiveness of cash flow hedges	-	712,681	273,786
Gains (losses) unrealized on non-qualifying commodity/derivatives	(231,886)	544,237	(41,939)
Amortized gains from benefit of sold qualified options	72,600	128,512	-
Amortized losses from cost of purchased nonqualified oil calls	-	(16,004)	-

Total sales of natural gas and crude oil	$28,075,603	$21,282,115	$18,954,437

A reconciliation of the components of accumulated other comprehensive income (loss) in the Consolidated Statements of Changes in Equity is presented below:

	2013		2012		2011
	Before tax	After tax	Before tax	After tax	Before tax	After tax

Balance, beginning of period	$437,140	$268,841	$(111,628)	$(68,651)	$864,190	$531,477
Net change in fair value	-	-	1,075,885	661,668	(1,071,796)	(659,155)
Gains reclassified to income	-	-	(398,604)	(245,141)	(198,885)	(122,314)
Proceeds from sale of commodity hedging instruments	-	-	-	-	294,863	181,341
Amortized gains from benefit of sold qualified options realized in income	(72,600)	(44,649)	(128,513)	(79,035)	-	-
Other reclassifications due to expired contracts previously subject to hedge accounting rules	(301,499)	(185,422)	-	-	-	-

Balance, end of period	$63,041	$38,770	$437,140	$268,841	$(111,628)	$(68,651)

F-30

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE I – SERIES A AND SERIES B PREFERRED STOCK

The Company is authorized to issue up to 50,000 shares of Series A Preferred Stock, par value $0.01 per share. During July 2011, the Company issued 14,605 shares of Series A Preferred Stock in connection with a private placement, realizing gross proceeds of $14,605,000 offset by offering expenses of $1,271,396 resulting in net proceeds of $13,333,604. The stated value and issue price of the Series A Preferred Stock is $1,000.00 per share and each share is convertible into one share of YEI’s common stock. The Series A Preferred Stock pays a cumulative dividend on a semi-annual basis of $30.00 per share out of funds legally available (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock and subject to increase as further described below) as declared by the Board of Directors. These dividends are cumulative from the date of issuance, whether or not such dividends are declared, and are payable semi-annually, when and as declared by the Board of Directors, on June 30 and December 31 in each year. At the election of the Board of Directors, the dividends on the Series A Preferred Stock may be paid in additional shares of Series A Preferred Stock. Since the Required Event, as defined below, had not occurred by September 30, 2013, the semi-annual dividend rate on the Series A Preferred Stock increased, commencing on October 1, 2013, to a semi-annual rate of $60.00. Further, since the Required Event had not occurred by December 31, 2012, March 31, 2013 or June 30, 2013, then on each date the Series A Conversion Price then in effect decreased by an amount such that the Series A Preferred Stockholders increased their aggregate ownership in the Company by one percent. The “Required Event”, or “Liquidity Event”, means the conversion of the Series A Preferred Stock to common stock and registration of these shares under the Securities Act of 1933, as amended, and the listing on a national securities exchange, quoted on the OTC Bulletin Board or quoted on the Pink Sheets. At December 31, 2012, the Company had not met the requirements of the Required Event and, as a result, the conversion rate to common stock for shares of Series A Preferred Stock changed from one to one to a conversion rate of one share of Series A Preferred Stock to 1.067579 shares of common stock, effectively providing a one percent increase in equity ownership in the Company to the Series A Preferred Stock stockholders. During 2013, the Company did not meet the requirements of the Required Event and, as a result of the required adjustments in the conversion rate at March 31, 2013 and June 30 2013, the conversion rate of one share of Series A Preferred Stock increased to 1.207101257 shares of common stock.

Unless prohibited by Delaware law governing distributions to stockholders, if the Required Event has not occurred on or before June 30, 2016, the Company shall offer to purchase all shares of the Series A Preferred Stock then outstanding at a price per share equal to the greater of (A) the Series A original issue price per share, plus any accrued but unpaid dividends, whether or not declared, together with any other dividends declared but unpaid, and (B) the fair market value of a single share of Series A Preferred Stock as determined by a third party appraiser.

The Company is authorized to issue up to 35,000 shares of Series B Preferred Stock, par value $0.01 per share. During July and August 2012, the Company issued 18,590 shares of Series B Preferred Stock in a private placement, realizing gross proceeds of $18,590,000 offset by offering expenses of $1,406,295, resulting in net proceeds of $17,183,705. The stated value and issue price of the Series B Preferred Stock was $1,000.00 per share, and each share is convertible into 0.508185 shares of common stock. The Series B Preferred Stock pays a cumulative dividend on a semi-annual basis of $30.00 per share out of funds legally available, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. Such dividend shall be cumulative from the date of issuance of the Series B Preferred Stock, whether or not such dividends are declared, and shall be payable semi-annually, when and as declared by the Board of Directors, on June 30 and December 31 in each year. At the election of the Board of Directors, the dividends on the Series B Preferred Stock may be paid in additional shares of Series B Preferred Stock. Unless prohibited by Delaware law governing distributions to stockholders, if the Required Event, as defined above, has not occurred by June 30, 2017, the Company shall offer to purchase all shares of the Series B Preferred Stock then outstanding, so long as no shares of the Series A Preferred Stock remain to be converted. If shares of the Series A Preferred Stock remain outstanding, then the conversion date for the Series B Preferred Stock will be extended for so long as any shares of Series A Preferred Stock have not been converted or the Company has not funded in full the offer to purchase pursuant to a Required Event.

F-31

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE I – SERIES A AND SERIES B PREFERRED STOCK – Continued

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment may be made to the holders of the Series B Preferred Stock, an amount per share equal to the greater of (i) the original issue price, plus accrued but unpaid dividends or (ii) such amount per share as would have been payable had all shares of the Series A Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution or winding up. After the payment of all preferential amounts required to be paid to the holder of shares of Series A Preferred Stock, the holders of Series B Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, an amount per share equal to the greater of (i) the original issue price, plus any accrued but unpaid dividends thereon or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to such liquidation, dissolution or winding up.

The Series A and Series B Preferred Stock is presented on the Company’s balance sheet between Other Noncurrent Liabilities and Equity (the mezzanine section) since it has characteristics of both debt and equity. The carrying amount on the Company’s balance sheets represents the net proceeds increased by accretion of stock issue costs less the value at time of origination of the embedded conversion feature as described in Note J – Preferred Stock Derivative Liability. The accretion of issue costs increases the Preferred Stock by amortizing the costs to equity through the trigger date for the Company’s repurchase of such shares, June 2016 for Series A Preferred Stock and June 2017 for Series B Preferred Stock.

NOTE J – PREFERRED STOCK DERIVATIVE LIABILITY

The Company issued Series A Preferred Stock in July 2011 and Series B Preferred Stock in July and August 2012 with certain embedded anti-dilution provisions (embodied weighted average ratchet or reset provisions) which provide for conversion price adjustments (“down-round protection”) should additional shares of common or preferred stock be issued by the Company at a lower valuation than the valuation used at the time the Series A or Series B Preferred Stock was issued. In addition, the Series A and Series B Preferred Stock provides that the Company is obligated to repurchase these shares should the Required Event not occur by June 20, 2016 in the case of the Series A Preferred Stock and June 30, 2017 in the case of the Series B Preferred Stock. The down-round provision and the ability to “put” the stock back to the Company have the features of an option or derivative. The provisions of Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, require the Company to bifurcate the embedded derivative from the carrying value of the Series A and Series B Preferred Stock and record it on the Company’s balance sheet as a derivative liability, at fair value. Accordingly, at each reporting date, the Company must mark the derivative liability to estimated fair value, with the resulting changes being recognized in earnings. Management has elected to determine the fair value of this derivative using a Monte Carlo option pricing model with Level 3 inputs (see the Fair Value section of Note B – Summary of Significant Accounting Policies for Level 3 Valuation Techniques). The assumptions used are reviewed on a quarterly basis and are subject to change based primarily on Management’s assessment of the probability of various events. Accordingly, changes to these assessments could materially affect the valuation. After the initial valuation, changes in fair value are made with the increase or decrease flowing to the Consolidated Statements of Operations as “Change in fair value of preferred stock derivative liability”. Upon issuance of the Series A Preferred Stock in July 2011, the fair value of the associated derivative was $89.86 per share of Series A Preferred Stock, or an aggregate of $1,312,405. The December 31, 2013 and 2012 fair value of the Series A derivative was $2,581.00 and $1,565.00, respectively, per share of Series A Preferred Stock, or an aggregate of $40,361,678 and $22,856,825, respectively. Upon issuance of the Series B Preferred Stock in July and August 2012, the fair value of the associated derivative was $55.00 for July and $52.79 for August per share of Series B Preferred Stock, or an aggregate of $1,016,715. The December 31, 2013 and 2012 fair value of the Series B derivative was $556.00 and $117.00, respectively, per share of Series B Preferred Stock, or an aggregate of $10,928,736 and $2,175,030, respectively. At December 31, 2013, the level 3 inputs to the Monte Carlo option pricing model were an assumed valuation market value of equity of $266.5 million based on a discount to net asset value, resulting in a value per share on a fully diluted and as-converted bases of $3,099. The evaluation assumed a likely reverse merger or initial public offering with a probability of 25% in the second quarter, 60% in the third quarter and 20% in the fourth quarter of 2014, with some sale or other exit of the Company soon after 2014 if not completed in 2014. The volatility was assumed to be 36.55% and was derived from implied volatilities of a number of public companies (tickers: AXAS, CRK, CRZO, GDP, PQ, SFY, and WRES) adjusted for relatively lower amount of debt in Yuma at year-end 2013.

F-32

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE K – PAYMENT OF PREFERRED DIVIDENDS IN KIND

On June 30, 2013 and December 31, 2013, the Company elected to pay the semi-annual dividends to the preferred stockholders in additional preferred shares (in kind), with cash payments being made in lieu of any fractional shares. The following shares and cash payments were issued to the existing preferred stockholders as of the record dates:

	June 30, 2013		December 31, 2013
	Additional		Additional
	preferred	Cash	preferred	Cash
	shares	payments	shares	payments

Series A Preferred Stock	403	$35,150	630	$45,360
Series B Preferred Stock	533	$24,700	533	$40,690

F-33

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE K – PAYMENT OF PREFERRED DIVIDENDS IN KIND – Continued

The payment in kind to preferred stockholders was recorded at fair value using the valuation of the common stock performed by an outside consulting firm as further described in Note G – Fair Value Measurements, at the preferred conversion rate to common stock as of June 30, 2013 and December 31, 2013. Components of the total fair value of $5,412,281 for the preferred stock dividends consist of:

	June 30, 2013		December 31, 2013
	Additional		Additional
	preferred	Dividends	preferred	Dividends
	shares	in kind	shares	in kind

Series A Preferred Stock	403	$1,431,938	630	$2,347,583
Series B Preferred Stock	533	$796,607	533	$836,153

YEI issued the above additional preferred shares to each class of preferred stock. The outstanding shares after the preferred dividend in kind are as follows:

	Preferred	Preferred	Preferred	Preferred
	shares	stock	stock	shares
	outstanding	dividend	dividend	outstanding
	prior to	June 30,	December 31,	at December 31,
	dividend	2013	2013	2013

Series A Preferred Stock	14,605	403	630	15,638
Series B Preferred Stock	18,590	533	533	19,656

NOTE L – STOCK AWARDS AND THEIR TREATMENT

Under the terms of the 2011 Stock Option Plan (See Note O – Stockholders’ Equity), on April 1, 2013, the Company issued 1,278 Restricted Stock Awards (“RSA’s”) to employees that vest one-third immediately, one-third at December 31, 2013 and one-third at December 31, 2014 subject to the successful completion of a Liquidity Event and any underwriter lock-up period. Should an employee leave the Company, any unvested RSA’s are forfeited.

On April 1, 2013, the Company granted 236 RSA’s to employees in lieu of cash awards for 2012 under the Annual Incentive Plan (see Note R – Employee Benefit Plans) that vest immediately at the completion of a Liquidity Event and any underwriter lock-up period, but no later than June 30, 2016. These RSA’s are not forfeited should the employee leave the Company and have therefore been recorded at the same per share valuation determined in conjunction with the valuation of the derivative liability as of March 31, 2013. These rewards are equity-based and compensation expense is calculated as the number of shares awarded multiplied by the value calculated for each share by the outside valuation consultant as of the date of issue. Once the value has been recorded, it does not change in subsequent periods.

F-34

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE L – STOCK AWARDS AND THEIR TREATMENT – Continued

On April 1, 2013, the Company granted 33 RSA’s to the then non-employee members of the Board of Directors with a vesting schedule of one-third immediately, one-third at December 31, 2013 and one-third at December 31, 2014 subject to the completion of a Liquidity Event and any underwriter lock-up period. Should a Director leave the Board, any unvested shares are forfeited.

On April 1, 2013, the Company granted 225 RSA’s to Mr. Volk, a Board member, and long-term advisor to the Company. The vesting period for this award is one-third immediately, one-third at December 31, 2013 and one-third at December 31, 2014 subject to the completion of a Liquidity Event and any underwriter lock-up period. Should Mr. Volk leave the Board, any unvested shares are forfeited.

On June 1, 2013, the Company issued 1,173 RSA’s to employees that vest one-third at December 31, 2013, one-third at December 31, 2014 and one-third at December 31, 2015 subject to the successful completion of a Liquidity Event and any underwriter lock-up period. Should an employee leave the Company, any unvested shares are forfeited.

A Liquidity Event shall occur upon the closing of an initial public offering raising gross proceeds of at least $40 million or a sale of YEI’s common stock under the Securities Act of 1933, and the listing on a national securities exchange, quoted on the OTC Bulletin Board or quoted on the Pink Sheets.

A summary of the status of the RSA’s and changes during 2013 is presented below.

	Number of	Weighted
	unvested	average
	RSA	grant-date
	shares	fair value

Unvested shares as of January 1, 2013	-
Granted on April 1, 2013	1,278	$2,062 per share
Granted on April 1, 2013	236	$2,062 per share
Granted on April 1, 2013	33	$2,062 per share
Granted on April 1, 2013	225	$2,062 per share
Granted on June 1, 2013	1,173	$3,289 per share
Vested	-
Forfeited	(206)	$2,670 per share

Unvested shares as of December 31, 2013	2,739	$2,542 per share

On April 1, 2013, the Company granted 163 Restricted Stock Units or “RSU’s”. In order to vest, an employee must have continuous service with the Company from time of issue through April 1, 2016, the Vesting Date. The shares may be settled in cash and do not require the eventual issuance of common stock (although it is an election available to the Company); consequently, the rewards are liability based and the booked valuation will change as the market value for common stock (as determined by an outside consulting firm) changes. Compensation expense will be recognized over the three-year vesting period.

F-35

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE L – STOCK AWARDS AND THEIR TREATMENT – Continued

A summary of the status of the unvested shares of RSU’s and changes during 2013 is presented below.

	Number of	Weighted
	unvested	average
	RSU	grant-date
	shares	fair value

Unvested shares as of January 1, 2013	-
Granted on April 1, 2013	163	$2,062 per share
Vested	-
Forfeited	(5)	$2,062 per share

Unvested shares as of December 31, 2013	158	$2,062 per share

NOTE M – EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Potential common stock equivalents are determined using the “if converted” method.

Potentially dilutive securities for the computation of diluted weighted average shares are as follows:

	Twelve months ended
	December 31,
	2013	2012	2011

Series A Convertible Preferred Stock	17,119	14,608	7,312
Series B Convertible Preferred Stock	9,585	4,050	-
Restricted Stock Awards	1,940	-	-
Restricted Stock Units	121	-	-

	28,765	18,658	7,312

The Company excludes stock options and other stock-based awards whose effect would be anti-dilutive from the calculation. For the years ended December 31, 2013, 2012 and 2011, adjusted earnings were losses, therefore common stock equivalents were excluded from the calculation of diluted net loss per common share, as their effect was anti-dilutive.

F-36

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK

	December 31,	December 31,
	2013	2012

Variable rate revolving credit facility payable to Société Générale and OneWest Bank, FSB, maturing May 20, 2017, with possible acceleration (see below), secured by oil and natural gas reserves held by Yuma Exploration and Production Company, Inc. and guaranteed by YEI.	$31,215,000	$-

Variable rate revolving credit facility payable to Union Bank, N.A. and Amegy Bank National Association, maturing August 10, 2015, secured by oil and natural gas reserves held by Yuma Exploration and Production Company, Inc. and guaranteed by YEI.	-	17,875,000

Installment loan due February 28, 2014, originating from the financing of insurance premiums at 4.29% interest rate.	178,027	-

Installment loan due March 1, 2013, originating from the financing of insurance premiums at 3.24% interest rate.	-	183,601

	31,393,027	18,058,601
Less: Current portion	(178,027)	(183,601)

Total long-term debt	$31,215,000	$17,875,000

On August 10, 2011, Exploration entered into a $125 million syndicated senior credit facility with Amegy Bank National Association (“Amegy”) as Administrative Agent. The facility was for four years, with a maturity of August 10, 2015. The maximum available under the revolving credit facility is determined by a formula based on the discounted value of the producing and non-producing crude oil and natural gas reserves (the borrowing base). Interest on the facility accrued at Yuma’s option based on prime as published by the Wall Street Journal, or a rate based on London Interbank Offering Rate (“LIBOR”).

The prime and LIBOR base rates were increased by the following margins:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 75%	1.25%	3.50%
50% < utilization < 75%	1.00%	3.25%
25% < utilization < 50%	0.75%	3.00%
Utilization < 25%	0.50%	2.75%

F-37

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK – Continued

On September 24, 2012, the credit facility was amended whereby Union Bank N. A. (Union) came in as a participant at 64% (Amegy reduced to 35%) and took over from Amegy as Administrative Agent. Amegy, however, has remained Yuma’s bank for regular operational banking functions. The amendment changed the interest rate margins as follows:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 90%	2.00%	3.00%
75% < utilization < 90%	1.75%	2.75%
50% < utilization < 75%	1.50%	2.50%
Utilization < 50%	1.25%	2.25%

On February 13, 2013, the credit facility was further amended to bring SocGen in as a new participant and as a replacement for Union as the Administrative Agent, and to remove Amegy from the syndication (although still remaining Yuma’s bank for operations). The participation allocation became 68.75% for SocGen and 31.25% for Union. The new interest rate margins are as follows:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 90%	2.25%	3.25%
75% < utilization < 90%	2.00%	3.00%
50% < utilization < 75%	1.75%	2.75%
25% < utilization < 50%	1.50%	2.50%
Utilization < 25%	1.25%	2.25%

On May 20, 2013, a third amendment to the credit agreement brought in OneWest Bank, FSB (“OneWest”) to replace Union with new participation equal for SocGen and OneWest at 50/50. With the new amendment, the credit agreement now matures May 20, 2017; provided, however, that if the Series A Preferred Stock is not terminated or the redemption date of that series is not extended past May 20, 2018, and changed on or prior to January 1, 2016, the maturity date of the credit agreement accelerates to no later than April 30, 2016.

On September 27, 2013, the Borrowing Base Redetermination Agreement and Assignment brought in View Point Bank, N.A. (“View Point”) as a third lender in the credit agreement. Participating percentages are now 37.5% for SocGen, 37.5% for OneWest and 25% for View Point.

F-38

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK – Continued

Costs paid to SocGen to bring them into the syndicate include a $150,000 arrangement fee, an $88,000 upfront fee, and $87,598 in attorney fees. Costs paid to replace Union with OneWest were a $50,000 arrangement fee and a $216,000 upfront fee and $37,061 in attorney fees. On September 27, 2013, Yuma paid SocGen a $24,000 redetermination fee whereby the borrowing base was increased $4 million to $40 million. Attorney fees for the redetermination were $4,080. All these costs are being amortized over the life of the loan. SocGen was also paid an annual administrative fee of $25,000 to be amortized over the year. The unamortized Amegy and Union costs of $123,925 and $189,727 were written off immediately upon their exit from the syndicate. SocGen also required all commodity hedges be moved from BP to SocGen and charged a fee of $175,000 for the novation. This fee was fully expensed.

Cash paid for interest year ended December 31, 2013 to Union as administrator was $74,839 and to SocGen as administrator was $870,718. All the interest paid to Union was prime-based at 4.75%. On June 14, 2013, $5,000,000 of outstanding debt was converted to LIBOR and on July 15, another $15,000,000 was converted to LIBOR. Except for a brief period (November 15th to December 5th) when only $5,000,000 was in LIBOR, Yuma has kept $20,000,000 in LIBOR. Yuma’s all-in rates for LIBOR have ranged from 2.92% to 3.21% per annum. SocGen interest rates for prime-based debt have primarily been 5% with two short periods (46 days and 8 days) at 5.25% per annum.

Cash paid to Union as the Administrative Agent for both participating banks for interest during 2012 was $201,731 and was prime-based. Costs to amend the credit agreement in 2012 paid to Union to bring them in with Amegy were $150,000 for upfront facility fees and $88,916 for attorneys and other professional fees. The Union start-up fees were being amortized along with the Amegy fees until the original maturity date.

During 2012 until September 24, 2012 while Amegy was the lone participating bank, Yuma elected the LIBOR option on a portion of the revolver starting January 23, 2012 through May 23, 2012. LIBOR-based debt started at $2 million and went to $12 million on February 21, 2012 for one day and was $10 million from the next day, February 22, 2012, through May 23, 2012. LIBOR-based rates for Yuma during this period ranged from 3.2789% to 3.7789% per annum. Otherwise, interest was prime based at 3.75% to 4.5% per annum for 2012 up until the credit facility was amended to bring in Union as a participating bank and new Administrative Agent. Cash paid to Amegy during 2012 up until that date was $428,259 prime-based and $97,269 LIBOR-based.

The terms of the loan agreement require Exploration to meet a specific current ratio, interest coverage ratio, and a funded debt to EBITDA ratio. In addition, the facility requires the guarantee of YEI. Exploration was in compliance with the loan covenants as of December 31, 2013.

F-39

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE N – DEBT AND CHANGE IN BANKING LINE AND AGENT BANK – Continued

Cash paid to loan administrators for commitment fees consists of the following:

	Year ended	Year ended
	December 31,	December 31,
	2013	2012

SocGen	$52,431	$-
Union	3,679	16,452
Amegy	-	52,994

	$56,110	$69,446

Aggregate principal payments based on Yuma’s current borrowings as of December 31, 2013 for the next five years are shown below:

2014	$178,027
2015	-
2016	-
2017	31,215,000
2018	-

NOTE O – STOCKHOLDERS’ EQUITY

1.	Common Stock

The Company is authorized to issue up to 130,000 shares of common stock, par value $0.01. With the issuance of the Series A Preferred Stock, each then-outstanding share of common stock (1,141 shares) was converted into 47.3269 shares of common stock (54,000 total shares). The holders of common stock are entitled to one vote for each share of common stock, except as otherwise required by law; holders of common stock are not entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of the Preferred Stock. So long as any shares of Series A or Series B Preferred Stock are outstanding, no dividends may be declared or paid or set apart for payment and no other distribution may be declared or made or set apart for payment, in each case except for certain property distributions as defined in the Certificate of Incorporation, and detailed in Note F – Related Party Transactions.

2.	2011 Stock Option Plan

Effective June 21, 2011, the Company adopted the 2011 Stock Option Plan (“Stock Plan”). The Stock Plan provides, among other things, for the granting of up to 6,000 shares of common stock as awards to key employees, officers, directors, and consultants of the Company by the Board of Directors. An award may take the form of stock options, stock appreciation rights (“SARS”), or restricted stock.

F-40

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE P – INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment for financial reporting versus income tax reporting. The deferred taxes represent the future tax return consequences of those differences that will either be taxable or deductible when the differences in the basis of assets and liabilities reverse.

The Company recognizes and measures income tax benefits that are more likely than not to be sustained on eventual examination or settlement. Deferred tax assets are recorded to the extent the Company believes these assets will more likely than not be realized.

The Company does not have any unrecognized tax benefits for the years 2013 and 2012. In addition, the Company does not anticipate any unrecognized tax benefits during the next twelve months from the report date, April 24, 2014.

The Company did not incur any income tax deficiencies during 2011, 2012, and 2013, and therefore had no interest or penalties assessed during the years ended December 31, 2011, 2012, and 2013.

The tax years of the Company that remain subject to examination by the Internal Revenue Service and other tax authorities are 2010, 2011, 2012, and 2013.

The Company follows the liability and asset approach in accounting for income and state franchise taxes as required by the provisions of FASB concerning accounting for income taxes. Deferred tax liabilities and assets are determined using the tax rates for the period in which those accounts are expected to be paid or received.

Provisions for income taxes are composed of the following for the years ended December 31, 2013, 2012 and 2011:

	December 31,	December 31,	December 31,
	2013	2012	2011

Continuing operations:
Current income taxes:
Federal	$-	$-	$-
State	-	-	-

Total	-	-	-

Deferred income taxes (benefit):
Federal	2,705,688	2,744,068	769,573
State	374,584	354,241	83,923

Total	3,080,272	3,098,309	853,496

Total taxes (benefit) on income	$3,080,272	$3,098,309	$853,496

F-41

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE P – INCOME TAXES – Continued

Deferred tax liabilities (assets) that are recognized for the estimated future tax effects attributable to temporary differences and carryforwards at year-end are as follows:

	December 31,	December 31,
	2013	2012

Current:
Deferred tax asset (stock based compensation)	$146,964	$-

Noncurrent:
Deferred tax liability (hedges)	$24,262	$168,297
Deferred tax liability from excess of book basis over tax basis of certain assets including property, plant and equipment	23,116,582	16,307,945

	23,140,844	16,476,242

Stock based compensation	(27,079)	-
Alternative minimum tax credit carryforwards	(121,686)	(121,686)
Net operating loss carryforwards	(9,831,874)	(6,277,264)

Deferred tax asset	(9,980,639)	(6,398,950)

Net deferred tax liability	$13,160,205	$10,077,292

The deferred tax assets at December 31, 2013 and 2012 of $9,980,639 and $6,398,950, respectively, consist of deductible temporary differences related to operating loss carryforwards, unrealized losses from oil and gas hedges, and tax credit carryforwards and stock based compensation generated by the consolidated group:

Year NOL	NOL	Year of
generated	remaining	expiration

2013	$9,472,693	2034
2012	8,082,421	2033
2011	5,511,938	2032
2009	4,844,318	2030
2007	1,095,474	2028
2002	3,050,662	2023

Total	$32,057,506

The tax provisions differ from the amounts that would be calculated by using federal statutory rates of 35 percent to calculate income taxes because (i) no tax benefit has been recognized for nondeductible operating expenses; (ii) the Companies are subject to various state income taxes; and (iii) the tax provisions consider the effect of graduated rates.

F-42

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE P – INCOME TAXES – Continued

When the Company believes that it is more likely than not that a net operating loss or credit carryforward may expire unused, it establishes a valuation allowance against the loss or credit. No valuation allowance has been established as of December 31, 2013 or 2012. Income taxes are allocated among the companies in the consolidated group on the basis of the tax effect each company contributed to income taxes for the years 2013 and 2012.

NOTE Q – CONTINGENCIES

1.	Certain Legal Proceedings

From time to time, the Company is party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on the Company’s financial condition, results of operations, or cash flows.

2.	Environmental Remediation Contingencies

As of December 31, 2013 and 2012, there were no known environmental or other regulatory matters related to the Company’s operations that were reasonably expected to result in a material liability to the Company. The Company’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

Yuma has been named as one of 97 defendants in a matter entitled Board of Commissioners of the Southeast Louisiana Flood Protection Authority – East, Individually and As the Board Governing the Orleans Levee District, the Lake Borgne Basin Levee District, and the East Jefferson Levee District v. Tennessee Gas Pipeline Company, LLC, et al., Civil District Court for the Parish of Orleans, State of Louisiana, No. 13-6911, Division “J” - 5, now removed as Civil Action No. 13-5410, before the United Stated District Court, Eastern District of Louisiana. Plaintiff filed the suit on July 24, 2013 seeking damages and injunctive relief arising out of defendants’ drilling, exploration, and production activities from the early 1900s to the present day in coastal areas east of the Mississippi River in Southeast Louisiana.

The suit alleges that defendants’ activities have caused “removal, erosion, and submergence” of coastal lands resulting in significant reduction or loss of the protection such lands afforded against hurricanes and tropical storms. Plaintiff alleges that it now faces increased costs to maintain and operate the man-made hurricane protection system and may reach the point where that system no longer adequately protects populated areas.

Plaintiff lists hundreds of wells, pipelines, and dredging events as possible sources of the alleged land loss. Yuma is named in association with 11 wells, four rights-of-way, and one dredging permit. The suit does not specify any deficiency or harm caused by any individual activity or facility.

Although the suit references various federal statutes as sources of standards of care, plaintiff claims that all causes of action arise under state law: negligence, strict liability, natural servitude of drain, public nuisance, private nuisance, and as third-party beneficiary under breach of contract.

F-43

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Q – CONTINGENCIES – Continued

The lawsuit is in its early stages. No broad activity is expected until after the federal court decides whether to remand the matter to state court. The court retaining jurisdiction will then set a scheduling order under which preliminary motions will be heard, likely over the next several months. Potential motions to dismiss are numerous, including, challenges to plaintiff’s right to bring suit, no cause of action, and improper parties. At this time, the Company cannot predict the outcome of this case and, in Management’s opinion, assess any potential liability; therefore no liability has been recorded on the Company’s books.

NOTE R – EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) plan (the “Plan”) for its qualified employees. Employees may contribute any amount of their compensation to the Plan, subject to certain Internal Revenue Service annual limits and certain limitations for employees classified as high income. The Plan provides for discretionary matching contributions by the Company, and the Company currently provides a match for non-highly compensated employees only at a rate of 100 percent of each employee’s contribution up to 4 percent of the employee’s base salary. The Company contributed $33,412 and $32,120 under this policy for 2013 and 2012, respectively.

The Company provides medical, dental, and life insurance coverage for both employees and dependents, along with long-term disability and accidental death and dismemberment coverage for employees only. The Company pays the full cost of coverage for all insurance benefits except medical. The Company’s contribution toward medical coverage is 85 percent for the employee portion of the premium, and a variable percentage of the dependent portion, depending on employee compensation levels.

The Company offers paid vacations to employees in time increments determined by longevity and individual employment contracts. The Company policy provides a limited carry forward of vacation time not taken during the year. The Company recorded an accrued liability for compensated absences of $123,406 and $118,201 for 2013 and 2012, respectively.

The Company maintains employment contracts with members of its exploration staff and with certain key employees of the Company. As of December 31, 2013, future employment contract salary commitments were $1,562,833, excluding automatic renewals, evergreen and month-to-month provisions, and potential Annual Incentive Plan awards as described below.

The Company adopted a Stock Plan as described in Note O – Stockholders’ Equity.

During December 2011, the Company adopted an employee Annual Incentive Plan (“AIP”). Under the AIP, the Board of Directors establishes certain performance metrics by which Management is to be measured annually. These metrics are changed each year and awards of either restricted stock, cash, or some combination of both may be made to members of the Company’s management team. The Board will meet during 2014 to evaluate the Company’s management team and determine any awards that may be due for 2013 (see Note X – Subsequent Events). To the extent compensation costs relate to employees directly involved in exploration and development activities, such amounts are capitalized to oil and natural gas properties. Amounts not capitalized to oil and natural gas properties are recognized as general and administrative expense.

F-44

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE S – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, CONCENTRATIONS OF CREDIT RISK, AND CONCENTRATIONS IN GEOLOGIC PROVINCES

1.	Off-Balance Sheet Risk

The Company does not consider itself to have any material financial instruments with off-balance sheet risks.

2.	Concentrations of Credit Risk

The Company maintains cash deposits with banks that at times exceed applicable insurance limits. The Company reduces its exposure to credit risk by maintaining such deposits with high quality financial institutions. The Company has not experienced any losses in such accounts.

Substantially all of Exploration’s accounts receivable result from oil and natural gas sales, joint interest billings and prospect sales to oil and gas industry partners. This concentration of customers, joint interest owners and oil and gas industry partners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic and other conditions. Such receivables are generally not collateralized; however, certain crude oil purchasers have been required to provide letters of guaranty from their parent companies.

3.	Concentrations in Geologic Provinces

The Company has a significant portion of its crude oil production and associated infrastructure concentrated in St. Bernard Parish, Louisiana. These properties are in state waters and as such, have exposure to named windstorms. The Company carries appropriate property coverage limits, but does not carry business interruption coverage for the potential lost production. The Company has changed its strategic direction to onshore geological provinces with little or no hurricane exposure.

NOTE T – OTHER DISCLOSURES

1.	Other Income (Expense)

	December 31,	December 31,	December 31,
	2013	2012	2011

Louisiana sales tax settlement	$(44,149)	$-	$-
Louisiana Mineral Board audit	(23,686)	-	-
Write off of liabilities net of assets	-	-	265,656
Private equity expenses	-	-	(96,810)
Other	(5,118)	(1,039)	(2,550)

Total	$(72,953)	$(1,039)	$166,296

F-45

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE T – OTHER DISCLOSURES – Continued

2.	Other Receivables

	December 31,	December 31,
	2013	2012

Debit balances for trade payables	$163,802	$-
Blowout insurance premium adjustment	162,075	-
Refund from PPI for duplicate charges	89,544	89,544
Cash flow hedge settlement	-	44,064
Parish sales tax refund	-	14,375
Other	2,429	3,555

Total	$417,850	$151,538

3.	Prepayments

	December 31,	December 31,
	2013	2012

Insurance	$209,415	$185,890
Exploration and drilling costs	187,145	1,015,904
Software maintenance agreements	14,099	78,092
Other subscriptions	13,560	4,282
Software licenses	8,593	5,819
Geological well database subscription	-	12,375
Other	1,179	1,179

Total	$433,991	$1,303,541

4.	Other Current Deferred Charges

	December 31,	December 31,
	2013	2012

Loan fees	$162,416	$133,893
Primary office space rent	-	12,554

Total	$162,416	$146,447

F-46

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE T – OTHER DISCLOSURES – Continued

5.	Other Noncurrent Assets

	December 31,	December 31,
	2013	2012

Deferred offering costs	$1,257,160	$-
Loan fees	384,953	211,997
Security deposits on leased office and storage spaces	7,300	7,300

Total	$1,649,413	$219,297

6.	Other Accrued Liabilities

	December 31,	December 31,
	2013	2012

Salaries and bonuses	$184,072	$427,478
Severance taxes	170,531	4,045
Accounting and audit	158,368	118,648
Vacation	123,406	118,201
Pre-initial public offering expenses	259,223	-
Sales and use tax	98,818	30,683
Fees for commodity hedging advisor	62,631	-
Interest expense	46,946	2,460
Commodity hedge settlement	21,463	-
Louisiana sales tax audit (contested)	-	217,721
Louisiana Mineral Board audit (contested)	-	56,158
Franchise taxes	-	1,523
Other	1,825	1,532

Total	$1,127,283	$978,449

7.	Other Noncurrent Deferred Credits

	December 31,	December 31,
	2013	2012

Fees for commodity hedging advisor	$69,998	$-
Primary office space rent	-	11,761

Total	$69,998	$11,761

F-47

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE U – SALES TO MAJOR CUSTOMERS

Yuma generally sells crude oil and natural gas to numerous customers on a month-to-month basis. In 2013, four customers accounted for approximately 78 percent of unaffiliated oil and gas sales. In 2012, four customers accounted for approximately 79 percent of unaffiliated oil and gas sales, and in 2011, approximately 65 percent of unaffiliated oil and gas sales were made to three customers.

NOTE V – LEASES

Yuma leases its primary office space of 15,180 square feet for $26,565 per month, plus $50 per month for each employee or contractor parking space. The lease term, as amended on July 30, 2010, expires on December 31, 2017. On November 1, 2012, the monthly rent reduced to $21,821 on a triple-net basis, and then escalates by 1.45 percent for the period November 1, 2013 through October 31, 2014. The lease then escalates by approximately 2.8 percent each year thereafter

Yuma currently leases approximately 2,000 square feet of office space at an off-site location as a storage facility. The current lease was effective December 28, 2004, and expired on January 31, 2012. The Company extended this lease for two additional years at the same terms. The lease called for a security deposit of $1,300, and monthly rent of $1,455 commencing on February 1, 2012.

Aggregate rental expense for 2013, 2012 and 2011 was $534,275, $378,192 and $367,212, respectively. As of December 31, 2013, future minimum rentals under all noncancellable operating leases are as follows:

2014	$523,521
2015	531,083
2016	520,762
2017	525,492
2018	2,197

NOTE W – DISCONTINUED OPERATIONS

Texas Southeastern Gas Gathering Company (“TSEGG”) was a wholly owned subsidiary of YEI and operated approximately 76 miles of gathering lines in Louisiana. On March 12, 2010, TSEGG closed on the sale of its pipeline assets located in Cameron, Iberville, Plaquemine and St. Bernard Parishes, Louisiana, for total proceeds of $7.5 million. The sale was effective January 1, 2010, and resulted in the recognition of a gain on the sale of $3,957,057 after estimated taxes of $2,633,524. Accordingly, the Company’s financial statements have been prepared with the net assets and liabilities, results of operations, and cash flows of this entity displayed separately as “discontinued operations.”

F-48

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE W – DISCONTINUED OPERATIONS – Continued

The terms of the sale call for an “Earn Out” calculation for each of the successive five years whereby the Company can earn $100,000, $250,000, or $500,000 if the revenues from the pipeline assets surpass certain prescribed hurdles. The total maximum “Earn Out” payments for the five years may not exceed $2.5 million. For 2013, 2012 and 2011, the revenues did not surpass any of the hurdles necessary to generate an “Earn Out” payment to TSEGG. Prior to the dissolution of TSEGG, the rights under the “Earn Out” provision were assigned to the Company’s CEO (see Note F – Related Party Transactions).

A summary of the results of operations of the discontinued company follows:

	December 31,	December 31,	December 31,
	2013	2012	2011

Results of operations:
Gas transportation revenue	$-	$-	$-
Operations and maintenance	-	-	-
General and administrative	-	-	(110,211)
Depreciation and amortization	-	-	-

Income (loss) from operations	-	-	(110,211)

Gain on sale of pipeline assets	-	-	-
Other income (expense)	-	-	(8,755)

Net income (loss) before taxes	-	-	(118,966)
Income tax expense (benefit)	-	-	(100,928)

Income from discontinued operations	$-	$-	$(18,038)

TSEGG was formally dissolved as of December 31, 2011. Subsequent to the dissolution, there are no reported current or noncurrent liabilities of discontinued operations for 2013 or 2012, and no income from discontinued operations in 2013 or 2012.

NOTE X – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 24, 2014, the date these financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements, except as noted below or already recognized or disclosed.

1.	Agreement and Plan of Merger and Reorganization with Pyramid Oil Company

On February 6, 2014, Pyramid Oil Company (“Pyramid”) and Yuma jointly announced a definitive merger agreement (the “merger agreement”) for an all-stock transaction. The transaction is subject to the approval of the stockholders of Yuma’s common stock and each class of Preferred Stock, and the stockholders of Pyramid.

F-49

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE X – SUBSEQUENT EVENTS – Continued

As part of the merger, Pyramid will reincorporate as a Delaware corporation and change its name to Yuma Energy, Inc. Under the terms of the merger agreement, Pyramid will issue an aggregate of 66,336,701 shares of newly issued Pyramid common stock, subject to certain adjustments, to Yuma stockholders, resulting in former Yuma stockholders owning approximately 93 percent of the post-merger company. The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code. Pyramid common stock is traded on the NYSE MKT under the symbol “PDO”. Upon closing, all Yuma executive officers and directors will assume the same roles with the combined company. The transaction is expected to close mid-2014.

2.	Deferred Offering Costs

As a result of the merger agreement with Pyramid Oil Company, the expenses of approximately $1.3 million incurred by the Company in exploring several alternative options to go public will be written off during the first quarter of 2014.

3.	Annual Incentive Plan Awards for 2013 and Restricted Stock Awards

During the March 6, 2014 meeting of the Board of Directors, the AIP awards for performance in 2013 were evaluated and approved. Participants will be offered the choice of cash, restricted stock, or a combination of cash and restricted stock. No shares of restricted stock will vest until the Company has a Liquidity Event.

During the March 6, 2014 meeting, the Board also awarded 22 shares of restricted stock to two non-employee members of the Board and awarded 237 shares of restricted stock to two employees. All of these awards have three year vesting schedules and all are subject to the occurrence of a Liquidity Event prior to vesting.

F-50

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

1.	Costs Incurred

Costs incurred in oil and natural gas property acquisition, exploration and development activities, all of which are conducted within the continental United States, are summarized below:

	December 31,	December 31,	December 31,
	2013	2012	2011

Property acquisition costs - unproved	$3,865,932	$17,025,756	$4,815,285
Property acquisition costs - proved	8,539,134	1,800,385	(186,273)
Sales proceeds - unproved	(679,266)	(1,386,649)	-
Sales proceeds - proved	(718,000)	-	-
Exploration costs	2,504,087	4,931,623	2,090,462
Development costs	11,910,179	7,699,903	3,922,267
Capitalized asset retirements costs	5,795,400	173,432	283,509

Total costs incurred	$31,217,466	$30,244,450	$10,925,250

The Company sells oil and natural gas prospects. The gains or losses from these sales are recorded as adjustments to the full cost pool under U.S. Securities and Exchange Commission (“SEC”) guidelines. Prospect profits were $50,346, $234,105 and $-0- for 2013, 2012 and 2011, respectively.

F-51

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

2.	Capitalized Costs Relating to Oil and Gas Producing Activities

The following table illustrates the total amount of capitalized costs relating to natural gas and crude oil producing activities and the total amount of related accumulated depreciation, depletion and amortization:

	December 31,	December 31,
	2013	2012

Oil and gas properties, full cost method:
Not subject to amortization:
Prospect inventory	$14,587,986	$12,845,654
Property acquisition costs - unproved	8,202,369	7,511,033
Well development costs - unproved	1,249,718	949,638
Subject to amortization:
Property acquisition costs - proved	36,999,813	28,832,235
Well development costs - proved	56,460,276	49,657,267
Capitalized costs - unsuccessful	50,849,905	43,132,174
Capitalized asset retirement costs	8,565,199	2,769,799
Total capitalized costs	176,915,266	145,697,800
Less accumulated depreciation, depletion and amortization	(84,438,840)	(72,510,968)
Net capitalized costs	$92,476,426	$73,186,832

3.	Reserves

Proved natural gas and oil reserves are those quantities of natural gas and oil, which, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. Based on reserve reporting rules, the price is calculated using the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period (if the first day of the month occurs on a weekend or holiday, the previous business day is used), unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. A project to extract hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes: (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible natural gas or oil on the basis of available geosciences and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geosciences, engineering or performance data and reliable technology establish a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil elevation and the potential exists for an associated natural gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geosciences, engineering or performance data and reliable technology establish the higher contact with reasonable certainty.

F-52

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

Developed natural gas and oil reserves are reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

The information below on our natural gas and oil reserves is presented in accordance with regulations prescribed be the SEC, with guidelines established by the Society of Petroleum Engineers’ Petroleum Resource Management System, as in effect as of the date of such estimates. The Company’s reserve estimates are generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates will change as future information becomes available and as commodity prices change. Such changes could be material and could occur in the near term.

The Company does not prepare engineering estimates of proved oil and natural gas reserve quantities for all wells. The Company only prepares engineering studies of estimated oil and natural gas quantities on a consolidated basis. The Company has a quantity of interests that, individually, are immaterial and are excluded from prepared engineering studies. Accounting sales volumes and receipts differ from amounts prepared by internal engineers and included in the following tables.

F-53

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

	2013	2012	2011

Barrels of oil:
Proved developed and undeveloped reserves:
Beginning of year	6,164,340	1,484,550	1,224,683
Revisions of previous estimates	(861,854)	(132,352)	122,335
Purchases of oil and gas properties	6,481,816	4,777,048	12,780
Extensions and discoveries	92,152	225,063	236,583
Sale of oil and gas properties	-	-	-
Production	(201,473)	(154,186)	(110,124)

End of year	11,614,811	6,200,123	1,486,257

Proved developed reserves - January 1,	1,130,465	1,123,623	981,391

Proved developed reserves - December 31,	1,607,229	1,130,465	1,123,623

Proved undeveloped reserves - January 1,	5,033,875	360,922	243,292

Proved undeveloped reserves - December 31,	10,007,582	5,033,875	360,922

	2013	2012	2011

Barrels of natural gas liquids:
Proved developed and undeveloped reserves:
Beginning of year	1,575,624	354,875	-
Revisions of previous estimates	(280,800)	-	-
Purchases of oil and gas properties	1,477,784	1,199,186	-
Extensions and discoveries	-	-	354,873
Sale of oil and gas properties	-	-	-
Production	(65,629)	(14,220)	(1,705)

End of year	2,706,979	1,539,841	353,168

Proved developed reserves - January 1,	343,550	112,379	-

Proved developed reserves - December 31,	492,472	343,550	112,379

Proved undeveloped reserves - January 1,	1,232,074	242,501	-

Proved undeveloped reserves - December 31,	2,274,677	1,232,074	242,501

F-54

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

	2013	2012	2011

Thousands of cubic feet of natural gas
Proved developed and undeveloped reserves:
Beginning of year	31,071,137	17,020,496	10,831,934
Revisions of previous estimates	(8,281,139)	(463,712)	(2,802,945)
Purchases of oil and gas properties	16,495,803	12,931,203	5,626
Extensions and discoveries	362,806	2,163,825	9,463,335
Sale of oil and gas properties	-	-	-
Production	(1,276,238)	(580,675)	(477,454)

End of year	38,372,369	31,071,137	17,020,496

Proved developed reserves - January 1,	10,156,754	5,287,966	2,403,165

Proved developed reserves - December 31,	10,316,516	10,156,754	5,287,966

Proved undeveloped reserves - January 1,	20,914,383	11,732,530	8,428,769

Proved undeveloped reserves - December 31,	28,055,853	20,914,383	11,732,530

Revisions to previously estimates reserves for both natural gas and crude oil were primarily caused by (i) commodity price reductions causing wells to reach their economic limits sooner thus producing fewer reserves and causing some proved undeveloped locations to become uneconomic; (ii) downward revisions to the La Posada field Broussard #2 well when the well was recompleted up hole in the “B” sand; and, (iii) a downward revision in the DS&B #119 well due to well performance.

F-55

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

4.	Internal Controls Over Reserve and Future Net Revenue Estimation

The Company’s principal engineer, who is primarily responsible for overseeing the preparation of proved reserve estimates and future net revenues, has over 14 years of experience in the oil and gas industry. His experience includes detailed evaluation of reserves and future net reserves for acquisitions, divestments, bank financing, long range planning, portfolio optimization, strategy and end of year financial reports. He has a B.S. in Petroleum Engineering from Texas A&M University, M.S. in Finance from University of Houston, and MBA from Rice University. He is a member of the Society of Petroleum Engineers (the “SPE”). The procedures and methods used by the principal engineer in preparing internal estimates of proved reserves and future net cash flows are approved by the SPE’s Petroleum Resource Management System (“PMRS”) with no risks applied.

At December 31, 2012 and 2011, Pressler Petroleum Consultants (“Pressler”) performed an independent engineering evaluation using the same guidelines established by PMRS to obtain an independent estimate of the proved reserves and future net revenues. During 2013, Yuma changed outside engineering firms for the evaluation of its reserves. Yuma hired Netherland, Sewell & Associates, Inc. (“NSAI”) to evaluate its reserve portfolio, replacing Pressler Petroleum Consultants. At December 31, 2013, NSAI performed an independent engineering evaluation using the same guidelines established by PMRS to obtain an independent estimate of the proved reserves and future net revenues.

5.	Third Party Procedures and Methods Review

The review consisted of 22 fields which included the Company’s major assets in the United States and encompassed approximately 95 percent of Yuma’s proved reserves and future net cash flows as of December 31, 2013, 2012 and 2011. The principal engineer presented the outside engineering firm with an overview of the data, methods and assumptions used in estimating reserves and future net revenues for each field. The data presented included pertinent seismic information, geologic maps, well logs, production tests, material balance calculations, well performance data, operating expenses and other relevant economic criteria.

6.	Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information has been developed utilizing procedures from the FASB concerning disclosures about oil and gas producing activities, and based on natural gas and crude oil reserve and production volumes estimated by the Company’s engineering staff. It can be used for some comparisons, but should not be the only method used to evaluate the Company or its performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company.

F-56

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

The Company believes that the following factors should be taken into account when reviewing the following information:

•	Future costs and selling prices will probably differ from those required to be used in these calculations;
•	Due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;
•	A 10 percent discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and
•	Future net revenues may be subject to different rates of income taxation.

The standardized measure of discounted future net cash flows relating to the Company’s ownership interests in proved crude oil and natural gas reserves as of year-end is shown for Exploration for 2013, 2012 and 2011.

	December 31,	December 31,	December 31,
	2013	2012	2011

Future cash inflows	$1,450,469,000	$823,280,251	$252,662,388
Future oil and natural gas operating expenses	(334,883,800)	(151,140,007)	(51,468,360)
Future development costs	(424,256,900)	(209,618,885)	(13,306,206)
Future income tax expenses	(163,704,120)	(111,946,653)	(45,117,996)

Future net cash flows	527,624,180	350,574,706	142,769,826
10% annual discount for estimating timing of cash flows	(202,270,201)	(139,021,820)	(57,685,959)

Standardized measure of discounted future net cash flows	$325,353,979	$211,552,886	$85,083,867

Estimates of future net cash flows from proved reserves of gas, oil, and condensate for 2013, 2012 and 2011 are computed using the average first-day-of-the-month price during the 12-month period including the impact of cash flow hedges for 2012 and 2011 only. Since the Company discontinued cash flow hedge accounting as of January 1, 2013, the impact of cash flow hedges are excluded as of that date. Prices used in computing year-end future cash flows were $96.94, $94.04 and $96.04 for crude oil and $3.67, $2.93 and $4.04 for natural gas for 2013, 2012 and 2011, respectively.

The ceiling test for many companies following the full cost method of accounting for oil and natural gas properties, including Yuma, could be negatively impacted by prolonged unfavorable crude oil and natural gas prices. Future operating expenses and development costs are computed primarily by the Company’s petroleum engineer by estimating the expenditures to be incurred in developing and producing the Company’s proved oil and natural gas reserves at the end of the year, based on the year-end costs and assuming continuation of existing economic conditions.

F-57

Yuma Energy, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

NOTE Y – SUPPLEMENTARY INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED) – Continued

Future income taxes are based on year-end statutory rates, adjusted for tax basis and applicable tax credits. A discount factor of ten percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair market value of the Company’s oil and natural gas properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

7.	Change in Standardized Measure

Changes in the standardized measure of future net cash flows relating to proved oil and natural gas reserves for Exploration are summarized below:

	December 31,	December 31,	December 31,
	2013	2012	2011

Changes due to current year operation:
Sales of oil and natural gas, net of oil and natural gas operating expenses	$(17,255,824)	$(13,250,556)	$(12,877,813)
Extensions and discoveries	37,750,617	40,013,415	50,163,527
Purchases of oil and gas properties	215,427,459	177,412,984	17,132,467
Development costs incurred during the period that reduced future development costs	100,500	5,432,652	-
Changes due to revisions in standardized variables:
Prices and operating expenses	(30,773,529)	(37,028,314)	20,364,851
Income taxes	(38,340,467)	(40,922,146)	(14,624,083)
Estimated future development costs	32,430,504	(5,173,677)	(794,080)
Quantities	(107,070,514)	(12,905,019)	(19,926,711)
Sale of reserves in place	-	-	-
Accretion of discount	27,910,664	11,055,659	5,083,613
Production rates, timing and other	(6,378,317)	1,834,021	(1,475,127)

Net change	113,801,093	126,469,019	43,046,644
Beginning of year	211,552,886	85,083,867	42,037,223

End of year	$325,353,979	$211,552,886	$85,083,867

Sales of oil and natural gas, net of oil and natural gas operating expenses, are based on historical pretax results. Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pretax discounted basis.

F-58

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2014	December 31,
	(Unaudited)	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,365,305	$4,194,511
Accounts receivable, net of allowance for doubtful accounts:
Trade	14,490,629	10,833,211
CEO and employees	96,651	155,080
Other	191,296	417,850
Note receivable	4,000	4,000
Prepayments	256,973	433,991
Deferred taxes	146,964	146,964
Other deferred charges	181,166	162,416

Total current assets	21,732,984	16,348,023

OIL AND GAS PROPERTIES, at cost (full cost method):
Not subject to amortization	25,563,673	24,051,278
Subject to amortization	153,309,206	152,863,988

	178,872,879	176,915,266
Less: accumulated depreciation, depletion and amortization	(90,138,293)	(84,438,840)

Net oil and gas properties	88,734,586	92,476,426

OTHER OPERATING PROPERTY AND EQUIPMENT, at cost	2,105,242	2,066,760
Less: accumulated depreciation and amortization	(1,849,555)	(1,822,925)

Net other operating property and equipment	255,687	243,835

OTHER ASSETS:
Receivables from affiliate	-	95,634
Commodity derivative instruments	684,295	818,637
Other noncurrent assets	352,430	1,649,413

Total other assets	1,036,725	2,563,684

Total assets	$111,759,982	$111,631,968

The accompanying notes are an integral part of these financial statements.

F-59

Yuma Energy, Inc.

CONSOLIDATED BALANCE SHEETS - CONTINUED

	March 31,
	2014	December 31,
	(Unaudited)	2013
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current maturities of debt	$-	$178,027
Accounts payable, principally trade	17,424,428	15,116,560
Commodity derivative instruments	1,762,788	677,132
Asset retirement obligations	1,783,756	1,755,650
Other accrued liabilities	1,394,422	1,127,283

Total current liabilities	22,365,394	18,854,652

LONG-TERM DEBT:
Bank debt	30,565,000	31,215,000

OTHER NONCURRENT LIABILITIES:
Preferred stock derivative liability, Series A and B	49,818,384	51,290,414
Asset retirement obligations	9,042,561	8,942,029
Commodity derivative instruments	12,766	218,649
Deferred taxes	12,288,426	13,160,205
Restricted stock units	158,654	102,532
Other deferred credits	61,673	69,998

Total other noncurrent liabilities	71,382,464	73,783,827

PREFERRED STOCK, Series A and B, subject to mandatory redemption	35,948,291	35,666,342

EQUITY:
Common stock	542	542
Capital in excess of par value of common stock	2,668,923	2,668,923
Accumulated other comprehensive income	2,383	38,770
Accumulated earnings (deficit)	(51,173,015)	(50,596,088)

Total equity	(48,501,167)	(47,887,853)

Total liabilities and equity	$111,759,982	$111,631,968

The accompanying notes are an integral part of these financial statements.

F-60

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarters Ended March 31,
	2014	2013
REVENUES:
Sales of natural gas and crude oil	$10,355,439	$4,869,942
Other revenue	241,493	126,648

Total revenues	10,596,932	4,996,590

EXPENSES:
Marketing cost of sales	321,317	235,569
Lease operating	3,658,505	1,347,731
Re-engineering and workovers	1,510	50,957
General and administrative - stock based compensation	47,914	-
General and administrative - other	3,150,071	1,251,791
Depreciation, depletion and amortization	5,726,083	1,661,505
Asset retirement obligation accretion expense	142,144	64,244
Bad debt expense	27,128	504

Total expenses	13,074,672	4,612,301

INCOME (LOSS) FROM OPERATIONS	(2,477,740)	384,289

OTHER INCOME (EXPENSE):
Change in fair value of preferred stock derivative liability - Series A and Series B	1,472,030	2,003,655
Interest expense	(139,419)	(165,223)
Interest income	1,049	2,046
Other, net	102	(2,138)

Total other income (expense)	1,333,762	1,838,340

NET INCOME (LOSS) BEFORE INCOME TAXES	(1,143,978)	2,222,629

Income tax expense (benefit)	(849,000)	114,800

NET INCOME (LOSS)	(294,978)	2,107,829

Accretion of Preferred Stock, Series A and Series B	281,949	271,674

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(576,927)	$1,836,155

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(10.64)	$34.00
Diluted	$(10.64)	$26.67

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	54,236	54,000
Diluted	54,236	79,036

The accompanying notes are an integral part of these financial statements.

F-61

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Quarters Ended March 31,
	2014	2013

NET INCOME (LOSS)	$(294,978)	$2,107,829

OTHER COMPREHENSIVE INCOME (LOSS)

Reclassification of gain on settled commodity derivatives	(35,728)	(67,921)
Less income taxes	(13,755)	(26,150)

Reclassification of gain on settled commodity derivatives, net of income taxes	(21,973)	(41,771)

Reclassification of gain from amortization of commodity derivatives sold	(23,438)	(18,150)
Less income taxes	(9,024)	(6,988)

Reclassification of gain from amortization of commodity derivatives sold, net of income taxes	(14,414)	(11,162)

OTHER COMPREHENSIVE INCOME (LOSS)	(36,387)	(52,933)

COMPREHENSIVE INCOME (LOSS)	$(331,365)	$2,054,896

The accompanying notes are an integral part of these financial statements.

F-62

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	March 31,
	2014	December 31,
	(Unaudited)	2013

COMMON STOCK:
Balance at beginning of period - 54,000 shares, $.01 par	$542	$540
Employee restricted stock awards (236 shares)		2

Balance at end of period - 54,236 shares, $.01 par	542	542

CAPITAL IN EXCESS OF PAR VALUE OF COMMON STOCK:
Balance at beginning of period	2,668,923	2,182,293
Employee restricted stock awards (236 shares)	-	486,630

Balance at end of period	2,668,923	2,668,923

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
Balance at beginning of period	38,770	268,841
Comprehensive income (loss) from commodity derivative
instruments, net of income taxes	(36,387)	(230,071)

Balance at end of period	2,383	38,770

ACCUMULATED EARNINGS (DEFICIT):
Balance at beginning of period	(50,596,088)	(10,885,832)
Net income (loss)	(294,978)	(33,050,103)
Preferred stock accretion (Series A and B)	(281,949)	(1,101,972)
Preferred stock cash dividends (Series A and B)	-	(145,900)
Preferred stock dividends paid in kind (Series A and B)	-	(5,412,281)

Balance at end of period	(51,173,015)	(50,596,088)

TOTAL EQUITY	$(48,501,167)	$(47,887,853)

The accompanying notes are an integral part of these financial statements.

F-63

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarters Ended March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(294,978)	$2,107,829
Decrease in fair value of preferred stock liability	(1,472,030)	(2,003,655)
Depreciation, depletion and amortization of property and equipment	5,726,083	1,661,505
Accretion of asset retirement obligation	142,144	64,244
Stock-based compensation net of capitalized cost	47,913	-
Amortization of other assets and liabilities	46,073	40,202
Deferred tax expense (benefit)	(849,000)	114,800
Bad debt expense	27,128	504
Write off deferred offering costs	1,257,160	-
Write off credit financing costs	-	123,925
Amortization of benefit from commodity derivatives (sold) and purchased, net	(23,437)	(18,150)
Net commodity derivatives mark-to-market loss	978,386	675,613
Other	-	793

Cash flow from direct operations	5,585,442	2,767,610

Changes in current operating assets and liabilities:
Accounts receivable	(3,399,563)	(33,797)
Note receivable	-	(5,117)
Other current assets	177,018	334,727
Accounts payable	2,307,868	2,721,079
Other current liabilities	267,139	(108,961)

Noncurrent payable to commodity derivative advisor	(8,325)	-

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,929,579	5,675,541

F-64

Yuma Energy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	Quarters Ended March 31,
	2014	2013

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on property, plant and equipment	$(2,308,992)	$(5,215,033)
Proceeds from sale of property	307,600	55,000
Decrease (increase) in noncurrent receivable from affiliate	95,634	(293)

NET CASH USED BY INVESTING ACTIVITIES	(1,905,758)	(5,160,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on borrowings	(178,027)	(183,601)
Change in borrowing on line of credit	(650,000)	1,175,000
Line of credit financing costs	(25,000)	(266,276)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(853,027)	725,123

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,170,794	1,240,338

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,194,511	5,285,022

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,365,305	$6,525,360

Supplemental disclosure of cash flow information:
Interest payments (net of interest capitalized)	$66,968	$(148,831)
Interest capitalized	$239,063	$239,063
Income tax payments	$-	$-

The accompanying notes are an integral part of these financial statements.

F-65

Yuma Energy, Inc.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE A – BASIS OF PRESENTATION

These consolidated financial statements are unaudited; however, in the opinion of management, these statements reflect all adjustments necessary for a fair statement of the results for the period reported. All such adjustments are of a normal recurring nature unless disclosed otherwise. These consolidated financial statements, including notes, have been condensed and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 2013 and the notes thereto.

NOTE B – FAIR VALUE MEASUREMENTS

Certain financial instruments are reported at fair value on the Consolidated Balance Sheets. Under fair value measurement accounting guidance, fair value is defined as the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants, i.e., an exit price. To estimate an exit price, a three-level hierarchy is used. The fair value hierarchy prioritizes the inputs, which refer broadly to assumptions market participants would use in pricing an asset or a liability, into three levels. Yuma uses a market valuation approach based on available inputs and the following methods and assumptions to measure the fair values of its assets and liabilities, which may or may not be observable in the market.

Fair Value of Other Financial Instruments – The carrying values of financial instruments comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments.

Derivatives – The fair values of the Company’s commodity derivatives are based on third-party pricing models which utilize inputs that are either readily available in the public market, such as natural gas and oil forward curves and discount rates, or can be corroborated from active markets or broker quotes. These values are then compared to the values given by Yuma’s counterparties for reasonableness. The Company is able to value the assets and liabilities based on observable market data for similar instruments, which results in the Company using market prices and implied volatility factors related to changes in the forward curves. Derivatives are also subject to the risk that counterparties will be unable to meet their obligations. Because the Company’s commodity derivative counterparty was Société Générale at March 31, 2014, Yuma has not considered non-performance risk in the valuation of the Company’s derivatives.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable. Level 3 financial liabilities consist of embedded derivatives related to the conversion features in the Series A Preferred Stock issued July 1, 2011, and the Series B Preferred Stock issued in July and August of 2012, for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Yuma has valued the automatic conditional conversion, re-pricing/down-round, change of control, default and follow-on offering provisions using a Monte Carlo simulation model, with the assistance of a valuation consultant. These models incorporate transaction details such as the stock price of comparable companies in the same industry, contractual terms, maturity, and risk free interest rates, as well as assumptions about future financings, volatility, and holder behavior as of issuance, and each quarter thereafter for each of the Series A and the Series B Preferred Stock.

F-66

NOTE B – FAIR VALUE MEASUREMENTS – Continued

	Fair value measurements at March 31, 2014
		Significant
	Quoted prices	other	Significant
	in active	observable	unobservable
	markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets:
Commodity derivatives - oil	$-	$684,295	$-	$684,295

Total assets	$-	$684,295	$-	$684,295

Liabilities:
Commodity derivatives - gas	$-	$1,009,231	$-	$1,009,231
Commodity derivatives - oil	-	766,323	-	766,323
Preferred stock derivative liability	-	-	49,818,384	49,818,384

Total liabilities	$-	$1,775,554	$49,818,384	$51,593,938

	Fair value measurements at December 31, 2013
		Significant
	Quoted prices	other	Significant
	in active	observable	unobservable
	markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets:
Commodity derivatives - oil	$-	$818,637	$-	$818,637

Total assets	$-	$818,637	$-	$818,637

Liabilities:
Commodity derivatives - gas	$-	$472,564	$-	$472,564
Commodity derivatives - oil	-	423,217	-	423,217
Preferred stock derivative liability	-	-	51,290,414	51,290,414

Total liabilities	$-	$895,781	$51,290,414	$52,186,195

Commodity derivative instruments listed above include collars, swaps, and 3-way collars. For additional information on the Company’s commodity derivatives, see Note C – Commodity Derivative Instruments.

F-67

NOTE B – FAIR VALUE MEASUREMENTS – Continued

Debt – The Company’s debt is recorded at the carrying amount on its Consolidated Balance Sheets. For further discussion of the Company’s debt, please see Note G – Debt. The carrying amount of floating-rate debt approximates fair value because the interest rates are variable and reflective of market rates.

Asset Retirement Obligations (ARO’s) – The Company estimates the fair value of ARO’s based on discounted cash flow projections using numerous estimates, assumptions and judgments regarding such factors as the existence of a legal obligation for an ARO, amounts and timing of settlements, the credit-adjusted risk-free rate to be used and inflation rates.

At March 31, 2014, the level 3 inputs to the Monte Carlo option pricing model were an assumed valuation market value of equity of $254.95 million based on a discount to net asset value, resulting in a value per share on a fully diluted and as-converted basis of $2,946. The evaluation assumed a likely merger or initial public offering with a probability of 5% in the second quarter, 65% in the third quarter and 20% in the fourth quarter of 2014, with some sale or other exit of the Company at the end of 2014 or early in 2015 if not completed in 2014. The volatility was assumed to be 40.84% and was derived from implied volatilities of a number of public companies (tickers: AXAS, CRK, CRZO, GDP, PQ, SFY, SGY and WRES) adjusted for Yuma’s relatively lower amount of financial leverage at March 31, 2014.

A summary of the value and the changes in Yuma’s assets (liabilities) classified as Level 3 measurements during the quarter ended March 31, 2014 is presented below:

Preferred Stock
Derivative Liability

March 31, 2014	$49,818,384
December 31, 2013	51,290,414

Total change (decrease)	$(1,472,030)

NOTE C – COMMODITY DERIVATIVE INSTRUMENTS

Objective and Strategies for Using Commodity Derivative Instruments – In order to mitigate the effect of commodity price uncertainty and enhance the predictability of cash flows relating to the marketing of the Company’s crude oil and natural gas, Yuma enters into crude oil and natural gas price commodity derivative instruments with respect to a portion of the Company’s expected production. The commodity derivative instruments used include variable to fixed price commodity swaps, two-way and three-way collars.

F-68

NOTE C – COMMODITY DERIVATIVE INSTRUMENTS – Continued

The fixed price swap and two-way collar contracts entitle Yuma (floating price payor) to receive settlement from the counterparty (fixed price payor) for each calculation period in amounts, if any, by which the settlement price for the scheduled trading days applicable for each calculation period is less than the fixed strike price or floor price. Yuma would pay the counterparty if the settlement price for the scheduled trading days applicable for each calculation period is more than the fixed strike price or selling price. The amount payable by Yuma, if the floating price is above the fixed or selling price, is the product of the notional quantity per calculation period and the excess of the floating price over the fixed or ceiling price with respect to each calculation period. The amount payable by the counterparty, if the floating price is below the fixed or floor price, is the product of the notional quantity per calculation period and the excess of the fixed or floor price over the floating price with respect to each calculation period.

A three-way collar consists of a two-way collar contract combined with a put option contract sold by Yuma with a strike price below the floor price of the two-way collar. The Company receives price protection at the purchased put option floor price of the two-way collar if commodity prices are above the sold put option strike price. If commodity prices fall below the sold put option strike price, Yuma receives the cash market price plus the difference between the two put option strike prices. This type of instrument allows Yuma to capture more value in a rising commodity price environment, but limits the benefits in a downward commodity price environment.

While these instruments mitigate the cash flow risk of future reductions in commodity prices, they may also curtail benefits from future increases in commodity prices.

Yuma has elected to discontinue hedge accounting for all commodity derivative instruments beginning with the 2013 financial year. The balance in other comprehensive income (“OCI”) at year-end 2012 will remain in accumulated other comprehensive income (“AOCI”) until such time that the original hedged forecasted transaction occurs. The last of these contracts will expire in December 2016. Starting with year 2013, mark-to-market adjustments to the contracts that were in AOCI at year-end 2012 will not be made to AOCI, but instead are recognized in earnings, as are all other commodity derivative contracts going forward. As a result of discontinuing the application of hedge accounting, Yuma’s earnings are potentially more volatile.

See Note B – Fair Value Measurements for a discussion of methods and assumptions used to estimate the fair values of the Company’s commodity derivative instruments.

Counterparty Credit Risk – Commodity derivative instruments expose Yuma to counterparty credit risk. The Company’s commodity derivative instruments are with Société Générale (“SocGen”) which is rated “A” by Standard and Poor’s, “A2” by Moody’s, and “A” by Fitch. Commodity derivative contracts are executed under master agreements which allow Yuma, in the event of default, to elect early termination of all contracts. If Yuma chooses to elect early termination, all asset and liability positions would be netted and settled at the time of election.

Commodity derivative instruments open as of March 31, 2014 are provided below. Natural gas prices are New York Mercantile Exchange (“NYMEX”) Henry Hub prices, and crude oil prices are NYMEX West Texas Intermediate, except for the oil swaps noted below that are based on Argus Light Louisiana Sweet.

F-69

NOTE C – COMMODITY DERIVATIVE INSTRUMENTS – Continued

	Prices are Weighted Averages
	2014	2015		2016
	Settlement	Settlement		Settlement

NATURAL GAS (MMBtu):
3-way collars
Volume	764,285	2,377,371		1,122,533
Ceiling sold price (call)	$4.42	$4.47		$4.35
Floor purchased price (put)	$4.12	$4.00		$4.10
Floor sold price (short put)	$3.32	$3.25		$3.25

Swaps
Volume	1,431,508	458,622		-
Price	$4.08	$4.08		-

Reverse Swaps
Volume	142,233	293,234		-
Price	$4.27	$4.32		-

CRUDE OIL (Bbls):
3-way collars
Volume	36,700	89,512		70,263
Ceiling sold price (call)	$103.61	$104.36		$106.39
Floor purchased price (put)	$90.92	$86.49		$92.38
Floor sold price (short put)	$69.39	$65.82		$72.38

Swaps
Volume	195,802	-		-
Price	$94.05	-		-

Swaps at Argus Light Louisiana Sweet
Volume	20,203	-		-
Price	$99.40	-		-

Sold puts
Volume	40,500	-		-
Floor sold price (short put)	$70.00	-		-

Put Spread
Volume	-	27,588		-
Floor purchased price (put)	-	$90.00	*	-
Floor sold price (short put)	-	$75.00	*	-

* Contracts include a premium to be paid by Yuma of $5.56 per barrel as the contracts mature ($153,389 total premium). The premium is not included in these prices.

F-70

NOTE C – COMMODITY DERIVATIVE INSTRUMENTS – Continued

Derivatives for each commodity are netted on the Consolidated Balance Sheets as they are all contracts with the same counterparty. The following table presents the fair value and balance sheet location of each classification of commodity derivative contracts on a gross basis without regard to same-counterparty netting:

	Fair value as of
	March 31,	December 31,
	2014	2013

Asset commodity derivatives:
Current assets	$826,697	$1,109,403
Noncurrent assets	2,331,574	2,861,225

	3,158,271	3,970,628

Liability commodity derivatives:
Current liabilities	(2,589,485)	(1,786,535)
Noncurrent liabilities	(1,660,045)	(2,261,237)

	(4,249,530)	(4,047,772)

Total commodity derivative instruments	$(1,091,259)	$(77,144)

Sales of natural gas and crude oil on the Consolidated Statements of Operations are comprised of the following:

	Quarters ended March 31,
	2014	2013

Sales of natural gas and crude oil	$12,307,018	$5,443,298
Gains (losses) realized on commodity derivatives	(996,631)	84,107
Gains (losses) unrealized on commodity derivatives	(978,386)	(675,613)
Amortized gains from benefit of sold qualified gas options	23,438	18,150

Total sales of natural gas and crude oil	$10,355,439	$4,869,942

F-71

NOTE C – COMMODITY DERIVATIVE INSTRUMENTS – Continued

A reconciliation of the components of accumulated other comprehensive income (loss) in the Consolidated Statements of Changes in Equity is presented below:

	March 31, 2014		March 31, 2013
	Before tax	After tax	Before tax	After tax

Balance, beginning of period	$63,041	$38,770	$437,140	$268,841
Other reclassifications due to expired contracts previously subject to hedge accounting rules	(35,728)	(21,973)	(67,921)	(41,771)
Amortized gains from benefit of sold qualified options realized in income	(23,438)	(14,414)	(18,150)	(11,162)

Balance, end of period	$3,875	$2,383	$351,069	$215,908

NOTE D – RELATED PARTY TRANSACTIONS

On March 19, 2014, under the terms of the Company’s 2011 Working Interest Incentive Plan with the Company’s CEO, Samuel L. Banks, Yuma’s Board of Directors approved the sale to Mr. Banks of an additional 1.00% working interest in Phase 2 of the Company’s Austin Chalk Project. Mr. Banks paid $16,000 as his share of the upfront participation amount on the same terms as third party participants.

NOTE E – STOCK AWARDS AND THEIR TREATMENT

Under the terms of the Company’s 2011 Stock Option Plan, on March 6, 2014, the Company granted 237 RSA’s to two employees that vest at various dates with one-third vesting one year from the employee’s start date and each additional third vesting in each of the next two subsequent years, subject to the successful completion of a Liquidity Event and any underwriter lock-up period. Should an employee leave the Company; any unvested shares are forfeited.

On March 6, 2014, the Company granted 22 RSA’s to two non-employee members of the Board of Directors with a vesting schedule of one-third December 31, 2014, one-third December 31, 2015 and one-third December 31, 2016, subject to the completion of a Liquidity Event and any underwriter lock-up period. Should a Director leave the Board, any unvested shares are forfeited.

The term “Liquidity Event” means either (i) the closing of an initial public offering of Company securities raising gross proceeds of at least $40 million, or (ii) the closing of a merger or stock exchange between the Company or its stockholders pursuant to which the Company stockholders own in excess of 50% of the common equity of the surviving company and such surviving company is subject to the reporting obligations under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

F-72

NOTE E – STOCK AWARDS AND THEIR TREATMENT – Continued

A summary of the status of the RSA’s and changes for the quarter ending March 31, 2014 is presented below.

	Number of	Weighted
	unvested	average
	RSA	grant-date
	shares	fair value

Unvested shares as of January 1, 2014	2,739	$2,542 per share
Granted on March 6, 2014	259	$2,946 per share
Vested	-
Forfeited	-

Unvested shares as of March 31, 2014	2,998	$2,577 per share

On April 1, 2013, the Company granted 163 Restricted Stock Units or “RSU’s”. In order to vest, an employee must have continuous service with the Company from time of the grant through April 1, 2016, the Vesting Date. The RSU’s may be settled in cash and do not require the eventual issuance of common stock (although it is an election available to the Company); consequently, the awards are liability based and the booked valuation will change as the market value for common stock (as determined by an outside consulting firm) changes. Compensation expense is recognized over the three-year vesting period.

A summary of the status of the unvested RSU’s and changes during the quarter ended March 31, 2014 is presented below.

	Number of	Weighted
	unvested	average
	RSU	grant-date
	shares	fair value

Unvested shares as of January 1, 2014	158	$2,062 per share
Forfeited	(9)	$2,062 per share

Unvested shares as of March 31, 2014	149	$2,062 per share

F-73

NOTE F – EARNINGS PER COMMON SHARE

Earnings per common share are computed by dividing earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Potential common stock equivalents are determined using the “if converted” method.

Potentially dilutive securities for the computation of diluted weighted average shares outstanding are as follows:

	Three Months Ended
	March 31,
	2014	2013

Series A Convertible Preferred Stock	18,876	15,589
Series B Convertible Preferred Stock	9,989	9,447
Restricted Stock Awards	2,578	-
Restricted Stock Units	150	-

	31,593	25,036

The Company excludes convertible preferred stock and stock-based awards whose effect would be anti-dilutive from the calculation. For the quarter ended March 31, 2014, adjusted earnings was a loss, therefore common stock equivalents were excluded from the calculation of diluted net loss per common share, as their effect was anti-dilutive. For the quarter ended March 31, 2013, common stock equivalents were dilutive and are included for the computation of fully diluted earnings per share.

NOTE G – DEBT

	March 31,	December 31,
	2014	2013

Variable rate revolving credit facility payable to Société Générale, OneWest Bank, FSB, and View Point Bank, N.A., maturing May 20, 2017, with possible acceleration (see below), secured by oil and natural gas reserves held by Yuma Exploration and Production Company, Inc. and guaranteed by YEI.	$30,565,000	$31,215,000

Installment loan due February 28, 2014, originating from the financing of insurance premiums at 4.29% interest rate.	-	178,027

	30,565,000	31,393,027
Less: Current portion	-	(178,027)

Total long-term debt	$30,565,000	$31,215,000

F-74

NOTE G – DEBT – Continued

On February 13, 2013, the credit facility was amended to bring SocGen in as a new participant and as a replacement for Union Bank N. A. (“Union”) as the Administrative Agent, and to remove Amegy from the syndication (although still remaining Yuma’s bank for operations). The participation allocation became 68.75% for SocGen and 31.25% for Union. The new interest rate margins are as follows:

		LIBOR
Borrowing base utilization	Prime margin	margin

Utilization > 90%	2.25%	3.25%
75% < utilization < 90%	2.00%	3.00%
50% < utilization < 75%	1.75%	2.75%
25% < utilization < 50%	1.50%	2.50%
Utilization < 25%	1.25%	2.25%

On May 20, 2013, a third amendment to the credit agreement brought in OneWest Bank, FSB (“OneWest”) to replace Union with new participation equal for SocGen and OneWest at 50/50. With the new amendment, the credit agreement now matures May 20, 2017; provided, however, that if the Series A Preferred Stock is not terminated or the redemption date of that series is not extended past May 20, 2018, and changed on or prior to January 1, 2016, the maturity date of the credit agreement accelerates to no later than April 30, 2016. The fee paid to extend the maturity date was $216,000, and is being amortized over the life of the loan.

On September 27, 2013, the Borrowing Base Redetermination Agreement and Assignment brought in View Point Bank, N.A. (“View Point”) as a third lender in the credit agreement. Participating percentages at September 27, 2013 became 37.5% for SocGen, 37.5% for OneWest and 25% for View Point.

Costs paid to SocGen to bring them into the syndicate include a $150,000 arrangement fee, an $88,000 upfront fee, and $87,598 in legal fees. Costs paid to replace Union with OneWest were a $50,000 arrangement fee and $37,061 in legal fees. On September 27, 2013, Yuma paid SocGen a $24,000 redetermination fee whereby the borrowing base was increased $4 million to $40 million. Legal fees for the redetermination were $4,080. All these costs are being amortized over the life of the credit facility. SocGen is also paid an annual administrative fee each February of $25,000 amortized over each year. The unamortized Amegy and Union costs of $123,925 and $189,727 were written off immediately upon their exit from the syndicate. SocGen also required all commodity derivatives be moved from BP Corporation North America, Inc. to SocGen and charged a fee of $175,000 for the novation. This fee was fully expensed in the second quarter of 2013.

Cash paid for interest for the quarter ended March 31, 2014 to SocGen as administrator was $293,580 and to SocGen and Union for the quarter ended March 31, 2013 was $11,377 and $74,839, respectively. All the interest paid to Union was prime-based at 4.75%. On June 14, 2013, $5,000,000 of outstanding debt was converted to LIBOR and on July 15, 2013, another $15,000,000 was converted to LIBOR. Except for a brief period (November 15th to December 5th) when only $5,000,000 was in LIBOR, Yuma has kept $20,000,000 in LIBOR. Yuma’s all-in rates for LIBOR have ranged from 2.92% to 3.21% per annum. SocGen interest rates for prime-based debt have been 5.25% except for one day at 5% for the first quarter of 2014, and were 5% for the first quarter of 2013. Cash paid to SocGen for commitment fees for the first quarter of 2014 was $9,716 and for the first quarter of 2013 was $2,044.

F-75

NOTE G – DEBT– Continued

The terms of the credit agreement require Yuma Exploration and Production Company, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Exploration”), to meet a specific current ratio, interest coverage ratio, and a funded debt to EBITDA ratio. In addition, the credit facility requires the guarantee of Yuma. Exploration was in compliance with the loan covenants as of March 31, 2014.

NOTE H – INCOME TAXES

The following summarizes the income tax expense (benefit) and effective tax rates:

	Three Months Ended
	March 31,
	2014	2013

Consolidated Net Income (Loss) before Income Taxes	$(1,143,978)	$2,222,629
Income Tax Expense (Benefit)	(849,000)	114,800
Effective Tax Rate	74.21%	5.17%

Adjusted Consolidated Net Income (Loss) before Income Taxes [1]	(2,616,008)	218,974
Income Tax Expense (Benefit)	(849,000)	114,800
Effective Tax Rate, as adjusted	32.45%	52.43%

1 Adjusted to exclude the change in fair value of preferred stock derivative liability

The differences between the U. S. federal statutory rate of 35% and our effective tax rates for the three months ended March 31, 2014 and 2013 are due primarily to the tax effects of the excess of book basis over the tax basis in the full cost pool and the net operating loss carryforwards for each period.

NOTE I – CONTINGENCIES

1.	Certain Legal Proceedings

From time to time, the Company is party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a potential material adverse effect on the Company’s financial condition, results of operations, or cash flows.

2.	Environmental Remediation Contingencies

As of March 31, 2014, there were no known environmental or other regulatory matters related to the Company’s operations that were reasonably expected to result in a material liability to the Company. The Company’s operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

F-76

NOTE I – CONTINGENCIES – Continued

Yuma has been named as one of 97 defendants in a matter entitled Board of Commissioners of the Southeast Louisiana Flood Protection Authority – East, Individually and As the Board Governing the Orleans Levee District, the Lake Borgne Basin Levee District, and the East Jefferson Levee District v. Tennessee Gas Pipeline Company, LLC, et al., Civil District Court for the Parish of Orleans, State of Louisiana, No. 13-6911, Division “J” - 5, now removed as Civil Action No. 13-5410, before the United Stated District Court, Eastern District of Louisiana. Plaintiff filed the suit on July 24, 2013 seeking damages and injunctive relief arising out of defendants’ drilling, exploration, and production activities from the early 1900s to the present day in coastal areas east of the Mississippi River in Southeast Louisiana.

The suit alleges that defendants’ activities have caused “removal, erosion, and submergence” of coastal lands resulting in significant reduction or loss of the protection such lands afforded against hurricanes and tropical storms. Plaintiff alleges that it now faces increased costs to maintain and operate the man-made hurricane protection system and may reach the point where that system no longer adequately protects populated areas.

Plaintiff lists hundreds of wells, pipelines, and dredging events as possible sources of the alleged land loss. Yuma is named in association with 11 wells, four rights-of-way, and one dredging permit. The suit does not specify any deficiency or harm caused by any individual activity or facility.

Although the suit references various federal statutes as sources of standards of care, plaintiff claims that all causes of action arise under state law: negligence, strict liability, natural servitude of drain, public nuisance, private nuisance, and as third-party beneficiary under breach of contract.

The lawsuit is in its early stages. No broad activity is expected until after the federal court decides whether to remand the matter to state court. The court retaining jurisdiction will then set a scheduling order under which preliminary motions will be heard, likely over the next several months. Potential motions to dismiss are numerous, including, challenges to plaintiff’s right to bring suit, no cause of action, and improper parties. At this time, the Company cannot predict the outcome of this case and, in management’s opinion, assess any potential liability; therefore no liability has been recorded on the Company’s books.

NOTE J – MERGER AGREEMENT

On February 6, 2014, Yuma and Pyramid Oil Company (“Pyramid”), which is traded on the New York Stock Exchange (NYSE MKT, symbol “PDO”), announced they had entered into a definitive merger agreement for an all-stock transaction. Upon completion of the transaction, which is subject to the approval of stockholders of both companies, Pyramid will change its name to “Yuma Energy, Inc.,” and relocate its headquarters to Houston, Texas, while maintaining offices in Bakersfield, California, to oversee its California operations.

Under the terms of the merger agreement, Pyramid will reincorporate in Delaware and the Delaware successor corporation will issue an aggregate of approximately 66 million shares of its common stock to Yuma stockholders, resulting in former Yuma stockholders owning approximately 93% of the combined company. Upon closing, there will be an aggregate of approximately 71 million shares of common stock outstanding. The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

F-77

NOTE J – MERGER AGREEMENT – Continued

The merger agreement is subject to the approval of the common stockholders of Pyramid and the common and preferred stockholders of Yuma, as well as other customary approvals, including authorization to list the newly issued shares on the NYSE MKT. The companies anticipate completing the transaction in mid-2014.

As a result of the merger agreement with Pyramid Oil Company, the expenses of approximately $1.6 million incurred by the Company in exploring several alternative options to go public were written off during the first quarter of 2014.

NOTE K – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 2, 2014, the date these financial statements were available to be issued. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements, except as noted below or already recognized or disclosed.

Filing of Registration Statement on Form S-4

On April 25, 2014, Pyramid Delaware Merger Subsidiary, Inc., a Delaware corporation (“Pyramid Delaware”) and wholly-owned subsidiary of Pyramid, filed a Registration Statement on Form S-4 (“Form S-4”) with the SEC to effectuate (i) the proposed reincorporation of Pyramid from California to Delaware through the merger of Pyramid with and into Pyramid Delaware (the “reincorporation”), and (ii) the merger of Pyramid Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Pyramid Delaware (“Merger Subsidiary”), with and into Yuma Energy, Inc. (“Yuma”), with Yuma becoming a wholly-owned subsidiary of Pyramid Delaware (the “merger”). As a result of the reincorporation and the merger, Pyramid Delaware will be the publicly held corporation through which Pyramid Delaware’s (renamed Yuma Energy, Inc.) common stock will be traded. In order to complete the merger, the stockholders of both Yuma and Pyramid must vote to approve and adopt the merger agreement (which includes (i) approval of the principal terms and conditions of the reincorporation; (ii) approval of the amended and restated certificate of incorporation and the amended and restated bylaws of Pyramid Delaware; (iii) approval of the issuance of shares of Pyramid Delaware common stock to stockholders of Yuma; and (iv) approval of the change of Pyramid Delaware’s name to “Yuma Energy, Inc.

Annual Incentive Plan Awards for 2013

On April 1, 2014, the Company granted 44 RSA’s to employees in lieu of cash awards for 2013 under the 2013 Annual Incentive Plan that vest immediately at the completion of a Liquidity Event and any underwriter lock-up period, subject to continued service as an employee through such time. Should an employee leave the Company, any unvested shares are forfeited.

Fourth Amendment to Credit Agreement

Effective April 22, 2014, Yuma amended its credit agreement with its Administrative Agent Bank, SocGen, and two additional banks making up the lenders. This amendment provides for, among other things, a borrowing base of $40 million, a non-conforming borrowing base of $4.5 million, a new fee schedule, and the removal of certain informational reporting covenants.

F-78

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Pyramid Oil Company

Bakersfield, California

We have audited the balance sheets of Pyramid Oil Company (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pyramid Oil Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U. S. generally accepted accounting principles.

/s/ SINGERLEWAK LLP

Los Angeles, California

March 31, 2014

F-79

PYRAMID OIL COMPANY

BALANCE SHEETS

ASSETS

	December 31,
	2013	2012

CURRENT ASSETS:
Cash and cash equivalents	$4,404,246	$3,834,097
Restricted cash	967,329	0
Short-term investments	2,140,822	2,135,709
Trade accounts receivable (net of reserve for doubtful accounts of $4,000 in 2013 and 2012)	484,468	375,090
Income taxes receivable	12,400	73,069
Crude oil inventory	102,334	82,180
Prepaid expenses and other assets	249,030	257,370
Deferred income taxes	711,800	264,400

TOTAL CURRENT ASSETS	9,072,429	7,021,915

PROPERTY AND EQUIPMENT, at cost:

Oil and gas properties and equipment (successful efforts method)	19,883,190	20,007,453
Capitalized asset retirement costs	412,612	425,978
Drilling and operating equipment	2,058,744	1,966,750
Land, buildings and improvements	1,098,918	1,098,918
Automotive, office and other property and equipment	1,136,566	1,202,544
	24,590,030	24,701,643
Less – accumulated depletion, depreciation, amortization and valuation allowances	(21,335,914)	(20,953,324)
TOTAL PROPERTY AND EQUIPMENT	3,254,116	3,748,319

OTHER ASSETS
Long-term investments	1,131,707	1,101,526
Deferred income taxes	459,900	621,800
Deposits	250,000	250,000
Other assets	11,380	17,380
TOTAL OTHER ASSETS	1,852,987	1,990,706

TOTAL ASSETS	$14,179,532	$12,760,940

The accompanying notes are an integral part of these financial statements.

F-80

PYRAMID OIL COMPANY

BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31,
	2013	2012
CURRENT LIABILITIES:
Accounts payable	$290,930	$226,759
Accrued professional fees	140,711	120,000
Accrued taxes, other than income taxes	54,444	70,407
Accrued payroll and related costs	40,932	58,954
Accrued royalties payable	226,502	204,509
Accrued insurance	113,480	94,116
Liability for deferred compensation	1,026,655	0

TOTAL CURRENT LIABILITIES	1,893,654	774,745

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,305,862	1,327,861

TOTAL LIABILITIES	3,199,516	2,102,606

COMMITMENTS AND CONTINGENCIES (Note 7)

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized – 10,000,000 shares
Issued and outstanding – none	0	0
Common stock, no par value (Note 11, 12 and 13)
Authorized – 50,000,000 shares
Issued and outstanding – 4,688,085 shares
shares at December 31, 2013
and December 31, 2012	1,847,384	1,682,971
Retained earnings	9,132,632	8,975,363

TOTAL SHAREHOLDERS’ EQUITY	10,980,016	10,658,334

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,179,532	$12,760,940

The accompanying notes are an integral part of these financial statements.

F-81

PYRAMID OIL COMPANY

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
REVENUES:
Oil and gas sales	$4,391,824	$4,995,327	$5,688,437
Gain on sales of property and equipment	809,476	0	1,512
	5,201,300	4,995,327	5,689,949
COSTS AND EXPENSES:
Operating expenses	1,978,468	1,942,754	1,789,569
General and administrative	1,080,162	842,037	879,779
Deferred compensation	1,063,445	0	0
Stock based compensation	164,413	0	43,743
Taxes, other than income and payroll taxes	130,297	160,144	137,163
Provision for depletion, depreciation, and amortization	507,157	649,559	735,231
Valuation allowances	151,243	237,711	751,263
Accretion expense	37,477	38,341	45,314
Other costs and expenses	165,533	149,717	147,330
	5,278,195	4,020,263	4,529,392
OPERATING INCOME (LOSS)	(76,895)	975,064	1,160,557

OTHER INCOME (EXPENSE):
Interest income	40,519	42,943	49,863
Other income	0	450	500
Interest expense	0	(1,091)	(3,020)
	40,519	42,302	47,343

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(36,376)	1,017,366	1,207,900
Income tax expense (benefit)
Current	91,855	81,921	203,203
Deferred	(285,500)	157,900	(90,500)
	(193,645)	239,821	112,703

NET INCOME	$157,269	$777,545	$1,095,197

BASIC AND DILUTED INCOME PER COMMON SHARE	$0.03	$0.17	$0.23

Basic and diluted average number of common shares outstanding	4,688,085	4,685,859	4,687,580

The accompanying notes are an integral part of these financial statements.

F-82

PYRAMID OIL COMPANY

STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common
	Shares			Total
	Issued and	Common	Retained	Shareholders’
	Outstanding	Stock	Earnings	Equity

Balances, December 31, 2010	4,677,728	$1,639,228	$7,102,621	$8,741,849

Stock based compensation		43,743		43,743

Shares issued on exercise of options	6,125

Net income			1,095,197	1,095,197

Balances, December 31, 2011	4,683,853	1,682,971	8,197,818	9,880,789

Shares issued on exercise of options	4,232

Net income			777,545	777,545

Balances, December 31, 2012	4,688,085	1,682,971	8,975,363	10,658,334

Stock based compensation		164,413		164,413

Net income			157,269	157,269

Balances, December 31, 2013	4,688,085	$1,847,384	$9,132,632	$10,980,016

The accompanying notes are an integral part of these financial statements.

F-83

PYRAMID OIL COMPANY

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$157,269	$777,545	$1,095,197

Adjustments to reconcile net income to net cash provided by operating activities:

Provision for depletion, depreciation, and amortization	507,157	649,559	735,231
Valuation allowances	151,243	237,711	751,263
Accretion expense	37,477	38,341	45,314
Gain on sale of property and equipment	(809,476)	0	(1,512)
Stock based compensation	164,413	0	43,743
Deferred income taxes	(285,500)	157,900	(90,500)
Asset retirement obligations	0	10,631	(1,618)
Loss on disposal of fixed assets	30,790	0	0
Deferred compensation	1,026,655	0	0

Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and interest receivable	(48,709)	128,505	(68,207)
(Increase) decrease in crude oil inventory	(20,154)	35,976	(31,795)
Decrease (increase) in prepaid expenses	8,340	(1,523)	(24,970)
Decrease (increase) in other assets	6,000	0	(10,000)
Increase in accounts payable and accrued liabilities	92,254	107,300	55,099

Net cash provided by operating activities	1,017,759	2,141,945	2,497,245

The accompanying notes are an integral part of these financial statements.

F-84

PYRAMID OIL COMPANY

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	$(194,987)	$(979,038)	$(1,163,961)
Payments to acquire short-term investments	0	0	(100,000)
(Increase) in short-term investments	(5,113)	(7,329)	(11,655)
(Increase) in long-term investments	(30,181)	(29,542)	(30,181)
Restricted cash	(967,329)	0	0
Proceeds from sale of property and equipment	750,000	0	21,500

Net cash used in investing activities	(447,610)	(1,015,909)	(1,284,297)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	0	0	55,979
Principal payments on long-term debt	0	(54,615)	(41,783)

Net cash (used in) provided by financing activities	0	(54,615)	14,196

Net increase in cash and cash equivalents	570,149	1,071,421	1,227,144

Cash and cash equivalents at beginning of year	3,834,097	2,762,676	1,535,532

Cash and cash equivalents at end of year	$4,404,246	$2,762,676	$2,762,676

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid during the year for interest	$0	$1,091	$3,020

Cash paid during the year for income taxes	$48,800	$133,821	$216,874

The accompanying notes are an integral part of these financial statements.

F-85

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Operations

Pyramid Oil Company (the “Company”), a California Corporation, has been in the oil and gas business continuously for 103 years since it was incorporated on October 9, 1909. The Company is in the business of exploration, development and production of crude oil and natural gas. The Company operated and has interests in 28 oil and gas leases in Kern and Santa Barbara Counties in the State of California. The Company also owns oil and gas interests in Wyoming, Texas and New York that it does not operate. The Company grants short-term credit to its customers and generally receives payment within 30 days.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents principally consist of demand deposits and certificates of deposits having original maturities of three months or less. At December 31, 2013, the Company had approximately $3,813,898 of cash and cash equivalents that were not fully insured by the FDIC.

Investments

Investments consist of certificates of deposit having original maturities of three months or more and are valued at cost.

Inventory

Inventories of crude oil and condensate are valued at the lower of cost, predominately on a first-in, first-out (FIFO) basis, or market, and include certain costs directly related to the production process.

Deposits

In April 2004, the Company replaced its state of California oil and gas blanket performance surety bond, with a cash bond in the form of an irrevocable certificate of deposit in the amount of $250,000.

Costs Incurred in Oil and Gas Producing Activities

The Company has adopted the “successful efforts” method of accounting for its oil and gas exploration and development activities, as set forth in FASB ASC Topic No. 932.

The Company initially capitalizes expenditures for oil and gas property acquisitions until they are either determined to be successful (capable of commercial production) or unsuccessful. The carrying value of all undeveloped oil and gas properties is evaluated periodically and reduced if such carrying value appears to have been impaired. Leasehold costs relating to successful oil and gas properties remain capitalized while leasehold costs which have been proven unsuccessful are charged to operations in the period the leasehold costs are proven unsuccessful. Costs of carrying and retaining unproved properties are expensed as incurred.

F-86

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

The costs of drilling and equipping development wells are capitalized, whether the wells are successful or unsuccessful. The costs of drilling and equipping exploratory wells are capitalized until they are determined to be either successful or unsuccessful. If the wells are successful, the costs of the wells remain capitalized. If, however, the wells are unsuccessful, the capitalized costs of drilling the wells, net of any salvage value, are charged to operations in the period the wells are determined to be unsuccessful.

The Company adopted FASB ASC Topic No. 360-10-15, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (the Statement). The Statement specifies when an impairment loss should be recognized and how impairment losses should be measured for long-lived assets to be held and used and for long-lived assets to be disposed of. In accordance with the Statement, the costs of proved oil and gas properties and equipment are periodically assessed on a lease by lease basis to determine if such costs exceed undiscounted future cash flows, and if conditions warrant an impairment reserve will be provided based on the estimated future discounted cash flows. The Company recorded an impairment reserve of $151,243, $237,711 and $751,263 at December 31, 2013, 2012 and 2011, respectively (see Note 6). The accumulated impairment reserve was $4,988,758 and $4,980,931 at December 31, 2013 and 2012, respectively.

Joint Venture Investments

The Company participates in two joint ventures as a non-operator. The properties are located in New York and Texas, both are primarily gas properties. The Company has a minority interest in both joint ventures. The Company’s interest in the New York gas wells range from 19 to 38 percent. The Company’s interest in the Texas joint venture wells range from 3.75 to 6.25 percent. The Company records its share of revenues, expenses and capital costs as provided to the Company by the joint-venture operators. The accounting policies for the joint venture properties are consistent with the accounting policies that the Company uses for its wholly-owned properties.

Depletion, Depreciation, and Amortization

Depletion of leasehold costs of producing oil and gas properties is provided on the unit-of-production method, by individual property unit, based on estimated recoverable proved reserves. Depreciation and amortization of the costs of producing wells and related equipment are provided on the unit-of-production method, by individual property unit, based on estimated recoverable proved developed reserves. Amortization of the costs of undeveloped oil and gas properties is based on the Company’s experience, giving consideration to the holding periods of leaseholds. The average depletion per equivalent barrel of crude oil produced for 2013, 2012 and 2011 were $11.88, $16.66 and $24.27, respectively.

Drilling and operating equipment, buildings, automotive, office and other property and equipment and leasehold improvements are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives or the applicable lease terms (range of 3 to 19 years). Any permanent impairment of the carrying value of property and equipment is provided for at the time such impairments become known.

Stock-based Compensation

The Company accounts for its share based compensation in accordance with ASC718.  Stock-based compensation cost represents stock options issued to non-employee members of the Board of Directors, and is measured at the grant date based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period.

F-87

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions relative to volatility and anticipated forfeitures are determined at the time of grant. The following are the assumptions used for stock option grants during 2013. There were no stock option grants during 2012.

December 31, 2013

Expected life in years	2.5 years
Stock price volatility	51.4%
Discount rate	0.34%
Expected dividends	None
Forfeiture rate	0%

The assumptions used in the Black Scholes model referred to above are based upon the following data: (1) the expected life of the option is estimated by considering the contractual term of the option and the vesting period of the option, the employees’ expected exercise behavior and the post-vesting employee turnover rate; (2) the expected stock price volatility of the underlying shares over the expected term of the option is based upon historical share price data of the Company’s shares; (3) the risk free interest rate is based on published U.S. Treasury Department interest rates for the expected terms of the underlying options; (4) expected dividends are based on historical dividend data and expected future dividend activity; and (5) the expected forfeiture rate is based on historical forfeiture activity and assumptions regarding future forfeitures based on the composition of current grantees.

Maintenance and Repairs

Maintenance, repairs and replacement expenditures are charged to operations as incurred, while major renewals and betterments are capitalized and depreciated over their useful lives.

Retirement or Disposal of Properties and Equipment

Costs and accumulated depletion, depreciation, amortization and valuation allowances of property and equipment retired, abandoned, or otherwise disposed of are removed from the accounts upon disposal, and any resulting gain or loss is included in operations in the year of disposition. However, upon disposal of a portion of an oil and gas property, any proceeds received are treated as a recovery of cost and no gain or loss is recognized in the year of disposition.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

The Company adopted the provisions of FASB ASC Topic No. 740-10-25, “Accounting for Uncertainty in Income Taxes,” on January 1, 2007 (ASC 740-10-25). As a result of the implementation of ASC 740-10-25, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by ASC 740-10-25. As a result of the implementation of ASC 740-10-25, the Company recognized no material adjustments to liabilities or stockholders equity.

F-88

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

The Company files income tax returns in the U.S. Federal jurisdiction, and California, Texas and New York states. With few exceptions, the Company is no longer subject to U.S. Federal tax examination for the years prior to 2010. State jurisdictions that remain subject to examination range from 2009 to 2012. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of ASC 740-10-25, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the year ended December 31, 2013.

Concentration of Credit Risk

The Company sells its crude oil to Phillips 66 and Kern Oil & Refining, accounting for approximately 51% and 47%, respectively, of the Company’s crude oil and gas sales in 2013. Crude oil sales were approximately 51% and 47% attributable to Phillips 66 and Kern Oil and Refining, respectively at December 31, 2012. While revenue from these customers is significant, and the loss of any one could have an adverse effect on the Company, it is management’s opinion that the oil and gas it produces could be sold to other crude oil purchasers, refineries or pipeline companies. Trade receivables were approximately 44% and 55% attributable to Phillips 66 and Kern Oil and Refining, respectively at December 31, 2013. Trade receivables were approximately 62% and 37.5% attributable to Phillips 66 and Kern Oil and Refining, respectively at December 31, 2012.

Recent Accounting Pronouncements

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013. The Company does not expect the adoption of ASU 2013-01 to have a material impact on its financial statements.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments in this update are being issued to clarify when an entity should apply the liquidation basis of accounting. In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. The Company does not expect the adoption of ASU 2013-07 to have a material impact on its financial statements.

In July 2013, the FASB issued ASU No. 2013-011, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or A Tax Credit Carryforward Exists.” These amendments provide guidance on the financial statement presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 will not have a material impact on the Company’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the prior financial statements to conform to the 2013 presentation.

F-89

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

Revenue Recognition

The Company recognizes sales when: (1) persuasive evidence of an arrangement exists; (2) product delivery has occurred; (3) pricing is fixed or determinable; and (4) collection is reasonably assured. To satisfy these criteria, the Company: (1) has crude oil sales contracts with its crude oil purchasers; (2) records revenue based upon receipt of evidence of shipment of crude oil and when risk of loss and title transfer has occurred; (3) the Company’s crude oil contracts specify the pricing terms which are fixed and determinable; (4) validates creditworthiness through past payment history and other financial date. Sales rebates, discounts and customer returns are not applicable to the oil and gas industry.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable are unsecured and are at risk to the extent such amounts become uncollectible. The Company has had the same two major customers for approximately 20 years with no history of non-payment or default. Pursuant to the terms of the crude oil sales contracts, the Company receives payment around the 20th of the month following crude oil shipments. The Company has established a nominal allowance for doubtful accounts due to the Company’s evaluation of its customers past payment history, creditworthiness and other financial data.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from 3 to 19 years. Maintenance and repairs are charged to operations as incurred, while significant improvements are capitalized. Upon retirement or disposition of property, the asset and related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is charged to operations. The carrying value of property and equipment is assessed periodically and/or when factors indicating impairment are present. We recognize impairment losses when the expected cash flows are less than the asset’s carrying value, in which case the asset is written down to its estimated fair value. The Company recorded an impairment reserve of $151,243, $237,711 and $751,263 at December 31, 2013, 2012 and 2011, respectively (see Note 6).

2. Fair Value Measurements

Effective January 1, 2008, the Company adopted the authoritative guidance on fair value measurements. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, the guidance establishes a three tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity. Included in this category is the Company’s valuation of its asset retirement obligation liability. The obligation increased $37,477 during the year ended December 31, 2013, as a result of normal accretion. This was offset by a decrease in the obligation of $59,476 due to the sale of the Chico-Martinez lease.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

F-90

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

In accordance with this guidance, we measure our cash equivalents and short-term investments at fair value. Our cash equivalents and short term investments are classified within Level 1. Cash equivalents and short term investments are valued primarily using quoted market prices utilizing market observable inputs. At December 31, 2013, cash equivalents and short term investments consisted of certificates of deposit measured at fair value on a recurring basis. Fair values of our certificates of deposit were $3,678,639, of which $406,110 was included in cash equivalents, $2,140,822 was included in short-term investments and $1,131,707 was included in long-term investments at December 31, 2013. Fair values of our certificates of deposit were $3,642,944, of which $405,709 was included in cash equivalents, $2,135,709 was included in short-term investments and $1,101,526 was included in long-term investments at December 31, 2012.

Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis in accordance with GAAP (for example, when there is evidence of impairment). The amounts below represent only balances measured at fair value during the period presented and still held as of the reporting date.  These balances appear as a component of the “Oil and Gas Properties and Equipment” and “Accumulated Depletion, Depreciation, Amortization and Valuation Allowances” captions on the balance sheet.

	At and for the period ended December 31, 2013:
	Total	Level 1	Level 2	Level 3	Total Valuation
Oil and gas properties and equipment	$674,600	$—	$—	$523,400	$(151,200)

In the year ended December 31, 2013 certain oil and gas properties and equipment held and used with a carrying amount of $674,600 were written down to their fair value of $523,400, resulting in a valuation charge of $151,200, which was included in earnings for this period.  The fair value of these long-lived assets held and used was calculated based upon discounted cash flow projections.  These projections incorporate management’s assumptions about future cash flows based upon past experience and future expectations.  The expected cash flows are then discounted using a discount rate that the Company believes is commensurate with the risks involved.

	At and for the period ended December 31, 2012:
	Total	Level 1	Level 2	Level 3	Total Valuation
Oil and gas properties and equipment	$1,019,100	$—	$—	$781,400	$(237,700)

In the year ended December 31, 2012 certain oil and gas properties and equipment held and used with a carrying amount of $1,019,100 were written down to their fair value of $781,400, resulting in a valuation charge of $237,700, which was included in earnings for this period.  The fair value of these long-lived assets held and used was calculated based upon discounted cash flow projections.  These projections incorporate management’s assumptions about future cash flows based upon past experience and future expectations.  The expected cash flows are then discounted using a discount rate that the Company believes is commensurate with the risks involved.

3. Long-Term Debt and Line of Credit

At December 31, 2013, the Company had an unsecured line of credit with a bank, under which the Company may borrow up to $500,000 through May 31, 2014. Interest on any borrowing is accrued at the bank’s index rate plus 0.50 percentage points. The bank’s index rate was 4.75% at December 31, 2013. As of December 31, 2013, the Company did not have any outstanding balance on its unsecured line of credit.

F-91

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

4. Income Taxes

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2013	2012	2011
Federal income taxes:
Current	$78,226	$69,700	$174,403
Deferred	(228,800)	122,850	(70,350)
	(150,574)	192,550	104,053
State income taxes:
Current	13,629	12,221	28,800
Deferred	(56,700)	35,050	(20,150)
	(43,071)	47,271	8,650

Income tax expense (benefit)	$(193,645)	$239,821	$112,703

Differences exist between certain accounting policies and related provisions included in federal income tax rules. The amounts by which these differences and other factors cause the total income tax provision to differ from an amount computed by applying the federal statutory income tax rate to financial income is set forth in the following reconciliation:

	Year Ended December 31,
	2013	2012	2011
Federal income tax expense (benefit) at statutory rate	$(13,942)	$351,395	$410,686
Statutory depletion	(147,845)	(143,291)	(320,627)
Prior period tax changes	(2,443)	(8,000)	0
State income taxes	13,629	12,221	28,800
Other	(43,044)	27,496	(6,156)

Income tax expense (benefit)	$(193,645)	$239,821	$112,703

The components of net deferred tax asset (liability) are as follows:

	Year Ended December 31,
	2013	2012	2011
Current deferred taxes:
Gross assets	$711,800	$264,400	$262,500
Gross liabilities	0	0	0
	711,800	264,400	262,500
Noncurrent deferred taxes:
Gross assets	2,178,600	2,340,500	2,500,300
Gross liabilities	0	0	0
Valuation allowance	(1,718,700)	(1,718,700)	(1,718,700)
	459,900	621,800	781,600

	$1,171,700	$886,200	$1,044,100

F-92

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

The tax effect of significant temporary differences representing deferred tax assets and (liabilities) are as follows:

	Year Ended December 31,
	2013	2012	2011
Accounts receivable	$1,600	$1,600	$1,600
Asset retirement obligations	520,200	519,800	500,100
Statutory depletion carryover	1,718,700	1,718,700	1,718,700
Accrued liabilities	710,200	262,800	260,900

Total deferred tax assets	2,950,700	2,502,900	2,481,300

Property and equipment	(60,300)	102,000	281,500
Valuation allowance	(1,718,700)	(1,718,700)	(1,718,700)
	$1,171,700	$886,200	$1,044,100

At December 31, 2013, a valuation allowance has been provided against the statutory depletion carryover due to the uncertainty of its future utilization.

The Company believes that its estimate of deferred tax assets and determination to record a valuation allowance against the statutory depletion carryover are critical accounting estimates because they are subject to, among other things, an estimate of future taxable income, which is susceptible to change and dependent upon events that may or may not occur, and because the impact of recording a valuation allowance may be material to the assets reported on the balance sheet and results of operations.

At December 31, 2013, the Company has, for Federal income tax purposes, a statutory depletion carryover of approximately $4,095,000, which currently has no expiration date.

5. Related-Party Transactions

Effective January 1, 1990, John H. Alexander, a former officer and director of the Company participated with a group of investors that acquired the mineral and fee interest on one of the Company’s oil and gas leases (the “Santa Fe Energy lease”) in the Carneros Creek field after the Company declined to participate. The thirty-three percent interest owned by Mr. Alexander represents a minority interest in the investor group. Royalties on oil and gas production from this property paid to the investor group approximated $131,000, $222,500 and $226,200 in 2013, 2012 and 2011, respectively.

As a director, Mr. Alexander had abstained from voting on any of the above matters that have been brought before the Board of Directors, involving the Santa Fe lease. See Note 12 for discussion of severance awards entered into with Mr. Alexander.

6. Fourth Quarter Results (Unaudited)

During the fourth quarter of 2013, the Company made adjustments to the carrying value of some of its oil and gas properties. The Company recorded a valuation allowance in the amount of $151,243 at December 31, 2013 to reflect the change in the projected future discounted net cash flows for this property, as the result of the analysis of the Company’s oil and gas reserves by independent consultants. The Company also reduced depletion of its oil and gas properties by $34,834 as a result of the analysis of the Company’s oil and gas reserves by independent consultants at December 31, 2013.

F-93

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

During the fourth quarter of 2012, the Company made adjustments to the carrying value of some of its oil and gas properties. The Company recorded a valuation allowance in the amount of $237,711 at December 31, 2012 to reflect the change in the projected future discounted net cash flows for this property, as the result of the analysis of the Company’s oil and gas reserves by independent consultants. The Company also reduced depletion of its oil and gas properties by $39,414 as a result of the analysis of the Company’s oil and gas reserves by independent consultants at December 31, 2012.

During the fourth quarter of 2011, the Company made adjustments to the carrying value of one of its oil and gas properties. The Company recorded a valuation allowance in the amount of $23,879 at December 31, 2010 to reflect the change in the projected future discounted net cash flows for this property, as the result of the analysis of the Company’s oil and gas reserves by independent consultants.

7. Commitments and Contingencies

The Company is liable for future dismantlement and abandonment costs associated with its oil and gas properties. These costs include down-hole plugging and abandonment of wells, future site restoration, post closure and other environmental exit costs. The costs of future dismantlement and abandonment have been accrued and recorded in the financial statements. See Note 10, Assets Retirement Obligations.

The Company is subject to potential litigation within the normal course of business. In management’s opinion, the resolution of such litigation would not have a material adverse effect upon the Company’s financial position or the results of its operations. The Company did not have any pending litigation at December 31, 2013.

The Company has been notified by the United States Environmental Protection Agency (“EPA”) of a final settlement offer to settle its potential liability as a generator of waste containing hazardous substances that were disposed of at a waste disposal site in Santa Barbara County. The Company has responded to the EPA by indicating that the waste contained petroleum products that fall within the exception to the definition of hazardous substances for petroleum-related substances of the pertinent EPA regulations. Management has concluded that under both Federal and State regulations no reasonable basis exists for any valid claim against the Company. As such, the likelihood of any liability is deemed remote.

During the fourth quarter of 2012, pursuant to requirements of the California Department of Oil and Gas (“CA DOG”) the Company conducted a testing program on all of its crude oil storage tanks. The testing required the Company to empty each tank and measure for the thickness of the metal. The testing is almost complete and the results were favorable. The testing process disrupted crude oil production during the fourth quarter leading to lower revenues during the fourth quarter of 2012 and the first quarter of 2013.

8. Defined Contribution Plan

The Company has a defined contribution plan (Simple IRA) available to all employees meeting certain service requirements. Employees may contribute up to a maximum of $6,000 of their compensation to the plan. The Company will make a contribution to the plan in an amount equal to the employee’s contributions up to 3% of their salaries. Contributions of $12,641, $12,646 and $11,549 were made during the years ended December 31, 2013, 2012 and 2011, respectively.

F-94

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

9. Asset Retirement Obligations

The Company recognizes a liability at discounted fair value for the future retirement of tangible long-lived assets and associated assets retirement cost associated with the petroleum and natural gas properties. The fair value of the liability is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until the date of expected settlement of the retirement obligations. The related accretion expense is recognized in the statement of operations. The provision will be revised for the effect of any changes to timing related to cash flow or undiscounted abandonment costs. Actual expenditures incurred for the purpose of site reclamation are charged to the asset retirement obligations to the extent that the liability exists on the balance sheet. Differences between the actual costs incurred and the fair value of the liability recorded are recognized in income in the period the actual costs are incurred.

There are no legally restricted assets for the settlement of asset retirement obligations. The Company has recognized deferred tax benefits of approximately $520,200 for the asset retirement obligations as of December 31, 2013.

A reconciliation of the Company’s asset retirement obligations from the periods presented, are as follows:

	December 31,
	2013	2012	2011

Beginning balance	$1,327,861	$1,278,889	$1,235,193
Incurred during the period	0	(14,105)	(13,397)
Additions for new wells	0	25,092	11,779
Deletions for wells sold	(59,476)	0	0
Accretion expense	37,477	37,985	45,314
Ending balance	$1,305,862	$1,327,861	$1,278,889

10. Share Based Compensation

Stock-Option Plan

The Company has issued stock options as compensation for members of the Board of Directors under the Pyramid Oil Company 2006 Equity Incentive Plan (the “2006 Plan”). These options vested immediately and are exercisable for a five-year period from the date of the grant.

The following is a summary of the Company’s stock option activity.

			Weighted-
		Weighted-	Average
	Number	Average	Remaining	Aggregate
	Of	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value

Outstanding at December 31, 2011	10,000	$5.40	0	$0
Granted	0	0		0
Exercised	0	0		0
Forfeited	0	0		0
Outstanding at December 31, 2012	10,000	$5.40	3.42	$0
Granted	100,000	5.16		0
Exercised	0	0		0
Forfeited	(5,000)	5.40		0
Outstanding at December 31, 2013	105,000	$5.17	4.66	$0

Exercisable at December 31, 2013	105,000	$5.17	4.66	$0

F-95

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

As of December 31, 2013, there were no unvested stock options or unrecognized stock option expense. The weighted average grant date fair value of options issued and vested during 2013 was $1.64 per option.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2013.

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$5.40	5,000	2.42	$5.40	5,000	$5.40
$5.16	100,000	4.77	$5.16	100,000	$5.16
	105,000			105,000

Warrants

During the year ended December 31, 2012, warrant holders exercised 15,000 outstanding warrants under a cash-less exercise provision in the warrant agreements. This resulted in 4,232 shares of common stock being issued to the warrant holders. There were no remaining warrants outstanding as of December 31, 2013 or 2012.

11. Incentive and Retention Plan

On January 9, 2007, the Company’s Board of Directors adopted an Incentive and Retention Plan (the “Incentive Plan”) pursuant to which the Company’s officers and other employees selected by the Company’s Compensation Committee are entitled to receive payments if they are employed by the Company as of the date of a Corporate Transaction (as such term is defined in the Incentive Plan). A Corporate Transaction includes certain mergers involving the Company, sales of Company assets, and other changes in the control of the Company, as specified in the Incentive and Retention Plan. In general, the amount that is payable to each plan participant will equal the number of plan units that have been granted to him or her, multiplied by the increase in the value of the Company between January 9, 2007 and the date of a Corporate Transaction. There has been no Corporate Transaction since the adoption of the Incentive and Retention Plan. No employees have been selected by the Compensation Committee to receive payments under the Incentive Plan.

12. Registration Statement on Form S-3

The Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) on November 5, 2013, that became effective on November 21, 2013. The registration statement is designed to provide the Company the flexibility to offer and sell from time to time up to $30 million of the Company’s common stock. The Company may offer and sell such securities through one or more methods of distribution, subject to market conditions and the Company’s capital needs. The terms of any offering under the shelf registration statement will be established at the time of such offering and will be described in a prospectus supplement filed with the SEC prior to the completion of the offering. The Company has not filed any supplemental prospectus with the SEC or sold any common stock under this registration statement.

F-96

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

13. Change in Directors of the Company

On September 30, 2013, John H. Alexander resigned as the President and Chief Executive Officer, and as a director, of the Company, and John E. Turco resigned as a director of the Company. Michael D. Herman, currently the Chairman of the Board of Directors of the Company, was appointed as the Interim President and Chief Executive Officer of the Company.

Mr. Herman served as Pyramid’s Chairman of the Board of Directors since 2005. Following his purchases of Pyramid common stock from Messrs. Alexander and Turco, Mr. Herman owns approximately 39.5% of the outstanding common stock of Pyramid (not including the 100,000 shares that Mr. Herman will acquire in April 2014).

As part of this Board of Directors and management transition, Mr. Herman purchased 243,579 shares of Pyramid common stock from Mr. Turco at a purchase price of $6.00 per share. In addition, Mr. Herman purchased 95,592 shares of Pyramid common stock from Mr. Alexander at a purchase price $6.00 per share, and will purchase an additional 100,000 of Mr. Alexander’s shares by April 5, 2014, at the same price.

On October 8, 2013, the Board of Directors appointed Rick D. Kasch to the Company’s Board of Directors to fill the vacancy created by the resignation of Mr. Turco. Mr. Kasch serves as President of ENSERVCO Corporation, which is a publicly traded energy services company based in Denver, Colorado. Pyramid’s Chairman of the Board of Directors and Interim President and Chief Executive Officer, Michael D. Herman, serves as the Chairman of the Board of Directors and Chief Executive Officer of ENSERVCO Corporation.

14. Settlement Agreement

In February 2002, the Company entered into an employment agreement with John H. Alexander pursuant to which Mr. Alexander agreed to serve as the Company’s Vice President. On June 3, 2004, Mr. Alexander was appointed as the Company’s President and Chief Executive Officer. The employment agreement was for an initial term of six years, which term automatically renews annually if written notice is not tendered. The agreement was automatically renewed on June 3, 2013. On September 30, 2013, Mr. Alexander resigned as the President and Chief Executive Officer of the Company.

In connection with Mr. Alexander’s resignation, Mr. Alexander and the Company entered into a Settlement Agreement and General Release of Claims, dated as of September 30, 2013 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, among other things:

•	Mr. Alexander’s existing employment agreement terminated effective as of September 30, 2013;

•	The Company agreed to pay an aggregate amount of $967,329 to Mr. Alexander in satisfaction of amounts that are owed to Mr. Alexander under his employment agreement, with such amount to be paid in three equal installments of $322,443 each, on April 5, 2014, January 5, 2015, and January 5, 2016. These amounts are included in restricted cash and deferred compensation liability;

•	The Company agreed to secure these payments owed to Mr. Alexander in a “rabbi trust” pursuant to a Trust Agreement, dated as of October 1, 2013 between the Company and Gilbert Ansolabehere, as trustee (the “Trust Agreement”);

•	Mr. Alexander agreed to resign as a director and officer of the Company;

•	The Company and Mr. Alexander entered into a Consulting Agreement, dated as of October 1, 2013 (the “Consulting Agreement”), pursuant to which Mr. Alexander will serve as a consultant to the Company on a part-time basis through September 30, 2014 for a fee of $10,000 per month;

F-97

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

(Continued)

•	The Company and Mr. Alexander waived known and unknown claims against each other;

•	Mr. Herman agreed to purchase shares of the Company’s common stock held by Messrs. Alexander and Turco, see Note 13; and

•	The Company and Mr. Alexander entered into an Indemnity Agreement, dated as of September 30, 2013 (the “Indemnity Agreement”), pursuant to which the Company agreed to indemnify Mr. Alexander against certain claims, losses, costs and expenses that may result in the future from lawsuits and other proceedings in connection with his service as a director and an officer of the Company.

On March 18, 2014, the trust agreement, “Rabbi Trust dated October 1, 2013,” noted above was terminated by agreement of the Company, Mr. Alexander and the trustee and the funds were disbursed.

15. Subsequent Events

The Company evaluated subsequent events after the balance sheet date of December 31, 2013 through March 31, 2014.

On February 6, 2014, the Company and privately held Yuma Energy, Inc. (“Yuma”) announced they had entered into a definitive merger agreement for an all-stock transaction. Upon completion of the transaction, which is subject to the approval of shareholders of both companies, the Company will change its name to “Yuma Energy, Inc.,” and relocate its headquarters to Houston, Texas, while maintaining offices in Bakersfield, California, to oversee its California operations.

Under the terms of the merger agreement, the Company will reincorporate in Delaware and the Delaware successor corporation will issue an aggregate of approximately 66 million shares of its common stock to Yuma shareholders, resulting in former Yuma shareholders owning approximately 93% of the post-merger company. Upon closing, there will be an aggregate of approximately 71 million shares of common stock outstanding. The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The merger agreement is subject to the approval of the shareholders of both companies, as well as other customary approvals, including authorization to list the newly issued shares on the NYSE MKT. The companies anticipate completing the transaction in mid-2014.

F-98

PYRAMID OIL COMPANY

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

OIL AND GAS PRODUCING ACTIVITIES

FASB ASC Topic 932, Extraction Activities – Oil and Gas, requires disclosure of certain financial data for oil and gas operations and reserve estimates of oil and gas. This information, presented here, is intended to enable the reader to better evaluate the operations of the Company. All of the Company’s oil and gas reserves are located in the United States.

The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depletion, depreciation, and amortization and valuation allowances as of December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Proved properties	$19,704,600	$19,828,900	$18,946,000
Unproved properties being amortized	178,600	178,600	178,600
Unproved properties not being amortized	0	0	0
Capitalized asset retirement costs	412,612	425,978	401,200
Accumulated depletion, depreciation, amortization and valuation allowances	(18,214,400)	(17,912,400)	(17,132,100)
	$2,081,412	$2,521,078	$2,393,700

The estimated quantities and the change in proved reserves, both developed and undeveloped, for the Company are as follows:

	2013		2012		2011
	Oil	Gas	Oil	Gas	Oil	Gas
	(Mbbls)	(MMCF)	(Mbbls)	(MMCF)	(Mbbls)	(MMCF)
Proved developed and undeveloped reserves:
Beginning of year	482	0	546	42	538	44
Revisions of previous estimates	10	20	(19)	(36)	63	7
Extensions, discoveries and other additions	0	0	0	0	0	0
Production	(43)	(6)	(45)	(6)	(55)	(9)
End of year	449	14	482	0	546	42

Proved developed reserves:
Beginning of year	482	0	474	42	433	35
End of year	449	14	482	0	474	42

Proved undeveloped reserves:
Beginning of year	0	0	71	0	105	8
End of year	0	0	0	0	71	0

The foregoing estimates have been prepared by the Company from data prepared by an independent petroleum engineer in respect to certain producing properties. Revisions in previous estimates as set forth above can result from analysis of new information, as well as from additional production experience or from a change in economic factors. The primary factor that has impacted the revisions of previous estimates of crude oil and natural gas reserves noted above is from a change in crude oil and natural gas prices used to determine the valuation of year-end reserves. Higher crude oil and natural gas prices cause certain oil and gas leases to become more profitable, thus generating additional reserves. Net average crude oil sales prices (average crude oil sales prices net of operating costs, production taxes and development costs) used to value the year-end reserves decreased by approximately $0.63 per barrel at December 31, 2013, decreased by approximately $6.50 per barrel at December 31, 2012 and increased by approximately $18.00 per barrel at December 31, 2011.

F-99

PYRAMID OIL COMPANY

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

OIL AND GAS PRODUCING ACTIVITIES

The reserve estimates are believed to be reasonable and consistent with presently known physical data concerning size and character of the reservoirs and are subject to change as additional knowledge concerning the reservoirs becomes available.

The present value of estimated future net revenues of proved developed and undeveloped reserves, discounted at 10%, were as follows:

	December 31,
	2013	2012	2011
Proved developed and undeveloped reserves
(Present value before income taxes)	$13,135,000	$13,712,000	$18,439,000

FASB ASC Topic 932, Extraction Activities - Oil and Gas, requires certain disclosures of the costs and results of exploration and production activities and established a standardized measure of oil and gas reserves and the year-to-year changes therein.

In addition to the foregoing disclosures, FASB ASC Topic 932, Extraction Activities – Oil and Gas established a “Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves”.

Costs incurred, both capitalized and expensed, of oil and gas property acquisition, exploration and development for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Property acquisition costs	$0	$50,000	$700
Exploration costs – expensed	0	0	0
Development costs	103,000	857,900	1,022,300
Asset retirement costs	0	24,700	11,800

The results of operations for oil and gas producing activities for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Sales	$4,392,000	$4,995,000	$5,688,000
Production costs	2,109,000	2,103,000	1,920,000
Exploration costs	0	0	0
Accretion expense	115,000	38,000	45,000
Depletion, depreciation, amortization and valuation allowance	658,000	887,000	1,486,000
	1,510,000	1,967,000	2,237,000
Income tax (benefit) provision	(246,000)	240,000	113,000
Results of operations from production activities	$1,756,000	$1,727,000	$2,124,000

F-100

PYRAMID OIL COMPANY

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

OIL AND GAS PRODUCING ACTIVITIES

The standardized measure of discounted estimated future net cash flows relating to proved oil and gas reserves for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Future cash inflows	$46,428,000	$51,004,000	$58,216,000
Future development and production costs	23,136,000	25,941,000	24,445,000
Future abandonment costs	1,442,000	1,328,000	1,279,000
Future income tax expense	5,100,000	5,238,000	7,987,000
Future net cash flow	16,750,000	18,497,000	24,505,000
10% annual discount	6,701,000	7,771,000	9,392,000
Standardized measure of discounted future net cash flow	$10,049,000	$10,726,000	$15,113,000

The principal changes in the standardized measure of discounted future net cash flows during the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Extensions	$0	$0	$0
Revisions of previous estimates
Price changes	(357,000)	(2,155,000)	7,026,000
Quantity estimates	411,000	(894,000)	1,901,000
Change in production rates, timing and other	143,000	(1,642,000)	(1,157,000)
Development costs incurred	103,000	858,000	1,023,000
Changes in estimated future development costs	0	(1,281,000)	315,000
Estimated future abandonment costs	(90,000)	(6,000)	8,000
Sales of oil and gas, net of production costs	(2,283,000)	(2,892,000)	(3,768,000)
Accretion of discount	1,450,000	1,922,000	1,386,000
	(623,000)	(6,090,000)	6,734,000
Net change in income taxes	54,000	(1,703,000)	1,778,000
Net (decrease) increase	$(677,000)	$(4,387,000)	$4,956,000

Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying the year-end effective tax rate to estimated future pretax net cash flows related to proved oil and gas reserves, less the tax basis of the properties involved.

These estimates are furnished and calculated in accordance with requirements of the Financial Accounting Standards Board and the SEC. Because of the unpredictable variances in expenses and capital forecasts, crude oil and natural gas price changes being largely influenced and controlled by United States and foreign governmental actions, and the fact that the basis for such estimates vary significantly, management believes the usefulness of these projections is limited. Estimates of future net cash flows do not represent management’s assessment of future profitability or future actual cash flows of the Company. It should be recognized that applying current costs and prices and a ten percent standard discount rate allows for comparability but does not convey absolute value. The discounted amounts arrived at are only one measure of financial quantification of proved reserves.

The standardized measure of discounted future cash flows before income taxes decreased by $623,000 at December 31, 2013. The increase in income taxes decreased discounted future cash flows by $54,000 for a total decrease in future cash flows of $677,000 after income taxes as of December 31, 2013. Future cash flows decreased due primarily to sales of oil and gas, net of production costs. This was offset by accretion of discount and revisions of quantity estimates.

F-101

PYRAMID OIL COMPANY

SUPPLEMENTAL INFORMATION (UNAUDITED) (Continued)

OIL AND GAS PRODUCING ACTIVITIES

The standardized measure of discounted future cash flows before income taxes decreased by $6,090,000 at December 31, 2012. The decrease in income taxes offset discounted future cash flows by $1,703,000 for a net decrease in future cash flows of $4,387,000 after income taxes as of December 31, 2012. The factors contributing to the decrease in cash flows are lower net average crude oil prices (average crude oil sales prices net of operating costs, production taxes and development costs). During 2012, net average crude oil prices decreased by approximately $6.50 per barrel. At December 31, 2012 the Company did not have any proved undeveloped reserves which also contributed to the decrease in future cash flows for 2012. The proved undeveloped reserves at December 31, 2011 included two wells that were projected to be drilled during 2012. One of these wells was the Santa Fe #20 development well that was drilled in 2012. This well is not currently producing and a valuation allowance of $204,000 was recorded at December 31, 2012 for the Santa Fe energy lease. The other well project to be drilled in 2012, the CLI 4-H, was not drilled during 2012 and is not expected to be drilled in the future.

The standardized measure of discounted future cash flows before income taxes increased by $6,734,000 at December 31, 2011. The increase in income taxes offset discounted future cash flows by $1,778,000 for a net increase in future cash flows of $4,956,000 after income taxes as of December 31, 2011. The major factor contributing to the increase in cash flows is higher net average crude oil prices (average crude oil sales prices net of operating costs, production taxes and development costs). During 2011, net average crude oil prices increased by approximately $18.00 per barrel. This price increase contributed to an increase in discounted cash flows due to price changes of $7,026,000.

F-102

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

PYRAMID OIL COMPANY

SUPPLEMENTAL INFORMATION (UNAUDITED)

QUARTERLY RESULTS

	2013	2012
REVENUES:
Quarter Ended:
March 31	$1,007,803	$1,369,058
June 30	1,154,409	1,340,314
September 30	1,138,438	1,198,420
December 31 (a)	1,900,650	1,087,535
	$5,201,300	$4,995,327

NET INCOME (LOSS):
Quarter Ended:
March 31	$112,687	$372,096
June 30	130,071	288,571
September 30 (b)	(533,781)	207,896
December 31 (a) (c) (d)	448,292	(91,018)
	$157,269	$777,545

INCOME (LOSS) PER COMMON SHARE:
Quarter Ended:
March 31	$0.02	$0.08
June 30	0.03	0.06
September 30 (b)	(0.11)	0.04
December 31 (a) (c) (d)	0.09	(0.01)
	$0.03	$0.17

(a) Reflects gain on sale of fixed assets of $809,476 for the sale of one of the Company’s oil and gas properties recorded in the fourth quarter of 2013.

(b) Reflects deferred compensation of $1,040,764, see Note 14. “Settlement Agreement.”

(c) Reflects a valuation allowance of $151,243 recorded in the fourth quarter of 2013 for the write-down of certain oil and gas properties.

(d) Reflects a valuation allowance of $237,711 recorded in the fourth quarter of 2012 for the write-down of certain oil and gas properties.

F-103

PYRAMID OIL COMPANY

BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$4,555,645	$4,404,246
Restricted cash	0	967,329
Short-term investments	2,141,887	2,140,822
Trade accounts receivable (net of reserve for doubtful accounts of $4,000 in 2014 and 2013)	448,168	484,468
Income taxes receivable	537,400	12,400
Crude oil inventory	74,607	102,334
Prepaid expenses and other assets	201,925	249,030
Deferred income taxes	281,700	711,800

TOTAL CURRENT ASSETS	8,241,332	9,072,429

PROPERTY AND EQUIPMENT, at cost:

Oil and gas properties and equipment (successful efforts method)	19,883,190	19,883,190
Capitalized asset retirement costs	412,612	412,612
Drilling and operating equipment	2,058,744	2,058,744
Land, buildings and improvements	1,098,918	1,098,918
Automotive, office and other property and equipment	1,136,566	1,136,566
	24,590,030	24,590,030
Less - accumulated depletion, depreciation, amortization and valuation allowances	(21,439,883)	(21,335,914)
TOTAL PROPERTY AND EQUIPMENT	3,150,147	3,254,116

INVESTMENTS AND OTHER ASSETS
Long-term investments	1,139,149	1,131,707
Deferred income taxes	413,500	459,900
Deposits	250,000	250,000
Other assets	11,380	11,380
TOTAL INVESTMENTS AND OTHER ASSETS	1,814,029	1,852,987

TOTAL ASSETS	$13,205,508	$14,179,532

The accompanying notes are an integral part of these financial statements.

F-104

PYRAMID OIL COMPANY

BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS' EQUITY

	March 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
CURRENT LIABILITIES:
Accounts payable	$351,836	$290,930
Accrued professional fees	26,893	140,711
Accrued taxes, other than income taxes	54,444	54,444
Accrued payroll and related costs	56,010	40,932
Accrued royalties payable	227,457	226,502
Accrued insurance	69,838	113,480
Liability for deferred compensation	282,314	1,026,655

TOTAL CURRENT LIABILITIES	1,068,792	1,893,654

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,315,279	1,305,862

TOTAL LIABILITIES	2,384,071	3,199,516

CONTINGENCIES (Note 4)

SHAREHOLDERS' EQUITY:
Preferred stock, no par value
Authorized - 10,000,000 shares
Issued and outstanding - none	0	0
Common stock, no par value
Authorized - 50,000,000 shares
Issued and outstanding - 4,688,085 shares	1,847,384	1,847,384
Retained earnings	8,974,053	9,132,632
TOTAL SHAREHOLDERS’ EQUITY	10,821,437	10,980,016

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,205,508	$14,179,532

The accompanying notes are an integral part of these financial statements.

F-105

PYRAMID OIL COMPANY

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
REVENUES:
Oil and gas sales	$1,043,599	$1,007,803

COSTS AND EXPENSES:
Operating expenses	496,290	434,438
General and administrative	577,963	222,141
Taxes, other than income and payroll taxes	33,609	30,397
Provision for depletion, depreciation, and amortization	103,970	112,979
Accretion expense	9,417	10,379
Other costs and expenses	46,090	33,224
	1,267,339	843,558
OPERATING (LOSS) INCOME	(223,740)	164,245

OTHER INCOME:
Interest	9,661	10,311
Other	7,000	0
	16,661	10,311
(LOSS) INCOME BEFORE
INCOME TAX (BENEFIT) EXPENSE	(207,079)	174,556
Income tax (benefit) expense
Current	(525,000)	5,769
Deferred	476,500	56,100
	(48,500)	61,869

NET (LOSS) INCOME	$(158,579)	$112,687

BASIC (LOSS) INCOME PER COMMON SHARE	$(0.03)	$0.02

DILUTED (LOSS) INCOME PER COMMON SHARE	$(0.03)	$0.02

Weighted average number of common shares outstanding	4,688,085	4,688,085

Diluted average number of common shares outstanding	4,688,085	4,688,085

The accompanying notes are an integral part of these financial statements.

F-106

PYRAMID OIL COMPANY

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:

Net (loss) income	$(158,579)	$112,687
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Provision for depletion, depreciation, and amortization	103,970	112,979
Accretion expense	9,417	10,379
Deferred income taxes	476,500	56,100
Changes in operating assets and liabilities:
Trade accounts and income taxes receivable	(488,700)	(87,474)
Crude oil inventories	27,727	(34,486)
Prepaid expenses	47,105	56,235
Deferred compensation liability	(744,341)	0
Accounts payable and accrued liabilities	(80,522)	(94,856)
Net cash (used in) provided by operating activities	(807,423)	131,564

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	0	(128,928)
Restricted cash	967,329	0
Increase in short-term investments	(1,065)	(1,331)
Increase in long-term investments	(7,442)	(7,442)
Net cash provided by (used in)
Investing activities	958,822	(137,701)
Net increase (decrease) in cash and cash equivalents	151,399	(6,137)

Cash & cash equivalents at beginning of period	4,404,246	3,834,097

Cash and cash equivalents at end of period	$4,555,645	$3,827,960

The accompanying notes are an integral part of these financial statements.

F-107

PYRAMID OIL COMPANY

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2014

(UNAUDITED)

1. Summary of Significant Accounting Policies

The financial statements include the accounts of Pyramid Oil Company (the “Company”). Such financial statements included herein have been prepared by the Company, without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

A summary of the Company's significant accounting policies is contained in its Annual Report on Form 10-K for the year ended December 31, 2013. The financial data presented herein should be read in conjunction with the Company's December 31, 2013 financial statements and notes thereto, contained in the Company's Form 10-K.

In the opinion of management, the unaudited financial statements, contained herein, include all adjustments necessary to present fairly the Company's financial position as of March 31, 2014 and the results of its operations and its cash flows for the three month periods ended March 31, 2014 and 2013. The results of operations for any interim period are not necessarily indicative of the results to be expected for a full year.

Stock Based Compensation

The Company accounts for its share based compensation in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.  Stock-based compensation cost represents stock options issued to non-employee members of the Board of Directors, and is measured at the grant date based on the estimated fair value of the award, and is recognized as expense over the requisite vesting period.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions relative to volatility and anticipated forfeitures are determined at the time of grant. There were no stock option grants during the three month periods ended March 31, 2014 or 2013.

Income Taxes

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company files income tax returns in the U.S. federal jurisdiction, and California, Texas and New York states. With few exceptions, the Company is no longer subject to U.S. federal tax examination for the years prior to 2010. State jurisdictions that remain subject to examination range from 2009 to 2013. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

The Company policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FASB ASC 740-10-25, the Company did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the three month period ended March 31, 2014.

F-108

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of operations.

Income Taxes Receivable

The Company has recognized income taxes receivable of $537,400 at March 31, 2014. The Company recorded an increase in income taxes receivable for the first quarter of 2014 in the amount of $525,000. This increase is due primarily to the deduction of deferred compensation for tax purposes in the amount of $1,003,973. The deferred compensation had been recorded for financial statement purposes during the third quarter of 2013.

Income (Loss) per Share

Basic income (loss) per common share is computed by dividing the net income (loss) applicable to common stock by the weighted average number of shares of common stock outstanding during the period.

Valuation Allowances

The Company has recorded valuation allowances for certain of its oil and gas properties when the undiscounted future net cash flows are less than the net capitalized costs for the property. No valuation allowances were recorded in the first quarter of 2014 or 2013.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to the current year presentation.

2. Recent Accounting Pronouncements

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years beginning on or after January 1, 2013. The Company does not expect the adoption of ASU 2013-01 to have a material impact on its financial statements.

3. Dividends

No cash dividends were paid during the three month periods ended March 31, 2014 and 2013.

4. Contingencies

In September 2009, the Company was notified by the U.S. Environmental Protection Agency (“EPA”) of a final settlement offer to settle its potential liability as a generator of waste containing hazardous substances that were disposed of at a waste disposal site in Santa Barbara County, California. The Company responded to the EPA in October 2009 by indicating that the waste contained petroleum products that fall within the exception to the definition of hazardous substances for petroleum-related substances of the pertinent EPA regulations. Management has concluded that under both federal and state regulations no reasonable basis exists for any valid claim against the Company. As such, the likelihood of any liability is deemed remote. There has been no further communication from the EPA on this matter since September 25, 2009.

Under the terms of the merger agreement between the Company and Yuma Energy, Inc., the Company may be required to pay to Yuma a termination fee of approximately $1.0 million if the merger agreement is terminated under certain circumstances.

F-109

5. Income Tax Expense (Benefit)

The Company recognized an income tax expense (benefit) of $(48,500) for the first quarter of 2014 compared to an income tax provision of $61,869 for the same period in 2013.

Income tax expense (benefit) for the first quarter of 2014 was calculated as follows:

	Federal	State	Total

Current tax (benefit)	$(450,000)	$(75,000)	$(525,000)
Deferred tax expense	377,400	99,100	476,500

	$(72,600)	$24,100	$(48,500)

Income tax expense (benefit) for the first quarter of 2013 was calculated as follows:

	Federal	State	Total

Current tax expense	$4,769	$1,000	$5,769
Deferred tax expense	43,700	12,400	56,100

	$48,469	$13,400	$61,869

Deferred income taxes are recognized using the asset and liability method by applying income tax rates to cumulative temporary differences based on when and how they are expected to affect the tax returns. Deferred tax assets and liabilities are adjusted for income tax rate changes. Deferred income tax assets have been offset by a valuation allowance of $1,719,000 as of March 31, 2014. Management reviews deferred income taxes regularly throughout the year, and accordingly makes any necessary adjustments to properly reflect the valuation allowance based upon current financial trends and projected results.

6. Incentive and Retention Plan

On January 9, 2007, the Company's Board of Directors adopted an Incentive and Retention Plan (the “Incentive Plan”) pursuant to which the Company's officers and other employees selected by the Company's Compensation Committee are entitled to receive payments if they are employed by the Company as of the date of a Corporate Transaction (as such term is defined in the Incentive Plan). A Corporate Transaction includes certain mergers involving the Company, sales of Company assets, and other changes in the control of the Company, as specified in the Incentive and Retention Plan. In general, the amount that is payable to each plan participant will equal the number of plan units that have been granted to him or her, multiplied by the increase in the value of the Company between January 9, 2007 and the date of a Corporate Transaction. There has been no Corporate Transaction since the adoption of the Incentive Plan. No employees have been selected by the Compensation Committee to receive payments under the Incentive Plan.

7. Related-party Transaction

Effective January 1, 1990, John H. Alexander, a former officer and director of the Company, participated with a group of investors that acquired the mineral and fee interest on one of the Company's oil and gas leases (the “Santa Fe Energy lease”) in the Carneros Creek field after the Company declined to participate. The thirty-three percent interest owned by Mr. Alexander represents a minority interest in the investor group. Mr. Alexander resigned as President, Chief Executive Officer and director of the Company effective September 30, 2013. Royalties on oil and gas production from this property paid to the investor group approximated $43,000 during the first quarter of 2013. Because Mr. Alexander is no longer an officer, director or employee of the Company, the amounts paid to Mr. Alexander for royalties during the first quarter of 2014 are no longer considered a related-party transaction.

F-110

8. Stock Based Compensation

Stock-Option Plan

The Company has issued stock options as compensation for non-employee members of the Board of Directors under its 2006 Equity Incentive Plan.  These options vest immediately and are exercisable for a five-year period from the date of the grant.

The following is a summary of the Company’s stock option activity.

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding at December 31, 2013	105,000	$5.17	4.66	$-
Granted	-			-
Exercised	-			-
Forfeited	-			-
Outstanding at March 31, 2014 (unaudited)	105,000	$5.17	4.41	$-

Vested and expected to vest at March 31, 2014	105,000	$5.17	4.41	$-
Exercisable at March 31, 2014	105,000	$5.17	4.41	$-

As of March 31, 2014, there were no unvested stock options or unrecognized stock option expense.

The following table summarizes information about stock options outstanding and exercisable at March 31, 2014.

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Exercise	Number	Remaining	Exercise	Number	Exercise
Price	of Shares	Life (Years)	Price	of Shares	Price

$5.40	5,000	2.17	$5.40	5,000	$5.40
5.16	100,000	4.52	5.16	100,000	5.16
	105,000			105,000

9. Fair Value

Effective January 1, 2008, the Company adopted FASB ASC 820 (formerly SFAS No. 157) for its nonfinancial assets and nonfinancial liabilities measured on a non-recurring basis. The Company adopted the provisions of FASB ASC 820 for measuring the fair value of our financial assets and liabilities during 2008. As defined in FASB ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes market data or assumptions that it believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. FASB ASC 820 establishes a three-tiered fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

F-111

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. Included in this category is the Company's determination of the value of its asset retirement obligation liability. The obligation has increased $9,417 during the three months ended March 31, 2014 as a result of normal accretion expense.

The carrying amount of our cash and cash equivalents, short term investments, accounts receivable and accounts payable reported in the balance sheets approximates fair value because of the short maturity of those instruments.

Fair Value on Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis in accordance with GAAP (for example, when there is evidence of impairment). There were no instances of impairment recorded in the quarter ended March 31, 2014.

10. Asset Retirement Obligations

The Company recognizes a liability at discounted fair value for the future retirement of tangible long-lived assets and associated assets retirement cost associated with the petroleum and natural gas properties. The fair value of the liability is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until the date of expected settlement of the retirement obligations. The related accretion expense is recognized in the statement of operations. The provision will be revised for the effect of any changes to timing related to cash flow or undiscounted abandonment costs. Actual expenditures incurred for the purpose of site reclamation are charged to the asset retirement obligations to the extent that the liability exists on the balance sheet. Differences between the actual costs incurred and the fair value of the liability recorded are recognized in income in the period the actual costs are incurred.

There are no legally restricted assets for the settlement of asset retirement obligations. A reconciliation of the Company's asset retirement obligations from the periods presented, are as follows:

Balance at December 31, 2013	$1,305,862
Incurred during the period	0
Additions for new wells	0
Accretion expense	9,417
Balance at March 31, 2014	$1,315,279

11. Registration Statement on Form S-3

The Company filed a shelf registration statement on Form S-3 with the SEC on November 5, 2013, that was declared effective on November 21, 2013. The registration statement is designed to provide the Company the flexibility to offer and sell from time to time up to $30 million of the Company's common stock. The Company may offer and sell such securities through one or more methods of distribution, subject to market conditions and the Company's capital needs. The terms of any offering under the shelf registration statement will be established at the time of such offering and will be described in a prospectus supplement filed with the SEC prior to the completion of the offering. The Company has not filed any supplemental prospectus with the SEC or sold any common stock under this registration statement.

12. Merger Agreement

On February 6, 2014, the Company and privately held Yuma Energy, Inc. (“Yuma”) announced they had entered into a definitive merger agreement for an all-stock transaction. Upon completion of the transaction, which is subject to the approval of shareholders of both companies, the Company will change its name to “Yuma Energy, Inc.,” and relocate its headquarters to Houston, Texas, while maintaining offices in Bakersfield, California, to oversee its California operations.

Under the terms of the merger agreement, the Company will reincorporate in Delaware and the Delaware successor corporation will issue an aggregate of approximately 66 million shares of its common stock to Yuma shareholders, resulting in former Yuma shareholders owning approximately 93% of the post-merger company. Upon closing, there will be an aggregate of approximately 71 million shares of common stock outstanding. The transaction is expected to qualify as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

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The merger agreement is subject to the approval of the shareholders of both companies, as well as other customary approvals, including authorization to list the newly issued shares on the NYSE MKT. The companies anticipate completing the transaction in mid-2014.

The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of such agreement. See Note 14.

13. Settlement Agreement

In February 2002, the Company entered into an employment agreement with John H. Alexander pursuant to which Mr. Alexander agreed to serve as the Company's Vice President. On June 3, 2004, Mr. Alexander was appointed as the Company's President and Chief Executive Officer. The employment agreement was for an initial term of six years, which term automatically renews annually if written notice is not tendered. The agreement was automatically renewed on June 3, 2013. On September 30, 2013, Mr. Alexander resigned as the President and Chief Executive Officer of the Company.

In connection with Mr. Alexander’s resignation, Mr. Alexander and the Company entered into a Settlement Agreement and General Release of Claims, dated as of September 30, 2013 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, among other things:

•	Mr. Alexander’s existing employment agreement terminated effective as of September 30, 2013;

•	The Company agreed to pay an aggregate amount of $967,329 to Mr. Alexander in satisfaction of amounts that are owed to Mr. Alexander under his employment agreement, with such amount to be paid in three equal installments of $322,443 each, on April 5, 2014, January 5, 2015, and January 5, 2016. These amounts are included in restricted cash and deferred compensation liability;

•	The Company agreed to secure these payments owed to Mr. Alexander in a “rabbi trust” pursuant to a Trust Agreement, dated as of October 1, 2013 between the Company and Gilbert Ansolabehere, as trustee (the “Trust Agreement”);

•	Mr. Alexander agreed to resign as a director and officer of the Company;

•	The Company and Mr. Alexander entered into a Consulting Agreement, dated as of October 1, 2013 (the “Consulting Agreement”), pursuant to which Mr. Alexander will serve as a consultant to the Company on a part-time basis through September 30, 2014 for a fee of $10,000 per month;

•	The Company and Mr. Alexander waived known and unknown claims against each other;

•	Michael D. Herman, Chairman of the Board of Directors of the Company and Interim President and Chief Executive Officer of the Company, agreed to purchase shares of the Company’s common stock held by Messrs. Alexander and Turco; and

•	The Company and Mr. Alexander entered into an Indemnity Agreement, dated as of September 30, 2013 (the “Indemnity Agreement”), pursuant to which the Company agreed to indemnify Mr. Alexander against certain claims, losses, costs and expenses that may result in the future from lawsuits and other proceedings in connection with his service as a director and an officer of the Company.

On March 18, 2014, the Trust Agreement noted above was terminated by agreement of the Company, Mr. Alexander and the trustee, and the funds were disbursed. At March 31, 2014, the Company had recorded a liability for deferred compensation of $282,314. These amounts represent payroll tax withholding related to certain Severance Award Agreements issued to Mr. Alexander.

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14. Subsequent Events

On April 25, 2014, Pyramid Delaware Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Pyramid Delaware”), filed a Registration Statement on Form S-4 (“Form S-4”) with the SEC to effectuate (i) the proposed reincorporation of the Company from California to Delaware through the merger of the Company with and into Pyramid Delaware (the “reincorporation”), and (ii) the proposed merger of Pyramid Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Pyramid Delaware (“Merger Subsidiary”), with and into Yuma Energy, Inc. (“Yuma”), with Yuma becoming a wholly-owned subsidiary of Pyramid Delaware (the “merger”). As a result of the reincorporation and the merger, Pyramid Delaware will be the publicly held corporation through which the Company’s common stock will be traded. In order to complete the merger, the Company’s shareholders must vote to approve and adopt the merger agreement (which includes (i) approval of the principal terms and conditions of the reincorporation; (ii) approval of the amended and restated certificate of incorporation and the amended and restated bylaws of Pyramid Delaware; (iii) approval of the issuance of shares of Pyramid Delaware common stock to stockholders of Yuma; and (iv) approval of the change of Pyramid Delaware’s name to “Yuma Energy, Inc.”), and Yuma shareholders must vote to approve and adopt the merger agreement as well. See Note 12.

On April 25, 2014, the Company’s Board of Directors approved the issuance of 100,000 shares of Company common stock under the Company’s 2006 Equity Incentive Plan to certain employees, directors and consultants, which vest upon a change in control.

The Company evaluated subsequent events after the balance sheet date of March 31, 2014 through May, 15, 2014.

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Annex A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

dated as of

August 1, 2014

by and among

Pyramid Oil Company,

PYRAMID DELAWARE MERGER SUBSIDIARY, INC.,

PYRAMID MERGER SUBSIDIARY, INC.,

and

YUMA ENERGY, INC.

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Exhibits:

Exhibit A	Company Voting Agreement
Exhibit B	Pyramid Voting Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Restated Articles of Incorporation of Pyramid
Exhibit E	Officers and Directors of Pyramid

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Subject Matters of Disclosure Schedules to the

Amended and Restated Agreement and Plan of Merger and Reorganization

The following is a list of the subject matters addressed in the disclosure schedules delivered by Yuma Energy, Inc. to Pyramid Oil Company and the disclosure schedules delivered by Pyramid Oil Company to Yuma Energy, Inc. Pursuant to Item 601(b)(2) of Regulation S-K, Pyramid Oil Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Amended and Restated Agreement and Plan of Merger and Reorganization to the SEC upon request.

List of Subject Matters in Pyramid Oil Company Disclosure Schedule

5.02	Capitalization
5.03	Non-Contravention; Authorization
5.06	Violation of Law
5.07	Material Contracts
5.10	Litigation; Government Investigations
5.11	Taxes
5.12	Employee Benefit Plans; ERISA; Employment Agreements
5.14	Liabilities
5.17	Environmental Matters
5.18	Insurance
5.22	Title to Assets
7.02	Conduct of Business by Pyramid Pending the Merger
9.02(f)	Consents, Approval and Waivers

List of Subject Matters in Yuma Energy, Inc. Disclosure Schedule

6.01(b)	Company and Subsidiaries
6.02(a)	Capitalization
6.02(b)	Company Stock Plans and Holders of Company Restricted Stock Awards and Restricted Stock Units
6.02(c)	Pending Awards
6.03(c)	Authority; Non-Contravention; Approvals
6.04(c)	Accounting Controls
6.06	Absence of Certain Changes or Events
6.07	Litigation
6.09	No Violation of Law
6.10	Company Material Contracts
6.11(a)	Taxes
6.11(l)	Hedging Transactions Not Accounted For Under SFAS 133
6.12(a)	Company Employee Plans
6.12(f)	Accelerated Benefits
6.12(g)	Exceptions to All Company Employees Terminable At-Will
6.12(h)	Company Employment, Consulting, Termination and Severance Agreements
6.13	Environmental Matters
6.14(a)	Owned Properties and Leased Properties
6.14(b)	Title to Assets
6.16	Company Insurance Policies
9.03(e)	Company Consents, Approvals and Waivers to be Obtained Prior to the Merger Effective Time

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) entered into as of August 1, 2014, by and among YUMA ENERGY, INC., a Delaware corporation (the “Company”), PYRAMID OIL COMPANY, a California corporation (“Pyramid”), PYRAMID DELAWARE MERGER SUBSIDIARY, INC., a Delaware corporation and wholly-owned subsidiary of Pyramid (“Delaware Merger Subsidiary”), and PYRAMID MERGER SUBSIDIARY, INC., a Delaware corporation and wholly-owned subsidiary of Pyramid (“Merger Subsidiary”).

WHEREAS, the Company, Pyramid, Delaware Merger Subsidiary and Merger Subsidiary have entered into that certain Agreement and Plan of Merger and Reorganization as of February 6, 2014 (the “February 6, 2014 Agreement”); and

WHEREAS, the reincorporation contemplated by the February 6, 2014 Agreement will be abandoned; and

WHEREAS, Delaware Merger Subsidiary will no longer be necessary to effectuate the proposed reincorporation and will therefore be deleted as a party to this Agreement; and

WHEREAS, the parties wish to amend and restate the February 6, 2014 Agreement in its entirety; and

WHEREAS, the respective Boards of Directors of the Company, Pyramid and Merger Subsidiary have determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of their respective stockholders, and have approved the Merger (as defined below) and this Agreement, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Pyramid and Merger Subsidiary intend to effect a merger of Merger Subsidiary with and into the Company (the “Merger”), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Subsidiary will cease to exist, and the Company will continue as a wholly owned subsidiary of Pyramid; and

WHEREAS, in connection with the Merger, the parties desire to make certain representations, warranties, covenants and agreements and prescribe certain conditions to the Merger, as provided herein; and

WHEREAS, as a material inducement to Pyramid and Merger Subsidiary to enter into this Agreement, certain stockholders of the Company shall have concurrently herewith entered into a voting agreement (the “Company Voting Agreement”) in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders shall have agreed to vote the shares of Company Common Stock (as defined below) beneficially owned by them in favor of the approval and adoption of this Agreement, the approval of the Merger and the approval of the transactions contemplated hereby; and

WHEREAS, as a material inducement to the Company to enter into this Agreement, a major shareholder of Pyramid shall have concurrently herewith entered into a voting agreement (the “Pyramid Voting Agreement”) in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, such shareholder shall have agreed to vote the shares of common stock, no par value per share, of Pyramid (the “Pyramid Common Stock”), beneficially owned by him in favor of the approval and adoption of this Agreement, the approval of the Merger and the approval of the transactions contemplated hereby; and

WHEREAS, the parties intend that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the original execution date of the February 6, 2014 Agreement, and (b) the date on which the representations, warranties and covenants made by any party to this Agreement shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the February 6, 2014 Agreement, in each of cases (a) and (b), except as otherwise expressly indicated in this Agreement.

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WHEREAS, for U.S. federal income Tax (as such term is defined in Section 5.11(m)) purposes, the parties intend that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), (b) this Agreement will constitute a plan of reorganization within the meaning of U.S. Treasury Regulation Section 1.368-2(g), and (c) Pyramid, Merger Subsidiary and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

INTENTIONALLY LEFT BLANK

ARTICLE II

INTENTIONALLY LEFT BLANK

ARTICLE III

THE MERGER

SECTION 3.01          The Merger. Upon the terms and subject to the conditions of this Agreement, at the Merger Effective Time (as defined in Section 3.02), Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL. Upon the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its existence under the DGCL.

SECTION 3.02          Effective Time of the Merger. Unless this Agreement is earlier terminated pursuant to the terms hereof, the Merger shall become effective as promptly as practicable following the filing with the Secretary of State of the State of Delaware (the “Secretary of State”) of a certificate of merger in accordance with the requirements of the DGCL and the form of which is attached hereto as Exhibit C (the “Certificate of Merger”), in accordance with Section 3.08 hereof. When used in this Agreement, the term “Merger Effective Time” means the date and time at which the Certificate of Merger is accepted by the Secretary of State for filing, or such later time as shall be set forth in the Certificate of Merger.

SECTION 3.03          Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in Section 259 of the DGCL. Without limiting the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of Merger Subsidiary shall vest in the Company and all the obligations, duties, debts and liabilities of Merger Subsidiary shall be the obligations, duties, debts and liabilities of the Company.

SECTION 3.04          Conversion of Shares. At the Merger Effective Time and subject to the other provisions of this Article III, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities:

(a)          each issued and outstanding share of capital stock of Merger Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share;

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(b)          each issued and outstanding share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), owned by any subsidiary of the Company, Pyramid or Merger Subsidiary and shares of Company Common Stock held by the Company as treasury stock (all such shares, the “Excluded Shares”), shall automatically be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(c)          each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (excluding any Excluded Shares and any Dissenting Shares (as such term is defined in Section 3.05(a)) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into and exchangeable for the right to receive the Per Share Common Stock Consideration (as such term is defined in Section 3.06(i));

(d)          each share of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into the right to receive that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock into which one share of Series A Preferred Stock is convertible immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration;

(e)          each share of Series B Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Company Preferred Stock”), issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into the right to receive that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock into which one share of Series B Preferred Stock is convertible immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration;

(f)          each restricted stock unit (each, a “Company RSU”) which was issued pursuant any stock option, purchase or award plan, program or arrangement of the Company (collectively, the “Company Stock Plans”), evidenced by an RSU agreement between the holder and the Company (each, a “Company RSU Agreement”), and outstanding immediately prior to the Merger Effective Time, shall be assumed by Pyramid and converted automatically at the Merger Effective Time into a restricted stock unit denominated in Pyramid Common Stock having the same terms and conditions as the Company RSU (each, an “Assumed RSU”), except that (i) each such Company RSU Agreement will entitle the holder, upon vesting and settlement, to that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock that were issuable with regard to such Company RSU Agreement immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration, and rounding such product down to the nearest whole number of shares of Pyramid Common Stock, and (ii) all references to the “Company” in the applicable Company Stock Plans and the Company RSU Agreements will be references to Pyramid. The Company will not take any action to accelerate the vesting of any Company RSU (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement);

(g)          each outstanding share of restricted stock of the Company (each, a “Company Restricted Share”) under any Company Stock Plan and evidenced by a restricted share agreement between the holder and the Company (each, a “Company Restricted Share Agreement”), that will not vest at or immediately prior to the Merger Effective Time shall be assumed by Pyramid and shall be converted into restricted stock of Pyramid Common Stock with associated rights to the issuance of additional shares of Pyramid Common Stock (the “Assumed Restricted Shares”), as follows: (i) the Assumed Restricted Shares issued pursuant to each Company Restricted Share Agreement will entitle the holder, upon vesting, to that number of whole shares of Pyramid Common Stock equal to the product obtained by multiplying (A) the number of Company Restricted Shares issued pursuant to such Company Restricted Share Agreement immediately prior to the Merger Effective Time by (B) the Per Share Common Stock Consideration, and rounding such product down to the nearest whole number of shares of Pyramid Common Stock, and (ii) all references to the “Company” in the applicable Company Stock Plans and the Company Restricted Share Agreements will be references to Pyramid;

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(h)         each Company Restricted Share that is not an Assumed Restricted Share (the “Vested Company Restricted Shares”) shall vest and such shares of Company Common Stock shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and shall automatically be converted into and exchangeable for the right to receive the Per Share Common Stock Consideration; and

(i)          the Company (or its Board of Directors or the appropriate committee thereof, or the President of the Company, if applicable) shall (i) make any amendments to the terms of the Company Stock Plans, take all corporate action necessary for the adjustment of Company RSUs and Company Restricted Shares, and take any other actions necessary or appropriate to give effect to the transactions contemplated by this Section 3.04, and (ii) take all reasonable actions necessary to ensure that from and after the Merger Effective Time, other than as set forth in this Section 3.04, Pyramid will not be bound by any options, warrants, rights, awards or other arrangements that would entitle any person, other than Pyramid, to beneficially own shares of Pyramid or receive any payments in respect of such options, warrants, rights, awards or arrangements.

SECTION 3.05          Dissenting Shares. For purposes of this Agreement, the term “Dissenting Shares” means shares of Company Common Stock and Company Preferred Stock held immediately prior to the Merger Effective Time by a holder of Company Common Stock and Company Preferred Stock (each, a “Company Stockholder”), who did not vote in favor of the Merger (or consent thereto in writing) and with respect to which demand to the Company for purchase of such shares is duly made and perfected in accordance with Section 262 of the DGCL and not subsequently and effectively withdrawn or forfeited. Notwithstanding the provisions of Section 3.04(c) or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration at or after the Merger Effective Time (and at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist), but shall entitle the holder thereof to receive such consideration as may be determined to be due to holders pursuant to the DGCL, unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Merger Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, as provided in Section 3.04 and in accordance with the DGCL.

(a)          The Company shall give Pyramid (i) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock and (ii) the opportunity to participate in negotiations and proceedings with respect to any such demands.

SECTION 3.06          Payment of Merger Consideration.

(a)          Prior to the Merger Effective Time, Pyramid shall appoint an agent, reasonably satisfactory to the Company, to act as disbursing agent (the “Disbursing Agent”) for the payment of the Merger Consideration upon surrender of certificates representing shares of Company Common Stock and Company Preferred Stock (the “Certificates”). At or prior to the Merger Effective Time, Pyramid shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company Stockholders (i) certificates representing the shares of Pyramid Common Stock (or make appropriate alternative arrangements if uncertificated shares of Pyramid Common Stock represented by a book entry will be issued) sufficient to pay the Merger Consideration, and (ii) as needed, cash sufficient to make payments in lieu of issuing fractional shares of Pyramid Common Stock in accordance with Section 3.06(e).

(b)          Promptly after the Merger Effective Time, Pyramid shall cause the Disbursing Agent to mail to each individual, corporation, limited liability company, partnership, association, joint venture, unincorporated organization, trust or any other entity, including a governmental authority (each, a “person”), who was a record holder as of the Merger Effective Time of a Certificate which immediately prior to the Merger Effective Time represented shares of Company Common Stock or Company Preferred Stock, and whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.04, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent, and which shall be in such form and shall have such other customary provisions as Pyramid may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor the Merger Consideration and such Certificate shall forthwith be canceled. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Pyramid that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.06, each Certificate (other than Certificates representing Excluded Shares and other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive, as and when payable hereunder, the applicable amount of the Merger Consideration in accordance with Section 3.04.

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(c)          From and after the Merger Effective Time, there shall be no registration of transfers of shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Merger Effective Time on the stock transfer books of the Surviving Corporation. From and after the Merger Effective Time, the holders of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided in this Agreement or by applicable law. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Preferred Stock previously represented by such Certificates. If, after the Merger Effective Time, Certificates are presented to Pyramid or the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged as provided in this Article III. At the close of business on the day of the Merger Effective Time, the stock ledger of the Company shall be closed.

(d)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Pyramid, the posting by such person of a bond, in such reasonable amount as Pyramid may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock, Company Preferred Stock or Vested Company Restricted Shares formerly represented by such Certificate, as contemplated by this Article III.

(e)          No fraction of a share of Pyramid Common Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of Pyramid Common Stock in connection with the Merger (after aggregating all fractional shares of Pyramid Common Stock to be received by such holder) shall receive from Pyramid an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction, by (y) the average closing price of one share of Pyramid Common Stock for the five consecutive trading days ending on the trading day immediately prior to the Merger Effective Time, as reported on the NYSE MKT.

(f)          At any time after 180 days after the Merger Effective Time, Pyramid shall be entitled to require the Disbursing Agent to deliver to it any Merger Consideration which had been deposited by Pyramid with the Disbursing Agent and not disbursed in exchange for Certificates. Thereafter, holders of shares of Company Common Stock and Company Preferred Stock shall look only to Pyramid (subject to the terms of this Agreement and abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to two years after the Merger Effective Time (or immediately prior to such time on which any payment in respect thereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Pyramid, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Pyramid, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a share of Company Common Stock or Company Preferred Stock for any Merger Consideration delivered in respect of such share of Company Common Stock or Company Preferred Stock to a public official pursuant to any abandoned property, escheat or other similar law.

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(g)          Pyramid and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h)          If, between the date of this Agreement and the Merger Effective Time, the shares of Pyramid Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration (as such term is defined below in Section 3.06(i).

(i)          Merger Consideration Definitions.

(a)          The term “Per Share Common Stock Consideration” shall mean the quotient of (i) the Merger Consideration divided by (ii) the Closing Company Share Number.

(b)          The term “Closing Company Share Number” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Merger Effective Time, and plus (iii) the aggregate number of Company Restricted Shares outstanding immediately prior to the Merger Effective Time. For avoidance of doubt, Dissenting Shares shall not be deemed outstanding immediately prior to the Merger Effective Time for purposes of determining the Closing Company Share Number.

(c)          The term “Merger Consideration” shall mean the result of (i) the Initial Merger Consideration less (ii) the Aggregate Dissenting Share Amount, as adjusted pursuant to Section 3.06(h).

(d)          The term “Initial Merger Consideration” shall mean Sixty-Six Million, Three Hundred Thirty-Six Thousand, Seven Hundred and One (66,336,701) shares of newly issued Pyramid Common Stock, as adjusted pursuant to Section 3.06(h).

(e)          The term “Initial Per Share Consideration” shall mean the quotient of (i) the Initial Merger Consideration divided by (ii) the Initial Company Share Number.

(f)          The term “Initial Company Share Number” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Merger Effective Time, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock outstanding immediately prior to the Merger Effective Time, plus (iii) the aggregate number of Company Restricted Shares outstanding immediately prior to the Merger Effective Time, and plus (iv) the Aggregate Converted Dissenting Shares. For avoidance of doubt, Dissenting Shares shall not be deemed outstanding immediately prior to the Merger Effective Time for purposes of determining the Initial Company Share Number.

(g)          The term “Aggregate Converted Dissenting Shares” shall mean the sum of (i) the aggregate number of shares of Company Common Stock that are deemed Dissenting Shares immediately prior to the Merger Effective Time plus (ii) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Series A Preferred Stock and Series B Preferred Stock that are deemed Dissenting Shares immediately prior to the Merger Effective Time.

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(h)          The term “Aggregate Dissenting Share Amount” shall mean the product of (i) the Aggregate Converted Dissenting Shares multiplied by (ii) the Initial Per Share Consideration, and rounding the product down to the nearest whole number.

SECTION 3.07          The Closing. The consummation of Merger (the “Closing”) shall take place at the offices of TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, California 90067, which shall be no later than the second business day following the satisfaction or waiver of all conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing) or such other place and date as the parties may mutually determine (the “Closing Date”). As soon as practicable following the Closing, the Company and Merger Subsidiary shall file with the Secretary of State the duly executed Certificate of Merger and such other documents as may be required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

SECTION 3.08          Tax Consequences. It is the intention of the parties hereto that the Merger qualify as a reorganization under Section 368(a) of the Code.

ARTICLE IV

THE SURVIVING CORPORATION OF THE MERGER; DIRECTORS AND OFFICERS

SECTION 4.01          Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Merger Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “The Yuma Companies, Inc.,” unless and until amended in accordance with applicable law and the terms of this Agreement.

SECTION 4.02          Bylaws. The bylaws of Merger Subsidiary in effect at the Merger Effective Time shall be the bylaws of the Surviving Corporation, unless and until amended in accordance with applicable law.

SECTION 4.03          Directors and Officers. The persons who are directors and officers of the Company immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation in their same positions and shall hold office in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and the bylaws of Surviving Corporation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PYRAMID AND MERGER SUBSIDIARY

Pyramid and Merger Subsidiary (each, a “Pyramid Entity,” and collectively, the “Pyramid Entities”), jointly and severally, represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company by Pyramid at or prior to the execution and delivery of the February 6, 2014 Agreement (the “Pyramid Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article V, it being agreed that disclosure of any item on the Pyramid Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Pyramid Disclosure Schedule:

SECTION 5.01          Organization and Qualification. Each of the Pyramid Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Pyramid Entities is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Pyramid Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Pyramid Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of Pyramid or (ii) has a material adverse effect on Pyramid’s ability to consummate the Merger; provided, however, that in no event shall a decrease in Pyramid’s stock price by itself constitute a Pyramid Material Adverse Effect. True, accurate and complete copies of Pyramid’s Restated Articles of Incorporation and Amended and Restated Bylaws and Merger Subsidiary’s Certificate of Incorporation and Bylaws, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to the Company.

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SECTION 5.02          Capitalization.

(a)          The authorized capital stock of Pyramid consists of 50,000,000 shares of Pyramid Common Stock and 10,000,000 shares of preferred stock, no par value (“Pyramid Preferred Stock”) of Pyramid. As of the date hereof, (i) 4,688,085 shares of Pyramid Common Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) no shares of Pyramid Preferred Stock are issued and outstanding, (iii) no shares of Pyramid capital stock are held in treasury by Pyramid, and (iv) 105,000 shares of Pyramid Common Stock are reserved for issuance upon exercise of Pyramid Options.

(b)          The shares of Pyramid Common Stock to be issued pursuant to the Merger, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws.

(c)          Except for the Pyramid Options, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Pyramid or any subsidiary of Pyramid to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Pyramid or obligating Pyramid or any subsidiary of Pyramid to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of Pyramid or any subsidiary of Pyramid. Except for the Pyramid Voting Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which Pyramid or any subsidiary of Pyramid is a party or is bound with respect to the voting of any shares of Pyramid Common Stock.

(d)          Except as provided in Section 5.02 of the Pyramid Disclosure Schedule, Pyramid has no subsidiaries other than Delaware Merger Subsidiary and Merger Subsidiary, and does not own any equity interest in any entity other than Delaware Merger Subsidiary and Merger Subsidiary. Delaware Merger Subsidiary and Merger Subsidiary do not have any subsidiaries.

SECTION 5.03          Authority; Non-Contravention; Approvals.

(a)          Pyramid has the requisite corporate power and authority to enter into this Agreement and, subject to Pyramid Shareholder Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Pyramid of this Agreement, the performance by Pyramid of its obligations hereunder, and the consummation by Pyramid of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Pyramid, subject only to the approval of the Pyramid Shareholder Approval Matters (as defined in Section 7.08) by the shareholders of Pyramid. The affirmative vote of the holders of a majority of the outstanding shares of Pyramid Common Stock outstanding on the applicable record date (“Pyramid Shareholder Approval”) is the only vote of the holders of any class or series of Pyramid’s capital stock necessary to adopt or approve the Pyramid Shareholder Approval Matters. This Agreement has been duly executed and delivered by each of the Pyramid Entities, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of the Pyramid Entities, enforceable against the Pyramid Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b)          Pyramid’s Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of Pyramid duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of Pyramid shareholders, and (ii) resolved to recommend that Pyramid’s shareholders approve the Pyramid Shareholder Approval Matters and directed that such matters be submitted for consideration of the shareholders of Pyramid at the Pyramid Shareholders’ Meeting. The Board of Directors of Merger Subsidiary, at a meeting duly called and held, has unanimously approved this Agreement and the Merger. Pyramid, in its capacity as the sole stockholder of Delaware Merger Subsidiary and Merger Subsidiary, hereby approves of this Agreement.

(c)          The execution, delivery and performance of this Agreement by each of the Pyramid Entities and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Pyramid under any of the terms, conditions or provisions of (i) the Restated Articles of Incorporation or the Amended and Restated Bylaws of Pyramid, (ii) subject to compliance with the requirements set forth in clauses (i)-(v) of Section 5.03(d) and obtaining the Pyramid Shareholder Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Pyramid or any Pyramid subsidiary or any of their respective properties or assets, or (iii) any contract, agreement, commitment or understanding to which Pyramid or any Pyramid subsidiary is now a party or by which Pyramid or any Pyramid subsidiary or any of their respective properties or assets may be bound or affected, except as provided in Section 5.03 of the Pyramid Disclosure Schedule, and other than, in the case of clauses (ii) and (iii) of this Section 5.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d)          Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), by Pyramid, with respect to the transactions contemplated hereby (the “Registration Statement”) and applicable filings pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing with the SEC of Pyramid’s proxy statement relating to the Pyramid Shareholders’ Meeting (the “Proxy Statement/Prospectus”), (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) the filing of a Current Report on Form 8-K with the SEC within four business days after the execution of this Agreement and on the Closing Date, (iv) filings with the Secretary of State and the secretary of state of the State of California in connection with the amendments to its articles of incorporation in the form attached hereto as Exhibit D (the “Pyramid Restated Articles”), and (v) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of the NYSE MKT, and except as provided in Section 5.03 of the Pyramid Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval, ratification or permission of (any of the foregoing being a “Consent”), any governmental or regulatory body or authority or other person is necessary under any Pyramid Material Contract or otherwise for the execution and delivery of this Agreement by Pyramid or Merger Subsidiary or the consummation by Pyramid or Merger Subsidiary of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e)          The Board of Directors of Pyramid has approved the Merger and this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the transactions contemplated hereby the anti-takeover provisions of the California Corporation Code (“CCC”) to the extent, if any, such provisions are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby.  No other state takeover, control share, fair price or similar statute or regulation applies to or purports to apply to Pyramid with respect to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

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SECTION 5.04          Reports and Financial Statements.

(a)          Since January 1, 2011, Pyramid has timely filed with the SEC all material forms, statements, reports, certifications and documents, including all exhibits, post-effective amendments and supplements thereto (the “Pyramid SEC Reports”), required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed, or amended, in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the Pyramid SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Pyramid SEC Report filed with the SEC prior to the date hereof.

(b)          The financial statements of Pyramid included in the Pyramid SEC Reports (collectively, the “Pyramid Financial Statements”) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Pyramid as of the dates thereof and the results of operations and changes in financial position of Pyramid for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

SECTION 5.05          Proxy Statement/Prospectus. None of the information to be supplied by any of the Pyramid Entities for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or at the time of the Pyramid Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply, as of its effective date, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by any Pyramid Entity with respect to statements made or incorporated by reference therein supplied by the Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus or Registration Statement.

SECTION 5.06          No Violation of Law. No Pyramid Entity is in violation of or has been given written (or, to the knowledge of any Pyramid Entity, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect. Neither Pyramid nor any Pyramid subsidiary is in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental Consents necessary to conduct their businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect.

SECTION 5.07          Material Contracts; Compliance with Contracts. Section 5.07 of the Pyramid Disclosure Schedule includes a list of each contract to which Pyramid is a party or by which Pyramid or its assets are bound or affected as of the date hereof which is required to be disclosed in the Pyramid SEC Reports (each, a “Pyramid Material Contract”). With respect to each Pyramid Material Contract (i) the Pyramid Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Pyramid, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) Pyramid is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of Pyramid, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Material Contract.

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SECTION 5.08          Brokers and Finders. Except for fees payable to Roth Capital Partners pursuant to an engagement letter, dated December 19, 2013, Pyramid has not entered into any contract with any person that may result in the obligation of Pyramid to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. Pyramid has provided to the Company a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which Pyramid is a party and which are related to the transactions contemplated hereby.

SECTION 5.09          No Prior Activities of Merger Subsidiary. Except for obligations incurred in connection with its incorporation or organization and the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, Merger Subsidiary has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

SECTION 5.10          Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of Pyramid, threatened against, relating to or affecting Pyramid, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Pyramid, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Pyramid is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect.

SECTION 5.11          Taxes.

(a)          Pyramid has timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined in Section 5.11(m)) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Pyramid Financial Statements all material Taxes (as defined in Section 5.11(m) required to be paid. Pyramid has not requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of Pyramid, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Pyramid, which has not been fully paid or adequately reserved or reflected in the Pyramid SEC Reports, and there are no material unresolved issues of law or fact arising out of a notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of Pyramid. Pyramid has not agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Pyramid has not received (A) notice from any federal taxing authority of its intent to examine or audit any of Pyramid’s or any of its subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of Pyramid’s or any of its subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on Pyramid. Pyramid is not a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Pyramid Financial Statements. Pyramid has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

(b)          Pyramid has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable law.

(c)          The statutes of limitations for the federal income Tax Returns of Pyramid have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2007.

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(d)          Since December 31, 2007, no Pyramid Entity has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(e)          No Pyramid Entity is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(f)          No Pyramid Entity has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the U.S. Treasury Regulations.

(g)          No Pyramid Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(h)          No Pyramid Entity has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)          Pyramid has made available to the Company correct and complete copies of (i) all U.S. federal income Tax Returns of Pyramid relating to taxable periods ending on or after December 31, 2007, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to Pyramid.

(j)          No jurisdiction where Pyramid does not file a Tax Return has made a claim that Pyramid is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

(k)          Within the last three years, No Pyramid Entity has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(l)          Except as set forth in Section 5.11(l) of the Pyramid Disclosure Schedule, all of the transactions which Pyramid has accounted for as hedges under the Statement of Financial Accounting Standards (“SFAS”) 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to U.S. Treasury Regulation Section 1.1221-2 and have been properly identified as such under U.S. Treasury Regulation Section 1.1221-2(f).

(m)          For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) means all federal, state, local and foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, social security, occupation, use, property, withholding, excise, production, value added, occupancy, capital, ad valorem, transfer, inventory, license, customs duties, fees, assessments and charges of any kind whatsoever and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous state, local or foreign law provision or otherwise, and “Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document (including attached schedules) relating to or required to be filed with respect to any Tax, including, any information return, claim for refund, amended return or declaration of estimated Tax.

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SECTION 5.12          Employee Benefit Plans; ERISA; Employment Agreements.

(a)          Section 5.12(a) of the Pyramid Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which Pyramid is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Pyramid and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Pyramid within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Pyramid or with respect to which Pyramid or any ERISA Affiliate of Pyramid has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Pyramid Employee Plans”).

(b)          Pyramid has furnished to the Company true and complete copies of documents embodying each of Pyramid Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Pyramid Employee Plan, if any, that is subject to ERISA reporting requirements, Pyramid has provided copies of the Form 5500 reports filed for the last five plan years.

(c)          Compliance.  (i) Each Pyramid Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Pyramid Material Adverse Effect; and Pyramid and each ERISA Affiliate of Pyramid have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of Pyramid Employee Plans; (ii) any Pyramid Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of Pyramid Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Pyramid Employee Plan; (v) none of Pyramid or, to the knowledge of Pyramid, any ERISA Affiliate of Pyramid is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Pyramid Employee Plan; (vi) all contributions required to be made by Pyramid or any ERISA Affiliate of Pyramid to any Pyramid Employee Plan have been timely paid and accrued; (vii) with respect to each Pyramid Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each Pyramid Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Pyramid Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Pyramid is threatened, against or with respect to any such Pyramid Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Pyramid or any ERISA Affiliate of Pyramid that would materially increase the expense of maintaining any Pyramid Employee Plan above the level of expense incurred with respect to that Pyramid Employee Plan for the most recent fiscal year included in Pyramid Financial Statements. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of Pyramid or a subsidiary has or will obtain a right to receive a gross-up payment from Pyramid or a subsidiary with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

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(d)          Neither Pyramid nor any ERISA Affiliate of Pyramid has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Pyramid or any ERISA Affiliate of Pyramid has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)          With respect to each Pyramid Employee Plan, Pyramid has complied with (i) the applicable health care continuation and notice provisions of the COBRA and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Pyramid has no unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f)          The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Pyramid or any ERISA Affiliate of Pyramid to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Pyramid Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by Pyramid pursuant to any Pyramid Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Section 162(m) of the Code.  Each Pyramid Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to Pyramid or the Company other than ordinary administration expenses typically incurred in a termination event. Pyramid will terminate its 5304-Simple Plan effective immediately before the Merger Effective Time if requested by the Company.

(g)          Pyramid is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to the knowledge of Pyramid, reasonably expected or threatened, between Pyramid, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to the knowledge of Pyramid, reasonably expected or threatened, against Pyramid under any workers’ compensation or long-term disability plan or policy.  Pyramid has no unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Except as set forth in Section 5.12(g) of the Pyramid Disclosure Schedule, Pyramid is not a party to any collective bargaining agreement or other labor union contract.  Pyramid is not paying and is not obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. The employment of each of Pyramid’s employees is terminable by Pyramid at will.  To the best of the knowledge of Pyramid, no employee of Pyramid intends to terminate his or her employment with Pyramid.

(h)          Except as set forth in Section 5.12(h) of the Pyramid Disclosure Schedule, Pyramid is not a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of Pyramid or any agreement pursuant to which any such person is entitled to receive any benefits from Pyramid upon the occurrence of a change in control of Pyramid or similar event.

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(i)          All Pyramid Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. Except as set forth in Section 5.12(i) of the Pyramid Disclosure Schedule, no Pyramid Common Stock or other security of Pyramid, any of its subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Pyramid Employee Plan.

SECTION 5.13          Tax Matters. Neither Pyramid nor any of Pyramid’s subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a)          The Merger will be carried out strictly in accordance with this Agreement, there are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement, and Pyramid will obtain control of the Company as defined in Section 368(c) of the Code for Pyramid voting Common Stock.

(b)          In connection with the Merger, no shares of Company Common Stock will be acquired by Pyramid, Pyramid or a Related Person (as such term is defined below) for consideration other than shares of Pyramid Common Stock, except for payments to holders of Dissenting Shares, if any, and any cash paid in lieu of issuing fractional shares of Pyramid Common Stock. In accordance with Treasury Regulation Section 1.368-1(e)(4), (5), and (7), for purposes of this Agreement, the term “Related Person” means, (i) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of Company Common Stock or Pyramid Common Stock, as the case may be, is a member of an Affiliated Group (as defined below) of which the Company or Pyramid, as applicable, (or any successor corporation thereto) is a member; or (ii) a corporation in which the Company or Pyramid, as applicable, (or any successor corporation thereto), owns, or which owns with respect to the Company or Pyramid, as applicable, (or any successor corporation thereto), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company or Pyramid, as applicable, (or any successor thereto) or such corporation, a proportionate share of the stock owned by entities in which the Company or Pyramid, as applicable, (or any successor thereto) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options. For purposes of this Agreement, the term “Affiliated Group” means one or more chains of corporations connected through stock ownership with a common Pyramid corporation, but only if: (i) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and (ii) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

(c)          Pyramid is a publicly traded company and its value is determined on that basis. The Merger Consideration was negotiated by the parties on an arm’s length basis. Pyramid believes, based on the volume weighted average closing price of Pyramid Common Stock over the fifteen trading days prior to the date of this Agreement, that the fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Common Stock and Company Preferred Stock exchanged in the Merger.

(d)          Other than cash paid in lieu of issuing fractional shares of Pyramid Common Stock, neither Pyramid nor any Related Person has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any shares of Pyramid Common Stock to be issued in the Merger.

(e)          Pyramid has no stock repurchase program and has no current plan or intention to adopt such a plan.

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(f)          Neither Pyramid nor any Related Person owns, nor has it owned during the past five years, any shares of stock of the Company. Neither Pyramid nor any Related Person has caused any other person to acquire stock of the Company on behalf of Pyramid or a Related Person, and will not directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

(g)          Pyramid has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

(h)          There is no intercompany indebtedness existing between Pyramid, Merger Subsidiary and the Company that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(i)          Pyramid and Merger Subsidiary will each pay its expenses incurred in connection with or as part of the Merger. Pyramid has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of shares of Company Common Stock in connection with or as part of the Merger or any related transactions. Pyramid has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of shares of Company Common Stock.

(j)          Any compensation paid to the holders of shares of Company Common Stock who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Pyramid (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the shares of Company Common Stock in the Merger.

(k)          Following the Merger, Pyramid will continue the historic business of the Company or use a significant portion of its assets in a business, within the meaning of U.S. Treasury Regulation Section 1.368-1(d). Substantially all the assets of Merger Subsidiary (ninety percent (90%) of the fair value of its net assets and seventy percent (70%) of the fair value of its gross assets) will be held by the Company at and after the Merger Effective Time.

(l)          Other than cash paid in lieu of issuing fractional shares of Pyramid, Pyramid is paying no consideration in the Merger other than the Merger Consideration.

(m)          Pyramid has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(n)          Pyramid will not take any position on any Tax Return, or take any other Tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(o)          No stock or securities of Pyramid will be issued to any Company Stockholder for services rendered to or for the benefit of Pyramid, Pyramid or the Company in connection with the Merger except as provided in this Agreement.

(p)          No stock or securities of Pyramid will be issued for any indebtedness owed to any Company Stockholder in connection with the Merger.

(q)          The payment of cash in lieu of fractional shares of Pyramid Common Stock is solely for the purpose of avoiding the expense and inconvenience to Pyramid of issuing fractional shares and does not represent separately bargained for consideration. The total cash that will be paid in the Merger to the holders of Company Common Stock instead of issuing fractional shares of Pyramid Common Stock will not exceed one percent (1%) of the total consideration that will be paid in the Merger to Company Stockholders in exchange for their Company Common Stock.

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(r)          Pyramid has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009. The stock of Pyramid has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009.

(s)          At and after the Merger Effective Time, Pyramid will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of California.

(t)          After the Merger Effective Time and as part of a plan that includes the Merger, Pyramid will not liquidate the Company, merge the Company with or into another entity (including Pyramid), or sell or otherwise transfer any of the stock of the Company.

(u)          Immediately after the Merger Effective Time, Pyramid expects that Pyramid will not be treated as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”), taking into account the United States real property owned by the Company.

(v)          Prior to the Merger, Merger Subsidiary will be a newly formed corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Pyramid will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(w)          Merger Subsidiary will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger.

SECTION 5.14          Liabilities. As of the date hereof, Pyramid has incurred no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in Pyramid Financial Statements or reflected in the notes thereto (ii) which were incurred since September 30, 2013 in the ordinary course of business and consistent with past practices, or (iii) which were disclosed in Pyramid’s Current Report on Form 8-K, and exhibits thereto, filed with the SEC on October 4, 2013, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Pyramid Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the financial statements of Pyramid prepared in accordance with generally accepted accounting principles consistently applied. As of the date hereof, Merger Subsidiary has no assets or liabilities.

SECTION 5.15          Absence of Certain Changes or Events. Since December 31, 2012, (a) except with respect to the transactions contemplated by this Agreement, Pyramid has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Pyramid Material Adverse Effect.

SECTION 5.16          Compliance. Pyramid is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, and the listing and corporate governance rules and regulations of NYSE MKT that are in each case applicable to Pyramid.

SECTION 5.17          Environmental Matters. Pyramid is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Pyramid of all material permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. Pyramid has made available to the Company an accurate and complete list for any property owned or leased at any time by Pyramid of any and all material permits, spill reports and notifications from any governmental body, court, administrative agency or commission or other governmental authority or instrumentality held, prepared or received, as applicable, by Pyramid at any time during the past 10 years with respect to the generation, treatment, storage and disposition by Pyramid of Hazardous Materials (as defined below). Pyramid has not received since January 1, 2004, any written notice, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that Pyramid is not in compliance with any Environmental Law, and, to the knowledge of Pyramid, there are no circumstances that may prevent or interfere with Pyramid’s compliance with any Environmental Law in the future. To the knowledge of Pyramid: (a) no current or prior owner of any property leased or controlled by Pyramid has received since January 1, 2004 any written notice or other communication relating to property owned or leased at any time by Pyramid, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or Pyramid are not in compliance with or violated any Environmental Law relating to such property and (b) Pyramid does not have any material liability under any Environmental Law. Pyramid is not aware of any ongoing environmental corrective action or remediation action at any of its properties.

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For purposes of this Agreement, the term (i) “Environmental Law” means any federal, state, local or foreign law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law (collectively, “laws”) relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and (ii) “Hazardous Materials” means (a) any material, substance, chemical, pollutant, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including, without limitation, crude oil or any fraction thereof, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

SECTION 5.18          Insurance. Section 5.18 of the Pyramid Disclosure Schedule sets forth each insurance policy maintained by Pyramid as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by Pyramid (each, a “Pyramid Insurance Policy”). Each Pyramid Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Pyramid Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of Pyramid, indicated any intent to do so or not to renew any such policy. To the knowledge of Pyramid, all material claims under the Pyramid Insurance Policies have been filed in a timely fashion.

SECTION 5.19          Affiliate Transactions. Pyramid’s SEC Reports completely and correctly disclose, as of the date of this Agreement, all agreements, contracts, transfers or assets or liabilities or other commitments or transactions required to be disclosed by applicable securities laws, whether or not entered into in the ordinary course of business, to or by which Pyramid, on the one hand, and, on the other hand, any (A) present executive officer or director of Pyramid or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of Pyramid Common Stock as of the date hereof, or (C) to the knowledge of Pyramid, any affiliate of any such executive officer, director or owner are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, and (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Pyramid taken as a whole.

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SECTION 5.20          Recommendation of Pyramid Board of Directors; Opinion of Financial Advisor.

(a)          The Pyramid Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the shareholders of Pyramid, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and the Pyramid Shareholder Approval Matters, and (iv) directing that the adoption of this Agreement and the approval of the Pyramid Shareholder Approval Matters and the other transactions contemplated hereby be submitted to Pyramid’s shareholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b)          Pyramid has received an opinion of ROTH Capital Partners, LLC (“Roth”), to the effect that, as of the date of such opinion, the Merger is fair, from a financial point of view, to Pyramid shareholders. A correct and complete copy of the form of such opinion has been made available to the Company. Pyramid has received the approval of Roth to permit the inclusion of a copy of its written opinion in its entirety and/or references thereto in the Proxy Statement/Prospectus, subject to Roth’s and its legal counsel’s review of the Proxy Statement/Prospectus and approval of any references to Roth or its written opinion included therein.

SECTION 5.21          Certain Payments. Pyramid has not, nor to the knowledge of Pyramid, has any director, officer, agent or employee of Pyramid, or any other person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.

SECTION 5.22          Title to Assets.

(a)          Section 5.22 of the Pyramid Disclosure Schedule sets forth a complete and correct list of (i) all real property and interests in real property owned in fee (individually, an “Owned Property” and collectively, the “Owned Properties”) by Pyramid, and (ii) all real property and interests in real property leased, subleased, or otherwise occupied as lessee (individually, a “Leased Property” and collectively, the “Leased Properties”) by Pyramid, setting forth information sufficient to specifically identify such Owned Properties and Leased Properties, as the case may be, and the legal owner thereof.

(b)          Pyramid has good title to all of its Owned Properties, as reflected in Pyramid Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since September 30, 2013, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise impair Pyramid’s assets, business or operations.

(c)          Pyramid is in possession of all of its Leased Properties pursuant to each lease or sublease, and Pyramid is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with Pyramid’s use of its Leased Properties as currently used. Pyramid has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances created by, through or under Pyramid, except where the failure to have such good and valid title would not have a Pyramid Material Adverse Effect.

(d)          Pyramid has defensible title to all Pyramid Oil and Gas Properties (as such term is defined below) forming the basis for the reserves reflected in Pyramid Financial Statements as attributable to interests owned by Pyramid, except for those defects in title that do not have a Pyramid Material Adverse Effect, and are free and clear of all liens, except for liens associated with obligations reflected in Pyramid Financial Statements. The oil and gas leases and other agreements that provide Pyramid with operating rights in the Pyramid Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Pyramid Material Adverse Effect. As used in this Agreement, the term “Pyramid Oil and Gas Properties” means all of Pyramid’s right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, wells and units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

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SECTION 5.23          No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Pyramid nor any other person makes any other express or implied representation or warranty on behalf of Pyramid or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Pyramid Entities that, except as set forth in the disclosure schedule delivered to Pyramid by the Company at or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which shall be arranged in sections corresponding to the numbered sections of this Article VI, it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule:

SECTION 6.01          Organization and Qualification.

(a)          Each of the Company and its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power or entity power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified and licensed to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). In this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or occurrence (other than an effect arising out of or resulting from the entering into or the public announcement or disclosure of this Agreement and the transactions contemplated hereby) that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or ongoing operations of the Company, or (ii) has a material adverse effect on the Company’s ability to consummate the Merger. True, accurate and complete copies of the certificate of incorporation (including any certificate of designations), bylaws or like organizational documents of the Company and each of its subsidiaries, in each case, as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Pyramid.

(b)          Section 6.01(b) of the Company Disclosure Schedule lists the Company and each of its subsidiaries and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its stockholders or other equity holders. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any other entity.

SECTION 6.02          Capitalization.

(a)          The authorized capital stock of the Company consists of 200,000 shares of Company Common Stock, 50,000 shares of Series A Preferred Stock, 35,000 shares of Series B Preferred Stock, and 40,000 shares of blank check preferred stock, par value $0.01 per share. As of the date hereof, (i) 54,000 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 15,638 shares of Series A Preferred Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (iii) 19,656 shares of Series B Preferred Stock are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (iv) 2,739 Company Restricted Shares are issued and outstanding, all of which have been duly authorized, validly issued, fully paid, nonassessable and free and clear of all preemptive rights, and (v) 149 shares of Company Common Stock are reserved for issuance upon vesting and settlement of outstanding Company RSUs. The outstanding shares of Company Common Stock, the Company Preferred Stock, the Company Restricted Shares and the Company RSUs have been issued in compliance with all applicable securities laws. Since the date hereof, except as permitted by this Agreement or as disclosed in Section 6.02(a) of the Company Disclosure Schedule, (x) no shares of capital stock of the Company have been issued, and (y) no options, warrants or securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made. Section 6.02(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the holders of record of Company Common Stock and Company Preferred Stock as of the date hereof.

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(b)          Section 6.02(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans and all holders of Company Restricted Shares and Company RSUs, indicating with respect to each Company Restricted Share and each Company RSU, the number of shares of Company Common Stock subject to such Company Restricted Shares and Company RSUs, the date of grant, settlement terms, vesting period and the expiration date thereof. The Company has delivered or made available to Pyramid accurate and complete copies of all Company Stock Plans, the standard forms of the Company Restricted Share Agreement and the Company RSU Agreement evidencing Company Restricted Shares and Company RSUs, and any Company Restricted Share Agreements and Company RSU Agreements evidencing a Company Restricted Share or a Company RSU that deviates in any material manner from the Company’s standard forms of the Company Restricted Share Agreement and the Company RSU Agreement.

(c)          Except for Company Restricted Shares and Company RSUs, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. Except for the Company Voting Agreement, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

(d)          All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s subsidiaries are owned, directly or indirectly, by the Company free and clear of any liens, other than statutory liens for Taxes not yet due and payable and such other restrictions as may exist under applicable law, and liens in favor of the Company’s lenders, and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

SECTION 6.03          Authority; Non-Contravention; Approvals.

(a)          The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholders’ Approval (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Stockholders’ Approval. The only vote or approval of the holders of any class or series of capital stock of the Company required for approval of this Agreement or the Merger is the affirmative vote of the (i) holders of a majority of the outstanding shares of Company Common Stock, (ii) holders of 66⅔ of the Series A Preferred Stock voting as a separate class, and (iii) holders of 66⅔ of the Series B Preferred Stock voting as a separate class, entitled to vote thereon (the “Company Stockholders’ Approval”). There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Stockholders may vote. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Pyramid Entities, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(b)          The Company’s Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, and (ii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger.

(c)          Except as set forth in Section 6.03(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the certificate of incorporation or the bylaws of the Company, (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 6.03(d) and obtaining the Company Stockholders’ Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any contract to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, other than, in the case of clauses (ii) and (iii) of this Section 6.03(c), such violations, conflicts, breaches, defaults, terminations, accelerations, contractual requirements or creations of liens, security interests or encumbrances that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(d)          Except for (i) the filing with the SEC of the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State in connection with the Merger, (iii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of the NYSE MKT, and (iv) the credit facility administered by Société Générale, no declaration, filing or registration with, or notice to, Consent of, any governmental or regulatory body or authority or other person is necessary under any Company Material Contract (as defined in Section 6.10(a)) or otherwise for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such Consents which, if not made or obtained, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect and would not prevent or materially delay the consummation of the Merger.

(e)          The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby the provisions of Section 203 of DGCL to the extent, if any, such section is applicable to the Merger, this Agreement, and the transactions contemplated hereby.  No other state takeover control share, fair price or similar statute or regulation applies to or purports to apply to the Company with respect to the Merger, this Agreement or the transactions contemplated hereby and thereby.

SECTION 6.04          Financial Statements.

(a)          The Company has made available to Pyramid true and complete copies of (i) the Company’s unaudited balance sheet as of September 30, 2013 (the “Company Balance Sheet”), and the related unaudited statement of operations and statement of cash flows of the Company for the periods covered therein, and (ii) the Company’s audited balance sheets as of December 31, 2012, December 31, 2011, and December 31, 2010, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein (collectively, the “Company Financial Statements”). The Company Financial Statements (i) are consistent with, and have been prepared from, the books and records of the Company, and (ii) were prepared in accordance with generally accepted accounting principles (except, with respect to any unaudited financial statements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

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(b)          The Company has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K) since December 31, 2009.

(c)          Since January 1, 2010, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Board of Directors of the Company or any committee thereof. Since January 1, 2010, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

SECTION 6.05          Liabilities. As of the date hereof, the Company has incurred no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof in the ordinary course of business, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the financial statements of the Company prepared in accordance with generally accepted accounting principles consistently applied.

SECTION 6.06          Absence of Certain Changes or Events. Since December 31, 2012, (a) except with respect to the transactions contemplated by this Agreement, the Company and each of its subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business and (b) there have not been any changes, events, circumstances, developments or occurrences that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 6.07          Litigation; Government Investigations. There are no material claims, suits, actions, proceedings, arbitrations or other actions pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. No material investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, or any settlement agreement or stipulation, which as of the date hereof prohibits the consummation of the transactions contemplated hereby or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 6.08          Proxy Statement/Prospectus. None of the information to be supplied by the Company or its stockholders for inclusion in the Proxy Statement/Prospectus will, at the time of the mailing thereof or any amendments or supplements thereto, or as of the date of the Company Stockholder Written Consents (as such term is defined in Section 7.07(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied in writing by any Pyramid Entity for inclusion therein.

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SECTION 6.09          No Violation of Law. Neither the Company nor any of its subsidiaries is in violation of or has been given written (or, to the knowledge of the Company, oral) notice of any violation of any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority, except for violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of the terms of any permits, licenses, franchises, variances, exemptions, orders and other governmental Consents necessary to conduct their respective businesses as presently conducted, except for delays in filing reports or violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 6.10          Material Contracts; Compliance with Contracts.

(a)          Section 6.10 of the Company Disclosure Schedule includes a list of each contract, agreement, license, arrangement or understanding to which the Company or any of its subsidiaries is a party or by which the Company or any its subsidiaries or their respective assets are bound or affected as of the date hereof (each, a “Company Material Contract”):

(i)          which would be deemed a “material contract” within the meaning of Item 601(b)(10) of SEC Regulation S-K;

(ii)          pursuant to which payments are required or acceleration of benefits is required upon a change of control of the Company or similar event;

(iii)          which is material to the Company’s or any of the Company’s subsidiaries’ assets, including the Company’s Intellectual Property (as such term is defined in Section 6.15), or business and which requires the Consent or waiver of a third party prior to the Company consummating the transactions contemplated hereby; or

(iv)          which relates to (A) any acquisition by or from the Company or any of its subsidiaries, or any grant by or to the Company or any of its subsidiaries, of any right, title or interest in, under or to any of the Company’s Intellectual Property, contracts, agreements, arrangements or understandings or (B) any covenant not to sue granted by the Company to any person or granted by any person to the Company for the benefit of the Company, with respect to any of the Company’s Intellectual Property, all of which the Company’s Intellectual Property in clauses (A) and (B) is material to the Company, other than standardized nonexclusive licenses obtained by the Company in the ordinary course of business.

(b)          With respect to each Company Material Contract (i) the Company Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Company or its applicable subsidiary, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) neither the Company nor any of its subsidiaries is in material breach or violation of or in material default in the performance or observance of any term or provision of, and, to the knowledge of the Company, no event has occurred which, with lapse of time or action by a third party, would result in a default under, the Company Material Contract.

(c)          True, accurate and complete copies of each Company Material Contract have heretofore been made available to Pyramid.

SECTION 6.11          Taxes.

(a)          The Company has timely (i) filed with the appropriate governmental authorities all material Tax Returns (as defined below) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or reserved in accordance with generally accepted accounting principles on the Company Financial Statements all material Taxes (as defined below) required to be paid. The Company has not requested an extension of time within which to file a material Tax Return, which has not been since filed. There are no liens for Taxes upon any property or asset of the Company, other than liens for Taxes not yet due and payable or Taxes contested in good faith by appropriate proceedings or that are otherwise not material and reserved against in accordance with generally accepted accounting principles. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company, which has not been fully paid or adequately reserved or reflected in the Company Financial Statements, and there are no material unresolved issues of law or fact arising out of a written notice of a deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other governmental taxing authority with respect to Taxes of the Company. The Company has not agreed to an extension of time with respect to a Tax deficiency, other than extensions which are no longer in effect. Neither the Company nor any of its subsidiaries has received (A) notice from any federal taxing authority of its intent to examine or audit any of the Company’s or any of its subsidiaries’ Tax Returns or (B) notice from any state taxing authority of its intent to examine or audit any of the Company’s or any of its subsidiaries’ Tax Returns, other than notices with respect to examinations or audits by any state taxing authority that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. The Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period ending on the date hereof.

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(b)          The Company and each of its subsidiaries has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable law.

(c)          The statutes of limitations for the federal income Tax Returns of the Company and its subsidiaries have expired or otherwise have been closed for all taxable periods ending on or before December 31, 2007.

(d)          Since December 31, 2007, neither the Company nor any of its subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending.

(e)          Neither the Company nor any of its subsidiaries is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement or similar material ruling, memorandum of agreement with any taxing authority.

(f)          Neither the Company nor its subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the U.S. Treasury Regulations.

(g)          Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, or (iii) deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(h)          Neither the Company nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(i)          The Company has made available to Pyramid correct and complete copies of (i) all U.S. federal income Tax Returns of the Company and its subsidiaries relating to taxable periods ending on or after December 31, 2007, filed through the date hereof and (ii) any material audit report within the last three years relating to any material Taxes due from or with respect to the Company or any of its subsidiaries.

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(j)          No jurisdiction where the Company or any of its subsidiaries does not file a Tax Return has made a claim that the Company or any of its subsidiaries is required to file a Tax Return for a material amount of Taxes for such jurisdiction.

(k)          Within the last three years, neither the Company nor any of its subsidiaries has owned any material assets located outside the United States or conducted a material trade or business outside the United States.

(l)          Except as set forth in Section 6.11(l) of the Company Disclosure Schedule, all of the transactions which the Company has accounted for as hedges under SFAS 133 have also been treated as hedging transactions for federal income Tax purposes pursuant to U.S. Treasury Regulation Section 1.1221-2 and have been properly identified as such under U.S. Treasury Regulation Section 1.1221-2(f).

SECTION 6.12          Employee Benefit Plans; ERISA; Employment Agreements.

(a)          Section 6.12(a) of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, change in control, supplemental retirement, fringe benefits, cafeteria benefits, salary continuation, vacation, sick, or other paid leave, employment or consulting, hospitalization or other medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both) or other insurance or coverage, disability, death benefit, or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate of the Company or any of its subsidiaries for the benefit of any person who performs or who has performed services for the Company or any of its subsidiaries, or with respect to which the Company, any of its subsidiaries, or any ERISA Affiliate of the Company or any of its subsidiaries has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

(b)          The Company has furnished to Pyramid true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Company Employee Plan, if any, that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last five plan years.

(c)          Compliance.  (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and the Company and each ERISA Affiliate of the Company have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable U.S. Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of Company or, to the knowledge of the Company, any ERISA Affiliate of the Company is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by Company or any ERISA Affiliate of the Company to any Company Employee Plan have been timely paid and accrued; (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (viii) each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Company or any ERISA Affiliate of the Company that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Company Financial Statements. No current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company or any subsidiary of the Company has or will obtain a right to receive a gross-up payment from the Company or any subsidiary of the Company with respect to any Tax that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

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(d)          Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Company or any ERISA Affiliate of the Company has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)          With respect to each Company Employee Plan, the Company and each of its subsidiaries has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998.  Neither the Company nor any of its subsidiaries has unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f)          The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any subsidiary of the Company, or any ERISA Affiliate of the Company or any subsidiary of the Company to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by the Company or any subsidiary of the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code and no such benefit will fail to be deductible for federal income Tax purposes by virtue of Sections 162(m) of the Code.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Merger Effective Time in accordance with its terms, without material liability to Pyramid, the Company or any subsidiary of the Company other than ordinary administration expenses typically incurred in a termination event.

(g)          The Company and each subsidiary of the Company is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to the knowledge of the Company, reasonably expected or threatened, between the Company or any of its subsidiaries, on the one hand, and any or all of their respective current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to the knowledge of the Company, reasonably expected or threatened, against the Company or any of its subsidiaries under any workers’ compensation or long-term disability plan or policy.  Neither the Company nor any of its subsidiaries has unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract.  Neither the Company nor any of its subsidiaries is paying or is obligated to pay any employee or any former employee any disability or workers compensation payments or unemployment benefits. The employment of each of the Company’s employees and each of the employees of each subsidiary of the Company is terminable by the Company or its subsidiaries, as applicable, at will.  To the best of the knowledge of the Company, no employee of the Company or any of its subsidiaries intends to terminate his employment with the Company or any of its subsidiaries.

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(h)          Neither the Company nor any subsidiary of the Company is a party to or bound by any employment, consulting, termination, severance or similar agreement with any individual officer, director or employee of the Company or any subsidiary of the Company, or any agreement pursuant to which any such person is entitled to receive any benefits from the Company or any subsidiary of the Company upon the occurrence of a change in control of the Company or similar event.

(i)          All Company Employee Plans that are subject to Section 409A of the Code are in compliance with the requirements of such Code section and regulations and other guidance thereunder. No Company Common Stock or other security of the Company, any of its subsidiaries or other affiliates and no real property is held in trust or otherwise set aside for funding benefit obligations under any Company Employee Plan.

SECTION 6.13          Environmental Matters. The Company and each of its subsidiaries is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company or its subsidiary, as applicable, of all material permits and other governmental authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. The Company has made available to Pyramid an accurate and complete list for any property owned or leased at any time by the Company of any and all material permits, spill reports and notifications from any governmental body, court, administrative agency or commission or other governmental authority or instrumentality held, prepared or received, as applicable, by the Company at any time during the past 10 years with respect to the generation, treatment, storage and disposition by the Company of Hazardous Materials. The Company has not received since January 1, 2004, any written notice, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its subsidiaries’ compliance with any Environmental Law in the future. To the knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2004 any written notice or other communication relating to property owned or leased at any time by the Company, whether from a governmental body, court, administrative agency or commission or other governmental authority or instrumentality, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company are not in compliance with or violated any Environmental Law relating to such property and (b) the Company does not have any material liability under any Environmental Law.          The Company is not aware of any ongoing environmental corrective action or remediation action at any of its properties.

SECTION 6.14          Title to Assets.

(a)          Section 6.14 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all Owned Property of the Company and its subsidiaries, and (ii) all Leased Property of the Company and its subsidiaries, setting forth information sufficient to specifically identify such Owned Properties and Leased Properties, as the case may be, and the legal owner thereof.

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(b)          The Company and its subsidiaries have good title to all of their Owned Properties, as reflected in the Company Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith by appropriate proceedings and (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise have a Company Material Adverse Effect.

(c)          The Company and its subsidiaries are in possession of all of their Leased Properties pursuant to each lease or sublease, and the Company is entitled to and has exclusive possession of such Leased Properties, and the Leased Properties are not subject to any other legally binding lease, tenancy, license or easement of any kind that materially interferes with the Company’s use of the Leased Properties as currently used. The Company has good and valid title to the leasehold estate or other interest created under each applicable lease, free and clear of any liens, claims or encumbrances created by, through or under the Company, except where the failure to have such good and valid title would not have a Company Material Adverse Effect.

(d)          The Company and its subsidiaries have defensible title to all Company Oil and Gas Properties (as such term is defined below) forming the basis for the reserves reflected in the Company Financial Statements as attributable to interests owned by the Company, except for those defects in title that do not have a Company Material Adverse Effect, and are free and clear of all liens, except for liens associated with obligations reflected in the Company Financial Statements. The oil and gas leases and other agreements that provide the Company with operating rights in the Company Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect. As used in this Agreement, the term “Company Oil and Gas Properties” means all of the Company’s and any of its subsidiaries’ right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, wells and units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

SECTION 6.15          Intellectual Property. The Company and its subsidiaries own free and clear of any lien, or possess licenses or other valid rights to use, all patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions (patentable or unpatentable), processes, formulae, as well as all goodwill symbolized by any of the foregoing (collectively, “Intellectual Property”) necessary in connection with the business of the Company and its subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Company Material Adverse Effect. To the knowledge of the Company, (i) the conduct, products or services of the business of the Company and its subsidiaries as currently conducted do not infringe upon any Intellectual Property of any third party except where such infringement would not have a Company Material Adverse Effect, and (ii) there are no claims or suits pending or, to the knowledge of the Company, threatened (x) alleging that the Company’s and its subsidiaries’ conduct, products or services infringe upon any Intellectual Property of any third party except where such infringement would not have a Company Material Adverse Effect, or (y) challenging the Company’s and its subsidiaries’ ownership of, right to use, or the validity or enforcement of any license or other agreement relating to the Company’s Intellectual Property except where such challenge would not have a Company Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Company or any of its subsidiaries with respect to the Intellectual Property owned or used by them, except where such loss or encumbrance would not have a Company Material Adverse Effect.

SECTION 6.16          Insurance. Section 6.16 of the Company Disclosure Schedule sets forth each insurance policy maintained by or on behalf of the Company and its subsidiaries as of the date hereof and each general liability, umbrella and excess liability policy currently maintained by the Company and its subsidiaries (each, a “Company Insurance Policy”). Each Company Insurance Policy is in full force and effect with respect to the period covered and is valid, outstanding and enforceable, and all premiums or installment payments of premiums, as applicable, due thereon have been paid in full. No insurer under any Company Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the knowledge of the Company, indicated any intent to do so or not to renew any such policy. To the knowledge of the Company, all material claims under the Company Insurance Policies have been filed in a timely fashion.

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SECTION 6.17          Certain Payments. The Company has not, nor to the knowledge of the Company, has any director, officer, agent or employee of the Company or its subsidiaries, or any other person, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services, in material violation of any applicable law.

SECTION 6.18          Brokers and Finders. The Company has not entered into any contract with any person that may result in the obligation of the Company or the Surviving Corporation to pay any investment banking fees, finder’s fees or brokerage fees in connection with the transactions contemplated hereby. The Company has provided to Pyramid a true, correct and complete copy of any and all engagement or retention agreements with financial advisors or other advisors, to which the Company is a party and which are related to the transactions contemplated hereby.

SECTION 6.19          Production and Reserves. Netherland, Sewell & Associates, Inc., whose report as of July 31, 2013 and dated August 28, 2013 (the “Reserve Report”) provided to Pyramid, was as of the date of such report, and is, as of the date hereof, an independent reserve engineer and acts as independent reserve engineer with respect to the Company. The information underlying the estimates of reserves of the Company and its subsidiaries contained in Reserve Report, which information was supplied by the Company to Netherland, Sewell & Associates, Inc., for purposes of reviewing the Reserve Report and estimates of the Company and preparing the letter of Netherland, Sewell & Associates, Inc., including production and costs of operation, was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices. Other than (i) the production of reserves in the ordinary course of business, and (ii) the intervening price fluctuations, the Company is not aware of any facts or circumstances that would result in a Company Material Adverse Effect in its proved reserves in the aggregate, or the aggregate present value of estimated future net revenues of the Company or the standardized measure of discounted future net cash flows therefrom, as described in the Reserve Report and reflected in the reserve information as of the respective dates such information is given.

SECTION 6.20          Tax Matters. Neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a)          The Merger will be carried out strictly in accordance with this Agreement, the Company is not a party to any other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement, and Pyramid will obtain control of the Company as defined in Section 368(c) of the Code in exchange for Pyramid voting Common Stock.

(b)          Pyramid is a publicly traded company and its value is determined on that basis. The Merger Consideration was negotiated by the parties on an arm’s length basis. The Company believes, based on the volume weighted average closing price of Pyramid Common Stock over the fifteen trading days prior to the date of this Agreement, that the fair market value of the Merger Consideration received by each stockholder of the Company will be approximately equal to the fair market value of Company Common Stock and Company Preferred Stock exchanged in the Merger.

(c)          Prior to the Merger Effective Time and in connection with or anticipation of the Merger, (i) none of the shares of Company Common Stock will be redeemed, (ii) no extraordinary dividends will be made with respect to the shares of Company Common Stock, and (iii) none of the shares of Company Common Stock will be acquired by the Company or any Related Person.

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(d)          The Company and Company Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(e)          Any compensation paid to the Company Stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Pyramid (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the shares of Company Common Stock in the Merger.

(f)          No debt of the Company is guaranteed by any Company Stockholder.

(g)          The Company owns no stock of Pyramid.

(h)          No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Pyramid from continuing the historic business of the Company or from using a significant portion of the Company’s historic business assets in a business following the Merger, within the meaning of U.S. Treasury Regulation Section 1.368-1(d) or prevent the Company from holding substantially all of the Company’s assets at and after the Merger Effective Time (ninety percent (90%) of the fair value of its net assets and seventy percent (70%) of the fair value of its gross assets, taking into account cash paid to dissenters).

(i)          The Company is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. In making the fifty percent and eighty percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and a parent corporation shall be deemed to own its ratable share of the subsidiary’s assets, and a corporation shall be considered a subsidiary if a parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(j)          The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(k)         There is no indebtedness existing between Pyramid, Merger Subsidiary and the Company that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(l)          The Company has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(m)        The Company will not take, and the Company is not aware of any plan or intention of any of the Company Stockholders to take, any position on any Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(n)         No stock or securities of the Company will be issued to any Company Stockholder for services rendered to or for the benefit of Pyramid or the Company in connection with the Merger (except to the extent of outstanding Company Restricted Shares or Company RSUs described in Section 3.04).

(o)         No stock or securities of Pyramid or of the Company will be issued to any Company Stockholder for any indebtedness owed to any Company Stockholder in connection with the Merger.

(p)         No assets were transferred to the Company, nor did the Company assume any liabilities, in anticipation of the Merger. On the date of the Merger the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

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(q)         The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009. The stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since February 4, 2009.

(r)          During the five-year period leading up to and ending as of the Merger Effective Time, the Company was a USRPHC.

(s)         At the Merger Effective Time, except as contemplated by Section 3.04, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company.

SECTION 6.21          No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, neither the Company nor any other person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII

COVENANTS

SECTION 7.01          Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Schedule, after the date hereof and until the Merger Effective Time or earlier termination of this Agreement (the “Pre-Closing Period”), unless Pyramid shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company shall:

(a)         conduct its business in the ordinary course of business consistent with past practice;

(b)         use its commercially reasonable efforts to mitigate or compromise the liabilities of the Company from time to time;

(c)         not (i) amend or propose to amend its certificate of incorporation or its bylaws, except as agreed to by the parties hereto, (ii) split, combine, subdivide or reclassify any shares of outstanding capital stock, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of its capital stock, except for dividends by a direct or wholly-owned subsidiary of the Company to its parent, or a semi-annual (or pro-rated) cash or in-kind dividend on the Company Preferred Stock, or (iv) repurchase, redeem or otherwise acquire, or modify or amend, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities;

(d)         except as set forth in Section 6.02(a) of the Company Disclosure Schedule, not issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any Company Restricted Shares, Company RSUs, or any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for its capital stock, except that the Company may issue shares upon conversion of Company Preferred Stock outstanding on the date hereof;

(e)         not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (ii) make any acquisition of any capital stock, assets or businesses of any other person other than expenditures for current assets in the ordinary course of business consistent with past practice and expenditures for fixed or capital assets in the ordinary course of business consistent with past practice, (iii) sell, pledge, dispose of or encumber any assets or businesses that are material to the Company, except (A) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (B) pursuant to contracts that are in force at the date of this Agreement and are disclosed in Section 6.10 of the Company Disclosure Schedule, (C) dispositions of obsolete or worthless assets or, or (iv) enter into any contract with respect to any of the foregoing;

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(f)          use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(g)         not make capital expenditures or enter into any binding commitment or contract to make capital expenditures, except (i) capital expenditures which the Company is currently committed to make, (ii) capital expenditures in the ordinary course of the Company’s business, (iii) capital expenditures for repairs and other capital expenditures necessary in light of circumstances not anticipated as of the date of this Agreement which are necessary to avoid significant disruption to the Company’s business or operations consistent with past practice, and (iv) repairs and maintenance in the ordinary course of business;

(h)         not adopt a plan or agreement of complete or partial liquidation or dissolution;

(i)          not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, the Company Financial Statements (or the notes thereto);

(j)          not enter into any contract that restrains, limits or impedes the ability of the Company or the Surviving Corporation to compete with or conduct any business or line of business, including geographic limitations on the activities of the Company;

(k)          except in the ordinary course of the Company’s business, not materially modify or amend, or terminate any Company Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Company Material Contract if it had been in existence at the time of the execution of this Agreement; and

(l)          not agree to take any of the foregoing actions.

SECTION 7.02          Conduct of Business by Pyramid Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in the Pyramid Disclosure Schedule, during the Pre-Closing Period, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), Pyramid shall:

(a)         conduct its business in the ordinary course of business consistent with past practice;

(b)         not (i) amend or propose to amend its Restated Articles of Incorporation or its Amended and Restated Bylaws, (ii) split, combine, subdivide or reclassify any shares of Common Stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, or make any other distribution in respect of any shares of Common Stock;

(c)         use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it, other than as expressly permitted by the terms of this Agreement;

(d)         not adopt a plan or agreement of complete or partial liquidation or dissolution;

(e)         not pay, discharge or satisfy any material claims, material liabilities or material obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such material claims, material liabilities or material obligations in the ordinary course of business consistent with past practice or (B) of material claims, material liabilities or material obligations reflected or reserved against in, or contemplated by, Pyramid Financial Statements (or the notes thereto);

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(f)          not enter into any contract that restrains, limits or impedes its ability to compete with or conduct any business or line of business, including geographic limitations on its activities;

(g)         not make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles or applicable law;

(h)         not enter into, amend, modify or renew any employment, consulting, severance or similar contract with, pay any bonus or grant any increase in salary, wage or other compensation or any increase in any employee benefit to, any of its directors, officers or employees, except in each such case (i) as may be required by applicable law or (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof;

(i)          not enter into, establish, adopt, amend or modify any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare plan, agreement, program or arrangement, in respect of any of its directors, officers or employees, except, in each such case (i) as may be required by applicable law or pursuant to the terms of this Agreement, (ii) to satisfy obligations existing as of the date hereof pursuant to the terms of contracts that are in effect on the date hereof or (iii) if requested by the Company, Pyramid will terminate its 5304-Simple Plan effective immediately before the Merger Effective Time”;

(j)          except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date hereof or as expressly provided by this Agreement, not accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(k)         not agree to the settlement of any claim, litigation, investigation or other action that is material to it;

(l)          except in the ordinary course of its business, not materially modify or amend, or terminate any Pyramid Material Contract, or waive, relinquish, release or terminate any material right or material claim, or enter into any contract that would have been a Pyramid Material Contract if it had been in existence at the time of the execution of this Agreement; and

(m)        not agree to take any of the foregoing actions.

SECTION 7.03          No Solicitation.

(a)          General.  Each party hereto agrees that it shall not, nor shall it authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it to, and that it shall use commercially reasonable efforts to cause its non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such party to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (unless permitted pursuant to Sections 7.07 and 7.08); or (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 7.03(a), prior to obtaining the Company Stockholders’ Approval, the Company may, and prior to obtaining Pyramid Shareholder Approval, Pyramid may, furnish nonpublic information regarding such party to, and enter into discussions or negotiations with, any person in response to a bona fide written Acquisition Proposal, which such party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not solicited in violation of this Section 7.03(a); (B) the Board of Directors of such party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such party under applicable laws; (C) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other parties written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person; (D) such party receives from such person an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the Confidentiality Agreements; and (E) prior to furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other parties hereto (to the extent such nonpublic information has not been previously furnished by such party to the other parties).  Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any representative of such party (whether or not such representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 7.03 by such party, the taking of such action by such representative shall be deemed to constitute a breach of this Section 7.03 by such party for purposes of this Agreement.

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          For purposes of this Agreement, the term: (i) “Acquisition Inquiry” means, with respect to a party hereto, an inquiry, indication of interest or request for information that could reasonably be expected to lead to an Acquisition Proposal with such party; (ii) “Acquisition Proposal” means, with respect to a party hereto, any offer or proposal, whether written or oral, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Pyramid, Delaware Merger Subsidiary, the Company or any affiliates thereof (each, a “third party”) to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (a) 15% or more of any class of the equity securities of such party or (b) 15% or more of the fair market value of the assets of such party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit a third party to acquire beneficial ownership of (y) 15% or more of any class of equity securities of the party or (z) 15% or more of the fair market value of the assets of the party; provided, however, that, for purposes of Sections 10.02(a) and 10.02(b), all such references to “15%” shall be deemed to be “50%”; and (iii) “Superior Offer” means an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the stockholders of a party hereto prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (B) in which a person or “group” (as defined in Section 13(d)(3) of the Exchange Act) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the party’s capital stock then outstanding or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party, taken as a whole, in a single transaction or a series of related transactions that: (A) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (B) is on terms and conditions that the Board of Directors of Pyramid or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Pyramid’s shareholders or the Company’s stockholders, as applicable, than the Merger and the other transactions contemplated hereby; and (y) is reasonably capable of being consummated.

(b)         Notice of Proposal or Inquiry.  If any party or any representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other parties hereto orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other parties informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)         Cease Current Discussions. Each party shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

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SECTION 7.04          Access to Information; Confidentiality.

(a)         Subject to applicable law relating to the exchange of information, the parties shall afford to each other and the other’s accountants, counsel, financial advisors, sources of financing and other representatives reasonable access during normal business hours with reasonable notice throughout the period from the date hereof until the Merger Effective Time to all of their respective properties, books, contracts and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning its businesses, properties and personnel as any party shall reasonably request, and will use reasonable efforts to obtain the reasonable cooperation of its officers, employees, counsel, accountants, consultants and financial advisors in connection with the review of such other information by the parties and their respective representatives.

(b)         The parties hereto acknowledge that the Confidentiality Agreements, dated December 27, 2013, between Pyramid and the Company (the “Confidentiality Agreements”) shall continue in full force and effect in accordance with their terms.

SECTION 7.05          Notices of Certain Events.

(a)         The Company and Pyramid shall as promptly as reasonably practicable after their executive officers acquire knowledge thereof, notify the other of: (i) any notice or other communication from any person alleging that the Consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which Consent relates to a Pyramid Material Contract or a Company Material Contract, as applicable, or the failure of which to obtain could materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Company or Pyramid, as the case may be that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 7.09, 7.10 or 7.12, or which relate to the consummation of the transactions contemplated by this Agreement.

(b)         Subject to the provisions of Section 7.03, each of the Company and Pyramid agrees to give prompt notice to the other of, and to use its reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Merger Effective Time unless such occurrence or failure to occur would not reasonably be expected to have a Company Material Adverse Effect or a Pyramid Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure would not reasonably be expected to have a Company Material Adverse Effect or a Pyramid Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 7.05(b) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 7.06          Merger Subsidiary. Pyramid will take all action necessary to cause its subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Until the Merger Effective Time, Merger Subsidiary will not carry on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

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SECTION 7.07          Company Stockholder Meeting or Written Consent.

(a)          Promptly after the S-4 Effective Date (as defined in Section 7.09(a)), the Company shall solicit approval at a meeting or by written consent (each a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”) from the holders of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock for purposes of adopting this Agreement and approving the Merger, and all other transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to obtain the requisite approval from its stockholders by the date twenty business days after the S-4 Effective Date.

(b)          The Company agrees that, subject to Section 7.07(c): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Merger and shall use reasonable best efforts to solicit such approval within the time set forth in Section 7.07(a) (the recommendation of the Board of Directors of the Company that the Company’s stockholders vote to adopt and approve this Agreement and the Merger being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Pyramid, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Pyramid shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 7.07(b), at any time prior to the approval of this Agreement by the Company’s stockholders, the Board of Directors of the Company may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Pyramid if, but only if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would result in a breach of its fiduciary duties under applicable law; provided, that Pyramid receives written notice from the Company confirming that the Board of Directors of the Company has determined to change its recommendation at least two business days in advance of the Company Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Pyramid.

(d)          The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 7.07(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

SECTION 7.08          Pyramid Shareholders’ Meeting.

(a)          Pyramid shall take all action necessary and within its powers under applicable law to call, give notice of and hold a meeting (such meeting, the “Pyramid Shareholders’ Meeting”) of the holders of Pyramid Common Stock to vote on (i) this Agreement, (ii) the principal terms of the Merger, (iii) the issuance of shares of Pyramid Common Stock in the Merger, and (iv) the Pyramid Restated Articles (collectively, the “Pyramid Shareholder Approval Matters”). The Pyramid Shareholders’ Meeting shall be held as promptly as practicable after the S-4 Effective Date. Pyramid shall take reasonable measures to ensure that all proxies solicited in connection with the Pyramid Shareholders’ Meeting are solicited in compliance with all applicable laws.

(b)          Pyramid agrees that, subject to Section 7.08(c): (i) the Board of Directors of Pyramid shall recommend that the holders of Pyramid Common Stock vote to approve the Pyramid Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 7.08(a), (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Pyramid recommends that Pyramid’s shareholders vote to approve the Pyramid Shareholder Approval Matters (the recommendation of the Board of Directors of Pyramid that Pyramid’s shareholders vote to approve the Pyramid Shareholder Approval Matters being referred to as the “Pyramid Board Recommendation”); and (iii) the Pyramid Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Pyramid or any committee thereof to withdraw or modify the Pyramid Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 7.08(b), at any time prior to the approval of the Pyramid Shareholder Approval Matters by Pyramid’s shareholders, the Board of Directors of Pyramid may withhold, amend, withdraw or modify the Pyramid Board Recommendation in a manner adverse to the Company if, but only if the Board of Directors of Pyramid determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable law; provided, that the Company receives written notice from Pyramid confirming that the Board of Directors of Pyramid has determined to change its recommendation at least two business days in advance of the Pyramid Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

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(d)          Pyramid’s obligation to call, give notice of and hold the Pyramid Shareholders’ Meeting in accordance with Section 7.08(a) shall not be limited or otherwise affected by any withdrawal or modification of the Pyramid Board Recommendation.

(e)          Nothing contained in this Agreement shall prohibit Pyramid or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Pyramid or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Pyramid is unable to take a position with respect to the bidder’s tender offer unless the Board of Directors of Pyramid determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable law. Pyramid shall not withdraw or modify in a manner adverse to the Company the Pyramid Board Recommendation unless specifically permitted pursuant to the terms of Section 7.08(c).

SECTION 7.09          Proxy Statement/Prospectus; Registration Statement.

(a)          As promptly as practicable after the date of this Agreement, the parties hereto shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and Pyramid shall prepare and cause to be filed with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus.  Each of the parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Pyramid and the Company as promptly as practicable after the date on which the Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”).  Each party hereto shall promptly furnish to the other party all information concerning such party and such party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.09.

(b)          Each party shall reasonably cooperate with the other and provide, and require its representatives, advisors, accountants and attorneys to provide, the other party and its representatives, advisors, accountants and attorneys, with all such information regarding such party as is required by law to be included in the Registration Statement or reasonably requested from such party to be included in the Registration Statement.

SECTION 7.10          Public Announcements. In connection with the execution and delivery of this Agreement, Pyramid and the Company shall issue a joint press release mutually agreed to by the Company and Pyramid. Pyramid, in its discretion, shall be entitled to convene an investor conference call in conjunction with the issuance of such press release. Except for the press release and such conference call, no party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior written Consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law, including applicable SEC requirements, applicable fiduciary duties or by any applicable listing agreement with the NYSE MKT (in which case such party shall not issue or cause the publication of such press release or other public statement without prior consultation with the other party).

SECTION 7.11          Expenses and Fees. Each of the parties shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

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SECTION 7.12          Agreement to Cooperate.

(a)          Subject to the terms and conditions of this Agreement, including Section 7.03 and this Section 7.12, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Pyramid and the Company and their respective subsidiaries and to effect all necessary registrations, filings and submissions. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective Boards of Directors of the Company and Pyramid, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent consummation of the Merger.

(b)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, Pyramid and Merger Subsidiary shall cooperate in all respects with the other parties and shall use their reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, if so precluded in the exercise of their directors’ fiduciary duties, none of Pyramid, Merger Subsidiary or any of their affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any order, in connection with the transactions contemplated by this Agreement.

SECTION 7.13          Exemption From Liability Under Section 16(b). Pyramid and the Company shall cause their respective Boards of Directors and the Board of Directors of the Surviving Corporation to adopt prior to the Merger Effective Time such resolutions as may be required to, and shall otherwise use reasonable efforts to, exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law. The Company shall use reasonable efforts to provide the information to Pyramid required in connection with the adoption of such resolutions to exempt the transactions contemplated by this Agreement from the provisions of Section 16(b) of the Exchange Act to the maximum extent permitted by law.

SECTION 7.14          Certain Tax Matters.

(a)         Pyramid and the Company shall each use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and before or after the Merger Effective Time, none of Pyramid, Merger Subsidiary or the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

(b)         Pyramid and the Company shall comply with the record keeping and information reporting requirements set forth in U.S. Treasury Regulation Section 1.368-3. This Agreement is intended to constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

(c)         The Company and Pyramid shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger Effective Time. Each of Pyramid and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any governmental authority, which becomes payable in connection with the Merger.

(d)         Following the Merger, Pyramid and the Company will not take any action and will not fail to take any action that would prevent the merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in U.S. Treasury Regulation 1.368-1(d).

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SECTION 7.15          Company Financial Statements. As soon as practicable but prior to May 31, 2014, the Company shall deliver to Pyramid true and complete copies of the Company’s audited balance sheet as of December 31, 2013, and the related audited statements of operations and statements of cash flows of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively, the “Company 2013 Audited Financial Statements”).  The Company shall ensure that its financial statements comply in all material respects with the applicable rules and regulations of the SEC in connection with the preparation and filing of the Registration Statement.

SECTION 7.16          Directors’ and Officers’ Indemnification and Insurance.

(a)         Pyramid and Merger Subsidiary agree that all rights to indemnification, advancement of expenses and exculpation by the Company and Pyramid now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time an officer or director of (i) the Company and its subsidiaries (each, a "Company Indemnified Party"), as provided in the Company’s certificate of incorporation, bylaws or the DGCL, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 6.10 of the Company Disclosure Schedule, shall be assumed by the Surviving Corporation in the Merger at the Merger Effective Time, (ii) Pyramid and its subsidiaries (each, a "Pyramid Indemnified Party" and collectively with the Company Indemnified Party, the “Indemnified Parties”), as provided in Pyramid’s Restated Articles of Incorporation, Amended and Restated Bylaws, or the CCC, in each case as in effect on the date of this Agreement, or pursuant to any other contracts in effect on the date hereof and disclosed in Section 5.07 of the Pyramid Disclosure Schedule, shall be assumed by Pyramid without further action, and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six years after the Merger Effective Time, to the fullest extent permitted under applicable law, Pyramid and the Surviving Corporation shall indemnify, defend and hold harmless each Company Indemnified Party and each Pyramid Indemnified Party, as applicable, against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Company Indemnified Party and each Pyramid Indemnified Party for any legal or other expenses reasonably incurred by such Company Indemnified Party or Pyramid Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation’s or Pyramid’s receipt of an undertaking by such Company Indemnified Party or Pyramid Indemnified Party, as the case may be, to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Company Indemnified Party or Pyramid Indemnified Party is not entitled to be indemnified under applicable law; provided, however, that the Surviving Corporation and Pyramid will not be liable for any settlement effected without the Surviving Corporation’s prior written consent, in the case of a Company Indemnified Party, or Pyramid’s prior written consent, in the case of a Pyramid Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(c)          Pyramid shall, as to Pyramid, and the Surviving Corporation shall, as to the Surviving Corporation, (i) maintain in effect for a period of six (6) years after the Merger Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by Pyramid and the Company, as applicable, immediately prior to the Merger Effective Time (provided that Pyramid and the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Pyramid and the Company and its subsidiaries when compared to the insurance maintained by Pyramid and the Company, as applicable, as of the date hereof), or (ii) obtain as of the Merger Effective Time “tail” insurance policies with a claims period of six (6) years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Pyramid and the Company and its subsidiaries, as applicable, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will Pyramid or the Surviving Corporation be required to expend a premium for such coverage in excess of $100,000.00 (the “Maximum Premium”). If such insurance coverage cannot be obtained at a premium equal to or less than the Maximum Premium, Pyramid and the Surviving Corporation will obtain, and Pyramid will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for a premium equal to the Maximum Premium.

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(d)          The obligations of Pyramid and the Surviving Corporation under this Section 7.16 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party or Pyramid Indemnified Party to whom this Section 7.16 applies without the consent of such affected Company Indemnified Party or Pyramid Indemnified Party, as applicable (it being expressly agreed that the Indemnified Parties to whom this Section 7.16 applies shall be third party beneficiaries of this Section 7.16, each of whom may enforce the provisions of this Section 7.16).

(e)          In the event Pyramid, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Pyramid or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.16. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Company Indemnified Party and any Pyramid Indemnified Party is entitled, whether pursuant to law, contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Pyramid, the Company or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.16 is not prior to, or in substitution for, any such claims under any such policies.

ARTICLE VIII

INTENTIONALLY LEFT BLANK

ARTICLE IX

CONDITIONS TO THE MERGER

SECTION 9.01          Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Merger Effective Time of the following conditions:

(a)         this Agreement and the Merger shall have been adopted and approved by the requisite vote of the stockholders of the Company in accordance with the DGCL;

(b)         the principal terms of the Merger and the issuance of shares of Pyramid Common Stock in the Merger shall have been adopted and approved by the requisite vote of the shareholders of Pyramid in accordance with the CCC;

(c)         none of the parties hereto shall be subject to any law, order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction that prohibits the consummation of the Merger or makes the consummation of the Merger illegal;

(d)         the Registration Statement shall be declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

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(e)         the issuance of the shares of Pyramid Common Stock to be issued as the Merger Consideration shall be exempt from registration, or shall have been appropriately registered or qualified, under applicable state securities laws;

(f)          the shares of Pyramid Common Stock to be issued as the Merger Consideration shall have been approved for listing on the NYSE MKT, effective upon notice of issuance;

(g)         no Governmental Entity (as defined below having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any laws, or any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (any of the foregoing, an “Order”), whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement. For purposes of this Agreement, the term “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority; and

(h)         the Board of Directors of Pyramid shall have received an opinion from Roth to the effect that, as of the date of the February 6, 2014 Agreement and based upon and subject to the qualifications and assumptions set forth therein, the terms of the Merger are fair, from a financial point of view, to Pyramid and its shareholders.

SECTION 9.02          Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a)          (i) the representations and warranties of the Pyramid Entities set forth in Sections 6.02 (Capitalization), and 5.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Pyramid Entities contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Pyramid Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Pyramid Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Pyramid to that effect;

(b)          each Pyramid Entity shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time, including terminating its 5304-Simple Plan if requested by the Company, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Pyramid to that effect;

(c)          at Closing, all of the directors and officers of Pyramid shall have resigned in writing from their positions as directors and officers of Pyramid effective upon the election of the persons designated in Exhibit E attached hereto (the “New Pyramid Board”), and the appointment of the persons designated in Exhibit E attached hereto, each to hold office in accordance with the articles of incorporation and the bylaws of Pyramid until their respective successors are duly elected or appointed and qualified; provided that the New Pyramid Board shall have a sufficient number of “independent directors” to satisfy applicable SEC and NYSE MKT rules. The directors of Pyramid shall take such action as may be necessary or desirable regarding such election and appointment of the foregoing individuals;

(d)          the environmental report prepared for the Company with respect to any material property of Pyramid shall be reasonably acceptable to the Company and the Company’s land due diligence of Pyramid properties shall be reasonably acceptable to the Company, provided that such report and such due diligence, respectively, shall be deemed to be acceptable to the Company if the Company does not notify Pyramid in writing to the contrary on or before February 20, 2014;

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(e)          the Board of Directors of the Company shall have a good faith belief that the date on which the S-4 is filed and on the Closing Date, that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Pyramid will each be a “party to the reorganization” within the meaning of Section 368 of the Code; and

(f)          the Company shall have been furnished with evidence satisfactory to it that Pyramid has obtained the consents, approvals and waivers set forth in Section 9.02(f) of the Pyramid Disclosure Schedule.

SECTION 9.03          Conditions to Obligations of Pyramid and Merger Subsidiary to Effect the Merger. Unless waived by Pyramid and Merger Subsidiary, the obligations of Pyramid and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Merger Effective Time of the following additional conditions:

(a)          (i) the representations and warranties of the Company set forth in Sections 6.02 (Capitalization), and 6.03(a) – (c) (Authority; Non-Contravention) shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date) and (ii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Merger Effective Time as if made on and as of the Merger Effective Time (or, if given as of a specific date, at and as of such date), except in the case of this clause (ii) (x) for changes expressly permitted by this Agreement or (y) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect. Pyramid shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(b)          the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Merger Effective Time, and Pyramid shall have received a certificate of the chief executive officer or the chief financial officer of the Company to that effect;

(c)         Dissenting Shares, if any, shall constitute less than 1% of the issued and outstanding shares of Company Common Stock, less than 5% of the issued and outstanding shares of Series A Preferred Stock, and less than 5% of the issued and outstanding shares of Series B Preferred Stock;

(d)         each of the Company’s agreements set forth in Section 9.03(d) of the Company Disclosure Schedule shall have been terminated, effective prior to or as of the day immediately preceding the Closing Date, and Pyramid shall have received from the Company evidence of such terminations in form and substance reasonably satisfactory to Pyramid;

(e)         Pyramid shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Section 9.03(e) of the Company Disclosure Schedule;

(f)          except as otherwise contemplated herein, all Vested Company Restricted Shares and any other rights to purchase any shares of Company capital stock shall have been converted into or exercised for Company Common Stock or shall have been cancelled; and

(g)         the environmental report delivered to Pyramid on or before the date hereof shall be reasonably acceptable to Pyramid, provided that such report shall be deemed to be acceptable to Pyramid if Pyramid does not notify the Company in writing to the contrary on or before February 20, 2014.

ARTICLE X

TERMINATION

SECTION 10.01          Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time (whether before or after the Pyramid Shareholder Approval or any approval of this Agreement by the stockholders of the Company):

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(a)          by mutual written consent of the Company and Pyramid duly authorized by each of their respective Boards of Directors; or

(b)          by either the Company or Pyramid, if the Merger has not been consummated by December 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to (i) Pyramid, if the failure of any Pyramid Entity to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (ii) the Company, if the failure of the Company to fulfill any of its material obligations under this Agreement caused the failure of the Closing to occur on or before such date, or (iii) Pyramid or the Company, if the failure of the Closing to occur on or before such date is due solely to the failure of the condition set forth in Section 9.01(d) notwithstanding the performance by Pyramid of any obligations under Section 7.09; or

(c)          by either the Company or Pyramid, if (x) there has been a breach by the other of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Pyramid Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure in all material respects such breach after written notice of such breach by the terminating party or such breach has not been cured within ten business days after written notice of such breach by the terminating party, or (y) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Pyramid Material Adverse Effect or a Company Material Adverse Effect, as the case may be, and which breach is not curable or, if curable, the breaching party shall not be using on a continuous basis its reasonable best efforts to cure such breach after written notice of such breach by the terminating party or such breach has not been cured within twenty business days after written notice of such breach by the terminating party; or

(d)          by either the Company or Pyramid after ten days following the entry of any final and non-appealable judgment, injunction, order or decree by a court or governmental agency or authority of competent jurisdiction restraining or prohibiting the consummation of the Merger; or

(e)         by the Company if, notwithstanding the existence of the Company Voting Agreement, prior to receipt of the Company Stockholders’ Approval, the Company receives a Superior Offer, resolves to accept such Superior Offer, complies with its Company Termination Fee payment obligations under Section 10.02 hereof and gives Pyramid at least four business days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 10.02 shall have been received by Pyramid; or

(f)          by the Company, if the Board of Directors of Pyramid shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to the Company in any material respect the Pyramid Board Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of Pyramid shall have resolved to accept a Superior Offer; or

(g)         by Pyramid if, notwithstanding the existence of the Pyramid Voting Agreement, prior to receipt of the Pyramid Shareholders’ Approval, Pyramid receives a Superior Offer, resolves to accept such Superior Offer, complies with its Pyramid Termination Fee payment obligations under Section 10.02 hereof and gives the Company at least four business days’ prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 10.02 shall have been received by the Company; or

(h)         by Pyramid, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in a manner adverse to Pyramid in any material respect the Company Board Recommendation, or shall have resolved to do any of the foregoing, or shall have recommended another Acquisition Proposal or if the Board of Directors of the Company shall have resolved to accept a Superior Offer; or

(i)          (i) by Pyramid, if the stockholders of the Company fail to approve the Merger in accordance with Section 7.07, or (ii) by the Company, if the shareholders of Pyramid fail to approve the Pyramid Shareholder Approval Matters at the Pyramid Shareholders’ Meeting (including any adjournment or postponement thereof); or

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(j)          by Pyramid, if the Company 2013 Audited Financial Statements are not delivered to Pyramid by May 31, 2014.

SECTION 10.02          Termination Fee.

(a)          Payment of Termination Fees by the Company. The Company shall pay to Pyramid a termination fee in an amount in cash equal to $1,000,000 (the “Company Termination Fee”) in the event that (i) the Company terminates this Agreement pursuant to Section 10.01(e); (ii) Pyramid terminates this Agreement pursuant to Sections 10.01(c) (as a result of a breach by the Company) or 10.01(h); or (iii) Pyramid terminates this Agreement pursuant to Section 10.01(i), provided, in the case of this clause (iii), that (A) after the date hereof and prior to the date the Company solicits the approval of the Company’s stockholders at a meeting or by written consent in accordance with Section 7.07, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, the Company enters into a definitive agreement with respect to or consummates such Acquisition Proposal. Payment of the Company Termination Fee under this Section 10.02 shall be paid to Pyramid within five business days following the date of termination of this Agreement; provided, however, that in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by the Company of the definitive agreement regarding such Acquisition Proposal.

(b)          Payment of Termination Fees by Pyramid. Pyramid shall pay to the Company a termination fee in an amount in cash equal to $1,000,000 (the “Pyramid Termination Fee”) in the event that (i) Pyramid terminates this Agreement pursuant to Section 10.01(g); (ii) the Company terminates this Agreement pursuant to Sections 10.01(c) (as a result of a breach by Pyramid) or 10.01(f); or (iii) the Company terminates this Agreement pursuant to Section 10.01(i), provided, in the case of this clause (iii), that (A) after the date hereof and prior to the Pyramid Shareholders’ Meeting, an Acquisition Proposal has been publicly announced and not withdrawn or abandoned at the time of termination, and (B) within one year after such termination, Pyramid enters into a definitive agreement with respect to or consummates such Acquisition Proposal. Payment of the Pyramid Termination Fee under this Section 10.02 shall be paid to the Company within five business days following the date of termination of this Agreement; provided, however, that in the event of payment pursuant to clause (iii) above, on the date of the execution and delivery by Pyramid of the definitive agreement regarding such Acquisition Proposal.

SECTION 10.03          Effect of Termination. In the event of termination of this Agreement by either Pyramid or the Company pursuant to the provisions of Section 10.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and there shall be no liability or further obligation on the part of the Company, Pyramid, Merger Subsidiary or their respective officers or directors (except as set forth in the first sentence of Section 5.08, Section 10.02 and this Section 10.03, all of which shall survive the termination). Nothing in this Section 10.03 shall relieve any party from liability for fraud or any willful breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01          Non-Survival of Representations and Warranties. Absent actual fraud, and any intentional, willful and material breach of any representation or warranty contained in this Agreement by the Company or any Pyramid Entity, as applicable, none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Merger Effective Time. This Section 11.01 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with their respective terms.

SECTION 11.02          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or e-mail (with confirmation of transmission) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to the Company:

Yuma Energy, Inc.

1177 West Loop South, Suite 1825

Houston, TX 77027

Attention:          Sam L. Banks

Facsimile:          (713) 968-7016

with a copy to (which shall not constitute notice hereunder):

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, CO 80202

Attention:          Reid A. Godbolt

Facsimile:          (303) 573-8133

If to Pyramid or Merger Subsidiary:

Pyramid Oil Company

2008 21st Street

Bakersfield, CA 93301

Attention:          Michael D. Herman

with a copy to (which shall not constitute notice hereunder):

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067

Attention:          William D. Gould

Facsimile:          (310) 201-4746

SECTION 11.03          Interpretation.

(a)          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) ”knowledge” shall mean actual knowledge as of the date hereof of the executive officers of the Company or Pyramid, as the case may be, after reasonable inquiry of any person directly reporting to any such executive officer, (iii) “including” shall mean “including, without limitation,” and “includes” shall mean “includes, without limitation,” and (iv) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. For purposes of determining whether any fact or circumstance involves a material adverse effect on the ongoing operations of a party, any special transaction charges incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 11.04          Assignments and Successors. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

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SECTION 11.05          Governing Law. THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PARTIES’ RELATIONSHIP TO EACH OTHER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

SECTION 11.06          Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the parties arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 11.07          Exclusive Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.07, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 11.02 of this Agreement.

SECTION 11.08          No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Merger Effective Time, the Company Indemnified Parties and the Pyramid Indemnified Parties shall be third-party beneficiaries of, and entitled to enforce, Sections 7.16 and 7.17, as applicable, and provided further, that no consent of the Company Indemnified Parties and the Pyramid Indemnified Parties shall be required to amend any provision of the Agreement prior to the Merger Effective Time.

SECTION 11.09          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 11.10          Amendments; No Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Merger Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Pyramid and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.11          Entire Agreement. This Agreement, including the schedules, exhibits and amendments hereto, and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, specifically including the February 6, 2014 Agreement, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Article III, which is intended for the benefit of the stockholders of the Company.

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SECTION 11.12          Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 11.13          Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with their specific terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other rights or remedies at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YUMA ENERGY, INC.

/s/ Sam L. Banks
Name: Sam L. Banks
Title: Chairman and Chief Executive Officer

PYRAMID OIL COMPANY

/s/ Michael D. Herman
Name: Michael D. Herman
Title: Chairman, Interim President and Chief Executive Officer

PYRAMID MERGER SUBSIDIARY, INC.

/s/ Michael D. Herman
Name: Michael D. Herman
Title: Chairman, Interim President and Chief Executive Officer

PYRAMID DELAWARE MERGER SUBSIDIARY, INC.*

/s/ Michael D. Herman
Name: Michael D. Herman
Title: Chairman, Interim President and Chief Executive Officer

* Joined for the purpose of approving this Amendment to the February 6, 2014 Agreement, waiving all rights thereunder and releasing all parties therefrom.

Signature Page to the Amended and Restated Agreement and Plan of Merger and Reorganization

EXHIBIT A

FORM OF COMPANY VOTING AGREEMENT

(See Annex C)

EXHIBIT B

FORM OF PYRAMID VOTING AGREEMENT

(See Annex B)

EXHIBIT C

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

of

PYRAMID MERGER SUBSIDIARY, INC.

(a Delaware corporation)

with and into

YUMA ENERGY, INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name, jurisdiction of incorporation and type of entity of each of the constituent corporations which is to merge are as follows:

Name	Jurisdiction of Incorporation	Entity Type
Pyramid Merger Subsidiary, Inc.	Delaware	Corporation
Yuma Energy, Inc.	Delaware	Corporation

SECOND: The Amended and Restated Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 251(c) of the DGCL.

THIRD: The name of the surviving Delaware corporation is Yuma Energy, Inc. (the “Surviving Corporation”).

FOURTH: The Second Amended and Restated Certificate of Incorporation, as amended, of Yuma Energy, Inc., as in effect immediately prior to the effective time of the merger, shall be the Certificate of Incorporation of the Surviving Corporation, except that the Article numbered “FIRST” of the Second Amended and Restated Certificate of Incorporation, as amended, of Yuma Energy, Inc., shall be amended and restated in its entirety to read as follows:

“The name of this corporation is The Yuma Companies, Inc.”

FIFTH: This Certificate of Merger, and the merger referenced herein, shall become effective upon the filing of this Certificate of Merger in the office of the Secretary of State of the State of Delaware.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 1177 West Loop South, Suite 1825, Houston, Texas 77027.

SEVENTH: Upon request, a copy of the Merger Agreement will be furnished by the Surviving Corporation, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said Surviving Corporation has caused this this Certificate of Merger to be signed by an authorized officer, this ________ day of ____________________, 2014.

YUMA ENERGY, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF RESTATED ARTICLES OF INCORPORATION OF PYRAMID

(See Annex F)

EXHIBIT E

OFFICERS AND DIRECTORS

Directors of Pyramid:

Sam L. Banks, Chairman

Richard K. Stoneburner

James W. Christmas

Frank A. Lodzinski

Richard W. Volk

Ben T. Morris

Officers of Pyramid:

Sam L. Banks, Chief Executive Officer

Michael F. Conlon, President and Chief Operating Officer

Kirk F. Sprunger, Chief Financial Officer, Treasurer and Secretary

Annex B

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is dated as of August 1, 2014 by and among Yuma Energy, Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule A hereto (each a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, each of the Shareholders is, as of the date hereof and has been since February 6, 2014, the record and beneficial owner of that number of shares of Common Stock, no par value per share (the “Pyramid Common Stock”), of Pyramid Oil Company, a California corporation (“Pyramid”), and set forth opposite such Shareholder’s name on Schedule A hereto; and

WHEREAS, the Company and the Shareholders are parties to the Voting Agreement dated as of February 6, 2014 (the “Original Voting Agreement”); and

WHEREAS, Pyramid, Pyramid Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Pyramid (the “Merger Subsidiary”), and the Company concurrently with the execution and delivery of this Agreement are entering into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Subsidiary with and into the Company, and the Company as the surviving entity to the Merger upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Merger Agreement); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and in order to induce the Company to enter into the Merger Agreement, the Shareholders and the Company have agreed to amend and restate the Original Voting Agreement and enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by the Company of the Merger Agreement and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.       Representations and Warranties of the Shareholders. Each of the Shareholders hereby represents and warrants to the Company, severally and not jointly, as follows:

(a)          Such Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and unless otherwise indicated, the record owner of the shares of Pyramid Common Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”) set forth opposite such Shareholder’s name on Schedule A to this Agreement and such Shares represent all of the shares of Pyramid Common Stock beneficially owned by such Shareholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Pyramid Common Stock issuable to such Shareholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Pyramid Common Stock (“Shareholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Pyramid Common Stock such Shareholder may acquire or beneficially own during the term of this Agreement.

(b)          Such Shareholder has all requisite power and authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Shareholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

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(c)          The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) if such Shareholder is a corporation or limited liability company, conflict with the certificate or articles of incorporation, certificate of formation or limited liability company agreement or bylaws, or similar organizational documents of such Shareholder as presently in effect (in the case of a Shareholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or by which it is bound or affected, (iii)(A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Shareholder under, any agreement, contract, indenture, note or instrument to which such Shareholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Shareholder of any of such Shareholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the New York Stock Exchange Market (the “NYSE”) or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Shareholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by the Shareholder of any of such Shareholder’s obligations under this Agreement.

(d)          The Shares and the certificates representing the Shares owned by such Shareholder are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto. Such Shareholder owns of record or beneficially no shares of Pyramid Common Stock other than such Shareholder’s Shares.

(e)          As of the date hereof, neither such Shareholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

(f)          Such Shareholder understands and acknowledges that the Company is entering into, the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

Section 2.        Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholders as follows:

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)          The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with the certificate of incorporation or bylaws of the Company as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or by which it is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Company under, any agreement, contract, indenture, note or instrument to which the Company is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by the Company of its obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act, the NYSE or the HSR Act, require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by the Company of its obligations under this Agreement.

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(c)          As of the date hereof, neither the Company nor any of its properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

Section 3.        Covenants of the Shareholders. Each of the Shareholders, severally and not jointly, agrees as follows:

(a)          Such Shareholder shall not, except as contemplated by the terms of this Agreement, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Pyramid Common Stock) to any person (any such action, a “Transfer”). For purposes of clarification, the term “Transfer” shall include, without limitation, any short sale (including any “short sale against the box”), pledge, transfer, and the establishment of any open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act. Notwithstanding the foregoing, (i) Transfers of Shares as bona fide gifts, (ii) distributions of Shares to partners, members, shareholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Shares by will or intestacy, and (iv) Transfers of Shares to (A) members of the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to the Company a valid and binding counterpart to this Agreement.

(b)          Such Shareholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect.

(c)          At any meeting of the shareholders of Pyramid called to vote upon the Merger or in connection with any shareholder consent in respect of a vote on the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to such matters is sought, each Shareholder shall vote (or cause to be voted), or shall consent, execute a consent or cause to be executed a consent in respect of, such Shareholder’s Shares in favor of the Merger, the adoption by Pyramid of the Merger Agreement and the approval of any other transactions contemplated by the Merger Agreement.

(d)          Such Shareholder agrees to permit Pyramid and Merger Subsidiary to publish and disclose in the Proxy Statement and related filings under the securities laws such Shareholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

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Section 4.        Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          Each Shareholder hereby irrevocably grants to, and appoints, Sam L. Banks, and any other individual who shall hereafter be designated by the Company, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of Pyramid or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by Pyramid of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement.

(b)          Each Shareholder represents that any existing proxies given in respect of such Shareholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(c)          Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 7 herein. Such Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable law. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 7 herein.

Section 5.       Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Pyramid Common Stock or in the number of outstanding shares of Pyramid Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of Pyramid (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Pyramid Common Stock, Shareholder Rights or other securities or rights of Pyramid issued to or acquired by each of the Shareholders.

Section 6.          Further Assurances. Each Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Shareholder’s Shares as contemplated by Section 3 herein.

Section 7.          Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the Effective Time and (b) the date upon which the Merger Agreement is terminated pursuant to Section 7.01 thereof. Notwithstanding the foregoing, Sections 7, 8 and 9 hereof shall survive any termination of this Agreement.

Section 8.          Action in Shareholder Capacity Only. No Shareholder executing this Agreement who is or becomes during the term hereof a director or officer of Pyramid makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder’s Shares and nothing herein shall limit or affect any actions or omissions taken by or fiduciary duties of, a Shareholder or any of its affiliates, in his or her capacity as an officer or director of Pyramid to the extent permitted by the Merger Agreement and applicable law.

Section 9.        Miscellaneous.

(a)          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Shareholder agrees that this Agreement and the obligations of such Shareholder hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder’s heirs, guardians, administrators or successors.

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(b)          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c)          Amendments. This Agreement may not be amended except vis-à-vis the Company and a Shareholder by an instrument in writing signed by the Company and the applicable Shareholder and in compliance with applicable law.

(d)          Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)        if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto with a copy to (which shall not constitute notice):

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067

Attention:       William D. Gould

Facsimile:       (310) 201-4746

and

(ii)         if to the Company:

Yuma Energy, Inc.

1177 West Loop South, Suite 1825

Houston, TX 77027

Attention:       Sam L. Banks

Facsimile:       (713) 968-7016

with a copy to (which shall not constitute notice):

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, CO 80202

Attention:       Reid A. Godbolt

Facsimile:       (303) 573-8133

(e)          Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

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(f)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other parties.

(g)          Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, specifically including the Original Voting Agreement, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(h)          Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

(i)          Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity.

(j)          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(k)          Several Liability. Each party to this Agreement enters into this Agreement solely on its own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

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(l)          Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any Shareholder hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9(l) shall limit any liability of any Shareholder hereto for its breaches of the terms and conditions of this Agreement.

(m)          Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

COMPANY:

YUMA ENERGY, INC., a Delaware corporation

By:	/s/ Sam L. Banks
Name:	Sam L. Banks
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO THE

AMENDED AND RESTATED VOTING AGREEMENT

AMENDED AND RESTATED VOTING AGREEMENT

SHAREHOLDER SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer thereunto duly authorized and each Shareholder has signed this Agreement, all as of the date first written above.

SHAREHOLDER:

By:	/s/ Michael D. Herman
Name:	Michael D. Herman

SIGNATURE PAGE TO THE

AMENDED AND RESTATED VOTING AGREEMENT

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Shareholder	Number of Shares of Pyramid Common Stock Beneficially Owned

Michael D. Herman 2008 Twenty-First Street Bakersfield, CA 93301	2,002,580 shares, which includes 50,000 shares of Pyramid Common Stock issuable to Mr. Herman upon exercise of a stock option granted as of October 8, 2013.

SCHEDULE B

LIST OF AGREEMENTS

Refer to Michael Herman's Schedule 13D filed with the SEC on October 10, 2013.

Annex C

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”), is dated as of August 1, 2014 by and among Pyramid Oil Company, a California corporation (“Pyramid”), Pyramid Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Pyramid (the “Merger Subsidiary”), and each of the persons listed on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of that number of shares of (i) Common Stock, par value $0.01 per share (the “Company Common Stock”), of Yuma Energy, Inc., a Delaware corporation (the “Company”), (ii) Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of the Company, or (iii) Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) of the Company, set forth opposite such Stockholder’s name on Schedule A hereto; and

WHEREAS, the Company and the Stockholders are parties to the Voting Agreement dated as of February 6, 2014 (the “Original Voting Agreement”); and

WHEREAS, Pyramid, the Merger Subsidiary and the Company concurrently with the execution and delivery of this Agreement are entering into an Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Subsidiary with and into the Company, and the Company as the surviving entity to the Merger upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Pyramid and Merger Subsidiary to enter into the Merger Agreement, and in order to induce Pyramid and Merger Subsidiary to enter into the Merger Agreement, the Stockholders, Pyramid and Merger Subsidiary have agreed to amend and restate the Original Voting Agreement and enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Pyramid and Merger Subsidiary of the Merger Agreement and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.      Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Pyramid and Merger Subsidiary, severally and not jointly, as follows:

(a)          Such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and unless otherwise indicated, the record owner of the shares of Company Common Stock, Series A Preferred Stock or Series B Preferred Stock (as may be adjusted from time to time pursuant to Section 5 hereof, the “Shares”) set forth opposite such Stockholder’s name on Schedule A to this Agreement and such Shares represent all of the shares of Company Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by such Stockholder as of the date hereof. For purposes of this Agreement, the term “Shares” shall include any shares of Company Common Stock issuable to such Stockholder upon exercise or conversion of any existing right, contract, option, or warrant to purchase, or securities convertible into or exchangeable for, Company Common Stock (“Stockholder Rights”) that are currently exercisable or convertible or become exercisable or convertible and any other shares of Company Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement.

(b)          Such Stockholder has all requisite power and authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

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(c)          The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is a corporation or limited liability company, conflict with the certificate or articles of incorporation, certificate of formation or limited liability company agreement or bylaws, or similar organizational documents of such Stockholder as presently in effect (in the case of a Stockholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii)(A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of the Stockholder under, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the New York Stock Exchange Market (the “NYSE”) or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by the Stockholder of any of such Stockholder’s obligations under this Agreement.

(d)          The Shares and the certificates representing the Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, liens, charges, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or under applicable federal and state securities laws or under the agreements set forth on Schedule B hereto. Such Stockholder owns of record or beneficially no shares of Company Common Stock other than such Stockholder’s Shares.

(e)          As of the date hereof, neither such Stockholder, nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

(f)          Such Stockholder understands and acknowledges that Pyramid is entering into, and causing Merger Subsidiary to enter into, the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 2.       Representations and Warranties of Pyramid and Merger Subsidiary. Pyramid and Merger Subsidiary hereby jointly and severally represent and warrant to the Stockholders as follows:

(a)          Each of Pyramid and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Pyramid and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Pyramid and Merger Subsidiary and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of each of Pyramid and Merger Subsidiary, enforceable against each of them in accordance with the terms of this Agreement (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

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(b)          The execution and delivery of this Agreement by each of Pyramid and Merger Subsidiary does not, and the performance of this Agreement by each of Pyramid and Merger Subsidiary will not, (i) conflict with the articles or certificate of incorporation or bylaws or similar organizational documents of each of Pyramid and Merger Subsidiary as presently in effect, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pyramid or Merger Subsidiary or by which either is bound or affected, (iii) (A) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, (B) give to any other person any rights of termination, amendment, acceleration or cancellation of, or (C) result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever upon any of the properties or assets of Pyramid or Merger Subsidiary under, any agreement, contract, indenture, note or instrument to which Pyramid or Merger Subsidiary is a party or by which it is bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Pyramid or Merger Subsidiary of their obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, the Securities Act, the NYSE or the HSR Act, require any filing by Pyramid or Merger Subsidiary with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Pyramid or Merger Subsidiary of their obligations under this Agreement.

(c)          As of the date hereof, neither Pyramid or Merger Subsidiary, nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

Section 3.       Covenants of the Stockholders. Each of the Stockholders, severally and not jointly, agrees as follows:

(a)          Such Stockholder shall not, except as contemplated by the terms of this Agreement, and except for the pledge set forth in Schedule B, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares (including any options or warrants to purchase Company Common Stock) to any person (any such action, a “Transfer”). For purposes of clarification, the term “Transfer” shall include, without limitation, any short sale (including any “short sale against the box”), pledge, transfer, and the establishment of any open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act. Notwithstanding the foregoing, (i) Transfers of Shares as bona fide gifts, (ii) distributions of Shares to partners, members, stockholders, subsidiaries, affiliates, affiliated partnerships or other affiliated entities of the undersigned, (iii) Transfers of Shares by will or intestacy, and (iv) Transfers of Shares to (A) members of the undersigned’s immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned’s immediate family, shall not be prohibited by this Agreement; provided that in the case of any such transfer or distribution pursuant to clause (i), (ii), (iii) or (iv), each donee or distributee shall execute and deliver to Pyramid a valid and binding counterpart to this Agreement.

(b)          Such Stockholder shall not, except as contemplated by the terms of this Agreement (i) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (ii) take any other action that would in any way restrict, limit or interfere with the performance of his, her or its obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect.

(c)          At any meeting of the stockholders of the Company called to vote upon the Merger or in connection with any stockholder consent in respect of a vote on the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to such matters is sought, each Stockholder shall vote (or cause to be voted), or shall consent, execute a consent or cause to be executed a consent in respect of, such Stockholder’s Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of any other transactions contemplated by the Merger Agreement.

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(d)          Such Stockholder agrees to permit Pyramid and Merger Subsidiary to publish and disclose in the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

Section 4.       Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          Each Stockholder hereby irrevocably grants to, and appoints, Michael D. Herman and any other individual who shall hereafter be designated by Pyramid, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement.

(b)          Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

(c)          Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, subject to Section 7 herein. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable law. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 7 herein.

Section 5.       Adjustments Upon Share Issuances, Changes in Capitalization. In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar event or transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), and consequently the number of Shares changes or is otherwise adjusted, this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock, Stockholder Rights or other securities or rights of the Company issued to or acquired by each of the Stockholders.

Section 6.       Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Pyramid or Merger Subsidiary may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote such Stockholder’s Shares as contemplated by Section 3 herein.

Section 7.       Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the Effective Time; (b) the date upon which the Merger Agreement is terminated pursuant to Section 7.01 thereof, or (c) with respect to any Stockholder, upon its delivery of written notice of termination to Pyramid following any amendment to the Merger Agreement to decrease the Merger Consideration or otherwise alter the Merger Agreement in a manner adverse to the Stockholder in any material respect unless such amendment has been consented to by stockholder in writing prior to such amendment. Notwithstanding the foregoing, Sections 7, 8 and 9 hereof shall survive any termination of this Agreement.

Section 8.       Action in Stockholder Capacity Only. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions or omissions taken by or fiduciary duties of, a Stockholder or any of its affiliates, in his or her capacity as an officer or director of the Company to the extent permitted by the Merger Agreement and applicable law.

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Section 9.       Miscellaneous.

(a)          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Pyramid or to any direct or indirect wholly owned subsidiary of Pyramid. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder’s heirs, guardians, administrators or successors.

(b)          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

(c)          Amendments. This Agreement may not be amended except vis-à-vis Pyramid and a Stockholder by an instrument in writing signed by Pyramid and the applicable Stockholder and in compliance with applicable law.

(d)          Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally, mailed by registered or certified mail (return receipt requested), delivered by Federal Express or other nationally recognized overnight courier service or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)          if to Pyramid:

Pyramid Oil Company

2008 Twenty-First Street

Bakersfield, CA 93301

Attention:         Michael D. Herman

Facsimile:        (661) 325-0100

with a copy to (which shall not constitute notice):

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, CA 90067

Attention:         William D. Gould

Facsimile:        (310) 201-4746

and

(ii)         if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to (which shall not constitute notice):

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Jones & Keller, P.C.
1999 Broadway, Suite 3150

Denver, CO 80202

Attention:         Reid A. Godbolt

Facsimile:        (303) 573-8133

(e)          Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (ii) reference to any Section means such Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

(f)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other parties.

(g)          Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, specifically including the Original Voting Agreement, and except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

(h)          Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles. Each of the parties hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement or any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby shall be brought in the state courts of the State of Delaware (or, if such courts do not have jurisdiction or do not accept jurisdiction, in the United States District Court located in the State of Delaware), (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection that such party may have to the laying of venue of any such suit, action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9(d). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(h).

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(i)          Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that Pyramid and Merger Subsidiary shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity.

(j)          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(k)          Several Liability. Each party to this Agreement enters into this Agreement solely on its own behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

(l)          Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Stockholder hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9(l) shall limit any liability of any Stockholder hereto for its breaches of the terms and conditions of this Agreement.

(m)          Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of Pyramid and Merger Subsidiary has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

PYRAMID:

Pyramid Oil Company,
a California corporation

By:	/s/ Michael D. Herman
Name:	Michael D. Herman
Title:	Chairman, Interim President and
Chief Executive Officer

MERGER SUBSIDIARY:

Pyramid Merger Subsidiary, Inc.,
a Delaware corporation

By:	/s/ Michael D. Herman
Name:	Michael D. Herman
Title:	Chairman, President and Chief Executive Officer

SIGNATURE PAGE TO THE

AMENDED AND RESTATED VOTING AGREEMENT

AMENDED AND RESTATED VOTING AGREEMENT

STOCKHOLDER SIGNATURE PAGE

IN WITNESS WHEREOF, each of Pyramid and Subsidiary has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

STOCKHOLDER:

By:	/s/ Sam L. Banks
Name:	Sam L. Banks

STOCKHOLDER:

By:	/s/ James W. Christmas
Name:	James W. Christmas

STOCKHOLDER:

By:	/s/ Frank A. Lodzinski
Name:	Frank A. Lodzinski

STOCKHOLDER:

By:	/s/ Ben T. Morris
Name:	Ben T. Morris

STOCKHOLDER:

By:	/s/ Richard K. Stoneburner
Name:	Richard K. Stoneburner

STOCKHOLDER:

By:	/s/ Richard W. Volk
Name:	Richard W. Volk

SIGNATURE PAGE TO THE

AMENDED AND RESTATED VOTING AGREEMENT

SCHEDULE A

OWNERSHIP OF SHARES

Name and Address of Stockholder	Number of Company Restricted Shares Beneficially Owned		Number of Shares of Company Common Stock Beneficially Owned	Number of Shares of Series A Preferred Stock Beneficially Owned	Number of Shares of Series B Preferred Stock Beneficially Owned

Sam L. Banks 1177 West Loop South Suite 1825 Houston, Texas 77027	339		53,967

James W. Christmas 1177 West Loop South Suite 1825 Houston, Texas 77027	11	(1)		341	1,638

Frank A. Lodzinski 110 Cypress Station Drive Suite 220 Houston, Texas 77090	11				162	(2)

Ben T. Morris c/o Sanders Morris Harris 600 Travis, Suite 5900 Houston, Texas 77002-2909	11			130	109

Richard K. Stoneburner 1177 West Loop South Suite 1825 Houston, Texas 77027	11	(1)

Richard W. Volk 1177 West Loop South Suite 1825 Houston, Texas 77027	236

(1) Pending.

(2) Shares held by Azure Energy, LLC.

SCHEDULE B

LIST OF AGREEMENTS

None.

Annex D

February 5, 2014 (except for the second paragraph hereof)

Board of Directors

Pyramid Oil Company

2008 21st Street

Bakersfield, California 93301

RE: Pyramid Oil Company | Fairness Opinion

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth”) understands that Pyramid Oil Company, a California corporation (the “Parent”), Pyramid Delaware Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Delaware Merger Sub”), Pyramid Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Delaware Merger Sub (“Merger Sub”), and Yuma Energy, Inc., a Delaware corporation (“Target”), intend to enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which, among other things, (i) Parent will be merged with and into the Delaware Merger Sub and Parent will cease to exist and Delaware Merger Sub will be the surviving corporation of such merger (the “Surviving Corporation”) and (ii) Merger Sub will be merged with and into the Target (the “Merger”), and (A) each outstanding share of common stock, par value $0.01 per share, of Target (“Target Common Stock”) will be converted into the right to receive 757.165 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of the Surviving Corporation (“Pyramid Delaware Common Stock”), (B) each outstanding share of Series A Preferred Stock, par value $0.01 per share, of Target will be converted into the right to receive a number of shares of Pyramid Delaware Common Stock equal to the product obtained by multiplying (I) the number of shares of Target Common Stock into which one share of Series A Preferred Stock is convertible immediately prior to the Merger Effective Time (as defined in the Merger Agreement) by (II) the Exchange Ratio and (C) each outstanding share of Series B Preferred Stock, par value $0.01 per share, of Target will be converted into the right to receive a number of shares of Pyramid Delaware Common Stock equal to the product obtained by multiplying (III) the number of shares of Target Common Stock into which one share of Series B Preferred Stock is convertible immediately prior to the Merger Effective Time by (IV) the Exchange Ratio, and Merger Sub will cease to exist and Target will continue as a wholly-owned subsidiary of the Surviving Corporation.

We further understand that on August 1, 2014, the parties entered into an Amended and Restated Agreement and Plan of Merger and Reorganization (the “Amendment”) for the sole purpose of eliminating the reincorporation of Pyramid from California to Delaware (set forth in (i) in the immediately preceding paragraph and hence Parent will be the “Surviving Corporation”). The Amendment did not change the economic terms or the Exchange Ratio as described above.

You have asked us to render our opinion with respect to the fairness, from a financial point of view, to Parent and its shareholders of the Exchange Ratio.

For purposes of the opinion set forth herein, we have, among other things, reviewed a draft of the Merger Agreement received by us on February 4, 2014 and drafts of certain related documents, and also:

(i)	reviewed certain publicly available business and financial information of Parent that we believe to be relevant to our inquiry;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Parent and Target, respectively;

(iii)	reviewed certain financial forecasts relating to Target prepared by the management of Target (the “Target Forecasts”);

ROTH Capital Partners, LLC

888 San Clemente Drive | Newport Beach, CA 92660   | 800.678.9147 | www.roth.com |

Member FINRA/SIPC

Pyramid Oil Company | Fairness Opinion

February 5, 2014

(iv)	discussed the past and current operations, financial condition and prospects of each of Target and Parent with management of Target and Parent, respectively, including the assessments of the management of Parent as to the liquidity needs of, and financing alternatives and other capital resources available to, Parent;

(v)	participated in certain discussions among management of Parent and Target regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

(vi)	reviewed the reported prices and trading activity for common stock, no par value, of Parent (the “Parent Common Stock”);

(vii)	compared the financial performance of Target and Parent, respectively, and the prices and trading activity of Parent Common Stock with that of certain publicly traded companies we deemed relevant;

(viii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(ix)	participated in discussions and negotiations among representatives of Parent, Target and their respective advisors; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

In conducting our review and arriving at our opinion, with your consent, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the assurances of management of Parent that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. With respect to the Target Forecasts, we have assumed, upon the advice of Target and at the direction of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Target as to the future financial performance of Target. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of Target, nor have we been furnished with any such valuation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Target.

We also have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances, that the representations and warranties of each party in the Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the Merger Agreement when signed will conform to the draft Merger Agreement provided to us on February 4, 2014 in all respects material to our analysis, and that the Merger will be consummated in all material respects as described in the draft Merger Agreement provided to us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Parent or Target or on the contemplated benefits of the Merger. Finally, we have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes.

Pyramid Oil Company | Fairness Opinion

February 5, 2014

Our opinion addresses only the fairness, from a financial point of view, to Parent of the Exchange Ratio, and our opinion does not in any manner address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Our opinion also does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Parent, the underlying business decision of Parent to proceed with the Merger, or the effects of any other transaction in which Parent might engage. The issuance of this opinion was not approved by an internal committee. Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof. We express no opinion as to the underlying valuation, future performance or long-term viability of Parent. Further, we express no opinion as to what the value of the shares of Parent Common Stock actually will be when issued to holders of Target Common Stock pursuant to the Merger or the prices at which shares of Parent Common Stock will trade at any time. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We have acted as financial advisor to Parent in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. Parent has agreed to indemnify us for certain liabilities and other items arising out our engagement.

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates are currently providing and may in the future provide investment banking and other financial services to Parent and its affiliates for which we and our affiliates have received and would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent, and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this letter is provided for the information of the Board of Directors of Parent in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger. This opinion may not be reproduced without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Parent may reproduce this written opinion in full in any proxy statement or other filing required to be made by Parent or Delaware Merger Sub with the Securities and Exchange Commission in connection with the Merger, and in materials required to be delivered to stockholders of Parent or Delaware Merger Sub which are part of such filings.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Exchange Ratio is fair to Parent and its shareholders, from a financial point of view.

Very truly yours,

Roth Capital Partners, LLC

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

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(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex F

RESTATED ARTICLES OF INCORPORATION

OF

PYRAMID OIL COMPANY

[-] and [-] hereby certify that:

1.     They are the duly elected and acting President and Corporate Secretary, respectively, of Pyramid Oil Company, a California corporation (the “Corporation”).

2.     The Restated Articles of Incorporation of the Corporation, as amended to date, are hereby amended and restated to read in their entirety as follows:

FIRST: The name of the Corporation is Yuma Energy, Inc.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The Corporation shall have perpetual existence.

FOURTH: The authorized number of directors of the Corporation shall be not less than four (4) nor more than seven (7), and the exact number of directors within those limits shall be determined from time to time by a resolution which is duly adopted by the Board of Directors of the Corporation in the manner provided in the Bylaws.

FIFTH: There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

SIXTH: The Corporation is authorized to issue two classes of stock, with no par value, designated Common Stock and Preferred Stock. The total number of shares that the Corporation is authorized to issue is 310,000,000. The number of shares of Common Stock that the Corporation is authorized to issue is 300,000,000, and the number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized. The Board of Directors of the Corporation is authorized to: (i) determine the number of series into which shares of Preferred Stock may be divided; (ii) determine or alter the designations, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any unissued Preferred Stock or any wholly unissued series of Preferred Stock or any holders thereof; and (iii) fix the number of shares of each such series and increase or decrease, within the limits stated in any resolution of the Board of Directors of the Corporation originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

SEVENTH: Effective upon the acceptance of this Restated Articles of Incorporation for filing by the Secretary of State of the State of California (the “Effective Date”), and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into two classes as nearly equal in size as is practicable, hereby designated Class I and Class II. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of shareholders following the Effective Date and the term of office of the initial Class II directors shall expire at the second annual meeting of shareholders following the Effective Date. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the second annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this SEVENTH ARTICLE, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

EIGHTH: Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

NINTH: The Corporation elects to be governed by all of the provisions of Division 1 of Title 1 of the California Corporations Code (as amended by act of the California Legislature, 1975-976 Regular Session, effective January 1, 1977, as defined in Section 2300 of the California General Corporation Law) not otherwise applicable to this Corporation under Chapter 23 of said Division 1.

TENTH: The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

3.     The foregoing Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.     The foregoing Restated Articles of Incorporation has been duly approved by the required vote of the Corporation’s shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote on such Restated Articles of Incorporation was [-]. The number of shares voting in favor of the Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of such total number of outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge on this [-] day of [-], 2014.

By:
Name:
Title: President

By:
Name:
Title: Corporate Secretary

Annex G

PYRAMID OIL COMPANY

2014 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1          Purpose. The purposes of this Plan are to create incentives which are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, this Plan provides for the grant of Options, Restricted Stock Awards, Restricted Stock Units, SARs, Performance Units, Performance Bonuses, Stock Awards and Other Incentive Awards to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units, SARs, Performance Units, Stock Awards and Other Incentive Awards to Consultants and Eligible Directors, subject to the conditions set forth in this Plan.

ARTICLE II

DEFINITIONS

2.1          “Affiliated Entity” means any corporation, partnership, limited liability company or other form of legal entity in which a majority of the partnership or other similar interest thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have a majority ownership interest in a partnership or limited liability company if the Company, such Subsidiary or Affiliated Entity shall be allocated a majority of partnership or limited liability company gains or losses or shall be or control a managing director or a general partner of such partnership or limited liability company.

2.2          “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit, SAR, Performance Unit, Performance Bonus, Stock Award or Other Incentive Award granted under this Plan to an Eligible Employee by the Board or any Nonqualified Stock Option, Performance Unit, SAR, Restricted Stock Award, Restricted Stock Unit, Stock Award or Other Incentive Award granted under this Plan to a Consultant or an Eligible Director by the Board, in either case pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Board may establish by the Award Agreement or otherwise.

2.3          “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Board’s exercise of its administrative powers.

2.4          “Board” means the Board of Directors of the Company and, if the Board has appointed a Committee as provided in Section 3.2, the term “Board” shall include such Committee.

2.5          “Cash Dividend Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by the Company with respect to a share of Common Stock during the period such Award is outstanding.

2.6          “Change of Control Event” means each of the following:

(a)          Any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the stockholders of the Company, in either case resulting in those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction ceasing to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

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(b)          The merger or consolidation of the Company with or into another entity resulting in those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation ceasing to beneficially own voting securities representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger of consolidation; or

(c)          The sale of all or substantially all of the Company’s assets unless those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

2.7          “Code” means the Internal Revenue Code of 1986, as amended. References in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

2.8          “Committee” means the Committee appointed by the Board as provided in Section 3.2.

2.9          “Common Stock” means the common stock, no par value per share, of the Company, and after substitution, such other stock as shall be substituted therefore as provided in Article XII.

2.10        “Company” means Pyramid Oil Company, a California corporation.

2.11        “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

2.12        “Date of Grant” means the date on which the grant of an Award is authorized by the Board or such later date as may be specified by the Board as the Date of Grant in such authorization.

2.13        “Disability” means the Participant is unable to continue providing services by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Board.

2.14        “Dividend Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of whole shares of Common Stock that could be purchased at Fair Market Value upon, and with the amount of, each cash distribution made by the Company during the period such Award is outstanding with respect to a number of shares of Common Stock equal to the number of Restricted Stock Units subject to the Award at the time of each such distribution.

2.15        “Eligible Employee” means any employee of the Company, a Subsidiary, or an Affiliated Entity as approved by the Board.

2.16        “Eligible Director” means any member of the Board who is not an employee of the Company, a Subsidiary or an Affiliated Entity or a Consultant.

2.17        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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2.18        “Fair Market Value” means (a) during such time as the Common Stock is registered under Section 12 of the Exchange Act, the closing sales price of the Common Stock (or the closing bid, if no sales were reported) as quoted by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if there was no quoted price for such day, then for the last preceding business day on which there was a quoted price as reported in The Wall Street Journal or such other sources as the Board deems reliable, or (b) during any such time as the Common Stock is not listed upon an established stock exchange or automated quotation system, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, as reported in The Wall Street Journal or such other source as the Board deems reliable, or (c) during any such time as the Common Stock cannot be valued pursuant to (a) or (b) above, (i) with respect to Incentive Stock Options, the fair market value of the Common Stock as determined in good faith by the Board within the meaning of Section 422 of the Code or (ii) the fair market value of the Common Stock as determined in good faith by the Board using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) or any successor provision.

2.19        “Incentive Stock Option” means an Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.20        “Nonqualified Stock Option” means an Option which is not an Incentive Stock Option.

2.21        “Other Incentive Award” means an incentive award granted to an Eligible Employee, Consultant or Eligible Director under Article XI of this Plan.

2.22        “Option” means an Award granted under Article V of this Plan and includes both Nonqualified Stock Options and Incentive Stock Options to purchase shares of Common Stock.

2.23        “Participant” means an Eligible Employee, a Consultant or an Eligible Director to whom an Award has been granted by the Board under this Plan.

2.24        “Performance Bonus” means the bonus which may be granted to Eligible Employees under Article X of this Plan.

2.25        “Performance Units” means those monetary units and/or units representing fictional shares of Common Stock that may be granted to Eligible Employees, Consultants or Eligible Directors pursuant to Article IX hereof.

2.26        “Plan” means the Pyramid Oil Company 2014 Long-Term Incentive Plan.

2.27        “Restricted Stock Award” means an Award granted to an Eligible Employee, Consultant or Eligible Director under Article VI of this Plan.

2.28        “Restricted Stock Unit” means an Award granted to an Eligible Employee, Consultant or Eligible Director under Article VII of this Plan.

2.29        “SAR” means a stock appreciation right granted to an Eligible Employee, Consultant or Eligible Director under Article VIII of this Plan.

2.30        “Stock Award” means an Award granted to an Eligible Employee, Consultant or Eligible Director under Article XI of this Plan.

2.31        “Subsidiary” means a “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

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ARTICLE III

ADMINISTRATION

3.1          Shares Subject to this Plan. Subject to the limitations set forth herein, Awards may be made under this Plan for a total of 8,900,000 shares of Common Stock. The limitations of this Section 3.1 shall be subject to the adjustment provisions of Article XII.

3.2          Administration of this Plan by the Board. The Board shall administer this Plan. The Board may, by resolution, appoint a committee to administer this Plan and delegate its powers described under this Section 3.2 for purposes of Awards granted to Eligible Employees and Consultants. Subject to the provisions of this Plan, the Board shall have exclusive power to:

(a)          Select Eligible Employees and Consultants to participate in this Plan.

(b)          Determine the time or times when Awards will be made to Eligible Employees or Consultants.

(c)          Determine the form of an Award, whether an Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, Restricted Stock Unit, SAR, Performance Unit, Performance Bonus, Stock Award or Other Incentive Award, the number of shares of Common Stock, Performance Units or Restricted Stock Units subject to the Award, the amount and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Board.

(d)          Determine whether Awards will be granted singly or in combination.

(e)          Accelerate the vesting, exercise or payment of an Award or the performance period of an Award.

(f)           Take any and all other action it deems necessary or advisable for the proper operation or administration of this Plan.

3.3          Administration of Grants to Eligible Directors. The Board shall have the exclusive power to select Eligible Directors to participate in this Plan and to determine the number of Nonqualified Stock Options, Performance Units, Restricted Stock Units, SARs, Stock Awards, Other Incentive Awards or the number of shares of Common Stock subject to a Restricted Stock Award awarded to Eligible Directors selected for participation. If the Board appoints a committee to administer this Plan, it may delegate to the committee administration of all other aspects of the Awards made to Eligible Directors.

3.4          The Board to Make Rules and Interpret Plan. The Board in its sole discretion shall have the authority, subject to the provisions of this Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to this Plan, as it may deem necessary or advisable for the administration of this Plan. The Board’s interpretation of this Plan or any Awards and all decisions and determinations by the Board with respect to this Plan shall be final, binding, and conclusive on all parties.

3.5          Section 162(m) Provisions. The Company intends for this Plan to permit, but not require, the grant of Awards that qualify for the exception from Section 162(m) of the Code for “qualified performance based compensation.” In the event Awards granted hereunder are intended to be “qualified performance based compensation,” a Committee composed of two or more “outside directors” within the meaning of Section 162(m) of the Code shall make such Awards and shall exercise all administrative authority with respect to such Awards. Nothing herein shall require that the Board or the Committee grant awards that satisfy the “qualified performance based compensation” requirements of Section 162(m) of the Code, and neither the Board, nor the Committee, nor the Company shall be liable for any failure to satisfy such requirements.

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3.6          Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, and to the extent allowed by applicable laws, the Board shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Board may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted under this Plan, and against all amounts paid by the Board in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Board in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, the Board shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

ARTICLE IV

GRANT OF AWARDS

4.1          Grant of Awards. Awards granted under this Plan shall be subject to the following conditions:

(a)          Subject to Article XII, (i) the aggregate number of shares of Common Stock made subject to the grant of Options and/or SARs to any Eligible Employee in any calendar year may not exceed 1,500,000 and (ii) the maximum aggregate number of shares that may be issued under this Plan through Incentive Stock Options is 1,000,000.

(b)          Subject to Article XII, the aggregate number of shares of Common Stock made subject to the grant of Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, Performance Bonus Awards, Stock Awards and Other Incentive Awards to any Eligible Employee in any calendar year may not exceed 700,000.

(c)          The maximum amount made subject to the grant of Performance Bonuses to any Eligible Employee in any calendar year may not exceed $1,500,000.

(d)          Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock or are exchanged in the Board’s discretion for Awards not involving the issuance of shares of Common Stock, shall be available again for grant under this Plan and shall not be counted against the shares authorized under Section 3.1. Any shares of Common Stock issued as Restricted Stock Awards that subsequently are forfeited without vesting shall again be available for grant under this Plan and shall not be counted against the shares authorized under Section 3.1. Any Awards that, pursuant to the terms of the applicable Award Agreement, are to be settled in cash, whether or not denominated in or determined with reference to shares of Common Stock (for example, SARs, Performance Units or Restricted Stock Units to be settled in cash), shall not be counted against the shares authorized under Section 3.1.

(e)          Common Stock delivered by the Company in payment of an Award authorized under Articles V and VI of this Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Company.

(f)          The Board shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

(g)         Shares of Common Stock issued hereunder may be evidenced in any manner determined by the Board, including, but not limited to, separate certificates or book-entry registration.

(h)         The Board shall be prohibited from canceling, reissuing or modifying Awards if such action will have the effect of repricing the Participant’s Award.

(i)          Eligible Directors and Consultants may only be granted Nonqualified Stock Options, Performance Units, Restricted Stock Awards, Restricted Stock Units, SARs, Stock Awards or Other Incentive Awards under this Plan.

(j)           The maximum term of any Award shall be ten years.

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ARTICLE V

STOCK OPTIONS

5.1          Grant of Options. The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Board may, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options to Eligible Directors and Consultants. Notwithstanding the foregoing, Nonqualified Stock Options may be granted only to Eligible Employees, Eligible Directors and Consultants performing services for the Company or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Company and ending with the corporation or other entity for which the Eligible Employee, Eligible Director or Consultant performs services. For purposes of this Section 5.1, the term “controlling interest” means (a) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (b) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (c) in the case of a sole proprietorship, ownership of the sole proprietorship; or (d) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate. Each grant of an Option shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of Section 5.2.

5.2          Conditions of Options. Each Option so granted shall be subject to the following conditions:

(a)          Exercise Price. As limited by Section 5.2(e) below, each Option shall state the exercise price which shall be set by the Board at the Date of Grant; provided, however, no Option shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant unless the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Eligible Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company which complies with Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(b)          Form of Payment. The exercise price of an Option may be paid (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) subject to prior approval by the Board in its discretion, by delivering previously acquired shares of Common Stock having an aggregate Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent such exercise of an Option would not result in an adverse accounting charge to the Company for financial accounting purposes with respect to the shares used to pay the exercise price unless otherwise determined by the Board; (iii) subject to prior approval by the Board in its discretion, by withholding shares of Common Stock which otherwise would be acquired on exercise having an aggregate Fair Market Value at on the date of payment equal to the amount of the exercise price; or (iv) subject to prior approval by the Board in its discretion, by a combination of the foregoing. In addition to the foregoing, the Board may permit an Option granted under this Plan to be exercised by a broker-dealer acting on behalf of a Participant through procedures approved by the Board. Such procedures may include a broker either (x) selling all of the shares of Common Stock received when an Option is exercised and paying the Participant the proceeds of the sale (minus the exercise price, withholding taxes and any fees due to the broker) or (y) selling enough of the shares of Common Stock received upon exercise of the Option to cover the exercise price, withholding taxes and any fees due to the broker and delivering to the Participant (either directly or through the Company) a stock certificate for the remaining shares of Common Stock.

(c)          Exercise of Options.

(i)          Options granted under this Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Board in the Award Agreement. Exercise of an Option shall be by written notice to the Secretary of the Company (or such other officer as may be designated by the Board) at least two business days in advance of such exercise stating the election to exercise (or such lesser period of time as the Board may require) in the form and manner determined by the Board. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

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(ii)         Unless otherwise provided in an Award Agreement, the following provisions will apply to the exercisability of Options following the termination of a Participant’s employment or service with the Company, a Subsidiary or an Affiliated Entity:

(A)         If an Eligible Employee’s employment with the Company, a Subsidiary or an Affiliated Entity terminates as a result of death or Disability, the Eligible Employee (or personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any (i) vested Incentive Stock Option for a period of up to three months from such date of termination (one year in the case of death or Disability in lieu of the three-month period) and (ii) vested Nonqualified Stock Option during the remaining term of the Option. If an Eligible Employee’s employment terminates for any other reason, the Eligible Employee shall be entitled to purchase all or any part of the shares subject to any vested Option for a period of up to three months from such date of termination. In no event shall any Option be exercisable past the term of the Option. The unvested portion of any Option shall be forfeited immediately upon termination; provided, however, that the Board may, in its sole discretion, accelerate the vesting of unvested Options in the event of termination of employment of any Participant.

(B)         In the event a Consultant ceases to provide services to the Company or an Eligible Director terminates service as a director of the Company, the unvested portion of any Award shall be forfeited unless otherwise accelerated pursuant to the terms of the Eligible Director’s Award Agreement or by the Board. Unless otherwise provided in the applicable Award Agreement, the Consultant or Eligible Director shall have a period of three years following the date he ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Stock Options which are otherwise exercisable on his date of termination of service. In no event shall any Option be exercisable past the term of the Option.

(d)         Other Terms and Conditions. Among other conditions that may be imposed by the Board, if deemed appropriate, are those relating to (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture; (v) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (vi) the achievement by the Company of specified performance criteria; and (vii) non-compete and protection of business matters.

(e)          Special Restrictions Relating to Incentive Stock Options.

(i)          Options issued in the form of Incentive Stock Options shall only be granted to Eligible Employees of the Company or a Subsidiary, and not to Eligible Employees of an Affiliated Entity unless such entity shall be considered as a “disregarded entity” under the Code and shall not be distinguished for federal tax purposes from the Company or the applicable Subsidiary.

(ii)         No Incentive Stock Option shall be granted to an Eligible Employee who owns or who would own immediately before the grant of such Incentive Stock Option more than 10% of the combined voting power of the Company or its Subsidiaries or a “parent corporation”, unless (A) at the time such Option is granted the exercise price is at least 110% of the Fair Market Value of a share of Common Stock on the date of grant and (B) such Option by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Section 5.2(e), “parent corporation” means a “parent corporation” of the Company, as defined in Section 424(e) of the Code.

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(iii)        To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its Subsidiaries and parent corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options. The Board shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.

(iv)        Each Participant awarded an Incentive Stock Option shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

(v)         Except in the case of death, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Date of Grant and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of the Company or a parent corporation of the Company or a Subsidiary (or a corporation or a parent corporation or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies).

(f)          Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

(g)          Stockholder Rights. No Participant shall have a right as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of such shares of Common Stock by exercise of the Option.

ARTICLE VI

RESTRICTED STOCK AWARDS

6.1          Grant of Restricted Stock Awards. The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant a Restricted Stock Award to Eligible Employees, Consultants or Eligible Directors. Restricted Stock Awards shall be awarded in such number and at such times during the term of this Plan as the Board shall determine. Each Restricted Stock Award shall be subject to an Award Agreement setting forth the terms of such Restricted Stock Award and may be evidenced in such manner as the Board deems appropriate, including without limitation, a book-entry registration or issuance of a stock certificate or certificates.

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6.2          Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

(a)          Restriction Period. Restricted Stock Awards granted to an Eligible Employee shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period. Restricted Stock Awards granted to Consultants or Eligible Directors shall require the holder to provide continued services to the Company for a period of time. These employment and service requirements are collectively referred to as a “Restriction Period.” The Board shall determine the Restriction Period or Periods which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. In addition to any time vesting conditions determined by the Board vesting and/or the grant of Restricted Stock Awards may be subject to the achievement by the Company of specified performance criteria as may from time to time be established by the Board. The Board also will determine whether the Award is intended to satisfy the Section 162(m) Requirements, as described in Exhibit A attached hereto, in which case the performance criteria shall be based upon the Company’s achievement of all or any of the operational, financial or stock performance criteria set forth on Exhibit A. At the end of the Restriction Period, or upon the later fulfillment of any other specified vesting conditions, the restrictions imposed by the Board shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or portion thereof. In addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 13.4, the Board may, in its discretion, accelerate the vesting of a Restricted Stock Award in the case of the death or Disability of the Participant who is an Eligible Employee or resignation of a Participant who is a Consultant or an Eligible Director.

(b)          Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Restricted Stock Award during the applicable Restriction Period or prior to the fulfillment of any other specified vesting conditions. The Board shall impose such other restrictions and conditions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing shares of Common Stock covered by a Restricted Stock Award to give appropriate notice of such restrictions.

(c)          Rights as Stockholders. Unless otherwise provided in the Award Agreement, during any Restriction Period (and prior to the fulfillment of any other specified vesting conditions), the Participant shall have all of the rights of a stockholder with respect to the shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same risk of forfeiture and same restrictions on transferability as the shares of Common Stock covered by the Restricted Stock Award with respect to which they were paid.

ARTICLE VII

RESTRICTED STOCK UNITS

7.1          Grant of Restricted Stock Units. The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant Restricted Stock Units to Eligible Employees, Consultants or Eligible Directors. Restricted Stock Units shall be awarded in such number and at such times during the term of this Plan as the Board shall determine. Each Award of Restricted Stock Units shall be subject to an Award Agreement setting forth the terms of such Award of Restricted Stock Units. A Participant shall not be required to make any payment for Restricted Stock Units.

7.2          Conditions of Restricted Stock Units. The grant of Restricted Stock Units shall be subject to the following:

(a)          Restriction Period. Restricted Stock Units granted to an Eligible Employee shall require the holder to remain in the employment of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period. Restricted Stock Units granted to Consultants or Eligible Directors shall require the holder to provide continued services to the Company for a period of time. These employment and service requirements are collectively referred to as a “Restriction Period.” The Board shall determine the Restriction Period or Periods which shall apply to the Restricted Stock Units. In addition to any time vesting conditions determined by the Board vesting and/or the grant of Restricted Stock Units may be subject to the achievement by the Company of specified performance criteria as may from time to time be established by the Board. The Board also will determine whether the Award is intended to satisfy the Section 162(m) Requirements, as described in Exhibit A attached hereto, in which case the performance criteria shall be based upon the Company’s achievement of all or any of the operational, financial or stock performance criteria set forth on Exhibit A. At the end of the Restriction Period, or upon the later fulfillment of any other specified vesting conditions, the restrictions imposed by the Board shall lapse with respect to the Restricted Stock Units. In addition to acceleration of vesting upon the occurrence of a Change of Control Event as provided in Section 13.4, the Board may, in its discretion, accelerate the vesting of an Award of Restricted Stock Units in the case of the death or Disability of the Participant who is an Eligible Employee or resignation of a Participant who is a Consultant or an Eligible Director.

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(b)          Lapse of Restrictions. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement.

(c)          Cash Dividend Rights and Dividend Unit Rights. The Board may, in its sole discretion, grant a tandem Cash Dividend Right or Dividend Unit Right grant with respect to Restricted Stock Units. A grant of Cash Dividend Rights may provide that such Cash Dividend Rights shall be paid directly to the Participant at the time of payment of related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Board), or be subject to such other provisions or restrictions as determined by the Board in its sole discretion. A grant of Dividend Unit Rights may provide that such Dividend Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Board in its sole discretion.

ARTICLE VIII

STOCK APPRECIATION RIGHTS

8.1          Grant of SARs. The Board may from time to time, in its sole discretion, subject to the provisions of this Plan and subject to other terms and conditions as the Board may determine, grant a SAR to any Eligible Employee, Consultant or Eligible Director. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other tandem Award is automatically terminated. SARs may also be granted as an independent Award separate from an Option. Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of this Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

8.2          Exercise and Payment. SARs granted under this Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Board in the Award Agreement. Exercise of a SAR shall be by written notice to the Secretary of the Company at least two business days in advance of such exercise (or such lesser period of time as the Board may require). The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in cash or in shares of Common Stock, as provided by the terms of the applicable Award Agreement.

8.3          Restrictions. In the event a SAR is granted in tandem with an Incentive Stock Option, the Board shall use commercially reasonable efforts subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code. In the case of a SAR granted in tandem with an Incentive Stock Option to an Eligible Employee who owns more than 10% of the combined voting power of the Company or its Subsidiaries or a “parent corporation” (as defined in Section 424(e) of the Code) on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the SAR is granted.

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ARTICLE IX

PERFORMANCE UNITS

9.1          Grant of Awards. The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant Performance Units to Eligible Employees, Consultants and Eligible Directors. Each Award of Performance Units shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Board may from time to time approve, subject to the requirements of Section 9.2.

9.2          Conditions of Awards. Each Award of Performance Units shall be subject to the following conditions:

(a)          Establishment of Award Terms. Each Award shall state the target, maximum and minimum value of each Performance Unit payable upon the achievement of performance goals.

(b)          Achievement of Performance Goals. The Board shall establish performance targets for each Award. If the Award is intended to satisfy the Section 162(m) Requirements, as described in Exhibit A, the performance targets shall be based on some or all of the operational, financial or stock performance criteria listed in Exhibit A. The Board shall also establish such other terms and conditions as it deems appropriate to such Award. The Award may be paid out in cash or Common Stock as determined in the sole discretion of the Board.

ARTICLE X

PERFORMANCE BONUS

10.1        Grant of Performance Bonus. The Board may from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may determine, grant a Performance Bonus to certain Eligible Employees selected for participation. The Board will determine the amount that may be earned as a Performance Bonus in any period of one year or more upon the achievement of a performance target established by the Board. The Board shall select the applicable performance target(s) for each period in which a Performance Bonus is awarded. The performance target shall be based upon all or some of the operational, financial or stock performance criteria more specifically listed in Exhibit A attached hereto. The Board also will determine whether the Award is intended to satisfy the Section 162(m) Requirements, as described in Exhibit A.

10.2        Payment of Performance Bonus. In order for any Participant to be entitled to payment of a Performance Bonus, the applicable performance target(s) established by the Board must first be obtained or exceeded. Payment of a Performance Bonus shall be made within 60 days of the Board’s certification that the performance target(s) has been achieved. Payment of a Performance Bonus may be made in cash or shares of Common Stock, as provided by the terms of the applicable Award Agreement.

ARTICLE XI

STOCK AWARDS AND OTHER INCENTIVE AWARDS

11.1        Grant of Stock Awards. The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant Stock Awards of shares of Common Stock not subject to vesting or forfeiture restrictions to Eligible Employees, Consultants or Eligible Directors. Stock Awards shall be awarded with respect to such number of shares of Common Stock and at such times during the term of this Plan as the Board shall determine. Each Stock Award shall be subject to an Award Agreement setting forth the terms of such Stock Award. The Board may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Common Stock covered by a Stock Award.

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11.2        Grant of Other Incentive Awards. The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as it may determine, grant Other Incentive Awards to Eligible Employees, Consultants or Eligible Directors. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Board, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of this Plan. Such Awards may include, but are not limited to, Common Stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon the Company’s performance or any other factors designated by the Board, and awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries. Long-term cash Awards also may be made under this Plan. Cash Awards also may be granted as an element of or a supplement to any Awards permitted under this Plan. Awards may also be granted in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Board, subject to the terms of this Plan.

ARTICLE XII

STOCK ADJUSTMENTS

12.1        Recapitalizations and Reorganizations. In the event that the shares of Common Stock, as constituted on the effective date of this Plan, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spin-off, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock, or if rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then the maximum number and kind of shares of Common Stock available for issuance under this Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any calendar year under this Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards will be appropriately adjusted by the Board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. Notwithstanding the provisions of this Section 12.1, (i) the number and kind of shares of Common Stock available for issuance as Incentive Stock Options under this Plan shall be adjusted only in accordance with the applicable provisions of Sections 422 and 424 of the Code and the regulations thereunder, and (ii) outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code and the regulations thereunder with respect to Incentive Stock Options and (B) Section 409A of the Code with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to this Plan, or in any Award, theretofore granted, such adjustments shall be made in accordance with such determination. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

12.2        Adjustments Upon Change of Control Event. Upon the occurrence of a Change of Control Event, the Board, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in connection with such Change in Control Event:

(a)          provide for either (i) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Board determines in good faith that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Board without payment) or (ii) the replacement of such Award with other rights or property selected by the Board in its sole discretion;

(b)          provide that such Award be assumed by a successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

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(c)          make adjustments in the number and type of Common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of, and the vesting criteria included in, outstanding Awards, or both;

(d)          accelerate any vesting schedule to which an Award is subject;

(e)          provide that such Award shall be payable, notwithstanding anything to the contrary in this Plan or the applicable Award Agreement; and/or

(f)          provide that the Award cannot become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, any such action contemplated under this Section 12.2 shall be effective only to the extent that such action will not cause any Award that is designed to satisfy Section 409A of the Code to fail to satisfy such section.

ARTICLE XIII

GENERAL

13.1        Amendment or Termination of this Plan. The Board may alter, suspend or terminate this Plan at any time. In addition, the Board may, from time to time, amend this Plan in any manner, but may not without stockholder approval adopt any amendment which would (i) increase the aggregate number of shares of Common Stock available under this Plan (except by operation of Article XII), (ii) materially modify the requirements as to eligibility for participation in this Plan, or (iii) materially increase the benefits to Participants provided by this Plan. Unless terminated earlier by the Board pursuant to this Section 13.1, this Plan shall terminate on [-], 2024, which is the day prior to the tenth anniversary of the date of this Plan was initially approved by the stockholders of the Company. This Plan shall continue in effect until all matters relating to the payment of Awards and administration of this Plan have been settled.

13.2        Transferability. The Board may, in its discretion, authorize all or a portion of the Nonqualified Stock Options granted under this Plan to be on terms which permit transfer by the Participant to (i) the ex-spouse of the Participant pursuant to the terms of a domestic relations order, (ii) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (iii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iv) a partnership or limited liability company in which such Immediate Family Members are the only partners or members. In addition there may be no consideration for any such transfer. The Award Agreement pursuant to which such Nonqualified Stock Options are granted expressly provides for transferability in a manner consistent with this Section 13.2. Subsequent transfers of transferred Nonqualified Stock Options shall be prohibited except as set forth below in this Section 13.2. Following transfer, any such Nonqualified Stock Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 5.2(c)(ii) or similar provisions of an Award Agreement the term “Participant” shall be deemed to refer to the transferee. The events of termination of employment of Section 5.2(c)(ii) or similar provisions of an Award Agreement shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 5.2(c)(ii). No transfer pursuant to this Section 13.2 shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer together with such other documents regarding the transfer as the Board shall request. With the exception of a transfer in compliance with the foregoing provisions of this Section 13.2, all other types of Awards authorized under this Plan shall be transferable only by will or the laws of descent and distribution; however, no such transfer shall be effective to bind the Company unless the Board has been furnished with written notice of such transfer and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of such Award.

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13.3        Withholding Taxes. Unless otherwise paid by the Participant, the Company, its Subsidiaries or any of its Affiliated Entities shall be entitled to deduct from any payment under this Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to it such tax prior to and as a condition of the making of such payment, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Board may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the minimum amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes. However, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an adverse accounting charge with respect to such shares used to pay such taxes unless otherwise approved by the Board.

13.4        Change of Control. Unless otherwise provided in the applicable Award Agreement, Awards granted under this Plan to any Eligible Employee, Consultant or Eligible Director shall be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control Event.

13.5        Amendments to Awards. Subject to the limitations of Article IV, such as the prohibition on repricing of Options, the Board may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate. However, amendments which are adverse to the Participant shall require the Participant’s consent.

13.6        Regulatory Approval and Listings. In the sole discretion of the Board, the Company may file with the Securities and Exchange Commission and keep continuously effective, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Board shall, in its sole discretion, determine to be necessary or advisable. In addition, and notwithstanding anything contained in this Plan to the contrary, at such time as the Company is subject to the reporting requirements of Section 12 of the Exchange Act, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

(a)          the admission of such shares to listing on the stock exchange on which the Common Stock may be listed; and

(b)          the completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body which the Board shall, in its sole discretion, determine to be necessary or advisable.

13.7        Right to Continued Employment. Participation in this Plan shall not give any Eligible Employee any right to remain employed by or in the service of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment or services with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity, reserves the right to terminate any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

13.8        Reliance on Reports. Each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with this Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

13.9        Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in this Plan are for the convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

13.10      Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas except as superseded by applicable federal law.

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13.11      Other Laws. The Board may refuse to issue or transfer any shares of Common Stock or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. In addition, by accepting or exercising any Award granted under this Plan (or any predecessor plan), the Participant agrees to abide and be bound by any policies adopted by the Company pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder calling for the repayment and/or forfeiture of any Award or payment resulting from an accounting restatement. Such repayment and/or forfeiture provisions shall apply whether or not the Participant is employed by or affiliated with the Company.

13.12      No Trust or Fund Created. Neither this Plan nor an Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that a Participant acquires the right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

IN WITNESS WHEREOF, this Plan has been executed to be effective as of [-], 2014.

PYRAMID OIL COMPANY

By:
Name:
Title:

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EXHIBIT A

2014 Long-Term Incentive Plan

Performance Criteria

Performance Criteria. The performance criteria to be used for purposes of Awards intended to meet the 162(m) Requirements shall be set in the Committee’s sole discretion and may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and shall consist of one or more or any combination of the following criteria:

Operational Criteria may include:

•	Reserve additions/replacements

•	Finding & development costs

•	Production volume

•	Production Costs

Financial Criteria may include:

•	Earnings

•	EBITDA (net income, earnings before interest, taxes, depreciation and amortization)

•	Earnings per share

•	Free cash flow

•	Cash flow

•	Operating income

•	General and Administrative Expenses

•	Debt to equity ratio

•	Debt to cash flow

•	Debt to EBITDA

•	EBITDA to Interest

•	Return on Assets

•	Return on Equity

•	Return on Invested Capital

•	Profit returns/margins

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Stock Performance Criteria:

•	Stock price appreciation

•	Total stockholder return

•	Relative stock price performance

Requirements of Section 162(m) of the Code. The Board will have the discretion to determine whether all or any portion of a Restricted Stock Award, Restricted Stock Unit Award, Performance Unit Award, Performance Bonus, Stock Award or Other Incentive Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any such Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Board based on one or more performance criteria listed in this Exhibit A not later than 90 days after commencement of the performance period with respect to such Award or any such other date as may be required or permitted for “performance-based compensation” under the 162(m) Requirements, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. At the time of the grant of an Award and to the extent permitted under Section 162(m) of the Code and the regulations thereunder for an Award intended to satisfy the 162(m) Requirements, the Board may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences. All determinations made by the Board as to the establishment or achievement of performance goals, or the final settlement of an Award intended to satisfy the 162(m) Requirements shall be made in writing.

Certification and Negative Discretion. Before payment is made in relation to any Award that is intended to satisfy the 162(m) Requirements, the Board shall certify the extent to which the performance goals and other material terms of the Award have been satisfied, and the Board in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and/or the number of shares of Common Stock to be granted, issued, retained or vested pursuant to any such Award.

Committee. In the case of an Award intended to meet the Section 162(m) Requirements, the term “Board” shall mean the Committee, which shall be composed of two or more “outside directors” within the meaning of Section 162(m) of the Code, and the Committee may not delegate its duties with respect to such Awards.

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Annex H

AMENDED AND RESTATED BYLAWS

 OF

PYRAMID OIL COMPANY

a California corporation

ARTICLE I

 OFFICES

Section A.      Principal Offices.

The Board of Directors (the "Board") shall fix the location of the principal executive office of the Corporation at any place within or outside the State of California. If the principal executive office is located outside the State of California and the Corporation has one or more business offices in the State of California, the Board shall fix and designate a principal business office in the State of California.

Section B.      Other Offices.

The Board may at any time establish branch or subordinate offices at any place or places it may choose from time to time.

ARTICLE II

 DIRECTORS

Section A.      Powers.

Subject to the provisions of the California General Corporation Law and any limitations in the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) and these Bylaws relating to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.

Section B.      Standard of Care; Liability.

In performing the duties of a director, a director shall act in good faith, in the manner such director believes to be in the best interests of the Corporation and its shareholders, and with such care, including reasonable inquiry, and prudence as a person in a like position would use under similar circumstances.

In performing the duties of a director, a director shall be entitled to rely on information, opinions, reports, and statements, including financial statements and other financial data, which have been prepared or presented by any of the following:

(a)     One or more officers or employees of the Corporation whom the director believes to be reliable and competent in the matters presented;

(b)     Counsel, independent accountants or other persons as to matters which the director believes to be within such person's professional or expert competence; or

(c)     A committee of the Board upon which the director does not serve, as to matters within its designated authority, which committee the director believes to merit confidence, so long as in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

Section C.      Number of Directors.

The authorized number of directors of the Corporation shall be not less than four (4) nor more than seven (7), and the exact number of directors within those limits shall be four (4) unless and until the exact number of directors is changed from time to time, within such specified limits, by a resolution which is duly adopted by the Board.

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Section D.      Election and Term of Office of Directors.

Directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting of shareholders and until a successor has been elected and qualified.

Section E.      Vacancies.

Vacancies on the Board may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of shareholders and until a successor has been elected and qualified.

A vacancy or vacancies on the Board shall be deemed to exist in the event of the death, resignation or removal of any director, or if the Board by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or who has been convicted of a felony, or if the authorized number of directors is increased, or if the shareholders fail, at any meeting of shareholders at which any director or directors are elected, to elect the number of directors to be elected at such meeting.

The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

Any director may resign effective on giving written notice to the Chairman of the Board, the President, the Secretary or the Board, unless the notice specifies a later time for that resignation to become effective. If the resignation of a director is effective at a later time, the Board may elect a successor to take office when the resignation becomes effective.

No reduction of the authorized number of directors shall have the effect of removing any director before the expiration of such director's term of office.

Section F.      Removal of Directors.

The entire Board or any individual director named may be removed from office as provided by Sections 302, 303 and 304 of the California Corporations Code. In such a case, the remaining Board members may elect a successor director to fill such vacancy for the remaining unexpired term of the director so removed. No director may be removed (unless the entire Board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the directors most recent election were then being elected; and when by the provisions of the Articles of Incorporation the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Section G.      Place of Meetings and Meetings by Telephone.

Regular meetings of the Board may be held at any place within or outside the State of California that has been designated from time to time by resolution of the Board. In the absence of such a designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the Board shall be held at any place within or outside the State of California that has been designated in the notice of the meeting or, if not stated in the notice or if there is no notice, at the principal executive office of the Corporation. Any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all directors participating in the meeting can hear one another, and all such directors shall be deemed to be present in person at the meeting.

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Section H.      Annual Meetings.

Immediately following each annual meeting of shareholders, the Board shall hold a regular meeting for the purpose of the election of officers and the transaction of other business. Notice of this meeting shall not be required. Minutes of any meeting of the Board, or any committee thereof, shall be maintained as required by Section 1500 of the California Corporations Code by the Secretary or other officer designated for that purpose.

Section I.      Other Regular Meetings.

Other regular meetings of the Board shall be held at such time as shall from time to time be fixed by the Board. Such regular meetings may be held without notice, provided the time and place has been fixed by the Board, and further provided the notice of any change in the time of such meetings shall be given to all the directors. Notice of a change in the time shall be given to each director in the same manner as notice for special meetings of the Board.

Section J.      Special Meetings.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the President, the Secretary or any two directors.

Notice of the time and place of such special meetings shall be delivered to each director personally or by telephone (including a voice messaging system or other system designed to record and communicate messages), facsimile, electronic mail or other electronic means, or sent by first-class mail or telegram, charges prepaid, addressed to each director at such director's address as is shown on the records of the Corporation. If such notice is mailed, it shall be deposited in the United States mail at least four days before the time of the holding of such meeting. If such notice is delivered by telegram, it shall be delivered to the telegraph company at least 48 hours before the time of the holding of such meeting. If such notice is delivered personally or by telephone, facsimile, electronic mail or other electronic means it shall be delivered at least 48 hours before the time of holding such meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director whom the person giving such notice has reason to believe will promptly communicate it to such director. The notice need not specify the purpose of the meeting or the place if the meeting is to be held at the principal executive office of the Corporation.

Section K.      Quorum.

A majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section M of this Article II. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of Section 310 of the Corporations Code of California (as to approval of contracts or transactions in which a director has a direct or indirect material financial interest), Section 311 of such Code (as to appointment of committees) and Section 317(e) of such Code (as to indemnification of directors). A meeting at which a quorum initially is present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting.

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Section L.      Waiver of Notice.

The transactions of any meeting of the Board, however called and noticed, and wherever held, shall be as valid as though they had occurred at a meeting duly held after regular call and notice if a quorum is present and if, either before or after such meeting, each of the directors not present signs a written waiver of notice, a consent to hold such meeting or an approval of the minutes. The waiver of notice or consent need not specify the purpose of such meeting. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of such meeting. Notice of a meeting shall also be deemed given to any director who attends the meeting without protesting, before or at its commencement, the lack of notice to such director.

Section M.      Adjournment.

A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section N.      Notice of Adjournment.

Notice of the time and place of holding an adjourned meeting need not be given, unless the meeting is adjourned for more than 24 hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section J of this Article II to the directors who were not present at the time of the adjournment.

Section O.      Action Without Meeting.

Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

Section P.      Sole Director Provided by Articles of Incorporation.

In the event only one director is required by these Bylaws or the Articles of Incorporation, any references herein to notices, waivers, consents, meetings or other actions by the majority or quorum of directors shall be deemed notice, waiver, etc. by such sole director, who shall have all the rights and duties and shall be entitled to exercise all the powers and shall assume all responsibilities otherwise herein described given to a Board.

Section Q.      Fees and Compensation of Directors.

Directors and members of committees may receive such compensation, if any, for their services and such reimbursement of expenses as may be fixed or determined by resolution of the Board. This Section Q shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee or otherwise, and receiving compensation for such service.

ARTICLE III

COMMITTEES; ADVISORY DIRECTORS

Section A.      Committees of Directors.

The Board may, by resolution adopted by a majority of the whole Board designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member at any meeting of such committee. Any committee, to the extent provided in such a resolution of the Board, shall have all the authority of the Board, except with respect to:

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(a)     The approval of any action that, under the California General Corporation Law, also requires shareholders' approval (under Section 153 of the California Corporations Code) or approval of the outstanding shares (under Section 152 of the California Corporations Code);

(b)     The filling of vacancies on the Board or in any committee;

(c)     The fixing of compensation of the directors for serving on the Board or on any committee;

(d)     The amendment or repeal of these bylaws or the adoption of new bylaws;

(e)     The amendment or repeal of any resolution of the Board that by its express terms is not so amendable or repealable;

(f)     A distribution to the shareholders of the Corporation (under Section 166 of the California Corporations Code), except at a rate or in a periodic amount or within a price range determined by the Board; and

(g)     The appointment of any other committees of the Board or the members of such committees.

Section B.      Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article II, Sections G (place of meetings), H (annual meetings), I (other regular meetings) J (special meetings), K (quorum), L (waiver of notice), M (adjournment), N (notice of adjournment), and O (action without meeting), with such changes in the context of these Bylaws as are necessary to substitute the committee and its members for the Board and its members, except that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; special meetings of committees also may be called by resolution of the Board; and notice of special meetings of committees also shall be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Section C.      Advisory Directors.

The Board from time to time may elect one or more persons to be advisory directors, who shall not by such appointment be members of the Board. Advisory directors shall be available from time to time to perform special assignments specified by the President, to attend meetings of the Board upon invitation and to furnish consultation to the Board. The period during which the title shall be held may be prescribed by the Board. If no period is prescribed, title shall be held at the pleasure of the Board.

ARTICLE IV

 OFFICERS

Section A.      Officers.

The officers of the Corporation shall include a President, a Chief Financial Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as may be appointed in accordance with the provisions of Section C of this Article IV. Any number of offices may be held by the same person.

Section B.      Election of Officers.

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section C or Section E of this Article IV, shall be chosen by the Board, and each shall serve at the pleasure of the Board, subject to the rights, if any, of any officer under any contract of employment.

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Section C.      Subordinate Officers.

The Board may appoint and remove, and may empower the President to appoint and remove, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

Section D.      Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board at any regular or special meeting or, except in the case of any officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of such notice or at any later time specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the resigning officer is a party.

Section E.      Vacancies in Offices.

A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.

Section F.      Chairman of the Board.

The Chairman of the Board, if such an officer be chosen, shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as from time to time may be assigned to him by the Board or prescribed by these Bylaws. If there is no President, the Chairman of the Board shall, in addition, be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section G of this Article IV.

Section G.      President.

Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, if there is such an officer, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Corporation. He shall preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, or if there is none, at all meetings of the Board. He shall have the general powers and duties of management usually vested in the office of President of a Corporation and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

Section H.      Vice Presidents.

In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board or, if not ranked, a Vice President designated by the Board, shall perform all the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them by the Board, the Chairman of the Board, the President or these Bylaws.

Section I.      Secretary.

The Secretary shall keep or cause to be kept, at the principal executive office or such other place as the Board may direct, a book of minutes of all meetings and actions of directors, committees of directors and shareholders, with the time and place of holding, whether regular or special and, if special, how authorized, the notice given, the names of those present at Board meetings and committee meetings, the number of shares present or represented at meetings of shareholders and the proceedings thereof.

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The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation's transfer agent or registrar, as determined by resolution of the Board, a share register or a duplicate share register showing the names of all shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all meetings of shareholders and of the Board required by these Bylaws or by law to be given, and he shall keep in safe custody the seal of the Corporation, if one is adopted, and shall have such other powers and perform such other duties as may be prescribed by the Board or by these Bylaws.

Section J.      Chief Financial Officer.

The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times be open to inspection by any director.

The Chief Financial Officer shall deposit all money and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board. He shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the President and directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board or these Bylaws.

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

Section A.      Indemnification of Directors and Officers.

The Corporation shall, to the maximum extent and in the manner permitted by the California General Corporation Law, indemnify each of its directors and officers against expenses (as defined in Section 317(a) of the California General Corporation Law), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the California General Corporation Law), arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Article V, a “director” or “officer” of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section B.      Indemnification of Others.

The Corporation shall have the power, to the extent and in the manner permitted by the California General Corporation Law, to indemnify each of its employees and agents (other than directors and officers) against expenses (as defined in section 317(a) of the California General Corporation Law), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the California General Corporation Law), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Article V, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

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Section C.      Payment of Expenses in Advance.

Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Article V or for which indemnification is permitted pursuant to this Article V following authorization thereof by the Board shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Article V.

Section D.      Indemnity Not Exclusive.

The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

Section E.      Insurance Indemnification.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article V.

Section F.      Conflicts.

No indemnification or advance shall be made under this Article V, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(i)     That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(ii)     That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

ARTICLE VI

MEETINGS OF SHAREHOLDERS

Section A.      Place of Meetings.

Meetings of shareholders shall be held at any place within or outside the State of California designated by the Board. In the absence of any such designation, meetings of shareholders shall be held at the principal executive office of the Corporation.

Section B.      Annual Meeting.

The annual meeting of shareholders shall be held on such date and at such time as the Board may determine. The annual meeting shall be held at the Corporation's principal offices or at any other location as may be determined by the Board. At each annual meeting, directors shall be elected and any other proper business may be transacted.

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Section C.      Special Meetings.

A special meeting of the shareholders may be called at any time by the Board, the Chairman of the Board, the President, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting.

If a special meeting is called by any person or persons other than the Board, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President, any Vice President or the Secretary. The officer receiving the request shall promptly cause notice to be given to the shareholders entitled to vote, in accordance with the provisions of Sections D and E of this Article VI, that a meeting will be held at the time requested by the person or persons calling the meeting, not fewer than 35 days or more than 60 days after the receipt of the request. If such notice is not given within 20 days after the receipt of the request, the person or persons requesting the meeting may give the notice in the manner provided in these Bylaws. Nothing contained in this paragraph of this Section C shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the Board may be held.

Section D.      Notice of Meetings of Shareholders.

All notices of meetings of shareholders shall be sent or otherwise given in accordance with Section E of this Article VI not less than 10 days or more than 60 days before the date of the meeting. Such notice shall specify the place, date, and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, or (ii) in the case of the annual meeting, those matters that the Board, at the time of giving the notice, intends to present for action by the shareholders. The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees whom, at the time of the notice, management intends to present for election.

If action is proposed to be taken at any meeting for approval of (i) a contract or transaction in which a director has a direct or indirect financial interest, pursuant to Section 310 of the Corporations Code of California, (ii) an amendment of the Articles of Incorporation, pursuant to Section 902 of such Code, (iii) a reorganization of the Corporation, pursuant to Section 1201 of such Code, (iv) a voluntary dissolution of the Corporation, pursuant to Section 1900 of such Code, or (v) a distribution other than in accordance with the rights of outstanding preferred shares, pursuant to Section 2007 of such Code, the notice shall also state the general nature of such proposal.

Section E.      Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of shareholders shall be given either personally or by first-class mail or telegraphic or other written communication, charges prepaid, addressed to each shareholder at the address of such shareholder appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. If no such address appears on the books of the Corporation or is given, notice shall be deemed to have been given if sent to a shareholder by first-class mail or telegraphic or other written communication at the location of the Corporation's principal executive office, or if published at least once in a newspaper of general circulation in the county where such office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

If any notice addressed to a shareholder at the address of such shareholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver such notice to such shareholder at such address, each future notice and report shall be deemed to have been duly given without further mailing if it shall be available to the shareholder on written demand by the shareholder at the principal executive office of the Corporation for a period of one year from the date of the giving of such notice or report.

An affidavit of the mailing or other means of giving any notice of any meeting of shareholders shall be executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice and shall be filed and maintained in the minutes book of the Corporation.

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Section F.      Nominations For Director.

Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, nor more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Article VI Section D of these bylaws, provided, however, that if 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.

Section G.      Quorum.

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at a meeting of shareholders shall constitute a quorum for the transaction of business at such meeting. The shareholders in attendance at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Section H.      Adjourned Meeting; Notice.

Any meeting of shareholders, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at such meeting, either in person or by proxy; but in the absence of a quorum, no other business may be transacted at such meeting, except as provided in Section F of this Article VI.

When any meeting of shareholders, annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed or unless the adjournment is for more than 45 days from the date set for the original meeting, in which case the Board shall set a new record date. Notice of any such adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections D and E of this Article VI. At any adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting.

Section I.      Voting.

The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section L of this Article VI, subject to the provisions of Sections 702 to 704, inclusive, of the California Corporations Code (relating to voting shares held by a fiduciary or in joint ownership). The shareholders' vote may be by voice vote or by ballot; provided, however, that any election of directors must be by ballot if demanded by any shareholder before the voting has begun. On any matter other than the election of directors, any shareholder may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal; but if a shareholder fails to specify the number of shares such shareholder is voting affirmatively, it shall be presumed conclusively that such shareholder's approving vote is with respect to all shares that such shareholder is entitled to vote. Except as provided in Section F of this Article VI, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by California General Corporation Law or the Articles of Incorporation.

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At a meeting of shareholders at which directors are to be elected, no shareholder shall be entitled to cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of such shareholder's shares) unless the candidates' names have been placed in nomination prior to commencement of the voting and a shareholder has given notice prior to commencement of the voting of such shareholder's intention to cumulate votes. If any shareholder has given such a notice, every shareholder entitled to vote may cumulate votes for candidates in the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled or distribute such shareholder's votes on the same principle among any or all of the candidates as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Section J.      Waiver of Notice or Consent by Absent Shareholders.

The transactions of any meeting of shareholders, annual or special, however called and noticed and wherever held, shall be as valid as though they had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after such meeting, each person entitled to vote who was not present in person or by proxy signs a written waiver of notice or a consent to a holding of such meeting or an approval of the minutes thereof. Such waiver of notice or consent need not specify either the business to be transacted or the purpose of any annual or special meeting of shareholders, except that if action is taken or proposed to be taken for approval of any of those matters specified in the second paragraph of Section D of this Article VI, the waiver of notice or consent shall state the general nature of the proposal. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Attendance by a person at a meeting shall also constitute a waiver of notice of such meeting, except that when the person objects at the beginning of the meeting to the transaction of any business thereat because such meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of such meeting if an objection is expressly made at such meeting.

Section K.      Shareholders Acting Without a Meeting; Filling Vacancies on Board.

Any action to elect directors which may be taken at a meeting of the shareholders may be taken without a meeting or notice of meeting if authorized by a writing signed by all of the shareholders entitled to vote at a meeting for such purpose and filed with the Secretary; provided further, that while ordinarily directors can only be elected by unanimous written consent under California Corporations Code Section 603(d), as to vacancy created by death, resignation or other causes, if the directors fail to fill a vacancy, then a director to fill that vacancy may be elected by the written consent of persons holding a majority of shares entitled to vote for the election of directors.

Section L.      Other Actions Without a Meeting.

Unless otherwise provided in the California General Corporation Law, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Unless the consents of all shareholders entitled to vote have been solicited in writing, and unless the unanimous written consent of all shareholders has been received, the Secretary shall give prompt notice of the corporate action approved by the shareholders without a meeting. Such notice shall be given in the manner specified in Section E of this Article VI. In the case of approval of (i) contracts or transactions in which a director has a direct or indirect financial interest, pursuant to Section 310 of the California Corporations Code, (ii) indemnification of agents of the Corporation, pursuant to Section 317 of such Code, (iii) a reorganization of the Corporation, pursuant to Section 1201 of such Code, and (iv) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, pursuant to Section 2007 of such Code, such notice shall be given at least 10 days before the consummation of any action authorized by such approval. Any shareholder giving a written consent or the shareholder's proxy holders or a transferee of the shares or a personal representative of the shareholder or their respective proxy holders may revoke the consent by a writing received by the Secretary before written consents of the number of shares required to authorize the proposed action have been filed with the Secretary but may not do so thereafter. Such revocation is effective upon its receipt by the Secretary.

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Section M.      Record Date for Shareholder Notice, Voting and Giving Consents.

For purposes of determining the shareholders entitled to receive notice of any meeting or to give consent to corporate action without a meeting, the Board may fix in advance a record date, which shall not be more than 60 days or less than 10 days before the date of any such meeting nor more than 60 days before any such action without a meeting. In this event, only shareholders of record on the date so fixed are entitled to receive notice and to vote or to give consents, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the California General Corporation Law.

If the Board does not so fix a record date:

(a)     The record date for determining shareholders entitled to receive notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the date on which the meeting is held; or

(b)     The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, (i) when no prior action by the Board has been taken, shall be the day on which the first written consent is given, or (ii) when prior action of the Board has been taken, shall be at the close of business on the day on which the Board adopts the resolution relating to that action or at the close of business on the sixtieth day before the date of such other action, whichever is later.

Section N.      Proxies.

Every shareholder entitled to vote for directors or on any other matter shall have the right to do so either in person or by one or more agents authorized by a proxy validly executed by the shareholder. A proxy may be executed by written authorization signed, or by electronic transmission authorized, by the shareholder or the shareholder's attorney-in-fact, giving the proxyholder(s) the power to vote the shareholder's shares. A proxy shall be deemed signed if the shareholder's name or other authorization is placed on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission or otherwise) by the shareholder or the shareholder's attorney-in-fact. A proxy may also be transmitted orally by telephone if submitted with information from which it may be determined that the proxy was authorized by the shareholder or the shareholder's attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it, before the vote pursuant to such proxy, by a writing delivered to the Corporation stating that such proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing such proxy; or (ii) written notice of the death or incapacity of the maker of such proxy is received by the Corporation before the vote pursuant to such proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven months from the date of the proxy unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Sections 705(e) and 705(f) of the Corporations Code of California.

Section O.      Inspectors of Election.

Before any meeting of shareholders, the Board may appoint any persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If no inspectors of election are so appointed, the chairman of the meeting may, and on the request of any shareholder or a shareholder's proxy shall, appoint inspectors of election at the meeting. The number of such inspectors shall be either one (1) or three (3). If such inspectors are appointed at a meeting on the request of one or more shareholders or proxies, the holders of a majority of shares or their proxies present at the meeting shall determine whether one (1) or three (3) inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and upon the request of any shareholder or a shareholder's proxy shall, appoint a person to fill that vacancy.

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Such inspectors shall:

(a)     Determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(b)     Receive votes, ballots or consents;

(c)     Hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d)     Count and tabulate all votes or consents;

(e)     Determine when the polls shall close;

(f)     Determine the result; and

(g)     Do any other acts that may be necessary or proper to conduct the election or vote with fairness to all shareholders.

ARTICLE VII

 RECORDS, REPORTS AND GENERAL CORPORATE MATTERS

Section A.      Maintenance and Inspection of Share Register.

The Corporation shall keep at its principal executive office or at the office of its transfer agent or registrar, if either be appointed, and as determined by resolution of the Board, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of shares held by each shareholder.

A shareholder or shareholders of the Corporation holding at least 5% in the aggregate of the outstanding voting shares of the Corporation may: (i) inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours, on five days' prior written demand on the Corporation, and/or (ii) obtain from the transfer agent of the Corporation, on written demand and on the tender of such transfer agent's usual charges for such list, a list of the names and addresses of the shareholders who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which such list has been compiled or as of a date specified by such shareholder or shareholders after the date of demand. Such list shall be made available to any such shareholder by the transfer agent on or before the later of five days after the demand is received or the date specified in the demand as the date as of which such list is to be compiled. The record of shareholders shall also be open to inspection on the written demand of any shareholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or as the holder of a voting trust certificate. Any inspection and copying under this Section A may be made in person or by an agent or attorney of the shareholder or a holder of a voting trust certificate making the demand.

Section B.      Maintenance and Inspection of Bylaws.

The Corporation shall keep at its principal executive office or if its principal executive office is not in the State of California, at its principal business office in the State of California, the original or a copy of these Bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours. If the principal executive office of the Corporation is outside the State of California and the Corporation has no principal business office in the State of California, the Secretary shall, upon the written request of any shareholder, furnish to such shareholder a copy of these Bylaws as amended to date.

Section C.      Maintenance and Inspection of Other Corporate Records.

The accounting books and records and minutes of proceedings of the shareholders and the Board and any committee or committees of the Board shall be kept at such place or places as may be designated by the Board or, in the absence of such designation, at the principal executive office of the Corporation. The minutes shall be kept in written form, and the accounting books and records shall be kept either in written form or in any other form capable of being converted into written form. The minutes and accounting books and records shall be open to inspection upon the written demand of any shareholder or holder of a voting trust certificate, at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or as a holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts. The rights of inspection set forth in this Section C shall extend to the equivalent records of each subsidiary Corporation of the Corporation.

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Section D.      Inspection by Directors.

Every director shall have the absolute right at any reasonable time to inspect all books, records and documents of every kind and the physical properties of the Corporation and each of its subsidiary Corporations. Such inspection by a director may be made in person or by an agent or attorney, and the right of inspection includes the right to copy and make extracts of all documents.

Section E.      Annual Report to Shareholders.

Provided the Corporation has 100 shareholders or less, the Annual Report to Shareholders referred to in Section 1501 of the General Corporation Law is expressly dispensed with, but nothing herein shall be interpreted as prohibiting the Board from issuing annual or other periodic reports to shareholders of the Corporation as they deem appropriate. Should the Corporation have 100 or more shareholders, an Annual Report must be furnished not later than 120 days after the end of each fiscal period.

Section F.      Financial Statements.

A copy of any annual financial statement and any income statement of the Corporation for each quarterly period of each fiscal year, and any accompanying balance sheet of the Corporation as of the end of each such period, that has been prepared by the Corporation shall be kept on file in the principal executive office of the Corporation for 12 months, and each such statement shall be exhibited at all reasonable times to any shareholder demanding an examination of any such statement or a copy shall be mailed to any such shareholder.

If a shareholder or shareholders holding at least 5% of the outstanding shares of any class of stock of the Corporation makes a written request to the Corporation for an income statement of the Corporation for the three-month, six-month or nine-month period of the then-current fiscal year ending more than 30 days before the date of the request and a balance sheet of the Corporation as of the end of such period, the Chief Financial Officer shall cause such statement to be prepared, if not already prepared, and shall deliver personally or mail such statement to the person making such request within 30 days after the receipt of such request. If the Corporation has not sent to the shareholders its annual report for the last fiscal year (and if such report is required to be sent in accordance with Section E of this Article VII), this report shall likewise be delivered or mailed to the shareholder or shareholders within 30 days after such request.

The Corporation shall also, on the written request of any shareholder, mail to the shareholder a copy of the last annual, semi-annual or quarterly income statement that it has prepared and a balance sheet as of the end of that period.

The quarterly income statements and balance sheets referred to in this Section F shall be accompanied by the report, if any, of any independent accountants engaged by the Corporation or the certificate of an authorized officer of the Corporation that the financial statements were prepared without audit from the books and records of the Corporation.

Section G.      Annual Statement of General Information.

The Corporation shall, within the statutorily required time period, file with the Secretary of State of California, on the prescribed form, a statement setting forth the authorized number of directors, the names and complete business or residence addresses of all incumbent directors, the names and complete business or residence addresses of the Chief Executive Officer, Secretary and Chief Financial Officer, the street address of its principal executive office or principal business office in this state and the general type of business constituting the principal business activity of the Corporation, together with a designation of the agent of the Corporation for the purpose of service of process and any other required information, all in compliance with Section 1502 of the Corporations Code of California.

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Section H.      Record Date for Purposes Other Than Notice and Voting.

For purposes of determining the shareholders entitled to receive any dividend or other distribution or allotment of any rights or entitled to exercise any rights with respect to any other lawful action (other than action by shareholders by written consent without a meeting), the Board may fix, in advance, a record date, which shall not be more than 60 days before any such action, and in such case only shareholders of record on the date so fixed are entitled to receive such dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date so fixed, except as otherwise provided in the California General Corporation Law.

If the Board does not so fix a record date, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the applicable resolution or the sixtieth day before the date of such action, whichever is later.

Section I.      Checks, Drafts, Evidence of Indebtedness.

All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Corporation shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board.

Section J.      Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these Bylaws, may authorize any officer, officers, agent or agents to enter into any contract or execute any instrument in the name of and for the Corporation; such authority may be general or confined to specific instances; and, unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

ARTICLE VIII

 CERTIFICATES AND TRANSFERS OF SHARES

Section A.      Certificates for Shares.

Certificates for shares shall be of such form and device as the Board may designate and shall state the name of the record holder of the shares represented thereby; its number and date of issuance; the number of shares for which it is issued; a statement of the rights, privileges, preferences and restrictions, if any; a statement as to the redemption or conversion, if any; a statement of liens or restrictions upon transfer or voting, if any; and if the shares be assessable, or if assessments are collectible by personal action, a plain statement of such facts.

Every certificate for shares must be signed by the Chairman of the Board or the President or a Vice President and the Chief Financial Officer or the Secretary or an Assistant Secretary, and must be authenticated by the signature of the President and Secretary or an Assistant Secretary. No certificate or certificates for shares are to be issued until such shares are fully paid, unless the Board authorizes the issuance of certificates or shares as partly paid, provided that such certificates shall state the amount of consideration to be paid therefore and the amount paid thereon.

Notwithstanding any other provision of these By-Laws that refers to certificates evidencing shares of the Corporation's outstanding shares of capital stock, shares of the Corporation may be evidenced by registration in the holder's name in uncertificated, book-entry form in accordance with the direct registration system approved by the United States Securities and Exchange Commission and by the principal securities exchange on which the stock of the Corporation may from time to time be traded, or as may be otherwise authorized by Section 416(b) of the California General Corporation Law or any successor statute, as any of the foregoing may be approved from time to time by the Board of Directors. Every holder of uncertificated shares of the Corporation shall be entitled to receive a statement of holdings as evidence of share ownership.

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Section B.      Transfer on the Books.

Upon surrender to the Secretary or transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction on its books.

Section C.      Lost or Destroyed Certificates.

Any person claiming a certificate or stock to be lost or destroyed shall make an affidavit or affirmation of that fact and shall, if the directors so require, give the Corporation a bond of indemnity, in the form and with one or more sureties satisfactory to the Board, in an amount satisfactory to the Board, whereupon a new certificate may be issued in the same manner and for the same number of shares as the one alleged to be lost or destroyed.

Section D.      Transfer Agents and Registrars.

The Board may appoint one or more transfer agents or transfer clerks and one or more registrars, which shall be an incorporated bank or trust company, either domestic or foreign, who shall be appointed at such times and places as the requirements of the Corporation may necessitate and the directors may designate.

Section E.      Legend Condition.

In the event any shares of this Corporation are issued pursuant to a permit or exemption therefrom requiring the imposition of a legend condition, the person or persons issuing or transferring said shares shall make sure said legend appears on the certificate and on the stub relating thereto in the stock record book and shall not be required to transfer any shares free of such legend unless an amendment to such permit to a new permit be first issued so authorizing said deletion.

ARTICLE IX

 AMENDMENTS

Section A.      Amendment by Shareholders.

New bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the Articles of Incorporation set forth the number of authorized directors of the Corporation, the authorized number of directors may be changed only by an amendment of such Articles of Incorporation.

Section B.      Amendment by Directors.

Subject to the rights of the shareholders as provided in Section A of this Article IX, bylaws, other than a bylaw or an amendment of a bylaw changing the authorized number of directors, may be adopted, amended or repealed by the Board.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify that:

(1)     I am the duly elected and acting Secretary of Pyramid Oil Company, a California corporation; and

(2)     The foregoing Bylaws, comprising 16 pages, constitute the Amended and Restated Bylaws of said Corporation as duly adopted by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name Corporation this 17th day of October, 2013.

/s/ Lee G. Christianson
Lee G. Christianson, Secretary

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Pyramid

Sections 204(a)(11) and 317 of the California General Corporation Law authorize Pyramid to indemnify, subject to the terms and conditions set forth therein, its directors, officers, employees and other agents against expenses, judgments, fines, settlements and other amounts that they may incur in connection with pending, threatened or completed lawsuits and other proceedings that are based upon their service as Pyramid directors, officers, employees or other agents or that are based upon their service as directors, officers, employees or other agents of certain other specified entities. The California General Corporation Law also provides that Pyramid is entitled to purchase indemnification insurance on behalf of any such director, officer, employee or agent. Article Seventh of Pyramid’s articles of incorporation permits it to indemnify its directors, officers, employees and other agents in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law. Article V of Pyramid’s bylaws requires it to indemnify its directors and officers against such expenses, judgments, fines, settlements and other amounts to the maximum extent permitted by applicable law.

Article Seventh of Pyramid’s articles of incorporation eliminates the personal liability of its directors for monetary damages for breach of their duties as directors to the fullest extent permitted under California law. Section 204(a)(10) of the California General Corporation Law provides that this provision does not eliminate the liability of a director for specified acts such as (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (3) any transaction from which the director derived an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its stockholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (6) unlawful dividends, loans or stock repurchases.

Pyramid has also entered into individual indemnity agreements with its directors and executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Pyramid.

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Item 21.    Exhibits

Exhibit No.	Description

2.1*	Amended and Restated Agreement and Plan of Merger and Reorganization dated as of August 1, 2014, by and among Yuma Energy, Inc., Pyramid Oil Company, Pyramid Delaware Merger Subsidiary, Inc., and Pyramid Merger Subsidiary, Inc. (included as Annex A to the proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

3.1*	Form of Restated Articles of Incorporation of Pyramid Oil Company (included as Annex F to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

3.2*	Amended and Restated Bylaws of Pyramid Oil Company (included as Annex H to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

5.1**	Opinion of TroyGould PC regarding the legality of the shares of the Registrant’s common stock to be registered under this Registration Statement.

8.1**	Tax Opinion of TroyGould PC.

10.1**	Amended and Restated Voting Agreement dated as of August 1, 2014, between Yuma Energy, Inc. and Michael D. Herman (included as Annex B to the proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.2**	Amended and Restated Voting Agreement dated as of August 1, 2014, by and among Pyramid Oil Company, Pyramid Merger Subsidiary, Inc., and the Persons listed on Schedule A thereto (included as Annex C to the proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.3**	Credit Agreement dated as of August 11, 2011, among Yuma Exploration and Production Company, Inc., as Borrower, Amegy Bank National Association, as Administrative Agent, and each of the lenders from time to time party thereto.

10.4**	First Amendment and Limited Waiver to Credit Agreement and Assignment effective as of September 21, 2012, among Yuma Exploration and Production Company, Inc., as Borrower, Amegy Bank National Association, as Administrative Agent and Assignor, Union Bank, N.A., as an Assignee and successor Administrative Agent and successor Issuing Bank, and each of the lenders party thereto.

10.5**	Second Amendment to Credit Agreement and Assignment effective as of February 13, 2013, among Yuma Exploration and Production Company, Inc., as Borrower, Union Bank, N.A., as Administrative Agent and Assignor, Societe General, as an Assignee and successor Administrative Agent and successor Issuing Bank, and each of the lenders party thereto.

10.6**	Third Amendment to Credit Agreement and Assignment effective as of May 20, 2013, among Yuma Exploration and Production Company, Inc., as Borrower, Union Bank, N.A., as Assignor, Societe General, as an Assignor and Administrative Agent and Issuing Bank, OneWest Bank, FSB, as Assignee, and each of the lenders party thereto.

10.7**	Fourth Amendment to Credit Agreement effective as of April 22, 2014, among Yuma Exploration and Production Company, Inc., as Borrower, Societe General, as Administrative Agent and Issuing Bank, and each of the lenders party thereto.

10.8**	Employment Agreement dated October 1, 2012, between Yuma Energy, Inc. and Sam L. Banks.

10.9**	Employment Agreement dated October 1, 2012, between Yuma Energy, Inc. and Michael F. Conlon.

10.10**	Employment Agreement dated June 15, 2014, between Yuma Energy, Inc. and Mark D. Hartman.

23.1**	Consent of SingerLewak LLP.

23.2**	Consent of MHA Petroleum Consultants.

23.3**	Consent of Grant Thornton LLP.

23.4**	Consent of TroyGould PC (included in opinion filed as Exhibit 5.1 and Exhibit 8.1).

23.5**	Consent of Netherland, Sewell & Associates, Inc.

23.6**	Consent of Pressler Petroleum Consultants, Inc.

24.1**	Powers of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-4, No. 333-197826, as filed with the SEC on August 4, 2014).

99.1**	Form of Proxy Card for Holders of Pyramid Common Stock.

99.2**	Form of Proxy Card for Holders of Yuma Common Stock and Preferred Stock.

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99.3**	Opinion of ROTH Capital Partners, LLC (included as Annex D to the proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

99.4**	Consent of ROTH Capital Partners, LLC.

99.5**	Report of MHA Petroleum Consultants dated February 12, 2014 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 10-K filed on March 31, 2014).

99.6**	Report of Netherland, Sewell & Associates, Inc. dated April 22, 2014.

99.7**	Consent of Sam L. Banks, as Director Nominee.

99.8**	Consent of James W. Christmas, as Director Nominee.

99.9**	Consent of Frank A. Lodzinski, as Director Nominee.

99.10**	Consent of Ben T. Morris, as Director Nominee.

99.11**	Consent of Richard K. Stoneburner, as Director Nominee.

99.12**	Consent of Richard W. Volk, as Director Nominee.

99.13*	ROTH Capital Partners presentation dated December, 2014.

99.14*	Consent of ROTH Capital Partners, LLC.

*	Filed herewith.
**	Previously filed.

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Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus: (i) that is filed pursuant to paragraph 4 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on August 7, 2014.

PYRAMID OIL COMPANY

By:	/s/ Michael D. Herman
Name:	Michael D. Herman
Title:	Chairman of the Board, Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on August 7, 2014.

Signature	Title

/s/ Michael D. Herman	Chairman of the Board, Director, Interim President and Chief Executive Officer
Michael D. Herman	(Principal Executive Officer)

/s/ Lee G. Christianson	Chief Financial Officer and Corporate Secretary
Lee G. Christianson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Rick D. Kasch	Director
Rick D. Kasch

/s/ Gary L. Ronning	Director
Gary L. Ronning

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